As filed with the Securities and Exchange Commission on January 13, 2011

Registration No. 333-171293

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PRIMUS TELECOMMUNICATIONS

GROUP, INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Delaware	4813	54-1708481
(State or other jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7901 Jones Branch Drive, Suite 900

McLean, VA 22102

(703) 902-2800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas D. Hickey

General Counsel and Secretary

Primus Telecommunications Group, Incorporated

7901 Jones Branch Drive, Suite 900

McLean, VA 22102

(703) 902-2800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

W. Lance Schuler Andrews Kurth LLP 600 Travis, Suite 4200 Houston, Texas 77002 (713) 220-4200	Christie A. Hill General Counsel and Secretary Arbinet Corporation 460 Herndon Parkway, Suite 150 Herndon, Virginia 20170 (703) 456-4100	Kemal Hawa Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. 701 Pennsylvania Ave., NW, Suite 900 Washington, DC 20004 (202) 434-7300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the closing of the merger described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered(1)	Amount To Be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(3)	Amount Of Registration Fee(4)
Common Stock, par value $0.001 per share	3,543,043	N/A	$51,176,016	$614

(1)	This registration statement relates to shares of common stock, par value $0.001 per share, of Primus Telecommunications Group, Incorporated, or Primus, issuable to holders of common stock, par value $0.001 per share, of Arbinet Corporation, or Arbinet, pursuant to the Agreement and Plan of Merger, dated November 10, 2010, as amended by Amendment No. 1 thereto dated December 14, 2010, by and among Primus, Arbinet and PTG Investments, Inc.
(2)	The maximum number of shares of Primus common stock issuable upon the completion of the merger described herein, determined by (x) taking the quotient of (a) $28,000,000 divided by (b) $9.5464, and (y) assuming that additional shares of Primus common stock are issued in the merger pursuant to the merger agreement.
(3)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated pursuant to Rules 457(f)(1) and 457(c) of the Securities Act. The proposed maximum aggregate offering price of the registrant’s common stock was calculated based upon the market value of shares of Arbinet common stock (the maximum number of securities to be canceled and exchanged in the merger) in accordance with Rule 457(c) under the Securities Act as follows: the product of (a) $8.44, the average of the high and low prices per share of Arbinet common stock on the NASDAQ Global Market on January 7, 2011, and (b) 6,063,509, the maximum possible number of shares of Arbinet common stock that may be canceled and exchanged in the merger as of January 7, 2011.
(4)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to (i) $71.30 per $1,000,000 with respect to $45,890,601 of the proposed maximum aggregate offering price, and (ii) $116.10 per $1,000,000 with respect to $5,285,415 of the proposed maximum aggregate offering price. A registration fee of $3,272 has been previously paid in connection with this registration statement.

The information in this joint proxy statement/prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

PRELIMINARY — SUBJECT TO COMPLETION, DATED JANUARY 13, 2011

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

The boards of directors of Primus Telecommunications Group, Incorporated, or Primus, and Arbinet Corporation, or Arbinet, have each approved an Agreement and Plan of Merger, dated as of November 10, 2010, as amended by Amendment No. 1 dated December 14, 2010, by and among Primus, Arbinet and PTG Investments, Inc., or the merger agreement, pursuant to which PTG Investments, Inc., a wholly owned subsidiary of Primus referred to as Merger Sub, will merge with and into Arbinet with Arbinet surviving the merger as a wholly owned subsidiary of Primus.

Primus and Arbinet will each hold a special meeting of its stockholders in connection with the proposed merger. At the Primus special meeting, Primus stockholders will be asked to consider and vote on a proposal to approve the issuance of shares of Primus common stock pursuant to the merger agreement and to approve the Primus Telecommunications Group, Incorporated Management Compensation Plan, as Amended. At the Arbinet special meeting, Arbinet stockholders will be asked to consider and vote on a proposal to approve and adopt the merger agreement.

If the merger is completed, each share of Arbinet common stock (other than shares subject to perfected appraisal rights) will be converted into the right to receive the number of shares of Primus common stock equal to an exchange ratio, which will be calculated as follows: (i) $28,000,000, which may be increased by the net proceeds of a sale of Arbinet’s patents and associated rights to a third party for cash, divided by (ii) the number of shares of Arbinet common stock issued and outstanding immediately prior to the consummation of the merger plus shares that may become issuable as Primus common stock at or after the closing of the merger in connection with Primus’s assumption of Arbinet’s outstanding warrants, options, stock appreciation rights and other equity awards (but excluding any issuable shares that are subject to Arbinet’s stock options and stock appreciation rights as of the closing of the merger and for which the exercise price or base price, respectively, is greater than the greater of (x) $6.05 per share of Arbinet common stock and (y) the closing stock price per share of Arbinet common stock on the day prior to the closing of the merger, and, with respect to Arbinet’s stock appreciation rights, including only the net number of shares of Arbinet common stock that will be issuable as calculated using the closing price of Arbinet common stock on the day prior to the closing of the merger), divided by (iii) $9.5464.

The actual exchange ratio cannot be determined until just before closing of the merger; however, assuming (i) the $28,000,000 base price is not increased in connection with any sale of patents and (ii) there are an aggregate of 5,722,267 shares of Arbinet common stock issued and outstanding and shares of Arbinet common stock issuable subject to Arbinet warrants and equity awards that meet the requirements described in the preceding paragraph (assuming a per share price of Arbinet common stock of $8.44 and that no shares are subject to a perfected appraisal process), the exchange ratio, as of January 7, 2011, would be expected to be 0.5126 or approximately one share of Primus common stock for 2.02 shares of Arbinet common stock owned. The actual exchange ratio may vary significantly from the ratio determined based on the assumptions above.

Primus stockholders will continue to own their existing shares of Primus common stock following the merger. We anticipate that, immediately following completion of the merger, and based on the same assumptions as described in the immediately preceding paragraph, Arbinet stockholders (by virtue of holding Arbinet common stock immediately prior to the effective time of the merger) would own approximately 22% of the outstanding shares of Primus common stock.

Primus’s common stock is currently quoted on the OTC Bulletin Board under the symbol “PMUG.” In connection with the merger, Primus is to use its reasonable best efforts to have its common stock listed for trading on the NASDAQ. Primus has submitted an application to list its common stock on the NASDAQ. However, there can be no assurances that such listing will be effected.

Arbinet’s common stock is currently listed on the NASDAQ Global Market under the symbol “ARBX.”

This document is a prospectus relating to shares of Primus common stock to be issued pursuant to the merger and a joint proxy statement for Primus and Arbinet to solicit proxies for their respective special meetings of stockholders. It contains answers to frequently asked questions and a summary of the important terms of the merger, the merger agreement and related matters, followed by a more detailed discussion.

For a discussion of certain significant matters that you should consider before voting on the proposed transaction, see “Risk Factors” beginning on page 38.

Neither the Securities and Exchange Commission, which is referred to as the SEC, nor any state securities regulatory authority has approved or disapproved of the merger or the securities to be issued under this joint proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosure in this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated January         , 2011, and is first being mailed to stockholders of Primus and Arbinet on or about January         , 2011.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

7901 Jones Branch Drive, Suite 900

McLean, VA 22102

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

TO BE HELD ON FEBRUARY 25, 2011

To the Stockholders of Primus Telecommunications Group, Incorporated:

We will hold a special meeting of the stockholders of Primus on February 25, 2011 at 9:00 a.m., Eastern time, at the Hilton McLean Tysons Corner located at 7920 Jones Branch Drive, McLean, VA 22102, for the following purposes:

1.	to consider and vote upon a proposal to approve the issuance of shares of Primus common stock pursuant to the Agreement and Plan of Merger, dated as of November 10, 2010, as amended by Amendment No. 1 thereto dated December 14, 2010, by and among Primus, PTG Investments, Inc., a wholly owned subsidiary of Primus referred to as Merger Sub, and Arbinet Corporation, as it may be amended from time to time, which provides for, among other things, the merger of Merger Sub with and into Arbinet with Arbinet surviving the merger as a wholly owned subsidiary of Primus;

2.	to consider and vote upon a proposal to approve the Primus Telecommunications Group, Incorporated Management Compensation Plan, as Amended; and

3.	to consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve either of the foregoing proposals.

In addition, Primus will transact any other business that may properly come before the special meeting, or any adjournment or postponement thereof, by or at the discretion of the board of directors of Primus.

Only holders of record of Primus common stock at the close of business on January 12, 2011, the record date for the special meeting, are entitled to receive this notice and to vote their shares at the special meeting or at any adjournment or postponement (to the extent permitted by law) of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

The approval of each of the proposals to issue shares of Primus common stock pursuant to the merger agreement and to approve the Primus Telecommunications Group, Incorporated Management Compensation Plan, as Amended, requires the affirmative vote of a majority of the total votes cast at the special meeting. Even if you plan to attend the special meeting in person, Primus requests that you complete, sign, date and return the enclosed proxy (or cast your vote by telephone or over the Internet by following the instructions on your proxy card) prior to the special meeting to ensure that your shares will be represented at the special meeting if you are unable to attend.

For more information about the merger, the other transactions contemplated by the merger agreement (including the issuance of shares of Primus common stock), and the Primus Telecommunications Group, Incorporated Management Compensation Plan, as Amended, please review the accompanying joint proxy statement/prospectus, including the merger agreement attached to it as Annex A, and the Primus Telecommunications Group, Incorporated Management Compensation Plan, as Amended, attached to it as Annex E.

Primus’s board of directors unanimously recommends that Primus stockholders vote “FOR” the proposal to approve the issuance of shares of Primus common stock pursuant to the merger agreement, “FOR” the proposal to approve the Primus Telecommunications Group, Incorporated Management Compensation Plan, as Amended, and “FOR” the adjournment of the Primus special meeting, if necessary or appropriate, to permit the solicitation of additional proxies.

By Order of the Board of Directors,

Thomas D. Hickey
General Counsel and Secretary

Dated: January         , 2011

IMPORTANT

Your vote is important. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope. You may also cast your vote by telephone or over the Internet by following the instructions on your proxy card. If you vote by telephone or over the Internet, you do not need to submit your proxy card. Remember, your vote is important, so please act today.

ARBINET CORPORATION

460 Herndon Parkway, Suite 150

Herndon, Virginia 20170

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF

ARBINET CORPORATION

TO BE HELD ON FEBRUARY 25, 2011

To the Stockholders of Arbinet Corporation:

We will hold a special meeting of the stockholders of Arbinet on February 25, 2011 at 10:00 a.m., Eastern time, at Arbinet’s headquarters located at 460 Herndon Parkway, Suite 150, Herndon, VA 20170, for the following purposes:

1.	to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 10, 2010, as amended by Amendment No. 1 thereto dated December 14, 2010, by and among Primus Telecommunications Group, Incorporated, PTG Investments, Inc., a wholly owned subsidiary of Primus referred to as Merger Sub, and Arbinet, as it may be amended from time to time, which provides for, among other things, the merger of Merger Sub with and into Arbinet with Arbinet surviving the merger as a wholly owned subsidiary of Primus; and

2.	to consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the proposal to approve and adopt the merger agreement.

In addition, Arbinet will transact any other business that may properly come before the special meeting, or any adjournment or postponement thereof, by or at the direction of the board of directors of Arbinet.

Only holders of record of Arbinet common stock at the close of business on January 12, 2011, the record date for the special meeting, are entitled to receive this notice and to vote their shares at the special meeting or at any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

The approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Arbinet common stock entitled to vote thereon. Even if you plan to attend the special meeting in person, Arbinet requests that you complete, sign, date and return the enclosed proxy (or cast your vote by telephone or over the Internet by following the instructions on your proxy card) prior to the special meeting to ensure that your shares will be represented at the special meeting if you are unable to attend. If you fail to attend the special meeting in person or by proxy, your shares will not be counted for purposes of determining whether a quorum is present at the meeting and it will have the same effect as a vote against the approval and adoption of the merger agreement, but will not affect the outcome of the vote regarding the proposal to adjourn the special meeting.

Attendance at the special meeting is limited to stockholders. If you hold shares in “street name” (that is, through a bank, broker, custodian or other nominee) and would like to attend the special meeting, you will need to bring an account statement or other acceptable evidence of ownership of shares of Arbinet common stock as of the record date. In addition, if you would like to attend the special meeting and vote in person, in order to vote, you must contact the person in whose name your shares are registered, obtain a proxy from that person and bring it to the special meeting. The use of cell phones, PDAs, pagers, recording and photographic equipment, camera phones and/or computers is not permitted in the meeting rooms at the special meeting.

For more information about the merger and the other transactions contemplated by the merger agreement, please review the accompanying joint proxy statement/prospectus and the merger agreement attached to it as Annex A.

Arbinet’s board of directors unanimously recommends that Arbinet’s stockholders vote “FOR” the approval and adoption of the merger agreement, which provides for, among other things, the merger of Merger Sub with and into Arbinet with Arbinet surviving the merger as a wholly owned subsidiary of

Primus, and “FOR” the adjournment of the Arbinet special meeting, if necessary or appropriate, to permit the solicitation of additional proxies. In considering the recommendation of Arbinet’s board of directors, stockholders of Arbinet should be aware that members of Arbinet’s board of directors and its executive officers have agreements and arrangements that provide them with interests in the merger that may be different from, or in addition to, those of Arbinet stockholders. See “The Merger — Interests of Certain Persons in the Merger that May be Different from Your Interests” beginning on page 123.

By Order of the Board of Directors,

Shawn F. O’Donnell
Chief Executive Officer and President

Dated: January         , 2011

IMPORTANT

Your vote is important. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope. You may also cast your vote by telephone or over the Internet by following the instructions on your proxy card. If you vote by telephone or over the Internet, you do not need to submit your proxy card. Please do not send any stock certificates at this time. Remember, your vote is important, so please act today.

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about Primus from other documents filed with the Securities and Exchange Commission, or the SEC, that are not included or delivered with this joint proxy statement/prospectus. See “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information” beginning on pages 182 and 183, respectively, of this joint proxy statement/prospectus.

Documents incorporated by reference are available to you without charge through the SEC’s web site (http://www.sec.gov) or by requesting them in writing or by telephone from Primus at the following address and telephone number:

Primus Telecommunications Group, Incorporated

Attention: Investor Relations

7901 Jones Branch Drive, Suite 900

McLean, Virginia 22012

(703) 748-8050

www.primustel.com

You will not be charged for any of these documents that you request. Primus and Arbinet stockholders requesting documents should do so no later than February 18, 2011 in order to receive timely delivery of the requested documents in advance of their respective special meeting.

VOTING BY TELEPHONE, INTERNET OR MAIL

Primus stockholders of record may submit their proxies by:

Telephone. You can vote by telephone by calling the toll-free number 1-800-690-6903 in the United States, Canada or Puerto Rico on a touch-tone telephone. You will then be prompted to enter the control number printed on your proxy card and to follow the subsequent instructions. Telephone voting is available 24 hours a day until 11:59 p.m., New York time, on February 24, 2011. If you vote by telephone, you do not need to return your proxy card or voting instruction card.

Internet. You can vote over the Internet by accessing the web site at http://www.proxyvote.com and following the instructions on the secure web site. Internet voting is available 24 hours a day until 11:59 p.m., New York time, on February 24, 2011. If you vote over the Internet, you do not need to return your proxy card or voting instruction card.

Mail. You can vote by mail by completing, signing, dating and mailing your proxy card or voting instruction card in the postage-paid envelope included with this joint proxy statement/prospectus.

Arbinet stockholders of record may submit their proxies by:

Telephone. You can vote by telephone by calling the toll-free number 1-866-853-9884 in the United States, Canada or Puerto Rico on a touch-tone telephone. You will then be prompted to enter the control number printed on your proxy card and to follow the subsequent instructions. Telephone voting is available 24 hours a day until 03:00 a.m., New York time, on February 25, 2011. If you vote by telephone, you do not need to return your proxy card or voting instruction card.

Internet. You can vote over the Internet by accessing the web site at http://www.proxyvotenow.com/arbx and following the instructions on the secure web site. Internet voting is available 24 hours a day until 03:00 a.m., New York time, on February 25, 2011. If you vote over the Internet, you do not need to return your proxy card or voting instruction card.

Mail. You can vote by mail by completing, signing, dating and mailing your proxy card or voting instruction card in the postage-paid envelope included with this joint proxy statement/prospectus.

If you hold your Primus or Arbinet shares through a bank, broker, custodian or other nominee:

Please refer to your proxy card or voting instruction form or the information forwarded by your bank, broker, custodian or other nominee to see which voting methods are available to you.

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are answers to common questions that you may have regarding the merger and your special meeting. Primus and Arbinet urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this joint proxy statement/prospectus. See “Incorporation of Certain Documents By Reference” and “Where You Can Find More Information” beginning on pages 182 and 183, respectively.

Q:	What will happen in the merger?

A:	The proposed merger will combine the businesses of Primus and Arbinet. At the effective time of the merger, a wholly owned subsidiary of Primus, referred to as Merger Sub, will merge with and into Arbinet. As a result of the merger, Arbinet will survive as a wholly owned subsidiary of Primus and Primus will continue as a public company. Promptly after the effective time of the merger, Primus intends to contribute Arbinet, as the surviving entity of the merger, to Primus Telecommunications Holding, Inc., a wholly owned subsidiary of Primus.

Q:	Why am I receiving this document?

A:	You are receiving this joint proxy statement because you are a stockholder of Primus or Arbinet. This joint proxy statement is being used by both the Primus and Arbinet boards of directors to solicit proxies of Primus and Arbinet stockholders, respectively, in connection with each entity’s special meeting of stockholders. In addition, this document is a prospectus being delivered to Arbinet stockholders because Primus is offering shares of its common stock to Arbinet stockholders in exchange for shares of Arbinet common stock in connection with the merger.

Q:	What are holders of Primus common stock being asked to vote on?

A:	Holders of Primus common stock are being asked to vote on the following proposals:

•	approve the issuance of shares of Primus common stock pursuant to the merger agreement;

•	approve the Primus Telecommunications Group, Incorporated Management Compensation Plan, as Amended; and

•

approve the adjournment of the special meeting, if necessary or appropriate, to permit the solicitation of additional proxies if there are insufficient votes at the time of the special meeting to approve either of the foregoing proposals.

Q:	What are holders of Arbinet common stock being asked to vote on?

A:	Holders of Arbinet common stock are being asked to vote on the following proposals:

•	approve and adopt the merger agreement; and

•

approve the adjournment of the special meeting, if necessary or appropriate, to permit the solicitation of additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement.

Q:	Why have Primus and Arbinet decided to merge?

A:	Primus and Arbinet believe that the merger will provide strategic and financial benefits to stockholders, customers and employees, including:

•	increased scale in a rapidly consolidating global telecommunications market;

•	increased cross-selling opportunities;

•

the potential to produce meaningful cost savings and operational synergies resulting primarily from the elimination of duplicative expenses related to maintaining public company status, compliance and exchange listing fees, as well as from other selling, general and administrative savings, headcount reductions and a reduction in the telecommunications costs of sales;

•	allowing customers access to more global rates at enhanced prices; and

•

access to additional traffic streams, enhanced voice traffic routing and termination, the increased ability to manage multiple segments of carrier customers, and additional market opportunities in the carrier services market.

For a more complete description of Primus’s and Arbinet’s reasons for the merger, see “The Merger — Reasons for the Merger — Arbinet” and “The Merger — Reasons for the Merger — Primus” beginning on pages 102 and 105, respectively.

Q:	What does the Primus board of directors recommend?

Primus’s board of directors unanimously recommends that Primus stockholders vote “FOR” the proposal to approve the issuance of shares of Primus common stock pursuant to the merger agreement, “FOR” the proposal to approve the Primus Telecommunications Group, Incorporated Management Compensation Plan, as Amended, and “FOR” the adjournment of the Primus special meeting, if necessary or appropriate, to permit the solicitation of additional proxies. See “The Merger — Reasons for the Merger — Primus” and “Approval of the Primus Telecommunications Group, Incorporated Management Compensation Plan, as Amended” beginning on pages 105 and 165, respectively.

Q:	What does the Arbinet board of directors recommend?

Arbinet’s board of directors unanimously recommends that Arbinet stockholders vote “FOR” the approval and adoption of the merger agreement and “FOR” the adjournment of the Arbinet special meeting, if necessary or appropriate, to permit the solicitation of additional proxies. For a more complete description of the recommendation of the Arbinet board of directors, see “The Merger — Reasons for the Merger — Arbinet” beginning on page 102.

Q:	Why is my vote important?

A:	If you do not return your proxy card by mail or submit your proxy by telephone or over the Internet or vote in person at your special meeting, it may be difficult for Primus or Arbinet to obtain the necessary quorum to transact business at its respective special meeting.

In connection with the Primus special meeting, abstentions and broker non-votes (a broker non-vote is an unvoted proxy submitted by a bank, broker, custodian or other nominee on a stockholder’s behalf) will be considered in determining the presence of a quorum. However, because abstentions and broker non-votes are not considered votes cast, they will not have any effect on the outcome of the vote with respect to each of the proposals to approve the issuance of shares of Primus common stock pursuant to the merger agreement and the Primus Telecommunications Group, Incorporated Management Compensation Plan, as Amended. With respect to the proposal to adjourn the Primus special meeting, if necessary or appropriate, to permit the solicitation of additional proxies, abstentions will have the same effect as a vote “AGAINST” any such proposal, and broker non-votes, because they are not considered voting power present, will have no effect on approval of such proposal.

In connection with the Arbinet special meeting, abstentions and broker non-votes will be considered in determining the presence of a quorum and will have the same effect as votes cast “AGAINST” the approval and adoption of the merger agreement. For any proposal to adjourn the special meeting, if necessary or appropriate, to permit the solicitation of additional proxies, abstentions will have the same effect as a vote “AGAINST” any such proposal if a quorum is not present, but will have no effect on such proposal if a quorum is present, and broker non-votes will have no effect on such proposal.

No matter how many shares you own, you are encouraged to vote.

Q:	When and where are the special meetings?

A:	The Primus special meeting will take place on February 25, 2011 at 9:00 a.m., Eastern time, at the Hilton McLean Tysons Corner located at 7920 Jones Branch Drive, McLean, VA 22102.

The Arbinet special meeting will take place on February 25, 2011 at 10:00 a.m., Eastern time, at Arbinet’s headquarters located at 460 Herndon Parkway, Suite 150, Herndon, VA 20170.

For additional information relating to the Primus and Arbinet special meetings, see “The Stockholder Meetings” beginning on page 159.

Q:	What will I receive in the merger in exchange for my shares of Arbinet common stock?

A:	If the merger is completed, each share of Arbinet common stock (other than shares subject to perfected appraisal rights and other than any shares of Arbinet held by Primus, Arbinet or any of their respective direct or indirect wholly owned subsidiaries, in each case except for any such shares held on behalf of third parties) will be converted into the right to receive the number of shares of Primus common stock equal to an exchange ratio, which will be calculated as follows: (i) $28,000,000, which may be increased by the net proceeds of a sale of Arbinet’s patents and associated rights to a third party for cash, divided by (ii) the number of shares of Arbinet common stock issued and outstanding immediately prior to the consummation of the merger plus shares that may become issuable as Primus common stock at or after the closing of the merger in connection with Primus’s assumption of Arbinet’s outstanding warrants, options, stock appreciation rights and other equity awards (but excluding any issuable shares that are subject to Arbinet’s stock options and stock appreciation rights as of the closing of the merger and for which the exercise price or base price, respectively, is greater than the greater of (x) $6.05 per share of Arbinet common stock and (y) the closing stock price per share of Arbinet common stock on the day prior to the closing of the merger, and, with respect to Arbinet’s stock appreciation rights, including only the net number of shares of Arbinet common stock that will be issuable as calculated using the closing price of Arbinet common stock on the day prior to the closing of the merger), divided by (iii) $9.5464. Throughout this joint proxy statement/prospectus, unless otherwise stated, “exchange ratio” refers to the exchange ratio as calculated in this paragraph. For a more complete description of what Arbinet stockholders will be entitled to receive pursuant to the merger, see “Terms of the Merger Agreement — Per Share Merger Consideration” beginning on page 134.

The actual exchange ratio cannot be determined until just before closing of the merger; however, assuming (i) the $28,000,000 base price is not increased in connection with any sale of patents and (ii) there are an aggregate of 5,722,267 shares of Arbinet common stock issued and outstanding and shares of Arbinet common stock issuable subject to Arbinet warrants and equity awards that meet the requirements described in the preceding paragraph (assuming a per share price of Arbinet common stock of $8.44 and that no shares are subject to a perfected appraisal process), the exchange ratio, as of January 7, 2011, would be expected to be 0.5126 or approximately one share of Primus common stock for 2.02 shares of Arbinet common stock owned. The actual exchange ratio may vary significantly from the ratio determined based on the assumptions above.

Q:	Are Arbinet stockholders entitled to appraisal rights?

A:	Arbinet stockholders may, under certain circumstances, be entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware, or the DGCL. However, if the Primus common stock to be issued in the merger is listed on the NASDAQ, then Primus and Arbinet believe and Primus will take the position that Arbinet stockholders will not be entitled to appraisal rights. Primus’s common stock is currently quoted on the OTC Bulletin Board under the symbol “PMUG.” In connection with the merger, Primus is to use its reasonable best efforts to have its common stock listed for trading on the NASDAQ. Primus has submitted an application to list its common stock on the NASDAQ. However, there can be no assurances that such listing will be effected.

If appraisal rights are available, holders of Arbinet common stock who do not vote in favor of the merger will have the right to seek appraisal of the fair value of their shares, but only if they submit a written demand for such an appraisal before the vote on the merger and comply with other Delaware law procedures. For more information regarding appraisal rights, see “The Merger — Appraisal Rights” beginning on page 128. In addition, a copy of Section 262 of the DGCL is attached to this joint proxy statement/prospectus as Annex D.

Q:	Can Arbinet sell its patents and thereby increase the merger consideration?

A:	Arbinet may, but is not required to, spin-off its patents and associated rights to its stockholders or sell such patents and associated rights to a third party for cash, referred to as an IP Sale, provided that any spin-off or IP Sale may not result in any residual liability to Arbinet or any of its subsidiaries (other than for costs, fees and expenses and tax liabilities) and all transaction costs, fees and expenses (which exclude the appraiser’s fees relating to an appraisal of the applicable patents and associated rights) and the gross tax liabilities of Arbinet (except to the extent offset by net operating losses) attributable to any such spin-off or IP Sale may not exceed $350,000 in the aggregate. In addition, prior to the consummation of any such spin-off or IP Sale, Arbinet must first grant Primus a royalty-free, worldwide, assignable (on a non-exclusive basis) and perpetual license to all of Arbinet’s patents and associated rights. The amount of any proceeds from an IP Sale, after deducting related transaction costs, fees and expenses and gross tax liabilities, may, at Arbinet’s discretion, be distributed to Arbinet’s stockholders prior to closing of the merger or added, dollar for dollar, to the $28,000,000 base merger consideration. There can be no assurance that Arbinet will effect any such spin-off of patents or IP Sale. For more information regarding a potential spin-off or IP Sale, see “Terms of the Merger Agreement — Potential Spin-off or Sale of Patents by Arbinet” beginning on page 134.

Q:	What vote is required to approve the merger agreement and related matters?

A:	For Primus, the affirmative vote of a majority of the total votes cast at the special meeting is required to approve each of the issuance of the shares of Primus common stock pursuant to the merger agreement and the Primus Telecommunications Group, Incorporated Management Compensation Plan, as Amended.

For Arbinet, the affirmative vote of a majority of its shares of common stock outstanding and entitled to vote as of the record date is required to approve and adopt the merger agreement.

Concurrently with the execution of the merger agreement, a significant stockholder of both Arbinet and Primus entered into a Stockholder Support and Voting Agreement with each of Primus and Arbinet, respectively (referred to as a Voting Agreement). Pursuant to the Voting Agreement with Primus, the stockholder has agreed, in its capacity as a stockholder of Arbinet, among other things, to vote its shares of Arbinet common stock in favor of the approval and adoption of the merger agreement. Pursuant to the Voting Agreement with Arbinet, the stockholder has agreed, in its capacity as a stockholder of Primus, among other things, to vote its shares of Primus common stock in favor of the issuance of shares of Primus common stock pursuant to the merger agreement. The shares subject to the Voting Agreement with Arbinet represent an aggregate of approximately 9.5% of the Primus common stock outstanding as of January 7, 2011, and the shares subject to the Voting Agreement with Primus represent an aggregate of approximately 23.1% of the Arbinet common stock outstanding as of January 7, 2011.

For additional information on the vote required to approve the merger and related matters, see “The Stockholder Meetings” beginning on page 159.

Q:	Is the consummation of the merger subject to any conditions other than the approval of the stockholders of Primus and Arbinet?

A:	Yes. In addition to stockholder approval, the consummation of the merger is contingent upon the following:

•	the absence of any governmental order or other legal restraint prohibiting, preventing or otherwise enjoining the consummation of the merger;

•	the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, and no pending stop order or proceeding seeking a stop order relating thereto;

•	subject to some exceptions, the receipt of any required approvals or authorizations of the merger from applicable governmental authorities, including the U.S. Federal Communications Commission;

•

the receipt of tax opinions from counsel for each of Primus and Arbinet to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which is referred to as the Code in this joint proxy statement/prospectus), and that each of Primus and Arbinet will be a party to the reorganization within the meaning of Section 368(b) of the Code; provided any permitted sale or spin-off of Arbinet’s patents and associated rights would not render it impossible for such counsels to provide such opinions; and

•	other customary conditions, including the absence of a material adverse effect on Primus or Arbinet.

Among other potential material adverse effects, a material adverse effect with respect to Arbinet will be deemed to have occurred if the sum of the cash and cash equivalents of Arbinet as of a defined determination date before closing of the merger, less (i) all indebtedness then outstanding and (ii) all unpaid transaction costs, fees and expenses and gross tax liabilities of Arbinet (except to the extent offset by net operating losses) attributable to an IP Sale or any spin-off of Arbinet’s patents and associated rights to its stockholders, is less than $9.5 million, which will be reduced by the actual transaction costs, fees and expenses and gross tax liabilities of Arbinet (except to the extent offset by net operating losses) attributable to such IP Sale or such spin-off that have been incurred and paid (provided that this reduction may not be greater than $350,000 in the aggregate), and which will exclude costs incurred by Arbinet in connection with the merger and the transactions contemplated by the merger agreement, which include the appraiser’s fees for the appraisal of Arbinet’s patents and associated rights.

In addition, the obligations of Primus to complete the merger are subject to:

•	the number of appraisal shares not exceeding 10% of the outstanding shares of Arbinet common stock; and

•	Arbinet having taken actions under its 2004 Stock Incentive Plan to cancel certain Arbinet stock options and stock appreciation rights.

Q:	When do Primus and Arbinet expect the merger to be consummated?

A:	Each of Primus and Arbinet is working to complete the merger as quickly as possible. Primus and Arbinet currently anticipate the merger to be completed by the end of February 2011, subject to obtaining stockholder approval and satisfying all the other closing conditions contained in the merger agreement.

Q:	What will happen to Arbinet’s warrants, stock options, restricted stock and other equity awards in the merger?

A:

At the effective time of the merger, each outstanding warrant and option to purchase shares of Arbinet common stock will be converted into a warrant or option, respectively, to acquire, on the same terms and conditions applicable to each share of Arbinet common stock, shares of Primus common stock with appropriate adjustments to be made to the number of shares and the exercise prices based on the exchange ratio and otherwise as set forth in the merger agreement. Each outstanding restricted stock award under Arbinet’s equity compensation plans will be converted into a restricted stock award relating to shares of Primus common stock, based on the exchange ratio in the merger agreement, on the same terms and conditions applicable to each share of Arbinet common stock. Similarly, each outstanding stock appreciation right, or SAR, under Arbinet’s equity compensation plans will be converted into an SAR to acquire, on the same terms and conditions applicable under such Arbinet SAR, shares of Primus common stock based on the exchange ratio in the merger agreement, on the same terms and conditions applicable to each share of Arbinet common stock. Immediately prior to the effective time of the merger, the performance targets under any outstanding performance share award of Arbinet for which the measurement date has not occurred will be deemed to have been achieved at the target performance level, and each share of restricted stock represented by such performance share award will be deemed to have been issued, and such performance share restricted stock award will be converted into a restricted stock award relating to shares of Primus common stock, based on the exchange ratio in the merger agreement. Each converted performance share restricted stock award will be subject to the same terms and conditions as were applicable under the award immediately prior to the effective time of the merger. Immediately prior to the effective time of the merger, each performance share award for which the measurement date has occurred and for which Arbinet has not issued the performance share restricted stock awards will be converted into a performance share award relating to the number of shares of Primus common stock equal to the product of (x) the number of shares of Arbinet common stock relating to such performance share award immediately prior to the effective time of the merger multiplied by (y) the exchange ratio, rounded down to the nearest whole share. Each such converted performance share award will be subject to the same terms, conditions and restrictions as were applicable under such performance share award immediately prior to the effective time of the merger.

For more information, see “Terms of the Merger Agreement — Treatment of Arbinet Warrants, Options, Restricted Stock and Other Equity Awards” on page 135.

Q:	Why is approval of the Primus Telecommunications Group, Incorporated Management Compensation Plan, as Amended, being proposed?

A:	Primus common stockholders will vote at the Primus special meeting on a proposal to approve the Primus Telecommunications Group, Incorporated Management Compensation Plan, as Amended, which includes plan amendments to (1) increase from 1,000,000 to 2,000,000 the number of shares of Primus common stock available for issuance, (2) provide for individual limits of cash awards, (3) amend the share counting provisions for awards paid out in cash or exercised with share withholding or share delivery features, (4) provide for an annual grant of 10,000 non-qualified stock options and 5,000 restricted stock units to non-employee directors, (5) provide that awards shall be made using the closing price of Primus common stock on the date of grant and (6) make certain conforming and updating changes. The Primus board of directors has approved the Primus Telecommunications Group, Incorporated Management Compensation Plan, as Amended, and has recommended that Primus stockholders approve at the Primus special meeting the Primus Telecommunications Group, Incorporated Management Compensation Plan, as Amended. As of January 7, 2011, 120,240 shares of Primus common stock remained available for issuance under the Primus Telecommunications Group, Incorporated Management Compensation Plan. For more detail, see “Approval of Primus Telecommunications Group, Incorporated Management Compensation Plan, as Amended” beginning on page 165.

Q:	What do I need to do now?

A:	After reading and considering carefully the information contained in this joint proxy statement/prospectus, please vote promptly by calling the toll-free number listed on your proxy card, accessing the Internet web site listed on your proxy card or completing, signing, dating and returning your proxy card in the enclosed postage-paid envelope. If you hold your stock in “street name” through a bank, broker, custodian or other nominee, you must direct your bank, broker, custodian or other nominee to vote in accordance with the instructions you have received from your bank, broker, custodian or other nominee. Submitting your proxy by telephone, Internet or mail or directing your bank, broker, custodian or other nominee to vote your shares will ensure that your shares are represented and voted at your special meeting. For additional information on voting procedures, see “The Stockholder Meetings” beginning on page 159.

Q:	How will my proxy be voted?

A:	If you vote by telephone, over the Internet or by completing, signing, dating and returning your signed proxy card, your proxy will be voted in accordance with your instructions. The proxy confers discretionary authority to the named proxies. Accordingly, if you complete, sign, date and return your proxy card and do not indicate how you want to vote, your shares will be voted as follows:

•	in the case of Primus, “FOR” approval of the issuance of Primus common stock pursuant to the merger agreement, “FOR” approval of the Primus Telecommunications Group, Incorporated Management

Compensation Plan, as Amended, and “FOR” the adjournment of the Primus special meeting, if necessary or appropriate, to permit the solicitation of additional proxies; and

•

in the case of Arbinet, “FOR” the approval and adoption of the merger agreement and “FOR” the adjournment of the Arbinet special meeting, if necessary or appropriate, to permit the solicitation of additional proxies.

For additional information on voting procedures, see “The Stockholder Meetings” beginning on page 159.

Q:	If my bank, broker, custodian or other nominee holds my shares in “street name,” will my bank, broker, custodian or other nominee automatically vote my shares for me?

A:	No. If you do not provide your bank, broker, custodian or other nominee with instructions on how to vote your “street name” shares, your bank, broker, custodian or other nominee will not be permitted to vote them on your behalf. Therefore, you should be sure to provide your bank, broker, custodian or other nominee with instructions on how to vote your shares, following the directions your bank, broker, custodian or other nominee provides to you. Please check the voting form used by your bank, broker, custodian or other nominee to see if the broker offers telephone or Internet voting.

Q:	What if I fail to instruct my bank, broker, custodian or other nominee?

A:	If you are a Primus stockholder and you fail to instruct your bank, broker, custodian or other nominee to vote your shares and the bank, broker, custodian or other nominee submits an unvoted proxy, referred to as a broker non-vote, the broker non-vote will be counted toward a quorum at the Primus special meeting, but will not be considered a vote cast with respect to, and thus have no effect on, the proposal to approve the issuance of shares of Primus common stock pursuant to the merger agreement and the proposal to approve the Primus Telecommunications Group, Incorporated Management Compensation Plan, as Amended. The broker non-vote also will not be considered voting power present and thus will have no effect on the proposal to adjourn the Primus special meeting, if necessary or appropriate, to permit the solicitation of additional proxies.

If you are an Arbinet stockholder and you fail to instruct your bank, broker, custodian or other nominee to vote your shares and the bank, broker, custodian or other nominee submits a broker non-vote, the broker non-vote will be counted toward a quorum at the Arbinet special meeting, and effectively will be treated as a vote “AGAINST” the proposal to approve and adopt the merger agreement; however, such broker non-vote will have no effect upon the proposal to adjourn the Arbinet special meeting, if necessary or appropriate, to permit the solicitation of additional proxies.

Q:	What does it mean if I receive more than one set of materials?

A:	This means you own shares of both Primus and Arbinet or you own shares of Primus or Arbinet that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker, or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return all of the proxy cards or follow the instructions for any alternative voting procedures on each of the proxy cards you receive in order to vote all of the shares you own. Each proxy card you receive will come with its own postage-paid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanied that proxy card.

Q:	What can I do if I want to change or revoke my vote?

A:	Regardless of the method you used to cast your vote, you may revoke your proxy or change your vote at any time before your proxy is voted at your special meeting. If you are a stockholder of record, you can do this by:

•

sending a written notice stating that you revoke your proxy to (i) the Secretary of Arbinet at 460 Herndon Parkway, Suite 150, Herndon, VA 20170, with respect to proxies submitted for the Arbinet special meeting, or (ii) the Secretary of Primus at 7901 Jones Branch Drive, Suite 900, McLean, VA 22102, with respect to proxies submitted for the Primus special meeting, as applicable, and in each case such written notice must bear a date later than the date of any proxy previously submitted and must be received prior to the applicable special meeting;

•

submitting a valid, later-dated proxy by mail, telephone or Internet that is received prior to the date of your special meeting (if a later-dated proxy is submitted and received in a timely manner according to the foregoing, any proxies previously submitted will be deemed revoked and only the later-dated proxy will be counted); or

•	attending your special meeting and voting by ballot in person (your attendance at the special meeting will not, by itself, revoke any proxy that you have previously given).

If you hold your shares in “street name” and wish to change or revoke your vote, please refer to the information on the voting instruction form included with these materials and forwarded to you by your bank, broker, custodian or other nominee to see your voting options.

For additional information on changing your vote, see “The Stockholder Meetings — Revocation of Proxies” beginning on page 163.

Q:	If I am a holder of Arbinet common stock with shares represented by stock certificates, should I send in my Arbinet stock certificates now?

A:	No. Please do not send in your Arbinet stock certificates with your proxy card. If the merger is completed, an exchange agent appointed by Primus will mail to you a letter of transmittal that will specify that Primus stock certificates will be delivered to you upon surrender of your Arbinet stock certificates to the exchange agent. Additional information on the procedures for exchanging certificates representing shares of Arbinet common stock is set forth under “Terms of the Merger Agreement — Surrender of Shares of Arbinet Common Stock” on page 137. If your shares of Arbinet common stock are held in “street name” by your broker or other nominee, you should follow your broker’s or nominee’s instructions as to how to surrender your “street name” shares and receive shares of Primus common stock issued in the merger.

Q:	Are there any risks in the merger that I should consider?

A:	Yes. There are risks associated with all business combinations, including the proposed merger. We have described certain of these risks and other risks in more detail under “Risk Factors” beginning on page 38.

Q:	Will Primus stockholders receive any shares as a result of the merger?

A:	No. Primus stockholders will continue to hold the Primus shares they currently own.

Q:	Where can I find more information about the companies?

A:

Both Primus and Arbinet file periodic reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facility. Please call the SEC at 1-800-SEC-0330 for information about this facility. This information is also available through the SEC’s web site at http://www.sec.gov and, with respect to Arbinet, at the offices of the NASDAQ. Both companies also maintain web sites. You can obtain Primus’s SEC filings at http://www.primustel.com and you can obtain Arbinet’s SEC filings at http://www.arbinet.com. We do not intend for information contained on or accessible through our respective web sites to be part of this joint proxy statement/prospectus, other than the documents that Primus files with the SEC that are incorporated by reference into this joint proxy statement/prospectus.

In addition, you may obtain some of this information directly from the companies. For a more detailed description of the information available, see “Where You Can Find More Information” beginning on page 183.

Q:	Whom should I contact if I have questions about the special meeting or the merger?

A:	If you are a Primus or Arbinet stockholder and have any questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instruction forms, you should contact the following information agent/proxy solicitor:

Georgeson Inc.

199 Water Street, 26th Floor

New York, NY 10038

Banks and Brokers call collect (212) 440-9800

Primus stockholders call toll-free (866) 219-9786

Arbinet stockholders call toll-free (877) 507-1756

If you have more questions about the merger, please call the Investor Relations Department of Primus at (703) 748-8050 or the Investor Relations Department of Arbinet at (703) 456-4100.

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms of the merger, you should read carefully this entire document and the other available information referred to under “Incorporation of Certain Documents By Reference” and “Where You Can Find More Information” beginning on pages 182 and 183, respectively. We encourage you to read the merger agreement, the legal document governing the merger, which is included as Annex A to this document and incorporated by reference herein. We have included page references in the discussion below to direct you to more complete descriptions of the topics presented in this summary.

The Companies (See pages 58 and 59)

Primus Telecommunications Group, Incorporated

Primus, a Delaware corporation incorporated in 1994, is an integrated facilities-based communications services provider offering a portfolio of international and domestic voice, wireless, Internet, VoIP, data, collocation, data center and outsourced managed services to customers located primarily in Australia, Canada, the United States and Brazil. Primus’s largest and primary markets are Australia and Canada where the company has deployed significant network infrastructure. Primus targets customers with significant telecommunications needs, including small- and medium-sized enterprises, multinational corporations, residential customers, and other telecommunication carriers and resellers, and provides these customers with services over Primus’s global, facilities-based network of IP soft switches, media-gateways, hosted IP/SIP platforms, broadband infrastructure, fiber capacity, and data centers located in Australia, Canada, the United States and Brazil. Leveraging this global network, Primus is one of the largest providers of international wholesale voice termination services to other telecommunications carriers and resellers.

Primus’s common stock is currently quoted on the OTC Bulletin Board under the symbol “PMUG.” In connection with the merger, Primus is to use its reasonable best efforts to have its common stock listed for trading on the NASDAQ.

Primus’s principal executive offices are located at 7901 Jones Branch Drive, Suite 900, McLean, Virginia 22102, its telephone number is (703) 902-2800 and its web site is www.primustel.com.

Arbinet Corporation

Arbinet, a Delaware corporation incorporated in 1996, is a provider of international voice, data and managed communications services for fixed, mobile and wholesale carriers. Arbinet offers these communication services through three primary voice-product offerings, including a spot exchange, a wholesale product called “Carrier Services” and a PrivateExchange product, which allows customers to create virtual connections with other customers.

Arbinet’s common stock is listed on the NASDAQ Global Market and trades under the symbol “ARBX.”

Arbinet’s principal executive offices are located at 460 Herndon Parkway, Suite 150, Herndon, Virginia 20170, its telephone number is (703) 456-4100 and its web site is www.arbinet.com.

PTG Investments, Inc.

PTG Investments, Inc., which is sometimes referred to as Merger Sub, is a Delaware corporation and a wholly owned subsidiary of Primus. Merger Sub was formed solely for the purpose of entering into the merger agreement. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger.

Merger Sub’s principal executive offices are located at 7901 Jones Branch Drive, Suite 900, McLean, Virginia 22102 and its telephone number is (703) 902-2800.

The Merger (See page 90)

Primus, Merger Sub and Arbinet have entered into the merger agreement. Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, Merger Sub will be merged with and into Arbinet, with Arbinet continuing as the surviving entity and a wholly owned subsidiary of Primus. Upon completion of the merger, Arbinet common stock will no longer be publicly traded.

If the merger is completed, each share of Arbinet common stock (other than shares subject to perfected appraisal rights and other than any shares of Arbinet held by Primus, Arbinet or any of their respective direct or indirect wholly owned subsidiaries, in each case except for any such shares held on behalf of third parties) will be converted into the right to receive the number of shares of Primus common stock equal to an exchange ratio, which will be calculated as follows: (i) $28,000,000, which may be increased by the net proceeds of a sale of Arbinet’s patents and associated rights to a third party for cash, divided by (ii) the number of shares of Arbinet common stock issued and outstanding immediately prior to the consummation of the merger plus shares that may become issuable as Primus common stock at or after the closing of the merger in connection with Primus’s assumption of Arbinet’s outstanding warrants, options, stock appreciation rights and other equity awards (but excluding any issuable shares that are subject to Arbinet’s stock options and stock appreciation rights as of the closing of the merger and for which the exercise price or base price, respectively, is greater than the greater of (x) $6.05 per share of Arbinet common stock and (y) the closing stock price per share of Arbinet common stock on the day prior to the closing of the merger, and, with respect to Arbinet’s stock appreciation rights, including only the net number of shares of Arbinet common stock that will be issuable as calculated using the closing price of Arbinet common stock on the day prior to the closing of the merger), divided by (iii) $9.5464.

The actual exchange ratio cannot be determined until just before closing of the merger; however, assuming (i) the $28,000,000 base price is not increased in connection with any sale of patents and (ii) there are an aggregate of 5,722,267 shares of Arbinet common stock issued and outstanding and shares of Arbinet common stock issuable subject to Arbinet warrants and equity awards that meet the requirements described in the preceding paragraph (assuming a per share price of Arbinet common stock of $8.44 and that no shares are subject to a perfected appraisal process), the exchange ratio, as of January 7, 2011 would be expected to be 0.5126 or approximately one share of Primus common stock for 2.02 shares of Arbinet common stock owned. The actual exchange ratio may vary significantly from the ratio determined based on the assumptions above.

The market value of the merger consideration ultimately received by Arbinet stockholders will depend on the closing price of Primus common stock on the day the merger is consummated. Because the market price of Primus common stock will fluctuate, Arbinet stockholders cannot be sure of the aggregate value of the merger consideration they will receive. See “Risk Factors — Risks Relating to the Merger — The calculation of the merger consideration is subject to adjustment for factors that may take place or will be measured at a time that is subsequent to the vote of the Arbinet stockholders, and thus Arbinet stockholders cannot be sure of the aggregate value of the merger consideration that they will receive.”

The merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference. You should read the merger agreement in its entirety because it is the legal document that governs the merger.

Potential Spin-off or Sale of Patents by Arbinet and Benefit to Arbinet’s Stockholders (See page 134)

Arbinet may, but is not required to, spin-off its patents and associated rights to its stockholders or sell such patents and associated rights to a third party for cash, referred to as an IP Sale, provided that any spin-off or IP Sale may not result in any residual liability to Arbinet or any of its subsidiaries (other than for costs, fees and expenses and tax liabilities) and all transaction costs, fees and expenses (which exclude the appraiser’s fees relating to an appraisal of the applicable patents and associated rights) and the gross tax liabilities of Arbinet

(except to the extent offset by net operating losses) attributable to any such spin-off or IP Sale may not exceed $350,000 in the aggregate. In addition, prior to the consummation of any such spin-off or IP Sale, Arbinet must first grant Primus a royalty-free, worldwide, assignable (on a non-exclusive basis) and perpetual license to all of Arbinet’s patents and their associated rights. The amount of any proceeds from an IP Sale, after deducting related transaction costs, fees and expenses and gross tax liabilities, may, at Arbinet’s discretion, be distributed to Arbinet’s stockholders prior to closing of the merger or added, dollar for dollar, to the $28,000,000 base merger consideration. There can be no assurance that Arbinet will effect any such spin-off of patents or IP Sale.

If, after the mailing date of this joint proxy statement/prospectus and before the closing of the merger, Arbinet elects to proceed with the spin-off of its patents and associated rights to its stockholders, then Arbinet would create a new wholly owned subsidiary, a Delaware corporation, into which Arbinet (including, to the extent applicable, through subsidiaries that may be holding patents) would contribute its patents and associated rights and a reasonable amount of cash to maintain the patents and associated rights. Arbinet would then proceed to mail to its stockholders an information statement containing the details of the new subsidiary and the spin-off transaction, which generally would include the separation of the patents and associated rights into the new subsidiary and the distribution of the shares of the new subsidiary by Arbinet to Arbinet’s stockholders as a pro-rata dividend. Arbinet does not currently intend that a public trading market develop in the shares of the new subsidiary that would be distributed to Arbinet’s stockholders in the spin-off. Rather, the shares of the new subsidiary would bear restrictions on transfer and resale, which will be strictly enforced to ensure that no public trading market in the shares develops, unless such stock is at some point in the future registered under Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The separation would result in the new subsidiary operating as an independent entity with the primary purpose of holding the patents and associated rights it receives from Arbinet, which would be described more fully in the information statement. It is anticipated that Arbinet would not have any ownership or other form of interest in the new subsidiary following the separation. Approval by Arbinet’s stockholders is not required as a condition to the completion of the spin-off transaction.

Treatment of Arbinet Warrants, Stock Options, Restricted Stock and Other Equity Awards (See page 135)

Arbinet will have taken all actions necessary under its 2004 Stock Incentive Plan to cancel, as of the effective time of the merger: (a) all outstanding stock options to purchase shares of Arbinet common stock with an exercise price that is, as of the effective time of the merger, in excess of the greater of (i) $6.05 and (ii) the closing stock price of Arbinet common stock on the NASDAQ on the last trading day immediately prior to the closing date of the merger; and (b) all outstanding stock appreciation rights with a base price that is, as of the effective time of the merger, in excess of the greater of (i) $6.05 and (ii) the closing stock price of Arbinet common stock on the NASDAQ on the last trading day immediately prior to the closing date of the merger.

At the effective time of the merger, each outstanding warrant and option to purchase shares of Arbinet common stock will be converted into a warrant or option, respectively, to acquire, on the same terms and conditions applicable to each share of Arbinet common stock, shares of Primus common stock with appropriate adjustments to be made to the number of shares and the exercise prices based on the exchange ratio and otherwise as set forth in the merger agreement. Each outstanding restricted stock award under Arbinet’s equity compensation plans will be converted into a restricted stock award relating to shares of Primus common stock, based on the exchange ratio in the merger agreement, on the same terms and conditions applicable to each share of Arbinet common stock. Similarly, each outstanding stock appreciation right, or SAR, under Arbinet’s equity compensation plans will be converted into an SAR to acquire, on the same terms and conditions applicable under such Arbinet SAR, shares of Primus common stock based on the exchange ratio in the merger agreement, on the same terms and conditions applicable to each share of Arbinet common stock. Immediately prior to the effective time of the merger, the performance targets under any outstanding performance share award of Arbinet for which the measurement date has not occurred will be deemed to have been achieved at the target performance level, and each share of restricted stock represented by such performance share award will be deemed to have been issued, and such performance share restricted stock award will be converted into a restricted stock award relating to shares of Primus common stock, based on the exchange ratio in the merger agreement. Each converted performance share restricted stock award will be subject to the same terms and conditions as were applicable under the award immediately prior to the effective time of the merger. Immediately prior to the effective time of the merger, each performance share award for which the measurement date has occurred and for which Arbinet has not issued the performance share restricted stock awards will be converted into a performance share award relating to the number of shares of Primus common stock equal to the product of (x) the number of shares of Arbinet common stock relating to such performance share award immediately prior to the effective time of the merger multiplied by (y) the exchange ratio, rounded down to the nearest whole share. Each such converted performance share award will be subject to the same terms, conditions and restrictions as were applicable under such performance share award immediately prior to the effective time of the merger.

Recommendation of the Primus Board of Directors (See page 105)

The Primus board of directors has determined that the terms and provisions of the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of the Primus stockholders, and has approved the merger agreement and the transactions contemplated by the merger agreement. The Primus board of directors unanimously recommends that Primus stockholders vote “FOR” the proposal to approve the issuance of shares of Primus common stock pursuant to the merger agreement, “FOR” the proposal to approve the Primus Telecommunications Group, Incorporated Management Compensation Plan, as Amended, and “FOR” the adjournment of the Primus special meeting, if necessary or appropriate, to permit the solicitation of additional proxies.

Recommendation of the Arbinet Board of Directors (See page 102)

The Arbinet board of directors has determined that the terms and provisions of the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Arbinet and its stockholders, and has approved the merger agreement and the transactions contemplated by the merger agreement. The Arbinet board of directors unanimously recommends that Arbinet stockholders vote “FOR” the proposal to approve and adopt the merger agreement and “FOR” the adjournment of the Arbinet special meeting, if necessary or appropriate, to permit the solicitation of additional proxies.

Opinion of Arbinet’s Financial Advisor (See page 110)

The Bank Street Group LLC, or Bank Street, rendered its opinion to Arbinet’s board of directors and special committee of the board of directors that, as of November 10, 2010, based upon and subject to the assumptions made, matters considered, qualifications and limitations set forth in its written opinion, the exchange ratio pursuant to the merger agreement is fair, from a financial point of view, to the holders of Arbinet common stock (other than Primus, Merger Sub, Karen Singer and any of their respective affiliates).

The full text of the written opinion of Bank Street, dated November 10, 2010, which sets forth assumptions made, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this joint proxy statement/prospectus. Bank Street provided its opinion for the information and assistance of Arbinet’s board of directors and special committee of the board of directors in connection with their consideration of the merger. The Bank Street opinion is not a recommendation as to how any holder of Arbinet’s common stock should vote with respect to the merger, adoption of the merger agreement or any other matter. The summary of the opinion of Bank Street set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

Opinion of Primus’s Financial Advisor (See page 117)

On November 10, 2010, Houlihan Lokey Capital, Inc., or Houlihan Lokey, rendered its oral opinion to Primus’s board of directors (which opinion was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated November 10, 2010), as to the fairness, from a financial point of view, to Primus, as of November 10, 2010, of the exchange ratio provided for in the merger pursuant to the merger agreement, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion.

Houlihan Lokey’s opinion was directed to Primus’s board of directors and only addressed the fairness from a financial point of view to Primus, as of November 10, 2010, of the exchange ratio provided for in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger. The summary of Houlihan Lokey’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and do not constitute, a recommendation to Primus’s board of directors or any stockholder as to how to act or vote with respect to the merger or related matters.

Board of Directors and Management of Primus Following the Merger (See page 123)

Primus’s board of directors and executive officers will remain the same following the merger as they are immediately before the merger becomes effective.

The Primus Special Meeting (See page 159)

Date, Time and Place

The Primus special meeting will be held on February 25, 2011 at 9:00 a.m., Eastern time, at the Hilton McLean Tysons Corner located at 7920 Jones Branch Drive, McLean, VA 22102.

Purpose

The purpose of the Primus special meeting is as follows:

•	to consider and vote upon a proposal to approve the issuance of shares of Primus common stock pursuant to the merger agreement, as it may be amended from time to time;

•	to consider and vote upon the Primus Telecommunications Group, Incorporated Management Compensation Plan, as Amended; and

•

to consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve either of the foregoing proposals.

In addition, Primus will transact any other business that may properly come before the special meeting, or any adjournment or postponement thereof, by or at the discretion of the Primus board of directors.

Primus’s board of directors unanimously recommends that Primus stockholders vote “FOR” the proposal to approve the issuance of shares of Primus common stock pursuant to the merger agreement, “FOR” the proposal to approve the Primus Telecommunications Group, Incorporated Management

Compensation Plan, as Amended, and “FOR” the adjournment of the Primus special meeting, if necessary or appropriate, to permit the solicitation of additional proxies.

Record Date and Quorum

You are entitled to vote at the Primus special meeting, or any adjournment or postponement (to the extent permitted by law) thereof, if you owned Primus common stock at the close of business on January 12, 2011, the record date for the Primus special meeting. You will have one vote for each share of Primus common stock that you owned on the record date. As of the record date, there were 9,816,463 shares of Primus common stock outstanding and entitled to vote. At the Primus special meeting, the holders of a majority of the total number of shares of Primus common stock outstanding and entitled to vote thereat, present in person or by proxy, will constitute a quorum.

Votes Required

The affirmative vote of a majority of the total votes cast by Primus stockholders at the Primus special meeting is required to approve the issuance of shares of Primus common stock pursuant to the merger agreement and to approve the Primus Telecommunications Group, Incorporated Management Compensation Plan, as Amended. Any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of Primus common stock representing a majority of the voting power present, in person or by proxy at the Primus special meeting, although less than a quorum. Abstentions and broker non-votes, as defined under “— Voting of Proxies” below, will be considered in determining the presence of a quorum. However, because abstentions and broker non-votes are not considered votes cast, they will not have any effect on the outcome of the vote with respect to each of the proposals to approve the issuance of shares of Primus common stock pursuant to the merger agreement and the Primus Telecommunications Group, Incorporated Management Compensation Plan, as Amended. With respect to the proposal to adjourn the Primus special meeting, if necessary or appropriate, to permit the solicitation of additional proxies, abstentions will have the same effect as a vote “AGAINST” any such proposal, and broker non-votes, because they are not considered voting power present, will have no effect on approval of such proposal.

Voting of Proxies

Any stockholder of record entitled to vote at the Primus special meeting may authorize a proxy by telephone, the Internet or by returning the enclosed proxy card by mail, or may vote in person by appearing at the Primus special meeting. If your shares of Primus common stock are held in “street name” by your bank, broker, custodian or other nominee, you should instruct your bank, broker, custodian or other nominee on how to vote your shares of Primus common stock using the instructions provided by your bank, broker, custodian or other nominee. If your bank, broker, custodian or other nominee cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority, this is referred to as a “broker non-vote.” Brokers do not have discretionary voting authority to vote on the proposals to issue shares of Primus common stock pursuant to the merger agreement, to approve the Primus Telecommunications Group, Incorporated Management Compensation Plan, as Amended, or to adjourn the special meeting. The effect of a broker non-vote is described above under “— Votes Required.”

If you fail to submit a proxy or vote in person at the Primus special meeting, or do not provide your bank, broker, custodian or other nominee with instructions, as applicable, your shares of Primus common stock will not be voted.

The Arbinet Special Meeting (See page 159)

Date, Time and Place

The Arbinet special meeting will be held on February 25, 2011 at 10:00 a.m., Eastern time, at Arbinet’s headquarters located at 460 Herndon Parkway, Suite 150, Herndon, VA 20170.

Purpose

The purpose of the Arbinet special meeting is as follows:

•	to consider and vote upon a proposal to approve and adopt the merger agreement, as it may be amended from time to time; and

•

to consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement.

In addition, Arbinet will transact any other business that may properly come before the special meeting, or any adjournment or postponement thereof, by or at the discretion of the board of directors of Arbinet.

Arbinet’s board of directors unanimously recommends that Arbinet’s stockholders vote “FOR” the approval and adoption of the merger agreement, which provides for, among other things, the merger of Merger Sub with and into Arbinet with Arbinet surviving the merger as a wholly owned subsidiary of Primus, and “FOR” the adjournment of the Arbinet special meeting, if necessary or appropriate, to permit the solicitation of additional proxies.

Record Date and Quorum

You are entitled to vote at the Arbinet special meeting, or any adjournment or postponement (to the extent permitted by law) thereof, if you owned shares of Arbinet common stock at the close of business on January 12, 2011, the record date for the Arbinet special meeting. You will have one vote for each share of Arbinet common stock that you owned on the record date. As of the record date there were 5,529,435 shares of Arbinet common stock outstanding and entitled to vote. At the Arbinet special meeting, the holders of a majority of the total number of shares of the Arbinet common stock outstanding and entitled to vote thereat, present in person or by proxy, will constitute a quorum.

Votes Required

The approval and adoption of the merger agreement by Arbinet stockholders requires the affirmative vote of the holders of a majority of the outstanding shares of Arbinet common stock entitled to vote thereon as of the record date. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to permit the solicitation of additional proxies requires the affirmative vote of the holders of shares of Arbinet common stock representing a majority of the total votes cast, in person or by proxy, at the Arbinet special meeting, if a quorum is present. However, if a quorum is not present, approval of such proposal would require the affirmative vote of the holders of shares of Arbinet common stock representing a majority of shares of Arbinet common stock present in person or by proxy at the Arbinet special meeting and entitled to vote on such proposal. Abstentions and broker non-votes, as defined under “— Voting of Proxies” below, will be considered in determining the presence of a quorum and will have the same effect as votes cast “AGAINST” the approval and adoption of the merger agreement. Abstentions will have the same effect as votes cast “AGAINST” the approval of the proposal to adjourn the special meeting, if necessary or appropriate, to permit the solicitation of additional proxies if a quorum is not present, but will have no effect on such proposal if a quorum is present. Broker non-votes will have no effect on approval of the proposal to adjourn the special meeting, if necessary or appropriate, to permit the solicitation of additional proxies.

Voting of Proxies

Any stockholder of record entitled to vote at the Arbinet special meeting may authorize a proxy by telephone, the Internet or by returning the enclosed proxy card by mail, or may vote in person by appearing at the Arbinet special meeting. If your shares of Arbinet common stock are held in “street name” by your bank, broker, custodian or other nominee, you should instruct your bank, broker, custodian or other nominee on how to vote your shares of Arbinet common stock using the instructions provided by your bank, broker, custodian or other nominee. If your bank, broker, custodian or other nominee cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your bank, broker, custodian or other nominee chooses not to vote on a matter for which it does have discretionary voting authority, this is referred to as a “broker non-vote.” Brokers do not have discretionary voting authority to vote on the proposal to approve and adopt the merger agreement or the proposal to adjourn the special meeting. The effect of a broker non-vote is described above under “— Votes Required”.

If you fail to submit a proxy or vote in person at the Arbinet special meeting, or do not provide your bank, broker, custodian or other nominee with instructions, as applicable, your shares of Arbinet common stock will not be voted. This will have the same effect as a vote against the proposal to approve and adopt the merger agreement and will have no effect on the approval of the proposal to adjourn the special meeting, if necessary or appropriate, to permit the solicitation of additional proxies.

Support and Voting Agreements (See page 161)

Concurrently with the execution of the merger agreement, a significant stockholder of both Arbinet and Primus entered into a Stockholder Support and Voting Agreement with each of Primus and Arbinet, respectively (referred to as a Voting Agreement). Pursuant to the Voting Agreement with Primus, the stockholder has agreed, in its capacity as a stockholder of Arbinet, among other things, to vote its shares of Arbinet common stock in favor of the approval and adoption of the merger agreement. Pursuant to the Voting Agreement with Arbinet, the stockholder has agreed, in its capacity as a stockholder of Primus, among other things, to vote its shares of Primus common stock in favor of the issuance of shares of Primus common stock pursuant to the merger agreement. The shares subject to the Voting Agreement with Arbinet represent an aggregate of approximately 9.5% of the Primus common stock outstanding as of January 7, 2011, and the shares subject to the Voting Agreement with Primus represent an aggregate of approximately 23.1% of the Arbinet common stock outstanding as of January 7, 2011.

Common Stock Ownership of Directors and Executive Officers

Primus. At the close of business on the record date for the Primus special meeting, the directors and executive officers of Primus and their affiliates beneficially owned and were entitled to vote 53,745 shares of Primus common stock, representing 0.55% in the aggregate of the shares of Primus common stock entitled to vote at the Primus special meeting. It is expected that Primus’s directors and executive officers will vote their shares “FOR” the issuance of Primus common stock pursuant to the merger agreement and “FOR” the approval of the Primus Telecommunications Group, Incorporated Management Compensation Plan, as Amended, although none of them has entered into any agreement requiring them to do so.

Arbinet. At the close of business of the record date for the Arbinet special meeting, the directors and executive officers of Arbinet and their affiliates beneficially owned and were entitled to vote 16,424 shares of Arbinet common stock, representing 0.30% in the aggregate of the shares of Arbinet common stock entitled to vote at the Arbinet special meeting. In the aggregate, these shares represent approximately 0.58% of the voting power necessary to approve and adopt the merger agreement at the special meeting. It is expected that Arbinet’s directors and executive officers will vote their shares “FOR” the approval and adoption of the merger agreement, although none of them has entered into any agreement requiring them to do so.

Risks Relating to the Merger (See page 38)

You should be aware of and consider carefully the risks relating to the merger described under “Risk Factors.” These risks include possible difficulties in combining two companies that have previously operated independently.

Material U.S. Federal Income Tax Consequences of the Merger (See page 152)

Arbinet and Primus expect the merger to be treated as a reorganization within the meaning of Section 368(a) of the Code. If the merger is treated as a reorganization, generally no gain or loss will be recognized by the stockholders of Arbinet for U.S. federal income tax purposes as a result of the merger (except with respect to cash received by Arbinet stockholders instead of fractional shares of Primus common stock). Although the merger is intended to qualify as a reorganization, a distribution by Arbinet of certain patents and associated rights (or the proceeds from a sale thereof) may prevent the merger from qualifying as a reorganization, in which case holders of Arbinet common stock would recognize gain or loss on the exchange of their Arbinet common stock for Primus common stock pursuant to the merger.

Please review carefully the information under the caption “Material U.S. Federal Income Tax Consequences of the Merger” for a description of the material United States federal income tax consequences of the merger. The tax consequences to you will depend on your own situation. Please consult your tax advisors for a full understanding of the tax consequences of the merger to you.

Accounting Treatment (See page 123)

The merger will be accounted for as an acquisition of Arbinet by Primus using the “acquisition” method of accounting.

Appraisal Rights (See page 128)

Arbinet stockholders will, under certain circumstances, be entitled under Delaware law to exercise appraisal rights and receive payment for the fair value of their Arbinet shares if the merger is completed. However, if the Primus common stock to be issued in the merger is listed on the NASDAQ, then Primus and Arbinet believe and Primus will take the position that Arbinet stockholders will not be entitled to appraisal rights. Primus’s common stock is currently quoted on the OTC Bulletin Board under the symbol “PMUG.” In connection with the merger, Primus is to use its reasonable best efforts to have its common stock listed for trading on the NASDAQ. Primus has submitted an application to list its common stock on the NASDAQ. However, there can be no assurances that such listing will be effected. Arbinet stockholders who wish to seek appraisal of their shares are in any case urged to seek the advice of counsel with respect to the availability of appraisal rights.

If appraisal rights are available, Arbinet stockholders who desire to exercise their appraisal rights must not vote in favor of the approval and adoption of the merger agreement, must submit a written demand for an appraisal before the vote on the approval and adoption of the merger agreement and must continue to hold their Arbinet shares through the effective date of the merger. Arbinet stockholders must also comply with other procedures as required by Section 262 of the DGCL. If appraisal rights are available, Arbinet stockholders who validly demand appraisal of their shares in accordance with the DGCL and do not withdraw their demand or otherwise forfeit their appraisal rights will not receive the merger consideration. Instead, after completion of the proposed merger, the Court of Chancery of the State of Delaware will determine the fair value of their shares exclusive of any value arising from the proposed merger. This appraisal amount will be paid in cash and could be more than, the same as or less than the value an Arbinet stockholder would be entitled to receive under the merger agreement.

The DGCL requirements for exercising appraisal rights are described in further detail in this joint proxy statement/prospectus, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex D.

Conditions to the Merger (See page 147)

The merger will be completed only if the conditions to the merger are satisfied or waived (if legally permissible), including, among others, the following:

•	the approval and adoption of the merger agreement by Arbinet’s stockholders;

•	the approval of the issuance of shares of Primus common stock pursuant to the merger agreement by Primus’s stockholders;

•	the absence of any governmental order or other legal restraint prohibiting, preventing or otherwise enjoining the merger;

•	the authorization of the FCC as described below under “Regulatory Requirements”;

•	the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part, and no pending stop order or proceeding seeking a stop order relating thereto;

•

the receipt of tax opinions from counsel for each of Primus and Arbinet to the effect that the merger will be treated as a reorganization under Section 368(a) of the Code and that each of Primus and Arbinet will be a party to the reorganization within the meaning of Section 368(b) of the Code; provided any permitted sale or spin-off of Arbinet’s patents and associated rights would not render it impossible for such counsels to provide such opinions; and

•	other customary conditions, including the absence of a material adverse effect on Primus or Arbinet.

Among other potential material adverse effects, a material adverse effect with respect to Arbinet will be deemed to have occurred if the sum of the cash and cash equivalents of Arbinet as of a defined determination date before closing of the merger, less (i) all indebtedness then outstanding and (ii) all unpaid transaction costs, fees and expenses and gross tax liabilities of Arbinet (except to the extent offset by net operating losses) attributable to an IP Sale or any spin-off of Arbinet’s patents and associated rights to its stockholders, is less than $9.5 million, which will be reduced by the actual transaction costs, fees and expenses and gross tax liabilities of Arbinet (except to the extent offset by net operating losses) attributable to such IP Sale or such spin-off that have been incurred and paid (provided that this reduction may not be greater than $350,000 in the aggregate), and which will exclude costs incurred by Arbinet in connection with the merger and the transactions contemplated by the merger agreement, which include the appraiser’s fees for the appraisal of Arbinet’s patents and associated rights.

In addition, the obligations of Primus to complete the merger are subject to:

•	the number of appraisal shares not exceeding 10% of the outstanding shares of Arbinet common stock; and

•

Arbinet having taken actions under its 2004 Stock Incentive Plan to cancel Arbinet stock options and stock appreciation rights that, as of the effective time of the merger, have an exercise price or base price, respectively, for Arbinet common stock in excess of the greater of (i) $6.05 and (ii) the closing stock price of Arbinet common stock on the NASDAQ on the last trading day prior to the closing date of the merger, in each case on a per share basis.

Either party to the merger agreement may choose to complete the merger even though a condition has not been satisfied if the law allows Arbinet and Primus to do so; however, neither Primus nor Arbinet can give any assurance regarding when or if all of the conditions to the merger will either be satisfied or waived or that the merger will occur as intended.

Regulatory Requirements (See page 132)

It is a condition to closing the merger that the parties have obtained the authorization of the U.S. Federal Communications Commission, or the FCC, for the transfer of control, resulting from the closing of the merger, of Arbinet and Arbinet Carrier Services, Inc., a wholly owned subsidiary of Arbinet. Arbinet and Arbinet Carrier Services, Inc. each holds an FCC authorization to be a U.S. international common carrier pursuant to Section 214 of the Communications Act of 1934, as amended.

Termination of the Merger Agreement (See page 149)

Primus and Arbinet can mutually agree to terminate the merger agreement at any time. Either Primus or Arbinet can unilaterally terminate the merger agreement in various circumstances, including the following:

•

if the merger has not occurred on or before May 31, 2011, but neither party may terminate the merger agreement if that party’s breach of any provision of the merger agreement has contributed to, or otherwise resulted in, the failure of the merger to occur on or before May 31, 2011;

•	if a court or other governmental authority issues a final, non-appealable order restraining, enjoining or otherwise prohibiting the merger;

•	if Arbinet’s stockholders fail to approve and adopt the merger agreement;

•	if Primus’s stockholders fail to approve the issuance of Primus common stock pursuant to the merger agreement; and

•

if the other party is in material breach of the merger agreement such that certain conditions set forth in the merger agreement are not capable of being satisfied and such breach is not cured prior to the earlier of 30 days after notice of the breach or May 31, 2011.

In addition, Arbinet may terminate the merger agreement if prior to the approval and adoption of the merger agreement by Arbinet’s stockholders, Arbinet’s board of directors has effected a change in its recommendation and authorized Arbinet to enter into a definitive agreement with respect to a superior proposal. Primus may terminate the merger agreement if Arbinet’s board of directors has effected a change in its recommendation.

Termination Fee (See page 150)

On a termination of the merger agreement under certain circumstances, Arbinet may be required to pay Primus a termination fee of $1,250,000. In addition, Arbinet is obligated to reimburse Primus for up to $750,000 of its expenses related to the merger if specified termination events occur. Similarly, Primus is obligated to reimburse Arbinet for up to $750,000 of its expenses related to the merger if specified termination events occur.

Interests of Certain Persons in the Merger that May be Different from Your Interests (See page 123)

Arbinet’s directors and certain of its executive officers have interests in the merger that may be different from, or in addition to, the interests of holders of Arbinet common stock. These interests include as of January 7, 2011:

•

for the non-employee directors of Arbinet, the accelerated vesting in connection with the merger of (i) options for an aggregate of 8,857 shares of Arbinet common stock with a weighted average exercise price of $7.12, and (ii) an aggregate of 4,915 shares of restricted Arbinet common stock;

•

for the executive officers of Arbinet, the accelerated vesting of (i) options for 18,750 shares of Arbinet common stock with a weighted average exercise price of $8.20, (ii) stock appreciation rights for an aggregate of 2,310 shares of Arbinet common stock with a weighted average base price of $6.52, (iii) an aggregate of 291 shares of restricted Arbinet common stock, and (iv) restricted stock units for an aggregate of 7,500 shares of Arbinet common stock;

•

for the executive officers of Arbinet, the potential award at target of an aggregate of 33,800 performance shares of Arbinet common stock in certain circumstances and the accelerated vesting of an aggregate of 16,900 performance shares of Arbinet common stock;

•

for the executive officers of Arbinet following the merger, upon termination in specified circumstances, the accelerated vesting of (i) options for 18,750 shares of Arbinet common stock with a weighted average exercise price of $8.20, (ii) stock appreciation rights for an aggregate of 2,310 shares of Arbinet common stock with a weighted average base price of $ 6.52, (iii) an aggregate of 292 shares of restricted Arbinet common stock, (iv) restricted stock units for an aggregate of 7,500 shares of Arbinet common stock, and (v) performance shares for an aggregate of 16,900 shares of Arbinet common stock; and

•	under certain circumstances, severance payments to the three executive officers of Arbinet of up to an aggregate of $1,180,000.

The amounts described above are based on an assumed merger completion date of January 7, 2011.

For a further discussion, see “The Merger — Interests of Certain Persons in the Merger that May be Different from Your Interests” beginning on page 123.

Arbinet’s board of directors was aware of these interests and considered them, among other matters, in making its recommendation. See “The Merger — Reasons for the Merger — Arbinet” beginning on page 102.

Acquisition Proposals (See page 143)

During the period beginning on November 10, 2010 and continuing until 11:59 p.m., Eastern time, on December 25, 2010, or the Go-Shop Period, Arbinet could initiate, solicit and encourage any alternative acquisition proposals from third parties, including by providing access to non-public information to such third parties and participate in discussions and negotiate with third parties with respect to alternative acquisition proposals. Except with respect to third parties from whom Arbinet received a written alternative acquisition proposal during the Go-Shop Period that Arbinet’s board of directors or a committee of the board of directors determined in good faith constitutes, or could reasonably be expected to constitute, a superior proposal (and there were no such superior proposals), starting at 12:00 a.m., Eastern time, on December 26, 2010, or the No-Shop Period Start Date, Arbinet and its subsidiaries will not, and Arbinet and its subsidiaries will direct their respective officers, directors, employees, investment bankers, attorneys, accountants, financial advisors, agents and other representatives not to, (i) continue any discussions or negotiations with any persons that may be ongoing with respect to an acquisition proposal, (ii) directly or indirectly initiate, solicit, knowingly encourage or knowingly facilitate an acquisition proposal, (iii) participate or engage in discussions or negotiations with, or disclose any non-public information to, any other party with respect to an acquisition proposal or (iv) accept an acquisition proposal. However, prior to obtaining adoption of the merger agreement by Arbinet’s stockholders, Arbinet or its board of directors may take any action described in clauses (iii) or (iv) above if Arbinet receives a written acquisition proposal from a third party and Arbinet’s board of directors determines in good faith (after consultation with a special committee of the board of directors and Arbinet’s financial advisors and outside legal counsel) that the proposal constitutes, or could reasonably be expected to result in, a transaction more favorable to Arbinet’s stockholders than the merger.

Prior to adoption of the merger agreement by Arbinet’s stockholders, and subject to certain conditions, Arbinet’s board of directors may effect a change in its recommendation of the merger in response to (i) a superior proposal or (ii) an intervening event if Arbinet’s board of directors concludes in good faith (after consultation with a special committee of the board of directors and Arbinet’s financial advisors and outside legal counsel) that a failure to withdraw its recommendation would breach its fiduciary duties under applicable law.

In general, the term “intervening event” means a material event or circumstance that was not known or reasonably foreseeable to the board of directors of Arbinet on the date of the merger agreement (or, if known, the consequences of which were not known to or reasonably foreseeable by such board of directors), which event or circumstance, or material consequences thereof, becomes known to the board of directors of Arbinet prior to the time at which Arbinet receives its stockholder approval of the merger agreement, but in no event will the receipt, existence or terms of an acquisition proposal for Arbinet constitute an intervening event.

Material Differences in the Rights of Stockholders (See page 155)

Primus and Arbinet are both Delaware corporations and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the Delaware General Corporation Law, or DGCL. If the merger is completed, your rights as stockholders of Primus will be governed by the DGCL, the certificate of incorporation of Primus and the bylaws of Primus. The rights of Primus stockholders contained in the certificate of incorporation and bylaws of Primus differ from the rights of Arbinet stockholders under the certificate of incorporation and bylaws of Arbinet, as more fully described in the section entitled “Comparison of Stockholder Rights” beginning on page 155.

Proposal to Approve the Primus Telecommunications Group, Incorporated Management Compensation Plan, as Amended (See page 165)

Primus’s stockholders are being asked to approve the Primus Telecommunications Group, Incorporated Management Compensation Plan, as Amended. As of January 7, 2011, 120,240 shares of Primus common stock remained available for issuance under the Primus Telecommunications Group, Incorporated Management Compensation, as Amended.

The Primus board of directors believes that approval of the Primus Telecommunications Group, Incorporated Management Compensation Plan, as Amended, is necessary in order to (1) attract, motivate and retain employees, independent contractors and non-employee directors, (2) give equity award recipients a sense of proprietorship and personal involvement in the development and financial success of Primus and (3) encourage equity award recipients to devote their best efforts to the business of Primus, thereby advancing the interests of Primus and its stockholders.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PRIMUS

The following table presents selected historical consolidated financial data of Primus. The consolidated statement of operations data for the six months ended December 31, 2009 and the consolidated balance sheet data as of December 31, 2009 have been derived from the audited consolidated financial statements of Primus Telecommunications Group, Incorporated and subsidiaries (“Primus” or the “Successor”) for such periods. The consolidated statements of operations data for the six months ended July 1, 2009 and for the years ended 2008 and 2007 and the consolidated balance sheet data as of December 31, 2008, 2007, 2006, and 2005 have been derived from the audited consolidated financial statements of Primus Telecommunications Group, Incorporated and subsidiaries (the “Predecessor”) for such periods. The consolidated statements of operations data for the years ended 2006 and 2005 have been derived from the Predecessor’s unaudited consolidated financial statements for such periods. The financial data as of and for the nine months ended September 30, 2010 and the financial data for the three months ended September 30, 2009 are derived from the Successor’s unaudited consolidated financial statements for those periods. Primus’s management believes that Primus’s interim unaudited financial statements have been prepared on a basis consistent with its audited financial statements and include all normal and recurring adjustments necessary for a fair presentation of the results for each interim period.

As of July 1, 2009, Primus adopted fresh-start accounting in accordance with Accounting Standards Codification (ASC) No. 852. The adoption of fresh-start accounting resulted in Primus becoming a new entity for financial reporting purposes. Accordingly, the financial statements on or prior to July 1, 2009 are not comparable with the financial statements for periods after July 1, 2009. The consolidated condensed statements of operations and any references to “Successor” for the six months ended December 31, 2009, show the operations of the reorganized company from and including July 1, 2009 through December 31, 2009. References to “Predecessor” refer to the operations of Primus prior to July 1, 2009, except for the Predecessor’s July 1, 2009 statements of operations, which reflect only the effect of the plan adjustments and fresh-start accounting as of such date and do not reflect any operating results.

The information in the following table is only a summary and is not indicative of the results of future operations of Primus. You should read the following information together with Primus’s Annual Report on Form 10-K for the year ended December 31, 2009, as amended by the Form 10-K/A filed with the SEC on April 28, 2010, and as amended and superseded in part by Primus’s Current Report on Form 8-K, filed with the SEC on December 20, 2010, Primus’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, respectively, and the other information that Primus has filed with the SEC, and incorporated by reference into this joint proxy statement/prospectus. See “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information” beginning on pages 182 and 183, respectively, of this joint proxy statement/prospectus.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Successor	Predecessor
	Six Months Ended December 31, 2009	Six Months Ended July 1, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005
NET REVENUE	$397,520	$365,245	$832,837	$829,342	$907,180	$973,703
OPERATING EXPENSES
Cost of revenue (exclusive of depreciation included below)	259,566	236,925	526,435	506,847	594,486	639,282
Selling, general and administrative	95,223	88,585	239,123	249,346	240,410	288,258
Depreciation and amortization	36,990	11,545	30,356	26,917	41,387	73,381
(Gain) loss on sale or disposal of assets	102	(43)	(5,966)	241	13,954	4,395
Asset impairment write-down	—	—	—	—	185,952	—

Total operating expenses	391,881	337,012	789,948	783,351	1,076,189	1,005,316

INCOME (LOSS) FROM OPERATIONS	5,639	28,233	42,889	45,991	(169,009)	(31,613)
INTEREST EXPENSE	(17,278)	(14,093)	(53,971)	(60,709)	(53,920)	(53,072)
(ACCRETION) AMORTIZATION ON DEBT PREMIUM/DISCOUNT, net	(3)	189	583	(449)	(1,732)	—
CHANGE IN FAIR VALUE OF DERIVATIVES EMBEDDED WITHIN CONVERTIBLE DEBT	—	—	—	—	5,373	—
GAIN (LOSS) FROM EARLY EXTINGUISHMENT OR RESTRUCTURING OF DEBT	(4,146)	—	36,872	(7,652)	7,409	(1,693)
GAIN (LOSS) FROM CONTINGENT VALUE RIGHTS VALUATION	(2,804)	—	—	—	—	—
INTEREST INCOME AND OTHER INCOME (EXPENSE), net	492	378	3,284	6,018	2,652	2,453
FOREIGN CURRENCY TRANSACTION GAIN (LOSS)	19,566	20,332	(46,378)	32,734	11,873	(6,254)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE REORGANIZATION ITEMS AND INCOME TAXES	1,466	35,039	(16,721)	15,933	(197,354)	(90,179)
REORGANIZATION ITEMS, net	(421)	424,825	—	—	—	—

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	1,045	459,864	(16,721)	15,933	(197,354)	(90,179)
INCOME TAX BENEFIT (EXPENSE)	10,180	(4,074)	739	9,264	(4,990)	(3,331)

INCOME (LOSS) FROM CONTINUING OPERATIONS	11,225	455,790	(15,982)	25,197	(202,344)	(93,510)
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, net of tax	(4,050)	15,081	(5,890)	(15,593)	(44,139)	(56,108)
GAIN (LOSS) FROM SALE OF DISCONTINUED OPERATIONS, net of tax	(110)	251	—	6,132	7,415	—

NET INCOME (LOSS)	7,065	471,122	(21,872)	15,736	(239,068)	(149,618)
Less: Net (income) loss attributable to the noncontrolling interest	(333)	32	(3,159)	—	1,110	381

NET INCOME (LOSS) ATTRIBUTABLE TO PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED	$6,732	$471,154	$(25,031)	$15,736	$(237,958)	$(149,237)

	Successor	Predecessor
	Six Months Ended December 31, 2009	Six Months Ended July 1, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005
BASIC INCOME (LOSS) PER COMMON SHARE:
Income (loss) from continuing operations attributable to Primus Telecommunications Group, Incorporated	$1.13	$3.19	$(0.13)	$0.19	$(1.79)	$(0.98)
Income (loss) from discontinued operations	(0.42)	0.11	(0.05)	(0.12)	(0.40)	(0.58)
Gain (loss) from sale of discontinued operations	(0.01)	—	—	0.05	0.07	—

Net income (loss) attributable to Primus Telecommunications Group, Incorporated	$0.70	$3.30	$(0.18)	$0.12	$(2.12)	$(1.56)

DILUTED LOSS PER COMMON SHARE:
Income (loss) from continuing operations attributable to Primus Telecommunications Group, Incorporated	$1.11	$2.63	$(0.13)	$0.14	$(1.79)	$(0.98)
Income (loss) from discontinued operations	(0.41)	0.09	(0.05)	(0.08)	(0.40)	(0.58)
Gain (loss) from sale of discontinued operations	(0.01)	—	—	0.03	0.07	—

Net income (loss) attributable to Primus Telecommunications Group, Incorporated	$0.69	$2.72	$(0.18)	$0.09	$(2.12)	$(1.56)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	9,600	142,695	142,643	128,771	112,366	95,384

Diluted	9,800	173,117	142,643	196,470	112,366	95,384

AMOUNTS ATTRIBUTABLE TO COMMON SHAREHOLDERS OF PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
Income (loss) from continuing operations, net of tax	$10,892	$455,822	$(19,141)	$25,197	$(201,234)	$(93,129)
Income (loss) from discontinued operations	(4,050)	15,081	(5,890)	(15,593)	(44,139)	(56,108)
Gain (loss) from sale of discontinued operations	(110)	251	—	6,132	7,415	—

Net income (loss)	$6,732	$471,154	$(25,031)	$15,736	$(237,958)	$(149,237)

	Successor		Predecessor
	Nine Months Ended September 30, 2010	Three Months Ended September 30, 2009	Six Months Ended July 1, 2009
NET REVENUE	$575,809	$194,946	$365,245
OPERATING EXPENSES
Cost of revenue (exclusive of depreciation included below)	366,809	126,889	236,925
Selling, general and administrative	149,549	47,132	88,585
Depreciation and amortization	49,703	18,740	11,545
(Gain) loss on sale or disposal of assets	(179)	36	(43)

Total operating expenses	565,882	192,797	337,012

INCOME (LOSS) FROM OPERATIONS	9,927	2,149	28,233
INTEREST EXPENSE	(26,661)	(8,747)	(14,093)
(ACCRETION) AMORTIZATION ON DEBT PREMIUM/DISCOUNT, net	(135)	—	189
GAIN (LOSS) FROM EARLY EXTINGUISHMENT OF DEBT	164	—	—
GAIN (LOSS) FROM CONTINGENT VALUE RIGHTS VALUATION	(2,392)	(4,229)	—
INTEREST INCOME AND OTHER INCOME (EXPENSE), net	617	160	378
FOREIGN CURRENCY TRANSACTION GAIN (LOSS)	10,212	13,448	20,332

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE REORGANIZATION ITEMS AND INCOME TAXES	(8,268)	2,781	35,039
REORGANIZATION ITEMS, net	1	(307)	424,825

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(8,267)	2,474	459,864
INCOME TAX BENEFIT (EXPENSE)	7,291	2,121	(4,074)

INCOME (LOSS) FROM CONTINUING OPERATIONS	(976)	4,595	455,790
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, net of tax	(7,681)	(2,110)	15,081
GAIN (LOSS) FROM SALE OF DISCONTINUED OPERATIONS, net of tax	(196)	(110)	251

NET INCOME (LOSS)	(8,853)	2,375	471,122
Less: Net (income) loss attributable to the noncontrolling interest	(104)	(210)	32

NET INCOME (LOSS) ATTRIBUTABLE TO PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED	$(8,957)	$2,165	$471,154

BASIC INCOME (LOSS) PER COMMON SHARE:
Income (loss) from continuing operations attributable to Primus Telecommunications Group, Incorporated	$(0.11)	$0.46	$3.19
Income (loss) from discontinued operations	(0.79)	(0.22)	0.11
Gain (loss) from sale of discontinued operations	(0.02)	(0.01)	—

Net income (loss) attributable to Primus Telecommunications Group, Incorporated	$(0.92)	$0.23	$3.30

DILUTED INCOME (LOSS) PER COMMON SHARE:
Income (loss) from continuing operations attributable to Primus Telecommunications Group, Incorporated	$(0.11)	$0.46	$2.63
Income (loss) from discontinued operations	(0.79)	(0.22)	0.09
Gain (loss) from sale of discontinued operations	(0.02)	(0.01)	—

Net income (loss) attributable to Primus Telecommunications Group, Incorporated	$(0.92)	$0.23	$2.72

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	9,711	9,600	142,695

Diluted	9,711	9,600	173,117

AMOUNTS ATTRIBUTABLE TO COMMON SHAREHOLDERS OF PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
Income (loss) from continuing operations, net of tax	$(1,080)	$4,385	$455,822
Income (loss) from discontinued operations	(7,681)	(2,110)	15,081
Gain (loss) from sale of discontinued operations	(196)	(110)	251

Net income (loss)	$(8,957)	$2,165	$471,154

Balance Sheet Data:

	Successor		Predecessor
	As of September 30, 2010	As of December 31, 2009	As of December 31,
(in thousands)			2008	2007	2006	2005
Total assets	$522,872	$558,914	$330,444	$460,403	$392,250	$641,089
Total long-term obligations (including current portion)	$244,109	$257,516	$604,837	$673,903	$644,074	$635,212
Total liabilities	$433,626	$459,005	$789,169	$907,943	$860,506	$877,423
Total Primus Telecommunications Group, Incorporated stockholders’ equity (deficit)	$89,246	$99,909	$(461,539)	$(447,540)	$(468,255)	$(236,334)

Discontinued Operations Data:

	Successor	Predecessor
	Six Months Ended December 31, 2009	Six Months Ended July 1, 2009	As of December 31,
(in thousands)			2008	2007	2006	2005
Net revenue	$26,813	$26,271	$66,876	$76,647	$109,939	$213,693
Operating expenses	$29,322	$27,408	$71,718	$91,187	$152,606	$261,999

Income (loss) from operations	$(2,509)	$(1,137)	$(4,842)	$(14,540)	$(42,667)	$(48,306)
Interest expense	$(45)	$(42)	$83	$(664)	$(255)	$(369)
Interest income and other income (expense), net	$(160)	$37	$52	$(314)	$(67)	$(474)
Foreign currency transaction gain (loss)	$(1,184)	$788	$(808)	$(41)	$(1,196)	$(6,292)
Reorganization items, net	$(14)	$15,269	$—	$—	$—	$—

Income (loss) before income tax	$(3,912)	$14,915	$(5,515)	$(15,559)	$(44,185)	$(55,441)
Income tax benefit (expense)	$(138)	$166	$(375)	$(34)	$46	$(667)

Income (loss) from discontinued operations	$(4,050)	$15,081	$(5,890)	$(15,593)	$(44,139)	$(56,108)

	Successor		Predecessor
	Nine Months Ended September 30, 2010	Three Months Ended September 30, 2009	Six Months Ended July 1, 2009
Net revenue	$35,430	$13,001	$26,271
Impairment of goodwill and long-lived assets	6,161	—	—
Operating expenses	38,386	14,530	27,408

Income (loss) from operations	(9,117)	(1,529)	(1,137)
Interest expense	(35)	(16)	(42)
Interest income and other income (expense), net	239	4	37
Foreign currency transaction gain (loss)	(639)	(533)	788
Reorganization items, net	—	—	15,269

Income (loss) before income tax	(9,552)	(2,074)	14,915
Income tax benefit (expense)	1,871	(36)	166

Income (loss) from discontinued operations	$(7,681)	$(2,110)	$15,081

Factors That Could Impact Reported Future Results

Certain portions of the consolidated financial data of Primus presented above have been derived from consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, the financial statements reflect all adjustments (all of which are of a normal and recurring nature), which are necessary to present fairly the financial position, results of operations, cash flows and comprehensive income (loss) for the interim periods. The results for Primus are not necessarily indicative of the results that may be expected for future periods.

In reviewing the results provided in the tables above, it is important to note that there were significant changes resulting from the adoption of fresh start accounting that affected Primus’s historical presentations and that will impact future results compared to pre-reorganization or “Predecessor” results, including significant changes in:

•	debt balances and associated interest expense;

•

taxes and the potential adverse cash flow effects of Primus’s obligation to pay additional taxes compared to prior periods, given the termination of significant net operating loss carry-forward credits in connection with Primus’s reorganization; and

•	depreciation and amortization, as triggered by Primus’s requirement to institute a new capital structure and fully re-measure its tangible and identifiable intangible assets.

In light of the foregoing, past Predecessor results should not be considered comparable and are not indicative of results for corresponding future Successor periods, and material differences in results of operations and liquidity may arise in the future as a result of these factors, in addition to the factors that could affect Primus’s business, as described in “Risk Factors” and “Cautionary Statements Concerning Forward-Looking Statements” on pages 38 and 55, respectively.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ARBINET

The following table presents selected historical consolidated financial and operating data of Arbinet. The financial data as of, and for the years ended, December 31, 2009, 2008, 2007, 2006 and 2005 are derived from Arbinet’s audited consolidated financial statements for those periods. The financial data as of, and for the nine months ended, September 30, 2010 and 2009 are derived from Arbinet’s unaudited condensed consolidated financial statements for those periods. Arbinet’s management believes that Arbinet’s interim unaudited financial statements have been prepared on a basis consistent with its audited financial statements and include all normal and recurring adjustments necessary for a fair presentation of the results for each interim period.

The information in the following table is only a summary and is not indicative of the results of future operations of Arbinet. You should read the following information together with Arbinet’s Financial Statements for the year ended December 31, 2009, and for the quarter ended September 30, 2010, beginning on page F-2 of this joint proxy statement/prospectus. You should also refer to the section entitled “Where You Can Find More Information” beginning on page 183 of this joint proxy statement/prospectus.

	Nine Months Ended September 30,		Year Ended December 31,

	2010	2009	2009	2008	2007	2006	2005
	(in thousands, except per share amounts)
Statements of Operations Data:
Trading revenues	$230,454	$231,019	$305,792	$418,492	$483,891	$495,115	$481,607
Fee revenues	23,452	26,001	33,684	48,356	50,058	47,863	48,848

Total revenues	253,906	257,020	339,476	466,848	533,949	542,978	530,455
Cost of trading revenues	230,601	231,170	305,696	418,890	484,116	495,159	481,200
Indirect cost of trading and fee revenues	10,788	13,843	18,132	19,698	20,380	17,118	15,888

Total cost of trading and fee revenues	241,389	245,013	323,828	438,588	504,496	512,277	497,088

Gross profit	12,517	12,007	15,648	28,260	29,453	30,701	33,367

Other operating expenses:
Sales and marketing	5,387	5,659	7,566	10,211	9,690	8,126	7,660
General and administrative	11,908	7,513	10,685	11,677	13,507	16,189	11,625
Depreciation and amortization	5,015	5,400	7,147	7,501	7,574	6,923	8,865
Severance charges	1,389	361	470	1,422	1,318	320	—
Restructuring (benefit) and other exit costs	—	—	629	—	(672)	—	(2,673)
Impairment charge	—	—	—	3,442	—	—	—
Reserve for litigation	—	—	—	—	1,940	507	—

Total other operating expenses	23,699	18,933	26,497	34,253	33,357	32,065	25,477

Income (loss) from operations	(11,182)	(6,926)	(10,849)	(5,993)	(3,904)	(1,364)	7,890
Interest income	58	107	122	948	2,744	3,135	1,780
Interest expense	(465)	(520)	(626)	(577)	(966)	(1,143)	(1,459)
Foreign currency transaction gain (loss)	(1,280)	2,081	2,331	(6,978)	74	1,013	(469)
Other income, net	(938)	237	321	287	553	329	339

Income (loss) from continuing operations before income taxes	(13,807)	(5,021)	(8,701)	(12,313)	(1,499)	1,970	8,081
(Benefit) provision for income taxes	62	197	(39)	392	232	2,013	(1,298)

Net income (loss) from continuing operations	(13,869)	(5,218)	(8,662)	(12,705)	(1,731)	(43)	9,379
Discontinued operations:
Income (loss) from discontinued operations, net of income tax	—	—	—	(2,228)	(5,210)	(346)	296

Net income (loss) attributable to common stockholders	$(13,869)	$(5,218)	$(8,662)	$(14,933)	$(6,941)	$(389)	$9,675

Net income (loss) per common share(1):
Basic	$(2.53)	$(0.96)	$(1.59)	$(2.50)	$(1.11)	$(0.06)	$1.57
Diluted	$(2.53)	$(0.96)	$(1.59)	$(2.50)	$(1.11)	$(0.06)	$1.50
Dividends per common share(1)	$—	$—	$—	$(1.60)	$—	$—	$—

(1)	On June 11, 2010, Arbinet effected a 1:4 reverse split of its common stock. The per common share amounts were multiplied by 4, accordingly.

	As of September 30,		As of December 31,
	2010	2009	2009	2008	2007	2006	2005
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$13,240	$18,345	$15,492	$16,224	$28,556	$32,986	$40,365
Marketable securities	$5,208	$6,264	$6,407	$7,926	$20,344	$30,051	$23,231
Total assets	$57,819	$66,933	$67,737	$79,358	$109,934	$132,522	$119,679
Loan payable and other long-term obligations	$5,083	$3,600	$3,600	$3,600	$7	$115	$1,031
Notes payable	$—	$—	$—	$—	$493	$561	$—
Due to Silicon Valley Bank	$—	$965	$2,014	$371	$285	$8,078	$—
Accumulated deficit	$(134,404)	$(117,091)	$(120,535)	$(111,873)	$(96,941)	$(89,964)	$(88,323)
Total stockholders’ equity	$28,479	$43,517	$40,332	$49,745	$79,661	$86,931	$85,770

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF PRIMUS

The following tables set forth certain selected unaudited pro forma condensed combined financial statement data of Primus after giving effect to the merger as if the merger had occurred on September 30, 2010 for balance sheet data and on January 1, 2009 for statement of operations data.

The unaudited pro forma condensed combined financial statement data in the table below should be read in conjunction with the historical financial statements of Primus and Arbinet that are included or incorporated by reference in this joint proxy statement/prospectus and the unaudited pro forma condensed combined financial statements beginning on page F-54. The unaudited pro forma condensed combined financial statements are provided for informational purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates set forth above, nor are they indicative of the future results or financial position of the combined company.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Pro Forma
	Year Ended December 31, 2009	Nine Months Ended September 30, 2010
NET REVENUE	$1,092,217	$819,063
OPERATING EXPENSES
Cost of revenue (exclusive of depreciation included below)	798,018	592,491
Selling, general and administrative	215,436	172,769
Depreciation and amortization	78,224	55,158
(Gain) loss on sale or disposal of assets	59	(179)

Total operating expenses	1,091,737	820,239

INCOME (LOSS) FROM OPERATIONS	480	(1,176)
INTEREST EXPENSE	(35,022)	(26,661)
(ACCRETION) AMORTIZATION ON DEBT PREMIUM/DISCOUNT, net	(3)	(135)
GAIN (LOSS) ON EARLY EXTINGUISHMENT OR RESTRUCTURING OF DEBT	(4,146)	164
GAIN (LOSS) FROM CONTINGENT VALUE RIGHTS VALUATION	(2,804)	(2,392)
INTEREST INCOME AND OTHER INCOME (EXPENSE)	1,313	(263)
FOREIGN CURRENCY TRANSACTION GAIN (LOSS)	42,229	8,932

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	2,047	(21,531)
INCOME TAX BENEFIT (EXPENSE)	11,227	7,229

INCOME (LOSS) FROM CONTINUING OPERATIONS	13,274	(14,302)

BASIC INCOME (LOSS) PER COMMON SHARE:
Income (loss) from continuing operations attributable to Primus Telecommunications Group, Incorporated	$1.04	$(1.15)

DILUTED INCOME (LOSS) PER COMMON SHARE:
Income (loss) from continuing operations attributable to Primus Telecommunications Group, Incorporated	$1.02	$(1.15)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	12,434	12,545

Diluted	12,733	12,545

AMOUNTS ATTRIBUTABLE TO COMMON SHAREHOLDERS OF PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
Income (loss) from continuing operations, net of tax	$13,274	$(14,302)
Net (income) loss attributable to the noncontrolling interest	(301)	(104)

Income (loss) from continuing operations, net of tax and net (income) loss attributable to the noncontrolling interest	$12,973	$(14,406)

Balance Sheet Data:

Pro Forma
As of September 30, 2010
(in thousands)
Total assets	$585,073
Total long-term obligations (including current portion)	244,228
Total liabilities	459,329
Total Primus Telecommunications Group, Incorporated stockholders’ equity (deficit)	125,744

UNAUDITED COMPARATIVE PER SHARE INFORMATION

The following table sets forth selected historical and unaudited pro forma combined per share information of Primus and Arbinet.

Pro Forma Combined Per Share Information of Primus. The unaudited pro forma combined per share information of Primus below gives effect to the merger under the acquisition method of accounting, as if the merger had been effective on January 1, 2009, in the case of net income per share and cash dividends per share data, and September 30, 2010, in the case of book value per share data, and assuming that 0.5126 of a share of Primus common stock had been issued in exchange for each outstanding share of Arbinet common stock.

The accounting for an acquisition of a business is based on the authoritative guidance for business combinations. Acquisition accounting requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Acquisition accounting is dependent upon certain valuations of Arbinet’s assets and liabilities and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments reflect the assets and liabilities of Arbinet at their preliminary estimated fair values. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the unaudited pro forma combined per share information set forth in the following table.

The unaudited pro forma combined per share information of Primus does not purport to represent the actual results of operations that Primus would have achieved had the companies been combined during these periods or to project the future results of operations that Primus may achieve after the merger.

Historical Per Share Information of Primus and Arbinet. The historical per share information of each of Primus and Arbinet below is derived from the audited financial statements as of, and for the six months ended, December 31, 2009 for Primus and as of, and for the year ended, December 31, 2009 for Arbinet, and the unaudited condensed consolidated financial statements as of, and for the nine months ended, September 30, 2010 for each such company.

Equivalent Pro Forma Combined Per Share Information of Arbinet. The unaudited equivalent pro forma combined per share amounts of Arbinet below are calculated by multiplying the unaudited pro forma combined per share amounts of Primus by 0.5126.

Generally. You should read the information below in conjunction with the selected historical financial information included elsewhere in this joint proxy statement/prospectus and the historical financial statements of Primus and Arbinet and related notes that are included in, or incorporated by reference into, this joint proxy statement/prospectus. See “Selected Historical Consolidated Financial Data of Primus,” “Selected Historical Consolidated Financial Data of Arbinet,” “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information” beginning on pages 23, 29, 182 and 183, respectively.

	Nine Months Ended September 30, 2010	Six Months Ended December 31, 2009(4)	Year Ended December 31, 2009
Primus historical
Income (loss) per share from continuing operations — basic	$(0.11)	$1.13	n/a
Income (loss) per share from continuing operations — diluted	(0.11)	1.11	n/a
Cash dividends per common share	—	—	n/a
Book value per share at period end(2)	9.16	n/a	n/a

Primus pro forma combined
Income (loss) per share from continuing operations — basic	$(1.15)	n/a	$1.04
Income (loss) per share from continuing operations — diluted	(1.15)	n/a	1.02
Cash dividends per common share(1)	—	n/a	—
Book value per share at period end(2)	10.00	n/a	n/a

Arbinet historical
Income (loss) per share from continuing operations — basic	$(2.53)	n/a	$(1.59)
Income (loss) per share from continuing operations — diluted	(2.53)	n/a	(1.59)
Cash dividends per common share	—	n/a	—
Book value per share at period end(2)	5.17	n/a	7.39

Arbinet pro forma (equivalent)(3)
Income (loss) per share from continuing operations — basic	$(1.30)	n/a	$(0.81)
Income (loss) per share from continuing operations — diluted	(1.30)	n/a	(0.81)
Cash dividends per common share	—	n/a	—
Book value per share at period end(2)	2.65	n/a	3.79

(1)	Same as Primus’s historical, since no change in dividend policy is expected as a result of the merger.
(2)	Historical book value per share is calculated by dividing stockholders’ equity by the number of Primus or Arbinet common shares outstanding at the end of the period. Pro forma book value per share is computed by dividing pro forma stockholders’ equity by the pro forma number of Primus common shares — basic outstanding at the end of the period. Book value per share is required to be presented on a pro forma basis only for the most recent balance sheet date — September 30, 2010.
(3)	Amounts are calculated by multiplying the Arbinet historical pro forma combined per share amounts by 0.5126.
(4)	Presents Successor results only for Primus for the six months ended December 31, 2009 as related to the operations of the reorganized Primus and as related to Primus’s New Common Stock (as defined on the following page). On June 30, 2009, shares of Primus’s Old Common Stock (as defined on the following page) were cancelled pursuant to the terms of the Plan of Reorganization, and 9,600,000 shares of New Common Stock were issued. Primus has no continuing obligations with respect to the Old Common Stock as presented in Primus’s predecessor data.

COMPARATIVE PRIMUS AND ARBINET MARKET PRICE AND DIVIDEND DATA

Market Price

Shares of Primus common stock have been quoted on the OTC Bulletin Board under the symbol “PMUG” since July 1, 2009 (such common stock is referred to in this section of the joint proxy statement/prospectus as “Primus New Common Stock”). Shares of Primus common stock issued and outstanding immediately prior to July 1, 2009, or Predecessor Old Common Stock, traded on the over-the-counter market, both through quotations on the OTC Bulletin Board and in the National Quotation Bureau “Pink Sheets.” On June 30, 2009, shares of Predecessor Old Common Stock were cancelled pursuant to the terms of Primus’s Plan of Reorganization and 9,600,000 shares of Primus New Common Stock were issued. Primus has no continuing obligations with respect to Predecessor Old Common Stock. In connection with the merger, Primus is to use its reasonable best efforts to have its common stock listed for trading on the NASDAQ.

Shares of Arbinet common stock are currently listed on the NASDAQ Global Market under the symbol “ARBX”.

The following tables set forth, for the calendar quarters indicated, the intra-day high and low sale prices per share of Primus common stock, as reported by the OTC Bulletin Board, and per share of Arbinet common stock, as reported on the NASDAQ Global Market. Primus historically has retained its earnings for the development of its business and, accordingly, has not paid dividends during the periods covered in the Primus table below. The Arbinet table also shows the amount of cash dividends declared per share of Arbinet common stock for the calendar quarters indicated. With respect to Primus, these prices do not include retail markups, markdowns and commissions.

	Primus New Common Stock(1)		Predecessor Old Common Stock(2)
	High	Low	High	Low
2011:
First Quarter (through January 12, 2011)	$16.25	$12.45

2010:
Fourth Quarter	$14.00	$7.00
Third Quarter	$7.70	$6.75
Second Quarter	$7.54	$6.15
First Quarter	$7.25	$5.65

2009:
Fourth Quarter	$7.25	$5.60
Third Quarter	$7.75	$3.20
Second Quarter			$0.04	$0.01
First Quarter			$0.09	$0.003

(1)	9,600,000 shares of Primus New Common Stock were issued pursuant to the terms of Primus’s Plan of Reorganization and trading commenced on July 1, 2009 on a “when issued” basis. Since July 1, 2009, the Primus New Common Stock has been quoted on the OTC Bulletin Board and trades under the symbol “PMUG”.
(2)	All outstanding shares of Predecessor Old Common Stock were cancelled pursuant to the terms of Primus’s Plan of Reorganization and no further trading occurred after June 30, 2009.

	Arbinet Common Stock(1)
	High		Low		Cash Dividends Declared
2011:
First Quarter (through January 12, 2011)	$9.66		$7.91		$—

2010:
Fourth Quarter	$8.50		$5.03		$—
Third Quarter	$8.17		$6.83		$—
Second Quarter	$9.99	(2)	$7.40	(2)	$—
First Quarter	$10.00		$7.76		$—

2009:
Fourth Quarter	$11.00		$7.72		$—
Third Quarter	$12.32		$6.84		$—
Second Quarter	$9.00		$6.00		$—
First Quarter	$8.00		$5.60		$—

(1)	On June 11, 2010, Arbinet effected a 1:4 reverse split of its common stock. All prices in and prior to the first quarter of 2010 have been multiplied by 4, accordingly.
(2)	The high and low stock prices shown have been calculated based on the prices of the stock values from April 1, 2010 through June 11, 2010 multiplied by 4, as compared to the stock prices from June 14, 2010 through the end of the second quarter.

The following table presents closing prices per share of Primus common stock on the OTC Bulletin Board and Arbinet common stock as reported on the NASDAQ Global Market as of November 10, 2010, the last full trading day before the public announcement of the execution of the merger agreement by Primus and Arbinet, and as of January 7, 2011. This table also presents the merger consideration equivalent proposed for each share of Arbinet common stock on each of the specified dates. These illustrative values are calculated by multiplying the closing price of Primus common stock on those dates by 0.5126. Such number was calculated by making certain assumptions about the exchange ratio: (i) the $28,000,000 base price was not increased in connection with any IP Sale, (ii) there were assumed to be 98,839 shares of Primus common stock issuable at or after the closing of the merger in connection with Primus’s assumption of Arbinet’s outstanding warrants, options, stock appreciation rights and other equity awards (which excluded issuable shares that are subject to Arbinet’s stock options and stock appreciation rights and for which the exercise price or base price, respectively, is greater than the greater of (x) $6.05 per share of Arbinet common stock and (y) the closing stock price per share of Arbinet common stock on the day prior to the closing of the merger, and, with respect to Arbinet’s stock appreciation rights, including only the net number of shares of Arbinet common stock that will be issuable as calculated using the closing price of Arbinet common stock on the day prior to the closing of the merger). The actual exchange ratio cannot be determined until just before closing; the actual exchange ratio may vary significantly from the ratio determined based on the assumptions above.

	Primus Common Stock	Arbinet Common Stock	Equivalent Per Share Value of Arbinet Common Stock
November 10, 2010	$9.57	$6.90	$3.59
January 7, 2011	$13.48	$8.44	$4.33

The market prices of shares of Primus common stock and Arbinet common stock will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger, and thus no assurance can be given concerning the market prices of shares of Primus common stock or Arbinet common stock before the completion of the merger or shares of Primus common stock after the completion of the merger. The market value of the merger consideration ultimately received by Arbinet stockholders will depend on the closing price of Primus common stock on the day the merger is consummated. Arbinet stockholders are encouraged to obtain current market quotations for Primus common stock and current market prices for Arbinet common stock in deciding whether to vote for adoption of the merger agreement. See “Risk Factors — Risks Relating to the Merger — The calculation of the merger consideration is subject to adjustment for factors that may take place, or will be measured at a time that is, subsequent to the vote of the Arbinet stockholders, and thus Arbinet stockholders cannot be sure of the aggregate value of the merger consideration that they will receive.”

Record Holders

As of January 12, 2011 (the record date for each of the Primus and Arbinet special meetings), there were approximately 3 record holders, representing approximately 650 beneficial owners, of Primus common stock and approximately 84 record holders of Arbinet common stock.

Dividends

Arbinet did not declare or pay cash dividends on its common stock in 2009 and 2010. On February 28, 2008, Arbinet’s board of directors approved a special one-time cash distribution of $1.60 per share of common stock, calculated based on a 1:4 reverse split effected on June 11, 2010. The aggregate total distribution of approximately $10.0 million was paid on March 28, 2008 to record holders of Arbinet common stock as of the close of business on March 12, 2008. The special cash distribution replaced a $15.0 million stock repurchase plan previously announced on June 11, 2007, or the 2007 Repurchase Plan, under which Arbinet repurchased approximately 209,249 shares, calculated based on a 1:4 reverse split effected on June 11, 2010. Except for this 2008 one-time cash distribution, Arbinet does not currently anticipate paying any cash dividends in the foreseeable future.

RISK FACTORS

In addition to the other information included or incorporated by reference in this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statements Concerning Forward-Looking Statements” beginning on page 55, you should carefully consider the following risk factors before deciding how to vote with respect to the merger. In addition, you should read and consider the risks associated with each of the businesses of Primus and Arbinet because these risks will also affect the combined company; some of these risks can be found in Primus’s Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference in this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information” beginning on page 183.

Risks Relating to the Merger

The calculation of the merger consideration is subject to adjustment for factors that may take place, or will be measured at a time that is, subsequent to the vote of the Arbinet stockholders, and thus Arbinet stockholders cannot be sure of the aggregate value of the merger consideration that they will receive.

The calculation of the number of shares of Primus common stock to be issued to Arbinet stockholders pursuant to the merger agreement will be adjusted based on certain events or factors, some of which may occur after the vote of Arbinet’s stockholders with respect to the Arbinet merger proposal. If the merger is completed, each share of Arbinet common stock (other than shares subject to perfected appraisal rights and other than any shares of Arbinet held by Primus, Arbinet or any of their respective direct or indirect wholly owned subsidiaries, in each case except for any such shares held on behalf of third parties) will be converted into the right to receive the number of shares of Primus common stock equal to an exchange ratio, which will be calculated as follows:

(i)	$28,000,000, which may be increased by the net proceeds of a sale of Arbinet’s patents and associated rights to a third party for cash, or an IP Sale;

divided by

(ii)	the number of shares of Arbinet common stock issued and outstanding immediately prior to the consummation of the merger plus shares that may become issuable as Primus common stock at or after the closing of the merger in connection with Primus’s assumption of Arbinet’s outstanding warrants, options, stock appreciation rights, or SARs, and other equity awards, but with respect to such issuable shares:

a.	shall exclude issuable shares subject to Arbinet’s stock options and stock appreciation rights as of the closing of the merger and for which the exercise price or base price, respectively, is greater than the greater of (x) $6.05 per share of Arbinet common stock and (y) the closing stock price per share of Arbinet common stock on the day prior to the closing of the merger; and

b.	with respect to Arbinet’s stock appreciation rights, shall include only the net number of shares of Arbinet common stock that will be issuable as calculated using the closing price of Arbinet common stock on the day prior to the closing of the merger;

divided by

(iii)	$9.5464.

Thus, the exchange ratio of Primus common stock for each share of Arbinet common stock may be increased if an IP Sale were to occur prior to the consummation of the merger and the net proceeds of the IP Sale were not distributed directly to Arbinet stockholders.

The exchange ratio will also be affected by the number of shares of Arbinet common stock issued and outstanding immediately prior to the consummation of the merger, as well as the number of shares of Arbinet common stock that will be issuable as described in clause (ii) above. There are certain restrictions in the merger agreement on the ability of Arbinet to issue additional shares of common stock or awards relating to Arbinet common stock. As of January 7, 2011, there were 5,529,435 shares of Arbinet common stock issued and outstanding, 359 shares of Arbinet common stock subject to Arbinet warrants, 73,678 shares of Arbinet common stock subject to Arbinet equity awards other than options or SARs, and 118,795 shares of Arbinet common stock subject to Arbinet options and SARs with an exercise price or base price, respectively, less than the greater of (x) $6.05 per share of Arbinet common stock and (y) the closing price of $8.44 per share of Arbinet common stock on January 7, 2011; thus, as of January 7, 2011, with a closing price of $8.44 per share of Arbinet common stock, approximately 5,722,267 shares of Arbinet common stock in the aggregate would count in the calculation of the exchange ratio formula provided above. Note that some shares of Arbinet common stock that are issuable under Arbinet options or SARs and have an exercise price or base price, respectively, in excess of $6.05 per share of Arbinet common stock may not be excluded from the computation of the exchange ratio at the time of the merger to the extent the closing stock price per share of Arbinet common stock on the day prior to the closing of the merger is in excess of $6.05 per share of Arbinet common stock.

The dollar value of the consideration received by Arbinet stockholders will depend upon the market value of Primus’s common stock at the effective time of the merger, and such dollar value may be different from, and lower than, the dollar value of the merger consideration on the date the merger agreement was announced, on the date that this joint proxy statement/prospectus is mailed to Arbinet stockholders, on the date of the special meeting of Arbinet stockholders and after the closing of the merger.

Stock price changes may result from a variety of factors that are beyond the control of Primus and Arbinet, including:

•	market reaction to the announcement of the merger and market assessment of the likelihood of the merger being consummated;

•	changes in the respective businesses, operations or prospects of Primus or Arbinet, including Primus’s and Arbinet’s ability to meet earnings estimates;

•	governmental or litigation developments or regulatory considerations affecting Primus or Arbinet or the telecommunications industry;

•	general business, market, industry or economic conditions; and

•	other factors beyond the control of Primus and Arbinet, including those described elsewhere in this “Risk Factors” section.

Neither party is permitted to “walk away” from the merger, terminate the merger agreement or resolicit the vote of its stockholders solely because of changes in the market price of either party’s common stock.

Arbinet’s directors and executive officers have interests in the merger that may be different from, and in addition to, the interests of other Arbinet stockholders.

Arbinet’s directors and executive officers are parties to agreements or participants in other arrangements that give them interests in the merger that may be different from, or in addition to, your interests as a stockholder of Arbinet, which could create conflicts of interest in their determinations to recommend the merger. You should consider these interests in voting on the merger. We have described these different interests under “The Merger — Interests of Certain Persons in the Merger that May be Different from Your Interests” beginning on page 123.

We may not realize the anticipated benefits of the merger.

Primus and Arbinet entered into the merger agreement with the expectation that the merger would result in various benefits including, among other things, synergies, cost savings, maintaining business and customer levels of activity and operating efficiencies. The success of the merger will depend, in part, on the combined company’s ability to realize these anticipated benefits from combining the businesses of Primus and Arbinet. However, to realize these anticipated benefits, the combined company must successfully combine the businesses of Primus and Arbinet. If we are not able to achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

Primus and Arbinet have operated and, until the completion of the merger, will continue to operate independently. It is possible that the integration process could take longer than anticipated and could result in the loss of valuable employees or the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures, practices, policies and compensation arrangements, which could adversely affect the combined company’s ability to achieve the anticipated benefits of the merger. The combined company’s results of operations could also be adversely affected by any issues attributable to either company’s operations that arise or are based on events or actions that occur prior to the closing of the merger. Primus may have difficulty addressing possible differences in corporate cultures and management philosophies. Integration efforts between the two companies will also divert management attention and resources. These integration activities could have an adverse effect on the businesses of both Primus and Arbinet during the transition period. The integration process is subject to a number of uncertainties. Although Primus’s plans for integration are focused on minimizing those uncertainties to help achieve the anticipated benefits, no assurance can be given that these benefits will be realized or, if realized, the timing of their realization. Failure to achieve these anticipated benefits could result in increased costs or decreases in the amount of expected revenues and could adversely affect Primus’s future business, financial condition, operating results and prospects. In addition, we may not be able to eliminate duplicative costs or realize other efficiencies from integrating the businesses to offset part or all of the transaction and merger-related costs incurred by Primus and Arbinet.

The date that Arbinet stockholders will receive the merger consideration is uncertain.

The date that Arbinet stockholders will receive the merger consideration depends on the completion date of the merger, which is uncertain. While we expect to complete the merger by the end of February 2011, the completion date of the merger might be later than expected because of unforeseen events.

Business uncertainties and contractual restrictions while the merger is pending may have an adverse effect on Arbinet or Primus.

Uncertainty about the effect of the merger on employees, suppliers, partners, regulators and customers may have an adverse effect on each of Arbinet and Primus. These uncertainties may impair each of Arbinet’s and Primus’s ability to attract, retain and motivate key personnel until the merger is consummated and could cause suppliers, customers and others that deal with Arbinet or Primus to defer purchases or other decisions concerning Arbinet or Primus, respectively, or seek to change existing business relationships with Arbinet or Primus, respectively. In addition, the merger agreement restricts both Primus and Arbinet from making certain acquisitions and taking other specified actions without the other’s approval. These restrictions could prevent either party from pursuing attractive business opportunities that may arise prior to the completion of the merger.

Failure to complete the merger or delays in completing the merger could negatively affect Primus’s and Arbinet’s stock prices and future businesses and operations.

If the merger is not completed for any reason, Primus and Arbinet may be subject to a number of risks, including the following:

•	the separate companies will not realize the benefits expected from the merger, including a potentially enhanced financial and competitive position;

•

the current market price of Primus common stock or Arbinet common stock may reflect a market assumption that the merger will occur and a failure to complete the merger could result in a negative perception by the stock market of either company or both generally and a resulting decline in the market price of its or their common stock;

•

certain costs relating to the merger, including certain investment banking, financing, legal and accounting fees and expenses, must be paid even if the merger is not completed, and either party may be required to pay substantial fees or reimbursements to the other if the merger agreement is terminated under specified circumstances; and

•

there may be substantial disruption to each of Primus’s and Arbinet’s business and distraction of each company’s management and employees from day-to-day operations because matters related to the merger (including integration planning) may require substantial commitments of time and resources, which could otherwise have been devoted to other opportunities that could have been beneficial to Primus or Arbinet, as applicable.

Delays in completing the merger could exacerbate uncertainties concerning the effect of the merger, which may have an adverse effect on the business following the merger and could defer or detract from the realization of the benefits expected to result from the merger.

The merger agreement restricts Arbinet’s ability to pursue alternatives to the merger.

The merger agreement contains a limited “go-shop” provision that allowed Arbinet to solicit, initiate and pursue alternative acquisition proposals for 45 days following the execution of the merger agreement, which period expired on December 25, 2010. The merger agreement contains “no shop” provisions that, subject to limited fiduciary exceptions and the “go-shop” period, restrict Arbinet’s ability to initiate, solicit, encourage or facilitate, discuss, negotiate or accept a competing third party proposal to acquire all or a significant part of Arbinet. Further, there are a limited number of exceptions that would allow Arbinet’s board of directors to withdraw or change its recommendation to holders of Arbinet common stock that they vote in favor of the approval and adoption of the merger agreement. Although Arbinet’s board of directors is permitted to take these actions if it determines in good faith that these actions are likely to be required to comply with its fiduciary duties, doing so in specified situations could entitle Primus to terminate the merger agreement and to be paid a termination fee of $1,250,000.

Primus required that Arbinet agree to these provisions as a condition to Primus’s willingness to enter into the merger agreement. However, these provisions could discourage a potential acquiror that might have an interest in acquiring all or a significant part of Arbinet from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the consideration Primus proposes to pay in the merger or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Arbinet than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable to Primus in certain circumstances.

Ownership by Primus stockholders will be diluted by the merger.

The merger will dilute the ownership position of the current stockholders of Primus. Pursuant to the merger agreement, and assuming the $28,000,000 base price is not increased in connection with a sale of Arbinet’s patents and associated rights to a third party for cash, Primus would issue to Arbinet stockholders up to 2,933,043 shares of Primus common stock in the merger, which, if issued in full, would represent an increase in the Primus aggregate shares issued and outstanding of 29.9%. As a result, assuming full issuance of the 2,933,043 shares of Primus common stock to Arbinet stockholders, Primus stockholders would hold 77.0% of the combined company’s common stock outstanding after the completion of the merger, and Arbinet stockholders would hold 23.0% of the combined company’s common stock outstanding after the completion of the merger.

The rights of Arbinet stockholders will be governed by Primus’s restated certificate of incorporation, as amended, and restated by-laws.

All Arbinet stockholders who receive shares of Primus common stock in the merger will become Primus stockholders and their rights as stockholders will be governed by Primus’s restated certificate of incorporation, as amended, and its restated by-laws. There are material differences between the current rights of Arbinet stockholders, which are governed by Arbinet’s amended and restated certificate of incorporation and second amended and restated by-laws, and the rights of holders of Primus common stock. See “Comparison of Stockholder Rights” beginning on page 155.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, do not purport to be indicative of what the combined company’s actual financial position or results of operations would have been had the transaction been completed on the dates indicated and may not be an indication of the combined company’s financial condition or results of operations following the transaction.

The unaudited pro forma condensed combined financial statements contained in this joint proxy statement/prospectus are presented for illustrative purposes, do not purport to be indicative of what the combined company’s actual financial position or results of operations would have been had the transaction been completed on the dates indicated and may not be an indication of the combined company’s financial condition or results of operations following the merger for several reasons. The unaudited pro forma condensed combined financial statements have been derived from the historical financial statements of Primus and Arbinet and adjustments and assumptions have been made regarding the combined company after giving effect to the transaction. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy and are subject to further refinement. Moreover, the unaudited pro forma condensed combined financial statements do not reflect ongoing cost savings, operating synergies or revenue enhancements that Primus expects to achieve as a result of the merger, the costs to integrate the operations of Primus and Arbinet, or the costs necessary to achieve these costs savings, operating synergies or revenue enhancements. As a result, the actual financial condition and results of operations of the combined company following the merger may not be consistent with, or evident from, these unaudited pro forma condensed combined financial statements.

The assumptions used in preparing the unaudited pro forma condensed combined financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the transaction. See “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page F-54.

The financial forecasts of Primus and Arbinet included in this joint proxy statement/prospectus involve risks, uncertainties and assumptions, many of which are beyond the control of Primus and Arbinet. As a result, they may not prove to be accurate and are not necessarily indicative of current values or future performance.

The financial forecasts of Primus and Arbinet contained in this joint proxy statement/prospectus involve risks, uncertainties and assumptions and are not a guarantee of future performance. The future financial results of Primus and Arbinet may materially differ from those expressed in the financial forecasts due to factors that are beyond Arbinet’s and Primus’s ability to control or predict. Neither Primus nor Arbinet can provide any assurance that Primus’s or Arbinet’s financial forecasts, respectively, will be realized or that Primus’s or Arbinet’s future financial results, respectively, will not materially vary from the financial forecasts. The financial forecasts cover multiple years, and the information by its nature becomes subject to greater uncertainty with each successive year. The financial forecasts do not take into account any circumstances or events occurring after the date they were prepared.

More specifically, the financial forecasts:

•	necessarily make numerous assumptions, many of which are beyond the control of Arbinet or Primus and may not prove to be accurate;

•

do not necessarily reflect revised prospects for Primus’s or Arbinet’s businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the forecasts were prepared;

•	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than is reflected in the forecasts; and

•	should not be regarded as a representation that the financial forecasts will be achieved.

The financial forecasts were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or United States generally accepted accounting principles, or U.S. GAAP, and do not reflect the effect of any proposed or other changes in U.S. GAAP that may be made in the future. See “Certain Unaudited Prospective Financial Information” beginning of page 107.

Some of the conditions to the merger may be waived by Primus or Arbinet without resoliciting stockholder approval of the proposals approved by them.

Some of the conditions set forth in the merger agreement may be waived by Primus or Arbinet, subject to certain limitations. See “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 147. If any conditions are waived, Primus and Arbinet will evaluate whether amendment of this joint proxy statement/prospectus and resolicitation of proxies are warranted. If the board of directors of Primus or Arbinet determines that resolicitation of their respective stockholders is not warranted, the applicable company will have the discretion to complete the merger without seeking further stockholder approval.

The merger may fail to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code resulting in Arbinet stockholders recognizing taxable gain or loss in respect of their Arbinet common stock.

Although the merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, a distribution by Arbinet of certain patents and associated rights (or the proceeds from a sale thereof) may prevent the merger from qualifying as a reorganization. Additionally, no assurance can be given that the IRS will not assert, or that a court would not sustain, that the merger does not qualify as a reorganization. If the merger fails to qualify as a reorganization, Arbinet stockholders generally would recognize gain or loss equal to the difference between (1) the sum of the fair market value of the shares of Primus common stock and any cash received instead of fractional shares of Primus common stock pursuant to the merger and (2) their adjusted tax basis in the shares of Arbinet common stock surrendered in exchange therefor. For a further discussion see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 152.

Risks Relating to the Combined Company After the Merger

The combined company may not be able to obtain adequate financing to execute its operating strategy.

Primus and Arbinet have historically addressed their respective short- and long-term liquidity needs through the use of bank credit facilities, the issuance of debt securities and the use of cash flow provided by operating activities. The availability of these sources of capital will depend upon a number of factors, some of which are beyond the combined company’s control. These factors include general economic and financial market conditions and the combined company’s market value and operating performance. The combined company may be unable to fully execute its operating strategy if it cannot obtain capital from these sources.

The market value of Primus common stock could decline if large amounts of its common stock are sold following the merger.

Following the merger, stockholders of Primus and former stockholders of Arbinet will own interests in a combined company operating an expanded business with more assets and a different mix of liabilities. Current stockholders of Primus and Arbinet may not wish to continue to invest in the additional operations of the combined company, or may wish to reduce their investment in the combined company, or for other reasons may wish to dispose of some or all of their interests in Primus following the merger. If, following the merger, large amounts of Primus common stock are sold, the price of its common stock could decline.

The merger may not be accretive and may cause dilution to Primus’s earnings per share, which may negatively affect the market price of Primus’s common stock.

Primus currently anticipates that the merger will be accretive to U.S. GAAP earnings per share in 2012 and on an adjusted earnings per share basis in 2011. This expectation is based on preliminary estimates that may materially change. Primus could also encounter additional transaction and integration-related costs or other factors such as the failure to realize all of the benefits anticipated in the merger. All of these factors could cause dilution to Primus’s earnings per share or decrease or delay the expected accretive effect of the merger and cause a decrease in the price of Primus’s common stock.

Primus’s efforts to have Primus common stock listed for trading on the NASDAQ may be unsuccessful, which may result in limited liquidity for its stockholders.

In connection with the merger, Primus will use its reasonable best efforts to have its common stock listed for trading on the NASDAQ. However, if, despite these efforts, Primus is unsuccessful in having its common stock listed on the NASDAQ and the merger is consummated, Arbinet stockholders would receive shares of Primus common stock that are not listed on a national securities exchange in return for their shares of Arbinet common stock, which are currently listed on the NASDAQ Global Market.

The combined company’s ability to use Arbinet’s net operating loss carryforwards to offset future taxable income for U.S. federal income tax purposes may be limited as a result of the merger, or if taxable income does not reach sufficient levels.

Arbinet has federal net operating loss carryforwards (“NOLs”) available to offset future taxable income. The combined company’s ability to utilize the Arbinet’s NOLs may be limited if Arbinet undergoes an “ownership change,” as defined in Section 382 of the Code. An ownership change could be triggered by substantial changes in the ownership of the outstanding stock of Arbinet. An ownership change would occur if certain stockholders increase their aggregate percentage ownership of Arbinet stock by more than 50 percentage points over their lowest percentage ownership at any time during the testing period, which is generally the three-year period preceding any potential ownership change. The merger is currently expected to result in an ownership change of Arbinet for purposes of Section 382 of the Code.

Section 382 of the Code imposes an annual limitation on the amount of post-ownership change taxable income that may be offset with pre-ownership change NOLs of the corporation that experiences an ownership change. The limitation imposed by Section 382 of the Code for any post-ownership change year generally would be determined by multiplying the value of such corporation’s stock immediately before the ownership change by the applicable long-term tax-exempt rate. Any unused annual limitation may, subject to certain limits, be carried over to later years, and the limitation may under certain circumstances be increased by built-in gains or reduced by built-in losses in the assets held by such corporation at the time of the ownership change. A corporation’s NOLs, however, may only be carried forward for 20 years, after which time they expire. In the present case, because of the limitation imposed by Section 382 of the Code, Arbinet’s NOLs may expire before they are fully used.

The combined company’s use of NOLs arising after the date of an ownership change would not be limited unless the combined company were to experience a subsequent ownership change. Regardless of the limitation imposed by Section 382 of the Code, the combined company’s ability to use NOLs will also depend on the amount of taxable income generated in future periods. NOLs may expire before the combined company can generate sufficient taxable income to utilize the NOLs.

Risks Relating to Primus’s Business

In addition to the risks described above, for a discussion of the risks relating to Primus’s business, see “Risk Factors” in Primus’s Annual Report on Form 10-K for the year ended December 31, 2009, Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 and subsequently filed reports with the SEC.

Risks Relating to Arbinet’s Business

The following is a summary of risk factors more specific to Arbinet’s business that are not otherwise similar to risks currently applicable to Primus or the telecommunications industry generally, which risks will become applicable to Primus following the consummation of the merger.

Arbinet has limited operating history as an exchange and as a traditional wholesaler of telecommunications traffic, and experiences risks and difficulties frequently encountered by companies in new and rapidly evolving markets which if not overcome, could be materially harmful to Arbinet’s business.

Arbinet has experienced, and expects to continue to experience, risks and difficulties frequently encountered by companies in new and rapidly evolving markets. In order to overcome these risks and difficulties, Arbinet must, among other things:

•	generate sufficient usage by the members of Arbinet’s comprehensive global electronic market, or the Exchange, for the trading, routing and settling of voice and data capacity;

•	maintain and attract a sufficient number of members to Arbinet’s global electronic market, also referred to as the Exchange, to sustain profitability;

•	execute its business strategy successfully, including successful execution of Arbinet’s Internet Exchange business;

•	manage its expanding operations;

•	upgrade its technology, systems and network infrastructure to accommodate increased traffic and transaction volume and to implement new features and functions; and

•	achieve adoption by having customers and potential customers use its new products and services.

Arbinet’s failure to overcome these risks and difficulties, and the general risks and difficulties frequently encountered by companies in new and rapidly evolving markets, could impair its ability to expand Arbinet’s business, continue its operations and have a material adverse effect on Arbinet’s financial condition and operating results.

Arbinet has incurred a cumulative loss since inception and if Arbinet does not maintain or generate significant revenues, it may not return to profitability.

At September 30, 2010, Arbinet’s accumulated deficit was $134.4 million. Arbinet incurred a net loss of $8.7 million, $14.9 million, $6.9 million, and $0.4 million for the years ended 2009, 2008, 2007 and 2006, respectively. Arbinet had net income of $9.7 million in 2005. Even though Arbinet has taken steps to reduce its cost structure, it expects to incur significant future expenses, particularly with respect to the development of new products and services, deployment of additional infrastructure, and expansion in strategic global markets. To return to profitability, Arbinet must continue to increase the usage of the Exchange by the members and carrier services customers and attract new customers in order to improve the liquidity of the Exchange as well as continue to closely manage its expenses. Arbinet must also deliver superior service to the members, mitigate the credit risks of its business, and develop and commercialize new products and services. Arbinet may not succeed in these activities and may never generate revenues that are significant or large enough to return to profitability on a quarterly or annual basis. A large portion of its revenues is derived from the members on a per-minute and per-megabyte basis. Therefore, a general market decline in the price for voice calls and Internet capacity may adversely affect the fees Arbinet charges the members. Arbinet’s failure to return to profitability could impair its ability to expand its business, diversify its product and service offerings or continue its operations.

The members may not trade on the Exchange or utilize Arbinet’s other services due to, among other things, the lack of a liquid market, which may materially harm Arbinet’s business. Volatility in trading volumes may have a significant adverse effect on Arbinet’s business, financial condition and operating results.

Traditionally, communication services providers buy and sell network capacity in a direct, one-to-one process. The members may not trade on the Exchange unless it provides them with an active and liquid market. Liquidity depends on, among other things, the number of buyers and sellers and the number of competitively priced routes that actively trade on a particular communications route. Arbinet’s ability to increase the number of buyers that actively trade on the Exchange will depend on, among other things, the willingness and ability of prospective sellers to satisfy the quality criteria and price parameters imposed by prospective buyers and, upon the increased participation of competing sellers from which a buyer can choose in order to obtain favorable pricing, achieve cost savings and consistently gain access to the required quality services. Arbinet’s ability to increase the number of sellers that actively trade on the Exchange will depend upon the extent to which there are sufficient numbers of prospective buyers available to increase the likelihood that sellers will generate meaningful sales revenues. Alternatively, the members may not trade on the Exchange if they are not able to realize significant cost savings. This may also result in a decline in trading volume and liquidity of the Exchange. Trading volume is additionally impacted by the mix of hundreds of geographic markets traded on the Exchange. Each market has distinct characteristics, such as price and average call duration. Declines in the trading volume on the Exchange would result in lower revenues to Arbinet and would adversely affect Arbinet’s profitability because of Arbinet’s predominantly fixed cost structure.

The members may not trade on the Exchange because such members may conclude that the Exchange will replace their existing business at lower margins.

If the Exchange continues to be an active, liquid market in which lower-priced alternatives are available to buyers, sellers may conclude that further development of the Exchange will erode their profits and they may stop offering communications capacity on the Exchange. Since the Exchange provides full disclosure of prices offered by participating sellers, buyers may choose to purchase network capacity through the Exchange instead of sending traffic to their existing suppliers at pre-determined, and often higher, contract prices. If suppliers of communications capacity fear or determine that the price disclosure and spot market limit order mechanisms provided by the Exchange will “cannibalize” the greater profit-generating potential of their existing business, they may choose to withdraw from the Exchange, which ultimately could cause the Exchange to fail and materially harm Arbinet’s business.

Arbinet’s effort to increase the traffic quality of calls on the Exchange could adversely affect its business prospects or results of operations.

In the second half 2008, Arbinet began implementing measures to increase the traffic quality and average duration of calls on the Exchange. These measures included eliminating and streamlining many of the routes offered on the Exchange, resulting in a decline of the number of minutes bought and sold and a decline in Arbinet’s revenues. Although Arbinet completed this process in the fourth quarter 2008 and it believes that the decision to streamline some of its routes being offered will positively influence its business in the long term,

Arbinet cannot be certain that the volume of minutes bought and sold on the Exchange will increase or return to previous levels, or that Arbinet will be able to reestablish the routes eliminated in this effort. Arbinet further cannot be certain that the increase in traffic quality will result in its revenues increasing or returning to previous levels. A failure to return to previous volumes or revenue levels could adversely affect its business, financial condition and operating results.

Arbinet’s carrier services strategy may adversely affect the activity of members on the Exchange.

Arbinet has traditionally operated as an anonymous Exchange. Arbinet established carrier services to improve its product and service offerings, improve efficiencies and simplify its customers’ experiences. However, some of the members may view Arbinet’s development of a carrier strategy as competitive to their businesses and may limit or eliminate their activity on the Exchange. Any such reduction could have a material adverse effect on Arbinet’s financial condition and operating results.

Arbinet may not achieve profitability if it prices inappropriately or fails to manage supply in carrier services.

Arbinet offers its carrier services at a price that is fixed for a specified period of time. In order to achieve profitability, Arbinet has to procure that supply below the offered price. Failure to recognize rising suppliers’ prices, or less expensive carriers not terminating the traffic as expected, could result in a significant loss to Arbinet.

Arbinet may incur losses on customer calls that do not match the expected distribution of calls to the offered destination in carrier services.

The trading Exchange operates using Arbinet’s defined codes so that the buyer is committed to pay the price for those codes and the seller is committing to offer termination using those codes. In the carrier services offering, Arbinet may compile a destination using multiple suppliers, each with their own prices for regions in that destination. However, portability of numbers between carriers at that destination may alter the price for termination. Arbinet is then offering to provide termination to the broader destination to its customers on the assumption that a certain blend of calling will be achieved. If the customer sends a blend of calls that is substantially different from what is expected and all of those calls are to the more expensive parts of a destination, Arbinet may receive invoices that are significantly greater than expected and may limit its ability to complete a sale to the buyer that is profitable for Arbinet.

Arbinet’s standard member enrollment cycle can be long and uncertain and may not result in revenues.

The member enrollment cycle for full membership on the Exchange can be long, and may take up to 12 months or even longer from Arbinet’s initial contact with a communication services provider until that provider signs the membership agreement. Because Arbinet offers a new method of purchasing and selling international long distance voice calls and Internet capacity, Arbinet must invest a substantial amount of time and resources to educate prospective members on services providers regarding the benefits of the Exchange. Factors that contribute to the length and uncertainty of the member enrollment cycle and which may reduce the likelihood that a member will purchase or sell communications traffic through the Exchange include:

•	the strength of pre-existing one-to-one relationships that prospective members may already have with their communication services providers;

•	existing incentive structures within the members’ organizations that do not reward decision-makers for savings achieved through cost-cutting;

•	the experience of the trial trading process by prospective members;

•	an aversion to new methods for buying and selling communications capacity; and

•	the effect of the ongoing global financial and credit crisis on prospective members’ credit, spending and cash flow.

Arbinet’s settlement procedures subject Arbinet to financial risk on all receivables not accepted by Arbinet’s third party credit underwriters under Arbinet’s credit arrangements or not covered by Arbinet’s other methods of managing its credit risk. In addition, Arbinet may elect to forego potential revenues to avoid certain credit risks, which could materially affect its results of operations.

Arbinet has established an arrangement with Silicon Valley Bank, or SVB, whereby SVB agreed to buy from Arbinet, on a revolving basis, all right, title to, and interest in, the payment of all sums arising out of certain invoices owing or to be owing from certain members on Arbinet’s Exchange. In addition, Arbinet established a trade credit insurance policy with a third party credit underwriter, covering Arbinet’s accounts receivables generated in rendering its telecommunications services. These arrangements assist in protecting Arbinet from credit losses in the event of nonpayment by buyers on the Exchange. Arbinet is subject to financial risk for any nonpayment by the buyers for receivables that SVB or the third party credit underwriter does not accept. Arbinet seeks to mitigate this risk by evaluating the creditworthiness of each buyer prior to its joining the Exchange, as well as requiring deposits, letters of credit or prepayments from some buyers. Arbinet also manages its credit risk by reducing the amount owed to Arbinet by its buying members by netting the buy amount and the sell amount for each member on the Exchange. In the nine months ended September 30, 2010, approximately 84% of Arbinet’s trading revenues were covered by its third party credit agreements, Arbinet’s ability to net receipts and payments, and its collection from customers of prepayments, or other cash collateral, of which Arbinet’s third party credit underwriters covered 39%. However, Arbinet’s credit evaluations cannot fully determine whether buyers can or will pay Arbinet for capacity they purchase through the Exchange. In the future, Arbinet may elect to increase the amount of credit it extends to customers it deems creditworthy in order to reduce its credit underwriting costs. Similarly, current economic conditions may adversely impact SVB or the third party credit underwriter resulting in the inability of such entities to pay Arbinet when they are obligated to do so or at any time. If buyers fail to pay Arbinet for any reason and Arbinet has not been able or has elected not to secure credit risk protection with respect to these buyers, its business could experience a material adverse effect. In the event that the creditworthiness of Arbinet’s buyers deteriorates, Arbinet’s credit providers and Arbinet may elect not to extend credit and consequently, Arbinet may forego potential revenues which could materially affect its results of operations.

Arbinet is exposed to the credit risk of the members not covered by its credit management programs with third parties, which could result in material losses to Arbinet.

There have been adverse changes in the public and private equity and debt markets for communication services providers that have affected their ability to obtain financing or to fund capital expenditures. In some cases, the significant debt burden carried by certain communication services providers has adversely affected their ability to pay their outstanding balances with Arbinet and some of the members have filed for bankruptcy as a result of their debt burdens. Although these members may emerge from bankruptcy proceedings in the future, unsecured creditors, such as Arbinet, often receive partial or no payment toward outstanding obligations. Furthermore, because Arbinet is an international business, Arbinet may be subject to the bankruptcy laws of other nations, which may provide Arbinet limited or no relief. Although these losses have not been significant to date, future losses, if incurred, could be significant, particularly as a result of the impact of current adverse economic conditions and the tightening of credit availability on customers, and could harm Arbinet’s business and have a material adverse effect on its operating results and financial condition.

Arbinet may be unable to effectively manage the pricing risk, which could result in significant losses to Arbinet.

In certain instances, Arbinet offers its customers a fixed rate for specific markets for a set duration. Arbinet may assume the risk on the price of the minutes and Arbinet may not be able to secure the prices from sellers to ensure Arbinet does not lose money on the minutes purchased by the buyers. Arbinet could incur significant losses related to having a higher cost of minutes sold in relation to the price offered to the buyer of this service.

The market for Arbinet’s services is competitive and if Arbinet is unable to compete effectively, its financial results will suffer.

Arbinet faces competition for its voice trading services from communication services providers’ legacy processes and new companies that may be able to create centralized trading solutions that replicate Arbinet’s voice trading platform. These companies may be more effective in attracting voice traffic than the Exchange.

Arbinet’s carrier services, PrivateExchange and AssuredAxcess solutions may compete with communication services providers’ legacy processes, communication services providers themselves and potentially other companies that provide software and services to communication services providers.

Arbinet faces competition for its data trading services from Internet service providers and Internet capacity resellers. In addition, software-based, Internet infrastructure companies focused on Internet protocol route control products may compete with Arbinet for business. Furthermore, Internet network service providers may make technological advancements, such as the introduction of improved routing protocols to enhance the quality of their services, which could negatively impact the demand for Arbinet’s data services.

Arbinet may not have the financial resources, technical expertise, sales and marketing abilities or support capabilities to compete successfully with these competitors. Many of Arbinet’s current and potential competitors have greater financial resources than Arbinet does and, therefore, may have the ability to adopt aggressive pricing policies. In addition, many of these companies have longer operating histories and may have significantly greater technical, marketing and other resources than Arbinet does and may be able to better attract the same potential customers that Arbinet is targeting. Once communications services providers have established business relationships with Arbinet’s competitors, it could be extremely difficult to convince them to utilize the exchange or replace or limit their existing ways of conducting business. These competitors may be able to develop services or processes that are superior to Arbinet’s services or processes, or that achieve greater industry acceptance or that may be perceived by buyers and sellers as superior to Arbinet. Where Arbinet competes with legacy processes, it may be particularly difficult to convince customers to utilize the Exchange or replace or limit their existing ways of conducting business.

Furthermore, since the Exchange provides full disclosure of prices offered by participating sellers on an anonymous basis, buyers may choose to purchase network capacity through the Exchange instead of sending traffic to their existing suppliers at pre-determined, and often higher, contract prices. If suppliers of communications capacity fear or determine that the price disclosure and spot market limit order mechanisms provided by the Exchange will “cannibalize” the greater profit-generating potential of their existing businesses, they may choose to withdraw from the Exchange. If participants withdraw from the Exchange in significant numbers, it could cause the Exchange to fail and materially harm Arbinet’s business.

Expanding and maintaining international operations will subject Arbinet to additional risks and uncertainties.

Arbinet expects to continue the expansion of its international operations, which will subject Arbinet to additional risks and uncertainties. Arbinet has established exchange delivery points in New York City, London, Frankfurt, Miami and Hong Kong, and Arbinet intends to expand its presence. Foreign operations are subject to a variety of additional risks that could have an adverse effect on Arbinet’s business, including:

•	difficulties in collecting accounts receivable and longer collection periods;

•	changing and conflicting regulatory requirements;

•	potentially adverse tax consequences;

•	tariffs and general export restrictions;

•	difficulties in integrating, staffing and managing foreign operations;

•	political instability;

•	seasonal reductions in business activity during the summer months in Europe and certain other parts of the world;

•	the impact of local economic conditions and practices;

•	potential non-enforceability of Arbinet’s intellectual property and proprietary rights in foreign countries; and

•	fluctuations in currency exchange rates.

Arbinet’s inability to manage these risks effectively could result in increased costs and distractions and may adversely affect Arbinet’s business, financial condition and operating results.

Arbinet’s pricing in the Exchange and new products and services may not be sustainable and may decline over time.

As prices for international long-distance minutes continue to decline, Arbinet needs to charge the members less for utilization of its services. Arbinet may also need to reduce its prices to drive incremental minutes on the Exchange. As Arbinet has a predominantly fixed-price operating cost structure, Arbinet is evaluating pricing programs that maximize the volume and aggregate fee revenues on the Exchange. Arbinet continues to explore additional volume discounting programs and alternative pricing programs to drive overall fee revenues. Arbinet’s fee revenue per minute may decline in the coming quarters as Arbinet explores these pricing initiatives. Arbinet cannot be certain that its pricing programs will drive significant enough increases in volume to offset the price reduction and, therefore, Arbinet’s aggregate fee revenues may decline due to these pricing programs.

Adverse conditions in the U.S. and international economies and the customers Arbinet serves have impacted Arbinet’s results of operations, and may continue to adversely impact its results in the future.

The recent recession in the United States, turmoil in the U.S. financial markets, the economic slowdown and uncertainty over the breadth, depth and duration of the slowdown adversely impacted Arbinet’s business in 2008 and 2009 and continue to pose challenges to results of operations. In particular, Arbinet experienced significant declines in trading volumes in 2008 and 2009. Future unfavorable general economic conditions in the U.S. or in one or more of Arbinet’s other major markets could negatively affect the affordability of and demand for some of Arbinet’s products and services. The business and operating results of communications service providers have been, and will continue to be, materially affected by worldwide economic conditions. In addition, adverse economic conditions may lead to an increased number of Arbinet’s customers that are unable to pay for Arbinet’s services. If these challenges continue for a significant period or there is significant further deterioration in the global economy, the demand for Arbinet’s services will continue to be adversely impacted, and Arbinet’s results of operations, financial position and cash flows could be materially and adversely affected.

Risks Related to Arbinet Regulatory Matters

Future governmental regulations may adversely affect the exchange business.

The communications services industry is highly regulated in the United States and in foreign countries. The exchange business may become subject to various United States, United Kingdom and other foreign laws, regulations, agency actions and court decisions. The FCC has jurisdiction over interstate and international communications in the United States, which includes Arbinet’s carrier services business. The FCC currently does not regulate the exchange services Arbinet offers. If, however, the FCC determined that it should regulate the exchange services and that certain of Arbinet’s services or arrangements require Arbinet to obtain regulatory authorizations, the FCC could order Arbinet to make payments into certain funds supported by regulatory entities, require Arbinet to comply with reporting and other ongoing regulatory requirements and/or fine Arbinet. Arbinet’s growth strategy may include activities that will subject Arbinet to additional regulation by the FCC. Arbinet is currently not regulated at the state level, but could be subjected to regulation by individual states as to services that they deem to be within their jurisdiction.

In addition, like many businesses that use the Internet to conduct business, Arbinet operates in an environment of tremendous uncertainty as to potential government regulation. Arbinet believes that it is not currently subject to direct regulation of the services that Arbinet offers other than its carrier services and regulations generally applicable to all businesses. However, governmental agencies have not yet been able to adapt all existing regulations to the Internet environment. Laws and regulations may be introduced and court decisions reached that affect the Internet or other web-based services, covering issues such as member pricing, member privacy, freedom of expression, access charges, content and quality of products and services, advertising, intellectual property rights and information security. In addition, because Arbinet offers its services internationally, foreign jurisdictions may claim that Arbinet is subject to their regulations. Any future regulation may have a negative impact on Arbinet’s business by restricting its method of operation or imposing additional costs. Further, as a company that conducts a portion of its business over the Internet, it is unclear in which jurisdictions Arbinet is actually conducting business. Arbinet’s failure to qualify to do business in a jurisdiction that requires it to do so could subject Arbinet to fines or penalties, and could result in Arbinet’s inability to enforce contracts in that jurisdiction.

Changes in the regulatory framework under which Arbinet’s carrier subsidiary operates could adversely affect its business prospects or results of operations.

Arbinet’s carrier services subsidiary, Arbinet Carrier Services, Inc., or ACS, is subject to regulation by the FCC and other federal, state and local agencies, which may restrict Arbinet’s ability to operate in or provide specified products or services. ACS is required to comply with various FCC reporting obligations and to contribute to Federal communications programs, such as the Universal Service Fund, when applicable. Failure to comply with these obligations may result in fines. The adoption of new laws or regulations or changes to the existing regulatory framework could adversely affect Arbinet’s business plans. Further, compliance with the regulatory scheme will add expenses to Arbinet’s operating costs. Arbinet expects that these concerns will be offset by improved product and service offerings, improved efficiencies and simplified customers’ experiences. A failure in this strategy may have a significant impact on Arbinet’s operating results.

Risks Relating to Arbinet’s Technology

System failures, human error and security breaches could cause Arbinet to lose members and expose Arbinet to liability.

The communications services providers that use Arbinet’s services depend on Arbinet’s ability to accurately track, rate, store and report the traffic and trades that are conducted on its platform. Software defects, system failures, natural disasters, human error and other factors could lead to inaccurate or lost information or the inability to access the exchange. From time to time, Arbinet has experienced temporary service interruptions. Arbinet’s systems could be vulnerable to computer viruses, physical and electronic break-ins and third party security breaches. In a few instances, Arbinet manually input trading data, such as bid and ask prices, at the request of the members, which could give rise to human error and miscommunication of trading information and may result in disputes with the members. Any loss of information or the delivery of inaccurate information due to human error, miscommunication or otherwise or a breach or failure of Arbinet’s security mechanisms that leads to unauthorized disclosure of sensitive information could lead to member dissatisfaction and possible claims against Arbinet for damages.

Undetected defects in Arbinet’s technology could adversely affect its operations.

Arbinet’s technology is complex and is susceptible to errors, defects or performance problems, commonly called “bugs.” Although Arbinet regularly tests its software and systems extensively, Arbinet cannot ensure that its testing will detect every potential error, defect or performance problem. Any such error, defect or performance problem could have an adverse effect on Arbinet’s operations. Users of Arbinet’s services may be particularly sensitive to any defects, errors or performance problems in Arbinet’s systems because a failure of Arbinet’s systems to monitor transactions accurately could adversely affect their own operations.

If Arbinet does not adequately maintain the members’ and customers’ confidential information, Arbinet could be subject to legal liability and its reputation could be harmed.

Any breach of security relating to confidential information of the members or customers could result in legal liability to Arbinet and a reduction in use of the Exchange or cancellation of Arbinet’s services, either of which could materially harm Arbinet’s business. Arbinet’s personnel often receive highly confidential information from buyers and sellers that is stored in Arbinet’s files and on its systems. Similarly, Arbinet receives sensitive pricing information that has historically been maintained as a matter of confidence within buyer and seller organizations.

Arbinet currently has practices, policies and procedures in place to ensure the confidentiality of the members’ and customers’ information. However, Arbinet’s practices, policies and procedures to protect against the risk of inadvertent disclosure or unintentional breaches of security might fail to adequately protect information that Arbinet is obligated to keep confidential. Arbinet may not be successful in adopting more effective systems for maintaining confidential information, so its exposure to the risk of disclosure of the confidential information of the members or customers may grow as Arbinet expands its business and increases the amount of information that it possessed. If Arbinet fails to adequately maintain the members’ or customers’ confidential information, some of them could end their business relationships with Arbinet and Arbinet could be subject to legal liability.

Arbinet may not be able to keep pace with rapid technological changes in the communications services industry.

The communications services industry is subject to constant and rapid technological changes. Arbinet cannot predict the effect of technological changes on its business. New services and technologies may be superior to Arbinet’s services and technologies, or may render Arbinet’s services and technologies obsolete.

To be successful, Arbinet must adapt to and keep pace with rapidly changing technologies by continually improving, expanding and developing new services and technologies to meet customer needs. Arbinet’s success will depend, in part, on its ability to respond to technological advances, meet the evolving needs of members and customers and conform to emerging industry standards on a cost-effective and timely basis, if implemented. Arbinet will need to spend significant amounts of capital to enhance and expand its services to keep pace with changing technologies. Failure to do so may materially harm Arbinet’s business.

Any failure of Arbinet’s physical infrastructure could lead to significant costs and disruptions that could reduce its revenue and harm its business reputation and financial results.

Arbinet’s business depends on providing customers with highly reliable service. Arbinet must protect its infrastructure and any colocated equipment of the members located in Arbinet’s exchange delivery points, or EDPs. Arbinet’s EDPs and the services Arbinet provides are subject to failure resulting from numerous factors, including:

•	human error;

•	physical or electronic security breaches;

•	fire, earthquake, flood and other natural disasters;

•	water damage;

•	power loss; and

•	terrorism, sabotage and vandalism.

Problems at one or more of Arbinet’s EDPs, whether or not within Arbinet’s control, could result in service interruptions or significant equipment damage. Any loss of services, equipment damage or inability to terminate voice calls or supply Internet capacity could reduce the confidence of the members and customers and could consequently impair Arbinet’s ability to obtain and retain members and customers, which would adversely affect both Arbinet’s ability to generate revenues and its operating results.

Arbinet’s business could be harmed by prolonged electrical power outages or shortages or general availability of electrical resources.

Arbinet’s EDPs are susceptible to electrical power shortages, planned or unplanned power outages caused by these shortages, such as those that occurred in California during 2001 and in the Northeast in 2003, and limitations, especially internationally, of adequate power resources. Arbinet attempts to limit exposure to system downtime by housing its equipment in data centers, and using backup generators and power supplies. Power outages that last beyond Arbinet’s backup and alternative power arrangements could significantly harm the members and customers and Arbinet’s business.

Arbinet’s inability to expand or enhance its systems may limit Arbinet’s growth.

Arbinet seeks to generate a high volume of traffic and transactions on the Exchange. The satisfactory performance, reliability and availability of Arbinet’s processing systems and network infrastructure are critical to Arbinet’s reputation and its ability to attract and retain members and customers. Arbinet’s revenues depend primarily on the number and the volume of member transactions that are successfully completed. Arbinet needs to expand and upgrades its technology, systems and network infrastructure both to meet increased traffic and to implement new features and functions. Arbinet may be unable to project accurately the rate or timing of increases, if any, in the use of its services or to expand and upgrade its systems and infrastructure to accommodate any increases in a timely fashion.

Arbinet uses internally custom-developed systems to process transactions executed on the Exchange, including billing and collections processing. Arbinet must continually improve these systems in order to accommodate the level of use of the Exchange. In addition, Arbinet may add new features and functionality to its services that may result in the need to develop or license additional technologies. Arbinet’s inability to add additional software and hardware or to upgrade its technology, transaction processing systems or network infrastructure to accommodate increased traffic or transaction volume could have adverse consequences. These consequences include unanticipated system disruptions, slower response times, degradation in levels of member or customer support, impaired quality of the members’ or customers’ experiences of Arbinet’s service and delays in reporting accurate financial information. Arbinet’s failure to provide new features or functionality also could result in these consequences. Arbinet may be unable to upgrade effectively and expand its systems in a timely manner or to integrate smoothly any newly developed or purchased technologies with its existing systems. Current adverse economic conditions and tightening credit availability may impair Arbinet’s ability to expand and enhance its systems. These difficulties could harm or limit Arbinet’s ability to expand its business.

Arbinet’s business is dependent on the development and maintenance of the Internet infrastructure.

The success of Arbinet’s product and service offerings will depend largely on the development and maintenance of the Internet infrastructure. This includes maintenance of a reliable network backbone with the necessary speed, data capacity and security, as well as timely development of complementary products, for providing reliable Internet access and services. The Internet has experienced, and is likely to continue to experience, significant growth in the numbers of users and amount of traffic. If the Internet continues to experience increased numbers of users, increased frequency of use or increased bandwidth requirements, the Internet infrastructure may be unable to support the demands placed on it. In addition, the performance of the Internet may be harmed by an increased number of users or bandwidth requirements or by “viruses,” “worms” and similar programs. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and it could face outages and delays in the future. The public Internet is used significantly as the mechanism to interconnect many of Arbinet’s customers and suppliers who are using VoIP technologies, and VoIP quality degrades rapidly with congestion or other quality issues in the Internet. Any such outages and delays could significantly reduce the level of Internet usage as well as the level of voice traffic and the processing of transactions on the exchange.

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents incorporated by reference herein include “forward-looking statements” about Primus, Arbinet and the combined company within the meaning of Section 27A of the Securities Act of 1933, as amended (which is referred to as the Securities Act in this joint proxy statement/prospectus), Section 21E of the Securities Exchange Act of 1934, as amended (which is referred to as the Exchange Act in this joint proxy statement/prospectus), and the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations, business strategies, operating efficiencies or synergies, cost savings, revenue enhancements, competitive positions, growth opportunities, plans and objectives of the management of Primus, Arbinet and the combined company following the merger, and statements regarding integration of the businesses of Primus and Arbinet and general economic conditions.

The events and circumstances referred to in forward-looking statements are subject to numerous risks and uncertainties. Although Primus and Arbinet believe that in making such statements their expectations are based on reasonable assumptions, the events and circumstances referred to may be influenced by factors that could cause actual outcomes and results to be materially different from those projected.

Except for their respective obligations to disclose material information under United States federal securities laws, neither Primus nor Arbinet undertakes any obligation to release publicly any revision to any forward-looking statement, to report events or circumstances after the date of this document or to report the occurrence of unanticipated events.

Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “will,” “would,” “should,” “could,” “plans,” “projects,” “likely,” “expects,” “anticipates,” “intends,” “believes,” “estimates,” “thinks,” “may” and similar expressions, are forward-looking statements. The following important factors, in addition to those discussed under “Risk Factors” beginning on page 38 and elsewhere in this joint proxy statement/prospectus, could affect the future results of the telecommunications industry in general, and Primus after the merger in particular, and could cause those results to differ materially from those expressed in or implied by such forward-looking statements:

•	the failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory approvals for the merger;

•	the failure of Arbinet stockholders to approve and adopt the merger agreement;

•

the failure of Primus’s stockholders to approve the issuance of shares of Primus common stock pursuant to the merger agreement or to approve the Primus Telecommunications Group, Incorporated Management Compensation Plan, as Amended;

•	the ability to integrate successfully Arbinet’s operations into the existing operations of Primus;

•	the effects of increased expenses due to activities related to the merger;

•	the risk that the growth opportunities and cost synergies (or other efficiencies) from the merger may not be fully realized or may take longer to realize than expected;

•	disruption from the merger making it more difficult to maintain relationships with customers, employees or suppliers;

•

the effects of greater than anticipated competition requiring new pricing, marketing strategies or new product or service offerings and the risk that the combined company will not respond on a timely or profitable basis;

•	the effects of ongoing changes in the regulation of the telecommunications industry as a result of federal and state legislation and regulation;

•	the ability to adjust successfully to changes in the telecommunications industry and to implement strategies for improving growth;

•

adverse changes in the credit markets or in the ratings given to Primus’s debt securities by nationally accredited ratings organizations, which could limit or restrict the availability, or increase the cost, of financing;

•

the effects of changes in both general and local economic conditions on the markets served by Primus or Arbinet, which can affect demand for its products and services, customer purchasing decisions, collectability of revenues and required levels of capital expenditures;

•	changes in accounting policies or practices adopted voluntarily or as required by generally accepted accounting principles or regulations;

•	the ability to manage effectively the combined company’s operations, operating expenses and capital expenditures and to repay, reduce or refinance outstanding debt;

•

the effects of technological changes and competition on the combined company’s capital expenditures and product and service offerings, including the lack of assurance that the improvements in the combined company’s service offerings will be sufficient to meet or exceed the capabilities and quality of competing service providers;

•	changes in income tax rates, tax laws, regulations or rulings, or federal or state tax assessments;

•	the effects of any unfavorable outcome with respect to any of Primus’s or Arbinet’s business’s current or future legal, governmental or regulatory proceedings, audits or disputes; and

•	the possible impact of adverse changes in political or other external factors over which the combined company would have no control.

In addition, various important risks and uncertainties affecting each of Primus and Arbinet may cause the actual results of the combined company to differ materially from the results indicated by the forward-looking statements in this joint proxy statement/prospectus, including, without limitation:

•	the financial condition, financing requirements, prospects and cash flow of Primus and Arbinet;

•

expectations of future growth, creation of shareholder value, revenue, foreign revenue contributions and net income, as well as income from operations, margins, earnings per share, cash flow and cash sufficiency levels, working capital, network development, customer migration and related costs, spending on and success with growth products, including broadband Internet, VOIP, wireless, local, data and hosting services, traffic development, capital expenditures, selling, general and administrative expenses, income tax and withholding tax expense, fixed asset and goodwill impairment charges, service introductions, cash requirements and potential asset sales;

•

increased competitive pressures, declining usage patterns, and the combined company’s growth products, bundled service offerings, the pace and cost of customer migration onto the combined company’s networks, the effectiveness and profitability of the growth products;

•	financing, refinancing, debt extension, de-leveraging, restructuring, exchange or tender plans or initiatives and potential dilution of existing equity holders from such initiatives;

•	liquidity and debt service forecast;

•

fluctuations in the exchange rates of currencies, particularly of the United States dollar, or USD relative to foreign currencies of the countries where Primus and Arbinet conduct their foreign operations;

•	timing, extent and effectiveness of cost reduction initiatives and management’s ability to moderate or control discretionary spending;

•	management’s plans, goals, expectations, guidance, objectives, strategies, and timing for future operations, acquisitions, asset dispositions, product plans, performance and results;

•	management’s assessment of market factors and competitive developments, including pricing actions and regulatory rulings;

•	ability to generate net cash proceeds from the disposition of selective assets without material impairment to profitability;

•	the effect of various buyers and sellers on the Exchange, or members, not trading on the Exchange or utilizing Arbinet’s new and additional services;

•	the continued volatility in the volume and mix of trading activity on Arbinet’s Exchange;

•	uncertain and long member enrollment cycle;

•	the failure to manage Arbinet’s credit risk;

•	the failure to manage Arbinet’s carrier services;

•	the effect of competition and pricing pressure;

•	Arbinet’s investment in its management team and investments in its personnel;

•	disruption or uncertainty resulting from recent changes in Arbinet’s senior management;

•	regulatory uncertainty;

•	system failures, human error and security breaches that could cause Arbinet to lose members and expose Arbinet to liability;

•	losses in efficiency due to cost cutting and restructuring initiatives;

•	decreased trading volumes due to Arbinet’s efforts to increase call quality on the Exchange; and

•	the impact of economic conditions and volatility of financial markets on Arbinet, such as decreased availability of credit to Arbinet or members.

Neither Primus nor Arbinet undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

INFORMATION ABOUT PRIMUS AND MERGER SUB

Primus Telecommunications Group, Incorporated

Primus, a Delaware corporation incorporated in 1994, is an integrated facilities-based communications services provider offering a portfolio of international and domestic voice, wireless, Internet, VoIP, data, collocation, data center and outsourced managed services to customers located primarily in Australia, Canada, the United States and Brazil. Primus’s largest and primary markets are Australia and Canada where the company has deployed significant network infrastructure. Primus targets customers with significant telecommunications needs, including small- and medium-sized enterprises, multinational corporations, residential customers, and other telecommunication carriers and resellers, and provides these customers with services over Primus’s global, facilities-based network of IP soft switches, media-gateways, hosted IP/SIP platforms, broadband infrastructure, fiber capacity, and data centers located in Australia, Canada, the United States and Brazil. Leveraging this global network, Primus is one of the largest providers of international wholesale voice termination services to other telecommunications carriers and resellers.

Demand for Primus’s growth services (data center, IP-based voice and broadband) is being driven, in part, by the globalization of the world’s economies, the global trend toward telecommunications deregulation and the migration of communications traffic to the Internet. Primus also provides pre-paid and post-paid domestic and international long-distance voice, dial-up Internet and local services, and manages these businesses for cash flow generation that is reinvested in Primus, particularly in Primus’s primary markets of Australia and Canada.

Primus’s common stock is currently quoted on the OTC Bulletin Board under the symbol “PMUG”. In connection with the merger, Primus is to use its reasonable best efforts to have its common stock listed for trading on the NASDAQ.

Primus’s principal executive offices are located at 7901 Jones Branch Drive, Suite 900, McLean, Virginia 22102, its telephone number is (703) 902-2800 and its web site is www.primustel.com.

For more information regarding Primus, see “Incorporation of Certain Documents by Reference” beginning on page 182 and “Where You Can Find More Information” beginning on page 183.

PTG Investments, Inc.

PTG Investments, Inc., which is sometimes referred to as Merger Sub, is a Delaware corporation and a wholly owned subsidiary of Primus. Merger Sub was formed solely for the purpose of entering into the merger agreement. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger.

Merger Sub’s principal executive offices are located at 7901 Jones Branch Drive, Suite 900, McLean, Virginia 22102 and its telephone number is (703) 902-2800.

INFORMATION ABOUT ARBINET

Overview

Arbinet is a leading provider of international voice, data and managed communications services for fixed, mobile and wholesale carriers. Arbinet offers these communication services through three primary voice product offerings, including a spot exchange, a wholesale product called “Carrier Services” and a PrivateExchange product, which allows customers to create virtual connections with other customers. Arbinet’s primary data products leverage its unique routing capabilities to provide the requisite high quality for Internet data transmission.

Arbinet’s first product offering is a comprehensive global electronic market, or the Exchange, for the trading, routing and settling of voice and data capacity. Buyers and sellers, or members, of the Exchange, consisting primarily of communications services providers seeking global reach, are indirectly connected to all other members where they buy and sell voice minutes and data capacity through Arbinet’s centralized, efficient and liquid marketplace. Communications services providers that do not use the Exchange must individually negotiate and buy access to the networks of other communications services providers globally to send voice calls and data capacity outside of their networks. Arbinet believes that the Exchange marketplace streamlines this process and thereby provides a cost-effective and efficient alternative to negotiating individual, direct connections. Through the Exchange, Arbinet independently assesses the quality of this capacity and these routes and includes that information in the sell order. The key value proposition of the Exchange is its simple structure for members to connect traffic with other members on a cost effective basis.

Arbinet’s second product offering is Carrier Services, which is a wholesale trading product based on the traditional model of buying and selling voice termination with standard carrier contracts, rate lock and multiple routing options. Arbinet places its Carrier Services trades on the Exchange. In 2009, Arbinet designed, developed and launched Carrier Services through its subsidiary, Arbinet Carrier Services, Inc., or ACS. The combination of operating Arbinet’s Carrier Services business on the Exchange provides a unique opportunity in that Arbinet may originate or terminate traffic for un-serviced or underserved markets on the Exchange, thereby creating incremental supply and demand of traffic on the Exchange. Arbinet’s Carrier Services customers not only benefit from this low cost solution for terminating traffic on a managed platform with access to routes posted from the Exchange’s 1,100 plus members, but also have the option to place a greater emphasis on quality based routing, rather than simply price based routing. This is a part of Arbinet’s ongoing strategy to broaden product and service offerings, and enhance quality and value for Arbinet’s customers.

Arbinet’s third product offering is PrivateExchange, which gives members access to multiple direct routes via a single interconnection with Arbinet. PrivateExchange enables retail service providers and carriers to create virtual interconnections and aggregate existing interconnections with corresponding carriers that have direct routes into their markets. The members negotiate rates and volumes between themselves using an online tool. Arbinet provides the services to route, bill and settle between the designated parties. On-line reporting and tools allow each member to manage its traffic flow. PrivateExchange enables two service providers to route traffic between each other by utilizing Arbinet’s network. Provisioning charges and the time and expense of negotiating new contracts between those members are eliminated. Service providers can aggregate existing and new interconnects and benefit from increased network and port utilization.

Through the Exchange, which is also utilized by Arbinet’s Carrier Services customers, members and customers have access to communications capacity in most countries. As of September 30, 2010, Arbinet had 1,162 members who utilized its voice trading services, including the world’s ten largest communications services providers. The following table illustrates the evolving mix of the minutes routed through Arbinet’s platform:

Year Ended December 31,	Members	Minutes (In Billions)	% Change from Prior Year	Wireline/Wireless Mix		Interconnect Type
				Wireline	Wireless	Traditional	VoIP
2007	990	14.4	14%	56%	44%	65%	35%
2008	1,146	13.2	(8)%	52%	48%	59%	41%
2009	1,170	10.3	(22)%	52%	48%	52%	48%

Nine months ended September 30,
2010	1,162	9.5		51%	42%	35%	65%

Arbinet has evolved from providing only an electronic market for trading, routing and settling communications capacity via the Exchange to providing a variety of modes of buying and selling wholesale voice traffic and the provision of Internet Protocol (IP) services. Arbinet devotes a significant portion of its resources in both capital and personnel toward developing and implementing these additional services.

Industry Background

The Global Communications Services Industry

The global communications services industry for 2009 presents approximately $1.6 trillion in revenue and continues to grow and evolve, providing significant opportunities and creating competitive pressures for the participants in the industry. The industry has been experiencing significant evolutionary changes, including the proliferation of wireless and data products and services, increased voice and data volume, declining unit pricing and the emergence of new participants due to deregulation and low-cost technologies. The growth in competition and associated fragmentation along with declining unit pricing and an industry structure that is characterized by high fixed costs have resulted in increased pressure on the profitability of communications services providers. The increasing trend towards globalization has expanded opportunities for those with international reach and presence, particularly as companies seek to reduce the number of suppliers with which they are dealing.

Voice Industry

The voice industry is characterized by changes driven by deregulation in telecommunications markets around the world, an increase in and shift of minutes to wireless and Voice over Internet Protocol (VoIP) as an alternative to time-division multiplexing (TDM), the traditional wireline-based phone service technology. Over the past 20 years, international voice traffic has grown over 14% annually. In the late 1990s, competition among communications providers in much of the world contributed to sharp price declines of international termination costs and substantial increases in voice traffic volumes. However, the recent global recession exerted a significant downward pressure on international call volumes. Global voice traffic growth slowed from 14% in 2007 to 7% in 2008, along with a continuing shift from the traditional TDM traffic, which increased by only 6% in 2008, compared to a 16% increase in international VoIP traffic. This decline in the growth rate of traditional TDM traffic is attributed to three primary factors: (1) increasing mobile penetration, (2) VoIP incursion and other computer-to-computer calling, and (3) the diminished ability of price cuts to stimulate further additional demand. Current drivers of existing demand include:

•

Deregulation. According to a leading industry source for current and historical telephone traffic statistics, in 1995, nearly half of the world’s international voice traffic was originated in the 15 countries that had opened their international long distance markets to competition. By 2008, 30 countries, accounting for 85% of the world’s international traffic, had liberalized their regulation of international and domestic long-distance markets.

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Shift to Wireless. Consumer phone usage is shifting from fixed-line phones to wireless phones. According to the same industry source, mobile phones have significantly outnumbered fixed-line phones since 2002 and accounted for 77% of worldwide phone lines in 2008, compared with 59% in 2004.

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VoIP. VoIP permits users to make voice calls over the Internet, or managed IP network. VoIP traffic may avoid the regular telephone network system based on switches, commonly referred to as a public switched telephone network (PSTN), completely, for example, when making a computer to computer call. Calls that originate as VoIP may also be terminated on the PSTN or vice versa. VoIP is used as a lower-cost alternative to provide call completion, or termination, to communication services providers. The lower cost of launching a telecommunications business with VoIP, coupled with deregulation in telecommunications markets, has contributed to fragmentation of communications services markets. VoIP is now being used as a way to provide local and long distance phone service to consumers and enterprises. Through aggressive marketing, cable companies and VoIP service providers are driving current consumer adoption of VoIP and are expected to capture a significant share of the overall voice market. According to the same industry source, annual international VoIP traffic has grown from less than 10 million minutes in 1997 to 92.7 billion minutes in 2008. Analysts estimate that VoIP origination and termination accounts for over 30% of all international telecommunications transit today.

Data Industry

The international data market is currently growing at over 40% per year driven by peer-to-peer networking, video content, broadband access and web browsing. Arbinet’s current data offering includes an exchange for buying and selling Internet capacity and services to enhance IP transit quality and reduce network cost. Given the high growth and term-based contracts associated with data services, Arbinet believes the data business provides a more predictable and stable revenue stream.

Traditional Communications Services Industry Business Practices

Communications services providers must access other providers’ networks to exchange voice and data traffic. As the industry continues to fragment, establishing, managing and maintaining many direct interconnections have become cumbersome and expensive. Arbinet believes that voice and data communications services providers typically buy and sell capacity based on a labor-intensive and time-consuming contractual process that leads to costly installation, network management, sales, legal, billing and collection functions. Arbinet believes this traditional process can take several months from initial contact through the time of interconnection. In addition, the negotiated prices between the buyer and seller may become obsolete by the time the interconnection is ultimately established or as soon as market conditions change, which frequently happens in this industry. Further, this direct negotiation process burdens the parties with numerous interconnections that must be individually managed and maintained.

As a result of these issues, Arbinet believes the global communications services industry benefits from the Exchange, which provides a centralized, efficient platform for the trading, routing and settling of communications capacity for the members and Carrier Services customers in order to improve profitability and optimize network utilization.

Products and Services

The Exchange

Arbinet has created a global solution, providing an automated and efficient communication hub to trade, route and settle voice and data communications. The exchange-based trading system permits buyers and sellers to transact business in a centralized, broad, liquid, open market, rather than on a one-to-one basis, and incorporates the following attributes:

Trade

•	Global Access. The Exchange provides members with access to capacity to nearly every country in the world.

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Single Interconnection. Arbinet currently has exchange delivery points (EDPs) in New York, Miami, London, Frankfurt and Hong Kong. The members connect their networks to Arbinet’s EDPs through a local network provider or over the Internet using VoIP. Through a single interconnection to one of Arbinet’s EDPs, the members can seamlessly trade with and route to all other members on the Exchange. Typically, the interconnection does not require a member to purchase new equipment or incur material expenses or time.

•	Web-Based Platform. The members place orders through Arbinet’s web-based trading platform.

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Customized Ordering. The buyers on the Exchange can prioritize their orders by specifying the highest quality within their given price range, or the lowest price at their requested level of quality. Sellers can indicate specific features such as delivery of calling line identification (CLI).

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Market Intelligence. Arbinet provides the members with daily reports that detail quality, price, volume and cost savings information by destination relating to their account and across Arbinet’s entire Exchange.

Route

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Patented Automated Order Matching. Using Arbinet’s proprietary software and patented processes, the Exchange platform automatically creates a routing table that prioritizes member orders based on the quality and price parameters entered into Arbinet’s web-based interface. This routing table is automatically queried by Arbinet’s switches on a real-time, call by call basis.

•	Automated Delivery Process. When the buyer sends traffic to the Exchange, Arbinet’s proprietary software automatically routes the traffic to the prioritized matched sellers.

•	Standardized Quality Control. Arbinet independently measures the quality of each seller’s route and regularly updates that rating on its trading platform.

•	Fraud Control. Arbinet actively seeks to protect the members from fraud activity, and proactively tests and monitors sellers for false answer supervision and release code management.

Settle

•	Managed Settlement. Arbinet provides standardized invoices for all transactions on the Exchange to each seller and buyer for the relevant settlement period.

•	Netting. Arbinet nets the buying and selling of the members’ trading activities on the Exchange and issues one trading invoice to streamline the administration effort and optimize working capital.

•	Credit Risk Management. Arbinet manages the credit risk of the buyers on the Exchange through its arrangements with third party specialists. The third party relationships allow Arbinet to secure the netting of the members’ buying and selling activities, prepayment programs, cash deposits and letters of credit. Every hour, Arbinet’s CreditWatch system calculates a member’s net trading balance against its credit line and automatically alerts the affected member and Arbinet personnel as the member approaches target thresholds of its credit line. Arbinet utilizes its CreditWatch system on a member-by-member basis. This enables Arbinet to monitor and proactively manage its credit exposure for voice services.

Services Offered Through the Exchange

Arbinet offers the following services:

Voice Exchange

Arbinet operates the world’s largest electronic marketplace for communications trading. Arbinet’s online trading platform enables 1,170 fixed and mobile service providers to buy, sell, deliver and settle over 10.3 billion minutes per year.

PrimeVoiceSM. PrimeVoice is Arbinet’s most dynamic service, rematching orders and updating a seller’s quality profile every four hours. PrimeVoice allows Arbinet’s buyers and sellers to take full advantage of changes in quality and prices of voice traffic on the Exchange every four hours.

SelectVoiceSM. SelectVoice allows quality sensitive buyers to trade with the highest quality sellers. By requiring that the seller’s quality remain constant over a four-day period, SelectVoice offers stable supply to Arbinet’s buyers.

RapidClearSM. RapidClear is an accelerated settlement service Arbinet offers for a fee, where sellers can elect to be paid in advance of Arbinet’s standard settlement terms.

SoftSwitchAxcessSM. Arbinet’s SoftSwitchAxcess service allows communications services providers, including non-members, to outsource VoIP switching and control routing. It also provides carriers with a secure platform to safeguard their commercial relationships and company information, and manage routes and rates simply with an advanced online interface. Arbinet charges customers a per-minute fee for this service.

AssuredAxcessSM. AssuredAxcess is a service that automatically routes a buyer’s call directly to its destination. Buyers do not manage orders as they do in traditional exchanges. Calls are automatically distributed between selling members to achieve the highest possible performance and lowest cost targets. Rates are fixed for 15 or 30 days.

PrivateExchangeSM. PrivateExchange is an outsourced solution that allows communications services providers to manage their bilateral commercial agreements, including rate negotiations, while Arbinet manages routing, reporting, credit risk and settlement.

Carrier Services

Arbinet provides Carrier Services, which is a simple approach to the traditional model of buying and selling voice termination, with standard carrier contracts, rate lock and multiple routing options. Arbinet’s Carrier Services enable a traditional carrier-to-carrier relationship between Arbinet, suppliers and customers. Arbinet offers varied classes of service for different customer segments, based upon customer’s specific needs for price, quality and feature support. Arbinet service provides a routing solution for its retail, mobile, wholesale, or calling card customers.

By using Arbinet’s Carrier Services, sellers can leverage Arbinet’s network to sell their routes. With access to Arbinet’s 1100+ interconnected members across the globe, suppliers can sell to Arbinet using their own codes and rate sheets, secure in the knowledge that they will receive payment against their destination codes, without the risk of inadvertent code mismatches. Suppliers can receive high volumes of traffic and take advantage of immediate margin and revenue opportunities without risk of credit default.

Services Offered through Arbinet’s Carrier Services

Buying Arbinet’s Carrier Services offering, customers may select from a variety of service classes of service and work with Arbinet’s sales and trading specialists to fine-tune the price/quality mix.

ValueSM. Carrier Services Value provides wholesale carriers a low-cost solution for terminating traffic on a managed platform with access to more than 1100+ potential suppliers.

QualitySM. Carrier Services Quality allows wholesale carriers the same potential as the Carrier Services Value, with a greater emphasis placed on quality-based routing, rather than price-based routing.

PremiumSM. Carrier Services Premium is the solution for retail-based fixed, VoIP and calling card operators. Fully managed, an emphasis is placed on qualifying and maintaining direct and transit direct termination. It has shorter interval for trouble resolution, fax guarantee and a limited number of CLI guaranteed destinations.

PremiumMobileSM. Carrier Services Premium Mobile is Arbinet’s premier quality solution for mobile operators. This service is built on the principle of terminating directly to the mobile network for assurance of roaming calls, and CLI delivery. Arbinet provides advanced, proactive, traffic monitoring and strict trouble resolution procedures, which meets the quality of service requirements.

Global Number Portability. Global Number Portability Query Services allow a carrier to query Arbinet’s systems for information about the carrier currently serving an end customer in order to route and rate the call most efficiently.

Internet Exchange

Services Offered through Arbinet’s Internet Exchange

Arbinet provides a leading marketplace for Internet Protocol (IP) transit and paid peering. More than 200 Internet service providers (ISPs) and IP application service providers (ASPs) buy, sell, deliver and settle IP transit and peering on the Exchange. A description of each of Arbinet’s IP solutions is set forth below:

OptimizedIPSM. Businesses currently buy Internet capacity on a best efforts basis. By automatically measuring and selecting the best performing Internet routes from each seller, OptimizedIP supports Arbinet’s quality sensitive buyers that want to maximize the quality of their Internet traffic within their price requirements. Offered as an Exchange-based route control and optimization service, buyers of OptimizedIP establish a price limit for their Internet capacity on the Exchange, and Arbinet optimizes a buyer’s traffic by dynamically routing traffic across all of the sellers that meet the buyer’s price criteria using its proprietary and patent pending route optimization technology.

SelectIPSM. Companies that sell Internet capacity do not deliver the same quality levels consistently to every destination. SelectIP allows members to trade route and settle traffic directed to a specific network on the Internet or autonomous system number (ASN). SelectIP allows the members to purchase on-net routes for specific ASNs at flexible terms, which simplifies IP paid peering arrangements.

PrimeIPSM. Today, businesses purchase Internet capacity in a highly manual process involving requests for proposals. PrimeIP automates the buying and selling of Internet capacity, allowing the members to trade, route and settle standard Internet capacity through an automated system. PrimeIP allows the members to purchase Internet accesses from multiple leading ISPs via a single interconnect, which simplifies ISP supplier management.

Colocation. Arbinet provides VoIP carriers and Internet service providers the option to expand their network presence by placing equipment in its facilities to take advantage of higher quality Internet access via close proximity. Arbinet’s colocation customers gain access to IP backbones in a secured environment along with the option of using Arbinet’s other Internet products, described above.

Fee Revenue from the Exchange

Arbinet’s revenue models for its Carrier Services business and the Exchange business differ. Arbinet’s Carrier Services customers simply pay the price offered for the services that are contracted for and provided, and Arbinet derives its profit from buying efficiently capacity from multiple suppliers. By contrast, Arbinet charges members of the Exchange fees based on a variety of factors, including their membership type, usage and volume commitments, subscriptions to additional services, and the value of the destinations they buy or sell. The members may pay the following fees:

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Trading Fees. Minimum fees, payable monthly in advance, are based on the size of members’ connections to Arbinet’s EDPs. These minimum fees provide these members with a fixed amount of trading volume at no additional charge. When a member trades above the allotted trading volume associated with its minimum fee, the member then generally pays an incremental per minute or per megabyte fee on all traffic above the usage minimum. Arbinet offers volume-based discounts on both the minimum capacity fees and per minute and per megabyte fees.

•	Price Improvement. A fee representing the spread between the buy rate fixed by a buyer and the ask price from a seller.

•	Credit Risk Management Fee. A fee for centralized invoicing, shorter settlement period and outsourced credit risk management services.

•	Membership Fee. A membership fee to join the Exchange.

•	Additional Service Fees. Fees for using additional value-added services. Currently, these fees include:

•	Inter-EDP. A fee for trading in multiple EDPs.

•	SelectRouting. A fee for traffic traded through Arbinet’s SelectVoice services.

•	RapidClear. A fee to receive payment earlier than Arbinet’s standard settlement terms.

Sales and Marketing

Arbinet markets and sells its products and services through its direct sales force. Arbinet seeks to expand the utilization of products and services by its current members through account managers who are dedicated to specific customer accounts. Arbinet’s sales team has extensive sales experience with a broad range of communications and technology companies and is located throughout the United States, Europe, Asia, the Middle East and Latin America. Arbinet’s sales process may involve a trial, where the members trade a small volume of traffic prior to trading larger volumes through the Exchange. Arbinet targets its voice services sales efforts at the telecommunications industry, and, in particular, the market for international wireline, wireless and VoIP minutes.

Arbinet’s marketing efforts are designed to drive awareness of its service offerings and solutions. Arbinet’s marketing activities include seminar programs, trade shows, web-site programs, public relations events, print advertising and direct mailings. Arbinet is also engaged in an on-going effort to maintain relationships with key communications industry analysts.

As a worldwide exchange of international communications traffic, Arbinet does a small amount of business with telecommunications carriers in Iran and Sudan. Arbinet believes its business dealings with the telecommunications carriers in Iran and Sudan are permitted transactions under the applicable United States

(U.S.) sanctions regimes administered by the U.S. Treasury Department’s Office of Foreign Assets Control, or OFAC, which permits certain transactions related to the receipt and transmission of telecommunications involving those countries. To Arbinet’s knowledge, Arbinet has no agreements with the governments of Iran and Sudan. Arbinet takes seriously its obligation to comply with all applicable laws and regulations, including OFAC sanctions programs, and has a comprehensive OFAC compliance program, including training for key employees and written policies and procedures.

Sales attributable to wholly owned subsidiaries in foreign countries are reported in Note 1 in the accompanying notes of the consolidated financial statements of Arbinet. See page F-27.

Technology

Arbinet’s technology consists of a web-based interface through which the members and their agents place buy and sell orders and an automated, scalable, patented and integrated trading platform to match, route and settle the members’ trades. The software platform provides for the delivery of traded capacity and is proprietary to Arbinet. Arbinet has patented the process that matches buy and sell orders on the Exchange to affect the delivery of traded capacity. In 2009, Arbinet deployed the new Carrier Services system as an adjunct to the Exchange platform that provides a simple interface for its sales team to manage Carrier Services customers as well as automatically and dynamically build customized routing tables based on price and quality variables to meet each customer’s needs. Arbinet integrates its state-of-the-art database, financial, and customer-care software, server hardware and communications switches, signaling devices and VoIP gateways acquired from leading manufacturers with Arbinet’s proprietary trading platform to provide a full service solution handling trading, routing and settlement of voice and data services. Arbinet’s technology consists of:

Customer Interface

The members and their agents access the Exchange through a web-based interface that allows them to place buy and sell orders that include quality and price parameters. Each member has its own dedicated, customizable trading environment that includes individualized traffic reports and online invoice access. Arbinet’s member facing applications are run on state-of-the-art servers.

Automated Trading and Delivery Platform

Arbinet’s system automatically matches buy and sell orders on its voice Exchange every four hours. Arbinet’s trading platform automatically creates an individualized routing table that prioritizes member orders based on the quality and price parameters entered into Arbinet’s web-based interface. This routing table is automatically downloaded into Arbinet’s self-developed Service Control Point (SCP), which is queried on a call-by-call basis by Arbinet’s switches in order to determine the correct routing for that individual call or session. As a result, when a buyer sends a voice call to the Exchange, Arbinet’s systems can automatically determine which seller best meets the buyer’s quality and price requirements and route that call to the appropriate seller. If the seller cannot terminate the voice call, Arbinet’s systems automatically forward the call to the next seller that meets the buyer’s quality and price requirements. If no seller is able to accept the buyer’s traffic, Arbinet’s systems automatically return the traffic to the buyer to try alternative service providers to complete the traffic.

Arbinet’s systems automatically measure the seller’s route quality based on traffic the seller has received through the Exchange and through Arbinet’s Carrier Services. Arbinet’s systems continually update the seller’s route quality rating and this is used to match the buy and sell orders for the next four hour routing cycle. If the quality has declined below the buyer’s requirements, the seller will be unmatched from that buyer. Arbinet’s proprietary routing software automatically directs a buyer’s traffic to the seller with the highest quality or lowest priced offer within the parameters selected by the buyer for the designated route.

Arbinet’s systems automatically generate reports that summarize the total activity on Arbinet’s network and the buy and sell activities for each member. These reports are useful to the members in determining the parameters within which they buy and sell minutes on the Exchange.

TDM Switches, VoIP Gateways and Intelligence

The members connect their networks to either Arbinet’s TDM switches or Arbinet’s VoIP gateways using private or public interconnections. Regardless of the method of interconnection, this platform enables Arbinet to route all traffic that is traded on the Exchange under the control of its highly specialized SCP intelligence that directs the routing of each individual call according to the buyer’s requirements down to the level of individual telephone numbers, if required.

Standardized and Centralized Billing System

Arbinet uses its proprietary operating support system to manage its billing and settlement functions. Arbinet’s switches generate traffic records that are automatically sent to its proprietary rating software that adds the economic parameters of each minute of capacity to the traffic detail record. The traffic detail record is then automatically sent to Arbinet’s billing system, which generates invoices that are posted on Arbinet’s web site, and notification is automatically emailed to the members.

Arbinet has patents covering both the technology and the process of routing voice and data services in a traded exchange environment. In the event of a spin-off of these patents and associated rights to Arbinet’s stockholders, Arbinet must first grant Primus a royalty-free, worldwide assignable (on a non-exclusive basis) and perpetual license to such patents and associated rights.

Members, Customers and Suppliers

The members, customers and suppliers, consist primarily of communications services providers seeking to buy or sell communications capacity and include national, multinational and regional telecommunications carriers, wireless carriers, resellers and VoIP service providers. As of December 31, 2009, Arbinet had 1,170 members who subscribe to Arbinet’s voice trading services on the Exchange, compared to 1,146 members as of December 31, 2008, representing approximately a 2% increase. The members include the world’s ten largest international communications services providers. The members traded approximately 10.3 billion minutes in 2009 and approximately 13.2 billion minutes in 2008, representing a decrease of approximately 22%. No member in 2009 represented over 10% of Arbinet’s fee revenue, and Arbinet’s top ten members represented, in the aggregate, approximately 19% of Arbinet’s fee revenues. As of December 31, 2009, Arbinet had 207 members trading data on the Exchange.

Competition

Arbinet believes that it currently does not have any significant direct competitors who offer communications services providers the ability to trade, route and settle capacity based on quality and price in a liquid marketplace similar to the Exchange. Although historically several companies attempted to provide similar exchange functionality to communications services providers, many of these companies have either ceased those operations, or have become resellers of voice calls and/or Internet capacity. Although Arbinet believes that its intellectual property presents a significant advantage in this business, new competitors may be able to create centralized trading solutions that replicate Arbinet’s business model, especially in the VoIP space. Arbinet has patents covering both the technology and the process of routing voice and data services in a traded exchange environment. In the event of a spin-off of these patents and associated rights to Arbinet’s stockholders, Arbinet must first grant Primus a royalty-free, worldwide assignable (on a non-exclusive basis) and perpetual license to such patents and associated rights.

Arbinet’s voice and data businesses and especially its Carrier Services business compete with the legacy processes through which communications services providers buy, sell, route and settle their communications traffic directly, without the use of an exchange. These processes include, but are not limited to, existing interconnection agreements and physical interconnections with other communications services providers and incumbent relationships. Many of these companies have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than Arbinet does and may have the ability to better attract and retain the same customers that Arbinet is targeting.

Government Regulation

Communications services are subject to varying levels of regulation at the Federal, State and local level. The FCC has jurisdiction over interstate and international communications. Services that are defined as telecommunications services are subject to the most stringent regulation, including general obligations to provide service at just and reasonable rates and practices, to not unreasonably discriminate, and they are subject to various reporting requirements and fee assessments. Information services, services that utilize computer processing and interaction with stored data, are largely deregulated. Arbinet believes that the Exchange business is an information service and thus not subject to regulation. Arbinet’s new Carrier Services business, however, is subject to regulation and it has obtained authority from the FCC to provide international facilities-based and resale services.

Increasingly data and voice calls are transmitted using IP. The current regulatory treatment of IP services is complicated and unresolved. Internet backbone services that transmit information from web sites or VoIP services are largely unregulated, as are Internet access services such as cable modem or Digital Subscriber Line, or DSL. However, calls that begin on a traditional telephone network and end on a traditional telephone network but are transported over IP in between are regulated as telecommunications services. The FCC has not classified calls that are VoIP on one end and regular telephone calls on the other. The FCC has for several years been assessing the regulatory treatment of various IP services, including VoIP. Some states have asserted authority over intrastate VoIP calls, adding further uncertainty.

The FCC and the various state utility commissions also regulate how much local carriers can charge for originating or terminating calls over their local networks. These access charges can vary depending on whether the call is local, intrastate or interstate/international. There is also controversy about whether VoIP calls are subject to access charges. The FCC has been studying whether to reform the intercarrier compensation framework, including access charges, and may take action in the future that could decrease some of these charges. Closely tied to this issue is the question of which types of communications should be subject to universal service fee assessments. Today, USF contributions are assessed on revenue from calls between states or those between the United States and other countries. The FCC is also reassessing this program in ways that could result in additional types of communications providers being required to contribute.

The FCC has presented to Congress a National Broadband Plan for expanding the use and availability of broadband services. The plan recommends legal and regulatory actions that should be taken to increase the availability of high speed Internet connections nationwide, possibly increasing the need for Internet capacity. The plan also calls for new rules regarding universal service and intercarrier compensation.

Intellectual Property

Arbinet’s success depends in part on its proprietary rights and technology. Arbinet relies on a combination of patent, copyright, trademark and trade secret laws, employee and third-party non-disclosure agreements and other methods to protect Arbinet’s proprietary rights.

Arbinet has been issued 43 domestic and international patents, and has 16 further pending patent applications related, among other things, to a process that collects requests to purchase and offers to sell telecommunications services, from buyers and sellers of such services, matches the offers and requests and delivers the traded telecom services between matched sellers and buyers. Under the terms of the merger agreement, Arbinet may, but is not required to, spin-off its patents and associated rights to its stockholders or sell such patents and patent rights to a third party for cash, referred to as an IP Sale, under certain conditions. For information regarding a potential spin-off or IP Sale by Arbinet of its patents and associated rights to its stockholders, see “Terms of the Merger Agreement — Potential Spin-off or Sale of Patents by Arbinet” beginning on page 134.

Arbinet® and Arbinet-thexchange® are registered trademarks of Arbinet Corporation. ThexchangeSM, voice on thexchangeSM, OptimizedVoiceSM, SelectVoiceSM, PrimeVoiceSM, DirectAxcessSM, AssuredAxcessSM, PrivateExchangeSM, PeeringSolutionsSM, data on thexchangeSM, OptimizedIPSM, SelectIPSM, PrimeIPSM, SwitchAxcessSM, RapidClearSM, SoftSwitchAxcessSM, AxcessCodeSM, AxcessRateSM, and CreditWatchSM, are service marks of Arbinet Corporation. Arbinet’s logos, trademarks and service marks are the property of Arbinet Corporation.

Legal Proceedings

From time to time, Arbinet is involved in legal proceedings in the ordinary course of its business. The litigation process is inherently uncertain, and Arbinet cannot guarantee that the outcome of any proceedings or lawsuits in which Arbinet may become involved will be favorable to Arbinet or that the resolution of such proceedings or lawsuits will not have a material adverse effect upon its business, results of operations or financial position. Arbinet does not currently believe there are any matters pending that will have a material adverse effect on its business, results of operations or financial position.

NNP Communications, LLC versus Arbinet-thexchange, Inc.

On June 10, 2009, Arbinet was notified that a demand for arbitration had been filed with the American Arbitration Association against Arbinet by NNP Communications, LLC (“NNP”), a former member of Arbinet’s Exchange, seeking damages in the amount of $9.5 million for alleged claims for breach of contract, unjust enrichment, fraud, tortious interference with contract and unfair competition (the “NNP Arbitration”). NNP alleged that the Exchange was not operated in a neutral manner and that Arbinet wrongfully competed with its members. NNP also alleged that Arbinet wrongfully directed telecommunications traffic meant for NNP to companies owned, directly or indirectly, by Arbinet insiders or companies who pay monies to Arbinet insiders in exchange for telecommunications traffic. Arbinet filed a response in the NNP Arbitration on July 8, 2009, denying the allegations and asserting a counterclaim for breach of contract and negligent misrepresentation. Arbinet also filed a demand for arbitration with the American Arbitration Association against an affiliated entity of NNP, Savontel Communications, Inc. (“Savontel”), another former member of the Exchange, seeking damages in the amount of $0.5 million for breach of contract and recovery of unpaid invoices (the “Savontel Arbitration”). On December 18, 2009, the arbitrator in the Savontel Arbitration entered an interim award granting the full amount of Arbinet’s claim of $0.5 million plus interest, administrative, and reasonable legal expenses, which became final on February 9, 2010 (the “Savontel Award”). On August 18, 2010, Arbinet entered into a Settlement Agreement with NNP pursuant to which the parties, without admitting liability, agreed to dismiss the NNP Arbitration and release each other from liability in exchange for Arbinet’s agreement to pay $0.35 million in cash (the “NNP Settlement Payment”) and extinguish the Savontel Award. On August 18, 2010, Arbinet also entered into a Settlement Agreement with Savontel pursuant to which the parties, without admitting liability, agreed to dismiss the Savontel Arbitration and release each other from liability in exchange for the NNP Settlement Payment. In September 2010, Arbinet made the NNP Settlement Payment, extinguished the Savontel Award, and recorded the aggregate settlement cost of $0.9 million in other income (loss), net. The NNP Arbitration and the Savontel Arbitration have each been dismissed.

Description of Property

Arbinet’s headquarters is located at 460 Herndon Parkway, Suite 150, Herndon, Virginia, where Arbinet leases approximately 28,260 square feet of office space.

Arbinet’s leased properties are as follows:

Location	Approximate Area (In Sq. Feet)	Use	Lease Expiration Date
Herndon, Virginia	28,260	Administrative Office & Operations Center	May 31, 2020
New Brunswick, New Jersey	11,500	60% subleased 40% vacant	April 30, 2013
New York, New York	22,896	EDP & Sales Office	July 31, 2015
London, United Kingdom	2,837	Sales Office	June 22, 2017

In addition, Arbinet leases circuit capacity from other communications services providers to support its EDPs in Miami, Florida; London, United Kingdom; Frankfurt, Germany; and Hong Kong. As part of Arbinet’s agreements with these communications services providers, they provide Arbinet with its physical connection point in those markets.

Arbinet believes its existing facilities are adequate for its current needs and that suitable additional or alternative space will be available in the future on commercially reasonable terms as needed.

Employees

As of January 7, 2011, Arbinet had 106 employees, based primarily in the Unites States and Europe. None of Arbinet’s employees are represented by a labor union. Arbinet has not experienced any work stoppages and considers its relations with its employees to be good.

For more information regarding Arbinet, see “Where You Can Find More Information” beginning on page 183.

ARBINET’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Revenue

Arbinet generates revenues from the trading of voice and data traffic that members conduct on the Exchange and traffic from Arbinet’s Carrier Services business that is conducted on the Exchange, which Arbinet refers to as trading revenues. Revenues also include the fees and other charges Arbinet derives from members for allowing them to trade on the Exchange, which Arbinet refers to as fee revenues. Arbinet’s trading revenue represents the aggregate dollar value of the calls that are routed through Arbinet’s voice and data exchange delivery points (EDPs) at the price agreed to by the buyer and seller of the capacity or between the customer and Arbinet for Carrier Services. Arbinet’s system automatically records all traffic terminated through its EDPs. For example, if a 10-minute call is originated in France and routed through Arbinet’s facilities to a destination in India for $0.11 per minute, Arbinet records $1.10 of trading revenue for the call. Certain members contract to buy minutes to specific markets at fixed rates. Arbinet may generate profit or incur losses associated with this trading activity and other transactions executed on the Exchange.

Costs and Expenses

Arbinet’s cost of trading revenues consists of the cost of calls and data transmissions that are routed through its EDPs at the price agreed to by both the buyer and the seller of the capacity for Exchange traffic, or between the supplier and Arbinet for Carrier Services traffic. For example, in the France to India hypothetical call above, Arbinet would record cost of trading revenues equal to $1.10, an amount that Arbinet would pay to the seller. For its Carrier Services model, Arbinet would expect costs to be less than its revenues on that traffic to earn a margin, which is typically reflected in fee revenues.

Indirect cost of trading and fee revenues consists of costs related to supporting the operations of the Exchange and network, such as salaries, benefits, and related costs of engineering, technical support, product and software development, and system support personnel, as well as facilities and interconnect costs. It is impractical to break down such expenses between indirect cost of trading revenues and indirect cost of fee revenues.

Sales and marketing consists of salaries, benefits, commissions, and related costs of sales and marketing personnel, trade shows and other marketing activities.

General and administrative costs consist of salaries, benefits, and related costs of corporate, finance and administrative personnel, facilities costs, insurance, bad debt expense and outside service costs, such as legal and accounting fees.

Business Development

Arbinet continues to seek to increase its trading volume. Arbinet aims to achieve this by increasing participation on the Exchange from existing members, increasing membership on the Exchange, expanding its global presence, developing and marketing complementary services and leveraging Arbinet’s Federal Communication Commission (FCC) license to expand the provision of wholesale Carrier Services. Arbinet currently has EDPs in New York, Los Angeles, Miami, London, Frankfurt and Hong Kong. Arbinet can initially establish an EDP in a new market without any additional capital by directly connecting the new EDP to one of Arbinet’s existing EDPs through a leased network. For example, Arbinet’s EDP in Frankfurt is connected with Arbinet’s EDP in London. Once Arbinet has sufficient business in a new market, it may install a new switch for the EDP in that market for a cost of approximately $1.0 million. Arbinet plans to develop, market and expand services that are complementary to its existing offerings, including enhanced trading, credit and clearing services. Arbinet may not be successful in doing so due to many factors, including the business environment in which it operates and current adverse global economic conditions. For a further discussion of regulatory, technological and other changes relevant to Arbinet’s business, see “Information about Arbinet — Industry Background” beginning on page 60.

Critical Accounting Policies and Estimates

Arbinet’s management’s discussion and analysis of its financial condition and results of operations is based on its condensed consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and judgments that affect the amounts reported for assets, liabilities, revenues, expenses and the disclosure of contingent liabilities. Arbinet’s significant accounting policies are more fully described in “Note 1 — Business and Summary of Significant Accounting Policies” to the consolidated financial statements of Arbinet on page F-27.

Critical accounting policies are those that Arbinet believes are both important to the portrayal of its financial condition and results of operations and often involve difficult, subjective or complex judgments, generally as a result of the need to make estimates about the effect of matters that are inherently uncertain. Management evaluates these estimates, including those related to revenue recognition and deferred revenue, stock-based compensation, allowance for doubtful accounts, income taxes, long-lived assets, and goodwill and other intangible assets, on an ongoing basis. The estimates are based on historical experience and on various assumptions about the ultimate outcome of future events. Actual results may differ from these estimates.

Arbinet believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements:

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Revenue Recognition and Deferred Revenue. Net revenue is derived from the provision of international voice, data and managed communications services for fixed, mobile and wholesale services. Arbinet operates an electronic market for trading, routing and settling voice and data capacity, as well as a traditional wholesale business. Arbinet recognizes trading revenues from minutes traded on the Exchange, and fee revenues from access fees, credit risk premium fees, colocation service fees, membership fees and other value-added service fees. Revenues from minutes traded represent the price per minute multiplied by the number of minutes purchased by buyers through the Exchange. Arbinet recognizes trading revenues on a gross basis, pursuant to the Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, or the Codification, guidance on revenue recognition, because Arbinet acts as a principal in the transactions and not in a broker or agent capacity. Additionally, Arbinet has the risks and rewards of ownership since it collects directly from the buyer and is solely responsible for payments to the seller. Arbinet bears the credit risk of the transactions and any potential default by the buyer does not absolve Arbinet from paying the seller. Revenues from access fees generally represent the amount Arbinet charges sellers and buyers based on their trading activity on the Exchange with other Members.

Net revenue is earned based on the number of minutes at a prescribed rate that travel through Arbinet’s network, adjusted for service credits and service adjustments. Revenue for a period is calculated from information received through Arbinet’s network switches. Arbinet designed customized software to track the information from the switch and analyze the call detail records against stored detailed information about revenue rates. This software provides Arbinet the ability to do a timely and accurate analysis of revenue earned in a period.

Net revenue is also earned on a fee basis for additional value-added services provided to Arbinet’s customers, such as accelerated payment terms, in the period service is provided. Revenues from credit risk premium fees represent the amount charged Members based on each Member’s gross selling activity on the Exchange for that period. Revenues from colocation service fees represent the amount charged Members in order for the Member-owned equipment to be placed in Arbinet’s premises. Arbinet recognizes revenue for access fees, credit risk premium fees and colocation service fees as the service is provided. Fee revenues also include a monthly minimum fee based on the amount of capacity that Members have connected to Arbinet’s switches and overage fees for the number of minutes or megabytes that are routed through Arbinet’s switches in excess of amounts allowed under the monthly minimum, or collectively referred to as access fees, which comprised approximately 76% and 79% of fee revenues for the years ended December 31, 2009 and 2008, respectively. Additionally, deferred revenue is recorded for payments received in advance for volume minimums until such related services are provided, and membership fees are deferred and amortized over the average benefit period.

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Share-Based Compensation. Arbinet measures the compensation cost of stock-based compensation at the grant date, based on the fair value of the award, including estimated forfeitures, and Arbinet recognizes that cost as an expense ratably over the associated employee service period, which generally is the vesting period of the equity award. Arbinet calculates the fair value of stock options using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires Arbinet to make certain assumptions and estimates concerning its stock price volatility, the rate of return of risk-free investments, the expected term of the awards, and its anticipated dividends. In determining the amount of expense to be recorded, Arbinet also is required to exercise judgment to estimate forfeiture rates for awards, based on the probability that employees will complete the required service period. If actual forfeitures differ significantly from Arbinet’s estimates, if any of Arbinet’s estimates or assumptions prove incorrect, or if the likelihood of achievement of a performance condition changes, Arbinet’s results could be materially affected.

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Allowance for Doubtful Accounts. Arbinet maintains an allowance for doubtful accounts for estimated losses resulting from the failure of Members on Arbinet’s Exchange to make required payments. The amount of Arbinet’s allowance is based on Arbinet’s historical experience, current economic trends, and an analysis of Arbinet’s aged outstanding accounts receivable balances. If the financial condition of a Member deteriorates, resulting in additional risk in their ability to make payments to Arbinet, then additional allowances may be required which would result in an additional expense in the period that this determination is made. While credit losses have historically been within Arbinet’s range of expectations and Arbinet’s reserves, Arbinet cannot guarantee that it will continue to experience the same level of doubtful accounts that Arbinet has in the past.

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Income Taxes. Arbinet has net deferred tax assets, reflecting net operating loss (NOL) carryforwards and other deductible differences, which may reduce Arbinet’s taxable income in future years. These net deferred tax assets are offset by a valuation allowance resulting in no tax benefit being recognized related to these net deferred tax assets. Arbinet is required to periodically assess the realization of its deferred tax assets and changes in circumstances may require adjustments in future periods. The amount of net deferred tax assets actually realized could vary if there are differences in the timing or amount of future reversals of existing deferred tax liabilities or changes in the amounts of future taxable income. If it becomes more likely than not that Arbinet will recognize a future tax benefit from the deferred tax assets, Arbinet may need to reverse some or all of its valuation allowance. When evaluating the ability for Arbinet’ to record a net deferred tax asset, the Codification standards require Arbinet to consider all sources of taxable income as well as all available evidence to determine that it is more likely than not that Arbinet will be able to utilize this asset.

Arbinet is also required to address whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Arbinet may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that, on a cumulative basis, has a greater than fifty percent likelihood of being realized upon ultimate settlement. It provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. Arbinet believes that it has identified all reasonably identifiable exposures and that the established reserves for such exposures are appropriate.

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Long-Lived Assets. Arbinet assesses the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable, in accordance with the Codification on the impairment or disposal of long-lived assets. Factors Arbinet considers important which could trigger an impairment review include the following:

•	significant underperformance relative to historical or projected future operating results;

•	significant changes in the manner of or use of the acquired assets or the strategy for Arbinet’s overall business; and

•	significant industry, economic or competitive trends.

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Goodwill and Other Intangible Assets. Arbinet follows the FASB guidance on goodwill and intangible assets, which require that purchased goodwill and certain indefinite-lived intangibles no longer be amortized. Instead, goodwill is tested for impairment as of October 1 of each year, or more frequently if impairment indicators arise, by applying a fair value approach. Additionally, Arbinet tests for impairment of its indefinite- and definite-lived intangible assets when indicators arise. In assessing the recoverability of Arbinet’s goodwill and other intangibles, Arbinet must make assumptions regarding estimated future cash flows.

On June 11, 2010, Arbinet effected a 1-for-4 reverse split of its common stock. In addition, Arbinet decreased the number of authorized shares of its common stock from 60,000,000 to 15,000,000 shares. All share information related to periods prior to June 11, 2010 in the accompanying financial statements have been restated retroactively to reflect the reverse stock split.

Results of Operations

Comparison of Three Months Ended September 30, 2010 and 2009

Trading revenues and cost of trading revenues

Trading revenues increased 3.0% to $78.1 million for the three months ended September 30, 2010 from $75.9 million for the three months ended September 30, 2009. The increase in trading revenues was due to increased minutes bought and sold on the Exchange.

A total of 3.40 billion minutes were bought and sold on the Exchange for the three months ended September 30, 2010, an increase of 35.7% from the 2.51 billion minutes that were bought and sold on the Exchange for the three months ended September 30, 2009. There were 353.5 million completed calls in the three months ended September 30, 2010, representing a 26.2% increase from the 280.1 million completed calls for the three months ended September 30, 2009. Arbinet’s concerted effort to increase traffic quality and the average call duration (ACD) of calls on the Exchange began in the third quarter of 2008 and was completed in the fourth quarter 2008. Arbinet continues to maintain the monitoring programs developed during that time period. This process contributed to a temporary decline in 2008 and 2009 in the number of minutes bought and sold on the Exchange. Arbinet believes that its decision in 2008 to streamline some of its routes has positively influenced its call quality in the short term and will improve overall business results in the long term, as evidenced by the increased number of minutes traded and calls completed in the three months ended September 30, 2010. In addition, ACD of calls on the Exchange increased to 4.8 minutes per call for the three months ended September 30, 2010 from 4.5 minutes per call for the three months ended September 30, 2009.

Arbinet’s United Kingdom subsidiary accounted for approximately 61% and 28% of total trading revenues for the three months ended September 30, 2010 and 2009, respectively. Arbinet’s Hong Kong subsidiary accounted for approximately 6% and 2% of total trading revenues for the three months ended September 30, 2010 and 2009, respectively.

As a result of the increase in trading revenues, there was a commensurate increase in the cost of trading revenues by 3.2% to $78.3 million for the three months ended September 30, 2010 from $75.8 million for the three months ended September 30, 2009.

Fee revenues

Fee revenues decreased 12.9% to $7.0 million for the three months ended September 30, 2010 from $8.1 million for the three months ended September 30, 2009. Fee revenues decreased to $0.0021 per minute for the three months ended September 30, 2010 from $0.0032 per minute for the three months ended September 30, 2009. Average fee revenue per minute decreased as a result of changes in the mix of both geographic markets and the trading activity of members on the Exchange. In addition, Arbinet experienced increased carrier services and other member credits, decreased sales of certain premium service offerings and decreases in usage minimums. Arbinet has provided and may continue to provide incentives to improve liquidity and expand options in the Exchange. Arbinet believes that these incentives, along with the results of its Carrier Services expansion and members continuing to achieve higher volume levels, may result in a continued decline in average fee revenue per minute.

Arbinet’s United Kingdom subsidiary accounted for approximately 38% and 30% of total fee revenues for the three months ended September 30, 2010 and 2009, respectively. Arbinet’s Hong Kong subsidiary accounted for approximately 4% and 2% of total fee revenues for the three months ended September 30, 2010 and 2009, respectively.

Indirect cost of trading and fee revenues

Indirect cost of trading and fee revenues includes charges for interconnection of Arbinet’s various network components and costs to monitor, operate and maintain Arbinet’s network and supporting systems. Indirect costs of trading and fee revenues decreased 22.2% to $3.4 million for the three months ended September 30, 2010 from $4.4 million for the three months ended September 30, 2009. Compensation related expenses decreased by $0.5 million for the three months ended September 30, 2010 mainly due to headcount reductions. Beginning in 2010, Arbinet stopped reporting bonus and rent expense in its network operations cost, reclassifying these corporate-driven expenses to general and administrative. The rent expense reclassified to general and administrative for the three months ended September 30, 2010 decreased this line item approximately $0.5 million due to the reclassification compared with the three months ended September 30, 2009.

Sales and marketing

Sales and marketing expenses decreased 24.1% to $1.5 million for the three months ended September 30, 2010 from $2.0 million for the three months ended September 30, 2009. This decrease was mainly due to lower compensation related expenses of $0.2 million, including decreased payroll and related payroll taxes. Certain employee expenses, which were classified in sales and marketing expenses in the previous periods, were recorded in general and administrative expenses to reflect redefinition of responsibilities.

General and administrative

General and administrative expenses increased 61.6% to $4.0 million for the three months ended September 30, 2010 from $2.5 million for the three months ended September 30, 2009. Compensation related expense increased by $0.3 million. Due to a redefinition of responsibilities, starting in 2010, certain employee expenses for the three months ended September 30, 2010, which were classified in sales and marketing expenses in the previous periods, were recorded in general and administrative expenses. Additionally, affecting compensation expense was the reclassification of $0.1 million of company-driven bonus expense to general and administrative. Bad debt expense increased by a net $0.8 million, related to an increase in reserves for a specific account as well as a net increase in reserves on accounts overdue by more than 60 days, following increased collections efforts on aged balances which resulted in minimal additional collections on the remaining accounts. Rent expenses increased by $0.5 million due to a reclassification of rent from indirect cost of trading and fee revenues, which was fully recorded in general and administrative expenses in the three months ended September 30, 2010. In addition, Arbinet recorded $0.4 million for professional fees primarily related to matters in arbitration and associated with strategic alternatives pursued by Arbinet. These increases were partially offset by a $0.1 million decrease in software and hardware maintenance costs, which were recorded in indirect cost of trading and fee revenues starting in 2010.

Depreciation and amortization

Depreciation and amortization decreased 8.1% to $1.6 million for the three months ended September 30, 2010 from $1.8 million for the three months ended September 30, 2009. This decrease was primarily attributable to certain assets becoming fully depreciated.

Severance charges

In the three months ended September 30, 2010, Arbinet recorded $0.2 million of severance charges primarily related to a separation and release agreement entered into with a division chief who departed from Arbinet in the third quarter 2010.

Interest and other income (expense)

Interest income was $14,000 for the three months ended September 30, 2010 as compared with $20,000 for the three months ended September 30, 2009. Interest expense decreased to $0.1 million for the three months ended September 30, 2010 from $0.2 million for the three months ended September 30, 2009. Other income (loss), net, was a loss of $1.1 million for the three months ended September 30, 2010, primarily due to the $0.9 million settlement of the NNP Arbitration and the Savontel Arbitration and the $0.3 million impairment of a certain investment recorded in other assets. Other income (loss), net, which was income of $0.1 million for the three months ended September 30, 2009, principally reflected late fees charged to certain members.

Foreign currency transaction gain (loss)

The foreign currency transaction gain (loss) for the three months ended September 30, 2010 was an $18,000 gain as compared with a $0.7 million loss for the three months ended September 30, 2009. The foreign currency transaction gain is attributable to the impact of foreign currency exchange rate changes on intercompany debt balances intended for future settlement, and on receivables and payables denominated in a currency other than a subsidiary’s functional currency. The amount of gain is related to the relative change in the foreign currency exchange rates. The reduction, partially in the second quarter 2010 and substantially in the third quarter 2010, in absolute terms of the gain (loss) is due to the second quarter 2010 recategorization of an intercompany balance between the United States and United Kingdom operating subsidiaries from a balance intended for future settlement to one that is long-term in nature.

(Benefit) provision for income taxes

Arbinet recorded a benefit for income taxes of $11,000 for the three months ended September 30, 2010 and a provision for income taxes of $0.1 million for the three months ended September 30, 2009. The (benefit) provision for income taxes in 2010 and 2009 are comprised of the statutory requirements for state taxes.

Comparison of Nine Months Ended September 30, 2010 and 2009

Trading revenues and cost of trading revenues

Trading revenues of $230.5 million for the nine months ended September 30, 2010 were essentially flat compared with $231.0 million for the nine months ended September 30, 2009. For the nine months ended September 30, 2010, the increase in volume of minutes was fully offset by a lower average trade rate for minutes bought and sold on the Exchange caused by market pressures on pricing and change in mix of traffic to lower priced markets.

A total of 9.50 billion minutes were bought and sold on the Exchange for the nine months ended September 30, 2010, an increase of 22.3% from the 7.77 billion minutes that were bought and sold on the Exchange for the nine months ended September 30, 2009. There were 972.7 million completed calls in the nine months ended September 30, 2010, representing a 13.2% increase from the 859.5 million completed calls for the nine months ended September 30, 2009. Arbinet’s concerted effort to increase traffic quality and ACD of calls on the Exchange began in the third quarter of 2008 and was completed in the fourth quarter 2008. Arbinet continues to maintain the monitoring programs developed during that time period. This process contributed to a temporary decline in 2008 and 2009 in the number of minutes bought and sold on the Exchange. Arbinet believes that its decision in 2008 to streamline some of its routes has positively influenced its call quality in the short term and will improve overall business results in the long term, as evidenced by the increased number of minutes traded and calls completed in the nine months ended September 30, 2010. In addition, ACD of calls on the Exchange continued to increase to 4.9 minutes per call for the nine months ended September 30, 2010 from 4.5 minutes per call for the nine months ended September 30, 2009.

Arbinet’s United Kingdom subsidiary accounted for approximately 55% and 28% of total trading revenues for the nine months ended September 30, 2010 and 2009, respectively. Arbinet’s Hong Kong subsidiary accounted for approximately 7% and 3% of total trading revenues for the nine months ended September 30, 2010 and 2009, respectively.

Cost of trading revenues of $230.6 million for the nine months ended September 30, 2010 was essentially flat compared with $231.2 million for the nine months ended September 30, 2009.

Fee revenues

Fee revenues decreased 9.8% to $23.5 million for the nine months ended September 30, 2010 from $26.0 million for the nine months ended September 30, 2009. Fee revenues decreased to $0.0025 per minute for the nine months ended September 30, 2010 from $0.0033 per minute for the nine months ended September 30, 2009. Average fee revenue per minute decreased as a result of changes in the mix of both geographic markets and the trading activity of members on the Exchange. In addition, Arbinet experienced increased carrier services and other member credits, decreased sales of certain premium service offerings and decreases in usage minimums. Arbinet has provided and may continue to provide incentives to improve liquidity and expand options in the Exchange. Arbinet believes that these incentives, along with the results of its Carrier Services expansion and members continuing to achieve higher volume levels, may result in a continued decline in average fee revenue per minute.

Arbinet’s United Kingdom subsidiary accounted for approximately 33% and 27% of total fee revenues for the nine months ended September 30, 2010 and 2009, respectively. Arbinet’s Hong Kong subsidiary accounted for approximately 4% and 2% of total fee revenues for the nine months ended September 30, 2010 and 2009, respectively.

Indirect cost of trading and fee revenues

Indirect cost of trading and fee revenues includes charges for interconnection of Arbinet’s various network components and costs to monitor, operate and maintain Arbinet’s network and supporting systems. Indirect costs of trading and fee revenues decreased 22.1% to $10.8 million for the nine months ended September 30, 2010 from $13.8 million for the nine months ended September 30, 2009. Compensation related expenses decreased by $1.5 million for the nine months ended September 30, 2010 mainly due to $0.2 million of bonus expense recorded in 2009 and headcount reductions, including a division chief in the first quarter 2010. Due to a redefinition of responsibilities in first quarter 2010, certain employee expenses of $0.5 million for the nine months ended September 30, 2010, which were classified in indirect cost of trading and fee revenues in the prior year, were recorded in general and administrative expenses or sales and marketing expenses. Beginning in 2010, Arbinet stopped reporting bonus and rent expense in its network operations cost, reclassifying these corporate-

driven expenses to general and administrative. The rent-related expense reclassified for the nine months ended September 30, 2010 decreased this line item approximately $1.8 million due to the reclassification compared to the nine months ended September 30, 2009.

Sales and marketing

Sales and marketing expenses decreased 4.8% to $5.4 million for the nine months ended September 30, 2010 from $5.7 million for the nine months ended September 30, 2009. Compensation-related expenses increased by $0.2 million for the nine months ended September 30, 2010, mainly due to commissions and related payroll taxes and increased expenses to improve global routing. Due to a redefinition of responsibilities in first quarter 2010, certain employee expenses of $0.3 million for the nine months ended September 30, 2010, which were classified in indirect cost of trading and fee revenues in the previous periods, were recorded in sales and marketing, partially offset by certain employee expenses of $0.1 million for the nine months ended September 30, 2010, which were classified in sales and marketing expenses in the prior year, were recorded in general and administrative expenses. Rent and utilities expenses decreased by $0.1 million due to the first quarter 2010 reclassification of rent-related expenses being reported in general and administrative expenses, as well as software and hardware maintenance costs being reported in indirect cost of trading and fee revenues. Cost-cutting measures resulted in decreases in travel expenses of $0.1 million and in marketing expenses of $0.1 million.

General and administrative

General and administrative expenses increased 58.5% to $11.9 million for the nine months ended September 30, 2010 from $7.5 million for the nine months ended September 30, 2009. The compensation related expenses increased by $1.0 million. Due to a redefinition of responsibilities in first quarter 2010, certain employee expenses of $0.4 million for the nine months ended September 30, 2010, which were classified in indirect cost of trading and fee revenues and sales and marketing expenses in the previous periods, were recorded in general and administrative expenses. Additionally, affecting compensation expense was the reclassification in the first quarter 2010 of company-driven bonus expense to general and administrative. Bad debt expense increased by a net $1.6 million, related to an increase in reserves for a specific account as well as a net increase in reserves on accounts overdue by more than 60 days, following increased collections efforts on aged balances which resulted in minimal additional collections on the remaining accounts. Rent and utilities expenses increased by $1.6 million due to a reclassification of rent, which was fully recorded in general and administrative expenses in the nine months ended September 30, 2010. Fees for credit underwriting were increased by $0.2 million in the nine months ended September 30, 2010 as compared with the nine months ended September 30, 2009. In addition, Arbinet recorded a cumulative total of $1.0 million in the nine months ended September 30, 2010 for the following: the final costs to relocate Arbinet’s corporate headquarters from New Jersey to Virginia, expenses associated with the implementation of the 1-for-4 reverse stock split, legal expenses for matters in arbitration, and additional professional fees primarily associated with strategic alternatives pursued by Arbinet. These increases were partially offset by a $0.2 million decrease in professional fees and a $0.3 million decrease in software and hardware maintenance costs, which were recorded in indirect cost of trading and fee revenues starting in 2010.

Depreciation and amortization

Depreciation and amortization decreased 7.1% to $5.0 million for the nine months ended September 30, 2010 from $5.4 million for the nine months ended September 30, 2009. This decrease was primarily attributable to certain assets becoming fully depreciated.

Severance charges

In the nine months ended September 30, 2010, Arbinet recorded $1.4 million of severance charges primarily related to separation and transition services agreements entered into with its former general counsel and four division chiefs who departed from Arbinet during the nine months ended September 30, 2010.

Interest and other income (expense)

Interest income was $0.1 million for the nine months ended September 30, 2010 and 2009. Interest expense stayed flat at $0.5 million for the nine months ended September 30, 2010. Other income (loss), net, which was $0.9 million loss for the nine months ended September 30, 2010 compared to $0.2 million income for the nine months ended September 30, 2009. The 2010 loss was primarily due to the $0.9 million settlement of the NNP Arbitration and the Savontel Arbitration and a $0.3 million impairment of a certain investment.

Foreign currency transaction gain (loss)

The foreign currency transaction gain (loss) for the nine months ended September 30, 2010 was a $1.3 million loss as compared with a $2.1 million gain for the nine months ended September 30, 2009. The foreign currency transaction gain (loss) is attributable to the impact of foreign currency exchange rate changes on intercompany debt balances intended for future settlement, and on receivables and payables denominated in a currency other than a subsidiary’s functional currency. The amount of gain (loss) is related to the relative change in the foreign currency exchange rates. The reduction, partially in the second quarter 2010 and substantially in the third quarter 2010, in absolute terms of the gain (loss) is due to the second quarter 2010 recategorization of an intercompany balance between the United States and United Kingdom operating subsidiaries from a balance intended for future settlement to one that is long-term in nature.

(Benefit) provision for income taxes

Arbinet recorded provisions for income taxes of $0.1 million and $0.2 million for the nine months ended September 30, 2010 and 2009, respectively. The provision for income taxes in 2010 included an offsetting $0.1 million, which was a portion of the refund of federal income taxes, most of which was recorded in 2009, due to a provision of the Worker, Homeownership and Business Assistance Act of 2009, which enabled Arbinet to receive a refund of prior years’ Federal alternative minimum taxes. The offsetting expense in 2010 and the provision for income taxes in 2009 primarily are comprised of the statutory requirements for state taxes.

Comparison of Fiscal Years Ended December 31, 2009 and 2008

Trading Revenues and Cost of Trading Revenues

Trading revenues decreased 26.9% to $305.8 million for the year ended December 31, 2009 from $418.5 million for the year ended December 31, 2008. The decrease in trading revenues was due to a decrease in the volume traded by the members and a lower average trade rate for minutes bought and sold on the Exchange. Specifically, the factors affecting trading revenues included:

A total of 10.25 billion minutes were bought and sold on the Exchange for the year ended December 31, 2009, a decrease of 22.2% from the 13.17 billion minutes that were bought and sold for the year ended December 31, 2008. There were 1.13 billion completed calls in the year ended December 31, 2009, representing a 33.5% decrease from the 1.70 billion completed calls for the year ended December 31, 2008. In the second half 2008, Arbinet began a concerted effort to increase traffic quality and the average call duration (ACD) of calls on the Exchange. These measures included eliminating and streamlining many of the routes offered. This process, which was completed in the fourth quarter 2008, contributed to a decline in the number of minutes bought and sold on the Exchange. In addition, the global economic recession has had a negative impact on certain of the members’ trading activity. Arbinet believes that its decision in 2008 to streamline some of its routes has positively influenced its call quality in the short term and will improve overall business results in the long term, as evidenced by the continued increase in the ACD to 4.5 minutes per call on the Exchange for the year ended December 31, 2009 from 3.9 minutes per call for the year ended December 31, 2008.

As a result of the decrease in trading revenues, cost of trading revenues decreased 27.0% to $305.7 million for the year ended December 31, 2009 from $418.9 million for the year ended December 31, 2008.

Fee Revenues

Fee revenues decreased 30.3% to $33.7 million for the year ended December 31, 2009 from $48.4 million for the year ended December 31, 2008. On a per minute basis, fee revenues decreased to $0.0033 for the year ended December 31, 2009 from $0.0037 for the year ended December 31, 2008. Average fee revenue per minute decreased as a result of changes in the mix of both geographic markets and the trading activity of members on the Exchange. In addition, Arbinet experienced decreased sales of certain premium service offerings, including decreased fees for providing accelerated payments to members. In the future, Arbinet may provide incentives to improve liquidity in the Exchange and that, along with the results of its Carrier Services expansion and members continuing to achieve higher volume levels, may lead to a decline in average fee revenue per minute.

Arbinet’s United Kingdom subsidiary accounted for approximately 28% and 21% of total fee revenues and 46% and 42% of total trade revenues for the years ended December 31, 2009 and 2008, respectively. Arbinet’s Hong Kong subsidiary accounted for approximately 3% and 3% of total fee revenues and 2% and 1% of total trade revenues for the years ended December 31, 2009 and 2008, respectively. No single member accounted for more than 10% of total revenues for the years ended December 31, 2009 and 2008.

Indirect Cost of Trading and Fee Revenues

Indirect costs of trading and fee revenues decreased 8.0% to $18.1 million for the year ended December 31, 2009 from $19.7 million for the year ended December 31, 2008. This decrease was due to $0.6 million of reduced compensation related expenses, mainly due to headcount reductions in 2008. In addition, $0.5 million of the decrease related to nonrecurring moving costs incurred in the first half 2008 for the relocation of Arbinet’s London switch to a co-location facility. Arbinet also incurred lower rent and utilities expense of $0.6 million in connection with the London premises that were exited, and Arbinet renegotiated rent for the Herndon office. Arbinet also experienced a reduction in professional fees of $0.2 million. The decreases were offset by higher interconnection costs of $0.3 million.

Sales and Marketing

Sales and marketing expenses decreased 25.5% to $7.6 million for the year ended December 31, 2009 from $10.2 million for the year ended December 31, 2008. This decrease was mainly due to lower compensation related expenses of $2.6 million, including commissions.

General and Administrative

General and administrative expenses decreased 8.5% to $10.7 million for the year ended December 31, 2009 from $11.7 million for the year ended December 31, 2008. This decrease was primarily related to a reduction in professional fees of $1.5 million, a reduction in employee compensation related costs of $0.3 million, partially offset by $0.4 million in costs to relocate Arbinet’s corporate headquarters from New Jersey to Virginia.

Depreciation and Amortization

Depreciation and amortization decreased 4.7% to $7.1 million for the year ended December 31, 2009 from $7.5 million for the year ended December 31, 2008. This decrease was primarily attributable to certain assets becoming fully depreciated.

Severance Charges

Severance charges decreased to $0.5 million for the year ended December 31, 2009 from $1.4 million for the year ended December 31, 2008.

In 2009, Arbinet recorded $0.3 million of severance charges related to a separation agreement entered into with its former Chief Financial Officer and $0.2 million of one-time employee termination benefits for certain employees of Arbinet receiving severance and/or retention agreements related to the closure of Arbinet’s New Brunswick, New Jersey office.

In 2008, Arbinet recorded a severance charge of $1.4 million related to a departure and transition services agreement entered into with its former Chief Executive Officer, and a workforce reduction of certain employees in Arbinet’s core voice and data business, including the termination without cause of Arbinet’s Chief Operating Officer and Chief Marketing Officer.

Restructuring (Benefit) and Other Exit Costs

In December 2009, Arbinet exited its headquarters facility in New Brunswick, New Jersey and moved the corporate functions to an existing facility in Herndon, Virginia. Accordingly, Arbinet recognized a charge of $0.6 million representing the present value of the future lease obligations less estimated recoverable amounts remaining for the site.

Interest and Other Income (Expense)

Interest income decreased 88.9% to $0.1 million for the year ended December 31, 2009 from $0.9 million for the year ended December 31, 2008. This decrease was primarily due to lower average invested amounts of cash, cash equivalents and marketable securities in 2009 versus 2008, coupled with lower interest rates. Interest expense stayed flat at $0.6 million for the years ended December 31, 2009 and 2008. Other income, net, which was $0.3 million for the years ended December 31, 2009 and 2008, principally reflected late fees charged to the members.

Foreign Currency Transaction Gain (Loss)

The foreign currency transaction gain (loss) for the year ended December 31, 2009 increased $9.3 million to a $2.3 million gain from a $7.0 million loss for the year ended December 31, 2008. The foreign currency transaction gain is attributable to the impact of foreign currency exchange rate changes on intercompany debt balances and on receivables and payables denominated in a currency other than a subsidiary’s functional currency.

(Benefit) Provision for Income Taxes

Arbinet recorded a benefit for income taxes of $39 thousand for the year ended December 31, 2009 and a provision for income taxes of $0.4 million for the year ended December 31, 2008. The benefit in 2009 included a $0.2 million refund of federal income taxes due to a provision of the Worker, Homeownership and Business Assistance Act of 2009 which enables Arbinet to receive a refund of prior years’ Federal alternative minimum taxes. The offsetting expense in 2009 and the provision for income taxes in 2008 primarily are comprised of the statutory requirements for state taxes.

Comparison of Fiscal Years Ended December 31, 2008 and 2007

Trading Revenues and Cost of Trading Revenues

Trading revenues decreased 13.5% to $418.5 million for the year ended December 31, 2008 from $483.9 million for the year ended December 31, 2007. The decrease in trading revenues was due to a decrease in overall minutes traded on the Exchange coupled with a decrease in the average trade rate per minute.

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A total of 13.2 billion minutes were bought and sold on the Exchange in the year ended December 31, 2008, down 8.3% from the 14.4 billion minutes for the year ended December 31, 2007. This decrease was due to a reduction in both the number of calls completed on the Exchange and a decrease in the ACD of calls on the Exchange. In 2008, 1.70 billion calls were completed through the Exchange, down 8.6% from the 1.86 billion completed calls for the year ended December 31, 2007. The ACD of completed calls was 3.9 minutes per call in 2008. In the second half 2008, Arbinet began a concerted effort to increase traffic quality and the ACD of calls on the Exchange. These measures included eliminating and streamlining many of the routes offered. This process, which was completed in the fourth quarter, resulted in a decline in the number of minutes bought and sold on the Exchange. Arbinet believes that the decision to streamline some of its routes will positively influence its business in the long term, as evidenced by a 25% increase in the ACD from 3.5 minutes per call in the second quarter of the year to 4.4 minutes per call in the fourth quarter 2008.

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The average trade rate, which represents the average price per minute of completed calls on the Exchange, was $0.063 per minute for the year ended December 31, 2008, compared to $0.067 per minute in the year ended December 31, 2007. The lower average trade rate per minute was driven by the mix of markets and routes that were traded on the Exchange in their respective periods and an overall per minute price decline in the international voice business.

As a result of decreases in trading revenues, cost of trading revenues decreased 13.5% to $418.9 million for the year ended December 31, 2008 from $484.1 million for the year ended December 31, 2007.

Fee Revenues

Fee revenues decreased 3.4% to $48.4 million for the year ended December 31, 2008 from $50.1 million for the year ended December 31, 2007. Fee revenues decreased as a result of lower minutes bought and sold on the Exchange, as discussed above, partially offset by favorable pricing. Average fee revenue per minute was $0.0037 in the year ended December 31, 2008 compared to the $0.0035 in the year ended December 31, 2007. Average fee revenue per minute increased due to higher access fees and an increase in the sale of premium services such as RapidClear.

Indirect Cost of Trading and Fee Revenues

Indirect costs of trading and fee revenues decreased 3.3% to $19.7 million for the year ended December 31, 2008 from $20.4 million for the year ended December 31, 2007. This decrease was principally attributed to lower compensation related expenses of $1.3 million, a decrease in utilities of $0.3 million and a $0.3 million decrease in certain hardware and software maintenance expenses. These cost reductions were partially offset by $0.5 million of moving costs related to the relocation of Arbinet’s London switch to a co-location facility, and higher interconnection costs of $0.6 million.

Sales and Marketing

Sales and marketing expenses increased 5.4% to $10.2 million for the year ended December 31, 2008 from $9.7 million for the year ended December 31, 2007. This increase was primarily the result of increased employee-related expenses of $0.6 million offset by lower professional fees of $0.2 million.

General and Administrative

General and administrative expenses decreased 13.5% to $11.7 million for the year ended December 31, 2008 from $13.5 million for the year ended December 31, 2007. This amount was primarily related to a decrease in professional fees of $2.1 million, and a decrease in insurance costs of $0.2 million. These decreases were partially offset by higher expenses related to certain hardware and software maintenance contracts and an increase in facilities expenses of $0.2 million.

Depreciation and Amortization

Depreciation and amortization decreased slightly from $7.6 million for the year ended December 31, 2007 to $7.5 million for the year ended December 31, 2008. The decrease was principally the result of certain assets becoming fully depreciated during 2008.

Severance Charges

Arbinet recognized severance charges of $1.4 million and $1.3 million for the years ended December 31, 2008 and 2007, respectively. In 2008, this charge represents costs related to a departure and transition services agreement entered into with its former Chief Executive Officer, and a company-wide workforce reduction, including the termination without cause of Arbinet’s Chief Operating Officer and Chief Marketing Officer. The 2007 severance expense represents charges related to a resignation agreement entered into with Arbinet’s former Chief Executive Officer and a workforce reduction of certain employees.

Restructuring (Benefit) and Other Exit costs

During 2001 and 2002, Arbinet exited two leased facilities and established a reserve for the future lease obligations, net of estimated sub-lease income. In August 2007, Arbinet decommissioned certain fixed assets at 611 West 6th Street in Los Angeles and relocated its Los Angeles switch operations to one of the sites which had been exited in December 2002. As a result, Arbinet recognized a gain of $1.0 million representing the reversal of the remaining liability related to abandoned space placed back into service. In addition, Arbinet recognized a charge of $0.3 million representing the present value of future lease obligations remaining on the West 6 th Street location. A net gain of $0.7 million, representing the impact of these two transactions, was reflected as a restructuring benefit in the accompanying statement of operations for the year ended December 31, 2007.

Impairment Charge

During 2006 and 2007, Arbinet decommissioned certain fixed assets located at its EDPs in New York City, Los Angeles and London, England. As of December 31, 2008, Arbinet sold a nominal amount of these assets. During the third quarter 2008, Arbinet recorded an impairment charge of approximately $0.5 million, to adjust the carrying value of the assets to their estimated fair market value. The carrying value of this equipment as of December 31, 2008 and December 31, 2007 is approximately $12 thousand and $0.5 million, respectively, and is included in prepaids and other current assets.

Arbinet performed its annual impairment testing at the beginning of the fourth quarter 2008, which indicated there was no impairment to Arbinet’s goodwill and other intangible assets. However, business conditions worsened during the fourth quarter, and the decrease in Arbinet’s stock price resulted in a reduction in Arbinet’s market capitalization below Arbinet’s book value. These factors caused Arbinet to perform additional impairment testing as of December 31, 2008. As a result of this additional testing, Arbinet determined that its goodwill and certain of its intangible assets were impaired. Accordingly, Arbinet recorded a $3.0 million non-cash impairment charge related to goodwill and other intangible assets in its voice and data business.

Provision for Litigation

During the year ended December 31, 2007, Arbinet recognized a charge of $1.9 million representing the settlement of certain litigation matters.

Interest and Other Income, Net

Interest income decreased 65.5% to $0.9 million for the year ended December 31, 2008 from $2.7 million for the year ended December 31, 2007. This decrease was primarily due to lower average invested amounts of cash, cash equivalents and marketable securities in 2008 versus 2007 combined with lower average interest rates. Interest expense decreased to $0.6 million for the year ended December 31, 2008 from $1.0 million for the year ended December 31, 2007. This decrease was principally due to lower fees paid by Arbinet under its third party credit arrangements, mainly attributable to a decrease in trading activity on the Exchange and reduced utilization of credit by the members. Other income, net decreased to $0.3 million for the year ended December 31, 2008 from $0.6 million for the year ended December 31, 2007. This principally reflects a $0.4 million decrease in late fees charged to the members.

Foreign Currency Transaction Gain (Loss)

Arbinet recorded a foreign currency transaction loss of $7.0 million for the year ended December 31, 2008 compared to a foreign currency transaction gain of $0.1 million for the year ended December 31, 2007. The foreign currency translation gains (losses) represent the impact of currency fluctuations on United States denominated obligations of Arbinet’s United Kingdom subsidiary.

Provision for Income Taxes

Arbinet recorded income tax provisions of approximately $0.4 million and $0.2 million for the years ended December 31, 2008 and 2007, respectively. The provisions in both periods primarily represent the statutory requirements for state taxes.

Discontinued Operations

Digital Media

To increase resources available for Arbinet’s core businesses, in the first quarter 2008, Arbinet announced a decision to explore strategic alternatives for Broad Street Digital, a license management platform for intellectual property rights and digital content distribution. As a result of this decision, Arbinet recognized an impairment charge of approximately $2.3 million in the fourth quarter 2007, to write down the intangible and long lived assets, including $0.4 million of goodwill, of Broad Street Digital to their estimated fair value.

During the second quarter 2008, Arbinet ceased all activities related to the digital media market. As a result, the digital media segment has been presented as a discontinued operation in the accompanying financial statements for all periods presented.

On August 5, 2008, Arbinet entered into an agreement to sell substantially all of the assets of Broad Street Digital. In the second quarter 2008, Arbinet recorded a charge of $0.3 million, to adjust the carrying value of the Broad Street Digital assets to the estimated net proceeds from the transaction, which was completed on August 19, 2008. In connection with ceasing digital media activities, Arbinet entered into a separation and release agreement with the Chief Operating Officer of Arbinet Digital Media Corporation and terminated the remaining employees in this segment. Arbinet recognized a severance charge of $0.5 million in the third quarter 2008, which is reflected in loss from discontinued operations.

Bell Fax, Inc.

In October 1999, Arbinet ceased the operations of Bellfax. Bellfax was engaged in the sale and rental of telecommunication equipment and operating international routes. In the first quarter 2008, management determined that the remaining Bellfax liability of $0.2 million was no longer required. The amount was recorded as income from discontinued operations, net of income tax of $11 thousand, in the first quarter 2008.

Liquidity and Capital Resources

At September 30, 2010, Arbinet had cash and cash equivalents of $13.2 million and marketable securities of $5.2 million. Arbinet is party to a Non-Recourse Receivable Purchase Agreement with Silicon Valley Bank, or SVB, pursuant to which SVB agreed to buy from Arbinet, on a revolving basis, certain receivables of Arbinet not to exceed an aggregate of $10 million in outstanding receivables at any time, and a $25.0 million credit facility with SVB, which is collateralized by Arbinet’s accounts receivable and general corporate assets. The level of borrowing is contingent upon the overall value of the collateral. In March 2010, Arbinet borrowed an additional $1.3 million under the credit facility, bringing the balance to $4.9 million outstanding. Offsetting this increase, net payment activity of $2.0 million reduced the Non-Recourse Receivable Purchase Agreement balance to $0 at September 30, 2010. During the nine months ended September 30, 2010, Arbinet invested approximately

$3.3 million in capital expenditures related to enhancements to its trading platform and its Carrier Services product, including predominantly software development and some network equipment, which Arbinet funded primarily from cash on hand and cash generated through operations. Arbinet continues to invest cash prudently and evaluate opportunities to invest cash in operations by developing efficiencies for further operating expense savings as well as for future revenue growth, including but not limited to product development and enhancements, acquisitions and strategic alternatives.

Arbinet expects to meet its cash requirements for the next 12 months through a combination of cash flow from operations, and its currently available cash, cash equivalents and short-term investments. If Arbinet’s cash requirements increase materially from those currently planned, or if Arbinet fails to generate sufficient cash flow from its business, Arbinet will require additional capital to fund its working capital and capital expenditures. In this case, Arbinet intends to draw down on its existing SVB credit facility, and/or seek additional financing in the credit or capital markets, although Arbinet may be unsuccessful in obtaining financing on acceptable terms, if at all. Arbinet’s SVB credit facility was set to expire on November 26, 2010. However, Arbinet and SVB agreed to extend the facility maturity date to February 26, 2011 and to require Arbinet to maintain liquidity of at least $7.5 million.

Arbinet entered into a Non-Recourse Receivable Purchase Agreement with SVB on November 28, 2005, or the SVB Receivable Agreement, as amended on November 23, 2010, whereby SVB agreed to buy from Arbinet, on a revolving basis, all right, title to and interest in the payment of all sums owing or to be owed based on certain invoices from certain members, not to exceed an aggregate of $10 million in outstanding receivables at any time. Arbinet has determined that the SVB Receivable Agreement does not qualify for sale treatment pursuant to authoritative accounting guidance. Specifically, Arbinet does not believe the transfer of receivables to SVB meets the first condition for sale treatment, the requirement that the transferred assets are isolated from the transferor. Settlement of the transferred receivables is routinely made by members making payments on account rather than paying off specific invoices. In addition, since Arbinet nets the members’ buying and selling activity, certain invoices are settled via buying a member’s activity on the Exchange. Remittances received from members in payment of receivables are commingled with Arbinet’s assets and are not deemed to be put presumptively beyond the reach of the transferor and its creditors. Arbinet records the proceeds from the sale of receivables under the SVB Receivable Agreement as a liability until sums received from customers are remitted to SVB. This agreement was set to expire on November 26, 2010. However, Arbinet and SVB agreed to extend the agreement maturity date to February 26, 2011 and to require Arbinet to maintain liquidity of at least $7.5 million. The liability recorded under the SVB Receivable Agreement was $0 and $2.0 million at September 30, 2010 and December 31, 2009, respectively.

On November 4, 2008, the Arbinet board of directors authorized the repurchase of up to $5.0 million of Arbinet common stock from time to time in the open market, or the November 2008 Repurchase Plan. On November 21, 2008, the Arbinet board of directors authorized an amendment to the November 2008 Repurchase Plan. Under the amendment, stock repurchases will also be made from time to time through privately negotiated transactions in compliance with applicable laws and other legal requirements. The timing and number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, market conditions, and other corporate liquidity requirements and priorities. In the nine months ended September 30, 2010, Arbinet repurchased 2,502 shares of its common stock for $23,000. As of September 30, 2010, since the November 2008 Repurchase Plan’s inception, Arbinet has repurchased 419,582 shares of its common stock for approximately $3.2 million. On November 10, 2010, the Arbinet board of directors terminated the November 2008 Repurchase Plan and determined that no additional repurchasing of Arbinet’s common stock may be effected under the November 2008 Repurchase Plan as of the termination date.

Changes in Cash Flows

The following table sets forth components of Arbinet’s cash flows for the following periods:

	Nine Months Ended September 30,
	2010	2009
	(in thousands)
Net cash provided by operating activities — continuing operations	$970	$3,655
Net cash used in operating activities for discontinued operations	$—	$(373)
Net cash used in investing activities — continuing operations	$(2,137)	$(967)
Net cash used in financing activities	$(749)	$(605)

Cash Provided by (Used in) Operating Activities — Continuing Operations and Discontinued Operations

Cash provided by operating activities — continuing operations for the nine months ended September 30, 2010 of $1.0 million was comprised of a net loss of $13.9 million, partially offset by certain adjustments for non-cash charges including depreciation and amortization of $5.0 million, deferred financing cost amortization of $0.1 million, stock-based compensation of $1.1 million, an unrealized foreign currency transaction loss of $1.3 million, an impairment charge of $0.3 million, and a net change in operating assets and liabilities of $7.2 million. The change in operating assets and liabilities principally reflects a $5.8 million decrease in accounts receivable and a $3.5 million increase in accounts payable, partially offset by a $2.0 million decrease in deferred revenue, accrued expenses and other current liabilities and a $0.1 million decrease in deferred rent and other long-term liabilities.

Cash provided by operating activities — continuing operations for the nine months ended September 30, 2009 of $3.7 million was comprised of a net loss of $5.2 million, certain adjustments for non-cash charges including depreciation and amortization of $5.4 million, stock-based compensation of $1.5 million, unrealized foreign currency exchange gain of $2.1 million and a net change in operating assets and liabilities of $4.0 million. The net change in operating assets and liabilities was primarily driven by a decline in trading volume on Arbinet’s Exchange. Cash used in operating activities for discontinued operations was $0.4 million for the nine months ended September 30, 2009.

Cash Used in Investing Activities

Cash used in investing activities for the nine months ended September 30, 2010 was $2.1 million. Total capital expenditures for the nine months ended September 30, 2010 were $3.3 million related primarily to the costs of capitalized software and purchases of telecommunications switching equipment, partially offset by the net of total purchases of marketable securities of $6.9 million and total proceeds from sales and maturities of marketable securities of $8.1 million for the nine months ended September 30, 2010.

Cash used in investing activities for the nine months ended September 30, 2009 was $1.0 million related primarily to $2.6 million used for the purchase of capitalized software and telecommunications switching equipment, partially offset by the net of total purchases of marketable securities of $6.6 million and total proceeds from sales and maturities of marketable securities of $8.3 million for the nine months ended September 30, 2009.

Cash Used in Financing Activities

Cash used in financing activities for the nine months ended September 30, 2010 was $0.7 million, primarily due to a $2.0 million payment to SVB under the Non-Recourse Receivable Purchase Agreement and $0.2 million utilized for the purchase of Arbinet’s common shares in accordance with the November 2008 Repurchase Plan, partially offset by a $1.3 million increase in debt from SVB and $0.2 million received from stock option exercises.

Cash used in financing activities for the nine months ended September 30, 2009 was $0.6 million. It was primarily attributable to the purchase of treasury shares in accordance with stock repurchase plans approved by Arbinet’s Board of Directors, partially offset by a $0.6 million increase in debt from SVB.

Off-Balance Sheet Arrangements

Arbinet does not currently have any off-balance sheet arrangements or relationships with unconsolidated entities or financial partnerships, such as entities often referred to as special purpose entities, which are typically established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Credit Risk Management

Arbinet manages the invoicing, credit risk and settlement of all traffic traded on the Exchange. Since Arbinet is obligated to pay the seller regardless of whether it ultimately collects from the buyer, Arbinet assumes the credit risk associated with all traffic traded on the Exchange. As part of managing the credit risk associated with buyers on the Exchange, Arbinet has an integrated credit risk management program under which the following arrangements assist in the mitigation of this credit risk:

•

Netting. Arbinet nets the members’ buying and selling activity. This enables Arbinet to extend credit to members up to the amount they have sold in a given period. The netting also reduces the working capital requirements for the members and for Arbinet. For the nine months ended September 30, 2010, 30% of Arbinet’s trading revenues were offset by selling activity.

•

Credit Risk Assessment and Underwriting. Pursuant to the terms of Arbinet’s Non-Recourse Receivable Purchase Agreement with SVB, SVB agreed to buy from Arbinet, on a revolving basis, all right, title to and interest in the payment of all sums owed or to be owing based on certain invoices from certain members on the Exchange, not to exceed an aggregate of $10 million in outstanding receivables at any time. The agreement with SVB was set to expire on November 26, 2010. However, Arbinet and SVB agreed to extend the agreement to February 26, 2011 and to require Arbinet to maintain liquidity of at least $7.5 million. In addition, effective June 1, 2010, after terminating Arbinet’s credit risk assessment and credit underwriting services agreements with GMAC and Euler, Arbinet moved to a new credit insurance policy with a third party underwriter, which provides Arbinet customer default and insolvency protection.

•	Self Underwriting. Members can self-finance a credit line with Arbinet by prepaying, posting a cash deposit or letter of credit or by placing money in escrow.

•

CreditWatch System. Arbinet creates and monitors a credit line for each member on its CreditWatch system. This credit line is the sum of the outside provider credit lines, selling activity, other cash collateral and internal credit. Under Arbinet’s CreditWatch system, Arbinet regularly monitors the member’s net trading balances and sends email alerts to any member who surpasses 50%, 75% and 90% of its available credit limit, and Arbinet is able to automatically suspend a member’s ability to buy if its net balance reaches its total credit line.

•	Frequent Settlement. Arbinet has two trading billing periods per month. Payments from buyers are generally due fifteen days after the end of each trading period. This frequent settlement reduces the amount outstanding from buyers. The frequent clearing of trading balances, together with the ability to net buy and sell transactions, allows the members to trade large dollar volumes while minimizing the outstanding balance that needs to be underwritten by additional sources of credit.

Arbinet occasionally issues internal credit lines to the members based on its review of certain factors including the member’s financial statements, credit references and payment history with Arbinet. These internal credit lines may be in excess of the credit coverage provided by Arbinet’s third party underwriters and may exceed other means of cash collateral. Arbinet evaluates the credit risk, on a case-by-case basis, of each member who is not covered by its third-party credit arrangements, its netting policy, prepayments or other cash collateral. Arbinet has adopted written procedures to determine authority levels for certain of its officers to grant internal credit lines. In the nine months ended September 30, 2010, approximately 84% of Arbinet’s trading revenues were covered by its third party underwriters, netting, prepayments or other cash collateral, of which Arbinet’s third party underwriters covered 39%. However, Arbinet’s credit evaluations cannot fully determine whether buyers can or will pay Arbinet for capacity they purchase through the Exchange. In the event that the creditworthiness of Arbinet’s buyers deteriorates, Arbinet’s credit providers and Arbinet may elect not to extend credit and consequently it may forego potential revenues which could materially affect its results of operations.

On June 23, 2009, Arbinet issued a standby letter of credit through SVB with an approximate limit of $0.1 million on behalf of one of the members to guarantee payment obligations for a certain promotional and interim termination rate agreement. The letter of credit expired on March 31, 2010. No cash collateral was required.

Arbinet’s agreement to provide credit risk assessment and credit underwriting services with Euler expired on May 31, 2010. Arbinet’s agreement with GMAC was terminated effective April 1, 2010, which resulted in a reduction to the remaining minimum annual commission. Effective June 1, 2010, Arbinet moved to a new credit insurance policy with a third party underwriter, which provides Arbinet customer default and insolvency protection. Pursuant to the terms of Arbinet’s agreements with this third party underwriter, Arbinet is required to pay minimum annual insurance premiums of $0.3 million. In addition, Arbinet’s Non-Recourse Receivable Agreement was set to expire on November 26, 2010. However, Arbinet and SVB agreed to extend the agreement to February 26, 2011 and to require Arbinet to maintain liquidity of at least $7.5 million.

Summary Disclosure about Contractual Obligations

The following table summarizes Arbinet’s contractual obligations as of September 30, 2010 (in thousands):

	Payments Due by Period
	Total	2010	2011 – 2013	2014 – 2016	2017 +
Credit facility	$4,900	$4,900	$—	$—	$—
Equipment financing	183	—	183
Operating leases	19,774	760	5,927	5,742	7,345
Purchase obligations	960	45	915	—	—

Total contractual obligations	$25,817	$5,705	$7,025	$5,742	$7,345

Recent Accounting Pronouncements

In July 2010, the FASB issued new accounting guidance on financing receivables and the allowance for credit losses, which requires more robust and disaggregated disclosures about the credit quality of an entity’s financing receivables and its allowance for credit losses. This new guidance is effective for the first interim or annual reporting periods ending on or after December 15, 2010. While Arbinet is currently evaluating the effect this new guidance may have on its consolidated financial statements, Arbinet does not believe that it will have a material effect on its consolidated results of operations, cash flows or financial position upon adoption.

In May 2009, the FASB issued guidance on Arbinet’s assessment of subsequent events. The guidance established principles and standards related to the accounting for and disclosure of events that occur after the balance sheet date but before the financial statements were issued. The May 2009 guidance required an entity to recognize, in the financial statements, subsequent events that provided additional information regarding conditions that existed at the balance sheet date. In February 2010, the FASB issued new guidance that removed the requirements in the May 2009 guidance to disclose the date through which subsequent events were evaluated. The new guidance was effective upon issuance. The implementation of this standard did not have a material impact on Arbinet’s consolidated financial position and results of operations.

Quantitative and Qualitative Disclosures About Market Risk

Foreign Currency Exposure

The financial position and results of operations of Arbinet’s United Kingdom subsidiary are measured using British Pounds Sterling (GBP) as the functional currency. The financial position and results of operations of Arbinet’s United Kingdom subsidiary are reported in United States dollars (USD) and included in Arbinet’s consolidated financial statements. Arbinet’s exposure to foreign currency fluctuation is mitigated, in part, by the fact that Arbinet incurs certain operating costs in the same foreign currencies in which fee revenues are denominated. There were no trading revenues denominated in GBP. The foreign currency transaction gain (loss) is attributable to the impact of foreign currency exchange rate changes on intercompany debt balances and on receivable and payables denominated in a currency other than a subsidiary’s functional currency. During the three months ended September 30, 2010, the USD weakened as compared to GBP. Correspondingly, and relative to the degree of change in the USD/GBP exchange rate, Arbinet’s United Kingdom subsidiary would need to convert less GBP into the same amount of USD at the end of the period than at the beginning of the period to pay-off the intercompany balance, thereby incurring a transaction gain for the period. During the nine months ended September 30, 2010, the USD strengthened as compared to GBP. Correspondingly, and relative to the degree of change in the USD/GBP exchange rate, Arbinet’s United Kingdom subsidiary would need to convert more GBP into the same amount of USD at the end of the period than at the beginning of the year to pay-off the intercompany balance, thereby incurring a transaction loss for the period. This gain (loss) was unrealized as no cash was exchanged for actual settlement of the intercompany balances.

Interest Rate Exposure

Arbinet is exposed to interest rate fluctuations. Arbinet invests its cash in short-term interest bearing securities. Although its investments are recorded as available for sale, Arbinet generally holds such investments to maturity. Arbinet’s investments are stated at fair value, with net unrealized gains or losses on the securities recorded as accumulated other comprehensive income (loss) in shareholders’ equity. Net unrealized gains and losses were not material at September 30, 2010. The fair market value of Arbinet’s marketable securities could be adversely impacted due to a rise in interest rates, but Arbinet does not believe such impact would be material. Securities with longer maturities are subject to a greater interest rate risk than those with shorter maturities, and at September 30, 2010, Arbinet’s portfolio maturity was relatively short in duration. Assuming an average investment level in short-term interest bearing securities of $13.2 million, which is the balance of cash and cash equivalents at September 30, 2010, a one-percentage point decrease in the applicable interest rate would result in a $0.1 million decrease in interest income annually.

Under the terms of Arbinet’s credit agreement with SVB, Arbinet’s borrowings bear interest at the prime rate, subject to a minimum of 4.0%. Therefore, a one-percentage point increase in the prime rate would result in additional annualized interest expense of $10,000 assuming $1.0 million of borrowings. At September 30, 2010, Arbinet had $4.9 million of outstanding borrowings under this agreement.

THE MERGER

Background of the Merger

Throughout Arbinet’s operating history and, in particular, since its shares began trading publicly in 2005, Arbinet has regularly considered opportunities for business combinations, joint ventures and other strategic and commercial relationships involving third parties, including Primus, in pursuing Arbinet’s strategies to enhance stockholder value. Similarly, Primus’s board of directors and management continually review strategic options to improve Primus’s assets and business operations. Despite Arbinet having explored potential strategic alternatives at length, including numerous meetings with potential strategic partners and investors, there has been little interest generated in Arbinet and its stock in recent years. From time to time, representatives of Arbinet and Primus have had discussions regarding possible business arrangements, including Arbinet’s potential acquisition of Primus’s wholesale business. Discussions regarding Arbinet’s potential acquisition of Primus’s wholesale business occurred intermittently during the period from December 2008 through May 2010.

On July 28, 2008, Arbinet and Primus executed a mutual confidentiality agreement in order to facilitate preliminary discussions between William Freeman, Arbinet’s then-current Chairman, President and Chief Executive Officer, and Paul Singh, Primus’s then-current Chairman, Chief Executive Officer and President, to explore the parties’ potential interests in a strategic business combination transaction. Limited discussions occurred between Messrs. Freeman and Singh until September 2, 2008, when Shawn O’Donnell was appointed to succeed Mr. Freeman as President and Chief Executive Officer of Arbinet.

In mid-September 2008, Messrs. Singh and O’Donnell held a conference call to discuss the possibility of a strategic relationship or transaction between Arbinet and Primus. On September 30, 2008, Messrs. O’Donnell, Singh and Thomas Whinery, then-head of Primus’s wholesale business, met at Primus’s offices in McLean, Virginia to continue these discussions. While these discussions were general in nature, it was understood by the representatives of both companies that this exploratory work was intended to lead to a more strategic relationship between the two companies in the future.

In mid-October 2008, Mr. O’Donnell and John B. Wynne, Jr., the then-current Chief Financial Officer of Arbinet, contacted representatives of The Bank Street Group LLC to discuss potential strategic transactions involving Arbinet as well as to begin discussing the terms under which Arbinet would engage Bank Street to represent Arbinet in any such transaction. Following this conversation, Bank Street presented a draft timeline and proposed process for selling Arbinet to a prospective financial or strategic partner.

During the meetings of Arbinet’s board of directors held on August 6, October 2 and 8 and November 4 and 17, 2008, Arbinet’s management provided updates regarding the many, various conversations, meetings and then-ongoing discussions with third parties that had expressed interest in Arbinet or that Arbinet had contacted directly or through Bank Street with respect to pursuing a possible strategic transaction with Arbinet. At each meeting, Arbinet’s board of directors considered the results of the process and authorized Mr. O’Donnell to actively continue generating and pursuing third-party expressions of interest in Arbinet.

In late October 2008, Arbinet and Bank Street discussed updating Bank Street’s engagement letter, which was entered into in 2007 for Bank Street to act as Arbinet’s financial advisor with respect to exploring strategic initiatives. At this time, Bank Street also began an informal process of soliciting interest from, and initiating discussions with, several potential strategic partners, including Primus, identified by Arbinet’s board of directors, Arbinet’s management and/or Bank Street as prospects that may be interested in a strategic business combination with Arbinet. Arbinet’s board of directors believed it was in the best interest of Arbinet’s stockholders to find an entity with a defined interest in a business combination with Arbinet before moving forward with a public sale of the company. These third parties included firms of various sizes and consisted of both public and private and domestic and foreign companies in the telecommunications industry. Where a potential partner indicated interest that merited more than preliminary discussions, Arbinet’s management, after consulting with Arbinet’s board of directors, typically engaged in discussions of greater substance with such party and, in some cases, conducted limited due diligence after signing a mutual confidentiality agreement. In early November 2008, Arbinet terminated its informal process of soliciting interest from potential strategic partners in the wake of the September 2008 financial crisis.

During late November and early December 2008, Messrs. Singh and O’Donnell held several discussions evaluating a potential acquisition by Arbinet of Primus’s wholesale business, but decided to suspend further discussions in light of the failure to make progress on, and the substantial disagreement with respect to, the economic terms and the form and timing of the consideration for the transaction.

On February 18, 2009, during a regularly scheduled meeting of Arbinet’s board of directors, after a presentation by Arbinet’s management, Arbinet’s board of directors directed Arbinet’s management to explore potential strategic relationship opportunities with certain third parties and to update the board with any substantive developments.

On March 16, 2009, Primus filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code for reorganization relief in the U.S. Bankruptcy Court for the District of Delaware. On March 23, 2009, Messrs. Singh and O’Donnell held a conference call to discuss strategic options involving Primus and Arbinet, including a potential purchase by Arbinet of Primus’s wholesale business and a potential merger of Primus and Arbinet. At that time, Primus and Arbinet agreed to execute a revised mutual confidentiality agreement, which among other things, extended the term of the July 28, 2008 confidentiality agreement until July 28, 2010. On March 31, 2009, Messrs. O’Donnell and Singh held a meeting at Primus’s offices to continue to discuss the merits of a potential strategic transaction, including the financial and operational benefits of an acquisition of Arbinet by Primus, as well as the expected timing of Primus’s exit from bankruptcy and the impact of the bankruptcy petition on a potential strategic transaction. After conferring with Arbinet’s board of directors and Bank Street in early April 2009 on a plan of action for an acquisition of Arbinet by Primus, Mr. O’Donnell met with Mr. Singh on April 7, 2009, and both parties agreed to spend the next several weeks developing a financial model and completing a synergy analysis of a combined company. Primus’s consensual plan of reorganization was confirmed by the bankruptcy court on June 12, 2009, and on July 1, 2009, Primus consummated its reorganization under the U.S. Bankruptcy Code and the plan became effective.

On April 22, 2009, management of both Arbinet and Primus met at Primus’s offices to review the matters discussed at the April 7, 2009 meeting between Messrs. O’Donnell and Singh. During the meeting, the parties exchanged financial information pertaining to the performance of their respective wholesale businesses and discussed a preliminary synergy analysis for a combined company. The parties continued to develop the synergy analysis and pro forma information for a combined company through late May 2009.

On May 6, 2009, during a regularly scheduled meeting of the board of directors, Mr. O’Donnell reported that Arbinet’s management was conducting preliminary discussions and analysis of strategic alternatives with various third parties. Arbinet’s board of directors directed management to continue to pursue the discussions and provide updates with respect to any substantive developments.

On June 3, 2009, Messrs. O’Donnell and Singh took part in a conference call to begin preliminary discussions on a valuation of Arbinet. At this time, the discussions were of a general nature and the parties advanced different concepts as to relative valuation. There were substantial differences in views as to relative valuation and structure. On June 17, 2009, Messrs. O’Donnell and Singh agreed to continue the parties’ work on the synergy analysis to see if the valuation gap could be bridged. However, following completion of Primus’s analysis five days later, Mr. Singh communicated to Mr. O’Donnell a recommendation that the parties suspend their discussions for a few quarters to validate assumptions since no agreement could be reached on a valuation.

On June 16, 2009, during a regularly scheduled meeting of Arbinet’s board of directors, Arbinet’s management and board of directors discussed the status of Arbinet’s various merger and acquisition activities.

The board discussed the timing, mechanics and procedural considerations for evaluating when a special committee should be constituted. The board directed Arbinet’s management to update the board regularly so that the board could consider and act in a timely manner with respect to the constitution of a special committee.

From late July 2009 through mid-September 2009, Messrs. O’Donnell and Singh had multiple conversations regarding potential strategic alternatives between Primus and Arbinet, including Arbinet’s purchase of Primus’s wholesale business (including Primus’s European network assets), Primus’s acquisition of Arbinet and the establishment of a joint venture whereby each party would contribute its wholesale business, but with Primus owning a majority interest in such joint venture.

On August 5, 2009, during a meeting of Arbinet’s board of directors, Arbinet’s management reviewed the status of Arbinet’s efforts in pursuing strategic alternatives. In particular, Arbinet had been approached by a third party for which Arbinet had produced diligence materials and conducted various meetings. In addition, the board discussed Arbinet’s negotiations with Primus. In light of the developments, the board directed Arbinet’s management to proceed on parallel tracks with both parties, and continue to entertain incoming indications of interest, as well as identify and pursue other third parties for a strategic transaction.

On August 10, 2009, at a regularly scheduled meeting, Primus’s board of directors discussed Primus’s potential acquisition of Arbinet. After deliberation, the board directed Primus’s management to continue discussions with Arbinet.

On August 11, 2009, Arbinet entered into an engagement letter with Bank Street, which updated Bank Street’s 2007 engagement letter.

On August 26, 2009, during a meeting of Arbinet’s board of directors, Arbinet’s management updated the board with respect to Arbinet’s negotiations with certain of the third parties that had indicated an interest in exploring a strategic transaction with Arbinet. Following the board’s deliberations, the board directed Arbinet’s management to continue its negotiations with these third parties and apprise the board of any developments.

On September 2, 2009, Arbinet’s board of directors met to discuss Arbinet’s pursuit of potential strategic transactions with Primus. Arbinet’s management, with assistance from Bank Street, presented to the board the reasons, costs and benefits for pursing various transactions with Primus. The presentation focused on potential synergies in a combined company, Primus’s debt position and a pro forma analysis of a combined company. The board probed the material presented and after analyzing Arbinet’s options, directed Arbinet’s management to continue to pursue the three primary alternatives, including a potential purchase of Primus’s wholesale business (including Primus’s European network assets), Primus’s acquisition of Arbinet and the establishment of a joint venture whereby each party would contribute its wholesale business.

On September 21, 2009, during a meeting of Arbinet’s board of directors, Arbinet’s management updated the board with respect to its negotiations with Primus and another third party. The board directed Arbinet’s management to continue parallel-track negotiations.

On October 8, 2009, Primus’s board of directors received a letter from Arbinet, which reiterated Arbinet’s interest in pursuing a combination with Primus, highlighting synergies to be gained with respect to metrics such as network costs, sales, general and administrative expenses, or SG&A, overhead, information technology infrastructure and revenue, and ultimately suggesting that Primus and Arbinet and their respective financial advisors commence mutual due diligence efforts with respect to the two companies.

On October 16, 2009, Primus’s board of directors held a meeting during which the directors discussed the Arbinet proposal, which included a presentation assessing a potential combination with Arbinet. After deliberation, the board directed Primus’s management to continue discussions with Arbinet.

On October 22, 2009, Messrs. O’Donnell, Singh and Thomas Kloster, Primus’s then-current Chief Financial Officer, attended a lunch meeting to discuss Primus potentially acquiring Arbinet. At the conclusion of the meeting, the parties agreed to conduct further due diligence on cost structures and SG&A synergies and continue their discussions.

On December 17, 2009, during a meeting of Arbinet’s board of directors, Bank Street reviewed the status of Arbinet’s process to identify strategic alternatives. The board and Arbinet’s management discussed the three primary criteria being used to prioritize transactions, including whether the potential transaction (a) adds scale to Arbinet’s international long distance business, (b) broadens Arbinet’s product or services offerings through the acquisition of distressed companies or those requiring growth capital, and (c) is financially accretive. The board suggested that Arbinet’s management focus on refining and potentially broadening the criteria to increase the universe of third parties being considered in the process.

From December 2009 through early February 2010, Messrs. O’Donnell, Singh and Kloster continued to have various discussions regarding a potential acquisition of Arbinet by Primus, particularly in light of the view that Arbinet did not have sufficient cash resources to buy Primus’s wholesale business. These discussions included a review of Arbinet’s operating results, cost structure and possible synergies resulting from a combination of the two companies. Also during this time, Arbinet’s management met regularly with Bank Street regarding various strategic alternatives for Arbinet and Bank Street continued to solicit and consider third-party proposals and indications of interest with respect to the possibility of entering into a strategic transaction with Arbinet.

On February 9, 2010, Primus’s board of directors received a non-binding letter of interest, dated February 8, 2010, from Arbinet regarding Arbinet’s interest in purchasing Primus’s wholesale voice business for $10 million to $12 million. In the same letter, Arbinet made reference to the potential benefits of “a more comprehensive combination” of the two companies and the potential synergies arising from such a combination.

On February 9, 2010, at a regularly scheduled meeting of Primus’s board of directors, Mr. Singh provided an update on a potential transaction between Primus and Arbinet. Primus’s board of directors also discussed other strategic options for Primus’s wholesale business. After deliberation, the board directed Primus’s management to continue discussions with Arbinet.

On February 18, 2010, Arbinet’s board of directors held a meeting during which Arbinet’s management reported on Arbinet’s strategic initiatives and acquisition opportunities, including the criteria being used to evaluate those opportunities. These criteria focused on (a) adding scale to Arbinet’s international long distance business, (b) broadening Arbinet’s product or services offerings through the acquisition of distressed companies or those requiring growth capital, (c) transforming Arbinet through investments in both pre-emerging and pre-existing companies in the mobile data space and adjacent telecommunications space, and (d) selling Arbinet to a strategic buyer. Following this report, the board instructed Arbinet’s management to increase Arbinet’s efforts in pursuing strategic alternatives.

On April 1, 2010, Messrs. O’Donnell and Singh had a lunch meeting to continue discussions concerning Arbinet’s interest in acquiring Primus’s wholesale business and, alternatively, a potential acquisition of Arbinet by Primus.

On April 5, 2010, during a meeting of Arbinet’s board of directors, the board reviewed Arbinet’s merger and acquisition efforts, including the status of discussions with a number of prospects, the anticipated timing of next steps in the process with respect to each of these prospects and the role of Bank Street in these efforts. In light of the updates, the board authorized Arbinet’s management to continue pursuing strategic alternatives for Arbinet and to report to the board with any substantive updates.

On April 9, 2010, Messrs. O’Donnell, Jose A. Cecin, Jr. and Robert M. Pons, members of Arbinet’s board of directors, met with two of Arbinet’s significant stockholders to solicit their perspectives regarding the strategic direction of Arbinet. The discussions were high-level and focused on the costs and benefits of acquiring companies to diversify revenue or gain scale, shrinking the business to maximize cash at the expense of future revenue, and selling the entire business.

On April 28, 2010, representatives of UBS Securities LLC attended a meeting of Primus’s board of directors to discuss several potential strategic options, including a potential acquisition of Arbinet by Primus.

In May 2010, the frequency of the communications between various members of Arbinet’s management and various members of Primus’s management increased substantially. On May 4, 2010, Messrs. O’Donnell, Singh, Kloster and Gary G. Brandt, Arbinet’s Chief Financial Officer, met at Primus’s offices to continue discussing a potential acquisition of Primus’s wholesale business by Arbinet, or, alternatively, a potential acquisition of Arbinet by Primus.

On May 6, 2010, during a meeting of Arbinet’s board of directors, the board once again reviewed the status of Arbinet’s strategic initiatives and acquisition opportunities, including the criteria being used to evaluate these opportunities. After considering the opportunities, the board authorized Arbinet’s management to pursue them and report back to the board with any substantive updates. Also in mid-May 2010, Mr. O’Donnell began engaging various members of Arbinet’s board of directors individually to discuss potential strategic transactions between Arbinet and Primus, in particular, including discussions around the valuation of Primus’s wholesale business and the potential financial benefits of Primus acquiring Arbinet.

On May 11, 2010, at a regularly scheduled meeting, Primus’s board of directors again discussed a potential acquisition of Arbinet by Primus. After deliberation, the board directed Primus’s management to continue discussions with Arbinet.

On May 12, 2010, John Spirtos, an independent member of Primus’s board of directors, and Mr. O’Donnell discussed a potential acquisition of Arbinet by Primus.

On May 17, 2010, during a meeting of Arbinet’s board of directors, the board reviewed the status of Arbinet’s discussions with a number of potential strategic partners.

On May 18 and 27 and June 8, 2010, various members of the senior management of both Primus and Arbinet met and engaged in numerous conversations with respect to the potential acquisition of Arbinet by Primus, including a review of a high-level SG&A analysis developed by Primus with respect to potential synergies to be realized upon a combination of the two companies, pro forma financial analyses for a proposed acquisition of Arbinet and assumptions used in the pro forma analyses, the general progress of due diligence discussions and the work effort in moving forward with such a proposed acquisition.

On June 8, 2010, Primus and Arbinet entered into an updated confidentiality agreement, which extended the term of the parties’ July 28, 2008 confidentiality agreement, as amended.

On June 11, 2010, Arbinet received a non-binding expression of interest from a third party for an all-stock merger transaction that attributed approximately $28.5 million in enterprise value to Arbinet. Arbinet’s board of directors was advised of this expression of interest, and it was determined that Arbinet’s management and Bank Street would give a presentation to Arbinet’s board of directors on the relative merits of the expression of interest at the meeting of Arbinet’s board of directors scheduled for June 24, 2010.

On June 24, 2010, during a meeting of Arbinet’s board of directors, members of Arbinet’s management and representatives of Arbinet’s outside legal and financial advisors briefed the board on the latest developments with respect to Arbinet’s strategic initiatives and acquisition opportunities. At this meeting, Bank Street presented its preliminary analysis of three potential strategic transactions, including a potential business combination transaction with Primus. A representative of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Arbinet’s

outside counsel, reviewed the directors’ fiduciary duties and the standards of judicial review applicable in the context of a strategic transaction. Even though a majority of Arbinet’s directors were independent, the board discussed the advisability of forming a special committee comprised of independent directors to assist Arbinet’s board of directors in evaluating and negotiating a potential strategic transaction involving Arbinet. The Mintz Levin representative also outlined the process a special committee would follow in exercising its delegated authority and the roles and responsibilities of Arbinet’s board of directors, the special committee, and Arbinet’s management team in the process going forward. Following these discussions, Arbinet’s board of directors appointed a special committee of the board, comprised of Randall Kaplan, Robert M. Pons and David C. Reymann (Chair), to explore a broad range of strategic alternatives to enhance Arbinet stockholder value, including, but not limited to, a sale of Arbinet or an acquisition of another company’s operations, and to recommend to the Arbinet board of directors the advisability of any such strategic alternative and which, if any, was in the best interests of Arbinet’s stockholders. In addition, with the special committee constituted, the board authorized Arbinet’s management to accelerate Arbinet’s pursuit of strategic alternatives. Specifically with respect to the written expression of interest that Arbinet received on June 11, 2010, Arbinet’s board of directors determined, in view of the presentations given by Bank Street and Arbinet’s management, that the expression of interest was not acceptable due, among other things, to its unfavorable terms, the lack of synergies between the respective parties’ businesses, and the uncertainty surrounding the ability of the third party to consummate the proposed transaction.

On July 1, 2010, Messrs. O’Donnell and Singh met to discuss the status of the financial model, synergy analysis and Primus’s perspective on valuation. The parties left that discussion with an understanding that an indication of interest from Primus to Arbinet containing a price range would be forthcoming.

On July 9, 2010, Arbinet received a letter of interest from Primus with respect to a proposed acquisition of all of Arbinet’s stock in exchange for Primus common stock, with an initial valuation range for Arbinet between $40 million and $45 million, or an implied value range of approximately $7.29 to $8.21 per share of Arbinet common stock based on the number of shares of Arbinet common stock outstanding on June 30, 2010, subject to, among other things, further due diligence and the absence of any material changes in the business, cash flow, working capital or capital structure of Arbinet. The implied value range of price per share of Arbinet common stock reflected the then-current trading range of Arbinet’s stock.

On July 13, 2010, Messrs. O’Donnell, Kloster, Spirtos, Brandt and Thomas Hickey, General Counsel of Primus, and Christie Hill, General Counsel of Arbinet, participated in a conference call to discuss Primus’s letter of interest and the potential acquisition of Arbinet. On the same day, Arbinet held a meeting of the special committee, at which representatives of Bank Street and Mintz Levin participated, to formulate a comprehensive strategy regarding the two expressions of interest that were received to date, the first dated June 11, 2010 and the second from Primus dated July 9, 2010. The special committee first deliberated on the June 11, 2010 expression of interest. The special committee determined that, although consistent with discussions at Arbinet’s board meeting on June 24, 2010, the expression of interest was not acceptable as proposed and Arbinet’s management and Bank Street should contact the third party to determine if more favorable terms could be negotiated for Arbinet’s stockholders and if greater comfort could be obtained surrounding a variety of other issues. With respect to Primus, the special committee discussed, among other things, the nature and scope of reciprocal due diligence that Arbinet would conduct on Primus to ensure, given that an all-stock transaction was being contemplated, that a business combination between the two parties would be in the best interest of Arbinet’s stockholders. The special committee further directed Arbinet’s management and Bank Street to refine the financial model associated with the proposed transaction, to undertake an analysis of the synergies that would arise as a result of the proposed business combination, and to coordinate with Primus to ensure that the parties were in agreement as to the potential synergies. The special committee also outlined a timeline for completion of financial, legal, and business due diligence and negotiation of a definitive agreement with Primus.

From July 14, 2010 through August 6, 2010, members of the senior management of both Primus and Arbinet took part in numerous conversations and in-person meetings, in which they discussed various matters, including the remaining information required to finalize the combined company analysis, including potential synergies relating to SG&A and telecommunications and costs of sale, continued development and refinement of the financial model and synergy analysis, the status of preparing due diligence materials and data rooms, the current operating results of Arbinet and negotiating the definitive agreement.

On July 30, 2010, Arbinet held a special committee meeting, at which representatives from Bank Street and Mintz Levin participated, to discuss the status of negotiations since the prior special committee meeting. With respect to the June 11, 2010 expression of interest, Arbinet’s management and Bank Street reported that the third party was not amenable to Arbinet’s counter proposals, and such third party decided that further negotiations should be discontinued given the differences between the parties’ positions. With respect to Primus, Arbinet’s management and Bank Street updated the special committee on refinements to the financial model and synergy analysis that occurred during the course of the preceding two weeks. Following presentations by Arbinet’s management and Bank Street, and consideration thereof by the special committee, Arbinet’s management was authorized by the special committee to continue its negotiations towards reaching a definitive agreement with Primus and to continue its due diligence.

On August 5, 2010, Arbinet’s board of directors held a telephonic meeting and, among other things, received certain updates on the status of Arbinet’s potential strategic transactions. Mr. Reymann, as chairman of the special committee, updated Arbinet’s board of directors on developments with respect to the June 11, 2010 expression of interest, as well as on the July 13, 2010 and July 30, 2010 meetings of the special committee following Arbinet’s receipt on July 9, 2010 of the non-binding letter of interest from Primus. With respect to the June 11, 2010 expression of interest, Mr. Reymann reported that the third party decided not to move forward with a transaction. Mr. Reymann then summarized the special committee’s deliberations with respect to Primus’s letter of interest and the strategy and timeline for moving forward with the completion of due diligence and the negotiation of a definitive merger agreement. Next, Bank Street provided a financial and operational overview of Primus during the past three years and Bank Street’s preliminary combination analysis and preliminary contribution analysis for the proposed transaction. Bank Street noted that a combination with Primus should allow the stockholders of both companies to benefit from increased scale and breadth of operations, substantial synergies and an improved financial profile as a combined company. Then, the board reviewed Arbinet’s detailed financial analysis on potential synergies related to a merger of Arbinet and Primus, which were expected to be derived largely from the elimination of certain costs and improvement in certain operating margins in the first full year of operation. Following these reports, Arbinet’s board of directors affirmed the special committee’s direction that Arbinet’s management should continue to explore a potential merger with Primus.

On August 9, 2010, Primus engaged Houlihan Lokey to provide financial advisory services to Primus in connection with the proposed acquisition of Arbinet by Primus. On August 10, 2010, Primus engaged Andrews Kurth LLP to advise Primus with respect to Primus’s proposed acquisition of Arbinet.

On August 10, 2010, at a regularly scheduled board meeting, Primus’s board of directors discussed with Primus’s management the potential acquisition of Arbinet by Primus, including the potential SG&A and telecommunications costs of sale synergy analysis and preliminary due diligence efforts. After deliberation, the board directed Primus’s management to continue due diligence efforts and commence negotiation of a definitive merger agreement.

Through the remaining part of August 2010 through September 3, 2010, members of the senior management teams of both Primus and Arbinet met or participated in various conference calls to discuss financial, business and legal due diligence matters and each company’s business, including products and services. During the last two weeks of August 2010, representatives of Houlihan Lokey participated in several conference calls with members of Primus’s senior management to discuss the status of discussions and negotiations with Arbinet and the results of discussions with the management of Arbinet regarding financial and other information provided by Arbinet.

On August 21, 2010, Primus provided Arbinet with an initial draft of the proposed merger agreement. Consistent with the direction it received from the special committee and given that certain principal financial terms were not included, Arbinet’s management, in consultation with representatives from Bank Street and Mintz Levin, began negotiating the terms of the merger agreement with Primus.

On August 25, 2010, Messrs. O’Donnell and Spirtos participated in a conference call to discuss certain of the principal terms of the proposed transaction. Messrs. Spirtos and O’Donnell agreed to meet in person to discuss other terms of the merger agreement that were the subject of disagreement, including a price collar, the treatment of outstanding equity awards and the scope, breadth and extent of the reciprocity of the representations and warranties in the merger agreement. On August 27, 2010, Arbinet’s counsel provided Primus and its counsel with a revised draft of the proposed merger agreement.

On August 31, 2010, Mr. O’Donnell and other personnel of Arbinet consulted with Bank Street and Mintz Levin regarding the principal terms of the merger agreement that were the subject of disagreement between the parties and developed a negotiation strategy for those outstanding items. Also on August 31, 2010, Messrs. Spirtos and O’Donnell took part in a conference call to discuss the principal terms of the transaction, including, among other terms, the exchange ratio, a price collar, director seats for Arbinet stockholders, treatment of outstanding equity awards, fiduciary outs, material adverse change conditions, and termination fees. Messrs. O’Donnell and Spirtos discussed the principal terms, other than the exchange ratio, but did not agree on many of the terms and therefore agreed to meet in person the following day to resume the negotiations. Messrs. O’Donnell and Brandt and other Arbinet personnel met with Mr. Spirtos, Mark Guirgis, Vice President of Corporate Planning and Analysis of Primus, and other Primus personnel on September 1, 2010 to resume the discussions, but the results were the same and the parties could not agree on any of the open terms of the proposed transaction. At that time, Primus’s management also noted approximately $1.3 million in incremental aged accounts receivable of Arbinet that they believed should be reserved for and the value deducted from the price of the transaction. In addition, Primus proposed that the price be decreased by an amount that was equivalent to Arbinet’s cash burn that occurred in the quarter.

On September 3, 2010, counsel for Primus and Arbinet met to discuss the terms of the proposed merger agreement and exchanged revised drafts of the proposed merger agreement during the several days that followed. On September 7, 2010, Messrs. O’Donnell, Brandt, Guirgis and other personnel of each of Primus and Arbinet held various conference calls to discuss certain projections, financial and operational matters, the current status of diligence efforts and other strategic transaction items. In addition, a conference call was held to grant Houlihan Lokey and Bank Street the opportunity to gather information regarding each company’s financial position and prospects.

On September 8, 2010, Messrs. O’Donnell, Spirtos (who had been appointed as Acting Chief Executive Officer of Primus effective September 1, 2010), Guirgis, Brandt and Jim Keeley, Primus’s Acting Chief Financial Officer, and other personnel of each of Primus and Arbinet met in person at Primus’s offices to continue a discussion of the deal terms surrounding a potential acquisition of Arbinet by Primus. During that meeting, based on its due diligence efforts since early July 2010, Primus provided Arbinet with an exchange ratio proposal that effectively lowered its valuation estimate for Arbinet to approximately $36 million, or an implied value of approximately $6.52 per share of Arbinet common stock, which was below the level indicated in the letter of interest submitted on July 9, 2010. The exchange ratio proposal included a ratchet of the exchange ratio relative to the amount of Arbinet’s cash burn and bad debt write-off.

On September 8, 2010, Arbinet held a special committee meeting to discuss Primus’s proposed purchase price reduction, as well as to discuss the status of negotiations with Primus and due diligence generally. The special committee engaged in an extensive discussion over the contents of Primus’s revised proposal but determined, given that the revised proposal had been received earlier that same day, the special committee needed more time to consider the revised proposal. Accordingly, the special committee scheduled another meeting for two days later. With respect to due diligence, Arbinet’s management reported to the special committee that due diligence was nearly completed for both parties. The special committee then reviewed an overview of outstanding due diligence items which, on the part of Primus, consisted primarily of certain accounting and regulatory issues, and on the part of Arbinet, consisted of certain tax issues and information requests surrounding Primus’s international subsidiaries and operations. With respect to the negotiation of a definitive agreement, Mintz Levin presented a detailed issues matrix to the special committee outlining each of the material outstanding issues on which the parties had not yet reached agreement, the position of the parties on each of these issues, and the rationale behind such positions. The special committee deliberated extensively on these issues and provided Arbinet’s management with guidance on each issue, subject to the special committee reconvening in two days for further deliberation of the revised proposal.

On September 10, 2010, Arbinet held a special committee meeting to discuss Primus’s proposed purchase price reduction. In addition, the special committee indicated that, notwithstanding the proposed purchase price reduction, in view of heightened competition and consolidation in the industry, the declining performance of Arbinet’s business overall and generally unfavorable economic conditions, a business combination with Primus, given the synergies between the parties, remained Arbinet’s most viable option for maximizing stockholder value. Mr. O’Donnell reported that although the discussions with Mr. Spirtos were cordial and productive, there remained substantial disagreement between the parties regarding several of the key outstanding issues, including the purchase price. Mr. O’Donnell then reported that he and Mr. Spirtos planned a series of conversations over the ensuing days to continue to work towards resolution of the outstanding issues.

During the course of the subsequent conversations between Messrs. Spirtos and O’Donnell, Mr. Spirtos conveyed that Primus would be sending Arbinet a revised offer with a further purchase price reduction. The special committee determined that it should await such revised proposal before scheduling another meeting.

On September 11, 2010, Arbinet received a further revised offer from Primus in which Primus’s valuation for Arbinet was lowered further to $30 million, or an implied value of approximately $5.36 per share of Arbinet common stock, with a collar mechanism for a stock-for-stock exchange ratio, such that the number of shares of Primus common stock to be issued in exchange for Arbinet common stock would be capped. On the same day, Messrs. O’Donnell and Spirtos held a conference call to discuss the details of Primus’s latest offer. Mr. Spirtos reiterated the importance to Primus of having a price collar. Mr. O’Donnell stated that the special committee would likely be disagreeable to both the price and the collar and reiterated Arbinet’s interest in obtaining a high price for its stockholders. Mr. O’Donnell also indicated that he would confer with Arbinet’s special committee and advisors to determine next steps, if any. Also on September 11, 2010, Mr. O’Donnell conducted a brief call with a representative of Arbinet’s largest stockholder to obtain his perspective on the latest offer from Primus and whether Arbinet’s largest stockholder would be supportive of a transaction on those terms.

Generally throughout Arbinet’s negotiations with Primus and in particular on September 13, October 13, 19, 20, 21 and 27 and November 2, 8, 9, and 10, 2010, Mr. O’Donnell held individual calls with the special committee members Messrs. Reymann, Pons and Kaplan, as well as the chairman of Arbinet’s board of directors, Mr. Cecin, to update them as to the then-current status of the merger negotiations and consult with them individually regarding various open issues.

On September 15, 2010, Messrs. O’Donnell and Spirtos had another phone conversation, during which Mr. Spirtos notified Mr. O’Donnell that Primus wanted to put discussions with Arbinet on hold in the absence of an ability to reach an agreement on price. Accordingly, negotiations were essentially discontinued during the course of the ensuing month due to a variety of factors, including, but not limited to, Primus’s proposed purchase price reduction, the other outstanding terms of the proposed merger agreement, changes in Primus’s management and quarter-end financial, business and reporting obligations of each of the parties.

On September 16, 2010, Arbinet’s management consulted with Bank Street to discuss possible next steps for Arbinet with or without involvement by Primus. In addition, Arbinet conferred with Bank Street regarding potential financing options. Such consultations included a discussion of the feasibility of Arbinet raising or borrowing sufficient funding to embark on an acquisition strategy of its own. Given the unfavorable economic climate, it was generally determined that accessing adequate capital through the public markets or incurring sufficient debt on reasonable terms would be difficult.

On September 29, 2010, at Mr. O’Donnell’s request, Messrs. O’Donnell and Spirtos met at Primus’s offices to discuss the then-current hiatus in the negotiations between Primus and Arbinet.

On October 12, 2010, Primus appointed a new Chairman, Chief Executive Officer and President, Peter Aquino, who was at the time of such appointment a director of Primus. On October 12 and 13, 2010, Messrs. O’Donnell and Aquino discussed over the phone the status of the proposed Primus and Arbinet transaction. Mr. Aquino indicated that he wanted to review the deal points and consider some points of compromise, and, if satisfied with the foregoing, work toward a definitive agreement within the coming weeks.

At various times from October 13, 2010 until November 10, 2010, the date of the merger agreement, representatives and management of Primus and Arbinet, with the assistance of their respective financial advisors and legal counsel, engaged in negotiations with respect to various merger agreement provisions, including those relating to the exchange ratio, termination fees, the scope of the parties’ representations and warranties and covenants, the definition of material adverse effect, Arbinet’s cash balance position as a condition to closing, and the terms of the no-shop provision. In connection with the recommencement of the negotiations of the merger agreement, a go-shop provision was included that would allow Arbinet to conduct a post-signing market check. During this time, the attorneys for both Primus and Arbinet exchanged several drafts of the merger agreement. Concurrently with the negotiation of the merger agreement, Primus and Arbinet, with the assistance of their respective financial advisors and legal counsel, continued to gather financial, legal and other information regarding the other company.

From the middle of October 2010 until early November 2010, Mr. Aquino periodically contacted Primus board members individually to discuss updates in the status of the potential acquisition of Arbinet, including discussion regarding the $28 million offer for Arbinet, which took into consideration Arbinet’s cash position, operating performance and synergies. Mr. Aquino and members of Primus’s board of directors discussed the variables contributing to the $28 million offer for Arbinet, including a right to use of Arbinet’s patents, and strategic benefits of the combination, including the larger-scale business unit and new products, such as the Exchange, and the companies’ complementary routes.

On October 18, 2010 and October 19, 2010, members of the senior management of both Primus and Arbinet met at Primus’s office to discuss operational synergies. During this meeting, Mr. O’Donnell met separately with Mr. Aquino in Mr. Aquino’s office to discuss Primus’s final offer of $28 million in total stock consideration for Arbinet, or approximately $5.02 per share, based on a fixed exchange ratio to be based on a 10-day weighted average purchase value for Primus common stock before execution of the merger agreement. Mr. O’Donnell highlighted the anticipated synergies and negotiated for a higher price. Messrs. O’Donnell and Aquino conferred with a representative of Arbinet’s largest stockholder to determine whether the stockholder, which is also a significant stockholder of Primus, would be supportive of the proposed transaction, given that such stockholder was being asked to sign voting and support agreements in favor of the transaction. Mr. Aquino conveyed that the offer was the maximum he was permitted to offer. After further negotiations and discussion, Mr. Aquino agreed that he would take back to Primus’s board of directors two potential options: (a) Primus would purchase Arbinet for $28 million in total stock consideration but grant Arbinet the right to sell or spin-off Arbinet’s patents and associated rights prior to consummation of the merger transaction, provided that Arbinet first grant Primus a royalty-free, worldwide, assignable (on a non-exclusive basis) and perpetual license to use all of Arbinet’s patents and associated rights; and (b) Primus would purchase Arbinet in its entirety for $30 million in total stock consideration without granting Arbinet the right to sell or spin-off Arbinet’s patents and associated rights. Mr. O’Donnell stated that he would need to discuss the proposed options with Arbinet’s special committee and Arbinet’s board of directors. Mr. Aquino subsequently called Mr. O’Donnell to notify him that Primus would only be willing to pursue the $28 million in total stock consideration offer for Arbinet and that Arbinet could sell or otherwise spin-off Arbinet’s patents and associated rights, provided that Arbinet first grant Primus a royalty-free, worldwide, assignable (on a non-exclusive basis) and perpetual license to use all of Arbinet’s patents and associated rights.

On October 19, 2010, negotiations resumed between Primus and Arbinet, and on October 20, 2010, Arbinet held a meeting of the special committee to discuss the current status of negotiations between the parties. Mr. O’Donnell explained that he had, over the preceding few days, a series of conversations with Mr. Aquino regarding the transaction. Mr. O’Donnell reported that although progress was made on several outstanding issues between the parties, several legal and financial issues remained outstanding, and Primus was unwilling to raise its purchase price. Because of the change in purchase price, the special committee required that the merger agreement be revised to include a go-shop provision, so that the special committee and Arbinet’s board of directors would have, assuming the transaction moved forward, another opportunity to conduct a market check at the reduced purchase price. The special committee then designated Mr. Pons, one of the special committee members, to negotiate with Mr. Aquino directly to attempt to obtain a higher purchase price. During the period October 20 through 22, 2010, Mr. Pons contacted Mr. Aquino to negotiate a higher price for the transaction, but Mr. Aquino confirmed that the offered purchase price was firm.

On October 28, 2010, Messrs. O’Donnell, Brandt, Guirgis and other members of the senior management of both Primus and Arbinet took part in a conference call to discuss Arbinet’s equity options and awards outstanding and Arbinet’s cash position.

On November 1, 2010, Arbinet held a meeting of the special committee. During this meeting, Mr. Pons updated the special committee on his discussions with Mr. Aquino, and the special committee entered into a detailed discussion of the matrix of outstanding issues between Arbinet and Primus. Bank Street then presented to the special committee its preliminary financial analysis of the transaction, which included an extensive valuation discussion and discussion of comparables, as requested by the special committee.

On November 3, 2010, Arbinet’s board of directors held a meeting and reviewed the current status of the possible merger with Primus. At the meeting, Arbinet’s directors discussed and analyzed the terms of the possible transaction, the strategic rationale, the potential benefits of a merger and the potential synergies that could be realized in a merger. Bank Street reviewed in detail the firm’s financial analyses of a possible combination of Arbinet and Primus, as well as the go-shop period and process to determine if a superior proposal were available to Arbinet and its stockholders. Following the board’s deliberations, Arbinet’s management was instructed to continue its negotiations with Primus and to consult the board in the resolutions of the remaining issues.

On or about November 3, 2010, a draft of the voting and support agreement with Arbinet’s largest stockholder, which is also a significant stockholder of Primus, was provided by Primus to such stockholder for review.

From November 3, 2010 to November 8, 2010, negotiations between the parties continued, and Messrs. O’Donnell and Aquino engaged in a series of conference calls to discuss the remaining outstanding terms of the proposed merger agreement, including, among others, the treatment of significantly out-of-the-money Arbinet equity awards, material adverse changes with respect to Arbinet’s cash balance, and Arbinet’s potential spin-off or sale of its patents.

On November 5, 2010, Primus’s board of directors held a special board meeting, where the directors reviewed an informational packet that had been provided to the board and that included an executive summary of the proposed definitive merger agreement as well as the status of, and other information relevant to, the transaction. At the request of Primus’s board of directors, representatives of Houlihan Lokey reviewed and discussed with Primus’s board of directors Houlihan Lokey’s preliminary financial analyses with respect to Primus, Arbinet and the proposed transaction. The material financial analyses reviewed and discussed by

Houlihan Lokey with Primus’s board of directors on November 5, 2010 were substantially similar to the material financial analyses reviewed and discussed with Primus’s board of directors at its meeting on November 10, 2010, except that the financial analyses reviewed and discussed with Primus’s board of directors on November 10, 2010 were based on updated information regarding financial, economic, market and other conditions, including the market prices of publicly traded equity securities. A representative of Andrews Kurth attended the meeting. Following discussion and deliberation, Primus’s board of directors authorized management to continue to pursue the transaction on the terms presented, subject to the board’s final approval.

On November 9, 2010, Arbinet held a meeting of the special committee, at which representatives of Bank Street and Mintz Levin participated and during which the special committee provided Arbinet’s management with direction on resolution of the few outstanding issues. Later on the same day, as well as on the morning of November 10, 2010, Messrs. O’Donnell and Aquino had a series of conference calls to discuss and resolve the last remaining open items on the merger agreement, which included Arbinet’s right to potentially sell or spin-off its patents during the period between signing and closing of the merger transaction, subject to certain conditions.

On November 9, 2010, at a regularly scheduled board meeting, Primus’s board of directors discussed the status of negotiations of the merger agreement with Arbinet. At the request of Primus’s board of directors, representatives of Houlihan Lokey reviewed and discussed with Primus’s board of directors Houlihan Lokey’s updated preliminary financial analyses with respect to Primus, Arbinet and the proposed transaction. The preliminary financial analyses reviewed and discussed by Houlihan Lokey with Primus’s board of directors on November 9, 2010 were substantially similar to the financial analyses reviewed and discussed with Primus’s board of directors at its meeting on November 10, 2010, except that the financial analyses reviewed and discussed with Primus’s board of directors on November 10, 2010 were based on updated information regarding the market prices of publicly traded equity securities.

Beginning at 10:30 a.m., Eastern time, on November 10, 2010, Arbinet’s special committee held a meeting to review the final terms of the merger agreement and to consider whether to recommend approval of the final negotiated merger agreement to the full board of directors. All members of the special committee and certain members of Arbinet’s senior management and representatives of Mintz Levin and Bank Street participated. In advance of the meeting, a final draft of the merger agreement, a summary of the merger agreement and related materials were circulated to the special committee. During the meeting, Arbinet’s management and its outside legal and financial advisors reviewed with the special committee, among other matters, the terms of the merger agreement and related transaction documents and the other matters described in “—Reasons for the Merger — Arbinet” beginning on page 102. The results of the legal and financial due diligence review of Primus conducted by Arbinet’s outside legal advisors and its independent registered public accounting firm, respectively, were also presented and discussed at this meeting. In addition, Bank Street reviewed its financial analysis of the per share merger consideration and delivered to the special committee an oral opinion (subsequently confirmed in writing) that, as of the date of the meeting, and based upon and subject to the assumptions made, matters considered, and qualifications and limitations set forth in the written opinion, the exchange ratio contained in the merger agreement was fair, from a financial point of view, to the holders of Arbinet common stock (other than Primus, Merger Sub, Arbinet’s largest stockholder and any of their respective affiliates). See “— Opinion of Arbinet’s Financial Advisor” beginning on page 110. Having considered all of these issues, the special committee accepted Bank Street’s opinion, recommended that the full board accept the opinion, declared the merger agreement and merger consideration advisable, fair to, and in the best interests of Arbinet and its stockholders, adopted and approved the merger agreement and recommended that the full board of directors approve the merger agreement and the merger consideration.

Beginning at 1:30 p.m., Eastern time, on November 10, 2010, Arbinet’s board of directors held a special meeting to review the final terms of the merger agreement and to consider whether to recommend approval of the final negotiated merger agreement to Arbinet’s stockholders for approval. All members of Arbinet’s board of directors and certain members of Arbinet’s senior management and representatives of Mintz Levin and Bank Street participated. In advance of the meeting, a final draft of the merger agreement, a summary of the merger agreement and related materials were circulated to the directors. Bank Street reviewed its fairness presentation with the board of directors and confirmed its opinion that the exchange ratio contained in the merger agreement was fair, from a financial point of view, to Arbinet’s stockholders. The special committee then reported its unanimous recommendation that the board of directors approve the merger agreement on the terms presented. On the basis of Arbinet’s extensive efforts to explore third-party interest in potential transactions and the unanimous recommendation of the special committee, and after discussion and consideration, Arbinet’s board of directors unanimously approved the merger agreement, declared the merger advisable and in the best interests of Arbinet and its stockholders, and recommended that Arbinet’s stockholders vote to approve and adopt the merger agreement.

Beginning at 6:00 p.m., Eastern time, on November 10, 2010, Primus’s board of directors held a special board meeting attended by all members of the board (either in person or telephonically), as well as members of management and representatives of Houlihan Lokey and Andrews Kurth. In advance of the meeting, a final draft of the merger agreement, a summary of the merger agreement and related materials were circulated to the directors. Primus’s management team and legal counsel reviewed for Primus’s board of directors an updated summary of the negotiations and provided a description of the final terms of the merger agreement. Representatives of Houlihan Lokey then reviewed and discussed with Primus’s board of directors Houlihan Lokey’s financial analyses with respect to Primus, Arbinet and the proposed transaction and, at the request of Primus’s board of directors, delivered Houlihan Lokey’s oral opinion, which was subsequently confirmed in writing, to the effect that, as of the date of the opinion and based upon and subject to the factors, limitations and assumptions set forth therein, the exchange ratio in the proposed merger pursuant to the merger agreement was fair, from a financial point of view, to Primus. See “— Opinion of Primus’s Financial Advisor” beginning on page 117. After due consideration and further discussion, the board of directors determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Primus and its stockholders. Primus’s board of directors adopted the merger agreement and the transactions contemplated by the merger agreement and approved the issuance of shares of Primus common stock pursuant to the merger agreement.

In the evening of November 10, 2010, the merger agreement was executed and delivered by Arbinet, Primus and Merger Sub and the voting and support agreements were executed with Arbinet’s largest stockholder, which is also a significant stockholder of Primus, for the benefit of each of Primus and Arbinet. On November 11, 2010, which was a market holiday, Primus and Arbinet each issued separate press releases announcing the transaction. Various communications and the merger agreement were filed with the SEC on November 12, 2010 and thereafter.

On December 14, 2010, Arbinet, Primus and Merger Sub entered into Amendment No. 1 to the merger agreement to clarify certain ambiguities in the merger agreement.

During the 27-month period from July 2008 when Arbinet and Primus began their negotiations through the signing of the merger agreement in November 2010, Arbinet’s management and Bank Street identified and contacted at least 25 third parties with respect to the possibility of entering into a strategic transaction with Arbinet. In addition, the go-shop provision in the merger agreement allowed Arbinet to conduct a post-signing market check by soliciting alternative proposals from third parties during the 45-day period following the signing of the merger agreement. Arbinet’s management, with the assistance of Bank Street, proactively contacted approximately 50 other parties that might be interested in presenting an acquisition proposal to Arbinet, including strategic and financial potential acquirers. However, to date, none of the negotiations with third parties conducted prior to or following the execution of the merger agreement between Arbinet and Primus has resulted in a superior proposal for Arbinet’s stockholders, as determined by Arbinet’s special committee and confirmed by Arbinet’s board of directors.

Reasons for the Merger — Arbinet

Arbinet’s board of directors unanimously determined that the merger is advisable and in the best interests of Arbinet and its stockholders and approved the merger agreement and the merger. The Arbinet board of directors recommends that Arbinet stockholders vote “FOR” approval and adoption of the merger agreement.

The Arbinet board of directors’ decision to approve the merger agreement and the transactions contemplated thereby, including the merger, rather than continue to pursue a standalone strategy was based on five fundamental premises:

•	additional substantial consolidation in the wholesale telecommunications industry is highly likely;

•

Arbinet’s ability to compete successfully in the market for telecommunications services would be substantially enhanced over the long term by materially increasing Arbinet’s scale, financial resources, and breadth and geographic scope of operations and broadening Arbinet’s product and service offerings;

•

Primus is the most attractive merger candidate for Arbinet in terms of strategic, financial and other factors, including relative size, the complementary nature of the two companies’ customer bases, prospects for growth, and management compatibility;

•

a merger with Primus would have the potential to produce substantial cost synergy gains primarily resulting from anticipated reduced network operating expenses, lower selling, general and administrative costs, reduced capital expenditures, and increased cross-selling opportunities; management of Arbinet estimated the expected realization of $8.7 million (assuming that the merger occurred on January 1, 2011) and $9.3 million in annual cost savings and synergies for each of the years 2011 and 2012, respectively (though there can be no assurance that these cost savings and synergies will be achieved); and

•	the financial terms of the merger were fair and the other terms were reasonable.

As discussed more specifically below, the considerations favoring pursuit of a business combination rather than a standalone strategy were analyzed in the context of potentially adverse consequences of the Primus merger, including the risk that expected synergies would not be realized.

In addition to these factors, the Arbinet board of directors consulted with members of Arbinet management and the financial and legal advisors of Arbinet, and considered the following specific factors as generally supporting its decision to approve the merger agreement and merger:

•	the unanimous recommendation of the special committee of the Arbinet board of directors to approve the merger agreement and the merger;

•

historical and prospective information concerning Arbinet’s and Primus’s respective businesses, results of operations, financial condition and prospects, which the Arbinet board of directors determined, based in part on input and advice from Arbinet senior management and Arbinet’s financial advisors, supported the merger and the specific financial terms ultimately negotiated;

•

the Arbinet board of directors’ understanding of economic and industry conditions relating to the wholesale telecommunications industry, including Arbinet’s prospects on a standalone basis, which the Arbinet board of directors believed were generally favorable but involved a greater risk of unfavorable developments in a standalone scenario than would be presented if it pursued the merger;

•

the absence of a superior alternative to the merger; after considering the various strategic options available to Arbinet, including acquiring or combining with other companies, engaging in new joint ventures or strategic alliances or continuing to pursue a standalone strategy and a conclusion by the Arbinet board of directors that a transaction with Primus would likely yield the greatest strategic benefits among the available alternatives;

•

the presentations by and discussions with Arbinet’s management and financial and legal advisors indicating that the terms and conditions of the merger agreement are customary for transactions similar to the merger;

•

the termination, go-shop and break-up fee provisions of the merger agreement, which the Arbinet board of directors determined, based in part on advice from Arbinet’s financial and legal advisors, were generally customary for a transaction of the magnitude of the merger and would not unduly inhibit alternative acquisition proposals;

•

the financial analyses and presentations of Bank Street, Arbinet’s financial advisor, and its opinion that the exchange ratio pursuant to the merger agreement is fair, from a financial point of view, to the holders of Arbinet common stock (other than Primus, Merger Sub, the Singer Children’s Management Trust and their respective affiliates);

•

the ability to complete the merger as a reorganization for U.S. federal income tax purposes, enabling Arbinet common stockholders to defer recognition of certain taxable gain which would be recognized if their shares of common stock were sold or exchanged in a taxable transaction; provided, however, the merger may not qualify as a reorganization as a result of any spin-off or IP sale of Arbinet’s patents; and

•

the likelihood that the merger will be completed on a timely basis and without burdensome conditions, which was an assumption on which the financial and synergy analyses were based and was believed by the Arbinet board of directors to be reasonable based in part on advice from Arbinet’s senior management and legal advisors.

The Arbinet board of directors also considered the following potential adverse consequences to Arbinet, its stockholders and the resulting company:

•

the challenges of integrating network assets, operations, senior management and workforces of the two companies and the risks of diverting the attention of management from other strategic initiatives while focusing on completion of the merger and post-closing integration;

•	the risk that anticipated synergies and cost savings will not be achieved;

•

the possibility that the two companies’ businesses would be adversely affected, during the period from signing the merger agreement until integration is substantially implemented, by workforce anxiety, competitive pressures and the disruption inherent in combining the two companies;

•	the timing of receipt of required regulatory approval for the merger and the possibility that delays in obtaining such approvals could delay the closing; and

•

the interests of Arbinet’s directors and executive officers with respect to the merger that are different from, or in addition to, their interests as Arbinet stockholders as discussed under “— Interests of Certain Persons in the Merger that May be Different from Your Interests” beginning on page 123.

The Arbinet board of directors determined that the potential negative factors were substantially outweighed by the potential benefits of the merger.

This discussion of the information and factors considered by the Arbinet board of directors is not intended to be exhaustive but includes the material factors considered by the Arbinet board of directors. In reaching its decision to approve the merger and approve and recommend approval and adoption of the merger agreement, the Arbinet board of directors did not attribute any relative or specific weight to the various factors that it considered in reaching its determination that the terms of the merger are in the best interest of Arbinet and its stockholders. Rather, the Arbinet board of directors viewed its recommendation as being based on the totality of the information presented to, and factors considered by, it. Individual members of the Arbinet board of directors may have given different weight to different information and factors in making their decisions.

Reasons for the Merger — Primus

By vote at a meeting held on November 10, 2010, the Primus board of directors determined that the merger agreement and the transactions contemplated by it are advisable and in the best interests of Primus and its stockholders and approved, authorized and adopted the merger agreement and approved the issuance of shares of Primus common stock pursuant to the merger agreement. The Primus board of directors recommends that Primus stockholders vote “FOR” the proposal to approve the issuance of shares of Primus common stock pursuant to the merger agreement.

In deciding to approve the merger agreement and to recommend that Primus stockholders vote to approve the issuance of Primus common stock pursuant to the merger agreement, the Primus board of directors consulted with Primus’ management and legal and financial advisors and considered several factors.

Many of the factors considered favored the conclusion of the Primus board of directors that the merger is advisable and in the best interests of Primus and its stockholders, including the following:

•	that the merger would enhance Primus’s global customer opportunities by doubling Primus’s international carrier services business to over $500 million in annual revenue;

•	that Primus would add the well established brands of Arbinet and the Xchange to its portfolio;

•	the benefits of increased scale in a rapidly consolidating global telecommunications market;

•	that the merger would allow customers access to more global rates at enhanced prices;

•	the regional strengths of Primus and Arbinet are largely complementary, minimizing the potential attrition due to duplication of either traffic or customers;

•

that the merger would diversify Primus’s product portfolio of international voice and data services across all existing customer segments, such that Primus could offer customers options either to acquire direct international connections through traditional interconnect arrangements or to manage their access needs through a voice trading exchange (Arbinet’s theXchangeSM platform);

•

that the merger would enable Primus to gain access to additional traffic streams, enhanced voice traffic routing and termination, the increased ability to manage multiple segments of carrier customers, and additional market opportunities for carrier wholesale services;

•	the strength of the combined sales forces of each of Primus and Arbinet post-merger would provide additional opportunities in the carrier services market;

•

Primus management expects the merger to result in meaningful cost savings and operational synergies resulting primarily from the elimination of duplicative expenses related to maintaining public company status, compliance and exchange listing fees, as well as from other selling, general and administrative savings, headcount reductions and a reduction in telecommunications costs of sales; management of Primus estimated the expected realization of $3.4 million, $7.0 million and $7.4 million in annual cost savings and synergies for each of the years 2011, 2012 and 2013, respectively (though there can be no assurance that these cost savings and synergies will be achieved);

•	the expected strength of the balance sheet of the combined company, post-merger in order to maintain business flexibility;

•

the financial analyses reviewed by Houlihan Lokey with Primus’s board of directors, and the oral opinion to Primus’s board of directors (which opinion was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated November 10, 2010), with respect to the fairness, from a financial point of view, to Primus, as of November 10, 2010, of the exchange ratio provided for in the merger pursuant to the merger agreement, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion; see “— Opinion of Primus’s Financial Advisor” beginning on page 117;

•

the terms of the merger agreement, the structure of the transaction, including the conditions to each party’s obligation to complete the merger, and the ability of the Primus board of directors to terminate the agreement under certain circumstances;

•	that the merger agreement provides that, under certain circumstances, Arbinet could be required to pay a termination fee of $1,250,000 to Primus if the merger is not consummated; and

•	the ability of Primus and Arbinet to complete the merger, including their ability to obtain the necessary regulatory approvals and their obligations in connection with obtaining those approvals.

The Primus board of directors considered a number of additional factors concerning the merger. The Primus board of directors considered these factors as a whole and without assigning relative weights to each such factor, and overall considered the relevant factors to be favorable to, and in support of, its determinations and recommendations. These factors included:

•

information concerning the financial condition, results of operations, prospects and businesses of Primus and Arbinet provided by management of the companies, including the respective companies’ cash flows from operations, recent performance of common stock and the ratio of Primus common stock price to Arbinet common stock price over various periods, as well as current industry, economic and market conditions;

•	market factors of both Primus and Arbinet; and

•	the results of Primus’s business, legal and financial due diligence review of Arbinet.

The Primus board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the transactions contemplated by it, including the merger. These factors included:

•

that there are significant risks inherent in combining and integrating two companies, including that the companies may not be successfully integrated or that the expected synergies from combining the two companies may not be realized, and that successful integration of the companies will require the dedication of significant management resources, which will temporarily detract attention from the day-to-day businesses of the combined company;

•

the effects on cash flows from operations and other financial measures under various modeling assumptions, and the uncertainties in timing and execution risk with respect to the anticipated benefits of the merger;

•	that Primus’s exposure to the wholesale business would increase significantly;

•	that the merger might not be completed as a result of a failure to satisfy the conditions contained in the merger agreement;

•	the possibility of losing key employees and skilled workers as a result of the merger;

•	the possibility that key customers may choose not to do business with the combined company; and

•	other matters described under the caption “Risk Factors” beginning on page 38.

This discussion of the information and factors considered by the Primus board of directors in reaching its conclusion and recommendations includes all of the material factors considered by the board but is not intended to be exhaustive and is not provided in any specific order or ranking. In view of the wide variety of factors considered by the Primus board of directors in evaluating the merger agreement and the transactions contemplated by it, including the merger, and the complexity of these matters, the Primus board of directors did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the Primus board of directors may have given different weight to different factors. The Primus board of directors did not reach any specific conclusion with respect to any of the factors considered and instead conducted an overall analysis of such factors and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the merger agreement and the issuance of shares of Primus common stock pursuant to the merger agreement.

It should be noted that this explanation of the reasoning of the Primus board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statements Concerning Forward-Looking Statements” beginning on page 55.

Certain Unaudited Prospective Financial Information

Neither Primus nor Arbinet as a matter of course make public long-term projections as to future performance due to, among other reasons, the uncertainty, unpredictability and volatility of the underlying assumptions and estimates. However, for internal purposes and in connection with the process leading to the merger agreement, the managements of Primus and Arbinet prepared certain projections of future financial performance. The projections were prepared by Primus and Arbinet on a stand-alone basis and are not anticipated to be representative of financial performance of the combined company going forward, which may differ materially from the assumptions underlying the projections for the individual companies on a stand-alone basis. Primus provided its projections to its board of directors and its financial advisor, Houlihan Lokey. Primus also provided these projections to Arbinet and its financial advisor, Bank Street. Similarly, Arbinet provided its projections to its board of directors and Bank Street. Arbinet also provided these projections to Primus and Houlihan Lokey.

In connection with its consideration of the Primus projections, the Primus board, in accordance with its customary practice, believed that it was reasonable to rely on the Primus projections prepared by Primus management but did not make any formal determination that the Primus projections were accurate or complete. In connection with its consideration of the Arbinet projections, the Arbinet board, in accordance with its customary practice, believed that it was reasonable to rely on the Arbinet projections prepared by Arbinet management but did not make any formal determination that the Arbinet projections were accurate or complete.

The inclusion of the summary unaudited prospective financial information of Primus and Arbinet included in this joint proxy statement/prospectus should not be regarded as an indication that Primus or Arbinet or their respective boards considered, or now considers, these projections to be a reliable predictor of future results. You should not place undue reliance on the unaudited financial forecasts contained in this joint proxy statement/prospectus. Please read carefully “— Important Information about the Unaudited Prospective Financial Information” beginning on page 108.

The financial information set forth below is based on the Primus projections described above for the fiscal years ending 2010 through 2013:

	Projected Fiscal Year
	2010	2011	2012	2013
	(in millions)
After-tax free cash flow(1)	$37.3	$44.6	$47.9	$49.2

(1)

After-tax free cash flow represents Adjusted EBITDA, less the expected amount of taxes, capital expenditures and negative changes in working capital, but after adding back previously deducted amounts for depreciation and amortization. Adjusted EBITDA represents net income (loss) before reorganization items, net, share-based compensation expense, depreciation and amortization, asset impairment expense, gain (loss) on sale or disposal of assets, interest expense, amortization or accretion on debt discount or premium, gain (loss) on early extinguishment or restructuring of debt, interest income and other income (expense), gain (loss) from contingent value rights valuation, foreign currency transaction gain (loss), income tax benefit (expense), income (expense) attributable to the non-controlling interest, income (loss) from discontinued operations, net of tax, and income (loss) from sale of discontinued operations, net of tax. Neither after-tax free cash flow nor Adjusted EBITDA is a financial measure prepared in accordance with

GAAP and should not be considered a substitute for net income or cash flow from operating activities prepared in accordance with GAAP. Management of Primus estimated that there would be $93.4 million of Adjusted EBITDA for 2013.

The financial information set forth below is based on the Arbinet projections described above for the fiscal years ending 2010 through 2014:

	Projected Fiscal Year
	2010	2011	2012	2013	2014
	(in millions)
After-tax free cash flow(1)	$2.4	$2.3	$2.9	$0.8	$1.6

(1)	After-tax free cash flow represents Adjusted EBITDA, less the expected amount of taxes, capital expenditures and negative changes in working capital, but after adding back previously deducted amounts for depreciation and amortization. Adjusted EBITDA represents net income (loss) before share-based compensation expense, depreciation and amortization, asset impairment expense, gain (loss) on sale or disposal of assets, interest expense, amortization or accretion on debt discount or premium, gain (loss) on early extinguishment or restructuring of debt, interest income and other income (expense), foreign currency transaction gain (loss), income tax benefit (expense), income (expense) attributable to the non-controlling interest, interest income (loss) from discontinued operations, net of tax, and income (loss) from sale of discontinued operations, net of tax. Neither after-tax free cash flow nor Adjusted EBITDA is a financial measure prepared in accordance with GAAP and should not be considered a substitute for net income or cash flow from operating activities prepared in accordance with GAAP. Management of Arbinet estimated that there would be $4.8 million of Adjusted EBITDA for 2014.

Important Information about the Unaudited Prospective Financial Information

The unaudited prospective financial information described above was not prepared with a view toward public disclosure and the inclusion of this information in this joint proxy statement/prospectus should not be regarded as an indication that any of Primus, Arbinet or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. None of Primus, Arbinet or their respective affiliates assumes any responsibility for the accuracy of this information. The unaudited prospective financial information discussed above is not being included in this joint proxy statement/prospectus to influence Primus stockholders or Arbinet stockholders to vote in favor of the proposals to be voted upon at the special meetings, but because it represents unaudited prospective financial information prepared by Primus and Arbinet that was used for purposes of the financial analyses performed by Primus’s financial advisor and Arbinet’s financial advisor. The inclusion of the unaudited prospective financial information in this joint proxy statement/prospectus shall not be deemed an admission or representation by Primus or Arbinet that such information is material.

The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects and thus subject to interpretation. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made by the management of Primus or Arbinet involving judgments with respect to, among other things, industry performance and competition, future business, economic, competitive, regulatory, and financial market conditions and matters specific to Primus’s or Arbinet’s business, including future business decisions, that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, the risks and uncertainties described under “Risk Factors” and “Cautionary Statements Regarding Forward-Looking Statements” beginning on pages 38 and 55, respectively, all of which are difficult to predict and many of which are beyond the control of Primus and/or Arbinet. In addition, the unaudited prospective financial information discussed above reflects estimates and assumptions that were made as of the date the unaudited prospective financial information was prepared and that have not been updated since to reflect any changes in any assumptions. These estimates and assumptions do not reflect current conditions, and no assurances can be given that these estimates or assumptions will accurately reflect future conditions. As a result, there can be no guarantee that the unaudited prospective financial information will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. The combination of the Primus and Arbinet unaudited prospective financial information does not represent the results that the combined company will achieve if the merger is completed, nor does it represent unaudited prospective financial information for the combined company.

As described above, Primus and Arbinet do not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of Primus and Arbinet have prepared the prospective financial information described above in connection with discussions concerning the merger. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. This accompanying prospective financial information is not fact and should not be relied upon as being necessarily indicative of future results, and you should not place undue reliance on the prospective financial information.

Neither Primus’s nor Arbinet’s independent registered public accounting firms, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The report of Primus’s independent registered public accounting firm contained in Primus’s Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference into this joint proxy statement/prospectus, relates to Primus’s historical financial information. It does not extend to the unaudited prospective financial information and should not be read to do so. The reports of Arbinet’s independent registered public accounting firms contained in this joint proxy statement/prospectus relate to Arbinet’s historical financial information. They do not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. Neither Primus nor Arbinet has made any representation to other, in the merger agreement or otherwise, concerning this unaudited prospective financial information.

The above unaudited prospective financial information does not give effect to the merger. Primus stockholders and Arbinet stockholders are urged to review Primus’s Annual Report on Form 10-K for the year ended December 31, 2009, and future SEC filings for a description of risk factors with respect to Primus’s business, its reported results of operations, its financial condition and its capital resources. Arbinet stockholders and Primus stockholders are also urged to review the risk factors with respect to Arbinet’s business, its reported results of operations, its financial condition and its capital resources included in this joint proxy statement/prospectus. See “Risk Factors” beginning on page 38, “Cautionary Statements Concerning Forward-Looking Statements” beginning on page 55, “Incorporation of Certain Documents by Reference” beginning on page 182 and “Where You Can Find More Information” beginning on page 183.

Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information set forth above. No representation is made by Primus, Arbinet, or any other person to any stockholder of Primus or any stockholder of Arbinet regarding the ultimate performance of Primus compared to the information included in the above unaudited prospective financial information. The unaudited prospective financial information in this joint proxy statement/prospectus constitutes forward-looking statements and should not be regarded as an indication that such unaudited prospective financial information will be an accurate prediction of future events nor construed as financial guidance.

NEITHER PRIMUS NOR ARBINET INTENDS TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT

CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

Opinion of Arbinet’s Financial Advisor

On November 10, 2010, at separate meetings of the special committee of Arbinet’s board of directors and Arbinet’s board of directors, Bank Street rendered its oral opinion, which was confirmed by delivery of a written opinion dated November 10, 2010, to the special committee of Arbinet’s board of directors and Arbinet’s board of directors, that, as of the date of the opinion, and based upon and subject to the assumptions made, matters considered, qualifications and limitations set forth in the written opinion (which are described below), the exchange ratio pursuant to the merger agreement is fair, from a financial point of view, to the holders of Arbinet common stock (other than Primus, Merger Sub, Karen Singer and any of their respective affiliates).

The full text of the written opinion of Bank Street, dated November 10, 2010, which sets forth assumptions made, matters considered, qualifications and limitations on the review undertaken by Bank Street, is attached as Annex B to this joint proxy statement/prospectus and is incorporated in this joint proxy statement/prospectus by reference. The following summary of Bank Street’s opinion is qualified in its entirety by reference to the full text of the opinion. Bank Street provided its opinion for the benefit and use of the special committee of Arbinet’s board of directors and Arbinet’s board of directors. The Bank Street opinion is not a recommendation as to how any holder of Arbinet’s common stock should vote with respect to the merger.

Bank Street’s opinion addressed only the fairness, as of the date of the opinion, of the exchange ratio, from a financial point of view, to the holders of Arbinet common stock (other than Primus, Merger Sub, Karen Singer and any of their respective affiliates). Bank Street did not express any view on, and its opinion does not address, any other term or aspect of the merger agreement or the merger. Bank Street expressed no opinion as to the effect of any adjustment of the exchange ratio pursuant to the merger agreement due to an IP Sale (as defined in the merger agreement). In addition, Bank Street was not asked to address, and Bank Street’s opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Arbinet, other than the holders of shares of Arbinet common stock. The opinion did not address Arbinet’s underlying business decision to pursue the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Arbinet or the effects of any other transaction in which Arbinet might engage. In addition, Bank Street did not express any opinion as to what the value of the shares of Primus common stock will be when issued or the prices at which shares of Primus common stock will trade at any time or as to the impact of the merger on the solvency or viability of Arbinet or Primus or the ability of Arbinet or Primus to pay its obligations when they come due. The opinion was subject to the assumptions contained in the opinion and was necessarily based on economic, market and other conditions, and the information made available to Bank Street, as of the date of its opinion. Bank Street assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion.

In arriving at its opinion, Bank Street, among other things:

•	reviewed a draft of the merger agreement, dated November 10, 2010;

•

reviewed Arbinet’s audited financial statements for fiscal years ended December 31, 2008 and 2009 and its unaudited interim financial statements for the six-month period ended June 30, 2010 and its preliminary results for the three month period ended September 30, 2010;

•

reviewed certain operating and financial information, including certain projections for the five years ending December 31, 2014, provided to Bank Street by Arbinet’s management relating to Arbinet’s business and prospects;

•	met with certain members of Arbinet’s senior management to discuss Arbinet’s business, operations, historical and projected financial results and future prospects;

•

reviewed Primus’s audited financial statements for fiscal years ended December 31, 2008 and 2009 and its unaudited interim financial statements for the six-month period ended June 30, 2010 and its preliminary results for the three month period ended September 30, 2010;

•

reviewed certain operating and financial information, including projections for the four years ending December 31, 2013, provided to Bank Street by Primus’s management relating to Primus’s business and prospects;

•	met with certain members of Primus’s senior management to discuss Primus’s business, operations, historical and projected financial results and future prospects;

•	reviewed financial, information technology and tax diligence summaries provided by Friedman LLP regarding Primus;

•

reviewed certain estimates of cost savings and other combination benefits (excluding any revenue synergies or synergies related to capital expenditures) expected to result from the merger, prepared and provided to Bank Street by Arbinet’s and Primus’s management;

•	reviewed publicly available financial data, stock market data and financial multiples of companies which Bank Street deemed generally comparable to both Arbinet and Primus;

•	reviewed the financial terms of recent mergers and acquisitions of companies which Bank Street deemed generally comparable to Arbinet, Primus and the merger;

•	reviewed indicative letters of intent (written or otherwise) submitted to Arbinet by other potential acquirors;

•	performed discounted cash flow analyses based on the projections for Arbinet, Primus and the combined company and the potential synergies for the combined company furnished to Bank Street; and

•	conducted such other studies, analyses, inquiries and investigations as Bank Street deemed appropriate.

Bank Street relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to Bank Street by Arbinet and Primus or otherwise reviewed by or discussed with Bank Street, including, without limitation, the projections set forth above and the potential synergies. With respect to Arbinet’s and Primus’s projected financial results and the potential synergies, Bank Street relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of Arbinet and Primus as to the expected future performance of Arbinet and Primus, as the case may be, and the potential synergies. Bank Street has not assumed any responsibility for the independent verification of any such information or of the projections set forth above and the potential synergies, and Bank Street has further relied upon the assurances of the senior managements of Arbinet and Primus that they are unaware of any facts that would make the information, projections and potential synergies provided to Bank Street or otherwise reviewed by or discussed with Bank Street incomplete or misleading.

With respect to the Arbinet forecasts, Bank Street held discussions with members of the senior management of Arbinet regarding the past and current business operations, financial condition and future prospects of Arbinet, including their views of the risks and uncertainties of achieving the Arbinet forecasts in the amounts contemplated thereby. In that regard, Bank Street was informed by members of the senior management of Arbinet that Arbinet has been negatively affected by and continues to have exposure to a number of risks, including deteriorating performance of its exchange business. The senior management of Arbinet advised Bank Street that these risks have negatively affected recent financial results and that there is a material risk that they will impact Arbinet in the future, which, if not adequately addressed, could lead to liquidity issues that would substantially impair the operations of Arbinet.

In arriving at its opinion, Bank Street did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of Arbinet or Primus, nor was Bank Street furnished with any such appraisals. Bank Street assumed that the merger will qualify under Section 368(a) of the Internal Revenue Code. Bank Street also assumed that the merger will be consummated in a timely manner and in accordance with the terms of the merger agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Arbinet, Primus or the combined company or on the expected benefits of the merger. Bank Street is not a legal, tax or regulatory advisor, and it relied upon, without independent verification, the assessment of Arbinet and its legal, tax and regulatory advisors with respect to such issues.

In accordance with customary investment banking practice, Bank Street employed commonly used valuation methods in connection with the delivery of its opinion. The following is a summary of the material financial and comparative analyses performed by Bank Street in arriving at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand Bank Street’s analyses, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading and incomplete view of the financial analyses performed by Bank Street.

In discussions with Arbinet management regarding the Arbinet third quarter ended September 30, 2010 financial performance, Arbinet’s management indicated a difficulty in accurately forecasting future business performance. Arbinet’s management was of the opinion that Arbinet’s third quarter ended September 30, 2010 financial performance did not warrant updating its existing multi-year projections; nevertheless, based upon input from Arbinet’s management regarding net revenue and margin pressure experienced during the fiscal quarter ended September 30th, 2010, Bank Street employed sensitivity analysis to management’s multi-year projections (“sensitivity analysis”).

Transaction Value Multiples Analysis. Bank Street calculated and reviewed Arbinet’s implied transaction value, referred to as Transaction Value, which is defined, with respect to Arbinet, as Arbinet’s enterprise value calculated assuming an equity value equal to an aggregate value of the Primus common stock being issued to Arbinet stockholders in the merger pursuant to the merger agreement exchange ratio of $28 million, which is referred to as the implied merger consideration value, and based on its net cash balance as of September 30, 2010.

Bank Street then derived a Transaction Value for Arbinet of $14.7 million, calculated based on the implied merger consideration value of $28 million and Arbinet’s net cash balance of $13.3 million, reflecting the book value of its outstanding debt of $5.2 million and a cash balance of $18.5 million as of September 30, 2010.

Bank Street then calculated Arbinet’s Transaction Value as a multiple, which is referred to as the Transaction Value/revenue multiple, of Arbinet’s aggregate consolidated net revenue based on annualized quarterly revenue for quarter ended September 30, 2010 and excluding certain pass-through revenue items. Based on this analysis, Bank Street derived a Transaction Value/revenue multiple of Arbinet of 0.47x.

Contribution Analysis. Using financial data and forecasts provided by Arbinet’s and Primus’s management and the potential synergies estimated by Arbinet’s management to result from the merger, Bank Street calculated the implied relative contributions of Arbinet’s enterprise value and Primus’s enterprise value to the pro-forma combined company’s implied enterprise value, which Bank Street calculated using the implied transaction values applicable to each of Arbinet and Primus in the merger. For purposes of this analysis, Bank Street utilized Arbinet’s Transaction Value as calculated in the manner described above under “Transaction Value Multiples Analysis.” Bank Street calculated the transaction value of Primus based on its net debt balance as of September 30, 2010 and the closing share price of its common stock on November 9, 2010.

Bank Street compared the implied relative enterprise value contribution of each of Arbinet and Primus to the pro-forma company to the relative contributions of Arbinet and Primus to the following estimated 2011 financial and operating metrics of the pro-forma combined company using the financial forecasts of Primus as provided by its management and the sensitivity analysis of Arbinet’s financial forecasts:

•	2011E gross revenue;

•	2011E net revenue;

•	2011E gross margin; and

•

2011E Adjusted EBITDA, calculated both without giving effect to the synergies expected to result from the merger and assuming the synergies expected to result from the merger are allocated 25%, 50% and 75% to Arbinet.

The following table indicates the results of this analysis:

	Arbinet Contribution
	Low %	High %
Implied Pro-Forma Enterprise Value	4.8%	4.8%
2011E Gross Revenue[1]	30.8%	30.9%
2011E Net Revenue[2]	3.7%	3.9%
2011E Gross Margin	8.5%	8.9%
2011E Adjusted EBITDA
— Baseline (No Synergies)	1.2%	1.7%
— Synergies[3] 25% Arbinet Credit	3.4%	3.8%
— Synergies[3] 50% Arbinet Credit	5.6%	6.0%
— Synergies[3] 75% Arbinet Credit	7.8%	8.2%

(1)	Gross revenue represents all revenue recognized by both Arbinet and Primus including all pass through revenue.
(2)	Net revenue represents gross revenue less any pass through revenue, including trading revenue.
(3)	Synergies, per Arbinet estimates, include unrealized operating and direct cost synergies and do not include any potential revenue or capex synergies.

Public Market Valuation Analysis. Using publicly available information, Bank Street compared selected financial, operating and stock market information for Arbinet with the corresponding financial, operating and stock market information for certain publicly traded companies that Bank Street deemed to be reasonably comparable to Arbinet. The selected comparable companies considered by Bank Street were:

•	IDT Corporation

•	Phonetime, Inc.

Bank Street calculated an equity value for each of these selected companies and Arbinet and Primus based on their respective closing stock price as of November 9, 2010 and the number of common shares outstanding as reflected in publicly available information. Using these equity values, Bank Street calculated an enterprise value for each company by adding to these equity values the amount of each company’s net debt, defined as long-term obligations less cash and cash equivalents, as reflected in its balance sheet included in the most recent publicly available quarterly data for each company.

Using the annualized quarterly net revenue for the last publicly available quarter, Bank Street calculated enterprise value as a multiple of net revenue, referred to as the net revenue multiple, for each of the selected comparable companies and Arbinet and Primus based on each company’s respective annualized quarterly revenue for the last publicly available quarter.

The following table indicates the results of this analysis:

Company	Enterprise Value/LQA Revenue
Arbinet Corporation — Market Value	0.89x
IDT Corporation	0.16x
Phonetime Inc.	0.09x
Primus Telecommunications Group, Incorporated	0.39x

Mean[2]	0.21x
Median[2]	0.16x

Arbinet Transaction Value Multiple[1]	0.47x

(1)	Arbinet Corporation Revenue Multiple calculated using the Transaction Value / Net Revenue.
(2)	Arbinet Corporation excluded from the calculation of Mean and Median as shown.

None of the selected comparable companies is identical to Arbinet. In evaluating companies identified by Bank Street as comparable to Arbinet or otherwise relevant to its analysis of Arbinet, Bank Street made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond Arbinet’s control, such as: the impact of competition on Arbinet’s business, the industry generally or the companies identified above; continued industry growth; and the absence of any material change in Arbinet’s financial condition and prospects, the industry, the financial markets in general or the companies identified above. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of the results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies identified above and other factors that could affect the public trading dynamics of such companies, as well as those of Arbinet.

Comparable Acquisition Analysis. Using publicly available information, Bank Street compared certain financial and operating information and multiples implied by the merger with comparable financial and operating information based on two acquisition transactions in the comparable industry since the beginning of 2009.

For each of the transactions, Bank Street calculated and reviewed the transaction value of each target company as a multiple of its annualized last quarterly revenue, as indicated in the following table:

Announced Date	Acquiror	Target	Target Transaction Value/ LQA Adjusted EBITDA
October 14, 2010	Marca Tel, S.A. de C.V.	STI Prepaid, LLC	0.05x
July 12, 2009	KPN B.V.	iBasis, Inc.	0.21x

All calculations of multiples paid in the transactions identified above were based on public information available at the time of public announcement of such transactions. Bank Street’s analysis generally did not take into account different market and other conditions during the period in which the transactions identified have occurred. The revenue figures obtained from public sources and used in the comparable transactions analysis use annualized last quarter revenue for the last publicly available quarter.

None of the transactions analyzed by Bank Street is identical to the proposed merger. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of the results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies party to those transactions as well as the transactions and other factors that could affect the transactions and the proposed merger.

Discounted Cash Flow Analysis. Using the sensitivity analysis of Arbinet’s financial forecasts, Bank Street performed a discounted cash flow analyses of Arbinet. For purposes of these analyses, Bank Street discounted to present value as of December 31, 2010 (i) the adjusted estimates of stand-alone unlevered free cash flows for Arbinet for the years 2011 through 2014 and (ii) illustrative terminal values of Arbinet on a stand-alone basis as of December 31, 2014 derived by multiplying the adjusted estimates of Arbinet’s terminal Adjusted EBITDA by multiples ranging from 3.0x to 4.0x. The present values of the cash flows and terminal values were calculated using discount rates ranging from 17.0% to 19.0%.

These discounted cash flow analyses indicated that the implied merger consideration value of $5.02 was above the range of implied per share values of Arbinet resulting from the discounted cash flow analyses.

Bank Street also performed a discounted cash flow analysis of Primus using financial data and forecasts provided by Primus’s management. Primus’s forecasts assume that Primus will continue to successfully grow their high margin hosted IP PBX and hosting business units at rates that will counter balance declines in revenue from other business segments and that Primus will either sell or discontinue certain non-core operations throughout its portfolio.

For purposes of this analysis, Bank Street discounted to present value as of December 31, 2010 (i) estimates of stand-alone unlevered free cash flows for Primus for the years 2011 through 2013 and (ii) illustrative terminal values of Primus on a stand-alone basis as of December 31, 2013 derived by multiplying estimates of Primus’s terminal Adjusted EBITDA by multiples ranging from 3.0x to 4.0x. The present values of the cash flows and terminal values were calculated using discount rates ranging from 15.0% to 17.0%.

This analysis indicated that the merger consideration value of $9.5464 per share of Primus common stock was below the range of implied per share values of Primus resulting from the discounted cash flow analysis.

Bank Street also performed a discounted cash flow analysis of the pro-forma combined company using the financial data and forecasts for Primus as provided by its management and the financial data and the sensitivity analysis of Arbinet’s financial forecasts. Bank Street also included in the combined projections for the pro-forma company the potential operational and financial benefits that Arbinet’s management estimated to result from the merger. These benefits incorporate the benefits of a stronger pro-forma company as a competitor and general and administrative cost savings from headcount and overhead reductions. For the purposes of this analysis, Bank Street did not contemplate or quantify capital expenditure or revenue benefits that may arise from the combination of Arbinet and Primus.

For purposes of this analysis, Bank Street discounted to present value as of December 31, 2010 (i) estimates of the unlevered free cash flows for the pro-forma combined company for the years 2011 through 2013 and (ii) illustrative terminal values of the pro-forma combined company basis as of December 31, 2013 derived by multiplying estimates of the pro-forma combined company’s terminal Adjusted EBITDA by multiples ranging from 3.0x to 4.0x. The present values of the cash flows and terminal values were calculated using discount rates ranging from 12.5% to 14.5%

This analysis indicated that the range of implied values per share of the pro-forma company’s common stock resulting from the discounted cash flow analysis were well above the implied merger consideration value of $9.5464 per share of Primus’s common stock. Bank Street also observed that the combined transaction values of each of Arbinet and Primus implied by the merger were well below the estimated enterprise valuation range for the pro-forma combined company implied by the discounted cash flow analysis. While discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including discount rates. The valuation derived from the discounted cash flow analysis is not necessarily indicative of Arbinet’s present or future value or results.

General. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances; therefore, such opinion is not readily susceptible to partial or summary description. The fact that any specific analysis has been referred to in the summary above or in this joint proxy statement/prospectus is not meant to indicate that such analysis was given more weight than any other analysis. No company, business or transaction used in such analyses as a comparison is identical to Arbinet or to the proposed merger, nor is an evaluation of such analyses entirely mathematical. In arriving at its opinion, Bank Street did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Bank Street believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, would, in the view of Bank Street, create an incomplete and misleading view of the analyses underlying Bank Street’s opinion. The analyses performed by Bank Street include analyses based upon forecasts of future results, which results may be significantly more or less favorable than those upon which Bank Street’s analyses were based. The analyses do not purport to be appraisals or to reflect the prices at which Arbinet’s common stock may trade at any time after the announcement of the proposed transaction. Because the analyses are inherently subject to uncertainty, being based upon numerous factors and events, including, without limitation, factors relating to general economic and competitive conditions beyond the control of the parties and their respective advisors, neither Bank Street nor any other person assumes responsibility if future results or actual values are materially different from those contemplated above.

Arbinet’s board retained Bank Street based upon Bank Street’s experience and expertise. Bank Street is a nationally recognized investment banking firm with substantial experience in transactions similar to the proposed transaction, particularly in the telecommunications industry. Bank Street is actively engaged in the valuation of businesses and securities in connection with business combinations and acquisitions and for other purposes.

Bank Street acted as financial advisor to Arbinet in connection with the merger and will receive a fee from Arbinet for its services equal to 1.75% of the aggregate consideration paid to Arbinet common stockholders (defined as the aggregate number of shares of Primus common stock received by Arbinet stockholders in the merger multiplied by the average of the last sales prices of Primus’s common stock for the five trading days ending five trading days prior to the closing of the merger), subject to a $500,000 floor and certain adjustments, of which $25,000 was paid at the commencement of Bank Street’s engagement, $175,000 was contingent upon Arbinet’s request that Bank Street render its opinion and Bank Street’s acknowledgment that it was prepared to do so and the remainder is contingent upon consummation of the merger. Based on the implied merger consideration value, Bank Street estimates the aggregate amount of the fee to be approximately $500,000, but the exact amount of the fee will not be known until the merger is completed. In addition, Arbinet has agreed to reimburse Bank Street for certain of its expenses and indemnify Bank Street, its affiliated entities, directors, officers, employees, associated persons, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), from and against all losses arising out of or in connection with its engagement by Arbinet’s board of directors. Bank Street has, in the past, provided financial advisory and financing services to Arbinet and may continue to do so and has received, and may receive, fees for the rendering of such services, including having undertaken a comprehensive strategic and financial review of Arbinet beginning in April 2008. Bank Street’s opinion was approved by a fairness committee of Bank Street.

The summary set forth above of the material analyses performed by Bank Street does not purport to be a complete description of the analyses performed by Bank Street in arriving at its opinion and is qualified entirely by reference to the written opinion of Bank Street attached as Annex B to this joint proxy statement/prospectus.

Opinion of Primus’s Financial Advisor

On November 10, 2010, Houlihan Lokey rendered its oral opinion to Primus’s board of directors (which opinion was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated November 10, 2010), as to the fairness, from a financial point of view, to Primus, as of November 10, 2010, of the exchange ratio provided for in the merger pursuant to the merger agreement, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion.

Houlihan Lokey’s opinion was directed to Primus’s board of directors and only addressed the fairness from a financial point of view to Primus, as of November 10, 2010, of the exchange ratio provided for in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger. The summary of Houlihan Lokey’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and do not constitute, a recommendation to Primus’s board of directors or any stockholder as to how to act or vote with respect to the merger or related matters.

In arriving at its opinion, Houlihan Lokey, among other things:

1.	reviewed a draft, dated November 10, 2010, of the merger agreement;

2.	reviewed certain publicly available business and financial information relating to Arbinet and Primus that Houlihan Lokey deemed to be relevant;

3.	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of Arbinet and Primus made available to Houlihan Lokey by Arbinet and Primus, including (a) financial projections (and adjustments thereto) prepared by the managements of Arbinet and Primus relating to Arbinet for the fiscal years ending 2010 through 2014 and Primus for the fiscal years ending 2010 through 2013 and (b) certain forecasts and estimates of potential cost savings, operating efficiencies, revenue effects and other synergies expected to result from the merger, all as prepared by the managements of Arbinet and Primus, referred to as the synergies;

4.	spoke with certain members of the managements of Arbinet and Primus and certain of their representatives and advisors regarding the respective businesses, operations, financial condition and prospects of Arbinet and Primus, the merger and related matters;

5.	compared the financial and operating performance of Arbinet and Primus with that of other public companies that Houlihan Lokey deemed to be relevant;

6.	reviewed the current and historical market prices and trading volume for certain of Arbinet’s and Primus’s publicly traded securities, and the historical market prices and certain financial data of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant; and

7.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, managements of Arbinet and Primus advised Houlihan Lokey, and Houlihan Lokey assumed, that the financial projections (and adjustments thereto) reviewed by it were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such managements as to the future financial results and condition of Arbinet and Primus, and Houlihan Lokey expressed no opinion with respect to such projections or the assumptions on which they were based. Furthermore, upon the advice of the managements of Arbinet and Primus, Houlihan Lokey assumed that the estimated synergies reviewed by it were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the managements of Arbinet and Primus and that the synergies would be realized in the amounts and the time periods indicated thereby, and Houlihan Lokey expressed no opinion with respect to such synergies or the assumptions on which they were based. For purposes of its analyses and its opinion, at Primus’s direction Houlihan Lokey attributed no value to the ownership of any of the patents that, subject to Primus being granted a royalty-free, worldwide, assignable (on a non-exclusive basis), perpetual license and right to use any and all such patents and associated rights, may be sold pursuant to the IP Sale (as defined in the merger agreement) or spun-off to Arbinet’s stockholders and assumed that the IP Sale or any such spin-off would not otherwise have an adverse effect on the contemplated benefits of the merger, financial or otherwise, to Primus. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Arbinet or Primus since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the merger agreement and all other related documents and instruments that are referred to therein were true and correct, (b) each party to the merger agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the merger would be satisfied without waiver thereof, and (d) the merger would be consummated in a timely manner in accordance with the terms described in the merger agreement and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey also assumed, with Primus’s consent, that the merger would be treated as a tax-free transaction. Houlihan Lokey also relied upon and assumed, without independent verification, that (i) the merger would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of Arbinet or Primus, or otherwise have an effect on Arbinet or Primus or any expected benefits of the merger that would be material to Houlihan Lokey’s analyses or its opinion. At the direction of Primus, Houlihan Lokey also assumed that any adjustments to the exchange ratio pursuant to the merger agreement would not in any way be material to Houlihan Lokey’s analyses or its opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the merger agreement would not differ in any respect from the draft of the merger agreement identified above.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of Arbinet, Primus or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Arbinet or Primus was or may be a party or was or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Arbinet or Primus was or may be a party or was or may be subject.

Houlihan Lokey was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the merger, the securities, assets, businesses or operations of Arbinet or any other party, or any alternatives to the merger,

(b) negotiate the terms of the merger or (c) advise the Primus board of directors or any other party with respect to alternatives to the merger. Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to Houlihan Lokey’s attention after the date of its opinion. Houlihan Lokey is not expressing any opinion as to what the value of Arbinet common stock or Primus common stock actually will be when exchanged or issued, respectively, pursuant to the merger or the price or range of prices at which Arbinet common stock or Primus common stock may be purchased or sold at any time.

Houlihan Lokey’s opinion was furnished for the use and benefit of the Primus board of directors (solely in its capacity as such) in connection with its consideration of the merger and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. Houlihan Lokey’s opinion was not intended to be, and does not constitute, a recommendation to the Primus board of directors, any security holder or any other person as to how to act or vote with respect to any matter relating to the merger.

Houlihan Lokey’s opinion only addressed whether, as of the date of the opinion, the exchange ratio provided for in the merger pursuant to the merger agreement was fair to Primus from a financial point of view and did not address any other aspect or implication of the merger or any agreement, arrangement or understanding entered into in connection therewith or otherwise. In addition, Houlihan Lokey was not requested to opine as to and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of Primus, its security holders or any other party to proceed with or effect the merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the merger or otherwise (other than the exchange ratio to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the merger to the holders of any class of securities, creditors or other constituencies of Primus, Arbinet or to any other party, except if and only to the extent expressly set forth in the last sentence of its opinion attached hereto as Appendix C, (iv) the relative merits of the merger as compared to any alternative business strategies that might exist for Primus, Arbinet or any other party or the effect of any other transaction in which Primus, Arbinet or any other party might engage, (v) the fairness of any portion or aspect of the merger to any one class or group of Primus’s, Arbinet’s or any other party’s security holders vis-à-vis any other class or group of Primus’s, Arbinet’s or such other party’s security holders (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders), (vi) whether or not Primus, Arbinet, their respective security holders or any other party is receiving or paying reasonably equivalent value in the merger, (vii) the solvency, creditworthiness or fair value of Arbinet, Primus or any other participant in the merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the merger, any class of such persons or any other party, relative to the exchange ratio or otherwise. Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It was assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with Primus’s consent, on the assessments by Primus, Arbinet and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to Primus, Arbinet and the merger. The issuance of Houlihan Lokey’s opinion was approved by a committee of Houlihan Lokey authorized to approve opinions of its nature.

In preparing its opinion to the Primus board of directors, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses provided below is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors or focusing on information presented in tabular format, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the opinion. Houlihan Lokey’s analyses involved judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of Primus, such as the impact of competition on the business of Primus and on the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Primus or the industry or in the markets generally. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to Primus or the proposed merger and an evaluation of the results of those analyses is not entirely mathematical. Houlihan Lokey believes that mathematical derivations (such as determining average and median) of financial data are not by themselves meaningful and should be considered together with qualities, judgments and informed assumptions. The estimates contained in Primus’s and Arbinet’s analyses and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Primus. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was provided to Primus’s board of directors in connection with its consideration of the proposed merger and was only one of many factors considered by Primus’s board of directors in evaluating the proposed merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the exchange ratio or of the views of Primus’s board of directors or management with respect to the merger or the exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between Arbinet and Primus, and Primus’s decision to enter into the merger was solely that of Primus’s board of directors.

The following is a summary of the material analyses reviewed by Houlihan Lokey with Primus’s board of directors in connection with Houlihan Lokey’s opinion rendered on November 10, 2010. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including:

•

Enterprise Value calculated as the value of the relevant company’s outstanding equity securities (taking into account its outstanding warrants and other convertible securities) based on the relevant company’s closing stock price, or equity value, plus net debt (calculated as outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet), as of a specified date.

•	Earnings before interest, taxes, depreciation, and amortization, or EBITDA, of the relevant company for a given time period.

Unless the context indicates otherwise, enterprise values and equity values derived from the selected companies analysis described below were calculated using the closing price of Primus common stock and the common stock of the selected companies listed below as of November 9, 2010. Accordingly, this information may not reflect current or future market conditions. Estimates of future financial performance for Primus and Arbinet were based on estimates provided by Primus management with respect to Primus and management of Arbinet with respect to Arbinet. Estimates of 2010 Revenue for the selected companies listed below were based on certain publicly available consensus research analyst estimates for those companies. For purposes of its analyses, and with Primus’s consent, Houlihan Lokey calculated an implied exchange ratio in the merger of 0.526x based on the number of shares of Arbinet common stock outstanding as of September 30, 2010 and plus the number of shares of Arbinet common stock issuable pursuant to certain outstanding options, warrants, restricted stock unit awards and performance share awards under Arbinet’s stock incentive plans that may become issuable as Primus common stock at or after the effective time of the merger in accordance with the terms of the merger agreement calculated using the treasury method.

Selected Companies Analysis. Houlihan Lokey calculated multiples of enterprise value based on certain financial data for Primus, Arbinet and the following selected companies:

•	8x8 Inc.

•	Vonage Holdings Corporation

•	PAETEC Holding Corp.

•	Cbeyond, Inc.

•	Phonetime Inc.

•	IDT Corporation

The selected companies were selected because they were deemed to be similar to Primus and Arbinet in one or more respects that included nature of business, size, diversification, financial performance and geographic concentration. No specific numeric or other similar criteria were used to select the selected companies and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a significantly larger or smaller company with substantially similar lines of businesses and business focus may have been included while a similarly sized company with less similar lines of business and greater diversification may have been excluded. Houlihan Lokey identified what it believed to be a sufficient number of companies for purposes of its analysis but may not have included all companies that might be deemed comparable to Primus or Arbinet.

The calculated multiples included:

•	Enterprise value as a multiple of Last Twelve Months (LTM) Revenue as of September 30, 2010; and

•	Enterprise value as a multiple of estimated Next Fiscal Year 2010 Revenue.

The selected companies analysis indicated the following implied exchange ratio reference ranges without synergies, as compared to the implied exchange ratio in the merger of 0.526 share of Primus common stock per share of Arbinet common stock:

Implied Exchange Ratio Reference Range (Enterprise Value as a multiple of LTM Revenue) without Synergies	Implied Exchange Ratio Reference Range (Enterprise Value as a multiple of NFY Revenue) without Synergies	Implied Exchange Ratio in the Merger
0.461-1.055	0.484-1.124	0.526

The selected companies analysis indicated the following implied exchange ratio reference ranges with synergies, as compared to the implied exchange ratio in the merger of 0.526 share of Primus common stock per share of Arbinet common stock:

Implied Exchange Ratio Reference Range (Enterprise Value as a multiple of LTM Revenue) with Synergies	Implied Exchange Ratio Reference Range (Enterprise Value as a multiple of NFY Revenue) with Synergies	Implied Exchange Ratio in the Merger
0.841-1.614	0.882-1.716	0.526

Discounted Cash Flow Analysis. Houlihan Lokey performed a discounted cash flow analysis of each of Arbinet and Primus by calculating the estimated net present value of the unlevered, after-tax free cash flows that each of Arbinet and Primus were forecasted to generate through 2014 for Arbinet and 2013 for Primus based on estimates and assumptions provided by the management of Arbinet with respect to Arbinet forecasts and estimates and assumptions provided by the management of Primus with respect to the Primus forecasts. Houlihan Lokey calculated terminal values for Primus by applying a range of terminal value EBITDA multiples of 3.00x to 3.50x to Primus’s 2013 estimated EBITDA. The present values of the cash flows and terminal values were then calculated using discount rates ranging from 11.0% to 15.0%. Houlihan Lokey calculated terminal values for Arbinet by applying a range of terminal value EBITDA multiples of 3.00x to 5.00x to Arbinet’s 2014 estimated EBITDA. The present values of the cash flows and terminal values were then calculated using discount rates ranging from 11.0% to 15.0%.

The discounted cash flow analysis indicated the following implied exchange ratio reference ranges with and without synergies, as compared to the implied exchange ratio in the merger of 0.526 share of Primus common stock per share of Arbinet common stock:

Implied Exchange Ratio Reference Range indicated by DCF without Synergies	Implied Exchange Ratio Reference Range indicated by DCF with Synergies	Implied Exchange Ratio in the Merger
0.295-0.565	0.563-0.963	0.526

Other Matters

Pursuant to the engagement letter dated August 9, 2010, Houlihan Lokey was engaged by Primus to provide financial advisory services in connection with the proposed transaction. Houlihan Lokey is regularly engaged to provide advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Pursuant to the engagement letter, Primus agreed to pay Houlihan Lokey a customary fee for its services, a portion of which became payable upon the delivery of Houlihan Lokey’s opinion, regardless of the conclusion reached therein. No portion of Houlihan Lokey’s fee is contingent upon the successful completion of the merger. Primus has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws arising out of or relating to Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell long or short positions, or trade or otherwise effect transactions, in debt, equity and other securities and financial instruments (including loans and other obligations) of, or investments in, Arbinet, Primus or any other party that may be involved in the merger and their respective affiliates or any currency or commodity that may be involved in the merger.

Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to Arbinet, Primus, other participants in the merger or certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, Arbinet, Primus, other participants in the merger or certain of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

Accounting Treatment

Primus will account for the merger under the acquisition method of accounting for business combinations under generally accepted accounting principles with Primus being deemed to have acquired Arbinet. This means that the assets and liabilities of Arbinet will be recorded, as of the completion of the merger, at their fair values and added to those of Primus, including an amount for goodwill representing the difference between the purchase price and fair value of the identifiable net assets. Financial statements of Primus issued after the merger will reflect only the operations of Arbinet’s business after the merger and will not be restated retroactively to reflect the historical financial position or results of operations of Arbinet.

Delisting and Deregistration of Arbinet Common Stock

If the merger is completed, Arbinet common stock will be delisted from the NASDAQ and deregistered under the Exchange Act.

Restrictions on Sales of Shares of Primus Common Stock Received in the Merger

The shares of Primus common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable, except for shares of Primus common stock issued to any person who is deemed to be an “affiliate” of Primus after the effective time of the merger. Arbinet stockholders who become affiliates of Primus as a result of the merger may not sell any of the shares of Primus common stock received by them in connection with the merger except pursuant to an effective registration statement under the Securities Act covering the resale of those shares or any applicable exemption under Rule 144 or otherwise under the Securities Act.

Board of Directors and Management of Primus Following the Merger

Primus’s board of directors and executive officers will remain the same following the merger as they are immediately before the merger becomes effective.

Interests of Certain Persons in the Merger that May be Different from Your Interests

In considering the recommendation of the board of directors of Arbinet to vote for the proposal to approve and adopt the merger agreement, stockholders of Arbinet should be aware that members of the Arbinet board of directors and certain of Arbinet’s executive officers have agreements or arrangements that provide them with interests in the merger that are in addition to the interests of Arbinet stockholders. The Arbinet board of directors was aware of these interests during its deliberations with respect to the merger and in deciding to recommend that Arbinet stockholders vote for the approval and adoption of the merger agreement.

The following table sets forth the payments to be made to Arbinet’s executive officers in connection with the merger, assuming the merger occurs on January 7, 2011:

Name	Cash ($)		Equity ($)		Perquisites/ Benefits ($)		Total ($)
Shawn F. O’Donnell	680,000	(1)	344,101	(2)(3)	25,000	(4)	1,049,101
Gary G. Brandt	260,000	(5)	60,346	(6)	17,676	(7)	338,022
Christie A. Hill	240,000	(5)	60,346	(6)	25,000	(4)	325,346

(1)	Mr. O’Donnell is entitled to severance in an amount equal to the sum of (a) one times his base salary in effect on the date of termination of $340,000 and (b) a lump sum payment equal to his target bonus. Mr. O’Donnell’s target bonus for 2010 is $340,000.
(2)	Upon a change in control, assuming that the successor company does not assume or replace Mr. O’Donnell’s equity grants, 50% of Mr. O’Donnell’s unvested stock appreciation rights, stock options, restricted stock and restricted stock units will vest. As a result, Mr. O’Donnell would be entitled to an incremental value of $19,500, $4,500, $2,460 and $63,300 attributable to gains realized for the acceleration of the unvested stock appreciation rights, stock options, restricted stock and restricted stock units, respectively, as of January 7, 2011, using the closing stock price of $8.44 on January 7, 2011. Upon Mr. O’Donnell’s termination without cause or for “good reason” within twelve months of a change in control, assuming that the successor company does not assume or replace Mr. O’Donnell’s equity grants, the remaining 50% of Mr. O’Donnell’s unvested stock appreciation rights, stock options, restricted stock and restricted stock units will vest. As a result, Mr. O’Donnell would be entitled to an additional incremental value of $19,500, $4,500, $2,460, and $63,300 attributable to gains realized for the acceleration of the unvested stock appreciation rights, stock options, restricted stock and restricted stock units, respectively, as of January 7, 2011, using the closing stock price of $8.44 on January 7, 2011.
(3)	Additionally, Mr. O’Donnell would receive 19,500 shares of Arbinet common stock under the 2010 performance share awards, equal to 100% of the target shares, if the measurement date for the performance goals under such grant has not occurred prior to the effective time of the merger. At the closing price of $8.44 on January 7, 2011, the value of the shares would be $164,580.
(4)	Represents amounts for reimbursement for certain COBRA payments for a period of one year following the date of termination and amounts for potential employer contributions to the retirement plan for one year following the date of termination. Pursuant to the terms of the employment agreements with each of Mr. O’Donnell and Ms. Hill, the total of reimbursement for certain COBRA payments and contributions to the Arbinet retirement plan cannot exceed $25,000.
(5)	Each of Mr. Brandt and Ms. Hill is entitled to severance in an amount equal to one times his/her base salary in effect on the date of termination.
(6)	Upon a change in control on January 7, 2011, each of Mr. Brandt and Ms. Hill would receive 7,150 shares of Arbinet common stock under the 2010 performance share awards, equal to 100% of their respective target shares, if the measurement for the performance goals under such grants has not occurred prior to the effective time of the merger. At the closing price of $8.44 on January 7, 2011, the value of the shares due to each of Mr. Brandt and Ms. Hill under the 2010 performance share awards would be $60,346.
(7)	Represents amounts for reimbursement for certain COBRA payments for a period of one year following the date of termination.

The following table sets forth the payments to be made to each of Arbinet’s non-employee directors in connection with the merger, assuming the merger occurs on January 7, 2011:

Name	Equity ($)(1)
Jose A. Cecin, Jr.	11,959
Randall Kaplan	4,877
Stanley C. Kreitman	14,762
John B. Penney	14,762
Robert M. Pons	4,626
David C. Reymann	0

(1)	Upon a change of control and assuming their termination, 100% of the non-employee directors’ unvested stock options and restricted stock will vest.

Arbinet Director and Executive Officer Equity Awards

Options

At the effective time of the merger, each outstanding option to purchase Arbinet common stock, whether or not exercisable or vested, will be converted into an option to acquire, on the same terms and conditions as were applicable under such option immediately prior to the effective time of the merger, the number of shares of Primus common stock equal to the product of (i) the number of shares of Arbinet common stock subject to the option immediately prior to the effective time of the merger multiplied by (ii) the exchange ratio, rounded down to the nearest whole share. The exercise price per share of Primus common stock subject to the option will be an amount (rounded down to the nearest whole cent) equal to the quotient of (x) the exercise price per share of Arbinet common stock subject to the option immediately prior to the effective time of the merger divided by (y) the exchange ratio, with any fractional cents rounded up to the nearest whole cent.

Restricted Stock

Each restricted stock award of Arbinet outstanding immediately prior to the effective time of the merger will be converted into the right to receive the per share merger consideration discussed under “Terms of the Merger Agreement — Per Share Merger Consideration” on page 134. Each converted restricted stock award will be subject to the same terms, conditions and restrictions as were applicable to such award immediately prior to the effective time of the merger.

Warrants

At the effective time of the merger, each warrant to purchase shares of Arbinet common stock that is outstanding immediately prior to the effective time of the merger will be converted into a right to acquire shares of Primus common stock on the same contractual terms and conditions as were in effect immediately prior to the effective time of the merger. The number of shares of Primus common stock subject to each such converted warrant will be equal to the product of (i) the number of shares of Arbinet common stock subject to each such warrant immediately prior to the effective time of the merger multiplied by (ii) the exchange ratio, rounded down to the nearest whole share. Each converted warrant will have an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (x) the exercise price per share of Arbinet common stock subject to the converted warrant immediately prior to the effective time of the merger divided by (y) the exchange ratio, with any fractional cents rounded up to the nearest whole cent.

Restricted Stock Units

At the effective time of the merger, each restricted stock unit award of Arbinet outstanding immediately prior to the effective time of the merger will be converted into a restricted stock unit award relating to the number of shares of Primus common stock equal to the product of (i) the number of shares of Arbinet common stock relating to such restricted stock unit award immediately prior to the effective of the of merger multiplied by (ii) the exchange ratio, rounded down to the nearest whole share. Each converted restricted stock unit award will be subject to the same terms, conditions and restrictions as were applicable to such award immediately prior to the effective time of the merger.

Stock Appreciation Rights

At the effective time of the merger, each outstanding stock appreciation right of Arbinet, whether or not exercisable or vested, will be converted into a stock appreciation right to acquire, on the same terms and conditions as were applicable to the stock appreciation right immediately prior to the effective time of the merger, the number of shares of Primus common stock equal to the product of (i) the number of shares of Arbinet common stock subject to such stock appreciation right immediately prior to the effective time of the merger multiplied by (ii) the exchange ratio, rounded down to the nearest whole cent. The exercise price per share of Primus common stock subject to any such converted stock appreciation right will be an amount (rounded up to the nearest whole cent) equal to the quotient of (x) the exercise price per share of Arbinet common stock subject to the stock appreciation right immediately prior to the effective time of the merger divided by (y) the exchange ratio, rounded up to the nearest whole cent.

Performance Shares

Immediately prior to the effective time of the merger, the performance goals under any then outstanding performance share award of Arbinet for which the measurement date has not occurred will be deemed to have been achieved at the target performance level, and each share of restricted stock represented by such performance share award will be deemed to have been issued, and such performance share restricted stock award will be converted into a restricted stock award relating to the number of shares of Primus common stock equal to the product of (i) the number of shares of Arbinet common stock relating to the performance share restricted stock award immediately prior to the effective time of the merger multiplied by (ii) the exchange ratio, rounded down to the nearest whole share. Each converted performance share restricted stock award will be subject to the same terms, conditions and restrictions as were applicable under the award immediately prior to the effective time of the merger. Immediately prior to the effective time of the merger, each performance share award for which the measurement date has occurred and for which Arbinet has not issued the performance share restricted stock awards will be converted into a performance share award relating to the number of shares of Primus common stock equal to the product of (x) the number of shares of Arbinet common stock relating to such performance share award immediately prior to the effective time of the merger multiplied by (y) the exchange ratio, rounded down to the nearest whole share. Each such converted performance share award will be subject to the same terms, conditions and restrictions as were applicable under such performance share award immediately prior to the effective time of the merger.

Under the terms of the 2004 Stock Incentive Plan, as amended, which is referred to as the 2004 plan, pursuant to which Arbinet’s director and executive officer equity awards are granted, upon completion of the merger, (1) 100% of the unvested awards to outside directors will immediately vest and (2) 50% of the unvested awards to executive officers will immediately vest. In addition, if an executive officer is terminated without cause (as defined in that officer’s employment agreement) within a year following the completion of the merger or if the executive officer terminates his or her employment for good reason (as defined in that officer’s employment agreement) within that same period, then any unvested equity awards to that executive will immediately vest upon termination.

Severance Benefits

Under the terms of their employment agreements, upon completion of the merger, Messrs. O’Donnell and Brandt and Ms. Hill will each be entitled to the payment of severance if his/her employment is terminated in specified circumstances, including if he/she voluntarily terminates his/her employment for “good reason.”

If (i) Arbinet terminates Mr. O’Donnell’s employment without “cause” either (a) before a change in control of Arbinet or (b) within 12 months of a change in control of Arbinet, or (ii) Mr. O’Donnell terminates his employment for “good reason” within 12 months of a change in control of Arbinet, Mr. O’Donnell will be entitled to receive:

•	a severance payment equal to Mr. O’Donnell’s one year base salary at the rate in effect on the date of termination;

•	reimbursement for certain COBRA payments for a period of one year following the date of termination;

•	an amount equal to potential employer contributions to Arbinet’s retirement plan for one year; and

•	any accrued and unpaid salary and vacation time as of the date of termination.

The total amounts to be paid to Mr. O’Donnell under the second and third bullet points cannot be more than $25,000. In addition, in the event Arbinet terminates Mr. O’Donnell’s employment without “cause” within 12 months of a change in control of Arbinet or Mr. O’Donnell terminates his employment for “good reason” within 12 months of a change in control of the Company, Mr. O’Donnell is entitled to receive a lump sum payment in an amount equal to Mr. O’Donnell’s target bonus opportunity then in effect.

If (i) Arbinet terminates Mr. Brandt’s employment without “cause” either (a) before a change in control of Arbinet or (b) within 12 months of a change in control of Arbinet or (ii) Mr. Brandt terminates his employment for “good reason” within 12 months of a change in control of Arbinet, Mr. Brandt will be entitled to receive:

•	a severance payment equal to Mr. Brandt’s 12-month base salary at the rate in effect on the date of termination;

•	reimbursement for certain COBRA payments for a period of one year following the date of termination; and

•	any accrued and unpaid salary and vacation time as of the date of termination.

If (i) Arbinet terminates Ms. Hill’s employment without “cause” either (a) before a change in control of Arbinet or (b) within 12 months of a change in control of Arbinet, or (ii) Ms. Hill terminates her employment for “good reason” within 12 months of a change in control of Arbinet, Ms. Hill will be entitled to receive:

•	a severance payment equal to Ms. Hill’s 12-month base salary at the rate in effect on the date of termination;

•	reimbursement for certain COBRA payments for a period of one year following the date of termination;

•	an amount equal to potential employer contributions to Arbinet’s retirement plan for one year; and

•	any accrued and unpaid salary and vacation time as of the date of termination.

The total amounts to be paid to Ms. Hill under the second and third bullet points cannot be more than $25,000. In addition, if within 12 months of a change of control of Arbinet, Ms. Hill’s employment is terminated without “cause,” or Ms. Hill terminates her employment for “good reason,” in addition to the payments and benefits set forth above, Ms. Hill will be entitled to a lump sum payment equal to the bonus compensation paid to Ms. Hill in the immediately preceding year.

Indemnification and Insurance

The merger agreement provides that, following completion of the merger, Primus will cause the surviving entity to comply with all indemnification obligations of Arbinet in effect as of the merger agreement in favor of the directors and officers of Arbinet and its subsidiaries and to maintain, for a period of six years after completion of the merger, indemnification and advancement of expenses provisions in Arbinet’s certificate of incorporation that are no less favorable than those in effect in the certificate of incorporation of Arbinet as of the date of the merger agreement.

The merger agreement also provides that Primus will cause to be maintained, for a period of six years after completion of the merger, directors and officers liability insurance coverage that is no less favorable in both amount and terms and conditions of coverage than Arbinet’s existing directors and officers liability insurance program, although Primus will not be required to expend more than 250% of the aggregate premiums paid by Arbinet for the existing directors and officers liability insurance.

Appraisal Rights

Under Section 262 of the DGCL, Arbinet stockholders will, under certain circumstances, be entitled to exercise appraisal rights and receive payment for the fair value of their Arbinet shares if the merger is completed. However, if the Primus common stock to be issued in the merger is listed on the NASDAQ, then Primus and Arbinet believe and Primus will take the position that Arbinet stockholders will not be entitled to appraisal rights. Primus’s common stock is currently quoted on the OTC Bulletin Board under the symbol “PMUG”. In connection with the merger, Primus is to use its reasonable best efforts to have its common stock listed for trading on the NASDAQ. Arbinet stockholders who wish to seek appraisal of their shares are in any case urged to seek the advice of counsel with respect to the availability of appraisal rights.

If appraisal rights are available, a holder of record of shares of Arbinet common stock outstanding immediately prior to the effective time of the merger who has not voted in favor of, or consented in writing to, the approval and adoption of the merger agreement, and who has delivered a written demand for appraisal of such shares executed by or on behalf of the stockholder of record in accordance with Section 262 of the DGCL, will not have his, her or its shares converted into the right to receive the merger consideration unless and until the dissenting holder fails to perfect or effectively withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. If, after the effective time of the merger, a dissenting stockholder fails to perfect or otherwise waives, or withdraws or loses his, her or its right to appraisal, or a court determines that such holder is not entitled to relief under the DGCL, then such holder or holders (as the case may be) will forfeit such rights and his, her or its shares of Arbinet common stock will be treated as if they had been converted as of the effective time of the merger into the right to receive the merger consideration (in the form of shares of Primus common stock) without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such shares.

The following discussion is not a complete statement of appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which explains the procedures and requirements for exercising statutory appraisal rights and which is attached as Annex D to this joint proxy statement/prospectus and incorporated herein by reference. All references in Section 262 of the DGCL and in this summary to a “stockholder” are, unless otherwise indicated, to the record holder of the shares of Arbinet’s common stock as to which appraisal rights are asserted. Stockholders intending to exercise appraisal rights should review Annex D carefully. To the extent appraisal rights are available in connection with the merger, this joint proxy statement/prospectus constitutes notice to Arbinet’s stockholders concerning the availability of appraisal rights under Section 262 of the DGCL.

An Arbinet stockholder who wishes to exercise appraisal rights should review carefully the following discussion and Annex D to this joint proxy statement/prospectus, because failure to comply timely and fully with the procedures required by Section 262 of the DGCL will result in the loss of any available appraisal rights.

To the extent that appraisal rights are available under the DGCL in connection with the merger, Arbinet stockholders who do not wish to accept shares of Primus common stock as the merger consideration will be entitled to, subject to compliance with the requirements summarized below, demand an appraisal by the Delaware Court of Chancery of the “fair value” of their shares of Arbinet common stock and be paid in cash such amount in lieu of the merger consideration that they would otherwise be entitled to receive if the merger is consummated. For this purpose, the fair value of shares of Arbinet common stock will be their fair value, excluding any element of value arising from the consummation or expectation of consummation of the merger, but including, unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment compounded quarterly and accruing at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262 of the DGCL, including:

•

Written Demand for Appraisal Prior to the Vote at the Special Meeting. A stockholder must deliver to Arbinet a written demand for appraisal meeting the requirements of Section 262 of the DGCL before Arbinet stockholders vote on the approval and adoption of the merger agreement at Arbinet’s special meeting. Voting against or abstaining with respect to the approval and adoption of the merger agreement, failing to return a proxy or returning a proxy voting against or abstaining with respect to the proposal to approve and adopt the merger agreement will not constitute the making of a written demand for appraisal. The written demand for appraisal must be separate from any proxy, abstention from the vote on the merger agreement or vote against the merger agreement. The written demand must reasonably inform Arbinet of the identity of the stockholder of record and of that stockholder’s intent to demand appraisal of his, her or its shares. Failure to timely deliver a written demand for appraisal will cause a stockholder to lose his, her or its appraisal rights.

•

Refrain from Voting in Favor of Approval and Adoption of the Merger Agreement. In addition to making a written demand for appraisal, a stockholder must not vote his, her or its shares of Arbinet common stock in favor of the approval and adoption of the merger agreement. A submitted proxy not marked “AGAINST” or “ABSTAIN” will be voted in favor of the proposal to approve and adopt the merger agreement and will result in the waiver of appraisal rights. A stockholder that has not submitted a proxy will not waive his, her or its appraisal rights solely by failing to vote if the stockholder satisfies all other provisions of Section 262 of the DGCL.

•

Continuous Ownership of Arbinet Common Stock. A stockholder must also continuously hold his, her or its shares of Arbinet common stock from the date the stockholder makes the written demand for appraisal through the effective time of the merger. Accordingly, a stockholder who is the record holder of shares of Arbinet common stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective time of the merger will lose any right to appraisal with respect to such shares.

•

Petition with the Chancery Court. Within 120 days after the effective date of the merger (but not thereafter), either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL, which are briefly summarized above, must file a petition in the Delaware Court of Chancery demanding a judicial determination of the fair value of the shares of Arbinet common stock held by all stockholders who are entitled to appraisal rights. This petition in effect initiates a court proceeding in Delaware. If no stockholder files such a petition with the Delaware Court of Chancery within 120 days after the effective date of the merger, any available appraisal rights will be lost, even if a stockholder has fulfilled all other requirements to exercise appraisal rights. If such a petition is filed, the Delaware Court of Chancery could determine that the fair value of shares of Arbinet common stock is more than, the same as or less than the merger consideration. Notwithstanding that a demand for appraisal must be executed by or on behalf of a stockholder of record, a beneficial owner of shares entitled to appraisal rights held either in a voting trust or by a nominee on behalf of that beneficial owner may, in that beneficial owner’s own name, file a petition for appraisal with respect to the shares beneficially owned by that person and as to which appraisal rights have been properly perfected.

Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to approve and adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder’s name appears on the stock certificate and must state that such person intends to demand appraisal of his, her or its shares of Arbinet common stock. If the shares are owned of record by a person other than the beneficial owner, including a bank broker, custodian or other nominee, depositary or other nominee, this demand must be executed by or for the record owner. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in Arbinet common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized herein in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to Arbinet’s principal executive offices at 460 Herndon Parkway, Suite 150, Herndon, Virginia, 20710, Attention: Corporate Secretary. The written demand for appraisal should state the stockholder’s name and mailing address, the number of shares of Arbinet common stock owned by the stockholder and must reasonably inform Arbinet that the stockholder intends thereby to demand appraisal of his, her or its shares of Arbinet common stock. If appraisal rights are available in connection with the merger, within ten days after the effective date of the merger, Arbinet will provide notice of the effective date of the merger to all Arbinet stockholders who have complied with Section 262 of the DGCL and have not voted for the merger. A record holder, such as a broker, custodian or other nominee, depositary or other nominee, who holds shares of Arbinet common stock as a nominee for others, may exercise any available appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which that person is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. When the number of shares is not expressly stated, the demand will be presumed to cover all shares of Arbinet common stock outstanding in the name of that record owner.

Within 120 days after the effective date of the merger (but not thereafter), any stockholder (including any beneficial owner of shares entitled to appraisal rights) who is entitled to appraisal rights in connection with the merger and has satisfied the requirements of Section 262 of the DGCL may deliver to Arbinet a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of those shares. Arbinet, as the surviving corporation in the merger, must mail that written statement to the stockholder within ten days after the stockholder’s request is received by Arbinet or within ten days after the latest date for delivery of a demand for appraisal under Section 262 of the DGCL, whichever is later. If a petition for appraisal rights is timely filed in the Court of Chancery of the State of Delaware as set forth above and a copy is served on Arbinet, Arbinet must then, within 20 days after service, file in the office of the Delaware Register in Chancery, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached with Arbinet. If Arbinet files a petition, the petition must be accompanied by the duly verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of that petition by registered or certified mail to Arbinet and to the stockholders shown on the list at the addresses therein stated, and notice also will be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The court must approve the forms of the notices by mail and by publication, and Arbinet must bear the costs of the notices.

At the hearing on the petition, the Court of Chancery of the State of Delaware will determine which stockholders have become entitled to appraisal rights. The court may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Court of Chancery of the State of Delaware may dismiss the proceedings as to any stockholder that fails to comply with that direction.

After determining which stockholders are entitled to appraisal rights, the court will appraise the shares owned by those stockholders, determining the “fair value” of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid, if any, upon the amount determined to be the fair value. In determining the fair value, the court must take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” Elements of future value, including the nature of the enterprise that are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered, but any element of value arising from accomplishment or expectation of the merger may not be considered. Arbinet stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 of the DGCL could be more than, the same as or less than the value they would receive pursuant to the merger agreement if they did not seek appraisal of their shares.

The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. However, costs do not include attorney’s and expert witness fees. Each dissenting stockholder is responsible for his, her or its attorney’s and expert witness fees, although, upon application of a stockholder who has perfected appraisal rights, the court may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal.

If a stockholder demands appraisal rights in compliance with the requirements of Section 262 of the DGCL, then, after the effective time of the merger, that stockholder will not be entitled to: (i) vote that stockholder’s shares of Arbinet common stock for any purpose; (ii) receive payment of dividends or other distributions on that stockholder’s shares that are payable to stockholders of record at a date after the effective time of the merger; or (iii) receive payment of any consideration provided for in the merger agreement. A stockholder may withdraw his, her or its demand for appraisal rights by a writing withdrawing his, her or its demand for appraisal and accepting the merger consideration at any time within 60 days after the effective time of the merger, or at any time thereafter with Arbinet’s written approval. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery may be dismissed as to any stockholder without the approval of the court and that approval may be conditioned upon such terms as the court deems just, but this rule does not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw that stockholder’s demand for appraisal and to accept the terms offered in the merger agreement within 60 days after the effective date of the merger. Subject to the foregoing, if any Arbinet stockholder withdraws his, her or its demand for appraisal rights, then his, her or its shares of Arbinet common stock will be automatically converted into the right to receive shares of Primus common stock, as the merger consideration, without interest.

Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to do so. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL may result in the loss of any available appraisal rights.

Listing of Primus Common Stock

Under the terms of the merger agreement, Primus is to use its reasonable best efforts to obtain the approval of the NASDAQ to list Primus’s existing shares of common stock and to cause the shares of Primus common stock to be issued in the merger to be approved for listing on the NASDAQ prior to the effective time of the merger, subject to official notice of issuance. Primus has submitted an application to list its common stock on the NASDAQ. However, there can be no assurances that such listing will be effected. Approval of either of such listings is not a condition to the parties’ obligations to complete the merger.

Regulatory Requirements

It is a condition to closing the merger that the parties have obtained the authorization of the U.S. Federal Communications Commission, or the FCC, for the transfer of control, resulting from the closing of the merger, of Arbinet and Arbinet Carrier Services, Inc., a wholly owned subsidiary of Arbinet. Arbinet and Arbinet Carrier Services, Inc. each holds an FCC authorization to be a U.S. international common carrier pursuant to Section 214 of the Communications Act of 1934, as amended.

TERMS OF THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement. The provisions of the merger agreement are complicated and not easily summarized. This summary may not contain all of the information about the merger agreement that is important to you. The merger agreement is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. We encourage you to read it carefully in its entirety for a more complete understanding of the merger agreement.

The merger agreement and the following summary have been included to provide you with information regarding the terms of the merger agreement and the transactions described in this joint proxy statement/prospectus. Neither Primus nor Arbinet intends that the merger agreement or any of its terms will constitute a source of business or operational information about Primus or Arbinet. The representations and warranties in the merger agreement are made as of a specified date, are tools used to allocate risk between the parties, are subject to contractual standards of knowledge and materiality, are modified or qualified by information contained in the parties’ public filings and in the disclosure schedules exchanged by the parties and should not be relied on by any person or entity other than Primus or Arbinet for any purpose. Business and operational information regarding Primus and Arbinet can be found elsewhere in this joint proxy statement/prospectus and in the other public documents that Primus files with the SEC. See “Where You Can Find More Information” beginning on page 183.

Merger

The agreement and plan of merger, dated November 10, 2010, as amended by Amendment No. 1 thereto dated December 14, 2010, by and among Primus, Merger Sub and Arbinet contemplates a merger in which Merger Sub will be merged with and into Arbinet, with Arbinet surviving the merger as a wholly owned subsidiary of Primus, or the Surviving Entity. Promptly after the effective time of the merger, Primus intends to contribute the Surviving Entity to Primus Telecommunications Holding, Inc., a wholly owned subsidiary of Primus. Upon effectiveness of the merger, each Arbinet stockholder (other than stockholders who properly exercised their appraisal rights) will have the right to receive the merger consideration as described under “— Per Share Merger Consideration” on page 134.

The certificate of incorporation of Arbinet in effect immediately prior to the effective time of the merger will be amended to read as set forth in Exhibit A to the merger agreement, and as so amended will be the certificate of incorporation of the Surviving Entity. The bylaws of Arbinet in effect immediately prior to the effective time of the merger will be amended to read as set forth in Exhibit B to the merger agreement, and as so amended will be the bylaws of the Surviving Entity. The directors of Merger Sub immediately prior to the effective time of the merger will continue to be the directors of the Surviving Entity. The officers of Arbinet immediately prior to the effective time of the merger will continue to be the officers of the Surviving Entity.

Effective Time; Closing

The merger will become effective on the date a certificate of merger is filed with the Delaware Secretary of State. The merger agreement provides that the certificate of merger is to be filed as promptly as practicable (but no later than two business days) after all the conditions to the closing of the merger are satisfied or waived. Primus and Arbinet currently expect to consummate the merger promptly upon the approvals of the Primus stockholders and the Arbinet stockholders as described in this joint proxy statement/prospectus.

Per Share Merger Consideration

Upon the closing of the merger, each issued and outstanding share of Arbinet common stock (other than shares subject to perfected appraisal rights and other than any shares of Arbinet held by Primus, Arbinet or any of their respective direct or indirect wholly owned subsidiaries, in each case except for any such shares held on behalf of third parties) will be converted into the right to receive the number of shares of Primus common stock equal to an exchange ratio, which will be calculated as follows:

(i)	$28,000,000, or the Aggregate Cash-Value Merger Consideration, which may be increased by the net proceeds of a sale of Arbinet’s patents and associated rights to a third party for cash, referred to as an IP Sale;

divided by

(ii)	the number of shares of Arbinet common stock issued and outstanding immediately prior to the effective time of the merger plus shares that may become issuable as Primus common stock at or after the closing of the merger but:

•

excludes any issuable shares that are subject to Arbinet stock options or Arbinet stock appreciation rights as of the effective time of the merger and for which the exercise price or base price, respectively, is greater than the greater of (x) $6.05 per share of Arbinet common stock and (y) the closing stock price per share of Arbinet common stock on the day prior to the closing date; and

•

with respect to Arbinet stock appreciation rights, includes only the net number of shares of Arbinet common stock that will be issuable as calculated using the closing price of Arbinet common stock on the day prior to the closing date;

divided by

(iii)	$9.5464.

Potential Spin-off or Sale of Patents by Arbinet

Prior to the closing of the merger, Arbinet may, at its sole option or not at all, either spin-off to its stockholders, or sell to a third party for cash, Arbinet’s patents and any rights arising from its patents, referred to herein as an IP Sale, provided that (i) any spin-off or IP Sale will not result in any residual liability to Arbinet or any Arbinet subsidiary (other than costs, fees, expenses and taxes taken into account as set forth in the following clause (ii)), (ii) all transaction costs, fees and expenses (which exclude the appraiser’s fees for the appraisal referenced in the following clause (iii)) and gross tax liabilities of Arbinet (except to the extent offset by net operating losses) will not exceed $350,000 in the aggregate and (iii) in connection with any spin-off, Arbinet obtains an appraisal from an independent third party appraiser of the value of the patents and associated rights, and such appraisal will be used for all related tax reporting purposes. The amount of the net proceeds from any IP Sale, after deduction for all related transaction costs, fees and expenses and gross tax liabilities, will either, at Arbinet’s sole discretion, be (x) distributed to Arbinet’s stockholders prior to the closing of the merger or (y) added, dollar for dollar, to the Aggregate Cash Value Merger Consideration, as defined in the merger agreement. In connection with the foregoing, prior to the consummation of any such spin off or IP Sale, Arbinet must grant to Primus a royalty-free, worldwide, assignable (on a non-exclusive basis) and perpetual license to use the patents and associated rights.

If, after the mailing date of this joint proxy statement/prospectus and before the closing of the merger, Arbinet elects to proceed with the spin-off of its patents and associated rights to its stockholders, then Arbinet would create a new wholly owned subsidiary, a Delaware corporation, into which Arbinet (including, to the extent applicable, through subsidiaries which may be holding patents) would contribute its patents and associated rights and a reasonable amount of cash to maintain the patents and associated rights. Arbinet would then proceed to mail to its stockholders an information statement containing the details of the new subsidiary and the spin-off transaction, which generally would include the separation of the patents and associated rights into the new subsidiary and the distribution of the shares of the new subsidiary by Arbinet to Arbinet’s stockholders as a pro-rata dividend. Arbinet does not currently intend that a public trading market develop in the shares of the new subsidiary that would be distributed to Arbinet’s stockholders in the spin-off. Rather, the shares of the new subsidiary would bear restrictions on transfer and resale, which will be strictly enforced to ensure that no public trading market in the shares develops, unless such stock is at some point in the future registered under Section 12 of the Exchange Act. The separation would result in the new subsidiary operating as an independent entity with the primary purpose of holding the patents and associated patent rights it receives from Arbinet, which would be described more fully in the information statement. It is anticipated that Arbinet would not have any ownership or other form of interest in the new subsidiary following the separation. Approval by Arbinet’s stockholders is not required as a condition to the completion of the spin-off transaction.

Treatment of Arbinet Warrants, Options, Restricted Stock and other Equity Awards

Options

At the effective time of the merger, each outstanding option to purchase Arbinet common stock, whether or not exercisable or vested, will be converted into an option to acquire, on the same terms and conditions as were applicable under such option immediately prior to the effective time of the merger, the number of shares of Primus common stock equal to the product of (i) the number of shares of Arbinet common stock subject to the option immediately prior to the effective time of the merger multiplied by (ii) the exchange ratio, rounded down to the nearest whole share. The exercise price per share of Primus common stock subject to the option will be an amount (rounded down to the nearest whole cent) equal to the quotient of (x) the exercise price per share of Arbinet common stock subject to the option immediately prior to the effective time of the merger divided by (y) the exchange ratio, with any fractional cents rounded up to the nearest whole cent.

Restricted Stock

Each restricted stock award of Arbinet outstanding immediately prior to the effective time of the merger will be converted into the right to receive the per share merger consideration discussed under “— Per Share Merger Consideration” on page 134. Each converted restricted stock award will be subject to the same terms, conditions and restrictions as were applicable to such award immediately prior to the effective time of the merger.

Warrants

At the effective time of the merger, each warrant to purchase shares of Arbinet common stock that is outstanding immediately prior to the effective time of the merger will be converted into a right to acquire shares of Primus common stock on the same contractual terms and conditions as were in effect immediately prior to the effective time of the merger. The number of shares of Primus common stock subject to each such converted warrant will be equal to the product of (i) the number of shares of Arbinet common stock subject to each such warrant immediately prior to the effective time of the merger multiplied by (ii) the exchange ratio, rounded down to the nearest whole share. Each converted warrant will have an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (x) the exercise price per share of Arbinet common stock subject to the converted warrant immediately prior to the effective time of the merger divided by (y) the exchange ratio, with any fractional cents rounded up to the nearest whole cent.

Restricted Stock Units

At the effective time of the merger, each restricted stock unit award of Arbinet outstanding immediately prior to the effective time of the merger will be converted into a restricted stock unit award relating to the number of shares of Primus common stock equal to the product of (i) the number of shares of Arbinet common stock relating to such restricted stock unit award immediately prior to the effective of the of merger multiplied by

(ii) the exchange ratio, rounded down to the nearest whole share. Each converted restricted stock unit award will be subject to the same terms, conditions and restrictions as were applicable to such award immediately prior to the effective time of the merger.

Stock Appreciation Rights

At the effective time of the merger, each outstanding stock appreciation right of Arbinet, whether or not exercisable or vested, will be converted into a stock appreciation right to acquire, on the same terms and conditions as were applicable to the stock appreciation right immediately prior to the effective time of the merger, the number of shares of Primus common stock equal to the product of (i) the number of shares of Arbinet common stock subject to such stock appreciation right immediately prior to the effective time of the merger multiplied by (ii) the exchange ratio, rounded down to the nearest whole cent. The exercise price per share of Primus common stock subject to any such converted stock appreciation right will be an amount (rounded up to the nearest whole cent) equal to the quotient of (x) the exercise price per share of Arbinet common stock subject to the stock appreciation right immediately prior to the effective time of the merger divided by (y) the exchange ratio, rounded up to the nearest whole cent.

Performance Shares

Immediately prior to the effective time of the merger, the performance goals under any then outstanding performance share award of Arbinet for which the measurement date has not occurred will be deemed to have been achieved at the target performance level, and each share of restricted stock represented by such performance share award will be deemed to have been issued, and such performance share restricted stock award will be converted into a restricted stock award relating to the number of shares of Primus common stock equal to the product of (i) the number of shares of Arbinet common stock relating to the performance share restricted stock award immediately prior to the effective time of the merger multiplied by (ii) the exchange ratio, rounded down to the nearest whole share. Each converted performance share restricted stock award will be subject to the same terms, conditions and restrictions as were applicable under the award immediately prior to the effective time of the merger. Immediately prior to the effective time of the merger, each performance share award for which the measurement date has occurred and for which Arbinet has not issued the performance share restricted stock awards will be converted into a performance share award relating to the number of shares of Primus common stock equal to the product of (x) the number of shares of Arbinet common stock relating to such performance share award immediately prior to the effective time of the merger multiplied by (y) the exchange ratio, rounded down to the nearest whole share. Each such converted performance share award will be subject to the same terms, conditions and restrictions as were applicable under such performance share award immediately prior to the effective time of the merger.

Dissenting Shares

In certain circumstances, holders of Arbinet stock who have not voted in favor of or consented to the merger, and have otherwise complied with the provisions of Section 262 of the DGCL as to appraisal rights, will be entitled to such rights as are granted by Section 262 of the DGCL. If any holder of such dissenting shares fails to perfect, withdraws or loses the right to appraisal under Section 262 of the DGCL (including by reason of the fact that Primus common stock is listed on the NASDAQ) or a court of competent jurisdiction determines that such holder is not entitled to the relief provided under Section 262 of the DGCL, then each dissenting share held by that holder will be deemed to have been converted into the right to receive, without interest, the same merger consideration as any other holder of Arbinet common stock. See “The Merger — Appraisal Rights” beginning on page 128.

Arbinet is required to give Primus prompt notice of any demand for appraisal of Arbinet’s common stock and to afford Primus the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Prior to the effective time of the merger, Arbinet may not make any payment in respect of, settle, or offer to settle any appraisal rights, or agree to do any of the foregoing, without the prior written consent of Primus.

Surrender of Shares of Arbinet Common Stock

Prior to the effective time of the merger, Primus will deposit with StockTrans, Inc. as the exchange agent for the merger, the number of shares of Primus common stock to be issued pursuant to the merger agreement. Primus will also make available to the exchange agent from time to time as needed cash sufficient to pay any dividends or other distributions payable with respect to Primus common stock with a record date after the effective time of the merger and prior to the surrender of the stock certificate representing the Arbinet common stock.

Promptly after the effective time of the merger, Primus will cause the exchange agent to mail to each holder of record of Arbinet common stock at the effective time of the merger a letter of transmittal and instructions for effecting the exchange of Arbinet common stock for the merger consideration the holder is entitled to receive under the merger agreement. Upon surrender of the certificates or book-entry shares for cancellation, along with the executed letter of transmittal and other documents, an Arbinet stockholder will receive (i) one or more shares of Primus common stock that will be in uncertified book-entry form unless a physical certificate is requested and (ii) any cash in lieu of fractional shares of Arbinet common stock and any unpaid dividends and distributions declared and paid in respect of Primus common stock after completion of the merger.

Primus will not issue fractional shares of Primus common stock in the merger. Instead, each holder of shares of Arbinet common stock who would otherwise be entitled to receive fractional shares of Primus common stock in the merger will be entitled to an amount of cash, without interest, in lieu of such fractional shares representing such holder’s proportionate interest, if any, in the proceeds from the sale by the exchange agent in one or more transactions of shares of Primus common stock equal to the excess of (a) the number of shares of Primus common stock to be delivered to the exchange agent by Primus pursuant to the merger agreement over (b) the aggregate number of whole shares of Primus common stock to be distributed to the holders of shares of Arbinet common stock. The exchange agent will sell such excess number of shares of Primus common stock, which sale will be executed on the NASDAQ or OTC Bulletin Board, as applicable, at then-prevailing market prices and in round lots to the extent practicable. The exchange agent will hold the proceeds of any such sale of Primus common stock in trust for the holders of shares of Arbinet common stock and will determine the pro rata portion of such proceeds to which each such holder will be entitled.

After the completion of the merger, Primus will not pay dividends with a record date after the effective time of the merger to any holder of shares of Arbinet common stock until the holder surrenders such shares to the exchange agent. However, once those shares are surrendered, Primus will pay to the holder, without interest, any dividends that have been declared after the effective date of the merger on the Primus shares into which those Arbinet shares have been converted.

At any time following six months after the effective time of the merger, Primus will have the right to require the exchange agent to return any shares of Primus common stock and cash that remain unclaimed. Any holder of Arbinet common stock that has not exchanged certificates and/or book-entry shares representing that stock prior to that time may thereafter look only to Primus to exchange such certificates and/or book-entry shares or to pay amounts to which that stockholder is entitled pursuant to the merger agreement. None of Primus, Merger Sub, Arbinet, the Surviving Entity, any of their affiliates or the exchange agent will be liable to any holder of Arbinet common stock for any merger consideration delivered to a public official or any governmental authority pursuant to applicable abandoned property, escheat or similar laws. Any unclaimed Primus common stock five years after the effective time of the merger (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority) will, to the extent permitted by applicable law, become the property of Primus.

If Arbinet stock certificates are lost, stolen or destroyed, the exchange agent will issue and pay to the holder the consideration to which such holder would be entitled to under the merger agreement upon the making of a lost certificate affidavit and, if reasonably required by Primus, the posting of a bond in such reasonable amount as Primus may direct as indemnity against any claim that may be made against the exchange agent with respect to the lost certificate.

Withholding Taxes

The exchange agent, Primus and the Surviving Entity will be entitled to deduct and withhold from consideration payable to any Arbinet stockholder the amounts that may be required to be withheld under any law. The properly withheld amounts will be treated for all purposes of the merger as having been paid to the stockholders from whom they were withheld.

Representations and Warranties

The merger agreement contains representations and warranties made by each party regarding aspects of its business, financial condition and structure and other facts pertinent to the merger. Each of Arbinet, on the one hand, and Primus and/or Merger Sub, on the other hand, has made representations and warranties to the other in the merger agreement with respect to the following subjects:

•	existence, good standing and qualification to conduct business; subsidiaries;

•	organizational documents;

•	capital structure;

•	requisite power and authority to enter into and perform the obligations of the merger agreement and the enforceability of the merger agreement;

•	absence of any violation of organizational documents or third party agreements;

•	compliance with applicable laws;

•	filings and reports with the SEC, financial information, internal accounting controls and disclosure controls and procedures;

•	absence of undisclosed liabilities or obligations;

•	absence of certain changes or events;

•	litigation;

•	employee benefit plans;

•	accuracy of information provided for inclusion in this joint proxy statement/prospectus;

•	title to properties;

•	tax matters;

•	environmental matters;

•	intellectual property;

•	insurance;

•	labor matters;

•	affiliate transactions;

•	regulatory matters;

•	material contracts;

•	opinions of financial advisors;

•	fees payable to brokers, finders or investment banks in connection with the merger; and

•	required stockholder approval.

Arbinet has made additional representations and warranties to Primus in the merger agreement with respect to the inapplicability to the merger agreement of the anti-takeover provisions provided in Section 203 of the DGCL.

Primus has made additional representations and warranties to Arbinet in the merger agreement with respect to the absence of ownership by Primus of Arbinet common stock.

Certain representations and warranties of Primus and Arbinet are qualified as to materiality or as to “material adverse effect,” which when used with respect to Primus or Arbinet means, as the case may be, any fact, circumstance, occurrence, event, development, change or condition that is materially adverse to the business, assets, results of operations, financial condition or prospects of that party and its subsidiaries taken as a whole, or that would be reasonably likely to prevent or materially delay or materially impair the ability of that party to perform its obligations under the merger agreement, except for any of the following or any such change, event or effect arising therefrom:

•

general economic or political conditions, any outbreak of hostilities or war, acts of terrorism, natural disasters or other force majeure events, in each case in the United States or elsewhere, unless it affects that party disproportionately relative to other industry participants;

•	changes in or events or conditions affecting the telecommunications industry generally, unless it affects that party disproportionately relative to other industry participants;

•	changes of laws or changes to U.S. GAAP or interpretations thereof;

•

conditions (or changes after the date of the merger agreement in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the U.S. or any other country in the world, unless it affects that party disproportionately relative to other industry participants;

•	the taking of any action required by the merger agreement, or the failure to take any action to which the other party has approved or consented in writing;

•

the failure to take any action specifically prohibited by the section of the merger agreement governing the operation of Arbinet’s and Primus’s businesses pending closing of the merger with respect to which the other party refused, following the other party’s request, to provide a waiver;

•

changes in a party’s stock price or the trading volume of a party’s stock (but not, in each case, the underlying cause of any such changes unless such underlying cause would other be excepted from the definition of “material adverse effect”);

•

any failure by a party to meet any analysts’ estimates or projections of that party’s revenue, earnings or other financial performance or results of operations, or any failure by a party to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such failures unless such underlying cause would otherwise be excepted from the definition of “material adverse effect”);

•

any actions made or brought by any of the current or former stockholders of a party (on their own behalf or on behalf of a party, but in any event only in their capacities as current or former stockholders) against a party or any of its directors or officers arising out of the merger agreement or the merger; or

•	the announcement or pendency of the merger agreement, any actions taken in compliance with the merger agreement or the consummation of the merger.

A material adverse effect with respect to Arbinet will be deemed to have occurred if the sum of the cash and cash equivalents of Arbinet as of a defined determination date before closing of the merger, less (i) all indebtedness then outstanding and (ii) all unpaid transaction costs, fees and expenses and gross tax liabilities of Arbinet (except to the extent offset by net operating losses) attributable to an IP Sale or any spin-off of Arbinet’s patents and associated rights to its stockholders, is less than $9,500,000, which will be reduced by the actual transaction costs, fees and expenses and gross tax liabilities of Arbinet (except to the extent offset by net operating losses) attributable to such IP Sale or such spin-off that have been incurred and paid (provided that this reduction may not be greater than $350,000 in the aggregate), and which will exclude costs incurred by Arbinet in connection with the merger and the transactions contemplated by the merger agreement, including all legal fees, banker fees, accounting fees, the appraiser’s fees for the required appraisal of the patents and associated rights, and other professional services fees. To the extent Arbinet or its subsidiaries obtains proceeds from the sale of assets outside the ordinary course of business (including an IP Sale that results in the Aggregate Cash-Value Merger Consideration being adjusted upward) except with respect to any proceeds from the sale of marketable securities, the amount of the proceeds will be deducted from the calculation of cash and cash equivalents. If the third trading day prior to the closing date for the merger falls on or between the 1st and the 15th day of the month, then the date for which such amounts will be determined as of will be the last business day of the immediately preceding calendar month. If the third trading day prior to the closing date for the merger falls on or between the 16th day and the last day of the month, then the date for which such amounts will be determined as of will be the 14th day of the then current calendar month.

Conduct of Business Pending the Effective Time

Conduct of Arbinet

Arbinet has agreed that it and its subsidiaries will conduct their respective businesses only in the ordinary course and in a manner consistent with past practice, in each case, in all material respects (except that Arbinet may enter into transactions with its wholly owned subsidiaries, and into new business lines within the communications services business and markets consistent with its business strategy, provided that in entering into such new business lines or markets, Arbinet may not make, or commit to make, payments to third parties of more than $2 million in the aggregate) and that it will use its commercially reasonable efforts to maintain the material assets of Arbinet and its subsidiaries, preserve substantially intact the business organization and goodwill of Arbinet and its subsidiaries, keep available the services of the current officers, key employees and key consultants of Arbinet and its subsidiaries, preserve the current relationships of Arbinet and its subsidiaries with their material customers, suppliers and other persons with which they have material business relations, comply in all material respects with all material laws and make all material filings and pay all material fees required by any governmental authority.

Arbinet is specifically permitted to sell assets outside the ordinary course of business if the assets, other than in connection with an IP Sale, generate trading revenues and individually contributed less than $5 million in consolidated trading revenues of Arbinet and its subsidiaries for the year ended December 31, 2009, so long as all such asset sales are not comprised of assets that contributed in the aggregate more than $5 million in consolidating trading revenues of Arbinet and its subsidiaries for the year ended December 31, 2009.

The merger agreement places specific restrictions on the ability of Arbinet and each of its subsidiaries to, among other things:

•	amend or otherwise change its organizational documents;

•

issue, sell or encumber any shares of capital stock, options, warrants, convertible securities or any other ownership interest, except for the issuance of Arbinet common stock pursuant to Arbinet stock awards and warrants outstanding on the date of the merger agreement;

•	declare or pay any dividend or other distribution (except for intercompany transactions);

•

reclassify, combine, split or subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of Arbinet’s capital stock, except in connection with (i) the exercise of Arbinet stock awards or stock appreciation rights, or (ii) the withholding of shares upon the vesting of any Arbinet stock award to satisfy income tax withholding requirements;

•

(i) acquire or agree to acquire any business organization or any division thereof, (ii) incur any indebtedness for borrowed money or issue any debt securities or assume the obligations of any person (other than obligations of Arbinet or any of its subsidiaries and other than with respect to trade accounts in the ordinary course of business consistent with past practice), or make any loans or advances, except in the ordinary course of business and in a manner consistent with past practice, or (iii) enter into or amend any agreement with respect to items (i) and (ii) above.

•

(i) increase the compensation payable to, or grant any severance or termination pay to, any officer or employee, except pursuant to contractual arrangements existing on the date of the merger agreement, (ii) enter into or amend any employment or severance agreement with any director, officer or other employee of Arbinet or its subsidiaries, except (A) as required pursuant to existing contractual arrangements or (B) as required by applicable law, or (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except (A) as required pursuant to existing contractual arrangements or as provided for in the merger agreement or (B) as required by applicable law;

•

pay or settle any material litigation, claim, liability or obligation other than as required by law and in the ordinary course of business and not exceeding the amount reserved against in the financial statements contained in Arbinet’s reports filed with the SEC, where the amounts paid are fully covered by insurance maintained by Arbinet or in an amount less than $250,000 in the aggregate;

•	enter into any partnership or joint venture agreement;

•

enter into any agreement that limits or otherwise restricts Arbinet or its subsidiaries, or that will, after the effective time of the merger, limit or restrict Primus or any Primus subsidiary, from engaging or competing in any line of business;

•	make any capital expenditures in any fiscal quarter exceeding its capital expenditure budget for such fiscal quarter by an aggregate of more than 15%;

•

purchase, sell, transfer, assign, mortgage, encumber or otherwise dispose of any properties or assets having a value in excess of $1 million in the aggregate other than in the ordinary course of business consistent with past practice;

•

(i) enter into, renew, extend, materially amend (other than a renewal or extension on substantially similar terms) or terminate any “material contract” (as such term is used in the merger agreement) other than for breach by the other party thereto, or waive, release or assign any material rights, claim or benefits of Arbinet or its subsidiaries under any material contract (other than between Arbinet and its wholly owned subsidiaries), or (ii) enter into any contract or agreement that would have been a “material contract” (as such term is used in the merger agreement) had it been entered into prior to the date of the merger agreement other than in the ordinary course of business and consistent with past practice;

•	change Arbinet’s methods of accounting, except in accordance with applicable law, valid order of a governmental authority or changes in U.S. GAAP as concurred in by its independent auditor;

•	enter into any closing agreement with respect to material taxes or settle or compromise any material liability for taxes;

•	enter into any new, or amend or alter, any affiliate transaction; or

•	agree to take any of the foregoing actions.

Arbinet has also agreed that it and its subsidiaries will continue to manage and treat working capital (as contemplated by U.S. GAAP) in a manner that is consistent with the past practice during the time period from January 1, 2010 though September 30, 2010, including the timing for the payment of all payables (except to the extent of any unpaid portion that is being contested in good faith), the provision of any discounts and the efforts to collect all net receivables. Any violation of such agreement will result in an automatic deduction of the amount of dollars involved from the cash and cash equivalents of Arbinet for purposes of calculating whether a “material adverse effect” has occurred with respect to Arbinet. To the extent Arbinet or its subsidiaries obtains proceeds from the sale of assets outside the ordinary course of business (including an IP Sale that results in the Aggregate Cash-Value Merger Consideration being adjusted upward) except with respect to any proceeds from the sale of marketable securities, the amount of the proceeds will be deducted from the calculation of cash and cash equivalents.

Conduct of Primus

Primus has agreed that it and its subsidiaries will conduct their respective businesses only in the ordinary course and in a manner consistent with past practice, in each case, in all material respects (except that Primus may enter into new immaterial business lines and markets consistent with its business strategy existing as of the date of the merger agreement) and that it will use its commercially reasonable efforts to maintain the material assets of Primus and its subsidiaries, preserve substantially intact the business organization and goodwill of Primus and its subsidiaries, keep available the services of the current officers, key employees and key consultants of Primus and its subsidiaries, preserve the current relationships of Primus and its subsidiaries with their material customers, suppliers and other persons with which they have material business relations, comply in all material respects with all material laws and make all material filings and pay all material fees required by any governmental authority.

Primus is specifically permitted to sell assets outside the ordinary course of business (i) if the assets individually contributed less than $30 million in consolidated revenues of Primus and its subsidiaries for the year ended December 31, 2009, so long as all such asset sales are not comprised of assets that contributed in the aggregate more than $100 million in consolidated revenues of Primus and its subsidiaries for the year ended December 31, 2009, or (ii) if the Primus board of directors determines that such a sale is in the best interests of Primus.

The merger agreement places specific restrictions on the ability of Primus and each of its subsidiaries to, among other things:

•	amend or otherwise change its organizational documents;

•	declare or pay any dividend or other distribution (except for intercompany transactions);

•

reclassify, combine, split or subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, except in connection with (i) the exercise of Primus stock options, or (ii) the withholding of shares upon the vesting of Primus restricted stock to satisfy income tax withholding requirements;

•

acquire or agree to acquire any business organization or any division thereof or any assets, if such transaction would prevent or materially delay the consummation of the transactions contemplated by the merger agreement; or

•	agree to take any of the foregoing actions.

Certain Additional Agreements

Stockholders Meetings. Arbinet has agreed to call a meeting of its stockholders for the purpose of obtaining the requisite vote of Arbinet’s stockholders necessary to approve and adopt the merger agreement. As discussed under “The Merger — Reasons for the Merger — Arbinet” beginning on page 102 of this joint proxy statement/prospectus, the Arbinet board of directors has recommended that Arbinet stockholders vote “FOR” the approval and adoption of the merger agreement. The Arbinet board of directors, however, can withdraw, modify or qualify its recommendation in a manner adverse to Primus or recommend an “acquisition proposal” (as defined below) under certain specified circumstances as discussed under “— Solicitation” below. If the Arbinet board of directors so withdraws, modifies or qualifies its recommendation, the merger agreement, if not terminated pursuant to its terms, must nonetheless be submitted to Arbinet’s stockholders for adoption.

Primus has agreed to call a meeting of its stockholders for the purpose of obtaining the requisite vote of Primus’s stockholders necessary to approve the issuance of shares of Primus common stock pursuant to the merger agreement. As discussed under “The Merger — Reasons for the Merger — Primus” beginning on page 105 of this joint proxy statement/prospectus, the board of directors of Primus has recommended that Primus stockholders vote “FOR” the issuance of shares of Primus common stock pursuant to the merger agreement.

Neither the Primus board of directors nor any committee thereof may directly or indirectly withdraw (or amend or modify in a manner adverse to Arbinet) the recommendation that Primus stockholders vote for the issuance of shares of Primus common stock pursuant to the merger agreement.

Solicitation. Notwithstanding the prohibition on solicitation described below, during the period beginning on the date of the merger agreement and continuing until 11:59 p.m. (Eastern time) on December 25, 2010 (the 45th calendar day after the date of the merger agreement), or the Go-Shop Period, Arbinet and its subsidiaries and their respective officers, directors, employees, investment bankers, attorneys, accountants, financial advisors, agents and other representatives had the right to:

•

initiate, solicit and encourage any inquiry or the making of any proposals or offers that constitute acquisition proposals, including by way of providing access to non-public information pursuant to a confidentially agreement, provided that Arbinet promptly (and in any event within 24 hours) discloses or makes available to Primus all information concerning Arbinet or any of its subsidiaries that Arbinet provides to any person given such access that was not previously made to Primus; and

•

engage or enter into, continue or otherwise participate in any discussions or negotiations with respect to any acquisition proposals or otherwise cooperate with or assist or participate in, or facilitate any inquiries, proposals, discussions or negotiations or any effort to make any acquisition proposal.

Except with respect to third parties from whom Arbinet received a written acquisition proposal during the Go-Shop Period that the Arbinet board of directors or a committee of the board of directors determined in good faith constitutes or could reasonably be expected to result in a “superior proposal” (as defined below, and there were no such superior proposals), starting at 12:00 a.m., Eastern time, on December 26, 2010 (the 46th calendar date after the date of the merger agreement), Arbinet and its subsidiaries may not, and Arbinet and its subsidiaries are to direct their respective officers, directors, employees, investment bankers, attorneys, accountants, financial advisors, agents and other representatives not to:

•	continue any discussions or negotiations with any person that may be ongoing with respect to an acquisition proposal;

•

directly or indirectly initiate, solicit, knowingly encourage or knowingly facilitate any inquiry or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, an acquisition proposal for Arbinet;

•

participate or engage in discussions or negotiations with or disclose any non-public information or data relating to Arbinet or any of its subsidiaries or afford access to the properties, books or records of Arbinet or any of its subsidiaries to any person that has made an acquisition proposal for Arbinet or to any person in contemplation of an acquisition proposal; or

•

accept an acquisition proposal for Arbinet or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding, constituting or related to, or that is intended to or could reasonably be expected to lead to, any acquisition proposal for Arbinet.

The term “acquisition proposal,” with respect to any entity, means any proposal, whether or not in writing, for the (i) direct or indirect acquisition or purchase of a business or assets that constitute 20% or more of the net revenues, net income or the assets (based on the fair market value thereof) of such entity and its subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities or capital stock of such entity or any of its subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of such entity and its subsidiaries, taken as a whole, or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of such entity or any of its subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of such entity and its subsidiaries, taken as a whole, other than the transactions contemplated by the merger agreement.

Prior to the approval and adoption of the merger agreement by Arbinet’s stockholders, Arbinet and its board of directors may (i) participate or engage in discussions or negotiations with or disclose any non-public information or data relating to Arbinet or any of its subsidiaries or afford access to the properties, books or records of Arbinet or any of its subsidiaries to any person that has made an acquisition proposal for Arbinet or to any person in contemplation of an acquisition proposal or (ii) accept an acquisition proposal for Arbinet or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding, constituting or related to, or that is intended to or could reasonably be expected to lead to, any acquisition proposal for Arbinet if:

•	Arbinet receives a written acquisition proposal;

•

Arbinet’s board of directors determines in good faith (after considering the recommendation of its special committee and consultation with Arbinet’s financial advisors and legal counsel) that such proposal constitutes or could reasonably be expected to result in a superior proposal, but Arbinet may not deliver any information to that third party without entering into a confidentiality agreement; and

•	Arbinet previously disclosed or promptly (and in any event within 24 hours) discloses or makes available the same information, if any, to Primus as Arbinet made available to the third party.

Prior to the approval of the merger agreement by Arbinet’s stockholders, the Arbinet board of directors may effect a change in its recommendation in response to:

•	a superior proposal; or

•

an “intervening event” (as defined below) if Arbinet’s board of directors concludes in good faith (after consultation with Arbinet’s outside legal counsel) that a failure to make a change in Arbinet’s board recommendation would breach its fiduciary duties under applicable law.

The term “superior proposal” means any bona fide written acquisition proposal with respect to Arbinet made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, share exchange, consolidation or other business combination, (A) 50% or more of the assets of Arbinet and its subsidiaries, taken as a whole, or (B) 50% or more of the then outstanding equity securities of Arbinet, in each case on terms that a majority of the Arbinet board of directors determines in good faith (after considering the recommendation of the special committee of the board of directors, consulting with Arbinet’s financial advisors and outside legal counsel, and taking into account all financial, legal and regulatory terms and conditions of the acquisition proposal and the merger agreement, including any alternative transaction (including any modification to the terms of the merger agreement) proposed by any other party in response to that superior proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such acquisition proposal) to be more favorable to the stockholders of Arbinet (in their capacity as stockholders) than the transactions contemplated by the merger agreement and any alternative transaction (including any modification to the terms of the merger agreement) proposed by Primus.

The term “intervening event” means, with respect to Arbinet, a material event or circumstance that was not known or reasonably foreseeable to the Arbinet board of directors on the date of the merger agreement (or if known, the consequences of which are not known to or reasonably foreseeable by such board of directors as of the date of the merger agreement), which event or circumstance, or any material consequences thereof, becomes known to the Arbinet board of directors prior to the time at which Arbinet stockholders approve the merger agreement. In no event will the receipt, existence or terms of an acquisition proposal for Arbinet, or any consequence thereto, constitute, by itself, an intervening event.

Arbinet’s board of directors will be deemed to have changed its recommendation if it:

•	withdraws, or proposes publicly to withdraw, the approval, recommendation or declaration of advisability of the merger agreement or the merger; or

•	recommends, adopts or approves, or proposes publicly to recommend, adopt or approve, any acquisition proposal.

Under the merger agreement, the Arbinet board of directors will not be entitled to make a change in its recommendation until the fourth business day following Primus’s receipt of written notice from Arbinet. That notice must (i) advise Primus of the intent to effect a change in the Arbinet board’s recommendation, specify the material terms and conditions of the superior proposal and identify the person or group making the superior proposal or (ii) describe the intervening event if the intended change in the Arbinet board’s recommendation relates to an intervening event.

Arbinet will not be allowed to make a change in the Arbinet board’s recommendation and enter into an alternative agreement if during the four business day period described above Primus proposes any alternative transaction, unless Arbinet’s board of directors determines in good faith (after considering the recommendation of the special committee of the board of directors and consultation with Arbinet’s financial advisors and legal counsel and taking into account all financial, legal and regulatory terms and conditions of that alternative transaction proposal) that such alternative transaction proposal is not at least as favorable to Arbinet’s stockholders as the superior proposal. Any change in the financial or other material terms of a superior proposal in response to any alternative transaction proposal (including any modifications to the terms of the merger agreement) by Primus will require Arbinet to provide Primus with a new notice and a new four business day period. At the request of Primus, Arbinet will be required to engage in good faith negotiations with Primus during the four business day period described above to amend the merger agreement in a manner such that the failure by Arbinet’s board of directors to make a change in its recommendation would no longer cause Arbinet’s board of directors to be inconsistent with its fiduciary duties under applicable law.

Arbinet must provide written notice to Primus as promptly as practicable after receiving an acquisition proposal. In addition, Arbinet must provide to Primus copies of any written materials received by Arbinet from any person in connection with any acquisition proposal and the identity of the person making such acquisition proposal.

Indemnification and Insurance. Primus has agreed to cause the Surviving Entity to comply with the obligations of the Surviving Entity under all indemnification obligations of Arbinet in favor of the directors and officers of Arbinet and its subsidiaries. Primus has also agreed that the certificate of incorporation of the Surviving Entity and each of its subsidiaries will contain provisions no less favorable with respect to indemnification and advancement of expenses than are set forth in the certificate of incorporation of Arbinet or such subsidiary, and that it will not amend, repeal or modify such provisions for a period of six years from the effective time of the merger in any manner that would adversely effect the rights of individuals who were at any time between the date of the merger agreement and the effective time of the merger directors, officers, employees, fiduciaries or agents of Arbinet or any of its subsidiaries in respect of actions or omissions occurring at or prior to the effective time of the merger.

Primus has agreed to purchase directors and officers liability insurance “tail” coverage that provides for a period of six years that is no less favorable in both amount and terms and conditions of coverage than Arbinet’s existing directors and officers liability insurance, or if substantially equivalent insurance coverage is not available, the best available coverage. However, Primus is not required to purchase tail coverage if the aggregate cost (for the entire six year tail coverage period) is more than 250% of the aggregate premium paid by Arbinet for the existing directors and officers liability insurance policies. If the cost of the insurance exceeds the 250% cap, Primus has agreed instead to purchase the best available coverage for 250% of the aggregate premium paid by Arbinet for the existing directors and officers liability insurance.

Further Action. Upon the terms and subject to the conditions of the merger agreement, each of the parties to the merger agreement agreed to cooperate and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the merger and the other transactions underlying the merger agreement, including by (i) preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, and other documents, (ii) obtaining and maintaining all approvals, consents and other confirmations required to be obtained to consummate the merger and the other transactions underlying the merger agreement, and (iii) vigorously defending or contesting any litigation or administrative proceeding, and seeking to have vacated, lifted, reversed or overturned any order, decree, injunction or ruling that is in effect, and that seeks to or would prohibit, prevent, enjoin or materially restrain or delay the consummation of the Merger or any such other transactions.

Employee Matters. The Surviving Entity has agreed to employ all persons who were employees of Arbinet immediately prior to the effective time of the merger. However, the Surviving Entity will have no obligation to continue employing any such employee thereafter except pursuant to any employment agreement existing on the date of the merger agreement. Arbinet employees who the Surviving Entity decides to continue to employ after the effective time of the merger are to be provided benefits that are comparable to other similarly situated employees of Primus. The Surviving Entity is to treat the period of employment with Arbinet (and with predecessor employers with respect to which Arbinet has granted service credit) as employment and service with Primus and the Surviving Entity for benefit plan eligibility and vesting purposes (but not for purposes of benefit accruals or benefit computations, other than for purposes of vacation, sick pay or other paid time off) for all of the Surviving Entity’s employee benefit plans and arrangements to the extent service with Primus or the Surviving Entity is recognized under any such plan, program or arrangement, except to the extent such treatment would result in duplicative benefits for the same period of service, to the extent such service is prior to a specific date before which service would not have been credited for employees of Primus. For the calendar year in which the merger occurs, Primus has agreed to credit each employee of Arbinet or any of its subsidiaries with an amount of vacation and sick leave equal to the employee’s unused vacation and sick leave under Arbinet’s vacation and sick leave policy as in effect immediately prior to the effective time of the merger.

The Surviving Entity has agreed to waive, and to use its commercially reasonable efforts to cause the relevant insurance carriers to waive, restrictions and limitations under any medical or dental plan for any medical condition existing as of the effective time of the merger of any employee or his or her eligible dependents, so long as those persons have the requisite “creditable” service prior to the effective time of the merger. However, this treatment will not apply to a preexisting condition of any employee or former employee of Arbinet who is, at the effective time of the merger, excluded from participation from Arbinet’s employee benefit plans by virtue of a preexisting condition. In addition, any employee or former employee of Arbinet whose credited service with Arbinet would still subject him or her to an exclusion or waiting period if such service were treated as service with Primus or the Surviving Entity will be subject to the exclusion or waiting period until he or she has sufficient aggregate service with the Surviving Entity and Arbinet. Further, the Surviving Entity is to use its commercially reasonable efforts to offer to each Arbinet employee coverage under a group health plan that credits that employee toward the deductibles, co-payments and out-of-pocket expenses imposed under the group medical and dental plan of the Surviving Entity, for the year during which the merger occurs, with any deductible, co-payments and out-of-pocket expenses already incurred during that year under the relevant Arbinet plan.

Stockholder Litigation. Arbinet has agreed (i) to give Primus the opportunity to participate in the defense or settlement of any stockholder litigation against Arbinet or its directors or officers relating to the merger or any other transactions contemplated by the merger agreement and (ii) not to settle any such litigation without the prior written consent of Primus (and such consent is not to be unreasonably withheld, conditioned or delayed).

Reorganization. Primus and Arbinet have agreed to use their reasonable best efforts to cause the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and to file all tax returns consistent with the treatment of the merger as a reorganization.

Arbinet Cash Statements. Arbinet has agreed to provide to Primus each Wednesday a statement setting forth the cash and cash equivalents and outstanding indebtedness of the Arbinet and its subsidiaries on a consolidated basis as of the end of the prior week.

Arbinet has also agreed to provide to Primus on the third trading day prior to the closing date of the merger a statement setting forth the cash and cash equivalents, marketable securities and outstanding indebtedness of Arbinet and its subsidiaries on a consolidated basis. Any statement provided by Arbinet on the third trading day prior to the closing date of the merger must itemize the net cash proceeds, if any, generated by Arbinet as a result of an IP Sale. If (a) the third trading day prior to the closing date of the merger falls on or between the 1st and the 15th day of the month, then the calculations provided in the statement must be as of the last business day of the immediately preceding calendar month and (b) the third trading day prior to the closing date of the merger falls on or between the 16th day and the last day of the month, then the calculations provided in the statement must be as of the 14th day of the then current calendar month.

Listing Application. Primus has agreed to use its reasonable best efforts to obtain the approval of the NASDAQ for the listing of Primus’s existing shares of common stock and to cause the shares of its common stock to be issued in the merger to be approved for listing on the NASDAQ prior to the effective time of the merger, subject to official notice of issuance.

Primus Board Vacancies. Between the date of the merger agreement and the effective time of the merger, the Primus board of directors is to consider, among other qualified candidates, the independent directors of Arbinet as of the date of the merger agreement when considering potential director nominees to appoint or elect to the Primus board of directors. However, the Primus board of directors has no obligation to appoint or elect any of the Arbinet directors to the Primus board of directors.

Conditions to the Merger

Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the merger will be subject to the satisfaction of the following conditions at or prior to the closing date:

•	the approval and adoption of the merger agreement by the requisite approval of Arbinet’s stockholders;

•	the approval of the issuance of Primus common stock pursuant to the merger agreement by the requisite approval of Primus’s stockholders;

•	the absence of any statute, rule, regulation, order, decree, injunction or ruling that remains in effect and prohibits, prevents or enjoins the consummation of the merger;

•

the registration statement that includes this joint proxy statement/prospectus shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order, and no proceeding for that purchase shall have been initiated or threatened in writing by the SEC;

•

all consents and approvals of (or filings or registrations with) any governmental authority required in connection with the execution, delivery and performance of the merger agreement shall have been obtained or made, except for (i) filings to be made after the effective time of the merger and (ii) and such consent, approval, filing or registration the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to Primus or Arbinet; and

•

the authorization required to be obtained from the FCC shall have been obtained; however, in the event that at the time of the receipt of any authorization required to be obtained from the FCC and prior to the closing date of the merger, with respect to such FCC authorization if (i) any request for a stay or any similar request is pending, any stay is in effect, the action or decision has been vacated, reversed, set aside, annulled or suspended and any deadline for filing such a request that may be designated by statute or regulation has not passed, (ii) any petition for rehearing or reconsideration or application for review is pending and the time for the filings of any such petition or application has not passed, (iii) any governmental authority has undertaken to reconsider the action on its own motion and the deadline within which it may effect such reconsideration has not passed or (iv) any appeal is pending or in effect and any deadline for filing any such appeal that may be specified by statute or rule has not passed, then such FCC authorization shall not be deemed to have been obtained, but only for so long as any of the events set forth above exist or, upon the agreement of both Primus and Arbinet, earlier.

Additional Conditions to the Obligations of Arbinet. Unless waived by Arbinet, the obligation of Arbinet to effect the merger is subject to the fulfillment at or prior to the closing date of the following additional conditions:

•	performance in all material respects by each of Primus and Merger Sub of its obligations required to be performed by it under the merger agreement at or prior to the closing date;

•

certain representations and warranties of Primus and Merger Sub contained in the merger agreement being true and correct in all material respects at and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•

other representations and warranties of Primus and Merger Sub contained in the merger agreement being true and correct (without giving effect to any qualification as to materiality or material adverse effect) at and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, have a material adverse effect;

•	receipt by Arbinet of a certificate signed on behalf of Primus by an executive officer to the effect that the conditions specified in the preceding three items have been satisfied;

•

receipt by Arbinet of an opinion from its legal counsel, dated as of the closing date, to the effect that for federal income tax purposes (i) the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Primus, Merger Sub and Arbinet will be a party to the reorganization within the meaning of Section 368(b) of the Code; however, this condition will not be applicable if there has been an IP Sale or spin-off of patents and associated rights and as a result Arbinet’s legal counsel is unable to delivery such opinion; and

•

the absence of any change in the condition (financial or otherwise), operations, business or properties of Primus and its subsidiaries that constitutes or is reasonably likely to constitute a material adverse effect.

Additional Conditions to the Obligations of Primus and Merger Sub. Unless waived by Primus, the obligations of Primus and Merger Sub to effect the merger are subject to the fulfillment at or prior to the closing date of the following additional conditions:

•	performance in all material respects by Arbinet of its obligations required to be performed by it under the merger agreement at or prior to the closing date;

•

certain representations and warranties of Arbinet contained in the merger agreement being true and correct in all material respects at and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•

other representations and warranties of Arbinet contained in the merger agreement being true and correct (without giving effect to any qualification as to materiality or material adverse effect) at and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, have a material adverse effect;

•	receipt by Primus of a certificate signed on behalf of Arbinet by an executive officer to the effect that the conditions specified in the preceding three items have been satisfied;

•

receipt by Primus of an opinion from its legal counsel, dated as of the closing date, to the effect that for federal income tax purposes (i) the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Primus, Merger Sub and Arbinet will be a party to the reorganization within the meaning of Section 368(b) of the Code; however, this condition will not be applicable, if there has been an IP Sale or spin-off of patents and associated rights and as a result Primus’s legal counsel is unable to delivery such opinion;

•

the absence of any change in the condition (financial or otherwise), operations, business or properties of Arbinet and its subsidiaries that constitutes or is reasonably likely to constitute a material adverse effect;

•

receipt by Primus of a statement setting forth the cash and cash equivalents, marketable securities and outstanding indebtedness of Arbinet and its subsidiaries on a consolidated basis, as described above under “— Certain Additional Agreements — Arbinet Cash Statements;”

•

the number of Arbinet shares for which demands for appraisal have been made and not been withdrawn shall not exceed 10% of the outstanding shares of Arbinet common stock immediately prior to the effective time of the merger; and

•

Arbinet shall have taken all actions necessary under its 2004 Stock Incentive Plan to cancel, as of the effective time of the merger, all stock options and stock appreciation rights that as of the effective time of the merger have an exercise price or base price in excess of the greater of (i) $6.05 and (ii) the closing stock price of Arbinet common stock on the NASDAQ on the last trading day immediately prior to the closing date, in each case on a per share basis.

Termination, Amendment and Waiver

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval and adoption of the merger agreement by Arbinet stockholders or the approval by Primus stockholders of the issuance of shares of Primus common stock pursuant to the merger agreement:

•	by mutual written agreement of Primus and Arbinet;

•	by either Primus or Arbinet if:

•

the merger has not occurred on or before the “outside date,” which is May 31, 2011, but neither party may terminate the merger agreement under this provision if that party’s breach of any provision of the merger agreement has contributed to, or otherwise resulted in, the failure of the merger to occur on or before the outside date;

•	a court of competent jurisdiction or other governmental authority has issued a final, non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the merger;

•	the Arbinet stockholders have failed to approve and adopt the merger agreement; or

•	the Primus stockholders have failed to approve the issuance of shares of Primus common stock pursuant to the merger agreement;

•	by Primus if:

•

Arbinet is in breach of the merger agreement such that certain conditions set forth in the merger agreement are not capable of being satisfied and that breach is not cured prior to the earlier of 30 days after notice of the breach to Arbinet and the outside date, but Primus will have no right to terminate the merger agreement under this provision if Primus is then in material breach with respect to its obligations under the merger agreement; or

•	Arbinet’s board of directors changes its recommendation to Arbinet’s stockholders to approve the merger agreement; or

•	by Arbinet if:

•

Primus is in breach of the merger agreement such that certain conditions set forth in the merger agreement are not capable of being satisfied and that breach is not cured prior to the earlier of 30 days after notice of the breach to Primus and the outside date, but Arbinet will have no right to terminate the merger agreement under this provision if it is then in material breach with respect to its obligations under the merger agreement; or

•

prior to adoption of the merger agreement by Arbinet’s stockholders, Arbinet’s board of directors changes its recommendation and authorizes Arbinet to enter into, and Arbinet concurrently enters into, a definitive agreement with respect to a superior proposal; however, termination under this portion of the merger agreement will not be effective until Arbinet has made payment to Primus of the $1,250,000 fee described below under “— Fees and Expenses.”

Except for the payment of a termination fee and expenses as described under “— Fees and Expenses,” none of the parties to the merger agreement will have any liability upon termination of the merger agreement except for liability for damages for any willful and material breach by such party.

Fees and Expenses

Arbinet will be obligated to pay a $1,250,000 termination fee to Primus if:

•

Arbinet terminates the merger agreement prior to obtaining the approval of Arbinet’s stockholders because Arbinet’s board of directors authorizes Arbinet to enter into, and Arbinet concurrently enters into, a binding definitive agreement in respect of a superior proposal;

•	Primus terminates the merger agreement because Arbinet’s board of directors changes its recommendation to Arbinet’s stockholders to approve the merger agreement;

•

Primus or Arbinet terminates the merger agreement because Arbinet’s stockholders fail to approve the merger agreement, and within 18 months after such termination, Arbinet enters into a definitive agreement in respect of any acquisition proposal or any acquisition proposal is consummated. For purposes of this section of the merger agreement, the references to 20% in the definition of acquisition proposal will be deemed references to 50%; or

•

Primus terminates the merger agreement because Arbinet breaches its representations and warranties or fails to perform its obligations under the merger agreement, and within 18 months after such termination Arbinet enters into a definitive agreement in respect of any acquisition proposal or any acquisition proposal is consummated. For purposes of this section of the merger agreement, the references to 20% in the definition of acquisition proposal will be deemed references to 50%

The merger agreement provides that all expenses incurred by the parties will be borne by the party that has incurred the expenses. However, Arbinet will be required to reimburse Primus for its expenses in an amount up to $750,000 if the merger agreement is terminated:

•	by Primus or Arbinet because Arbinet’s stockholders fail to approve the merger agreement; or

•	by Primus because of Arbinet’s uncured material breach of the merger agreement.

In addition, Primus will be required to reimburse Arbinet for its expenses of up to $750,000 if the merger agreement is terminated by Arbinet because of Primus’s uncured material breach of the merger agreement.

To obtain reimbursement, the requesting party will be required to deliver an itemization of expenses within 10 business days following the termination of the merger agreement, with further updates and supplements to such itemization accepted until the 60th day after termination of the merger agreement. If Arbinet is required to reimburse Primus for any of its expenses, that amount will be credited against any termination fee paid by Arbinet with respect to an acquisition proposal associated with the 18-month period described above.

Potential Sale of Primus Wholesale Business

If the merger agreement is terminated by Arbinet as a result of Arbinet’s board of directors changing its recommendation and authorizing Arbinet to enter into a definitive agreement with a third party with respect to a superior proposal prior to adoption of the merger agreement by Arbinet’s stockholders, and Arbinet enters into a definitive agreement with respect to a superior proposal, then Arbinet is required, upon written request of Primus within 30 days of termination, to use Arbinet’s commercially reasonably efforts to effect the acquisition of Primus’s wholesale communications business by the third party on terms mutually acceptable to Primus and the third party (which Primus anticipates would include relative price terms that would include a consideration for synergies associated with the merger of Primus and Arbinet).

If the third party purchases Primus’s wholesale business, Primus’s right to the $1,250,000 termination fee is waived, and any such fee received would be refunded.

Amendment; Waiver

Prior to the effective time of the merger, the merger agreement may be amended at any time in writing by action of the parties’ respective boards of directors. However, (i) if the merger agreement has been adopted by Arbinet’s stockholders, then no amendment can be made that by law requires the further approval of Arbinet’s stockholders without receipt of that further approval and (ii) if the issuance of shares of Primus common stock pursuant to the merger agreement has been approved by Primus’s stockholders, then no amendment can be made that by law requires the further approval of Primus’s stockholders without receipt of that further approval.

At any time prior to the effective time of the merger, each of Primus, Merger Sub and Arbinet may:

•	extend the time for the performance of any obligations of the other party;

•	waive any inaccuracies in the representations and warranties of the other party; or

•	waive compliance with any agreement or condition for the benefit of that party.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

General

The following is a discussion of the material U.S. federal income tax consequences of the merger to Arbinet stockholders who exchange their shares of Arbinet common stock for shares of Primus common stock in the merger. This discussion addresses only Arbinet stockholders who are U.S. holders (as defined below) and hold Arbinet common stock as a capital asset. It does not address all of the U.S. federal income tax consequences that may be relevant to a particular Arbinet stockholder in light of that stockholder’s individual circumstances or to Arbinet stockholders who are subject to special rules, including, without limitation:

•	financial institutions or insurance companies;

•	mutual funds;

•	tax-exempt organizations;

•	dealers or brokers in securities or foreign currencies;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	stockholders who are not U.S. holders;

•	persons who holds shares of Arbinet common stock as part of an integrated investment such as a straddle, hedge, constructive sale, conversion transaction or other risk reduction transaction;

•

stockholders who acquired their shares of Arbinet common stock pursuant to the exercise of warrants or employee stock options or otherwise as compensation or in connection with the performance of services; and

•	pass-through entities and persons who hold an interest in such entities.

For purposes of this discussion, a U.S. holder means a beneficial owner of Arbinet common stock that is (i) an individual citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation created in or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source or (iv) a trust (a) that is subject to the primary jurisdiction of a court within the United States and the control of one or more U.S. persons or (b) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

The U.S. federal income tax consequence to a partner in an entity or arrangement treated as a partnership, for U.S. federal income tax purposes, that holds Arbinet common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Arbinet common stock are encouraged to consult their own tax advisors as to the particular U.S. federal income tax consequences of the merger applicable to them.

This discussion also does not address the tax consequences of the merger under foreign, state, local or other tax laws. The following discussion is based on existing U.S. federal income tax law, including the provisions of the Code, the Treasury Regulations thereunder, IRS rulings, judicial decisions and other administrative pronouncements, all as in effect on the date of this joint proxy statement/prospectus. Neither Primus nor Arbinet can provide any assurance that future legislative, administrative or judicial changes or interpretations will not affect the accuracy of the statements or conclusions set forth below. Any future change in the U.S. federal income tax laws or interpretations thereof could apply retroactively and could affect the accuracy of the following discussion. In addition, neither Primus nor Arbinet can assure you that the IRS will agree with the conclusions expressed herein.

Arbinet stockholders are encouraged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws in their particular circumstances.

Tax Opinions

Except in the event Arbinet sells or distributes certain patents and associated rights prior to the merger, it is a condition to the completion of the merger that Arbinet receive a written opinion from its counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., and that Primus receive a written opinion from its counsel, Andrews Kurth LLP, in each case dated as of the effective date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Although neither Arbinet nor Primus intend to waive this closing condition, a distribution by Arbinet of certain patents and associated rights (or the proceeds from a sale thereof) may prevent the merger from qualifying as a reorganization, in which case this condition will not be applicable and we will not resolicit stockholder approval if counsel is unable to deliver the opinions as a result.

The opinions of counsel, if delivered, will rely on certain assumptions as well as representations made by Primus, Merger Sub and Arbinet, including factual representations and certifications contained in officers’ certificates to be delivered at closing, and will assume that these representations are true, correct and complete, without regard to any knowledge limitation. If any of these representations or assumptions are inconsistent with the actual facts, counsel may not be able to render the required opinions, or the opinions could become invalid as a result, and the U.S. federal income tax treatment of the merger could be adversely affected. An opinion of counsel represents counsel’s best legal judgment and is not binding on the Internal Revenue Service or any court. No ruling has been, or will be, sought from the Internal Revenue Service as to the tax consequences of the merger.

Tax Consequences of the Merger to Arbinet Stockholders

Assuming that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, the merger will have the following material U.S. federal income tax consequences to U.S. holders:

Exchange of Arbinet Common Stock for Primus Common Stock. Except as discussed below with respect to the receipt of cash in lieu of fractional shares, no gain or loss will be recognized by a U.S. holder as a result of the surrender of shares of Arbinet common stock solely in exchange for shares of Primus common stock pursuant to the merger.

Basis and Holding Period of Merger Consideration. The aggregate tax basis of the shares of Primus common stock received in the merger will be the same as the aggregate tax basis of the shares of Arbinet common stock surrendered in exchange for the Primus common stock, reduced by the tax basis allocable to any fractional share of Primus common stock received. The holding period of the shares of Primus common stock received will include the holding period of shares of Arbinet common stock surrendered in exchange for the Primus common stock.

Cash in Lieu of Fractional Shares. A U.S. holder who receives cash instead of a fractional share of Primus common stock in the merger will be treated as having received the fractional share in the merger and then as having sold the fractional share for cash and should generally recognize capital gain or loss equal to the difference between the amount of the cash received instead of a fractional share and the stockholder’s tax basis allocable to such fractional share (as described above). Any such capital gain or loss will be a long-term capital gain or loss if the Arbinet common stock exchanged for the fractional share of Primus common stock was held for more than one year at the time of the merger.

Dissenting Stockholders. A U.S. holder who exercises appraisal rights with respect to the merger will recognize capital gain or loss equal to the difference, if any, between the cash received via appraisal and such U.S. holder’s adjusted tax basis in its Arbinet common stock with respect to which the appraisal rights were exercised. This capital gain or loss will be long-term or short-term capital gain or loss depending upon the U.S. holder’s holding period for its Arbinet common stock with respect to which the appraisal rights were exercised. For more details regarding appraisal rights with respect to the merger, see “The Merger—Appraisal Rights” beginning on page 128.

Reporting Requirements. A U.S. holder will be required to retain records pertaining to the merger and may be required to file with such U.S. holder’s U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

Information Reporting and Backup Withholding. Cash payments received by a U.S. holder pursuant to the merger are subject to information reporting, and may be subject to backup withholding at the applicable rate, currently 28%, if the U.S. holder fails to provide a valid taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional United States federal income tax. Rather, the U.S. federal income tax liability of the person subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is timely furnished to the IRS.

Failure to Qualify as a Reorganization

If the merger fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, including as a result of a distribution by Arbinet of certain patents and associated rights (or the proceeds from a sale thereof) prior to the merger, each U.S. holder would recognize gain or loss equal to the difference between (1) the sum of the fair market value of the shares of Primus common stock and any cash received instead of fractional shares of Primus common stock pursuant to the merger and (2) the U.S. holder’s adjusted tax basis in the shares of Arbinet common stock surrendered in exchange therefor. Generally, in such event, the tax basis in the Primus common stock received pursuant to the merger would equal its fair market value as of the date of the merger, and the holding period of Primus common stock received would begin the day after the merger.

The foregoing discussion is not intended to be legal or tax advice to any particular Arbinet stockholder. Tax matters regarding the merger are very complicated, and the tax consequences of the merger to any particular Arbinet stockholder will depend on that stockholder’s particular situation. Arbinet stockholders are encouraged to consult their own tax advisors regarding the specific tax consequences of the merger, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed change in the tax laws to them.

COMPARISON OF STOCKHOLDER RIGHTS

The rights of Primus stockholders are governed by Primus’s certificate of incorporation and by-laws, each as amended, and the laws of the State of Delaware, and the rights of Arbinet stockholders are governed by Arbinet’s certificate of incorporation and by-laws, each as amended, and the laws of the State of Delaware. After the merger, Arbinet stockholders will become stockholders of Primus and accordingly their rights will be governed by Primus’s certificate of incorporation and by-laws, each as amended, and the laws of the State of Delaware. While the rights and privileges of Arbinet stockholders are, in many instances, similar to those of the stockholders of Primus, there are some differences. These differences arise from differences between the respective certificates of incorporation and by-laws of Primus and Arbinet.

The following discussion summarizes the material differences between the rights of Primus stockholders and Arbinet stockholders as of the date of this document. The following discussion is only a summary and does not purport to be a complete description of all the differences. Please consult the respective certificates of incorporation and by-laws of Primus and Arbinet.

Primus	Arbinet

Capital Stock

Primus is authorized to issue:

•    80,000,000 shares of common stock, par value $0.001 per share, of which 9,816,463 were issued and outstanding as of January 7, 2011; and

•    20,000,000 shares of preferred stock, par value $0.001 per share, of which none were issued and outstanding as of January 7, 2011.

Arbinet is authorized to issue:

•    15,000,000 shares of common stock, $0.001 par value per share, of which 5,529,435 were issued and outstanding as of January 7, 2011; and

•    5,000,000 shares of preferred stock $0.001 par value per share, of which none were issued and outstanding as of January 7, 2011.

Stockholder Consents

• Primus stockholders may act by written consent.	• Arbinet stockholders may not take any action by written consent in lieu of a meeting.

Votes Per Share

• Each stockholder is entitled to one vote per share.

•    Each stockholder is entitled to one vote per share. Holders of common stock, however, are not entitled to vote on any amendment to the certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of the affected series are entitled to vote on the amendment.

Primus	Arbinet

Business Combinations

•   Primus’s certificate of incorporation does not contain any provision requiring a supermajority vote of stockholders for business combinations. In addition, Primus’s certificate of incorporation contains a provision opting out of the business combination provisions of Section 203 of the Delaware General Corporate Law.

• Arbinet’s certificate of incorporation does not contain any provision requiring a supermajority vote of stockholders for business combinations.

Liquidation

• Neither Primus’s certificate of incorporation nor its by-laws addresses stockholder liquidation rights.

•   Upon the voluntary or involuntary dissolution or liquidation of Arbinet, holders of common stock will be entitled to receive all assets of Arbinet available for distribution to its stockholders, subject to any preferential or other rights of any then outstanding preferred stock.

Director Nominations

• Neither Primus’s certificate of incorporation nor its by-laws addresses the nomination of directors.

•   Director nominations may be made (i) by or at the direction of the board of directors or (ii) by any stockholder of the corporation who (a) complies with the notice procedures set forth in Arbinet’s by-laws and (b) is a stockholder of record on the date of the giving of the notice and on the record date for the determination of stockholders entitled to vote at the meeting.

Election of Directors

•   Directors of Primus are elected by a plurality of the votes cast at each annual meeting of the stockholders and each director duly elected will hold office for a term that expires at the annual meeting of stockholders in the second year following the year of his election.

•   Directors of Arbinet are elected by a plurality of the votes cast by the stockholders entitled to vote on the election and each director serves for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected.

Removal of Directors

•   A director may be removed, with or without cause, at any time by the affirmative vote of a majority in voting power of the outstanding capital stock of Primus then entitled to vote at an election of directors at a special meeting of the stockholders called for the purpose.

•   Subject to the rights of any series of preferred stock, directors may be removed only for cause and only by the affirmative vote of the holders of at least 75% of the votes that all the stockholders would be entitled to cast in the annual election of directors or class of directors.

Primus	Arbinet

Stockholder Proposals

• Neither Primus’s certificate of incorporation nor its by-laws contains any provision governing the submission of proposals by stockholders.

•   A stockholder’s notice to the secretary must set forth for each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business the stockholder desires to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that the business includes a proposal to amend Arbinet’s by-laws, the language of the proposed amendment), and the reasons for conducting this business at the annual meeting, (ii) the name and address, as they appear on Arbinet’s books, of the stockholder proposing the business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class and number of shares of stock of Arbinet which are owned, of record and beneficially, by the stockholder and beneficial owner, if any, (iv) a description of all arrangements or understandings between the stockholder or beneficial owner, if any, and any other people (including their names) in connection with the proposal of the business by the stockholder and any material interest of the stockholder or beneficial owner, if any, in this business, (v) a representation that the stockholder intends to appear in person or by proxy at the annual meeting to bring the business before the meeting and (vi) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends (a) to deliver a proxy statement or form of proxy to holders of at least the percentage of Arbinet’s outstanding capital stock required to approve or adopt the proposal and/or (b) otherwise to solicit proxies from stockholders in support of such proposal.

Primus	Arbinet

Amendments to Certificate of Incorporation or By-laws

• The Primus certificate of incorporation or by-laws may be amended upon the affirmative vote of the holders of a majority of the shares of common stock outstanding as of the record date.

•   Delaware law generally provides that amendments to the certificate of incorporation must be approved by the board of directors and then adopted by the vote of a majority of the outstanding voting power entitled to vote thereon, unless the certificate of incorporation requires a greater vote. Under Arbinet’s restated and amended certificate of incorporation, as amended, amendments to Arbinet’s certificate of incorporation generally may be made in accordance with the default positions of Delaware law, but requires the vote of at least 75% of the voting power of the shares entitled to vote in the election of directors in order to amend certain provisions of the Arbinet amended and restated certificate of incorporation, as amended, including provisions relating to (i) Arbinet’s by-laws (ii) management of the business and conduct of the affairs of Arbinet, (iii) the inability for stockholders to take action by written consent in lieu of a meeting, and (iv) who may call special meetings of Arbinet stockholders and what business may be transacted at such meetings. The Arbinet by-laws may be amended as provided in Arbinet’s amended and restated certificate of incorporation, as amended.

THE STOCKHOLDER MEETINGS

Primus’s board of directors is using this document to solicit proxies from Primus stockholders for use at Primus’s special meeting of stockholders. Arbinet’s board of directors is using this document to solicit proxies from Arbinet stockholders for use at Arbinet’s special meeting of stockholders. In addition, this document constitutes a prospectus covering the issuance of Primus common stock pursuant to the merger agreement.

Date, Times and Places of the Stockholder Meetings

The stockholder meetings will be held as follows:

For Primus stockholders:	For Arbinet stockholders:
9:00 a.m., Eastern time	10:00 a.m., Eastern time
February 25, 2011	February 25, 2011
Hilton McLean Tysons Corner	460 Herndon Parkway, Suite 150
7920 Jones Branch Drive	Herndon, Virginia 20170
McLean, Virginia 22102

Purposes of the Stockholder Meetings

Primus

The purpose of the Primus special meeting is as follows:

1.	to consider and vote upon a proposal to approve the issuance of shares of Primus common stock pursuant to the merger agreement, as it may be amended from time to time;

2.	to consider and vote upon a proposal to approve the Primus Telecommunications Group, Incorporated Management Compensation Plan, as Amended; and

3.	to consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve either of the foregoing proposals.

In addition, Primus will transact any other business that may properly come before the special meeting, or any adjournment or postponement of the special meeting, by or at the discretion of the Primus board of directors.

Primus’s board of directors unanimously recommends that Primus stockholders vote “FOR” the proposal to approve the issuance of shares of Primus common stock pursuant to the merger agreement, “FOR” the proposal to approve the Primus Telecommunications Group, Incorporated Management Compensation Plan, as Amended, and “FOR” the adjournment of the Primus special meeting, if necessary or appropriate, to permit the solicitation of additional proxies.

Arbinet

The purpose of the Arbinet special meeting is as follows:

1.	to consider and vote upon a proposal to approve and adopt the merger agreement, as it may be amended from time to time; and

2.	to consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement.

In addition, Arbinet will transact any other business that may properly come before the special meeting, or any adjournment or postponement thereof, by or at the discretion of the Arbinet board of directors.

Arbinet’s board of directors unanimously recommends that Arbinet’s stockholders vote “FOR” the approval and adoption of the merger agreement, which provides for, among other things, the merger of Merger Sub with and into Arbinet with Arbinet surviving the merger as a wholly owned subsidiary of Primus, and “FOR” the adjournment of the Arbinet special meeting, if necessary or appropriate, to permit the solicitation of additional proxies.

As described under “The Merger — Interests of Certain Persons in the Merger that May be Different from Your Interests,” beginning on page 123, Arbinet’s directors and executive officers have agreements and arrangements that provide them with interests in the merger that may be different from, or are in addition to, those of Arbinet stockholders.

Record Date and Quorum

Primus

Primus has fixed the close of business on January 12, 2011 as the record date for the special meeting, and only holders of record of the shares of Primus common stock on the record date are entitled to notice of, and to vote at, the Primus special meeting and any adjournments or postponements (to the extent permitted by law) thereof. As of the record date, there were 9,816,463 shares of Primus common stock outstanding and entitled to vote. Each share of Primus common stock entitles its holder to one vote on all matters properly coming before the special meeting.

The holders of a majority of the total number of shares of Primus common stock outstanding, present in person or by proxy, will constitute a quorum for the purpose of considering the proposals. Shares of Primus common stock represented at the special meeting in person or by proxy, but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the Primus special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Arbinet

Arbinet has fixed the close of business on January 12, 2011 as the record date for the special meeting, and only holders of record of the shares of Arbinet common stock on the record date are entitled to notice of, and to vote at, the Arbinet special meeting and any adjournments or postponements (to the extent permitted by law) thereof. As of the record date, there were 5,529,435 shares of Arbinet common stock outstanding and entitled to vote. Each share of Arbinet common stock entitles its holder to one vote on all matters properly coming before the special meeting.

The holders of a majority of the total number of shares of Arbinet common stock outstanding and entitled to vote at the special meeting, present in person or by proxy, will constitute a quorum for the purpose of considering the proposals. Shares of Arbinet common stock represented at the special meeting in person or by proxy, but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the Arbinet special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required to Approve Proposals

Primus

The approval of the proposal to issue shares of Primus common stock pursuant to the merger agreement requires the affirmative vote of a majority of the total votes cast at the Primus special meeting. For the proposal to issue shares of Primus common stock pursuant to the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Because abstentions and broker non-votes are not considered votes cast, they will have no effect on approval of the proposal to issue shares of Primus common stock pursuant to the merger agreement.

The approval of the proposal to approve the Primus Telecommunications Group, Incorporated Management Compensation Plan, as Amended, requires the affirmative vote of a majority of the total votes cast at the Primus special meeting. For the proposal to approve the Primus Telecommunications Group, Incorporated Management

Compensation Plan, as Amended, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Because abstentions and broker non-votes are not considered votes cast, they will have no effect on approval of the proposal to approve the Primus Telecommunications Group, Incorporated Management Compensation Plan, as Amended.

The proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of Primus common stock representing a majority of the voting power present, in person or by proxy, at the Primus special meeting, whether or not a quorum exists. For any proposal to adjourn the special meeting, if necessary or appropriate, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will have the same effect as a vote “against” any proposal to adjourn the special meeting for the purpose of soliciting additional proxies. Because broker non-votes are not considered voting power present, they will have no effect on approval of the proposal to adjourn the special meeting, if necessary or appropriate, to permit the solicitation of additional proxies.

Arbinet

The approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Arbinet common stock entitled to vote thereon as of the record date. For the proposal to approve and adopt the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions and broker non-votes will have the same effect as a vote “against” the approval and adoption of the merger agreement.

The proposal to adjourn the special meeting, if necessary or appropriate, to permit the solicitation of additional proxies requires the affirmative vote of the holders of shares of Arbinet common stock representing a majority of the total votes cast, in person or by proxy, at the Arbinet special meeting, if a quorum is present. However, if a quorum is not present, approval of such proposal would require the affirmative vote of the holders of shares of Arbinet common stock representing a majority of shares of Arbinet common stock present in person or by proxy at the Arbinet special meeting and entitled to vote on such proposal. For any proposal to adjourn the special meeting, if necessary or appropriate, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will have the same effect as a vote “against” any proposal to adjourn the special meeting to permit the solicitation of additional proxies if a quorum is not present, but will have no effect on such proposal if a quorum is present. Broker non-votes will have no effect on the approval of the proposal to adjourn the special meeting, if necessary or appropriate, to permit the solicitation of additional proxies.

Support and Voting Agreements

In connection with the transaction contemplated by the merger agreement, contemporaneously with the execution and delivery of the merger agreement, the Singer Children’s Management Trust, or the Singer Trust, entered into a support and voting agreement with Primus, under which the Singer Trust agreed to vote its shares of Arbinet common stock in favor of the approval and adoption of the merger agreement pursuant to the terms and conditions of the voting agreement. As of January 7, 2011, such stockholder owned in the aggregate approximately 23.1% of the voting power of the Arbinet common stock.

The terms of the voting agreement obligate the Singer Trust to (1) appear at the Arbinet special meeting, including any adjournment, and to cause the shares of Arbinet common stock subject to the voting agreement to be counted as present for purposes of calculating a quorum and (2) vote all of the shares of Arbinet common stock subject to the voting agreement in favor of the approval and adoption of the merger agreement, against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Arbinet contained in the merger agreement and against any action, agreement or transaction that would impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the merger or the other transactions contemplated by the merger agreement. The Singer Trust has agreed that it will not transfer any of the Arbinet common stock subject to the voting agreement and will comply with the non-solicitation provisions of the merger agreement described under “The Merger Agreement — Certain Additional Agreements — Solicitation”. The Singer Trust has waived and has agreed not to exercise any rights of dissent and appraisal under the DGCL.

In addition, in connection with the transactions contemplated by the merger agreement, contemporaneously with the execution and delivery of the merger agreement, the Singer Trust entered into a substantially similar support and voting agreement with Arbinet, under which the Singer Trust agreed to vote its shares of Primus in favor of the issuance of Primus common stock pursuant to the terms of the merger agreement pursuant to the terms and conditions of such voting agreement. As of January 7, 2011, the Singer Trust owned in the aggregate approximately 9.5% of the voting power of the Primus common stock.

Tabulation of the Votes

Primus

Primus has appointed StockTrans, Inc. to serve as the Inspector of Election for the Primus special meeting. StockTrans, Inc. will independently tabulate affirmative and negative votes and abstentions.

Arbinet

Arbinet has appointed Registrar and Transfer Company to serve as the Inspector of Election for the Arbinet special meeting. Registrar and Transfer Company will independently tabulate affirmative and negative votes and abstentions.

Proxies

The applicable proxy card will be sent to each Primus and Arbinet stockholder on or promptly after their respective record dates. If you receive a proxy card, you may grant a proxy to vote on the proposals by marking, dating and signing your proxy card and returning it to Primus or Arbinet, as applicable, or by following the procedures to submit a proxy by telephone or through the Internet. If you hold your stock in the name of a bank, broker, custodian or other nominee, you should follow the instructions of the bank, broker, custodian or other nominee when voting your shares. All shares of stock represented by properly executed proxies (including those given by telephone or through the Internet) received prior to or at the Primus special meeting or the Arbinet special meeting, as applicable, will be voted in accordance with the instructions indicated on such proxies. Proxies that have been revoked properly and on time will not be counted. If no instructions are indicated on a properly executed returned proxy (including those given by telephone or through the Internet), that proxy will be voted, with respect to Primus, to approve each of the issuance of Primus common stock pursuant to the merger agreement, to approve the Primus Telecommunications Group, Incorporated Management Compensation Plan, as Amended, and any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies and, with respect to Arbinet, to approve and adopt the merger agreement and to approve any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Primus

In accordance with the NASDAQ rules, banks, brokers, custodians and other nominees who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of each of the issuance of shares of Primus common stock pursuant to the merger agreement, the Primus Telecommunications Group, Incorporated Management Compensation Plan, as Amended, or the approval of any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. Thus, absent specific instructions from the beneficial owner of such shares, banks, brokers, custodians and other nominees may not vote such shares with respect to the approval of those proposals. Such broker non-votes will be counted in determining the presence of a quorum, but will not be considered with respect to each of the proposals to approve the issuance of shares of Primus common stock pursuant to the merger agreement, the Primus Telecommunications Group, Incorporated Management Compensation Plan, as Amended, and the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

A properly executed proxy marked “ABSTAIN” will be counted for purposes of determining whether there is a quorum, will have no effect on the proposals to issue shares of Primus common stock pursuant to the merger agreement and to approve the Primus Telecommunications Group, Incorporated Management Compensation Plan and will be the equivalent of a vote “AGAINST” the proposal to adjourn the special meeting, if necessary or appropriate, to permit the solicitation of additional proxies.

Arbinet

In accordance with the NASDAQ rules, banks, brokers, custodians and other nominees who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval and adoption of the merger agreement or the approval of any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. Thus, absent specific instructions from the beneficial owner of such shares, banks, brokers, custodians and other nominees may not vote such shares with respect to the approval of those proposals. Broker non-votes will be considered in determining the presence of a quorum. A broker non-vote will have the effect of a vote “AGAINST” the approval and adoption of the merger agreement but will have no effect on the approval of any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

A properly executed proxy marked “ABSTAIN” will be counted for purposes of determining whether there is a quorum and will be the equivalent of a vote “AGAINST” the proposal to approve and adopt the merger agreement. An abstention will be the equivalent of a vote “AGAINST” the approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, if a quorum is not present. However, an abstention will have no effect on such proposal if a quorum is present.

Other Business

The Primus and Arbinet boards of directors are not currently aware of any business to be acted upon at the stockholders meetings other than the matters described in this joint proxy statement/prospectus. If, however, other matters are properly brought before either meeting, the persons appointed as proxies for the applicable meeting will have discretion to vote or act on those matters according to their judgment.

Revocation of Proxies

Regardless of the method you used to cast your vote, you may revoke your proxy or change your vote at any time before your proxy is voted at your special meeting. If you are a stockholder of record, you can do this by:

•

sending a written notice stating that you revoke your proxy to (i) the Secretary of Arbinet at 460 Herndon Parkway, Suite 150, Herndon, VA 20170, with respect to proxies submitted for the Arbinet special meeting, or (ii) the Secretary of Primus at 7901 Jones Branch Drive, Suite 900, McLean, VA 22102, with respect to proxies submitted for the Primus special meeting, as applicable, and in each case such written notice must bear a date later than the date of any proxy previously submitted and must be received prior to the applicable special meeting;

•

submitting a valid, later-dated proxy by mail, telephone or Internet that is received prior to the date of your special meeting (if a later-dated proxy is submitted and received in a timely manner according to the foregoing, any proxies previously submitted will be deemed revoked and only the later-dated proxy will be counted); or

•	attending your special meeting and voting by ballot in person (your attendance at the special meeting will not, by itself, revoke any proxy that you have previously given).

If you hold your shares in “street name” and wish to change or revoke your vote, please refer to the information on the voting instruction form included with these materials and forwarded to you by your bank, broker, custodian or other nominee to see your voting options.

Adjournments and Postponements

Primus

Although it is not currently expected, the Primus special meeting may be adjourned or postponed (to the extent permitted by law) for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made without notice (if the adjournment is not for more than 30 days after the record date and no new record date is set), other than by an announcement made at the Primus special meeting of the time, date and place of the adjourned meeting. The proposal to adjourn the Primus special meeting, if necessary or appropriate for the purpose of soliciting additional proxies requires the affirmative vote of the holders of Primus common stock representing a majority of the voting power present, in person or by proxy, at the Primus special meeting, whether or not a quorum exists. Any signed proxies received by Primus in which no voting instructions are provided on such matter will be voted “FOR” any proposal to adjourn the special meeting to solicit additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Primus stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Arbinet

Although it is not currently expected, the Arbinet special meeting may be adjourned or postponed (to the extent permitted by law) for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made without notice (if the adjournment is not for more than 30 days after the record date and no new record date is set), other than by an announcement made at the Arbinet special meeting of the time, date and place of the adjourned meeting. The proposal to adjourn the Arbinet special meeting, if necessary or appropriate for the purpose of soliciting additional proxies requires the affirmative vote of the holders of shares of Arbinet common stock representing a majority of the total votes cast, in person or by proxy, at the Arbinet special meeting, if a quorum is present; however, if a quorum is not present, approval of such proposal would require the affirmative vote of the holders of shares of Arbinet common stock representing a majority of shares present in person or by proxy at the Arbinet special meeting and entitled to vote on such proposal. Any signed proxies received by Arbinet in which no voting instructions are provided on such matter will be voted “FOR” any proposal to adjourn the special meeting. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Arbinet stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

In addition to solicitation by mail, Primus and Arbinet may make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners. The directors, officers and employees of Primus and Arbinet may solicit proxies by telephone, Internet or in person. These directors, officers and employees will receive no additional compensation for doing so. In addition, Primus and Arbinet have each retained Georgeson Inc., a proxy solicitation firm, to assist with the solicitation of proxies. Primus and Arbinet estimate that they will each pay to Georgeson, Inc. fees of less than $10,000, plus additional charges related to telephone calls and certain other services, costs and expenses.

To ensure sufficient representation at the special meetings, Primus and Arbinet may request the return of proxy cards by telephone, the Internet or in person. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. Primus and Arbinet urge you to send in your proxy without delay.

If the merger is consummated, each of Primus and Arbinet will pay its respective cost of soliciting proxies, including the cost of preparing and mailing this document and the expenses incurred by brokerage houses, nominees and fiduciaries in forwarding proxy materials to beneficial owners. Upon the occurrence of certain termination events, Arbinet may be required by the merger agreement to reimburse Primus for fees and expenses such as these incurred by Primus of up to $750,000. Upon the occurrence of certain termination events, Primus may be required by the merger agreement to reimburse Arbinet for fees and expenses such as these incurred by Arbinet of up to $750,000. See “Terms of the Merger Agreement — Termination, Amendment and Waiver — Fees and Expenses” beginning on page 150.

APPROVAL OF THE PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED MANAGEMENT COMPENSATION PLAN, AS AMENDED

At the special meeting, Primus stockholders will be asked to consider and vote upon the Primus Telecommunications Group, Incorporated, Management Compensation Plan, as Amended, which we refer to as the “Amended Plan.” Approval of the Amended Plan is being sought to increase the total number of shares of common stock available for issuance under the Amended Plan by 1,000,000 shares and to modify other terms, as described below. Primus is seeking stockholder approval of the Amended Plan for purposes of compliance with NASDAQ Global Market stockholder approval requirements applicable to equity plans and with Section 162(m) of the Internal Revenue Code.

Plan Amendment

The Primus board of directors unanimously approved the Amended Plan, subject to stockholder approval, effective on December 14, 2010, upon the recommendation of the compensation committee of the board of directors (the “Compensation Committee”), which also approved the Amended Plan. If approved by stockholders at the special meeting, the Amended Plan will be effective at the time of stockholder approval.

The primary change to the Amended Plan proposed for approval by stockholders at this special meeting is an increase in the number of shares of common stock that may be issued under the Amended Plan from 1,000,000 to 2,000,000 shares (the “Increased Share Authorization”). Because the grant of awards under the Plan generally is within the discretion of the Compensation Committee, it is not possible to determine at this time the amount of any discretionary future awards that may be made to participants under the Amended Plan. As of the date of this joint proxy statement/prospectus, Primus has no commitments to grant awards with respect to the proposed additional shares of common stock authorized under the Amended Plan, except with regard to annual awards to non-employee directors described in clause (3) below. Additional changes have been incorporated into the Amended Plan, as described in greater detail below, to (1) provide for individual limits of cash awards that may be made under the Amended Plan, (2) provide that awards that can be paid out in cash or stock, at the election of the Compensation Committee, and are paid in cash and shares withheld or delivered in respect of certain payment obligations for awards shall not exhaust or deplete common stock available for issuance under the Amended Plan, (3) provide for an annual grant of 10,000 non-qualified stock options and 5,000 restricted stock units to non-employee directors of Primus in consideration of prospective service on its board of directors, (4) provide that awards shall be made using the closing price of shares of Primus common stock on the date of grant and (5) make certain conforming changes related to the foregoing changes and updating changes (with the changes in clauses (1) – (5) above, excluding the Increased Share Authorization, constituting the “Other Plan Amendments”).

You are urged to read this entire proposal and the complete Amended Plan document, which is attached to the joint proxy statement/prospectus as Annex E, and is incorporated by reference herein. We believe that the Amended Plan is necessary to recruit and retain employees, independent contractors and non-employee directors critical to Primus’ success, and thus is in the best interests of Primus’s stockholders. As of January 7, 2011, 120,240 shares remained available for future awards under the Amended Plan. Primus grants awards under the Amended Plan to a wide range of employees of Primus and its subsidiaries, to independent contractors and to non-employee directors of Primus, which we refer to collectively as “Plan Participants.” Primus believes that the Amended Plan is an important factor in attracting and retaining the best employees and directors and aligning Plan Participants’ long-term interests with the interests of Primus’s stockholders.

Summary of the Amended Plan

The material terms of the Amended Plan are summarized below. The summary below is qualified in all respects by reference to the text of the Amended Plan, which is attached to this joint proxy statement/prospectus as Appendix E.

Background. On July 1, 2009, the Management Compensation Plan of Primus became effective pursuant to the Joint Plan of Reorganization of Primus Telecommunications Group, Incorporated and its affiliate debtors, pursuant to Chapter 11 of the Bankruptcy Code, which we refer to as the “Primus Reorganization.” We refer to The Management Compensation Plan, as approved effective July 1, 2009, as the “Plan.”

Purpose and Eligibility. The purpose of the Amended Plan is to attract, motivate and retain employees, independent contractors and non-employee directors and to provide a means whereby these Plan Participants develop a sense of proprietorship and personal involvement in the development and financial success of Primus, and to encourage them to devote their best efforts to the business of Primus, thereby advancing the interests of Primus and its stockholders.

Awards may be granted under the Amended Plan to officers, non-employee directors and other employees of Primus, as well as to independent contractors and to employees of any of Primus’s subsidiaries and any other affiliates of Primus designated as qualifying affiliates by the Compensation Committee. Only officers and other employees of Primus or any of Primus’s subsidiaries are eligible to receive incentive stock options. As of January 7, 2011, approximately 1,700 persons were eligible to participate in the Plan.

Amended Plan Term. The Amended Plan will expire on July 1, 2020 unless it is earlier terminated by the Primus board of directors.

Administration, Amendment and Termination. The Plan is, and the Amended Plan is expected to be, generally administered by the Compensation Committee. Subject to the board’s final and ultimate authority with respect to the interpretation and administration of the Amended Plan, the Compensation Committee has the authority to interpret the terms and intent of the Amended Plan and any award agreement, to select award recipients, to determine eligibility for awards and the terms and conditions of awards to Plan Participants, and to make all other determinations necessary or advisable for the Plan’s administration. Except as described under “Non-employee Director Annual Awards,” the Board or the Compensation Committee determines the terms of all Amended Plan awards to non-employee directors.

The Compensation Committee or Primus board of directors may delegate to another committee any or all of the authority with respect to awards to Plan Participants other than with respect to awards (1) to any person who is an officer or director of Primus or is a more than ten percent beneficial owner of any class of Primus’s equity securities that is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as determined in accordance with Section 16 of the Securities Exchange Act of 1934 or (2) that would cause disqualification for treatment within the exception of Section 162(m) of the Internal Revenue Code.

The Compensation Committee generally may alter, amend, modify, suspend or terminate the Amended Plan and any award agreement in whole or in part at any time, subject to certain limitations under the Amended Plan and except that no such action may adversely affect in a material way any outstanding award without the written consent of the award holder. The Compensation Committee has broad authority to administer, construe and interpret the Amended Plan; however, it may not take any action with respect to an award that would be treated, for accounting purposes, as a “repricing” of an award unless the action is approved by Primus stockholders. In addition, no action may amend the Amended Plan without the approval of stockholders if the amendment is required to be submitted for stockholder approval by applicable law, rule or regulation, including rules of the NASDAQ Global Market, that are applicable to Primus. The rules of the NASDAQ Global Market, as applicable, require that, with limited exemptions, stockholders must be given the opportunity to vote on all material revisions to equity compensation plans, including any revision, which would materially increase the number of shares available for issuance under the applicable plan.

Awards. Awards under the Amended Plan may be made in the form of:

•	stock options, which may be either incentive stock options or non-qualified stock options;

•	restricted stock;

•	restricted stock units, or RSUs;

•	stock appreciation rights;

•	performance shares;

•	performance units;

•	unrestricted shares;

•	dividend equivalents;

•	cash-based awards;

•	other stock-based awards; or

•	any combination of the foregoing.

The foregoing awards may be made subject to attainment of performance goals over a performance period of up to one or more years; and shall exclude reload or other automatic awards made upon the exercise of options, which awards shall not be granted under the Amended Plan.

An incentive stock option is an option that meets the requirements of Section 422 of the Internal Revenue Code, and a non-qualified stock option is an option that does not meet those requirements. A stock appreciation right, or SAR, is a right to receive upon exercise, in the form of common stock, cash or a combination thereof, the excess of the fair market value of one share of common stock on the exercise date over the grant price of the SAR. Restricted stock is an award of common stock on which are imposed restrictions that subject the shares to a substantial risk of forfeiture, as defined in Section 83 of the Internal Revenue Code. Restricted stock units are awards that represent a conditional right to receive shares of common stock in the future and that may be made subject to the same types of restrictions and risk of forfeiture as restricted stock. Performance shares are awards of common stock, the value for which at the time the common stock is payable is determined by the extent to which the applicable performance criteria have been met. Performance units are similar to performance shares, except that the award is based upon cash value instead of shares of common stock. Unrestricted shares are awards of shares of common stock that are free of restrictions other than those imposed under federal or state securities laws. Dividend equivalents that are awarded to a Plan Participant in connection with an Amended Plan award entitles the recipient to receive cash, common stock or other property equal in value to dividends actually paid for a specified number of shares of common stock.

Shares Subject to the Amended Plan. Approval of the Amended Plan will increase by 1,000,000 shares the total number of shares available for issuance under the Amended Plan, as compared to the prior authorization of 1,000,000 shares under the Plan. Subject to adjustment as described below, and assuming approval of the Amended Plan by Primus’s stockholders at the special meeting, a total of 2,000,000 shares of common stock will be authorized for issuance under the Amended Plan.

Any shares related to awards granted under the Amended Plan that:

•	terminate by expiration, forfeiture, cancellation or otherwise without the issuance of those shares,

•	are settled in cash in lieu of shares, or

•	are exchanged with the permission of the Compensation Committee, prior to the issuance of the shares, for awards not involving shares will again be available for grant under the Amended Plan pursuant to new awards. The provisions in the second and third bullets above are not within the Plan; they are part of the proposed changes making up the Amended Plan.

If the option exercise price of any option granted under the Amended Plan or the tax withholding requirements with respect to any award granted under the Amended Plan are satisfied by tendering shares of common stock to Primus (by either actual delivery or by attestation), the tendered shares will again be available for grant under the Amended Plan. Further, if a SAR is exercised and settled in shares, the difference between the total shares exercised and the net shares delivered will again be available for grant under the Amended Plan.

Award Limits under the Amended Plan. The Amended Plan has a number of additional limitations on the shares reserved for issuance or amount of awards that may be granted. Annual award limits will apply to grants of awards intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code. No Plan Participant may be awarded options or SARs for more than 600,000 shares in any fiscal year. A maximum of 400,000 shares of restricted stock or other stock-based awards may be awarded to any participant in any fiscal year. As part of the proposed changes making up the Amended Plan, cash award payments for any award to any Plan Participant shall be subject to an annual limit of $2 million, for a single-year payout, and $5 million, for a multi-year payout. The foregoing limitations are subject to adjustment as described below.

Terms and Conditions of Options. An option granted under the Amended Plan is exercisable only to the extent that it is vested on the date of exercise. No option may be exercisable more than ten years from the option grant date.

The exercise price per share under each option granted under the Amended Plan may not be less than 100% of the fair market value of the common stock on the option grant date; this represents a change in the Amended Plan compared to prior provisions in the Plan that could determine fair market value by reference to the closing price on the trading date preceding the date of grant. As of January 7, 2011, the closing price of Primus common stock as reported on the OTC Bulletin Board was $13.48 per share.

The fair market value of the common stock will be the closing price of the common stock as reported on the option grant date on the NASDAQ Global Market following the listing of Primus’s common stock on such exchange, or on the OTC Bulletin Board “(OTCBB”) prior to any listing on the NASDAQ Global Market. If there is no closing price reported on the option grant date, the fair market value will be deemed equal to the closing price as reported for the last preceding date on which sales of the common stock were reported on the NASDAQ Global Market or OTCBB, as applicable.

Except upon the occurrence of a merger or other transaction described below, no amendment or modification may be made to an outstanding option which reduces the option exercise price, either by lowering the option exercise price or by canceling the outstanding option and granting a replacement option with a lower option exercise price, without the approval of stockholders.

The option exercise price of any option may be paid (1) in cash or its equivalent, (2) by tendering previously acquired shares having an aggregate fair market value at the time of exercise equal to the option price, subject to specified conditions, (3) by a cashless (broker-assisted) exercise, (4) by a combination of each of the foregoing payment methods or (5) by any other method approved or accepted by the Compensation Committee in its sole discretion. Each option will become vested and exercisable at such times and under such conditions as the Compensation Committee may approve consistent with the terms of the Amended Plan.

In the case of incentive stock options, the aggregate fair market value of the common stock determined on the option grant date with respect to which such options are exercisable for the first time during any calendar year may not exceed $100,000. Incentive stock options are non-transferable during the optionee’s lifetime.

Awards of non-qualified stock options are generally non-transferable, except for transfers by will or the laws of descent and distribution. The Compensation Committee may, in its discretion, determine that an award of non-qualified stock options may be transferred, subject to terms and conditions that the Compensation Committee deems appropriate.

The Compensation Committee may impose restrictions on any shares of common stock acquired pursuant to the exercise of an option as it deems advisable, including minimum holding period requirements or restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which the shares of common stock are then listed or traded, or under any blue sky or state securities laws applicable to the shares of common stock.

Terms and Conditions of Restricted Stock and Restricted Stock Units. Subject to the provisions of the Amended Plan, the Compensation Committee will determine the terms and conditions of each award of restricted stock and restricted stock units, including the restricted period for all or a portion of the award, the restrictions applicable to the award and the purchase price, if any, for the common stock subject to the award. Unless otherwise determined by the Compensation Committee, to the extent permitted or required by law as determined by the Compensation Committee, holders of shares or restricted stock will have the right to exercise full voting rights with respect to those shares during the restricted period. Awards of restricted stock and restricted stock units may be subject to satisfaction of individual performance goals or one or more of the performance goals that are described below under “Performance Goals.”

The restrictions and the restricted period may differ with respect to each Plan Participant. An award will be subject to forfeiture if events specified by the Compensation Committee occur prior to the lapse of the restrictions.

Awards of restricted stock and restricted stock units are generally nontransferable, except for transfers by will or the laws of descent and distribution. The Compensation Committee may, in its discretion, determine that an award of restricted stock or restricted stock units may be transferred, subject to terms and conditions that the Compensation Committee deems appropriate.

Terms and Conditions of Performance Units and Performance Shares. The Compensation Committee may award performance shares and performance units in such amounts and upon such terms as the Compensation Committee may determine. Each performance share will have an initial value that is equal to the fair market value of a share of common stock on the date of grant. The Compensation Committee may set performance goals in its discretion which, depending on the extent to which they are met, will determine the value or number of performance units or performance shares that will be paid out to a participant. The Compensation Committee may, in its sole discretion, pay earned performance units or performance shares in the form of cash, shares of common stock or a combination of cash and stock equal to the value of the earned performance units or performance shares. Any shares of common stock issued based upon performance units or performance shares may be granted subject to any restrictions that the Compensation Committee deems appropriate.

Awards of performance units or performance shares are generally nontransferable, except for transfers by will or the laws of descent and distribution. The Compensation Committee may, in its discretion, determine that an award of performance units or performance shares may be transferred, subject to terms and conditions that the Compensation Committee deems appropriate.

Terms and Conditions of Stock Appreciation Rights. SARs may be granted in conjunction with all or a part of any option or award granted under the Amended Plan. The Compensation Committee will determine at the SAR grant date or thereafter the time or times at which and the circumstances under which a SAR may be exercised in whole or in part, the time or times at which and the circumstances under which a SAR will cease to be exercisable, the method of exercise, the method of settlement, the form of consideration payable in settlement (which may be cash, shares or a combination thereof), whether or not a SAR will be in tandem or in combination with any other grant, and any other terms and conditions of any SAR. Exercisability of SARs may be subject to future service requirements, to the achievement of one or more of the performance goals that are described below under “Performance Goals” or to such other terms and conditions as the Compensation Committee, in its sole discretion, may impose.

Upon exercise of a SAR, the holder will be entitled to receive, in the specified form of consideration, the excess of the fair market value of one share of common stock on the exercise date over the grant price of such SAR, as determined by the Compensation Committee. The grant price of a SAR may not be less than the fair market value of a share of common stock on the grant date. Except upon the occurrence of a merger or other transaction described below, no amendment or modification may be made to an outstanding SAR which reduces the SAR grant price, either by lowering the SAR grant price or by canceling the outstanding SAR and granting a replacement SAR with a lower SAR grant price. An SAR granted under the Plan will terminate upon the expiration of ten years from the grant date.

Awards of SARs are generally nontransferable, except for transfers by will or the laws of descent and distribution. The Compensation Committee may, in its discretion, determine that an award of SARs may be transferred, subject to terms and conditions that the Compensation Committee deems appropriate.

Terms and Conditions of Cash-Based and Other Stock-Based Awards. The Compensation Committee may grant cash-based awards to participants in such amounts and upon such terms as the Compensation Committee may determine. The Compensation Committee may also grant other types of equity-based or equity-related awards (including the grant or offer for sale of unrestricted shares of common stock) in such amounts and subject to such terms and conditions as the Compensation Committee may determine; provided, such awards shall exclude reload or other automatic awards made upon the exercise of options, which awards shall not be granted under the Plan. Any such awards may involve the transfer of actual shares of common stock to participants, or payment in cash or otherwise of amounts based on the value of the shares of common stock. Any cash-based awards or other stock-based awards granted by the Compensation Committee may be subject to performance goals established by the Compensation Committee in its discretion.

Dividend Equivalents. The Compensation Committee is authorized to grant dividend equivalents to a participant in connection with an award under the Amended Plan. Dividend equivalents will entitle the participant to receive cash, common stock or other property equal in value to dividends paid, or other periodic payments made, with respect to a specified number of shares of common stock. Dividend equivalents may be paid or distributed when accrued or will be deemed to have been reinvested in additional common stock, in awards under the Amended Plan or in other investment vehicles, and will be subject to such restrictions on transferability and risks of forfeiture as the Compensation Committee may specify.

Effect of Plan Participant Termination. Unless otherwise provided in an applicable award agreement or other individual agreement, or unless otherwise determined by the Compensation Committee, in the event that a Plan Participant terminates employment or service with Primus and its subsidiaries, (i) any outstanding stock options that are not exercisable as of the Plan Participant’s date of termination will terminate and (ii) any outstanding stock options that are exercisable as of such date will remain exercisable until the earlier of 90 days following the date of such termination and the expiration of the term of the stock option, and the stock option will thereafter terminate, except that:

Cause. If a Plan Participant’s employment or service is terminated for cause, all outstanding stock options, whether vested or unvested, will terminate on the date of the Plan Participant’s termination of employment or service.

Disability or Death. If a Plan Participant’s employment or service is terminated by reason of death or disability, (i) any outstanding stock options that are not exercisable as of such date will terminate and (ii) any outstanding stock options that are exercisable as of such date will remain exercisable until the earlier of one year following such date and the expiration of the term of the stock option, and the stock option will thereafter terminate.

Effect of Retirement. If a Plan Participant’s employment or service terminates upon retirement on or after the participant’s normal retirement date (as established under any qualified retirement plan of Primus or any subsidiary), (i) any outstanding stock options that are not exercisable as of such date will terminate and

(ii) any outstanding stock options that are exercisable on the date of such termination will remain exercisable until the earlier of 18 months following such date and the expiration of the term of the stock option, and the stock option will thereafter terminate.

Adjustment of Shares Subject to the Amended Plan. The Amended Plan provides for adjustments in the event of any corporate event or transaction, such as a recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, that affects the common stock in such a manner that an adjustment is determined by the Compensation Committee to be appropriate to prevent dilution or enlargement of the rights of Plan Participants, the Compensation Committee will adjust, among other award terms, the number and kind of shares or other property that may be delivered in connection with outstanding awards or the total number of Awards issuable under the Amended Plan, the exercise price, grant price or purchase price relating to any outstanding awards, performance goals and individual limitations applicable to awards.

Effect of Change in Control Transactions. To the extent determined by the Compensation Committee, in is sole discretion, if a Plan Participant’s employment is terminated by Primus without cause or by the participant for Good Reason, in each case, within twenty-four (24) months following the occurrence of a “change of control” transaction specified in the Amended Plan:

•

any award carrying a right to exercise that was not previously vested and exercisable shall become fully vested and exercisable and all outstanding awards shall remain exercisable for one (1) year following such date of termination of employment or service but in no event beyond the original term of the award and shall thereafter terminate; and

•

the restrictions, deferral limitations, payment conditions, and forfeiture conditions applicable to any award other than an award described above granted under the Amended Plan shall lapse and such awards shall be deemed fully vested, and any performance conditions imposed with respect to awards shall be deemed to be achieved at the higher of (x) the target level for the applicable performance period or (y) the level of achievement of such performance conditions for the most recently concluded performance period.

The foregoing change of control effects under the Amended Plan shall be deemed to have occurred if the event set forth in any of the following paragraphs shall have occurred:

•	any person becomes the beneficial owner of more than 50% of the combined voting power of Primus’s outstanding securities;

•

upon a merger or consolidation or recapitalization of Primus that results in less than 50% of the outstanding voting securities of the surviving or recapitalized corporation or entity being owned in the aggregate by Primus’s former stockholders;

•	upon the adoption by the stockholders of Primus of a sale, lease, exchange or other disposition of all or substantially all of the assets of Primus to other entities, subject to certain exceptions;

•	upon the adoption by the stockholders of Primus of a plan for the complete liquidation of Primus; or

•	the directors of Primus as of December 7, 2010 cease to constitute a majority of the Board, subject to specified provisions relating to certain directors elected after December 7, 2010.

Notwithstanding the foregoing, the Committee shall have the discretion to:

•	accelerate the vesting or payment of any award effective immediately upon the occurrence of a change of control, or

•

convert the vesting of performance-based awards to a time-based vesting schedule as deemed appropriate by the Compensation Committee, in each case, only to the extent that such action would not cause any award to result in deferred compensation that is subject to the additional 20% tax under Section 409A of the Code.

Performance Goals. Section 162(m) of the Internal Revenue Code limits publicly held companies to an annual deduction for federal income tax purposes of $1,000,000 for compensation paid to their chief executive officer and the three most highly compensated executive officers (other than the principal financial officer) determined at the end of each year (each, a “Covered Employee”). Performance-based compensation is excluded from this limitation. The Amended Plan is designed to permit the Compensation Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

Section 162(m) requires that, to qualify as performance-based, the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals. In the case of compensation attributable to Amended Plan awards other than options, the performance goal requirement is deemed satisfied if the vesting of such awards is subject to the achievement of performance goals based on objective business criteria. To establish performance goals for these awards, the Compensation Committee exclusively uses business criteria specified in the Amended Plan. The performance goals may be stated either on an absolute or relative basis and may be based on one or more of such business criteria. The business criteria are:

•

earnings including operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share (which may exclude nonrecurring items);

•	pre-tax income or after-tax income;

•	earnings per common share (basic or diluted);

•	operating profit;

•	revenue, revenue growth or rate of revenue growth;

•	return on assets (gross or net), return on investment, return on capital, or return on equity;

•	returns on sales or revenues;

•	operating expenses;

•	stock price appreciation;

•	cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital;

•	implementation or completion of critical projects or processes;

•	economic value created;

•	cumulative earnings per share growth;

•	operating margin or profit margin;

•	common stock price or total stockholder return;

•	cost targets, reductions and savings, productivity and efficiencies;

•

strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons;

•

personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions;

•	any combination of, or a specified increase in, any of the foregoing; and

•	solely with respect to awards that are granted to individuals other than Covered Employees, such other criteria as may be determined by the Committee in its sole discretion.

Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of Primus, a Subsidiary or Affiliate, or a division or strategic business unit of Primus, or may be applied to the performance of Primus relative to a market index, a group of other companies or a combination thereof, all as determined by the Compensation Committee. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). The foregoing Performance Goals shall be determined in accordance with generally accepted accounting principles, as applicable, and shall be subject to certification by the Compensation Committee; provided that the Compensation Committee shall make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting Primus, or any Subsidiary or Affiliate or the financial statements of Primus or any Subsidiary or Affiliate, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

The performance criteria must be reapproved by stockholders at least every five years. Accordingly, the performance criteria of the Amended Plan, if approved at the special meeting, would not need to be reapproved until 2016.

Non-Employee Director Annual Awards. The Plan provided, among other things, for the award of 10,000 non-qualified stock options to non-employee directors following each annual meeting of Primus stockholders. This has been adjusted as part of the Amended Plan to provide for the annual award of 10,000 non-qualified stock options and 5,000 RSUs to non-employee directors for prospective service on the Primus board of directors (an “Annual Award”) and to provide for a pro-rata award for non-employee directors who are newly elected outside of an annual meeting of stockholders for prospective service on the Primus board of directors through the next succeeding Annual Award.

Resales of Shares by Participants. Shares of common stock issued pursuant to the Plan will be eligible for sale by the participants in the public market without restriction under the Securities Act of 1933, except that any shares purchased by an “affiliate” of Primus (as that term is defined in Rule 144 under the Securities Act) will be subject to the resale limitations of Rule 144.

A Plan Participant that is an affiliate of Primus may sell in the public market the shares issued to such participant only in accordance with the limitations and conditions of Rule 144, other than the holding period condition. In general, Rule 144 provides that any such person (or persons whose shares are aggregated) is entitled to sell within any three-month period the number of shares that does not exceed the greater of (1) 1% of the then-outstanding shares of common stock and (2) the reported average weekly trading volume of the then-outstanding shares of common stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the SEC or, if no such notice is required to be filed, the date of receipt of the sale order by the broker or the date the securities are sold directly to a market maker. Sales under Rule 144 by affiliates also are subject to certain provisions relating to the manner and notice of sale and the availability of current public information about Primus.

Federal Income Tax Consequences of Incentive Stock Options. An option holder will not realize taxable income upon the grant of an incentive stock option under the Amended Plan. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Further, except in the case of an option holder’s death or disability, if an option is exercised more than three months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules applicable to non-incentive stock options, as summarized below.

If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is “qualifying” or “disqualifying.” The disposition of the option shares is qualifying if it is made at least two years after the date on which the incentive stock option was granted and at least one year after the date on which the incentive stock option was exercised. If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. If the disposition is a disqualifying disposition, the excess of the fair market value of the option shares on the date on which the option was exercised over the exercise price will be taxable income to the option holder at the time of the disposition. Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long- or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, Primus will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, Primus will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

If an option holder pays the exercise price of an incentive stock option by tendering shares with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, except that this treatment would not apply if the option holder acquired the shares being transferred pursuant to the exercise of an incentive stock option and had not satisfied the special holding period requirements summarized above. The tax basis of the shares tendered to pay the exercise price will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that had expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be treated for tax purposes as if the option holder had paid the exercise price for the incentive stock option in cash.

Federal Income Tax Consequences of Non-Qualified Stock Options. An option holder will not realize taxable income upon the grant of a non-qualified stock option. When an option holder exercises the option, however, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder. Primus will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if Primus complies with applicable reporting requirements and Section 162(m) of the Internal Revenue Code.

An option holder who has transferred a non-qualified stock option to a family member by gift will realize taxable income at the time the option is exercised by the family member. The option holder will be subject to withholding of income and employment taxes at that time. The family member’s tax basis in the shares will be the fair market value of the shares on the date on which the option is exercised. The transfer of vested non-qualified stock options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares acquired on exercise of the transferred options will be eligible for inclusion in the option holder’s estate for estate tax purposes.

If an option holder tenders shares in payment of part or all of the exercise price of a non-qualified stock option, no gain or loss will be recognized with respect to the shares tendered, even if the shares were acquired pursuant to the exercise of an incentive stock option, and the option holder will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares tendered will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if the option holder had paid the exercise price in cash.

Federal Income Tax Consequences of Stock Appreciation Rights. The grant of SARs will not result in taxable income to the participant or a deduction to Primus. Upon exercise of a SAR, the participant will recognize ordinary income, and Primus will have a corresponding deduction in an amount equal to the cash or the fair market value of the common stock received by the participant. If a participant allows a SAR to expire, other than as a result of exercise of the related option, the Internal Revenue Service may contend that the participant will have taxable income in the year of expiration equal to the amount of cash or the fair market value of the common stock which the participant would have received if such participant had exercised the SAR immediately before it expired. Primus would be entitled to a deduction equal to the amount of any compensation income taxable to the participant, subject to Section 162(m) of the Internal Revenue Code.

Federal Income Tax Consequences of Restricted Stock and Restricted Stock Units. A grantee of restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award so long as the common stock is subject to restrictions (that is, such restricted stock is nontransferable and subject to a substantial risk of forfeiture). The grantee, however, may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the date of the award, determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the shares on the date on which the restrictions lapse will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse. Primus generally will be entitled to a deduction for compensation paid equal to the amount treated as compensation income to the grantee in the year in which the grantee is taxed on the income, subject to Section 162(m) of the Internal Revenue Code.

A distribution of common stock in payment of a restricted stock unit award will be taxable as ordinary income when actually or constructively received by the recipient. The amount taxable as ordinary income is the aggregate fair market value of the common stock determined as of the date it is received. Primus is entitled to deduct the amount of such payments when such payments are taxable as compensation to the recipient, subject to Section 162(m) of the Internal Revenue Code.

Federal Income Tax Consequences of Performance Shares and Performance Units. A distribution of common stock in payment of a performance share award or a payment of cash in satisfaction of a performance unit award will be taxable as ordinary income when actually or constructively received by the recipient. The amount taxable as ordinary income is the aggregate fair market value of the common stock determined as of the date it is received, or the amount of the cash payment. Primus is entitled to deduct the amount of such payments when such payments are taxable as compensation to the recipient, subject to Section 162(m) of the Internal Revenue Code.

Federal Income Tax Consequences of Unrestricted Stock. A holder of unrestricted stock will be required to recognize ordinary income in an amount equal to the fair market value of the shares on the date of the award, reduced by the amount, if any, paid for such shares. Primus will be entitled to deduct the amount of such compensation, subject to Section 162(m) of the Internal Revenue Code.

Upon the holder’s disposition of unrestricted stock, any gain realized in excess of the amount reported as ordinary income will be reportable by the holder as a capital gain, and any loss will be reportable as a capital loss. Capital gain or loss will be long-term if the holder has held the shares for at least one year. Otherwise, the capital gain or loss will be short-term.

Tax Withholding. Payment of the taxes imposed on awards may be made by withholding from payments otherwise due and owing to the holder.

Equity Compensation Plan Information

The table below provides information relating to Primus’s equity compensation plans as of January 7, 2011. As of that date, the Primus Telecommunications Group, Incorporated Management Compensation Plan was the only equity compensation plan that was in effect. This Plan was approved as part of the Primus Reorganization.

Plan Category	Number of Securities to be Issued Upon the Exercise of Outstanding Options, Warrants and Rights (#)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities in Column(a)) (#)
	(a)		(b)	(c)
Equity compensation plans approved by security holders	663,297	(1)	$12.08	120,240	(1)

(1)	Represents shares of common stock remaining available for issuance pursuant to awards under the Primus Management Compensation Plan, as of January 7, 2011. Excludes shares subject to outstanding awards granted under Arbinet equity compensation plans, which Primus will assume upon completion of the Arbinet merger. See “Impact of Arbinet Merger on, and Other Effects of the Vote on, the Amended Plan.”

Impact of Arbinet Merger on, and Other Effects of the Vote on, the Amended Plan

As part of the agreement and plan of merger with Arbinet, Primus will assume the equity compensation plan obligations and outstanding equity awards of Arbinet and will be obligated to issue Primus common stock in lieu of Arbinet common stock in respect of Arbinet equity compensation plan awards. Such future issuances will be made in accordance with the terms of the assumed Arbinet equity compensation plans and related awards, and such issuances will not be issued under, or count against the share issue limitations of, the Amended Plan. As of January 7, 2011, Arbinet had 918,156 shares reserved for issuance and 739,722 shares available for issuance under Arbinet equity compensation plans. Based on an assumed exchange ratio of 0.5126 and an assumed closing price for Arbinet common stock of $8.44 immediately prior to closing of the merger, which values are estimates and are subject to change until immediately prior to the merger, Primus would be obligated to issue following completion of the merger up to 98,839 shares of Primus common stock pursuant to outstanding Arbinet awards. If the Amended Plan is not approved at the special meeting, (1) Primus reserves the right to make awards to employees of the Arbinet business out of shares available for issuance under the Arbinet plans Primus will assume following the merger and (2) the Plan will be amended to reflect the Other Plan Amendments, excluding the Increased Share Authorization. If the Amended Plan is approved at the special meeting, no additional future awards would be made under Arbinet equity compensation plans Primus assumes following the merger.

Assuming completion of the Arbinet merger at an assumed exchange ratio of 0.5126, Primus would issue 2,834,204 shares of common stock to former Arbinet stockholders in the merger, Primus would have approximately 12,650,667 shares of common stock outstanding immediately after the merger, and the Amended Plan share authorization of 2,000,000 shares would represent:

•	approximately 15.8% of the issued and outstanding Primus common stock immediately after the merger;

•	approximately 13.7% of the issued and outstanding Primus common stock immediately after the merger on a diluted basis, taking into account all 2,000,000 shares issuable under the Amended Plan;

•

approximately 9.2% of the issued and outstanding Primus common stock immediately after the merger on a fully-diluted basis, taking into account all 2,000,000 shares issuable pursuant to the Amended Plan and all 7,165,000 shares issuable pursuant to outstanding Primus warrants and contingent value rights combined.

Required Vote; Primus’s Board of Directors Recommendation

The Primus board of directors recommends a vote “FOR” approval of the Primus Telecommunications Group, Incorporated Management Compensation Plan, as Amended. Approval of the proposal requires the affirmative vote of the holders of at least a majority of the total votes cast at the special meeting, provided a quorum is present. If holders who properly complete, sign and return a proxy card do not indicate how shares of Primus common stock should be voted on this proposal, the shares of Primus common stock represented by that proxy will be voted as the Primus board of directors recommends and therefore “FOR” the approval of the Primus Telecommunications Group, Incorporated Management Compensation Plan, as Amended. Abstentions and broker non-votes will not constitute votes cast and, accordingly, assuming a quorum is present, will have no effect on the outcome of the vote with respect to this proposal.

ARBINET SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Unless otherwise stated, the following table sets forth certain information as of January 7, 2011 with respect to holdings of Arbinet common stock by (1) each person known by Arbinet to beneficially own more than 5% of the total number of shares of the Arbinet common stock outstanding as of such date, (2) each of the Arbinet directors, (3) each of the executive officers named in the Summary Compensation Table included in Arbinet’s Proxy Statement filed with the SEC on April 30, 2010, and (4) all of Arbinet’s current directors and executive officers as a group. This information is based upon information furnished to Arbinet by each such person and/or based upon public filings with the Securities and Exchange Commission. Unless otherwise indicated, the address for the individuals below is Arbinet’s corporate headquarters address.

Beneficial ownership is determined under rules issued by the Securities and Exchange Commission. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares that an individual or entity has the right to acquire beneficial ownership of within 60 days of January 7, 2011 through the exercise of any warrant, stock option or other right. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Number of Shares Beneficial Ownership		Percent of Class (1)
Holders of more than 5% of Arbinet’s voting securities:
Karen Singer	1,276,110	(2)	23.08
212 Vaccaro Drive Cresskill, New Jersey 07626
Canton Holdings, L.L.C. and related entities	663,376	(3)	12.0
570 Lexington Avenue, 40th Floor New York, New York 10022
Lampe, Conway & Co., LLC and related entities	540,606	(4)	9.78
680 Fifth Avenue, 12th Floor New York, New York 10019
Lloyd I. Miller, III and related entities	413,569	(5)	7.48
4550 Gordon Drive Naples, Florida 34102
Greywolf Advisors LLC and related entities	311,181	(6)	5.63
4 Manhattanville Road, Suite 201 Purchase, New York 10577
Dimensional Fund Advisors LP	287,056	(7)	5.19
Palisades West, Building One 6300 Bee Cave Road Austin, Texas, 78746

Directors and Executive Officers:
Shawn F. O’Donnell	76,004	(8)	1.36
Jose A. Cecin, Jr.	7,250	(9)	*
Randall Kaplan	3,124	(10)	*
Stanley C. Kreitman	16,337	(11)	*
John B. Penney	16,905	(12)	*
Robert M. Pons	3,645	(13)	*
David C. Reymann	4,166	(14)	*
Gary G. Brandt	22,135	(15)	*
Christie A. Hill	11,848	(16)	*
Steven Heap(17)	9,628		*
Dan Powdermaker(18)	0		0
W. Terrell Wingfield, Jr.(19)	8,179		*
John B. Wynne, Jr.(20)	8,772		*
All current directors and executive officers as a group (9 persons)	161,414	(21)	2.84

*	Represents beneficial ownership of less than 1% of the outstanding shares of Arbinet common stock.

(1)	The calculation of the percentage of shares beneficially owned by the directors and executive officers is based upon 5,529,435 shares of Arbinet common stock outstanding as of January 7, 2011, plus, for each listed beneficial owner, any shares of Arbinet common stock that the listed beneficial owner has the right to acquire within 60 days of January 7, 2011. The percentage of shares beneficially owned by holders of 5% or more of Arbinet voting securities is based on information in the applicable filings with the Securities and Exchange Commission.
(2)	Based on information set forth in a Schedule 13D filed with the Securities and Exchange Commission under the Exchange Act on November 16, 2010 and a Form 4 filed with the Securities and Exchange Commission on each of June 4, 2010, June 1, 2010, May 28, 2010 and May 25, 2010. Ms. Singer holds the shares indirectly as the trustee of the Singer Children’s Management Trust. Ms. Singer disclaims beneficial ownership of these shares except to the extent of her pecuniary interest therein.
(3)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission under the Exchange Act on January 7, 2011 and a Form 4 filed with the Securities and Exchange Commission on each of January 6, 2011, January 4, 2011, January 3, 2011, December 29, 2010 and December 21, 2010. Consists of (a) 641,307 shares of Arbinet common stock held by Archer Capital Management, L.P. (“Archer”), as the investment manager to certain private investment funds (the “Funds”), Canton Holdings, L.L.C. (“Canton”), as the general partner of Archer, Joshua A. Lobel, an individual, as a principal of Canton, and Eric J. Edidin, an individual, as a principal of Canton, and (b) 22,069 shares of Arbinet common stock held by Eric J. Edidin. Canton, Archer and Mr. Lobel have the power to vote and dispose of the 641,307 shares of common stock held by the Funds and may be deemed the beneficial owners of such shares of common stock held by the Funds. Mr. Edidin has the power to vote and dispose of the 663,376 shares of common stock held by the Funds and by Mr. Edidin directly and may be deemed the beneficial owner of such shares of common stock held by the Funds and by Mr. Edidin directly.
(4)	Based on information set forth in Amendment No. 2 to the Schedule 13D filed with the Securities and Exchange Commission under the Exchange Act on March 25, 2010, as adjusted to reflect the implementation of the 1-for-4 reverse stock split. Lampe, Conway & Co., LLC (“LC&C”), as investment manager to LC Capital Master Fund, Ltd. (“LC Capital”), may be deemed to be the beneficial owner of all such shares. Steven G. Lampe and Richard F. Conway, as the sole managing members of LC&C, may be deemed to be the beneficial owners of all such shares owned by the LC&C, except to the extent of their respective pecuniary interest, if any. Each of LC Capital, LC&C, Mr. Lampe and Mr. Conway has disclaimed any beneficial ownership of any such shares.
(5)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission under the Exchange Act on February 4, 2010, as adjusted to reflect the implementation of the 1-for-4 reverse stock split. Consists of (a) 857,247 shares of Arbinet common stock held either directly by Mr. Miller or by Mr. Miller in his capacity as the manager of a limited liability company that is the general partner of a certain limited partnership and (b) 797,027 shares of Arbinet common stock held by Mr. Miller in his capacity as an investment advisor to the trustee of certain family trusts with respect to which Mr. Miller has shared voting and investment power.
(6)

Based on information set forth in Amendment No. 2 to Schedule 13D filed with the Securities and Exchange Commission under the Exchange Act on January 22, 2009, as adjusted to reflect the implementation of the 1-for-4 reverse stock split. Consists of (a) 409,071 shares of Arbinet common stock held directly by Greywolf Capital Partners II LP (“Greywolf Capital II”) and (b) 835,652 shares of Arbinet common stock held by Greywolf Capital Overseas Master Fund (“Greywolf Overseas” and together with Greywolf Capital II, the “Greywolf Funds”). Greywolf Advisors LLC (the “General Partner”), as general partner to Greywolf Capital II, may be deemed to be the beneficial owner of all such shares owned by Greywolf Capital II. Greywolf Capital Management LP (the “Investment Manager”), as investment manager of the Greywolf Funds, may be deemed to be the beneficial owner of all such shares owned by the Greywolf Funds. Greywolf GP LLC (the “Investment Manager General Partner”), as general partner of the Investment Manager, may be deemed to be the beneficial owner of all such shares owned by the Greywolf Funds. Jonathan Savitz, as the senior managing member of the General Partner and as the sole managing member of the Investment Manager General Partner, may be deemed to be the beneficial owner of all such shares owned by the Greywolf Funds. Each of the General Partner, the Investment Manager, the Investment Manager General Partner and Mr. Savitz has disclaimed any beneficial ownership of any such shares. The address for Greywolf Overseas is Queensgate House, South Church Street, P.O. Box 1234, George Town, Grand Cayman.

(7)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission under the Exchange Act on February 8, 2010, as adjusted to reflect the implementation of the 1-for-4 reverse stock split. Dimensional Fund Advisors LP, an investment adviser, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional Fund Advisors LP nor its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the shares held by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all the shares are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.
(8)	Includes (a) 583 shares of unvested Arbinet restricted stock; (b) 69,066 shares issuable upon the exercise of options to purchase Arbinet common stock within 60 days of January 7, 2011; and (c) 4,265 shares of Arbinet common stock issuable upon the exercise of stock appreciation rights within 60 days of January 7, 2011.
(9)	Includes (a) 1,417 shares of unvested restricted stock; and (b) 4,749 shares issuable upon the exercise of options to purchase Arbinet common stock within 60 days of January 7, 2011.
(10)	Includes 3,124 shares issuable upon the exercise of options to purchase Arbinet common stock within 60 days of January 7, 2011.
(11)	Includes (a) 1,749 shares of unvested restricted stock; and (b) 10,587 shares issuable upon the exercise of options to purchase Arbinet common stock within 60 days of January 7, 2011.
(12)	Includes (a) 1,749 shares of unvested restricted stock; and (b) 11,405 shares issuable upon the exercise of options to purchase Arbinet common stock within 60 days of January 7, 2011.
(13)	Includes 3,645 shares issuable upon the exercise of options to purchase Arbinet common stock within 60 days of January 7, 2011.
(14)	Includes 4,166 shares issuable upon the exercise of options to purchase Arbinet common stock within 60 days of January 7, 2011.
(15)	Includes 22,135 shares issuable upon the exercise of options to purchase Arbinet common stock within 60 days of January 7, 2011.
(16)	Includes 11,848 shares issuable upon the exercise of options to purchase Arbinet common stock within 60 days of January 7, 2011.
(17)	Mr. Heap’s employment was terminated effective June 30, 2010. Mr. Heap is Arbinet’s former Chief Technology Officer.
(18)	Mr. Powdermaker’s employment was terminated effective June 30, 2010. Mr. Powdermaker is Arbinet’s former Senior Vice President of Sales and Marketing.
(19)	Mr. Wingfield’s employment was terminated effective February 28, 2010. Mr. Wingfield is Arbinet’s former General Counsel and Secretary.
(20)	Mr. Wynne’s employment was terminated effective November 15, 2009. Mr. Wynne is Arbinet’s former Chief Financial Officer.
(21)	See footnotes 8 through 16 above.

STOCKHOLDER PROPOSALS

Primus 2011 Annual Stockholder Meeting and Stockholder Proposals

Primus will hold a regular annual meeting in 2011 regardless of whether the merger is completed. In order for any proposal pursuant to Rule 14a-8 of the rules promulgated under the Securities Exchange Act of 1934 to be eligible for inclusion in Primus’s proxy materials for its 2011 Annual Meeting of Stockholders, such proposal must, in addition to meeting the stockholder eligibility and other requirements of the SEC’s rules governing such proposals, be received not later than February 14, 2011 by the Corporate Secretary of Primus at Primus’s principal executive offices, 7901 Jones Branch Drive, Suite 900, McLean, Virginia 22102. However, if the date of the annual meeting for 2011 has been changed by more than 30 days from the date of the 2010 annual meeting, then the deadline is a reasonable time before Primus begins to print and mail its proxy materials.

Arbinet 2011 Annual Stockholder Meeting and Stockholder Proposals

It is not expected that Arbinet will hold an annual meeting of stockholders for 2011 unless the merger is not completed. In order to be considered for inclusion in the proxy statement for the 2011 annual meeting of stockholders of Arbinet, should one be held, stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the SEC. Any proposal that an eligible stockholder desires to have presented at Arbinet’s 2011 Annual Meeting of Stockholders, should one be held, concerning a proper subject for inclusion in the proxy statement and for consideration at such 2011 Annual Meeting of Stockholders, will be included in Arbinet’s proxy statement and related proxy card if it was received by Arbinet no later than December 31, 2010 by Arbinet at Arbinet’s principal executive offices, 460 Herndon Parkway, Suite 150, Herndon, Virginia 20170. However, if the date of the annual meeting for 2011 has been changed by more than 30 days from the date of the 2010 annual meeting, then the deadline is a reasonable time before Arbinet begins to print and mail its proxy materials. For stockholder proposals to be considered for presentation for Arbinet’s 2011 Annual Meeting of Stockholders although not required to be included in Arbinet’s proxy materials, the deadline is no earlier than February 24, 2011 and, generally, no later than March 26, 2011. If a stockholder gives notice of such a proposal after this deadline, Arbinet’s proxy agents will be allowed to use their discretionary voting authority to vote against the stockholder proposal if and when the proposal is raised at Arbinet’s 2011 Annual Meeting of Stockholders. Arbinet reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these requirements.

EXPERTS

Primus

The consolidated balance sheet of Primus Telecommunications Group, Incorporated and subsidiaries (“Primus” or the “Successor”) as of December 31, 2009 and the related consolidated statements of operations, stockholders’ equity (deficit), cash flows, and comprehensive income (loss) for the six months ended December 31, 2009 and the accompanying consolidated balance sheet of Primus Telecommunications Group, Incorporated and subsidiaries (the “Predecessor”) as of December 31, 2008 and the related consolidated statements of operations, stockholders’ equity (deficit), cash flows and comprehensive income (loss) for the six months ended July 1, 2009 and for the years ended December 31, 2008 and 2007 and the related financial statement schedule incorporated in this joint proxy statement/prospectus by reference from the Primus Telecommunications Group, Incorporated Current Report on Form 8-K filed on December 20, 2010 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion, and includes an emphasis of matter paragraph relating to Primus’s emergence from bankruptcy and implementation of fresh-start accounting, and includes explanatory paragraphs regarding Primus’s adoption of a new accounting standard and regarding Primus’s classification of its European retail segment as discontinued operations). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Arbinet

The consolidated balance sheet of Arbinet as of December 31, 2009 and the related consolidated statement of operations, statement of stockholders’ equity, comprehensive loss and cash flows for the year ended December 31, 2009 included elsewhere in this joint proxy statement/prospectus have been audited by Friedman LLP, an independent registered public accounting firm, as stated in their report and included herein. The consolidated financial statements of Arbinet Corporation (formerly known as Arbinet-thexchange, Inc), at December 31, 2008, and for each of the two years in the period ended December 31, 2008, included elsewhere in this joint proxy statement/prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the Primus common stock offered hereby will be passed upon for Primus by Andrews Kurth LLP. In addition, Andrews Kurth LLP and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. will deliver opinions to Primus and Arbinet, respectively, as to certain tax matters.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Primus to “incorporate by reference” business and financial information that is not included in or delivered with this document, which means that Primus can disclose important information to you by referring you to another document that it has filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document or incorporated by reference subsequent to the date of this document.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Primus has previously filed with the SEC:

•

Annual Report on Form 10-K for the year ended December 31, 2009, as amended by the Form 10-K/A filed with the SEC on April 28, 2010, and as amended and superseded in part by the Current Report on Form 8-K, filed with the SEC on December 20, 2010;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010;

•

Current Reports on Form 8-K filed with the Commission on March 30, 2010, April 5, 2010, July 1, 2010, July 30, 2010, August 16, 2010, September 2, 2010, September 9, 2010, September 23, 2010, October 8, 2010, October 13, 2010, November 10, 2010 (two current reports), November 12, 2010 (two current reports), November 15, 2010, December 15, 2010 and December 20, 2010; and

•

The description of Primus common stock set forth in the Registration Statement on Form 8-A (File No. 000-29092) filed with the SEC pursuant to Section 12 of the Exchange Act on July 1, 2009, and any amendment or report filed for the purpose of updating such description.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this document.

In addition, Primus incorporates by reference additional documents that it may subsequently file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the date this offering of securities terminated (other than information furnished and not filed with the SEC). These documents include periodic reports such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Documents incorporated by reference are available to Primus stockholders from Primus or the SEC. Documents listed above are available from Primus, without charge, excluding all exhibits unless the exhibits have specifically been incorporated by reference in this document. Holders of this document may obtain documents listed above by written or oral requests from Primus at:

Primus Telecommunications Group, Incorporated

7901 Jones Branch Drive, Suite 900

McLean, VA 22102

Attention: Investor Relations

(703) 748-8050

If you would like to request documents from Primus, please do so by February 18, 2011 to receive timely delivery of the documents in advance of the Primus special meeting.

WHERE YOU CAN FIND MORE INFORMATION

Primus and Arbinet file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information Primus and Arbinet file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public at the web site maintained by the SEC at http://www.sec.gov, by Primus at http://www.primustel.com, and by Arbinet at http://www.arbinet.com. Primus and Arbinet do not intend for information contained on or accessible through their respective web sites to be part of this joint proxy statement/prospectus, other than the documents that Primus and Arbinet file with the SEC that are incorporated by reference into this joint proxy statement/prospectus.

Primus filed a registration statement on Form S-4 to register with the SEC the Primus common stock that Primus will issue to Arbinet stockholders in conjunction with the merger. This document is part of that registration statement and constitutes a prospectus of Primus in addition to being a proxy statement for Primus for Primus’s special meeting and a proxy statement for Arbinet for Arbinet’s special meeting. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

You should rely only on the information contained in this joint proxy statement/prospectus to vote on the proposals submitted by the Primus and Arbinet boards of directors. Neither Primus nor Arbinet has authorized anyone to provide you with the information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated January         , 2011. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this document to Primus and Arbinet stockholders not the issuance of Primus stock in connection with the merger shall create any implication to the contrary.

Primus has provided all of the information contained in this joint proxy statement/prospectus with respect to Primus, and Arbinet has provided all of the information contained in this joint proxy statement with respect to Arbinet.

If you own Primus common stock or Arbinet common stock, please complete, sign, date and promptly return the enclosed proxy in the enclosed prepaid envelope. The prompt return of your proxy will help save additional solicitation expense.

ARBINET CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(Unaudited)

	September 30, 2010	December 31, 2009
Assets
Current Assets:
Cash and cash equivalents	$13,240	$15,492
Marketable securities	5,208	6,407
Trade accounts receivable (net of allowances of $2,884 and $3,366)	18,728	24,513
Prepaids and other current assets	1,418	1,284

Total current assets	38,594	47,696
Property and equipment, net	17,360	17,821
Security deposits	1,672	1,676
Intangible assets, net	122	149
Other assets	71	395

Total Assets	$57,819	$67,737

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$15,129	$11,676
Deferred revenue	699	1,434
Accrued expenses and other current liabilities	6,037	6,172
Due to Silicon Valley Bank	—	2,014
Current portion of long-term debt	4,965	3,600
Current liabilities for discontinued operations	100	100

Total current liabilities	26,930	24,996

Deferred rent	2,212	2,343
Long-term debt and other liabilities	198	66

Total Liabilities	29,340	27,405

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, 5,000,000 shares authorized	—	—
Common stock, $0.001 par value, 15,000,000 shares authorized, 6,705,935 and 6,637,963 shares issued, respectively	7	7
Additional paid-in capital	177,164	175,926
Treasury stock, 1,198,059 and 1,178,683 shares, respectively	(17,278)	(17,122)
Accumulated other comprehensive income	2,990	2,056
Accumulated deficit	(134,404)	(120,535)

Total Stockholders’ Equity	28,479	40,332

Total Liabilities and Stockholders’ Equity	$57,819	$67,737

ARBINET CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Trading revenues	$78,121	$75,862	$230,454	$231,019
Fee revenues	7,035	8,080	23,452	26,001

Total revenues	85,156	83,942	253,906	257,020

Cost of trading revenues	78,250	75,810	230,601	231,170
Indirect cost of trading and fee revenues	3,387	4,355	10,788	13,843

Total cost of trading and fee revenues	81,637	80,165	241,389	245,013

Gross profit	3,519	3,777	12,517	12,007

Other operating expenses:
Sales and marketing	1,514	1,997	5,387	5,659
General and administrative	4,002	2,476	11,908	7,513
Depreciation and amortization	1,643	1,788	5,015	5,400
Severance charges	157	361	1,389	361

Total other operating expenses	7,316	6,622	23,699	18,933

Loss from operations	(3,797)	(2,845)	(11,182)	(6,926)
Interest income	14	20	58	107
Interest expense	(120)	(197)	(465)	(520)
Foreign currency transaction gain (loss)	18	(685)	(1,280)	2,081
Other income (loss), net	(1,070)	66	(938)	237

Loss before income taxes	(4,955)	(3,641)	(13,807)	(5,021)
(Benefit) provision for income taxes	(11)	59	62	197

Net loss	$(4,944)	$(3,700)	$(13,869)	$(5,218)

Basic and diluted net loss per common share	$(0.90)	$(0.68)	$(2.53)	$(0.96)

Weighted average shares used in computing basic and diluted net loss per share	5,490	5,413	5,480	5,444

ARBINET CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2010	2009
Cash flows from operating activities:
Net loss	$(13,869)	$(5,218)
Adjustments to reconcile loss from continuing operations to net cash provided by operating activities-continuing operations:
Stock-based compensation expense	1,067	1,535
Loss on sale of assets	2	—
Impairment charge	253	—
Depreciation and amortization	5,015	5,400
Unrealized foreign currency transaction (gain) loss	1,280	(2,081)
Deferred financing cost amortization	71	—
Changes in operating assets and liabilities:
Trade accounts receivable, net	5,811	8,116
Other current assets, security deposits and other assets	31	2,271
Accounts payable	3,470	(4,524)
Deferred revenue, accrued expenses and other current liabilities	(2,048)	(1,983)
Deferred rent and other long-term liabilities	(113)	139

Net cash provided by operating activities — continuing operations	970	3,655

Net cash used in operating activities — discontinued operations	—	(373)

Cash flows from investing activities:
Purchases of property and equipment	(3,306)	(2,627)
Purchases of marketable securities	(6,881)	(6,640)
Proceeds from sales and maturities of marketable securities	8,050	8,300

Net cash used in investing activities	(2,137)	(967)

Cash flows from financing activities:
Payments to Silicon Valley Bank, net	(2,014)	—
Borrowing from Silicon Valley Bank credit facility	1,300	595
Payment of capital lease	(49)	—
Issuance of common stock, net of costs	170	24
Purchase of treasury shares	(156)	(1,224)

Net cash used in financing activities	(749)	(605)

Effect of foreign exchange rate changes on cash	(336)	411

Net change in cash and cash equivalents	(2,252)	2,121
Cash and cash equivalents, beginning of period	15,492	16,224

Cash and cash equivalents, end of period	$13,240	$18,345

Supplemental disclosure of cash flow information:
Cash paid for interest	$443	$520
Cash (received) paid for income taxes, net	$(260)	$130
Non-cash investing and financing activities:
Capital lease addition	$235	$—
Property and equipment, accrued in current liabilities	$1,085	$—

ARBINET CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net loss	$(4,944)	$(3,700)	$(13,869)	$(5,218)
Other comprehensive income (loss)
Unrealized loss on available-for-sale securities	(8)	—	(29)	(2)
Foreign currency translation adjustment	216	462	963	(1,340)

Other comprehensive income (loss)	208	462	934	(1,342)

Comprehensive loss	$(4,736)	$(3,238)	$(12,935)	$(6,560)

ARBINET CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

The accompanying interim condensed consolidated financial statements of Arbinet Corporation (“Arbinet” or the “Company”) have been prepared in conformity with United States (U.S.) generally accepted accounting principles (GAAP) and in accordance with the rules and regulations of the Securities and Exchange Commission (SEC) for quarterly reports on Form 10-Q, consistent in all material respects with those applied in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 17, 2010. Interim financial reporting does not include all of the information and footnotes required by GAAP for complete financial statements. The interim financial information is unaudited, but reflects all adjustments (consisting of normal, recurring adjustments) that are, in the opinion of management, necessary to provide a fair statement of results for the interim periods presented. Operating results for the three months and nine months ended September 30, 2010 are not necessarily indicative of the results that may be expected for the year ending December 31, 2010.

The financial statements should be read in conjunction with the Company’s audited consolidated financial statements included in the Company’s most recently filed Annual Report on Form 10-K.

On June 11, 2010, the Company effected a 1-for-4 reverse split of its common stock. In addition, the Company decreased the number of authorized shares of its common stock from 60,000,000 to 15,000,000 shares. All share information related to periods prior to June 11, 2010 in the accompanying financial statements have been restated retroactively to reflect the reverse stock split. The common stock and additional paid-in capital accounts at December 31, 2009 were adjusted retroactively to reflect the reverse stock split.

2. Summary of Significant Accounting Policies

Principles of Consolidation — The consolidated financial statements include the accounts of Arbinet and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates — The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results may differ from those estimates.

Fair Value Measurements — Fair value is defined under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC” or the “Codification”) as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. The standard also establishes a three-level hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability on the measurement date. The three levels are defined as follows:

•	Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for an identical asset or liability in an active market

•

Level 2 — inputs to the valuation methodology include quoted prices for a similar asset or liability in an active market or model-derived valuations in which all significant inputs are observable for substantially the full term of the asset or liability

ARBINET CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•	Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value measurement of the asset or liability

The following table presents assets measured at fair value on a recurring basis as of September 30, 2010 (in thousands):

	Level 1	Level 2	Level 3	Carrying Value
Cash equivalents (1)	$6,748	—	—	$6,748
Marketable securities (2)	$5,208	—	—	$5,208
SVB credit facility (3)	—	$4,900	—	$4,900

The following table presents assets measured at fair value on a recurring basis as of December 31, 2009 (in thousands):

	Level 1	Level 2	Level 3	Carrying Value
Cash equivalents (1)	$5,526	—	—	$5,526
Marketable securities (2)	$6,407	—	—	$6,407
Short-term loans under SVB receivable agreement	—	$2,014	—	$2,014
SVB credit facility (3)	—	$3,600	—	$3,600

(1)	Cash equivalents consist of money market funds and securities with original maturities of less than three months from the date of purchase by the Company.
(2)	Marketable securities primarily consist of commercial paper, corporate bonds, certificates of deposit, and U.S. government securities.
(3)	The Silicon Valley Bank (“SVB”) credit facility bears interest at a floating rate at the prime rate, subject to a minimum of 4.0%.

The fair values of the marketable securities are based upon the market values quoted by the financial institutions as of September 30, 2010 and December 31, 2009, respectively.

The Company’s other financial instruments at September 30, 2010 consist of accounts receivable, accounts payable and debt. For the nine months ended September 30, 2010, the Company did not have any derivative financial instruments. The Company believes the reported carrying amounts of its accounts receivable and accounts payable approximate fair value, based upon the short-term nature of these accounts. The carrying value of the Company’s loan agreements approximate fair value as each of the loans bears interest at a floating rate.

The Codification permits, but does not require, the Company to measure financial instruments and certain other items at fair value. The Company did not elect to measure any financial instruments at fair value under the provisions of the standard.

Foreign currency transaction gain (loss) — The Company records the impact of foreign currency exchange rate changes on intercompany debt balances intended for future settlement, and on receivables and payables denominated in a currency other than a subsidiary’s functional currency in the statement of operations. The Company records the impact of foreign currency exchange rate changes on intercompany debt balances, which are of a long-term-investment nature (that is, settlement is not planned or anticipated in the foreseeable future), in the same manner as translation adjustments — in other comprehensive loss on the balance sheet. The change in the foreign currency transaction gain (loss) on the statement of operations when comparing the second or third quarters 2010 to prior quarters is due to a second quarter 2010 recategorization of an intercompany balance between the United States and United Kingdom operating subsidiaries from a balance intended for future settlement to one that is of a long-term-investment nature.

ARBINET CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Effects of Recently Issued Accounting Pronouncements

In July 2010, the FASB issued new accounting guidance on financing receivables and the allowance for credit losses, which requires more robust and disaggregated disclosures about the credit quality of an entity’s financing receivables and its allowance for credit losses. This new guidance is effective for the first interim or annual reporting periods ending on or after December 15, 2010. While the Company is currently evaluating the effect this new guidance may have on its consolidated financial statements, the Company does not believe that it will have a material effect on the Company’s consolidated results of operations, cash flows or financial position upon adoption.

In May 2009, the FASB issued guidance on the Company’s assessment of subsequent events. The guidance established principles and standards related to the accounting for and disclosure of events that occur after the balance sheet date but before the financial statements were issued. The May 2009 guidance required an entity to recognize, in the financial statements, subsequent events that provided additional information regarding conditions that existed at the balance sheet date. In February 2010, the FASB issued new guidance that removed the requirements in the May 2009 guidance to disclose the date through which subsequent events were evaluated. The new guidance was effective upon issuance. The implementation of this standard did not have a material impact on the Company’s consolidated financial position and results of operations.

3. Restructuring and Exit Costs

In August 2007, the Company decommissioned certain fixed assets at 611 West 6th Street in Los Angeles and recognized a charge of $0.3 million representing the present value of the future lease obligations remaining on the West 6th Street site.

In December 2009, the Company exited its former headquarters facility in New Brunswick, New Jersey and moved the office to its existing facility in Herndon, Virginia. Accordingly, the Company recognized a charge of $0.6 million representing the present value of the future lease obligations less estimated recoverable amounts remaining for the site through the lease term ending in April 2013. In July 2010, the Company sublet a portion of the New Jersey facility to a third party, and the estimated recoverable amount was increased by $0.1 million. The lease and sublease terms end in April 2013.

The table below shows the amount of the charges and the cash payments related to the Company’s restructuring liabilities for the nine months ended September 30, 2010 and 2009, respectively (in thousands):

	2010	2009
Future lease obligation at January 1,	$629	$182
Cash payments	(269)	(148)
Severance	—	361
Sublease income	16	—
Accretion of rent liability	55	—
Adjustment to estimate of recoverable amount	(56)	—

Balance at September 30,	$375	$395

As of September 30, 2010, the current portion of the balance is recorded in accrued expenses and other current liabilities with the remainder in deferred rent.

ARBINET CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4. Earnings Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted income (loss) per share is calculated based on the weighted average number of outstanding common shares adjusted for the potentially dilutive effects of restricted stock, restricted stock units, stock options and warrants. During a loss period, the effect of the potential exercise of restricted stock, restricted stock units, stock options and warrants are not considered in the diluted income (loss) per share calculation since the effect would be antidilutive. Because the results of operations were a net loss for the three months and nine months ended September 30, 2010 and 2009, respectively, the basic and diluted weighted average common shares outstanding were the same, as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Weighted average common shares outstanding — basic and diluted	5,490,079	5,412,695	5,479,673	5,443,926

Outstanding stock options and stock appreciation rights (SAR) of 513,690 and 916,015 for the nine months ended September 30, 2010 and 2009, respectively, have been excluded from the calculation of diluted income (loss) per common share due to their antidilutive effects. For the nine months ended September 30, 2010 and 2009, 359 warrants have been excluded from the calculation of diluted income (loss) per common share due to their antidilutive effects. Unvested restricted stock and restricted stock units of 45,781 and 63,449 have been excluded from the calculation of diluted income (loss) per common share for the nine months ended September 30, 2010 and 2009, respectively, due to their antidilutive effects.

5. Marketable Securities

The Company’s available-for-sale securities are valued using quoted market prices. All of the Company’s marketable securities at September 30, 2010 have maturities of one year or less. Cash equivalents are those securities that have an original maturity of three months or less from the date of purchase by the Company. Gross realized gains and losses from the sale of securities were not material for the three months ended September 30, 2010 and 2009. As of September 30, 2010 and 2009, the Company’s net unrealized gains in its marketable securities were not material. The following is a summary of the Company’s marketable securities at September 30, 2010 and December 31, 2009 by type (in thousands):

	As of
	September 30,	December 31,
	2010	2009
Commercial paper	$2,448	$1,998
U.S. government and federal agency obligations	3,460	2,557
Certificates of deposit	—	1,502
Corporate bonds	—	350
Money market funds	6,048	5,526

	11,956	11,933
Less: amounts classified as cash equivalents	(6,748)	(5,526)

Total marketable securities	$5,208	$6,407

ARBINET CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6. Intangible Assets

Acquired intangible assets subject to amortization consisted of the following (in thousands):

	September 30, 2010				December 31, 2009
	Gross Carrying Amount	Accumulated Amortization	Impairment	Net Book Value	Gross Carrying Amount	Accumulated Amortization	Impairment	Net Book Value
Patent	$1,100	$378	$722	$—	$1,100	$378	$722	$—
Existing customer relationship	1,392	690	580	122	1,432	703	580	149

Total intangibles	$2,492	$1,068	$1,302	$122	$2,532	$1,081	$1,302	$149

Amortization expense for intangibles totaled approximately $8,000 for the three months ended September 30, 2010 and 2009. Amortization expense for intangibles totaled approximately $22,000 for the nine months ended September 30, 2010 and 2009. The aggregate amortization expense for intangible assets is estimated to be (in thousands):

Year Ending December 31,	Amortization Expense
2010 remainder	$8
2011	31
2012	30
2013	30
2014	23

$122

7. Indebtedness

In November 2008, the Company entered into a Seventh Amendment to an Accounts Receivable Financing Agreement (“Loan Agreement”) with SVB, which further amends the financing arrangement dated February 3, 2003. Under the Loan Agreement, the Company may borrow up to $25.0 million from time to time under a secured revolving facility for a two-year period. Borrowings under the Loan Agreement are on a formula basis, based on eligible accounts receivable. There are no financial covenants under the Loan Agreement. Interest on gross borrowings under the Loan Agreement is based on the bank’s prime rate, subject to a minimum rate of 4.0%. The Loan Agreement is collateralized by substantially all of the Company’s assets. The Loan Agreement has a minimum annual finance charge of $144,000. As of September 30, 2010 and December 31, 2009, $4.9 million and $3.6 million, respectively, were outstanding under the Loan Agreement. The Loan Agreement expires on November 26, 2010.

The Company entered into a Non-Recourse Receivable Purchase Agreement with SVB on November 28, 2005, as amended on November 24, 2008 (“SVB Receivable Agreement”), whereby SVB agreed to buy from the Company, on a revolving basis, all right and title to and interest in the payment of all sums owing or to be owing from certain trading customers and suppliers (“Members”) of the Company’s global electronic market (the “Exchange”) arising out of certain invoices of such Members, not to exceed an aggregate of $10 million in outstanding receivables at any time. The Company has determined that the SVB Receivable Agreement does not qualify for sale treatment pursuant to the authoritative accounting guidance. Specifically, the Company does not believe the transfer of receivables to SVB meets the first condition for sale treatment, the requirement that the transferred assets are isolated from the transferor. Settlement of the transferred receivables is routinely made by

ARBINET CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Members making payments on account rather than paying off specific invoices. In addition, since the Company nets the Members’ buying and selling activity, certain invoices are settled by buying a Member’s activity on the Exchange. Remittances received from a Member in payment of receivables are commingled with the Company’s assets and are not deemed to be put presumptively beyond the reach of the transferor and its creditors. The Company records the proceeds from the sale of receivables under the SVB Receivable Agreement as a liability until payments received from customers are remitted to SVB. The liability recorded under the SVB Receivable Agreement was $0 and $2.0 million at September 30, 2010 and December 31, 2009, respectively.

The Loan Agreement and the SVB Receivable Agreement expire on November 26, 2010, and the Company currently expects to extend the expiration date, if it is able to do so on acceptable terms. See note 13—Subsequent Event.

8. Stockholders’ Equity

The table below summarizes issuances of the Company’s shares of common stock during the nine months ended September 30, 2010. Treasury shares, which total 1,198,059 shares at September 30, 2010, are included in these balances. The Company repurchased 2,502 shares in the open market under the Company’s repurchase plan and withheld the equivalent of 16,874 shares of tax withholding due to exercise of options and awards in the nine months ended September 30, 2010.

Shares
Balance as of December 31, 2009	6,637,963
Cancellation of stock and restricted stock	(5,417)
Grants of stock and restricted stock	14,625
Vesting of restricted stock units	30,727
Exercise of options and stock appreciation rights	26,918
Performance share	1,197
Reverse stock split cash-in-lieu and fractional true-up	(78)

Balance as of September 30, 2010	6,705,935

On November 4, 2008, the Board of Directors of the Company authorized the repurchase of up to $5.0 million of the Company’s common stock (the “November 2008 Repurchase Plan”). On November 21, 2008, the Board of Directors of the Company authorized an amendment to the November 2008 Repurchase Plan. Under the amendment, stock repurchases will also be made from time to time through privately negotiated transactions in compliance with applicable laws and other legal requirements. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, market conditions, and other corporate liquidity requirements and priorities. For the nine months ended September 30, 2010 and 2009, the Company repurchased 2,502 and 174,683 shares of common stock for $23,000 and $1.2 million, respectively.

Except as specifically amended, the November 2008 Repurchase Plan remains in full force and effect in accordance with its terms, may be suspended or terminated by the Board of Directors at any time without prior notice, and has no expiration date. See Note 13. Subsequent Events.

9. Stock Based Compensation

The Company follows guidance which addresses the accounting for stock-based payment transactions whereby an entity receives employee services in exchange for either equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. The guidance generally requires that such transactions be accounted for

ARBINET CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

using a fair-value based method and stock-based compensation expense be recorded, based on the grant date fair value, estimated in accordance with the guidance, for all new and unvested stock awards that are ultimately expected to vest as the requisite service is rendered. The guidance requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

The Company typically issues new shares of common stock upon the exercise of stock options, as opposed to using treasury shares.

The Company uses a Black-Scholes option valuation model to determine the fair value of stock-based compensation under the accounting guidance. The Black-Scholes model incorporates various assumptions including the expected term of awards, volatility of stock price, risk-free rates of return and dividend yield. The expected term of an award is no less than the award vesting period and is based on the Company’s historical experience. Prior to January 1, 2009, expected volatilities were based on historical realized volatility of the stock of the Company and guideline companies. Beginning in 2009, the Company calculates the expected volatilities based solely on the historical realized volatility of the stock of the Company. The impact of this change was not material. The risk-free interest rate is approximated using rates available on U.S. Treasury securities in effect at the time of grant with a remaining term similar to the award’s expected life. The Company uses a dividend yield of zero in the Black-Scholes option valuation model as it does not anticipate paying cash dividends in the foreseeable future.

No options were granted during the three months ended September 30, 2010. The weighted average fair value at date of grant for options granted during the three months ended September 30, 2009 was $0.91 per option. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions shown as a weighted average:

For the Three Months Ended September 30, 2009

Expected option lives	3 Years
Risk-free interest rates	3.41%
Expected volatility	57.9%
Dividend yield	0.0%

Total stock-based compensation expense recognized by the Company for the three months and nine months ended September 30, 2010 and 2009 is reflected below (in thousands):

	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
	2010		2009	2010		2009
Stock-based compensation expense by caption:
Indirect costs of trading and fee revenues	$36		$79	$259		$277
Sales and marketing	20	(1)	116	112	(1)	304
General and administrative	140	(1)	355	696	(1)	954

	$196		$550	$1,067		$1,535

(1)	Due to a redefinition of responsibilities starting from the first quarter 2010, certain employees’ expenses, which were in sales and marketing in previous periods, were recorded in general and administrative for 2010.

ARBINET CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Most of the Company’s stock options vest ratably during the vesting period. The Company recognizes compensation expense for options using the straight-line basis, reduced by estimated forfeitures. As of September 30, 2010, the Company had 0.3 million unvested stock option awards outstanding of which $1.1 million of compensation expense will be recognized over the weighted average remaining vesting period of 1.2 years.

Stock Options

The Company established a 2004 Stock Incentive Plan, as amended (the “2004 Plan”), which provides stock-based incentive compensation grants to officers, employees, directors, and consultants of the Company. As of September 30, 2010 and December 31, 2009, 0.7 million shares were available for grant under the 2004 Plan. Options granted under the 2004 Plan generally have a four-year vesting period and expire ten years after grant. As of September 30, 2010 and 2009, 359 shares were reserved for issuance under the exercise of warrants to purchase common stock. These warrants are exercisable at $19.96 per share and will expire in 2012. Options outstanding as of September 30, 2010 and December 31, 2009 include option grants under the 2004 Plan as well as the Amended and Restated 1997 Stock Incentive Plan and the First Amended and Restated Non-employee Directors’ and Advisors’ Stock Option Plan.

As of September 30, 2010, there were 0.5 million options outstanding with 8.04 weighted average years remaining on the contractual life, of which 0.2 million shares are exercisable with a weighted average remaining life of 7.08 years. The intrinsic value of the outstanding shares and shares that are exercisable at September 30, 2010 is $0.1 million and $0.1 million, based on the closing stock price of $7.33 on September 30, 2010. The intrinsic value of options exercised during the three months ended September 30, 2010 was approximately $26,000. The number of unvested options expected to vest is 0.2 million, with a weighted average remaining life of 8.85 years, a weighted average exercise price of $9.84, and with an intrinsic value of $23,000.

A summary of the Company’s stock options activity during the three months ended September 30, 2010 and 2009 is as follows:

	2010		2009
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Options outstanding — Beginning of quarter	755,656	$17.72	893,365	$20.52
Granted	—	$—	31,250	$9.32
Exercised	(30,367)	$6.72	(680)	$0.60
Forfeitures/Expirations	(211,599)	$26.40	(7,920)	$33.19

Outstanding — End of quarter	513,690	$14.80	916,015	$20.04

Eligible for exercise — End of quarter	231,193	$20.74	438,582	$28.05

Restricted Stock Awards

Restricted stock awards granted under the 2004 Plan generally have a three-year vesting period. Most of the Company’s restricted stock awards are subject to graded vesting in which portions of the restricted stock award vest at different times during the vesting period. The Company recognizes compensation expense for restricted stock awards subject to graded vesting using the straight-line basis, reduced by estimated forfeitures. Total unrecognized stock-based compensation expense related to total unvested restricted stock awards expected to

ARBINET CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

vest was approximately $0.4 million at September 30, 2010 with a remaining weighted average period of approximately 1.21 years over which such expense is expected to be recognized. The fair value of shares that vested during the three months ended September 30, 2010 was approximately $51,000.

A summary of the Company’s restricted stock activity during the three months ended September 30, 2010 and 2009 is as follows:

	2010		2009
	Shares	Weighted Average Grant Date Fair Value Per Share	Shares	Weighted Average Grant Date Fair Value Per Share
Unvested — Beginning of quarter	58,502	$10.16	62,489	$17.58
Granted	4,000	$8.04	4,375	$8.92
Vested during period	(6,649)	$7.73	(3,415)	$20.06
Forfeited	(10,072)	$9.11	—	$—

Unvested — End of quarter	45,781	$9.85	63,449	$16.85

Performance Share Awards

The Company provides certain Performance Share Awards (the “Awards”) whereby it grants performance shares to certain executives of the Company. These Awards provide recipients with the opportunity to earn shares of common stock of the Company, the number of which shall be determined pursuant to, and subject to the achievement of, specific corporate operating performance metrics.

In 2008, the Company granted Awards to certain executive officers of the Company. In the first quarter 2009, the Compensation Committee determined that the Company achieved the threshold on one of the 2008 corporate performance metrics, which resulted in the issuance of 3,590 shares of restricted stock under the 2008 Awards. In 2009 and 2010, the Company granted Awards to certain executives of the Company. In the first quarter 2010, the Compensation Committee determined that the Company did not achieve the threshold on any of the three 2009 corporate performance metrics, and therefore, no shares of restricted stock were issued under the 2009 Awards. The determination of whether any of the 2010 Awards will be earned is expected to occur in the first quarter 2011.

In accordance with authoritative accounting guidance, accruals of compensation expense for an award with performance conditions is based on the probable outcome of the performance conditions. During the three months and nine months ended September 30, 2010, the Company recorded compensation expense of $12,000 and $36,000, respectively, relating to the potential performance shares issuable under the 2010 Awards. During the three months and nine months ended September 30, 2009, the Company recorded compensation expense of $8,000 and $24,000, respectively, relating to the potential performance shares issuable under the 2009 Awards. Due to the determination that no restricted stock would be issued under the 2009 Awards, the $30,000 expense related to 2009 Awards recorded in 2009 was reversed in the first quarter 2010.

10. Income Taxes

The Company recorded an income tax provision of $0.1 million and $0.2 million for the nine months ended September 30, 2010 and 2009, respectively. The income tax provision in 2010 is based upon the impact of state capital and minimum taxes, which was partially offset by a federal benefit related to a portion of a refund of alternative minimum taxes paid in prior years, most of which was recorded in 2009. The income tax provision in

ARBINET CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2009 was based upon the Company’s estimated effective annual domestic federal tax rate of approximately 0.2% as well as the impact of state capital and minimum taxes. The difference between the federal statutory tax rate and the estimated effective tax rate in both years is primarily related to the impact of state taxes and foreign losses for which the Company is unable to recognize a tax benefit.

The Company’s U.S. subsidiaries join in the filing of a U.S. federal consolidated income tax return. The Company is currently under examination of its 2008 United States federal consolidated income taxes by the Internal Revenue Service. The United States federal statute of limitations remains open for the years 2006 onward. State income tax returns are generally subject to examination for a period of three to five years after filing of the respective return. The state impact of any federal changes remains subject to examination by various states for a period of up to one year after formal notification to the states. The Company is not currently under examination in any state jurisdictions. The Company is no longer subject to federal, state or foreign income tax assessments for years prior to 2004.

Foreign income tax returns are generally subject to examination for a period of three to nine years after filing of the respective return. In the second quarter 2010, the Company’s income tax examination in the United Kingdom for the years 2004 through 2007 was concluded. The examination resulted in the reduction of certain unrecognized tax benefits related to the Company’s United Kingdom net operating losses for the years under audit. The Company had recorded a full tax valuation allowance on its balance sheet related to these losses, and this item did not have an impact on the statement of operations.

11. Commitments and Contingencies

Legal Proceedings

From time to time, the Company is involved in legal proceedings in the ordinary course of its business. The litigation process is inherently uncertain, and the Company cannot guarantee that the outcome of any proceedings or lawsuits in which the Company may become involved will be favorable to the Company or that the resolution of such proceedings or lawsuits will not have a material adverse effect upon its business, results of operations or financial position. The Company does not currently believe there are any matters pending that will have a material adverse effect on its business, results of operations or financial position.

NNP Communications, LLC versus Arbinet-thexchange, Inc.

On June 10, 2009, the Company was notified that a demand for arbitration had been filed with the American Arbitration Association against the Company by NNP Communications, LLC (“NNP”), a former Member of the Company’s Exchange, seeking damages in the amount of $9.5 million for alleged claims for breach of contract, unjust enrichment, fraud, tortious interference with contract and unfair competition (the “NNP Arbitration”). NNP alleged that the Exchange was not operated in a neutral manner and that the Company wrongfully competed with its Members. NNP also alleged that the Company wrongfully directed telecommunications traffic meant for NNP to companies owned, directly or indirectly, by Arbinet insiders or companies who pay monies to Arbinet insiders in exchange for telecommunications traffic. The Company filed a response in the NNP Arbitration on July 8, 2009 denying the allegations and asserting a counterclaim for breach of contract and negligent misrepresentation. The Company also filed a demand for arbitration with the American Arbitration Association against an affiliated entity of NNP, Savontel Communications, Inc. (“Savontel”), another former Member of the Exchange, seeking damages in the amount of $0.5 million for breach of contract and recovery of unpaid invoices (the “Savontel Arbitration”). On December 18, 2009, the arbitrator in the Savontel Arbitration entered an interim award granting the full amount of the Company’s claim of $0.5 million plus interest, administrative, and reasonable legal expenses, which became final on February 9, 2010 (the “Savontel Award”). On August 18, 2010, the Company entered into a Settlement Agreement with NNP pursuant to which the parties, without

ARBINET CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

admitting liability, agreed to dismiss the NNP Arbitration and release each other from liability in exchange for the Company’s agreement to pay $0.35 million in cash (the “NNP Settlement Payment”) and extinguish the Savontel Award. On August 18, 2010, the Company also entered into a Settlement Agreement with Savontel pursuant to which the parties, without admitting liability, agreed to dismiss the Savontel Arbitration and release each other from liability in exchange for the NNP Settlement Payment. In September 2010, the Company made the NNP settlement Payment, extinguished the Savontel Award, and recorded the aggregate cost of $0.9 million in other income (loss), net. The NNP Arbitration and the Savontel Arbitration have each been dismissed.

Leases

The Company leases office facilities and certain equipment under operating leases expiring through 2020. As these leases expire, it can be expected that in the ordinary course of business they will be renewed or replaced. In addition, certain lease agreements contain renewal options and rent escalation clauses. The Company does not consider any individual lease material to its operations. From time to time, the Company seeks financing for certain equipment purchases, which is recorded as long-term debt in the balance sheet. Aggregate future minimum lease payments are as follows (in thousands):

Year Ending December 31,	Operating Leases (1)	Equipment Financing
2010 (as of September 30, 2010)	$760	$—
2011	2,924	83
2012	3,003	83
2013	2,879	44
2014	2,864	—
Thereafter	7,345	—

Total minimum lease payments	19,775	210
Less: amount representing interest	—	(27)

	$19,775	$183

(1)	The operating lease payments include the estimated payments for the New Brunswick, New Jersey office.

Rent expense was $0.6 million for the three months ended September 30, 2010 and 2009, and was $1.8 million and $2.1 million for the nine months ended September 30, 2010 and 2009, respectively. Sub-lease income was $16,000 and $0 for the three months ended September 30, 2010 and 2009, respectively, and was $16,000 and $37,000 for the nine months ended September 30, 2010 and 2009, respectively. Approximately $1.7 million of security deposits as of September 30, 2010 and December 31, 2009, respectively, represent collateral for the landlords under various leases. The Company has $2.4 million and $2.7 million recorded as deferred rent (a portion of which is reported as accrued expenses and other current liabilities) as of September 30, 2010 and December 31, 2009, respectively. These amounts principally represent the difference between straight-line rent expense recorded and the rent payments and lease incentives as of the balance sheet date.

Purchase Obligations

The Company has agreements with a Member and an interconnection provider, which obligate the Company to purchase certain equipment and services for approximately $45,000, $0.8 million, and $0.1 million for the remainder of 2010, and the years 2011 and 2012, respectively. The Company made purchases related to its 2010 commitments of $1.3 million in the nine months ended September 30, 2010.

ARBINET CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12. Related Person Transactions

In February 2010, the Company engaged CSMG, an affiliate of TMNG Global, in which Robert Pons, a member of the Company’s Board of Directors, serves as the senior vice president, to provide the Company with consulting services. In connection with the services, the Company paid CSMG $25,000 during the nine months ended September 30, 2010.

The Company entered into three Non-Qualified Stock Option Agreements dated July 31, 2007, February 7, 2008 and March 24, 2009 with Alex Mashinsky, a member of the Company’s Board of Directors until his resignation on March 1, 2009, in connection with consulting services beyond the scope rendered as a board member. The Company recognized no expense in 2010 and a total of $0.2 million and $0.1 million in stock-based compensation expense pursuant to these agreements during the years ended December 31, 2009 and 2008.

The Company’s former Chief Financial Officer, who served in that capacity through the third quarter 2009, is also a Partner in Tatum LLC (“Tatum”), an executive services and consulting firm. The Company entered into an agreement with Tatum to hire a Controller, in September 2007, on an interim basis. The Company recognized no expense in 2010 and 2009 and a total of $0.3 million in expense pursuant to this agreement during the year ended December 31, 2008.

13. Subsequent Event

Merger Agreement with Primus

As reported on November 12, 2010 on a Current Report on Form 8-K filed with the SEC, Arbinet reported that on November 10, 2010, Arbinet entered into an Agreement and Plan of Merger (as amended by Amendment No. 1 dated as of December 14, 2010, the “Merger Agreement”) with Primus Telecommunications Group, Incorporated (“Primus”) and PTG Investments, Inc., a direct wholly owned subsidiary of Primus (“Merger Sub”), pursuant to which Primus will acquire Arbinet in a stock transaction. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Arbinet with Arbinet continuing as the surviving corporation and a wholly owned subsidiary of Primus (the “Merger”). The Merger Agreement was unanimously approved by the Board of Directors of Arbinet based upon the recommendation of the Special Committee of the Board of Directors that was established to evaluate Arbinet’s strategic alternatives, and remains subject to the approval of the stockholders of Arbinet.

At the effective time of the Merger, subject to the other provisions of the Merger Agreement, each share of Arbinet common stock (excluding certain shares) shall be converted into the right to receive the number of Primus common stock equal to the exchange ratio. The Merger Agreement provides that the exchange ratio is equal to the quotient of (x) the quotient of (A) $28,000,000 (the “Transaction Amount”), subject to certain potential upward adjustments, divided by (B) the number of shares of Arbinet common stock issued and outstanding immediately prior to the effective time of the Merger plus those shares that may become issuable as Primus common stock at or after the effective time of the Merger pursuant to the provisions of the Merger Agreement that address the treatment of Arbinet equity awards, divided by (y) $9.5464, and rounded to the nearest ten-thousandth. Based upon the capitalization of Arbinet and Primus at the time of signing the Merger Agreement and if the closing of the Merger were to have occurred at the time of signing, the exchange ratio would be expected to result in each share of Arbinet common stock being exchanged for approximately 0.5259 shares of Primus common stock. Equity awards for Arbinet common stock outstanding as of the effective time shall be assumed by Primus and converted into an equity award for Primus common stock, after being adjusted by the exchange ratio. The parties anticipate that the Merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Based on the companies’

ARBINET CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

capitalization at the timing of signing the Merger Agreement, Arbinet stockholders (by virtue of holding Arbinet common stock immediately prior to the effective time of the merger) would be expected to own approximately 23% of Primus and Primus stockholders would be expected to own approximately 77% of Primus upon the closing of the transaction.

The Merger Agreement contains a “go-shop” provision under which Arbinet may solicit alternative proposals from third parties during the 45 calendar days beginning on November 10, 2010 and ending at 11:59 p.m., Eastern time, on December 25, 2010. During the go-shop period, Arbinet and its representatives may initiate, solicit and/or encourage alternative acquisition proposals from third parties, provide non-public information and participate in discussions and negotiate with third parties with respect to alternative acquisition proposals. Upon the expiration of the go-shop period, Arbinet will be prohibited from soliciting alternative acquisition proposals from third parties and/or providing information to or engaging in discussions with third parties regarding alternative acquisition proposals. The no-shop restrictions, however, are subject to customary “fiduciary-out” provisions which allow Arbinet under certain circumstances, prior to the time that Arbinet receives approval of the Merger from its stockholders, to (i) provide information to, and participate in discussions with, third parties with respect to unsolicited alternative acquisition proposals that the Board of Directors of Arbinet has determined would or could reasonably be expected to, if consummated, result in a transaction more favorable to Arbinet’s stockholders, and that not taking such action would be inconsistent with its fiduciary duties and (ii) change the Board of Directors’ recommendation to approve the Merger (an “Arbinet Recommendation Change”) in connection with such acquisition proposal or as a result of an unforeseeable intervening event if not changing its recommendation would be inconsistent with its fiduciary duties.

Consummation of the Merger is subject to customary conditions, including, among others: (i) certain approvals related to the Merger by the holders of a majority of the outstanding shares of Arbinet common stock and Primus common stock, respectively; (ii) the absence of any law, order or injunction prohibiting the consummation of the Merger or the other transactions contemplated by the Merger Agreement; (iii) the receipt of specified Federal Communications Commission regulatory approvals; (iv) the number of appraisal shares for which demands for appraisal have been made and not been withdrawn shall not exceed 10% of the outstanding shares of Arbinet common stock immediately prior to the closing of the Merger, and (v) the absence of any change in the condition (financial or otherwise), operations, business or properties of Arbinet and Arbinet subsidiaries that constitutes or is reasonably likely to constitute an Arbinet material adverse effect. Among other things, it will be considered an Arbinet material adverse effect if the sum of the cash and cash equivalents of Arbinet and Arbinet subsidiaries on a consolidated basis and the marketable securities owned thereby, as of the Determination Date (defined below), less (x) all indebtedness then outstanding and (y) all unpaid transaction costs, fees and expenses and gross tax liabilities of Arbinet (except to the extent offset by net operating losses) attributable to any sale or spin-off of Arbinet’s patents as contemplated by the Merger Agreement, is less than $9,500,000 (provided that such $9,500,000 shall be reduced by the actual transaction costs, fees and expenses and gross tax liabilities of Arbinet (except to the extent offset by net operating losses) attributable to any sale or spin-off of Arbinet’s patents that have been incurred and actually paid, provided in no event shall more than $350,000 be subtracted from such $9,500,000), excluding all costs incurred by Arbinet in connection with the Merger and the transactions contemplated by the Merger Agreement, which include the appraiser’s fees for the appraisal of Arbinet’s patents and associated rights. “Determination Date” means the last business day of the preceding month if the third trading day prior to the closing of the Merger falls between the 1st and the 15th of any calendar month, and as of the 14th day of the calendar month if the third trading day prior to the closing of the Merger falls between the 16th and the last day of the relevant calendar month. Moreover, each party’s obligation to consummate the Merger is subject to certain other conditions, including the accuracy of the other party’s representations and warranties (subject to customary qualifications) and the other party’s material compliance with its covenants and agreements contained in the Merger Agreement.

ARBINET CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Arbinet and Primus has each made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants to conduct its businesses in the ordinary course between the execution and delivery of the Merger Agreement and the consummation of the Merger and not to engage in certain kinds of transactions or take certain actions during such period. Notwithstanding the foregoing, the Merger Agreement permits specific actions to be taken between signing of the Merger Agreement and the closing of the Merger.

The Merger Agreement also provides that, prior to the consummation of the Merger, Arbinet may either spin-off to its stockholders, or sell to a third party for cash, Arbinet’s patents and any rights arising from such patents, subject to certain conditions. If Arbinet meets the conditions set forth in the Merger Agreement relating to the potential patent sale, Arbinet may elect that the net proceeds from such sale will be distributed to its stockholders prior to the closing of the Merger or added, dollar for dollar, to the Transaction Amount.

The Merger Agreement contains certain termination rights for both Arbinet and Primus. Upon termination of the Merger Agreement in the event of an Arbinet recommendation change due to a superior proposal, Arbinet is obligated to pay Primus break-up fees of $1,250,000. In addition, if the Merger Agreement is terminated by either party due to Arbinet’s stockholders’ rejection of the Merger, or by Primus due to Arbinet’s breach, and Arbinet enters into another acquisition agreement within 18 months of such termination, Arbinet is obligated to pay Primus break-up fees of $1,250,000. If the Merger Agreement is terminated due to Arbinet’s stockholders’ rejection of the Merger, or due to Arbinet’s breach, then Arbinet is obligated to reimburse Primus’s expenses up to $750,000, in addition to break-up fees, if applicable. If the Merger Agreement is terminated due to Primus’s breach, then Primus is obligated to reimburse Arbinet’s expenses up to $750,000.

Concurrently with the execution of the Merger Agreement, a significant stockholder of both Arbinet and Primus has entered into a Stockholder Support and Voting Agreement with each of Primus and Arbinet, respectively (the “Voting Agreements”). Pursuant to the Voting Agreement with Primus, the stockholder has agreed, in its capacity as a stockholder of Arbinet, to, among other things, vote its shares of Arbinet common stock in favor of the Merger and the Merger Agreement. Pursuant to the Voting Agreement with Arbinet, the stockholder has agreed, in its capacity as a stockholder of Primus, to, among other things, vote its shares of Primus common stock in favor of the issuance of shares of Primus common stock in the Merger. The shares subject to the Voting Agreement with Arbinet represent an aggregate of approximately 9.6% of Primus common stock outstanding as of November 9, 2010, and the shares subject to the Voting Agreement with Primus represent an aggregate of approximately 23.2% of the Arbinet common stock outstanding as of November 9, 2010.

Termination of November 2008 Repurchase Plan

On November 10, 2010, the Company’s Board of Directors terminated the November 2008 Repurchase Plan and determined that no additional repurchases of the Company’s common stock may be effected under the November 2008 Repurchase Plan as of the termination date.

Extension of SVB Receivable Agreement and Loan Agreement

On November 23, 2010, the Company and SVB entered into the Third Amendment to the SVB Receivable Agreement (the “Third Amendment”). The Third Amendment, among other things, extends the term of the Receivable Agreement from November 26, 2010 to February 26, 2011 and adds a financial covenant that requires the Company to maintain liquidity of at least $7.5 million at all times.

In addition, on November 23, 2010, the Company and SVB entered into the Eighth Amendment to the Loan Agreement (the “Eighth Amendment”). The Eighth Amendment, among other things, extends the term of the current secured revolving facility from November 26, 2010 to February 26, 2011 and adds a financial covenant that requires the Company to maintain liquidity of at least $7.5 million at all times. The Company is required to pay SVB a modification fee of $20,000 in connection with the Eighth Amendment.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Arbinet Corporation

We have audited the accompanying consolidated balance sheet of Arbinet Corporation and subsidiaries as of December 31, 2009, and the related consolidated statement of operations, statement of stockholders’ equity, comprehensive loss and cash flows for the year ended December 31, 2009. Our audit also included the financial statement schedule included in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Arbinet Corporation and subsidiaries at December 31, 2009, and the consolidated results of its operations and its cash flows for the year ended December 31, 2009, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Friedman LLP
East Hanover, New Jersey
March 17, 2010, except for Note 20, as to which the date is December 17, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Arbinet Corporation (formerly known as Arbinet-thexchange, Inc.)

We have audited the accompanying consolidated balance sheets of Arbinet Corporation as of December 31, 2008, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2008. Our audits also included the related financial statement schedule for each of the two years in the period ended December 31, 2008 included in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Arbinet Corporation at December 31, 2008 and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Arbinet Corporation’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 13, 2009, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Iselin, New Jersey
March 13, 2009, except for Note 20, as to which the date is December 17, 2010

ARBINET CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	As of December 31,
	2009	2008
Assets
Current Assets:
Cash and cash equivalents	$15,492	$16,224
Marketable securities	6,407	7,926
Trade accounts receivable (net of allowances of $3,366 and $2,071)	24,513	28,176
Prepaids and other current assets	1,284	3,476

Total current assets	47,696	55,802
Property and equipment, net	17,821	20,868
Security deposits	1,676	2,130
Intangible assets, net	149	163
Other assets	395	395

Total Assets	$67,737	$79,358

Liabilities & Stockholders’ Equity
Current Liabilities:
Due to Silicon Valley Bank	$2,014	$371
Accounts payable	11,676	12,924
Deferred revenue	1,434	2,770
Accrued expenses and other current liabilities	6,172	7,552
Current portion of long-term debt	3,600	—
Current liabilities for discontinued operations	100	473

Total current liabilities	24,996	24,090
Long-term debt	—	3,600
Deferred rent	2,343	1,862
Other long-term liabilities	66	61

Total Liabilities	27,405	29,613

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, 5,000,000 shares authorized	—	—
Common stock, $0.001 par value, 15,000,000 shares authorized, 6,637,963 and 6,634,561 shares issued, respectively	7	7
Additional paid-in capital	175,926	173,887
Treasury stock, 1,178,683 and 997,204 shares, respectively	(17,122)	(15,852)
Accumulated other comprehensive income	2,056	3,576
Accumulated deficit	(120,535)	(111,873)

Total Stockholders’ Equity	40,332	49,745

Total Liabilities & Stockholders’ Equity	$67,737	$79,358

ARBINET CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Year Ended December 31,
	2009	2008	2007
Trading revenues	$305,792	$418,492	$483,891
Fee revenues	33,684	48,356	50,058

Total revenues	339,476	466,848	533,949

Cost of trading revenues	305,696	418,890	484,116
Indirect cost of trading and fee revenues	18,132	19,698	20,380

Total cost of trading and fee revenues	323,828	438,588	504,496

Gross profit	15,648	28,260	29,453

Other operating expenses:
Sales and marketing	7,566	10,211	9,690
General and administrative	10,685	11,677	13,507
Depreciation and amortization	7,147	7,501	7,574
Severance charges	470	1,422	1,318
Restructuring (benefit) and other exit costs	629	—	(672)
Impairment charge	—	3,442	—
Reserve for litigation	—	—	1,940

Total other operating expenses	26,497	34,253	33,357

Loss from operations	(10,849)	(5,993)	(3,904)
Interest income	122	948	2,744
Interest expense	(626)	(577)	(966)
Foreign currency transaction gain (loss)	2,331	(6,978)	74
Other income, net	321	287	553

Loss from continuing operations before income taxes	(8,701)	(12,313)	(1,499)
(Benefit) provision for income taxes	(39)	392	232

Net loss from continuing operations	(8,662)	(12,705)	(1,731)
Discontinued operations:
Loss from discontinued operations, net of income tax	—	(2,228)	(5,210)

Net loss	$(8,662)	$(14,933)	$(6,941)

Basic and diluted net loss per common share:
Continuing operations	$(1.59)	$(2.13)	$(0.28)
Discontinued operations	—	(0.37)	(0.83)

Net loss	$(1.59)	$(2.50)	$(1.11)

Dividends declared per common share	$—	$1.60	$—

Weighted average shares used in computing basic and diluted net loss per share	5,460	5,980	6,268

ARBINET CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands)

					Accumulated Other Comprehensive Income (Loss)
	Common Stock		Additional Paid-In Capital	Treasury Stock	Foreign Currency Translation Adjustment	Cumulative unrealized gain (loss) in available-for-sale securities	Accumulated Deficit	Total
	Shares	Amount
As of January 1, 2007	6,462	$6	$179,021	$(1,513)	$(621)	$3	$(89,964)	$86,932
Exercise of options	45	0	269					269
Restricted stock grants	99	1	0					1
Restricted stock grant forfeitures	(17)	(0)	0					—
Purchase of treasury shares				(3,100)				(3,100)
Cumulative effect of the adoption of FIN 48							(36)	(36)
Stock-based compensation			2,374					2,374
Net change in unrealized loss in available-for-sale securities						(3)		(3)
Foreign currency translation adjustment					166			166
Net loss							(6,941)	(6,941)

As of December 31, 2007	6,589	7	181,664	(4,613)	(455)	—	(96,941)	79,662

Exercise of options	9	0	66					66
Restricted stock grants and equity restructuring adjustment	66	0	—					0
Restricted stock grant forfeitures	(29)	(0)	0					(0)
Purchase of treasury shares				(11,239)				(11,239)
Dividend paid			(10,019)					(10,019)
Stock-based compensation			2,176					2,176
Net change in unrealized gain in available-for-sale securities						6		6
Foreign currency translation adjustment					4,025			4,025
Net loss							(14,932)	(14,932)

As of December 31, 2008	6,635	7	173,887	(15,852)	3,570	6	(111,873)	49,745

Exercise of options	42	0	38					38
Restricted stock grants	11	(0)	0					—
Restricted stock grant forfeitures	(11)	(0)	0					—
Issuance of performance shares	1	0	(0)					—
Removal of unvested restricted stock units	(40)	(0)	0					—
Purchase of treasury shares				(1,270)				(1,270)
Stock-based compensation			2,001					2,001
Net change in unrealized loss in available-for-sale securities						(5)		(5)
Foreign currency translation adjustment					(1,515)			(1,515)
Net loss							(8,662)	(8,662)

As of December 31, 2009	6,638	$7	$175,926	$(17,122)	$2,055	$1	$(120,535)	$40,332

ARBINET CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2009	2008	2007
Cash flows from operating activities:
Net loss	$(8,662)	$(14,933)	$(6,941)
Loss from discontinued operations	—	(2,228)	(5,209)

Loss from continuing operations	(8,662)	(12,705)	(1,732)
Adjustments to reconcile loss from continuing operations to net cash provided by operating activities-continuing operations:
Stock-based compensation expense	2,001	1,846	2,226
Depreciation and amortization	7,147	7,501	7,574
Impairment charge	—	3,442	—
Deferred income taxes	—	—	—
Foreign currency exchange (gain) loss	(2,331)	6,978	(51)
Changes in operating assets and liabilities:
Trade accounts receivable, net	3,694	291	6,286
Other current assets, security deposits and other assets	2,511	(626)	400
Accounts payable	(1,147)	(4,003)	(3,655)
Deferred revenue, accrued expenses and other current liabilities	(2,829)	(178)	(2,922)
Deferred rent and other long-term liabilities	479	(358)	(1,007)

Net cash provided by operating activities — continuing operations	863	2,188	7,119

Net cash used in operating activities — discontinued operations	(373)	(1,425)	(2,841)

Cash flows from investing activities:
Purchases of property and equipment	(3,653)	(6,150)	(7,862)
Net proceeds from the sale of Broad Street Digital’s assets	—	153	—
Purchases of marketable securities	(9,585)	(18,046)	(42,840)
Proceeds from sales and maturities of marketable securities	11,100	30,470	52,544

Net cash provided by (used in) investing activities — continuing operations	(2,138)	6,427	1,842

Net cash used in investing activities — discontinued operations	—	(461)	(8)

Cash flow from financing activities:
Advances from (payments to) Silicon Valley Bank, net	1,643	86	(7,793)
Borrowing from Silicon Valley Bank credit facility	—	3,600	—
Principal payments on notes payable and other indebtedness	—	(493)	(90)
Net payments on obligations under capital leases	—	(7)	(19)
Special cash dividend	—	(10,019)	—
Issuance of common stock, net of costs	39	66	270
Purchase of treasury shares	(1,270)	(11,239)	(3,100)

Net cash provided by (used in) financing activities	412	(18,006)	(10,732)

Effect of foreign exchange rate changes on cash	504	(1,055)	190

Net decrease in cash and cash equivalents	(732)	(12,332)	(4,430)
Cash and cash equivalents, beginning of year	16,224	28,556	32,986

Cash and cash equivalents, end of year	$15,492	$16,224	$28,556

Supplemental disclosure of cash flow information:
Cash paid for interest	$626	$577	$966
Cash paid (refunded) for income taxes, net	$(85)	$707	$299
Supplemental disclosure of non-cash investing and financing activities:
Notes issued to cover portion of acquisition price of Broad Street Diginal	$—	$3	$—

ARBINET CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

	Year Ended December 31,
	2009	2008	2007
NET LOSS	$(8,662)	$(14,933)	$(6,941)
OTHER COMPREHENSIVE LOSS
Cumulative unrealized gain (loss) in available-for-sale securities	(5)	6	(3)
Foreign currency translation adjustment	(1,515)	4,025	166

COMPREHENSIVE LOSS	$(10,182)	$(10,902)	$(6,778)

ARBINET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Business and Summary of Significant Accounting Policies

Business

Arbinet Corporation and its subsidiaries (collectively, “Arbinet” or the “Company”) is a leading provider of international voice, data and managed communications services for fixed, mobile and wholesale carriers. The Company offers these communication services through three primary voice product offerings, including a spot exchange, a wholesale product called “Carrier Services” and a PrivateExchange product, which allows customers to create virtual connections with other customers. The Company’s primary data products leverage its unique routing capabilities via the Exchange to provide the requisite high quality for Internet data transmission.

The first product offering is a comprehensive global electronic market, or the Exchange, for the trading, routing and settling of voice and data capacity. Buyers and sellers (“Members”) of the Exchange, consisting primarily of communications services providers seeking global reach, are indirectly connected to all other Members where they buy and sell voice minutes and data capacity through the Company’s centralized, efficient and liquid marketplace. Communications services providers that do not use the Exchange, must individually negotiate and buy access to the networks of other communications services providers, globally, to send voice calls and data capacity outside of their networks. The Company believes that the Exchange marketplace streamlines this process and thereby provides a cost-effective and efficient alternative to negotiating individual, direct connections. Through the Exchange, the Company independently assesses the quality of this capacity and these routes and includes that information in the sell order. The key value proposition of the Exchange is its neutrality and simple structure for Members to connect traffic with other Members on a cost effective basis.

The second product offering is Carrier Services, which is a wholesale trading product based on the traditional model of buying and selling voice termination with standard carrier contracts, rate lock and multiple routing options. In 2009, the Company designed, developed and launched Carrier Services, through its subsidiary, Arbinet Carrier Services, Inc. (ACS). ACS holds a Federal Communications Commission license to provide international facilities-based and resale service. The combined product offering provides a unique opportunity in that the Company may originate or terminate traffic for un-serviced or underserved markets on the Exchange, thereby creating incremental supply and demand of traffic on the Exchange. ACS customers not only benefit from this low cost solution for terminating traffic on a managed platform with access to routes posted from the Exchange’s 1,100 plus Members, but also have the option to place a greater emphasis on quality based routing, rather than simply price based routing. This is a part of the Company’s ongoing strategy to broaden product and service offerings, and enhance value for its customers.

The third product offering is PrivateExchange which gives Members access to multiple direct routes via a single interconnection with the Company. PrivateExchange enables retail service providers and carriers to create virtual interconnections and aggregate existing interconnections with corresponding carriers that have direct routes into their markets. The Members negotiate rates and volumes between themselves using an online tool. The Company provide the services to route, bill and settle between the designated parties. On-line reporting and tools allow each Member to manage its traffic flow. PrivateExchange enables two service providers to route traffic between each other by utilizing our network. Provisioning charges and the time and expense of negotiating new contracts between those Members are eliminated. Service providers can aggregate existing and new interconnects and benefit from increased network and port utilization.

Significant Accounting Policies

Principles of Consolidation — The consolidated financial statements include the accounts of Arbinet Corporation and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

ARBINET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Cash and Cash Equivalents — The Company considers all highly liquid investments with original maturity dates of three months or less to be cash equivalents. Cash equivalents are measured at carrying value or fair value based on the nature of the investment.

Marketable Securities — Marketable securities generally consist of certificates of deposit with original maturities of between 90 and 360 days and highly liquid debt securities of corporations, agencies of the United States (U.S.) government and the U.S. government. These investments can be readily purchased or sold using established markets. In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC” or the “Codification”) guidance on companies’ investments specifically regarding debt and equity securities, management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designations as of each balance sheet date. Such investments are classified as available-for-sale and are carried at fair value based on quoted market prices with unrealized gains and losses reported in stockholders’ equity as a component of comprehensive income. Realized gains and losses are calculated using specific identification.

Property and Equipment — Property and equipment are stated at cost (adjusted for impairment), net of accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Amortization for leasehold improvements and assets acquired under capital leases is computed using the straight-line method over the shorter of the term of the lease or estimated useful lives of the assets, and is included in depreciation and amortization expense. Expenditures for repairs and maintenance are expensed as incurred.

Goodwill and Other Intangible Assets — Goodwill represents the excess of the purchase price over the fair value of the identifiable net assets acquired. Intangible assets consist of purchased existing technology, customer relationships and other intangible assets, all of which are amortized over estimated useful life periods generally ranging from two to ten years. Intangible assets are stated at cost, less accumulated amortization.

The Company tests goodwill for impairment as of October 1 of each year, or more frequently, if impairment indicators arise, using a two-step process prescribed in guidance on intangible assets per the Codification. The first step of the goodwill impairment test is a screen for potential impairment, which compares the fair value of the Company’s net assets by reporting unit, with their carrying value, including goodwill. If the fair value exceeds the carrying amount, goodwill is not impaired. If the carrying amount exceeds the fair value, the Company completes the second step by comparing the fair value of the reporting unit’s goodwill with its carrying amount and recognizing an impairment loss for the amount by which the carrying amount exceeds the fair value. Fair value is determined based on a weighted average of comparable market multiples and discounted cash flows. In 2008, the fair value test was performed on an entity level as there were no separate reporting units, which resulted in a write-off of the full balance. Consequently, in 2009, no test was required.

Software Capitalization — The Company accounts for the costs of computer software developed or obtained for internal use by capitalizing costs of materials and services related to the application development stage of projects and expensing costs of the preliminary project and post-implementation stages. Capitalized costs of the project are amortized on a straight-line basis over the estimated useful life of five years from the point when the systems are placed in service.

Web Site Development Costs — In accordance with Codification’s guidance on intangible assets, costs related to the planning and post implementation phases of Web site development efforts, as well as minor enhancements and maintenance, are expensed as incurred. Direct costs incurred in the development phase are capitalized. These capitalized costs are included in property and equipment in the accompanying consolidated balance sheets and are depreciated over a five-year period.

ARBINET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Impairment of Long-Lived Assets — The Company assesses impairment of other long-lived assets in accordance with the provisions on Codification’s guidance on property, plant and equipment. An impairment review is performed whenever events or changes in circumstances indicate that the carrying value of assets may not be fully recoverable. Factors considered by the Company include, but are not limited to, significant underperformance relative to historical or projected future operating results; significant changes in the manner of use of the acquired assets or the strategy for the overall business; and significant negative industry or economic trends. When the Company determines that the carrying value of a long-lived asset, other than goodwill, may not be recoverable based upon the existence of one or more of the above indicators of impairment, the Company estimates the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future undiscounted cash flows and eventual disposition is less than the carrying amount of the asset, the Company recognizes an impairment loss.

Revenue Recognition — The Company recognizes trading revenues from minutes traded on its exchange and through its Carrier Services products, and fee revenues from access fees, credit risk premium fees, colocation service fees, membership fees and other value-added service fees. Revenues from minutes traded represent the price per minute multiplied by the number of minutes purchased by buyers through the Company’s Exchange. The Company recognizes trading revenues on a gross basis, pursuant to the guidance on revenue recognition, because the Company acts as a principal in the transactions and not in a broker or agent capacity. Additionally, the Company has the risks and rewards of ownership since the Company collects directly from the buyer and is solely responsible for payments to the seller. The Company bears the credit risk of the transactions and any potential default by the buyer does not absolve the Company from paying the seller. Revenues from access fees generally represent the amounts the Company charges Members based on their trading activity on the Exchange with other Members.

Revenues from credit risk premium fees represent the amount the Company charges Members based on each Member’s gross selling activity on the Exchange for that period and is meant to cover the collection risk assumed by the Company. Revenues from colocation service fees represent the amount the Company charges Members in order for the Member-owned equipment to be placed in the Company’s premises. The Company recognizes revenue for access fees, credit risk premium fees and colocation service fees as the service is provided. Initial membership fees are recognized over the average benefit period of the Exchange’s customer relationships. Deferred revenue includes fees billed in advance of the month when services are provided and the portion of membership fees not yet recognized.

The Company’s United Kingdom subsidiary accounted for approximately 28%, 21%, and 24% of total fee revenues and 46%, 42%, and 48% of total trade revenues in the years ended December 31, 2009, 2008 and 2007, respectively. The Company’s Hong Kong subsidiary accounted for approximately 3%, 3% and 2% of total fee revenues and 2%, 1% and 1% of total trade revenue in the years ended December 31, 2009, 2008 and 2007, respectively. No single Member accounted for more than 10% of total revenues for the years ended December 31, 2009, 2008 and 2007.

Income Taxes — The Company accounts for income taxes pursuant to accounting guidance per the Codification, where deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets or liabilities of a change in tax rates is recognized in the period in which the rate change occurs. Valuation allowances are established, when necessary, to reduce deferred tax assets to amounts the realization of which is considered to be more likely than not. The Company has established valuation allowances for the full amount of the deferred tax asset since 2006.

ARBINET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Codification’s topic on income tax also addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. Accruals for interest and penalties on income taxes as a result of an uncertain tax position are also required to be recorded.

Allowance for doubtful account — The Company evaluates the collectability of its accounts receivable based on a combination of factors. Where the Company is aware of circumstances that may impair a specific customer’s ability to meet its financial obligations, the Company records a specific allowance against amounts due and thereby reduces the net receivable to the amount the Company reasonably believes is likely to be collected. For all other customers, the Company recognizes allowances for doubtful accounts based on the length of time the receivables are outstanding, industry and geographic concentrations, the current business environment and its historical experience.

Concentration of Credit Risk — Financial instruments that subject the Company to concentration of credit risk consist primarily of cash and cash equivalents, marketable securities and trade accounts receivables. The Company maintains cash with various financial institutions, some of which exceed federally insured thresholds. The Company performs periodic evaluations of the relative credit standing of these institutions.

The Company performs ongoing credit evaluations of its Members and, in certain cases, requires collateral from Members in the form of a cash deposit or letter of credit. For those Members that are both sellers and buyers of minutes during a specific trading period, the Company offsets the amounts receivable against the amounts payable by the Company to such Member in accordance with the respective membership and/or trading agreements. The Company has the contractual right of offset according to its standard trading terms with Members.

The Company has agreements with certain finance companies that provide the Company with global credit risk management services. Under these agreements, the finance companies provide credit protection on certain of the Company’s Members in the event of their inability to pay. The Company established a Factoring Agreement with GMAC Commercial Finance LLC (GMAC) and credit underwriting services with Euler Hermes ACI (Euler), which provides a level of credit risk protection. In addition, the Company and Silicon Valley Bank (SVB), entered into a Non-Recourse Receivable Purchase Agreement on November 28, 2005 (“SVB Receivable Agreement”) whereby SVB agrees to buy from the Company all rights and title to and interest in the payment of all sums owing or to be owing from certain Members arising out of certain invoices of such Members up to an aggregate of $10 million. The Company has determined that the SVB Receivable Agreement does not qualify for sale treatment. Specifically, the Company does not believe the transfer of receivables meets the first condition set forth in the accounting standards, requiring the isolation of the transferred assets from the transferor. Settlement of transferred receivables are routinely made by Members by making payments on account rather than paying off specific invoices. In addition, since the Company nets its Members’ buying and selling activity, certain invoices are settled via buying a Members’ activity on the Exchange. Remittances received from Members in payment of receivables are commingled with assets of the Company and as such are not deemed to be “put presumptively beyond the reach of the transferor and its creditors,” as required under the guidance. The Company records the proceeds under the SVB Receivable Agreement as a liability until sums received from Members are remitted to SVB. As of December 31, 2009 and 2008, approximately $2.0 million and $0.4 million of proceeds from receivables are reflected in “Due to Silicon Valley Bank” in the accompanying balance sheets. Under the terms of our agreements, GMAC, SVB or Euler assumes the credit risk of selected Members to enable such Members to purchase voice calls or data capacity on the Company’s Exchange.

ARBINET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company has certain minimum annual commissions due pursuant to the terms of its agreements with each of GMAC, SVB and Euler, which expire on June 15, 2010, November 26, 2010, and May 31, 2010, respectively. Pursuant to the terms of the agreements, the Company is required to pay minimum annual fees and commissions of $0.5 million.

Stock-Based Compensation — The Company follows ASC accounting guidance which addresses the accounting for stock-based payment transactions whereby an entity receives employee services in exchange for either equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. The guidance generally requires that such transactions be accounted for using a fair-value based method and stock-based compensation expense be recorded, based on the grant date fair value, estimated in accordance with the guidance, for all new and unvested stock awards that are ultimately expected to vest as the requisite service is rendered.

The guidance requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. As a result of management changes and work force reductions, the estimated forfeitures for certain groups of options and stock-based awards were revised in 2008. The change in estimated forfeiture rates resulted in a cumulative reduction in stock-based compensation expense of $0.6 million in 2008.

The Company typically issues new shares of common stock upon the exercise of stock options, as opposed to using treasury shares.

The Company uses a Black-Scholes option valuation model to determine the fair value of stock-based compensation under the accounting guidance. The Black-Scholes model incorporates various assumptions including the expected term of awards, volatility of stock price, risk-free rates of return and dividend yield. The expected term of an award is no less than the award vesting period and is based on the Company’s historical experience. Prior to January 1, 2009, expected volatilities were based on historical realized volatility of the stock of the Company and guideline companies. Beginning in 2009, the Company calculates the expected volatilities based solely on the historical realized volatility of the stock of the Company. The impact of this change was not material. The risk-free interest rate is approximated using rates available on U.S. Treasury securities in effect at the time of grant with a remaining term similar to the award’s expected life. The Company uses a dividend yield of zero in the Black-Scholes option valuation model as it does not anticipate paying cash dividends in the foreseeable future.

The weighted average fair value at date of grant for options granted during 2009, 2008, and 2007 was $0.68, $1.59 and $2.67 per option, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions shown as a weighted average for the year:

	2009	2008	2007
Expected option lives	3 Years	5 Years	4 Years
Risk-free interest rates	3.11%	2.94%	4.22%
Expected volatility	57.9%	47.3%	48.0%
Dividend yield	0.0%	0.0%	0.0%

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Total stock-based compensation expense recognized by the Company in the years ended December 31, 2009, 2008 and 2007 is reflected below (in thousands):

	2009	2008	2007
Stock-based compensation expense by caption:
Indirect costs of trading and fee revenues	$364	$365	$329
Sales and marketing	402	626	492
General and administrative	1,235	855	1,208
Discontinued operations	—	330	148
Severance charges	—	—	197

	$2,001	$2,176	$2,374

Most of the Company’s stock options vest ratably during the vesting period. The Company recognizes compensation expense for options using the straight-line basis, reduced by estimated forfeitures. As of December 31, 2009, the Company had 2.1 million unvested awards outstanding of which $2.1 million of compensation expense will be recognized over the weighted average remaining vesting period of 1.4 years.

Foreign Currency — The financial position and results of operations of the Company’s United Kingdom subsidiary are measured using the local currency, which is the functional currency. Assets and liabilities of this subsidiary are translated at the exchange rate in effect at year-end. Income statement accounts and cash flows are translated at the average rate of exchange prevailing during the period. Translation adjustments, arising from the net effect of changing exchange rates, are included in accumulated other comprehensive income (loss). Net gain (loss) resulting from foreign currency transactions were approximately $2.3 million, $(7.0) million, and $0.1 million for the years ended December 31, 2009, 2008 and 2007, respectively. The primary component of the Company’s foreign currency transaction gain (loss) is due to intercompany balances between the United Kingdom and United States subsidiaries.

In the second quarter 2005, the Company designated, on a prospective basis, $12.0 million of its United States dollar denominated receivable from its United Kingdom subsidiary as permanent in nature and commenced reporting foreign exchange translation gains and losses on that amount as a component of accumulated other comprehensive income (loss) included in stockholders’ equity. Prior to its designation as long term, the foreign currency gains and losses related to this portion of the intercompany receivable were included in other income (expense), net in the accompanying consolidated statements of operations.

Use of Estimates — The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results may differ from those estimates.

Leases — The Company accounts for leases in accordance with authoritative guidance, recording rent expense for leases that contain scheduled rent increases on a straight-line basis over the lease term from the time the Company controls the property.

Discontinued Operations — The Company accounts for discontinued operations in accordance with authoritative accounting guidance, in which the operating results of a business unit are reported as discontinued if its operations and cash flows can be clearly distinguished from the rest of the business, the operations have been

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

sold or will be sold within a year, there will be no continuing involvement in the operation after the disposal date and certain other criteria are met. Significant judgments are involved in determining whether a business component meets the criteria for discontinued operation reporting and the period in which these criteria are met.

Fair Value Measurements — In 2006, the FASB issued an accounting standard which defines fair value, establishes a market-based framework or hierarchy for measuring fair value and expands disclosures about fair value measurements. The standard is applicable whenever another accounting pronouncement requires or permits assets and liabilities to be measured at fair value. The standard does not expand or require any new fair value measures, however its application may change current practice. The Company adopted the standard for financial assets and liabilities effective January 1, 2008 and for non financial assets and liabilities effective January 1, 2009. The adoption of the standard, which primarily affected the valuation of cash equivalents, marketable securities, and debt, did not have a material effect on our consolidated financial position or results of operations.

Fair value is defined under the standard as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. The standard also establishes a three-level hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability on the measurement date. The three levels are defined as follows:

•	Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for an identical asset or liability in an active market

•

Level 2 — inputs to the valuation methodology include quoted prices for a similar asset or liability in an active market or model-derived valuations in which all significant inputs are observable for substantially the full term of the asset or liability

•	Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value measurement of the asset or liability

The following table presents assets measured at fair value on a recurring basis as of December 31, 2009 (in thousands):

	Level 1	Level 2	Level 3	Carrying Value
Cash equivalents (1)	$5,526	—	—	$5,526
Marketable securities (2)	$6,407	—	—	$6,407
Short-term loans under SVB receivable agreement	$—	2,014	—	$2,014
SVB credit facility (3)	$—	3,600	—	$3,600

(1)	Cash equivalents consist of money market funds.
(2)	Marketable securities primarily consist of commercial paper, corporate bonds, certificates of deposit, and U.S. government securities.
(3)	The SVB credit facility bears interest at a floating rate at the prime rate, subject to a minimum of 4.0%.

The fair value of the marketable securities is based upon the market values quoted by the financial institutions as of December 31, 2009.

The Company’s other financial instruments at December 31, 2009 consist of accounts receivable, accounts payable and debt. For the year ended December 31, 2009, the Company did not have any derivative financial

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

instruments. The Company believes the reported carrying amounts of its accounts receivable and accounts payable approximate fair value, based upon the short-term nature of these accounts. The carrying value of the Company’s loan agreements approximate fair value as each of the loans bears interest at a floating rate.

The accounting standard permits, but does not require, the Company to measure financial instruments and certain other items at fair value. The Company did not elect to fair value any financial instruments under the provisions of the standard and therefore, the adoption of the guidance on January 1, 2008 did not have an impact on the consolidated financial statements.

Effects of Recently Issued Accounting Pronouncements

In January 2010, the FASB amended the existing fair value measurements and disclosure standard and provided guidance on increased disclosure on assets and liabilities that are transferred between levels of the fair value hierarchy. The new guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for the requirement to separately disclose purchases, sales, issuances and settlements in the Level 3 roll forward, which becomes effective for fiscal years beginning after December 15, 2010. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial position and results of operations.

In December 2009, the FASB issued guidance, which clarifies and improves financial reporting by entities involved with variable interest entities. The new guidance is effective for interim and annual reporting beginning after November 15, 2009. The implementation of this standard will not have a material impact on the Company’s consolidated financial position and results of operations.

In December 2009, the FASB issued standards on accounting for transfers of financial assets. The new standards clarify the information that an entity must provide in its financial statements surrounding a transfer of financial assets and the effect of the transfer on its financial position, financial performance, and cash flows. The new standards are effective as of the beginning of the annual period beginning after November 15, 2009. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial position and results of operations.

In October 2009, the FASB published FASB Accounting Standards Update 2009-13, Revenue Recognition (Topic 605)-Multiple Deliverable Revenue Arrangements which addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. Specifically, this guidance amends the criteria in Subtopic 605-25, Revenue Recognition — Multiple-Element Arrangements, for separating consideration in multiple-deliverable arrangements. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence; (b) third-party evidence; or (c) estimates. This guidance also eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangements to all deliverables using the relative selling price method and also requires expanded disclosures. The update 2009-13 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial position and results of operations.

In June 2009, the FASB issued the FASB Accounting Standards Codification (“ASC” or the “Codification”) as the source of authoritative GAAP recognized by the FASB for non-governmental entities. The Codification is

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

effective for financial statements issued for reporting periods that end after September 15, 2009. The ASC does not supersede the rules or regulations of the Securities and Exchange Commission (“SEC”); therefore, the rules and interpretive releases of the SEC continue to be additional sources of GAAP for the Company. The Company adopted the ASC as of July 1, 2009. Adoption is reflected in these financial statements. The ASC does not change GAAP and did not have an effect on the Company’s financial position, results of operations or cash flows.

In May 2009, the FASB issued guidance on management’s assessment of subsequent events and incorporates this guidance into accounting literature. The guidance is effective prospectively for interim and annual periods ending after June 15, 2009. The required disclosures are included in Note 1.

In April 2009, the FASB issued guidance which amends the accounting for previously issued guidance for assets and liabilities arising from contingencies in a business combination. The new guidance requires that pre-acquisition contingencies be recognized at fair value, if fair value can be reasonably determined. If fair value cannot be reasonably determined, measurement is based on the best estimate in accordance with the Accounting for Contingencies topic of the ASC. The Company adopted this guidance as of January 1, 2009 in connection with the adoption of the related previously issued guidance. The implementation of this standard did not have a material impact on our consolidated financial position and results of operations.

In April 2009, the FASB issued three standards in order to provide additional application guidance and enhance disclosures regarding fair value measurements and impairments of securities.

•

The first standard relates to determining fair values when there is no active market or where the price inputs being used represent distressed sales. It reaffirms the need to use judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive. The standard is effective for interim and annual periods ending after June 15, 2009. The implementation of this standard did not have a material impact on the Company’s consolidated financial position and results of operations.

•

The second standard is intended to bring consistency to the timing of impairment recognition, and provide improved disclosures about the credit and noncredit components of impaired debt securities that are not expected to be sold. The measure of impairment in comprehensive income remains fair value. The standard requires increased and more timely disclosures regarding expected cash flows, credit losses, and an aging of securities with unrealized losses. The standard is effective for interim and annual periods ending after June 15, 2009. The implementation of this standard did not have a material impact on the Company’s consolidated financial position and results of operations.

•

The third standard relates to fair value disclosures for financial instruments that are not currently reflected on the balance sheet at fair value. This standard requires these disclosures on a quarterly basis, providing qualitative and quantitative information about fair value estimates for all those financial instruments not measured on the balance sheet at fair value and is effective for interim and annual periods ending after June 15, 2009. The implementation of this standard did not have a material impact on the Company’s consolidated financial position and results of operations.

2. Restructuring

During 2001 and 2002, the Company exited two separate facilities and accordingly recorded charges for the future lease obligations, net of estimated sub-lease income. In August 2007, the Company decommissioned certain fixed assets at 611 West 6th Street in Los Angeles and relocated its Los Angeles switch operations to one of the sites that had been exited in December 2002. As a result, the Company recognized a gain of $1.0 million

ARBINET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

representing the reversal of the remaining liability related to the abandoned space placed back into service. In addition, the Company recognized a charge of $0.3 million representing the present value of the future lease obligations remaining on the West 6th Street site. A gain of $0.7 million, representing the net impact of these two transactions, has been reflected as a restructuring benefit in the accompanying statement of operations for the year ended December 31, 2007.

In December 2009, the Company exited the headquarters facility in New Brunswick, New Jersey and moved the office to an existing facility in Herndon, Virginia. Accordingly, the Company recognized a charge of $0.6 million representing the present value of the future lease obligations less estimated recoverable amounts remaining for the site.

The table below shows the amount of the charges and the cash payments related to the Company’s restructuring liabilities (in thousands):

Total
Balance at December 31, 2007	$532
Cash payments	(350)

Balance at December 31, 2008	182
Cash payments	(182)
Future lease obligation, New Brunswick, New Jersey	629

Balance at December 31, 2009	$629

As of December 31, 2009, the current portion of the balance is recorded in accrued expenses and other current liabilities with the remainder in deferred rent.

3. Severance Charges

In 2009, the Company recorded severance charges related to a separation and transition services agreement entered into with the Company’s former Chief Financial Officer. Additionally, pursuant to management’s decision to close the New Brunswick, New Jersey office, certain employees of the Company received severance and/or retention agreements. Benefits to the terminated employees were provided pursuant to a standard formula of paying benefits based upon tenure with the Company and required employees to render service through various dates and to execute standard release agreements to receive the severance and/or retention payments. However, based upon the service requirement, the severance and retention costs qualify as one-time employee termination benefits. Accordingly, the liability for the termination benefits was measured initially at the communication date of September 1, 2009 based on the fair value of the liability as of the termination date and is being recognized ratably over each employee’s applicable service period. The Company recorded severance charges of $0.5 million for the year of 2009. As of December 31, 2009, $0.1 million is recorded in accrued and other current liabilities in the accompanying balance sheet.

During the second half of 2008, the Company recorded severance charges of $1.4 million related to a departure and transition services agreement entered into with its former Chief Executive Officer, and an overall workforce reduction, including the termination without cause of its Chief Operating Officer and Chief Marketing Officer.

In June 2007, the Company recorded severance charges related to a resignation agreement entered into with the former Chief Executive Officer and a workforce reduction of certain employees. In accordance with the

ARBINET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Codification, benefits were provided pursuant to a severance plan which used a standard formula of paying benefits based upon tenure with the Company. The accounting for these severance costs has met the four requirements of the Codification, which are: (i) the Company’s obligation relating to employees’ rights to receive compensation for future absences is attributable to employees’ services already rendered; (ii) the obligation relates to rights that vest or accumulate; (iii) payment of the compensation is probable; and (iv) the amount can be reasonably estimated. All severance related obligations were paid.

4. Earnings Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted income (loss) per share is calculated based on the weighted average number of outstanding common shares adjusted for the potentially dilutive effects of restricted stock, restricted stock units, stock options and warrants. During a loss period, the effect of the potential exercise of restricted stock, restricted stock units, stock options and warrants are not considered in the diluted income (loss) per share calculation since the effect would be antidilutive. Because the results of operations were a net loss for the years ended 2009, 2008, and 2007, the basic and diluted weighted average common shares outstanding were the same, as follows (in thousands):

	Year Ended December 31,
	2009	2008	2007
Basic and dilutive number of common shares outstanding	5,460	5,980	6,268

For the years ended December 31, 2009, 2008 and 2007 outstanding stock options of 1,011,414, 879,460, and 911,117, respectively, have been excluded from the above calculations because the effect on net loss per share would have been antidilutive. For the years ended December 31, 2009 and 2008, 359 warrants, have been excluded from the above calculations because the effect on net loss per share would have been antidilutive. Unvested restricted stock, restricted stock units and performance shares of 119,783, 102,998, and 120,080 have been excluded from the above calculations for the years ended December 31, 2009, 2008 and 2007, respectively, as the impact would have been antidilutive.

5. Continuing Operations

The components of income (loss) from continuing operations before income taxes are as follows (in thousands):

	For the year ended December 31,
	2009	2008	2007
Loss — United States	$(6,762)	$(2,225)	$(1,148)
Loss — foreign	(1,939)	(10,088)	(351)

	$(8,701)	$(12,313)	$(1,499)

6. Acquisitions

In August 2006, the Company established a new subsidiary, Arbinet Digital Media Corporation, to explore and develop products and services to address the market opportunity presented by the exchange of digital media. As part of the Company’s digital media strategy, in December 2006, the Company, through its wholly owned

ARBINET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

subsidiary, Broad Street Digital Inc., acquired all of the outstanding common stock of Flowphonics Limited (renamed Broad Street Digital Limited (“Broad Street Digital”)), a license management platform for intellectual property rights and digital content distribution. The purchase price was approximately $2.1 million, including transaction costs.

The results of operations of this business and the estimated fair market values of the acquired assets were included in the consolidated financial statements from the date of the acquisition. The components of the aggregate costs of the transaction were as follows (in thousands):

Purchase Price
Cash	$1,559
Notes Payable	561

$2,120

As part of the consideration of the acquisition, Broad Street Digital Inc. issued notes payable to two former shareholders of Broad Street Digital Limited. Subsequent to the transaction, these former shareholders became employees of the Company. These notes bore interest at 5% per annum. Notes payable totaling $0.1 million were paid in June 2007 and notes payable totaling $0.4 million were paid in January 2008, with the balance of $80 thousand being paid in eight monthly installments of $10 thousand based upon conditions outlined in the underlying notes.

The purchase price for the Broad Street Digital acquisition was allocated to assets acquired based on their estimated fair values determined by management with the assistance of a third-party appraiser as follows (in thousands):

	Asset Allocation	Estimated Amortizable Life
Total tangible Assets	$21	N/A
Existing customer relationships	800	7 Years
Software	500	5 Years
Patents	450	5 Years
Goodwill	349	N/A

	$2,120

7. Discontinued Operations

Bell Fax, Inc.

In October 1999, the Company ceased the operations of Bell Fax, Inc. (“Bellfax”), a wholly owned subsidiary. Bellfax was engaged in the sale and rental of telecommunication equipment and operating international routes. In the first quarter 2008, management determined that the remaining Bellfax liability of $0.2 million was no longer required. This amount has been recorded as income from discontinued operations, net of income tax of $11 thousand, in the first quarter 2008.

Digital Media

To increase resources available for its core business, in the first quarter 2008, the Company announced a decision to explore strategic alternatives for Broad Street Digital. As a result of this decision, the Company

ARBINET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

recognized an impairment charge of approximately $2.3 million in the fourth quarter 2007 to write-down the intangible and long-lived assets, including $0.4 million of goodwill for Broad Street Digital, to their estimated fair values.

During the second quarter 2008, the Company made a decision to cease all activities related to the digital media market. As a result, the digital media segment has been presented as a discontinued operation in the accompanying financial statements for all periods presented.

On August 5, 2008, the Company entered into an agreement to sell substantially all of the assets of Broad Street Digital. In the second quarter 2008, the Company recorded a charge of $0.3 million, to adjust the carrying value of the Broad Street Digital assets to the estimated net proceeds from the transaction, which was completed on August 19, 2008.

In connection with ceasing digital media activities, the Company entered into a separation and release agreement with the Chief Operating Officer of Arbinet Digital Media Corporation and terminated the remaining employees in this segment. The Company recognized a severance charge of $0.5 million in the third quarter 2008 which was recorded in loss from discontinued operations.

Summarized financial information for discontinued operations is shown below (in thousands):

	For The Year Ended December 31,
	2009	2008	2007
Total revenues	$—	$647	$89

Loss from discontinued operations, before income tax	$—	$(2,217)	$(5,209)
Income tax expense	—	11	—

Loss from discontinued operations, net of taxes	$—	$(2,228)	$(5,209)

	As of December 31,
	2009	2008
Liabilities:
Accounts payable (1)	$100	$303
Accrued and other current liabilities	—	170

Current liabilities of discontinued operations	$100	$473

(1)	Amounts represent royalty payments received by the Company.

As a result of the decision to cease activities of digital media and its presentation as discontinued operations, the Company operates in one reporting segment.

ARBINET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8. Marketable Securities

The Company’s available-for-sale securities are valued using quoted market prices. Gross realized gains and losses from the sale of securities were not material for the years ended December 31, 2009, 2008 and 2007. All of the Company’s marketable securities at December 31, 2009 have a maturity of one year or less. As of December 31, 2009 and 2008, the Company’s net unrealized gains in its securities were not material. The following is a summary of marketable securities at December 31, 2009 and 2008 by type (in thousands):

	2009	2008
Commercial paper	$1,998	$1,996
U.S. Government and federal agency obligations	2,557	2,002
Certificates of deposit	1,502	750
Corporate bonds	350	3,178
Money market funds	5,526	5,369

	11,933	13,295
Less: amounts classified as cash equivalents	(5,526)	(5,369)

Total marketable securities	$6,407	$7,926

There were no individual marketable securities that carried an unrealized loss for the past twelve consecutive months.

9. Property and Equipment

Property and equipment consisted of the following (in thousands):

	2009	2008	Estimated Useful Life
Telecommunications equipment and software	$68,982	$64,901	5 to 7 years
Furniture, fixtures and office equipment	8,067	7,884	5 to 7 years
Leasehold improvements	8,072	7,941	Shorter of initial lease term or useful life

	85,121	80,726
Less accumulated depreciation and amortization	(67,300)	(59,858)

Property and equipment, net	$17,821	$20,868

Property and equipment, net, includes equipment under capital leases of $0.2 million and $0.6 million (net of accumulated depreciation of $4.7 million and $4.3 million) at December 31, 2009 and 2008, respectively. Property and equipment, net, includes capitalization of software for internal use of $7.1 million and $6.9 million (net of accumulated amortization of $29.6 million and $26.9 million) at December 31, 2009 and 2008, respectively. Amortization of capitalized software for internal use was $2.7 million, $2.8 million and $2.8 million in 2009, 2008 and 2007, respectively. Property and equipment, net includes approximately $2.8 million and $3.0 million of assets located in the Company’s leased facilities in the United Kingdom as of December 31, 2009 and 2008, and approximately $0.5 million of assets located in the Company’s leased facility in Hong Kong as of December 31, 2009 and 2008.

During 2006 and 2007, the Company decommissioned certain fixed assets located at its exchange delivery points (“EDP”) in New York City, Los Angeles and London, England. Management engaged a third party to

ARBINET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

facilitate the sale of this equipment. To date, the Company has sold a nominal amount of these assets. During the year ended December 31, 2008, the Company recorded an impairment charge of approximately $0.5 million, to adjust the carrying value of the assets to their estimated fair market value. The carrying value of this equipment as of 2009 and 2008 is approximately $0 and $12 thousand, respectively.

10. Goodwill and Intangible Assets

Acquired intangible assets subject to amortization consisted of the following (in thousands):

	December 31, 2009				December 31, 2008
	Gross Carrying Amount	Accumulated Amortization	Impairment	Net book Value	Gross Carrying Amount	Accumulated Amortization	Impairment	Net book Value
Patent	$1,100	$378	$722	$—	$1,100	$378	$722	$—
Existing customer relationship	1,432	703	580	149	1,293	550	580	163

Total intangibles	$2,532	$1,081	$1,302	$149	$2,393	$928	$1,302	$163

Amortization expense for intangibles totaled approximately $30 thousand, $0.3 million and $0.3 million for the years ended December 31, 2009, 2008 and 2007, respectively. The aggregate amortization expense for intangible assets is estimated to be (in thousands):

Year Ending December 31,	Amortization Expense
2010	$31
2011	31
2012	31
2013	31
2014	25

$149

The Company has no recorded goodwill at December 31, 2009 and 2008, respectively. The Company performed its annual impairment test at the beginning of the fourth quarter 2008 which indicated there was no impairment to the Company’s goodwill and other intangible assets. However, business conditions worsened during the fourth quarter 2008, and the market’s perception of the value of the Company’s common stock resulted in a reduction in the Company’s market capitalization below its book value. These factors caused the Company to perform additional impairment testing as of December 31, 2008. As a result of this additional testing, the Company determined that its goodwill and certain of its intangible assets were impaired. Accordingly, the Company recorded a $3.0 million non-cash impairment charge of which $1.6 million related to goodwill and $1.3 million pertained to other intangible assets.

11. Indebtedness

In November 2008, the Company entered into a Seventh Amendment to an Accounts Receivable Financing Agreement (“Loan Agreement”) with Silicon Valley Bank, which further amends the financing arrangement dated February 3, 2003. Under the Loan Agreement, the Company may borrow up to $25.0 million from time to time under a secured revolving facility for a two-year period. Borrowings under the Loan Agreement are on a

ARBINET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

formula basis, based on eligible accounts receivable. There are no financial covenants under the Loan Agreement. Interest on gross borrowings under the Loan Agreement is based on the bank’s prime rate, subject to a minimum rate of 4.0%. The Loan Agreement is collateralized by substantially all of the Company’s assets. The Loan Agreement has a minimum annual finance charge of $144,000. As of December 31, 2009 and 2008, $3.6 million was outstanding under the Loan Agreement. The Loan Agreement expires on November 26, 2010.

The Company entered into a Non-Recourse Receivable Purchase Agreement with SVB on November 28, 2005, or the SVB Receivable Agreement, as amended on November 24, 2008, whereby SVB agreed to buy from the Company, on a revolving basis, all right and title to and interest in the payment of all sums owing or to be owing from certain Members arising out of certain invoices of such Members, not to exceed an aggregate of $10 million in outstanding receivables at any time. The Company has determined that the SVB Receivable Agreement does not qualify for sale treatment pursuant to the authoritative accounting guidance. Specifically, the Company does not believe the transfer of receivables to SVB meets the first condition for sale treatment requirement that the transferred assets are isolated from the transferor. Settlement of the transferred receivables is routinely made by Members by making payments on account rather than paying off specific invoices. In addition, since the Company nets the Members’ buying and selling activity, certain invoices are settled via buying a Member’s activity on the Exchange. Remittances received from Members in payment of receivables are commingled with its assets as such and are not deemed to be put presumptively beyond the reach of the transferor and its creditors. The Company records the proceeds from the sale of receivables under the SVB Receivable Agreement as a liability until sums received from customers are remitted to SVB. This agreement expires on November 26, 2010. The liability recorded under the SVB Receivable Agreement was $2.0 million and $0.4 million at December 31, 2009 and 2008, respectively.

12. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following (in thousands):

	December 31,
	2009	2008
Prepayments from members	$2,415	$2,771
Security deposits from members	1,185	1,716
Value added tax	802	114
Professional fees	544	917
Compensation and related benefits	178	1,319
New Brunswick, NJ lease liability	344	—
Deferred rent	66	245
Other	638	470

	$6,172	$7,552

ARBINET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

13. Stockholders’ Equity

The table below summarizes the issued share activity for the Company’s common stock in 2009. Treasury shares, which include 165,437 shares repurchased in the open market under the Company’s repurchase plans (included below) and equivalent 16,041 shares of tax withholding due to exercise of options and awards in 2009, are included in these balances:

Shares
Balance as of December 31, 2008	6,634,561
Retirement of restricted stock and other *	(51,957)
Grants of restricted stock	11,375
Exercise of options	42,787
Issuance of performance shares	1,197

Balance as of December 31, 2009	6,637,963

*	Include 43,490 shares of unvested restricted stock units removed from issued shares.

On November 4, 2008, the Board of Directors of the Company authorized the repurchase of up to $5.0 million of the Company’s common stock (the “November 2008 Repurchase Plan”). On November 21, 2008, the Board of Directors of the Company authorized an amendment to the November 2008 Repurchase Plan. Under the amendment, stock repurchases will also be made from time to time through privately negotiated transactions in compliance with applicable laws and other legal requirements. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, market conditions, and other corporate liquidity requirements and priorities. For the years ended December 31, 2009 and 2008, 165,437 shares and 251,643 shares were repurchased, for $1.2 million and $2.0 million, respectively.

Except as specifically amended, the November 2008 Repurchase Plan remains in full force and effect in accordance with its terms, may be suspended or terminated by the Board of Directors at any time without prior notice, and has no expiration date.

On May 22, 2008, the Board of Directors authorized the repurchase of up to $8.0 million of the Company’s common stock (the “May 2008 Repurchase Plan”). Prior to the expiration of the May 2008 Repurchase Plan in August 2008, 479,629 shares were repurchased for $7.1 million.

On February 28, 2008, the Company announced that its Board of Directors had approved a special one-time cash distribution of $1.60 per share. The aggregate total distribution of $10.0 million was paid on March 28, 2008 to holders of record of the Company’s common stock as of the close of business on March 12, 2008. Adjustments were made to the outstanding stock options and restricted stock grants to restore the respective holders to their position before the issuance of the distribution. These modifications were treated as adjustments in connection with an equity restructuring in accordance with applicable accounting standards.

On June 11, 2007, the Board of Directors of Arbinet authorized the repurchase of up to $15.0 million of the Company’s common stock at anytime and from time to time (the “2007 Repurchase Plan”). On February 26, 2008 the Company’s Board of Directors terminated the 2007 Repurchase Plan, under which an aggregate of 209,699 shares had been purchased. Shares of the Company’s common stock repurchased under the 2007 Repurchase Plan in aggregate were approximately $4.7 million.

ARBINET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

14. Stock Based Compensation

Stock Options

The Company established a 2004 Stock Incentive Plan, as amended (the “2004 Plan”), which provides for the granting of stock-based compensation to officers, employees, directors, and consultants of the Company. As of December 31, 2009, options to purchase 176,497 shares of common stock were available for future grants under the 2004 Plan. Common stock shares of 1,011,414 and 879,460, as of December 31, 2009 and 2008, respectively, were reserved for stock options granted. Options granted under the 2004 Plan generally have a four-year vesting period and expire ten years after grant. As of December 31, 2009 and 2008, 359 shares were reserved for warrants to purchase common stock. These warrants are exercisable at $19.96 per share and will expire in 2012. Options outstanding as of December 31, 2009 and December 31, 2008 include option grants under the 2004 Plan as well as the Amended and Restated 1997 Stock Incentive Plan and the First Amended and Restated Non-employee Directors’ and Advisors’ Stock Option Plan.

On February 28, 2008, the Company announced that its Board of Directors had approved a special one-time cash distribution of $1.60 per share of the Company’s common stock. The Company cancelled all outstanding options and reissued 914,287 options to adjust the respective holders to their position before the issuance of the distribution. The cancellation is included within forfeitures/expirations. These modifications were treated as adjustments in connection with an equity restructuring in accordance with applicable accounting standards.

On June 11, 2007, the Chief Executive, President and Director of Arbinet departed from the Company. In connection with the departure, Arbinet entered into a Resignation Agreement dated June 11, 2007 (the “Resignation Agreement”). The Resignation Agreement provided for the acceleration of outstanding stock options, restricted stock, and restricted stock units, resulting in additional stock-based compensation of $0.2 million being recognized in the second quarter 2007.

On August 25, 2005, the Company’s Board of Directors approved the accelerated vesting of all unvested employee stock options issued under the 2004 Plan with an exercise price in excess of $40.00 per share. Pursuant to this action, options to purchase approximately 0.4 million shares of the Company’s common stock became exercisable immediately. Based on the closing price on August 24, 2005 of $25.40, none of these options had intrinsic economic value at the time. The Company took this action because the future costs to be recognized if this action were not taken were disproportionate to the retention value of the stock options. As a result of this change, the Company reduced the pre-tax stock option expense it otherwise would have been required to record under the new guidance by approximately $7.8 million over a four-year period, from 2006 to 2009.

A summary of the Company’s stock options activity (including performance share awards) during the three years ended December 31 is as follows:

	2009		2008		2007
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Options outstanding — Beginning of year	879,460	$24.92	916,117	$34.28	812,080	$37.48
Granted	324,750	$7.76	259,500	$15.00	254,235	$24.04
Equity restructuring adjustment	—	$—	914,287	$24.48	—	$—
Exercised	(42,787)	$0.92	(9,042)	$7.28	(44,237)	$6.08
Forfeitures/Expirations	(150,009)	$18.84	(1,201,402)	$29.68	(105,961)	$45.00

Outstanding — End of year	1,011,414	$18.96	879,460	$24.92	916,117	$34.84

Eligible for exercise — End of year	489,177	$26.48	464,065	$32.28	448,730	$46.88

ARBINET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2009, there were 1.0 million options outstanding with 7.98 weighted average years remaining on the contractual life, of which 0.5 million shares are exercisable with a weighted average remaining life of 7.03 years. The intrinsic value of the outstanding shares and shares that are exercisable at December 31, 2009 is $0.9 million, and $0.2 million, respectively, based on the closing stock price of $9.96. The intrinsic value of options exercised during the years ended December 31, 2009, 2008 and 2007 was approximately $0.2 million, $0.1 million and $4.1 million, respectively. The number of unvested options expected to vest is 0.4 million shares, with a weighted average remaining life of 8.9 years, a weighted average exercise price of $11.64, and with an intrinsic value of $0.5 million.

Restricted Stock Awards

Restricted stock awards granted under the 2004 Plan generally have a three-year vesting period. Most of the Company’s restricted stock awards are subject to graded vesting in which portions of the award vest at different times during the vesting period. The Company recognizes compensation expense for restricted stock awards subject to graded vesting using the straight-line basis, reduced by estimated forfeitures. Total unrecognized stock-based compensation expense related to total unvested restricted stock awards expected to vest was approximately $0.8 million at December 31, 2009 with a remaining weighted average period of approximately 8 months over which such expense is expected to be recognized. The fair value of shares that vested during the year ended December 31, 2009 was approximately $0.8 million.

A summary of the Company’s restricted stock activity during the three years ended December 31 is as follows:

	2009		2008		2007
	Shares	Weighted Average Grant Date Fair Value Per Share	Shares	Weighted Average Grant Date Fair Value Per Share	Shares	Weighted Average Grant Date Fair Value Per Share
Unvested — Beginning of year	102,998	$18.20	120,080	$23.48	76,527	$8.40
Granted	11,375	$7.68	56,088	$16.40	98,955	$23.36
Equity restructuring adjustment	—	$—	10,032	$—	—	$—
Vested during period	(44,307)	$18.68	(53,690)	$23.12	(31,746)	$24.04
Forfeited	(11,660)	$18.20	(29,512)	$20.72	(23,656)	$19.16

Unvested — End of year	58,406	$17.44	102,998	$18.20	120,080	$23.48

On November 15, 2009, the Chief Financial Officer departed from the Company. In connection with the departure, the Company entered into a Separation and Transition Services Agreement dated September 1, 2009 (the “Separation Agreement”). The Separation Agreement provided for a grant 4,375 shares of restricted common stock on September 9, 2009 under the 2004 Plan, which fully vested on November 15, 2009, resulting in additional stock-based compensation of $39 thousand being recognized in 2009.

On June 16, 2009, the Company granted 7,000 shares of restricted stock awards to certain Members of the Company’s Board of Directors. The fair value per share at the date of grant was $6.88. These awards vest one-third annually on the anniversary date of the grant.

On February 28, 2008, the Company announced that its Board of Directors had approved a special one-time cash distribution of $1.60 per share of the Company’s common stock. The Company issued 10,032 incremental shares of restricted stock to adjust the respective holders to their position before the issuance of the cash distribution. These modifications were treated as adjustments in connection with an equity restructuring in accordance with applicable accounting standards.

ARBINET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Performance Share Awards

The Company provides certain Performance Share Awards (the “Awards”) whereby it grants performance shares to certain executives of the Company. These Awards provide recipients with the opportunity to earn shares of common stock of the Company, the number of which shall be determined pursuant to, and subject to the attainment of specific Company operating performance goals. Under accounting guidance, accruals of compensation expense for an award with a performance condition is based on the probable outcome of the performance conditions. During the years ended December 31, 2009, 2008, and 2007, the Company recorded expense of $0, $17 thousand, and $0, respectively, relating to performance awards. The activity for Performance Shares is included in the stock options activity table presented above.

15. Income Taxes

The (benefit) provision for income taxes consists of the following (in thousands):

	For the year ended December 31,
	2009	2008	2007
Current:
Federal	$(202)	$37	$(12)
State	153	333	244
Foreign	10	22	—

Total current	(39)	392	232
Deferred:
Federal	—	—	—
State	—	—	—

Total deferred	—	—	—

Total (benefit) provision for income taxes	$(39)	$392	$232

The Company recorded a (benefit) provision for income taxes of ($39) thousand and $0.4 million for the years ended December 31, 2009 and December 31, 2008, respectively, primarily representing the refund of Federal alternative minimum tax and the statutory requirements for state taxes in 2009 and the statutory requirements for state taxes in 2008. The Company recorded an income tax provision of $0.2 million for the year ended December 31, 2007 primarily related to the statutory requirements for state taxes.

The difference between the Federal statutory tax rate and the effective tax rate is primarily related to the generation of the additional net operating loss carryforwards in 2009, 2008 and 2007, as well as the impact of state taxes and the impact of foreign taxes on the portion of pre-tax income associated with the Company’s United Kingdom subsidiary. The reconciliation of income taxes from continuing operations computed at United States federal statutory rates to (benefit) provision for income taxes is as follows (in thousands):

	For the year ended December 31,
	2009	2008	2007
Tax expense at federal statutory rate (35%)	$(3,045)	$(4,310)	$(525)
State taxes, net of federal benefit	99	216	150
Losses with no benefit	689	3,554	123
Non-deductible expenses	246	299	337
Utilization of NOLs and changes in valuation allowance — federal	1,972	633	147

Total (benefit) provision for income taxes	$(39)	$392	$232

ARBINET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. Significant components of the deferred tax assets and liabilities at December 31 are as follows (in thousands):

	2009	2008
Deferred tax liability:
Depreciation	$(8,216)	$(8,148)

Deferred tax liability:	(8,216)	(8,148)

Deferred tax asset:
Net operating and capital loss carryforwards	44,410	40,523
Impairments	7,507	7,483
Accrued rent	824	911
Deferred income	443	972
Other	2,831	2,254

Deferred tax asset	56,015	52,143

Valuation allowance	(47,799)	(43,995)

Net deferred tax asset	$—	$—

At December 31, 2009 and 2008, a full valuation allowance in the amount of $47.8 and $44.0 million, respectively, has been recorded against net deferred tax assets, because at those dates, the Company was unable to conclude that it was more likely than not that it would realize those assets. The increase in the valuation allowance is mainly attributable to the increase in the net operating losses as well as other temporary differences that will reverse in future periods. The Company will continue to refine and monitor all available evidence during future periods to evaluate the recoverability of our deferred tax assets.

Approximately $0.7 million of the valuation allowance for deferred tax assets is attributable to employee stock option deductions, the benefit from which will be allocated to additional paid-in capital rather than current income when subsequently recognized.

At December 31, 2009, the Company had net operating loss, or NOL, carryforwards of approximately $85 million for U.S. Federal and state income tax purposes that expire on various dates between 2020 and 2029 if not utilized. The availability of NOL carryforwards to offset future taxable income may be subject to annual limitations imposed by Internal Revenue Code Section 382 as a result of an ownership change. Management has concluded that an ownership change occurred during 2007. However, based on the market value of the Company at such date, the Company believes that this ownership change will not significantly impact its ability to use net operating losses in the future to offset taxable income. At December 31, 2009, the Company had NOL carryforwards of approximately $21 million for foreign income tax purposes. The foreign NOL carryforwards do not expire.

As a result of the implementation of new accounting guidance on January 1, 2007, the Company identified an aggregate of approximately $0.6 million of unrecognized tax benefits, including related estimated interest and penalties, due to uncertain tax positions. Approximately $0.6 million of these uncertain tax positions resulted in a reduction of deferred tax assets against which the Company had recorded a full tax valuation allowance on its balance sheet. The balance of the unrecognized tax benefits, amounting to $36 thousand, which includes interest and penalties, was recorded as an increase to accumulated deficit and an increase of $36 thousand to other long-term liabilities. While the Company believes that it has identified all reasonably identifiable exposures and that

ARBINET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the reserve it has established for such exposures is appropriate under the circumstances, it is possible that additional exposures exist and that exposures will be settled at amounts different than the amounts reserved. It is also possible that changes in facts and circumstances could cause the Company to either materially increase or reduce the amount of our tax reserve.

As of January 1, 2007, the amount of unrecognized tax benefits is $0.6 million, including interest and penalties, of which recognition of $36 thousand would impact the Company’s effective tax rate. At December 31, 2009, the amount of unrecognized tax benefits is $0.7 million, including interest and penalties, of which recognition of $0.1 million would impact the Company’s effective tax rate.

A reconciliation of the beginning and ending amount of unrecognized tax benefits (exclusive of the interest and penalties) is as follows (in thousands):

	2009	2008
Balance at January 1,	$632	$614
Additions related to current year tax positions	5	18

Balance at December 31,	$637	$632

The Company recognizes potential interest and penalties relating to income tax positions as a component of the provision for income taxes. As of January 1, 2007, the Company recorded a liability for the payment of interest and penalties of $3 thousand and $8 thousand, respectively. The Company recorded an additional $5 thousand, $4 thousand, and $3 thousand in interest expense in its income tax provision related to these positions for the years ended December 31, 2009, 2008 and 2007, respectively. These amounts resulted in an increase in other long-term liabilities.

The Company’s U.S. subsidiaries join in the filing of a U.S. Federal consolidated income tax return. The Company is not currently under examination by the Internal Revenue Service. The Unites States federal statute of limitations remains open for the years 2006 onward. State income tax returns are generally subject to examination for a period of three to five years after filing of the respective return. The state impact of any Federal changes remains subject to examination by various states for a period of up to one year after formal notification to the states. The Company is not currently under examination in any state jurisdictions. The Company is no longer subject to Federal, state or foreign income tax assessments for years prior to 2004.

Foreign income tax returns are generally subject to examination for a period of three to nine years after filing of the respective return. The Company is currently under examination in the United Kingdom for its 2004 and 2005 tax years. In the event that the Company’s income tax examination in the United Kingdom concludes within the next twelve months, the Company’s total amount of unrecognized tax benefits, excluding related estimated interest and penalties, may change. Depending on the outcome of this examination, a reasonable estimate of the range of this possible change is from an increase of $0.4 million to a decrease of $0.6 million in deferred tax assets. The Company had recorded a full tax valuation allowance on its balance sheet and this item will have no impact on the statement of operations.

16. 401(k) Plan

The Company contributions under the 401(k) Plan are computed at 4% of an employee’s eligible compensation subject to certain limits. Contributions into the 401(k) Plan in the years ended December 31, 2009, 2008 and 2007 were approximately $0.3 million, $0.4 million, and $0.3 million, respectively. These contributions were recorded as expense for each year in the consolidated statements of operations.

ARBINET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

17. Commitments and Contingencies

Legal Proceedings

From time to time, the Company is involved in legal proceedings in the ordinary course of its business. The litigation process is inherently uncertain, and the Company cannot guarantee that the outcome of any proceedings or lawsuits in which the Company may become involved will be favorable to the Company or that they will not be material to the business, results of operations or financial position. The Company does not currently believe there are any matters pending that will have a material adverse effect on its business, results of operations or financial position.

NNP Communications, LLC versus Arbinet-thexchange, Inc.

On June 10, 2009 the Company was notified that a demand for arbitration had been filed with the American Arbitration Association against the Company by NNP Communications, LLC (“NNP”), a former Member of the Company’s Exchange, seeking damages in the amount of $9.5 million for alleged claims for breach of contract, unjust enrichment, fraud, tortuous interference with contract and unfair competition (the “NNP Arbitration”). NNP alleges that the Exchange was not operated in a neutral manner and that the Company wrongfully competed with its Members. NNP also alleges that the Company wrongfully directed telecommunications traffic meant for NNP to companies owned, directly or indirectly, by Arbinet insiders or companies who pay monies to Arbinet insiders in exchange for telecommunications traffic. The Company filed a response in the NNP Arbitration on July 8, 2009 denying the allegations and asserting a counterclaim for breach of contract and negligent misrepresentation. The Company also filed a demand for arbitration with the American Arbitration Association against an affiliated entity of NNP, Savontel Communications, Inc. (“Savontel”), another former Member of the Exchange, seeking damages in the amount of $0.5 million for breach of contract and recovery of unpaid invoices (the “Savontel Arbitration”). On December 18, 2009, the arbitrator in the Savontel Arbitration entered an interim award granting the full amount of the Company’s claim of $0.5 million plus interest, administrative, and reasonable legal expenses. The final award in the Savontel Arbitration was entered on February 9, 2010. The NNP Arbitration is still pending.

Operating Leases

The Company leases office facilities and certain equipment under operating leases expiring through 2020. As these leases expire, it can be expected that in the normal course of business they will be renewed or replaced. In addition, certain lease agreements contain renewal options and rent escalation clauses. The Company does not consider any individual lease material to its operations. Aggregate future minimum rental payments:

Year Ending December 31,	Future Minimum Rental Obligations (1)
2010	$3,037
2011	2,924
2012	3,003
2013	2,879
2014	2,864
Thereafter	7,345
$22,052

(1)	The future minimum rental payments include the estimated payments for the New Brunswick, New Jersey office.

ARBINET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Rent expense for the years ended December 31, 2009, 2008 and 2007, was approximately $2.8 million, $3.3 million and $3.0 million, respectively. Sub-lease income was $36 thousand, $0.1 million and $0.1 million for the years ended 2009, 2008 and 2007, respectively. Approximately $1.7 million and $2.1 million of security deposits as of December 31, 2009 and 2008, respectively, represent collateral for the landlords under various leases. The Company has approximately $2.7 million and $2.1 million recorded as deferred rent as of December 31, 2009 and 2008, respectively. These amounts principally represent the difference between straight-line rent expense recorded and the rent payments and lease incentives as of the balance sheet date.

Purchase Obligations

The Company has agreements with one of its equipment vendors and an interconnection provider, which obligate the Company to purchase certain equipment and services for approximately $1.2 million in 2010. The Company has made purchases from these vendors of approximately $1.1 million, $1.2 million, and $1.1 million in 2009, 2008 and 2007, respectively.

Employment Offer Letters

The Company has several employment offer letters with officers of the Company. These offer letters provide for an annual base compensation and the issuance of stock options. These stock options were granted at fair market value. These offer letters generally contain provisions for severance payouts in the event of termination of employment of the officers.

18. Related Party Transactions

The Company entered into three Non-Qualified Stock Option Agreements dated July 31, 2007, February 7, 2008 and March 24, 2009 with Alex Mashinsky, a Member of the Company’s Board of Directors until his resignation on March 1, 2009, in connection with consulting services beyond the scope rendered as a board member. The Company recognized a total of $0.2 million, $0.1 million and $0.2 million in stock-based compensation expense pursuant to these agreements during the years ended December 31, 2009, 2008 and 2007.

The Company’s former Chief Financial Officer, who was active through the third quarter 2009, is also a Partner in Tatum LLC (“Tatum”), an executive services and consulting firm. The Company entered into an agreement with Tatum to hire a Controller, in September 2007, on an interim basis. The Company recognized a total of $0, $0.3 million and $0.1 million in expense pursuant to this agreement during the years ended December 31, 2009, 2008 and 2007, respectively.

ARBINET CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

19. Quarterly Information (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Year ended December 31, 2009:
Total revenues	$87,100	$85,978	$83,942	$82,456
Cost of trading and indirect cost of trading and fee revenues	$82,978	$81,870	$80,165	$78,815
Gross profit	$4,122	$4,108	$3,777	$3,641
Loss from operations	$(2,084)	$(1,999)	$(2,845)	$(3,921)
Net income (loss)	$(2,487)	$967	$(3,700)	$(3,442)
Basic net income (loss) per share	$(0.45)	$0.18	$(0.68)	$(0.63)
Diluted net income (loss) per share	$(0.45)	$0.17	$(0.68)	$(0.63)

Year ended December 31, 2008:
Total revenues	$125,172	$136,573	$106,658	$98,445
Cost of trading and indirect cost of trading and fee revenues	$117,723	$128,280	$99,952	$92,633
Gross profit	$7,449	$8,293	$6,706	$5,812
Income (loss) from operations	$22	$82	$(1,539)	$(4,558)
Income (loss) from continuing operations	$222	$132	$(4,101)	$(8,958)
Loss from discontinued operations	$(672)	$(784)	$(673)	$(99)
Net loss	$(450)	$(652)	$(4,774)	$(9,057)

Basic and diluted net income (loss) per share:
Continuing operations	$0.04	$0.02	$(0.71)	$(1.57)
Discontinued operations	$(0.11)	$(0.12)	$(0.12)	$(0.02)

Net loss for third quarter 2009 includes a pre-tax charge to income of $0.4 million for severance costs. Fourth quarter 2009 includes an additional pre-tax charge to earnings of $0.1 million for severance costs and a $0.6 million exit cost for the New Brunswick, New Jersey office.

Net loss for third quarter 2008 includes a pre-tax charge to income of $1.3 million for severance costs and an impairment charge of approximately $0.5 million to adjust the carrying value of certain decommissioned fixed assets to their estimated fair market value. In the fourth quarter 2008, the Company recorded a pre-tax charge to income of $3.0 million for a non-cash impairment charge related to goodwill and other intangible assets.

20. Subsequent Events

On June 11, 2010, the Company effected a 1-for-4 reverse split of its common stock. In addition, the Company decreased the number of authorized shares of its common stock from 60,000,000 to 15,000,000 shares. All share information related to periods prior to June 11, 2010 in the accompanying financial statements have been restated retroactively to reflect the reverse stock split. The common stock and additional paid-in capital accounts at December 31, 2009, 2008 and 2007 were adjusted retroactively to reflect the reverse stock split.

SCHEDULE I

Valuation and Qualifying Accounts

Years Ended December 31, 2009, 2008 and 2007

(in thousands)

	Doubtful Accounts Receivable and Fee Credits
Period	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions	Balance at End of Period
2009	$2,071	$1,646	$(351)	$3,366
2008	$1,481	$982	$(392)	$2,071
2007	$1,183	$946	$(648)	$1,481

	Deferred Tax Asset Valuation
Period	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions	Balance at End of Period
2009	$43,995	$3,804	$—	$47,799
2008	$41,609	$2,386	$—	$43,995
2007	$39,708	$1,901	$—	$41,609

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial statements of Primus illustrate the effect of the merger. The pro forma condensed combined financial statements are presented as if the merger had occurred on September 30, 2010 for balance sheet data and on January 1, 2009 for all statement of operations data. Furthermore, the unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2009 assumes that Primus’s emergence from voluntary reorganization took place on January 1, 2009.

The following unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of Primus and Arbinet that are included or incorporated by reference in this joint proxy statement/prospectus. The unaudited pro forma combined condensed financial statements are provided for informational purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates set forth above, nor are they indicative of the future results or financial position of the combined company.

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to transactions and events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. In addition, Primus’s historical information for the year ended December 31, 2009 reflects the disposal of the European Retail Operations, as further described in Primus’s Current Report on Form 8-K filed with the SEC on December 20, 2010.

As a result, under the purchase method of accounting, the total estimated merger consideration, calculated as described in Note 3 to these unaudited pro forma condensed combined financial statements, has been preliminarily allocated to Primus’s net tangible and intangible assets acquired and liabilities assumed based on their estimated fair values with the excess recognized as goodwill. Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of merger consideration and fair values attributable to the merger, the actual amounts recorded for the merger may differ from the information presented. The estimation and allocations of merger consideration are subject to change pending further review of the fair value of the assets acquired and liabilities assumed and actual transaction costs. A final determination of fair values will be based on the actual net tangible and intangible assets and liabilities of Arbinet that will exist on the date of completion of the merger.

Primus expects to incur significant costs to integrate Primus’s and Arbinet’s respective businesses. The unaudited pro forma condensed combined financial statements do not reflect ongoing cost savings, operating synergies or revenue enhancements that Primus expects to achieve as a result of the merger, the costs to integrate the operations of Primus and Arbinet, or the costs necessary to achieve these cost savings, operating synergies or revenue enhancements.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not necessarily indicative of what the combined financial position or results of operations actually would have been had the merger been completed as of the dates indicated in the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information does not purport to project the combined financial position or operating results for any future period. The pro forma adjustments are preliminary, subject to change and are based upon available information and certain assumptions that Primus believes are reasonable as of the date of this joint proxy statement/prospectus.

The unaudited pro forma condensed combined financial information was based on and should be read in conjunction with historical consolidated financial statements and accompanying notes of Primus and Arbinet for the applicable periods, which are included or incorporated by reference in this joint proxy statement/prospectus with respect to Primus and included in this joint proxy statement/prospectus beginning on page F-1 with respect to Arbinet.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2010

(In thousands, except share amounts)

	Primus	Arbinet	Pro Forma Adjustments		Pro Forma
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$49,599	$13,240	$(4,965)	5c	$57,874
Marketable securities	—	5,208	(5,208)	5a	—
Accounts receivable (net of allowance for doubtful accounts receivable)	74,139	18,728	(345)	5b	92,522
Prepaid expenses and other current assets	15,795	1,418	5,208	5a	22,387
			(34)	5b
Current assets held for sale	7,799	—	—		7,799

Total current assets	147,332	38,594	(5,344)		180,582
RESTRICTED CASH	10,947	—	—		10,947
PROPERTY AND EQUIPMENT — Net	134,556	17,360	(3,590)	4a	151,912
			3,586	4a
SECURITY DEPOSITS	—	1,672	(1,672)	5a	—
GOODWILL	62,740	—	8,730	4	71,470
OTHER INTANGIBLE ASSETS — Net	150,748	122	1,000	4b	151,870
OTHER ASSETS	9,425	71	1,672	5a	11,168
NON-CURRENT ASSETS HELD FOR SALE	7,124	—	—		7,124

TOTAL ASSETS	$522,872	$57,819	$4,382		$585,073

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$35,861	$15,129	$(345)	5b	$50,645
Accrued interconnection costs	31,021	—	240	5a	31,261
Deferred revenue	12,461	699	—		13,160
Accrued expenses and other current liabilities	45,562	6,037	(262)	5a	53,010
			(34)	5b
			1,707	5d
Accrued income taxes	9,751	—	—		9,751
Accrued interest	10,458	—	22	5a	10,480
Current portion of long-term obligations	1,162	4,965	(4,965)	5c	1,162
Current liabilities for discontinued operations	—	100	—		100
Current liabilities held for sale	10,420	—	—		10,420

Total current liabilities	156,696	26,930	(3,637)		179,989
LONG-TERM OBLIGATIONS	242,947	198	(79)	5a	243,066
DEFERRED TAX LIABILITY	25,715	—	79	5a	25,794
OTHER LIABILITIES	8,257	—	2,212	5a	10,469
NON-CURRENT LIABILITIES HELD FOR SALE	11	—	—		11
Deferred rent	—	2,212	(2,212)	5a	—

Total Liabilities	433,626	29,340	(3,637)		459,329

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Primus Preferred stock, $0.001 par value — 20,000,000 shares authorized, none issued or outstanding	—	—	—		—
Arbinet Preferred stock, 5,000,000 shares authorized	—	—	—		—
Primus Common stock, $0.001 par value — 80,000,000 shares authorized, 9,743,157 shares issued and outstanding	10	—	3	4a	13
Arbinet Common stock, $0.001 par value, 15,000,000 shares authorized, 6,705,935 issued and outstanding	—	7	(7)	4a	—
Additional paid-in capital	85,381	177,164	(138,962)	4a	123,583
Arbinet Treasury stock, 1,198,059 shares	—	(17,278)	17,278	4a	—
Accumulated other comprehensive income	2,336	2,990	(2,990)	4a	2,336
Accumulated earnings (deficit)	(2,225)	(134,404)	134,404	4a	(3,932)
			(1,707)	5d

Total stockholders’ equity before noncontrolling interest	85,502	28,479	8,019		122,000

Non controlling interest	3,744	—	—		3,744

Total stockholders’ equity	89,246	28,479	8,019		125,744

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$522,872	$57,819	$4,382		$585,073

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2010

(In thousands, except per share amounts)

	Nine Months Ended September 30, 2010		Acquisition Pro Forma Adjustments		Pro Forma
	PRIMUS	ARBINET
NET REVENUE	$575,809	$253,906	$(2,132)	6a	$819,063
			(8,520)	6b
OPERATING EXPENSES
Cost of revenue (exclusive of depreciation included below)	366,809	241,389	(7,419)	6a	592,491
			(8,288)	6b
Selling, general and administrative	149,549	18,684	5,287	6a	172,769
			(751)	6e
Depreciation and amortization	49,703	5,015	(2,017)	6d	55,158
			1,686	4a
			771	4b
(Gain) loss on sale or disposal of assets	(179)	—	—		(179)

Total operating expenses	565,882	265,088	(10,731)		820,239

INCOME (LOSS) FROM OPERATIONS	9,927	(11,182)	79		(1,176)
INTEREST EXPENSE	(26,661)	(465)	465	6c	(26,661)
(ACCRETION) AMORTIZATION ON DEBT PREMIUM/DISCOUNT, net	(135)	—	—		(135)
GAIN (LOSS) FROM EARLY EXTINGUISHMENT OF DEBT	164	—	—		164
GAIN (LOSS) FROM CONTINGENT VALUE RIGHTS VALUATION	(2,392)	—	—		(2,392)
INTEREST INCOME AND OTHER INCOME (EXPENSE), net	617	(880)	—		(263)
FOREIGN CURRENCY TRANSACTION GAIN (LOSS)	10,212	(1,280)	—		8,932

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE REORGANIZATION ITEMS AND INCOME TAXES	(8,268)	(13,807)	544		(21,531)
REORGANIZATION ITEMS, net	1	—	(1)	7d	—

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(8,267)	(13,807)	543		(21,531)
INCOME TAX BENEFIT (EXPENSE)	7,291	(62)	—		7,229

INCOME (LOSS) FROM CONTINUING OPERATIONS	(976)	(13,869)	543		(14,302)

BASIC AND DILUTED LOSS PER COMMON SHARE:
Income (loss) from continuing operations attributable to Primus Telecommunications Group, Incorporated	$(0.11)				$(1.15)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and Diluted	9,711				12,545

AMOUNTS ATTRIBUTABLE TO COMMON SHAREHOLDERS OF PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
Income (loss) from continuing operations, net of tax	$(976)				$(14,302)
Net income (loss) attributable to the noncontrolling interest	(104)				(104)

Income (loss) from continuing operations, net of tax and noncontrolling interest	$(1,080)				$(14,406)

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2009

(In thousands, except per share amounts)

	PRIMUS					ARBINET Year Ended December 31, 2009	Acquisition Pro Forma Adjustments		Pro Forma Year Ended December 31, 2009
	Predecessor Six Months Ended July 1, 2009	Successor Six Months Ended December 31, 2009	Reorganization Pro Forma Adjustments		Pro Forma Year Ended December 31, 2009
NET REVENUE	$365,245	$397,520	$—		$762,765	$339,476	$(1,225)	6a	$1,092,217
							(8,799)	6b
OPERATING EXPENSES
Cost of revenue (exclusive of depreciation included below)	236,925	259,566	—		496,491	323,828	(13,503)	6a	798,018
							(8,798)	6b
Selling, general and administrative	88,585	95,223	—		183,808	19,350	12,278	6a	215,436
Depreciation and amortization	11,545	36,990	22,903	7a	71,438	7,147	(2,187)	6d	78,224
							500	4b
							1,326	4a
(Gain) loss on sale or disposal of assets	(43)	102	—		59	—	—		59

Total operating expenses	337,012	391,881	22,903		751,796	350,325	(10,384)		1,091,737

INCOME (LOSS) FROM OPERATIONS	28,233	5,639	(22,903)		10,969	(10,849)	360		480
INTEREST EXPENSE	(14,093)	(17,278)	(3,651)	7b	(35,022)	(626)	626	6c	(35,022)
ACCRETION (AMORTIZATION) ON DEBT PREMIUM/DISCOUNT, net	189	(3)	(189)	7c	(3)	—	—		(3)
GAIN (LOSS) ON EARLY EXTINGUISHMENT OF DEBT	—	(4,146)	—		(4,146)	—	—		(4,146)
GAIN (LOSS) FROM CONTINGENT VALUE RIGHTS VALUATION	—	(2,804)	—		(2,804)	—	—		(2,804)
INTEREST INCOME AND OTHER INCOME (EXPENSE), net	378	492	—		870	443	—		1,313
FOREIGN CURRENCY TRANSACTION GAIN (LOSS)	20,332	19,566	—		39,898	2,331	—		42,229

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE REORGANIZATION ITEMS AND INCOME TAXES	35,039	1,466	(26,743)		9,762	(8,701)	986		2,047
REORGANIZATION ITEMS, net	424,825	(421)	(424,404)	7d	—	—	—		—

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	459,864	1,045	(451,147)		9,762	(8,701)	986		2,047
INCOME TAX BENEFIT (EXPENSE)	(4,074)	10,180	5,082	7e	11,188	39			11,227

INCOME (LOSS) FROM CONTINUING OPERATIONS	455,790	11,225	(446,065)		20,950	(8,662)	986		13,274

BASIC INCOME (LOSS) PER COMMON SHARE:
Income (loss) from continuing operations attributable to Primus Telecommunications Group, Incorporated	$3.19	$1.13							$1.04

DILUTED LOSS PER COMMON SHARE:
Income (loss) from continuing operations attributable to Primus Telecommunications Group, Incorporated	$2.63	$1.11							$1.02

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	142,695	9,600							12,434

Diluted	173,117	9,800							12,733

AMOUNTS ATTRIBUTABLE TO COMMON SHAREHOLDERS OF PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
Income (loss) from continuing operations, net of tax	455,790	11,225							13,274
Income (loss) attributable to the noncontrolling interest	32	(333)							(301)

Income (loss) from continuing operations, net of tax and noncontrolling interest	$455,822	$10,892							$12,973

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

1) Description of the Transaction

The boards of directors of Primus Telecommunications Group, Incorporated, or Primus, and Arbinet Corporation, or Arbinet, have each approved an Agreement and Plan of Merger, dated November 10, 2010, as amended by Amendment No. 1 thereto dated as of December 14, 2010, or the merger agreement, pursuant to which PTG Investments, Inc., a wholly owned subsidiary of Primus referred to as Merger Sub, will merge with and into Arbinet with Arbinet surviving the merger as a wholly owned subsidiary of Primus.

If the merger is completed, each share of Arbinet common stock will be converted into the right to receive the number of shares of Primus common stock equal to an exchange ratio, which will be calculated as follows:

i.	$28,000,000, or the Aggregate Cash-Value Merger Consideration, which may be increased by the net proceeds of a sale of Arbinet’s patents and associated rights to a third party for cash, referred to as an IP Sale;

divided by

ii.	the number of shares of Arbinet common stock issued and outstanding immediately prior to the consummation of the merger, or the Effective Time, plus shares that may become issuable as Primus common stock at or after the closing of the merger but:

•

excludes any issuable shares that are subject to Arbinet stock options or Arbinet stock appreciation rights as of the Effective Time and for which the exercise price or base price, respectively, is greater than the greater of (a) $6.05 per share of Arbinet common stock and (b) the closing stock price per share of Arbinet common stock on the day prior to the closing date; and

•

with respect to Arbinet stock appreciation rights, includes only the net number of shares of Arbinet common stock that will be issuable as calculated using the closing price of Arbinet common stock on the day prior to the closing date;

divided by

iii.	$9.5464.

The actual exchange ratio cannot be determined until just before closing of the merger; however, assuming (i) the $28,000,000 base price is not increased in connection with any sale of patents and (ii) there are an aggregate of 5,722,267 shares of Arbinet common stock issued and outstanding and shares of Arbinet common stock issuable subject to Arbinet warrants and equity awards that meet the requirements described in the preceding paragraph (assuming a per share price of Arbinet common stock of $8.44 and that no shares are subject to a perfected appraisal process), the exchange ratio, as of January 7, 2011, would be expected to be 0.5126 or approximately one share of Primus common stock for 2.02 shares of Arbinet common stock owned. The actual exchange ratio may vary significantly from the ratio determined based on the assumptions above.

The Merger Agreement contains customary representations, warranties and covenants of each of Arbinet, Primus and Merger Sub, including, among others, covenants to conduct their respective businesses in the ordinary course and in a manner consistent with past practice; however, Arbinet may, but is not required to, spin-off its patents and associated rights to its stockholders or sell such patents and associated rights to a third party for cash, referred to as an IP Sale, provided that any spin-off or IP Sale may not result in any residual liability to Arbinet or any of its subsidiaries (other than for costs, fees and expenses and tax liabilities as discussed immediately hereafter) and all transaction costs, fees and expenses (which exclude the appraiser’s fees relating to an appraisal of the applicable patents and associated rights) and the gross tax liabilities of Arbinet (except to the extent offset by net operating losses) attributable to any such spin-off or IP Sale may not exceed $350,000 in the aggregate. In addition, prior to the consummation of any such spin off or IP Sale, Arbinet must

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS—(Continued)

first grant Primus a royalty-free, worldwide, assignable (on a non-exclusive basis) and perpetual license to all of Arbinet’s patents and associated rights. The amount of any proceeds from an IP Sale, after deducting related transaction costs, fees and expenses and gross tax liabilities, may, at Arbinet’s discretion, be distributed to Arbinet’s stockholders prior to closing of the merger or added, dollar for dollar, to the $28,000,000 base merger consideration. There can be no assurance that Arbinet will effect any such spin-off of its patents or IP Sale.

2) Basis of Presentation

The unaudited pro forma condensed combined financial information is based upon the historical consolidated financial statements of Primus and Arbinet, as adjusted for the elimination of the effect of Primus’s European retail operations as described in the paragraph below, and have been prepared to illustrate the effect of the proposed merger.

Subsequent to its December 31, 2009 year end and as of September 30, 2010, Primus had sold or held for sale its European retail operations and classified them as discontinued operations. Primus has applied retrospective adjustments to its Consolidated Statement of Operations presented herein to reflect the effects of the European retail discontinued operations that occurred subsequent to December 31, 2009 (the “European Retail Discontinued Operations Reclassification”). Primus did not retrospectively adjust its 2009 or 2008 Consolidated Balance Sheet as held for sale criteria were not met until the third quarter of 2010. As a result, the unaudited pro forma combined condensed 2009 results of operations presented above eliminates any effect of the operations of the European retail operations.

The merger is expected to be closed by the end of February 2011. Accordingly, the pro forma adjustments reflected in the accompanying condensed combined pro forma financial statements may be materially different from the actual acquisition accounting adjustments required as of the future acquisition date.

Primus performed a preliminary review of Arbinet’s accounting policies. As a result, certain Arbinet amounts have been reclassified to conform to Primus’s presentation. These reclassifications had no effect on previously reported results. In addition, transactions between Primus and Arbinet during the periods presented in the unaudited pro forma condensed combined financial statements have been eliminated.

Primus may identify further differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, Primus is not aware of any differences that would have a material impact on the combined financial statements and the unaudited pro forma condensed combined financial statements do not assume any significant differences in accounting policies.

3) Calculation of Total Estimated Merger Consideration

For purposes of the preparation of the unaudited pro forma condensed combined financial statements presentation, the estimated value of Primus shares issuable as merger consideration is based upon the closing price of Primus common stock as of January 7, 2011 of $13.48 per share. The pro forma presentation also assumes the exchange of 5,529,435 eligible Arbinet shares for 2,834,204 Primus common stock equivalents for a purchase value of approximately $38.2 million. This assumption only includes the issued and outstanding shares of 5,529,435 and does not include Arbinet’s outstanding warrants, options, stock appreciation rights and other equity awards under the assumption that they have not been exercised prior to the effective date of the Merger. If all of those shares had been exercised prior to the effective date of the Merger, than the exchange would have been 5,722,267 Arbinet shares for 2,933,043 Primus shares, and the purchase value would have been approximately $39.5 million.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS—(Continued)

In certain circumstances, the consideration to be transferred upon completion of the merger may differ from the amounts assumed in these unaudited pro forma condensed combined financial statements. The aggregate value of the consideration can be impacted by changes in the Primus common stock trading price between the filing date and the acquisition date. Additionally, the aggregate value of consideration may be increased by the net proceeds of a sale of Arbinet’s patents and associated rights to a third party, for cash, prior to the closing of the merger, referred to as an IP Sale. The amount of any proceeds from the IP sale, after deducting related transaction costs, fees and expenses and gross tax liabilities, may, at Arbinet’s discretion, be distributed to Arbinet’s stockholders prior to closing of the merger or added, dollar for dollar, to the Aggregate Cash-Value Merger Consideration.

The pro forma presentation assumes that the IP Sale will not occur prior to the acquisition date and therefore will not impact the calculation of merger consideration. The final determination of merger consideration will be based on the existence or absence of an IP Sale by Arbinet and the value of Primus common stock as of the acquisition date.

4) Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Primus in the merger, reconciled to the estimate of consideration to be transferred:

Book value of Arbinet net assets acquired September 30, 2010	$28,479
Adjustments to:
Property, plant and equipment (PPE)	(4)
Identifiable intangible assets	1,000
Goodwill	8,730

Total adjustments	9,726

Purchase price to be allocated	$38,205

The preliminary estimate required identification of the tangible and intangible assets, an estimation of their fair values as well as an estimation of their remaining economic lives. Goodwill was estimated as the difference of the estimated purchase price less the fair value of net assets acquired. Changes in the purchase price will have an impact on the goodwill. The intangible assets identified included: customer relationships, developed technologies — software “Thexchange”, and trade names and trademarks.

According to ASC 805, an intangible asset shall be recognized as an asset apart from goodwill if it arises from contractual or other legal rights or if it is separable, that is, it is capable of being separated or divided from the acquired business and sold, transferred, licensed, rented or exchanged.

a) Property Plant and Equipment Summary

PPE — as reported on page F-2 of this joint proxy statement/prospectus	$17,360
Fair value adjustment of software Thexchange — (estimated life 7 years)	(3,590)
Fair value adjustment	3,586

Fair value of PPE as of September 30, 2010	$17,356

The tangible assets were allocated into separate equipment groups including: telecommunications equipment, furniture & fixtures, leasehold improvements, computer hardware, office equipment, software, and telecommunications switches.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS—(Continued)

An original economic useful life was assigned to each equipment grouping. The replacement cost new (“RCN”) was used to value each equipment group based on the types of assets that were provided by a third party appraiser . Once the RCN for each asset is estimated, depreciation over a valuation curve based upon the current age of the asset was estimated to derive the fair value. Obsolescence factors were also considered.

Developed Technologies — Software — “Thexchange”

Software was valued using the Relief-from-Royalty method, a hybrid of the Income and Market Approaches. To reflect an obsolescence factor with existing technology, a replacement factor was considered. A royalty rate was selected based on the EBIT margins, the nature of the services provided through Thexchange, market data, profit split and other considerations. A range of useful life between 7 and 10 years was assumed in the calculation of the fair value of the Software. The net expected cash flows were discounted at a rate commensurate with the risk inherent in the software. Also, tax amortization benefit was included in the calculation of the fair value for the software. The estimated fair value of the software was between $3.7 million and $4.2 million based on the range of useful life.

The pro forma adjustment to depreciation expense has been calculated assuming the acquisition had occurred on January 1, 2009. Depreciation expense increased by $1,326 for the year ended December 31, 2009 and $1,686 for the nine months ending September 30, 2010 based on the fair value adjustments to book value of Arbinet’s property, plant and equipment. Historical depreciation expense of $2,716 for the year ended December 31, 2009 and $2,017 related to the computer software has been reversed.

b) Identifiable Intangible Assets

The fair value of the identified intangible assets varied between $1.0 million and $2.4 million. In estimating the fair value of the intangible assets, the following factors were considered: the extent, character, and utility of the intangible assets; the income-generating or cost-saving attributes of the intangible assets; the nature and timing of the functional or economic obsolescence of each intangible asset; and, the relative risk and uncertainty associated with an investment in the intangible assets. Fair value assigned to intangibles include:

Trademarks and Trade Names — (estimated life 2 years)	$1,000

Customer Relationships

The Customer Relationships were valued using the Multi-Period Excess Earnings Method, a form of the Income Approach. In valuing the customer relationships, no backlog was considered due to the nature of the industry. To reflect the expected decline in cash flows associated with existing customer relationships, an attrition rate was considered. Contributory charges were applied to the after-tax cash flow to reflect the return on other assets required to sustain the existing customer relationships. These contributory assets included fixed assets, net working capital, trade name and trademarks, developed technologies, and assembled workforce. The net expected cash flows were discounted at a rate commensurate with the risk inherent in the customer relationships. Also, tax amortization benefit was included in the calculation of the fair value for the customer relations. The estimated fair value of the customer relationships was nominal.

Trade name and Trademarks

Trade name and trademarks were valued using the Relief-from-Royalty method, a hybrid of the Income and Market Approaches. A royalty rate was selected based on the EBIT margins, the nature of the services provided associated with the trade name and trademarks, market data, profit split and other considerations. A range of useful life between 2 and 5 years was assumed in the calculation of the fair value of the Trade

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS—(Continued)

name and Trademarks. The net expected cash flows were discounted at a rate commensurate with the risk inherent in the trade name and trademarks. Also, tax amortization benefit was included in the calculation of the fair value for the trade name and trademarks. The estimated fair value was between $1.0 million and $1.9 million based on the range of useful life.

Trade names and trademarks are amortized using the straight-line method over the estimated useful lives. The pro forma adjustments to amortization expense have been calculated assuming that the acquisition has occurred on January 1, 2009. Amortization expense increased by $0.5 million for the year ended December 31, 2009 and $0.4 million for the nine months ended September 30, 2010.

Assembled Workforce

The assembled workforce was valued for the purpose of calculating the appropriate contributory asset charges to be deducted from the customer relationships cash flows. Assembled workforce was valued using the replacement cost new. To estimate the assembled workforce, hiring and training costs were assumed based on telecommunication industry. Assembled workforce as required by ASC 805, was incorporated in the value of goodwill.

c) Adjustments to Stockholders’ Equity

The adjustments to stockholders’ equity reflect the estimated stock consideration of $38.2 million from the exchange of 5,529,435 eligible Arbinet shares, as calculated on and using January 7, 2011 common share stock price information as quoted on NASDAQ, for 2,834,204 Primus shares. For the purposes of valuing the stock consideration, shares of Primus common stock were valued at $13.48 per share, which is the closing price of the common stock on January 7, 2011. Total consideration credited to stockholders’ equity:

Primus common stock at a par value of $0.001	$3
Additional paid-in capital	38,202

Total consideration	$38,205

Elimination of Arbinet’s stockholders equity:

Common stock	$7
Additional paid-in capital	177,164
Treasury Stock	(17,278)
Accumulated other comprehensive income	2,990
Accumulated deficit	(134,404)

Total Arbinet stockholders’ equity eliminated	$28,479

5) Additional Pro Forma Adjustments to Reflect the Arbinet Acquisition in the Unaudited Pro Forma Condensed Combined Balance Sheet

The following pro forma adjustments are included in the unaudited pro forma condensed combined balance sheet:

a)	Represents adjustments to reclassify amounts from the Arbinet historical condensed balance sheet to conform to the Primus presentation.

b)	Represents adjustments to eliminate accounts receivable, other assets, accounts payable and other liabilities balances between Primus and Arbinet.

c)	Represents the payment of long- and short-term debt by Arbinet prior to the closing of the transaction.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS—(Continued)

d)	Represents direct and incremental costs of the acquisition that are not yet reflected in the historical financial statements of either Arbinet or Primus. Such costs are non-recurring and directly related to the transaction.

6) Additional Pro Forma Adjustments to Reflect the Arbinet Acquisition in the Unaudited Pro Forma Condensed Combined Statements of Operations

The following pro forma adjustments are included in the unaudited pro forma condensed combined statements of operations:

a)	Represents adjustments to reclassify amounts from the Arbinet historical condensed statements of operations to conform to the Primus presentation.

b)	Represents adjustments to eliminate the effect of transactions between Primus and Arbinet.

c)	Represents the elimination of Arbinet interest expense as debt will be repaid by Arbinet prior to the closing of transaction.

d)	Represents adjustments to depreciation expense which resulted from changes in the estimated fair values of assets and the depreciable or amortizable lives as per the preliminary valuation of Arbinet. The fair value of software was reduced to $3.7 million from $7.3 million.

e)	Represents the elimination of direct and incremental costs related to the acquisition that are reflected in the historical financial statements of Arbinet and Primus.

7) Pro Forma Adjustments to Reflect Primus’s Emergence from Voluntary Reorganization in the Unaudited Pro Forma Condensed Combined Statement of Operations

The following pro forma adjustments are included in the unaudited pro forma condensed combined statement of operations to recast 2009 as if Primus’s emerged from voluntary reorganization on January 1, 2009 rather than July 1, 2009:

a)	Depreciation and amortization expense was adjusted to reflect the estimated impact of revaluing assets in fresh start accounting and depreciating or amortizing those assets over a full year rather than a half year, and eliminating depreciation or amortization from pre-fresh start amounts.

b)	Interest expense was adjusted to reflect the estimated impact of recasting the fresh-start debt structure to Primus’s predecessor period of the year 2009, thus recording interest expense on the new emergence debt for the full year and eliminating the interest expense recorded prior to the emergence.

c)	(Accretion) amortization on debt premium/discount, net was adjusted to reflect the estimated impact of recasting the fresh-start debt structure to Primus’s predecessor period of the year 2009 resulting in elimination of pre-reorganization debt issue premiums or discounts.

d)	Reorganization items, net was adjusted to eliminate the impact of the voluntary reorganization from Primus’s statement of operations.

e)	Income tax benefit (expense) was adjusted to account for the taxable events that resulted from the items listed directly above.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS—(Continued)

8) Earnings per Share

The following adjustments to historical weighted average basic and diluted shares for the pro forma periods presented are as follows:

	Year Ended December 31, 2009	Nine Months Ended September 30, 2010
Basic Shares
Historical weighted average Primus shares	9,600	9,711
Issuance of Primus common stock to Arbinet stockholders	2,834	2,834

	12,434	12,545

Diluted shares
Historical weighted average Primus shares	9,800	9,711
Issuance of Primus common stock to Arbinet stockholders	2,933	2,834

	12,733	12,545

ANNEX A

AGREEMENT AND PLAN

OF MERGER

by and among

PRIMUS TELECOMMUNICATIONS

GROUP, INCORPORATED,

PTG INVESTMENTS, INC.

and

ARBINET CORPORATION

Dated November 10, 2010

A-i

A-ii

A-iii

SCHEDULE OF DEFINED TERMS

Defined Term	Location

Acceptable Confidentiality Agreement	Section 6.3(e)
Acquisition Agreement	Section 6.3(b)
Acquisition Proposal	Section 6.3(e)
Action	Section 3.11(i)
Adjusted Option	Section 2.1(e)(i)
Adjusted SAR	Section 2.1(e)(v)
affiliate	Section 9.4(a)
Affiliate Transaction	Section 3.19
Aggregate Cash-Value Merger Consideration	Section 2.1(a)
Agreement	Preamble
Appraisal Shares	Section 2.4
Balance Sheet Date	Section 3.8
beneficial owner	Section 9.4(b)
Book Entry Shares	Section 2.1(b)
business day	Section 9.4(c)
Cash and Cash Equivalents	Section 9.4(d)
Certificate of Merger	Section 1.2
Certificates	Section 2.1(b)
Change of Law	Section 9.4(e)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Common Shares Trust	Section 2.2(e)(iii)
Company	Preamble
Company 401(k) Plan	Section 3.11(b)
Company Authorizations	Section 3.20(a)
Company Balance Sheet	Section 9.4(f)
Company Board of Directors	Section 3.4(d)
Company Common Stock	Recitals
Company Employees	Section 3.18(b)
Company Excluded Shares	Section 2.1(b)
Company Financial Advisor	Section 3.22
Company Inbound Licenses	Section 3.16(c)
Company Leased Property List	Section 3.13
Company Material Adverse Effect	Section 9.4(g)
Company Material Subsidiaries	Section 3.1
Company Material Subsidiary	Section 3.1
Company Notice	Section 6.3(c)
Company Outbound Licenses	Section 3.16(c)
Company Plans	Section 3.11(a)(iv)
Company Preferred Stock	Section 3.3(a)
Company Recommendation	Section 6.1(e)
Company Recommendation Change	Section 6.3(c)
Company Registered Intellectual Property	Section 3.16(b)
Company SAR	Section 2.1(e)(v)
Company SEC Reports	Section 3.7(a)
Company Shareholder Support Agreement	Recitals
Company Stock Awards	Section 3.3(b)

A-iv

Defined Term	Location
Company Stock Option	Section 2.1(e)(i)
Company Stock Plans	Section 3.3(a)
Company Stockholder Approval	Section 3.25
Company Stockholders	Section 3.4(d)
Company Stockholders Meeting	Section 6.1(e)
Company Subsidiaries	Section 3.1
Company Subsidiary	Section 3.1
Company Warrant	Section 2.1(e)(iii)
Confidentiality Agreement	Section 6.2(c)
control	Section 9.4(h)
controlled by	Section 9.4(h)
Controlled Group Liability	Section 3.11(a)(i)
Converted Warrant	Section 2.1(e)(iii)
DGCL	Section 1.1
Determination Date	Section 6.13
Effective Time	Section 1.2
Environmental Laws	Section 3.15(a)
ERISA	Section 3.11(a)(ii)
ERISA Affiliate	Section 3.11(a)(iii)
Excess Shares	Section 2.2(e)(ii)
Exchange Act	Section 3.5(b)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Ratio	Section 2.1(a)
Excluded Party	Section 6.3(b)
Expenses	Section 8.3(b)
FCC	Section 3.5(b)
GAAP	Section 3.7(b)
Go-Shop Period	Section 6.3(a)
Governmental Authority	Section 9.4(i)
Intellectual Property	Section 3.16(a)
Intervening Event	Section 6.3(c)
IP Sale	Section 5.1
IRS	Section 3.11(b)
Joint Proxy Statement/Prospectus	Section 3.12
Leases	Section 3.13
Letter of Transmittal	Section 2.2(b)
Liens	Section 3.5(a)
Marketable Securities	Section 9.4(j)
Merger	Recitals
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
Multiple Employer Plan	Section 3.11(c)
NASDAQ	Section 2.2(e)(ii)
No-Shop Period Start Date	Section 6.3(b)
Outside Date	Section 8.1(b)(i)
Parent	Preamble
Parent Authorizations	Section 4.20
Parent Balance Sheet	Section 9.4(k)
Parent Balance Sheet Date	Section 4.8
Parent Board of Directors	Section 4.4(d)

A-v

Defined Term	Location
Parent Common Stock	Section 2.1(a)
Parent Employees	Section 4.18(b)
Parent Financial Advisor	Section 4.22
Parent Material Adverse Effect	Section 9.4(l)
Parent Material Contracts	Section 4.21(a)(viii)
Parent Material Subsidiaries	Section 4.1
Parent Material Subsidiary	Section 4.1
Parent Plans	Section 3.11(a)(iv)
Parent Preferred Stock	Section 4.3(a)
Parent Recommendation	Section 6.1(f)
Parent SEC Reports	Section 4.7(a)
Parent Shareholder Support Agreement	Recitals
Parent Stockholder Approval	Section 4.24
Parent Stockholders	Section 4.4(d)
Parent Stockholders Meeting	Section 6.1(f)
Parent Subsidiaries	Section 4.1
Parent Subsidiary	Section 4.1
Pentech Warrant	Section 3.3(a)
Performance Share Award	Section 2.1(e)(vi)
Performance Share Restricted Stock Award	Section 2.1(e)(vi)
Permitted Liens	Section 9.4(m)
person	Section 9.4(n)
Plans	Section 3.11(a)(iv)
Registration Statement	Section 3.12
Representative	Section 6.3(a)
Restricted Stock Award	Section 2.1(e)(ii)
Restricted Stock Unit Award	Section 2.1(e)(iv)
Requirement of Law	Section 9.4(o)
Returns	Section 3.14(a)
Sarbanes-Oxley Act	Section 3.7(c)
SEC	Section 3.7(a)
Securities Act	Section 3.5(b)
Special Committee	Section 9.4(p)
subsidiaries	Section 9.4(p)
subsidiary	Section 9.4(p)
Superior Proposal	Section 6.3(e)
Superior Purchaser	Section 8.3(c)
Surviving Entity	Section 1.1
Tax	Section 3.14(o)
Taxes	Section 3.14(o)
Trading Day	Section 2.1(a)
under common control with	Section 9.4(h)
WARN Act	Section 3.18(b)
Wholesale Purchase Transaction	Section 8.3(c)

A-vi

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, executed this 10th day of November, 2010 (this “Agreement”), is by and among Primus Telecommunications Group, Incorporated, a Delaware corporation (“Parent”), PTG Investments, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Arbinet Corporation, a Delaware corporation (the “Company”).

RECITALS

A. The board of directors of the Company, having considered the recommendation of the Special Committee to approve the execution and delivery of this Agreement, and the respective boards of directors of Parent and Merger Sub have each approved the execution and delivery of this Agreement on behalf of such party and the performance of their respective obligations hereunder and deem it advisable and in the best interests of their respective companies and equity holders to consummate the merger of Merger Sub with and into the Company, with the Company as the surviving entity (the “Merger”) upon the terms and subject to the conditions set forth herein.

B. Pursuant to the Merger, each issued and outstanding share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”), other than (i) the shares of Company Common Stock owned by Parent, Merger Sub or the Company (or any of their respective direct or indirect wholly owned subsidiaries) and (ii) any Appraisal Shares, will be converted into the right to receive the Merger Consideration, all as more fully described and provided for in this Agreement.

C. Contemporaneously with the execution and delivery of this Agreement, one of the Company’s principal stockholders will enter into a support agreement in connection with the Merger in favor of Parent with respect to, among other things, the voting of Company Common Stock held or to be held by such stockholder in favor of the Merger, subject to the terms of such support agreement (the “Company Shareholder Support Agreement”).

D. Contemporaneously with the execution and delivery of this Agreement, one of Parent’s principal stockholders will enter into a support agreement in connection with the Merger in favor of the Company with respect to, among other things, the voting of Parent Common Stock held or to be held by such stockholder in favor of the issuance of shares of Parent Common Stock pursuant to the Merger, subject to the terms of such support agreement (the “Parent Shareholder Support Agreement”).

E. It is intended that the Merger, along with the other transactions effected pursuant to this Agreement, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement and the documents related hereto shall constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

AGREEMENT

In consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

The Merger

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, including Article VII hereof, and in accordance with the Delaware General Corporation Law (“DGCL”), at the Effective

Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving entity of the Merger (the “Surviving Entity”). The Merger shall have the effects specified herein and in the DGCL. Parent hereby acknowledges that it intends to contribute the Surviving Entity to Primus Telecommunications Holding, Inc., a wholly owned subsidiary of Parent, promptly after the Effective Time.

Section 1.2 Effective Time; Closing. The closing of the Merger (the “Closing”) shall take place on the date determined by this Section 1.2, and the date of the Closing is referred to herein as the “Closing Date.” As promptly as practicable (but no later than two business days) after the satisfaction or, if permissible, waiver in accordance with Section 8.5 of the last to be satisfied or waived of the conditions set forth in Article VII (other than conditions that by their nature can be satisfied only at the Closing but subject to the satisfaction or waiver of those conditions), the parties hereto shall cause the Closing to occur. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or at such later time as may be agreed upon in writing by the parties hereto and specified in the Certificate of Merger, being the “Effective Time”). The Closing shall be held at the offices of Andrews Kurth LLP at 1350 I Street, NW Suite 1100, Washington, DC 20005, or such other place as the parties hereto shall agree in writing.

Section 1.3 Governing Documents.

(a) Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended to read as set forth in Exhibit A attached hereto, and as so amended shall be the certificate of incorporation of the Surviving Entity, until thereafter amended as provided therein and in accordance with applicable law but always subject to the limitation on such amendments as set forth in this Agreement, including in Section 6.4 below.

(b) Bylaws. At the Effective Time, the bylaws of the Company in effect immediately prior to the Effective Time shall be amended to read as set forth in Exhibit B attached hereto, and as so amended shall be the bylaws of the Surviving Entity, until thereafter amended as provided therein and in accordance with applicable law.

Section 1.4 Directors and Officers.

(a) Directors. The directors of Merger Sub immediately prior to the Effective Time shall continue to be the directors of the Surviving Entity, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Entity.

(b) Officers. The officers of the Company immediately prior to the Effective Time shall continue to be the officers of the Surviving Entity, in each case until their respective successors are duly elected or appointed and qualified.

ARTICLE II

Conversion of Company Common Stock

Section 2.1 Equity Interests of Parent and the Company.

(a) Merger Consideration. At the Effective Time, subject to the other provisions of this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding Company Excluded Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, the Parent, the Merger Sub or the Company, be converted into the right to receive the number of fully paid and nonassessable shares of common stock, par value $0.001 per share, of the Parent (“Parent Common Stock”) equal to the Exchange Ratio (collectively, the “Merger Consideration”). The “Exchange Ratio” shall equal the quotient of (x) the quotient of (A) the Aggregate Cash-Value Merger Consideration divided by (B) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time plus those shares that may become issuable as Parent Common Stock at or after the Effective Time pursuant to Section 2.1(e)(i), (iii), (iv), (v) or (vi) hereof, provided that such issuable shares shall, solely for this purpose, exclude any such shares that are subject to Company Stock Options or Company SARs as of the Effective Time and the exercise price or base price, respectively, therefor is, with respect to Company Common Stock, greater than the greater of (i) $6.05 and (ii) the closing stock price of Company Common Stock on NASDAQ on the last Trading Day immediately prior to the Closing Date, in each case on a per share basis, and with respect to Company SARs shall include solely the net number of shares of Company Common Stock that shall be issuable as calculated using the closing price of the Company Common Stock on the day prior to the Closing Date divided by (y) $9.5464, and rounding the Exchange Ratio to the nearest ten-thousandth.

For purposes of this Agreement, the “Aggregate Cash-Value Merger Consideration” shall equal $28,000,000, but shall be subject to upward adjustment as expressly contemplated by the last paragraph of Section 5.1 and after written notice to the Parent at least three Trading Days prior to the Closing Date of such adjustment, which notice shall include reasonable detail of the proceeds of, and all transaction costs, fees and expenses and gross Tax liabilities attributable to, the IP Sale.

For purposes of this Agreement, “Trading Day” means any day on which Parent Common Stock is traded on the principal securities market on which it is then listed or quoted.

(b) Cancellation of Shares of Company Common Stock (other than Company Excluded Shares and Appraisal Shares). As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Company Common Stock (other than Company Excluded Shares) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each certificate that immediately prior to the Effective Time represented any shares of Company Common Stock (other than Company Excluded Shares) (the “Certificates”) and each non-certificated share of Company Common Stock represented by book-entry (other than Company Excluded Shares) (“Book Entry Shares”) shall thereafter represent only the right to receive the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c). For purposes of this Agreement, “Company Excluded Shares” shall mean (i) any shares of Company Common Stock held by Parent, the Company or any of their respective direct or indirect wholly owned subsidiaries, in each case except for any such shares held on behalf of third parties, and (ii) any Appraisal Shares.

(c) Cancellation of Company Excluded Shares. Each Company Excluded Share at the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor, and no Parent Common Stock or other consideration shall be delivered in exchange therefor, subject to the right of the holder of any Appraisal Shares to receive the payment to which reference is made in Section 2.4.

(d) Conversion of Shares of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Entity.

(e) Employee Stock Options; Restricted Stock, Etc.

(i) Options. The terms of each outstanding option to purchase shares of Company Common Stock under the Company Stock Plans (unless cancelled as of the Effective Time as expressly contemplated by Section 2.1(a)) (a “Company Stock Option”), whether or not exercisable or vested, shall be adjusted as necessary to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be converted into an option (each, an “Adjusted Option”) to acquire, on the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Effective Time, the number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, rounded down to the nearest whole share. The exercise price per share of Parent Common Stock subject to any such Adjusted Option shall be an amount (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time divided by (B) the Exchange Ratio, with any fractional cents rounded up to the nearest whole cent. In addition, all adjustments to the Company Stock Options shall be made in compliance with Section 409A of the Code; provided, further, that in the case of any Company Stock Option to which Section 422 of the Code applies, the exercise price per share, the number of shares subject to such Company Stock Option and the terms and conditions of exercise of such Company Stock Option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.

(ii) Restricted Stock. Each restricted stock award outstanding immediately prior to the Effective Time under the Company Stock Plans and relating to Company Common Stock (each, a “Restricted Stock Award”) shall be converted at the Effective Time as set forth above in Section 2.1(a) with respect to shares of Company Common Stock. Each converted Restricted Stock Award shall be subject to the same terms, conditions and restrictions as were applicable under such Restricted Stock Award immediately prior to the Effective Time.

(iii) Warrants. At the Effective Time, each warrant to purchase shares of Company Common Stock (each, a “Company Warrant”) that is outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of Company Common Stock and shall be converted, at the Effective Time, into a right to acquire shares of Parent Common Stock (a “Converted Warrant”), on the same contractual terms and conditions as were in effect immediately prior to the Effective Time under the terms of the Company Warrant or other related agreement or award pursuant to which such Company Warrant was granted. The number of shares of Parent Common Stock subject to each such Converted Warrant shall be equal to the product of (a) the number of shares of Company Common Stock subject to each such Company Warrant immediately prior to the Effective Time multiplied by (b) the Exchange Ratio, rounded down to the nearest whole share, and such Converted Warrant shall have an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (i) the exercise price per share of Company Common Stock subject to such Converted Warrant immediately prior to the Effective Time divided by (ii) the Exchange Ratio, with any fractional cents rounded up to the nearest whole cent.

(iv) Restricted Stock Units. Each restricted stock unit award outstanding immediately prior to the Effective Time under the Company Stock Plans and relating to Company Common Stock (each, a “Restricted Stock Unit Award”) shall be adjusted as necessary to provide that, at the Effective Time, such Restricted Stock Unit Award shall be converted into a restricted stock unit award relating to the number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Common Stock relating to such Restricted Stock Unit Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, rounded down to the nearest whole share. Each converted Restricted Stock Unit Award shall be subject to the same terms, conditions and restrictions as were applicable under such Restricted Stock Unit Award immediately prior to the Effective Time.

(v) Stock Appreciation Rights. The terms of each outstanding stock appreciation right under the Company Stock Plans and relating to Company Common Stock (unless cancelled as of the Effective Time as expressly contemplated by Section 2.1(a)) (a “Company SAR”), whether or not exercisable or vested, shall be adjusted as necessary to provide that, at the Effective Time, each Company SAR outstanding immediately prior to the Effective Time shall be converted into a stock appreciation right (each, an “Adjusted SAR”) to acquire, on the same terms and conditions as were applicable under such Company SAR immediately prior to the Effective Time, the number of shares of Parent Common Stock equal to the product of (i) the number of shares of

Company Common Stock subject to such Company SAR immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, rounded down to the nearest whole share. The exercise price per share of Parent Common Stock subject to any such Adjusted SAR shall be an amount (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of Company Common Stock subject to such Company SAR immediately prior to the Effective Time divided by (B) the Exchange Ratio, rounded up to the nearest whole cent. In addition, all adjustments made to the Company SARs shall be made in compliance with Section 409A of the Code.

(vi) Performance Shares. Immediately prior to the Effective Time, the performance goals under any then outstanding performance share award under the Company Stock Plans and relating to Company Common Stock (a “Performance Share Award”) for which the measurement date has not occurred shall be deemed to have been achieved at the target performance level, and each share of restricted stock represented by such Performance Share Award shall be deemed to have been issued (“Performance Share Restricted Stock Award”) and shall be adjusted as necessary to provide that, at the Effective Time, such Performance Restricted Stock Award shall be converted into a restricted stock award relating to the number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Stock relating to such Restricted Stock Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, rounded down to the nearest whole share. Each converted Performance Share Restricted Stock Award shall be subject to the same terms, conditions and restrictions as were applicable under such Performance Share Restricted Stock Award immediately prior to the Effective Time. Immediately prior to the Effective Time, each Performance Share Award for which the measurement date has occurred and which the Company shall not have issued the Performance Share Restricted Stock Awards shall be adjusted as necessary to provide that, at the Effective Time, such Performance Share Award shall be converted into a performance share award relating to the number of shares of Parent Common Stock equal to the product of (x) the number of shares of Company Stock relating to such Performance Share Award immediately prior to the Effective Time multiplied by (y) the Exchange Ratio, rounded down to the nearest whole share. Each such converted performance share award shall be subject to the same terms, conditions and restrictions as were applicable under such Performance Share Award immediately prior to the Effective Time.

(f) Prior to the Effective Time, the Company shall, with respect to any compensation plans or arrangements of the Company, take any actions to give effect to all of the transactions contemplated by Section 2.1(e) and the Parent shall take all action to assume the Company Stock Awards and the terms of the Company Stock Plans with respect thereto.

(g) Parent shall reserve for issuance a sufficient number of shares of Parent Common Stock for issuance in compliance with Section 2.1(e) based on the information that is set forth on Schedule 3.3 (such Schedule to be amended by the Company at or prior to Closing solely for this purpose and to reflect (i) the cancellation of Company Stock Options and Company SARs as of the Effective Time and (ii) the issuance of any shares of Company Common Stock under the Company Stock Plans, whether by exercise of Company Stock Options or otherwise, after the date hereof and prior to Closing in accordance with the Company Stock Plans and this Agreement). No later than the Closing Date, Parent shall file a registration statement on Form S-8 (or any successor form) with respect to the shares of Parent Common Stock reserved pursuant to this Section 2.1 (held by persons who become employees, directors or consultants of the Parent or the Surviving Entity) and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any such Company Stock Awards existing immediately after the Effective Time remain outstanding.

Section 2.2 Exchange of Shares.

(a) Exchange Fund. As of the Effective Time, Parent shall appoint a commercial bank, trust company or the transfer agent for Parent Common Stock, or such other party as is reasonably satisfactory to the Company as evidenced in writing, to act as exchange agent hereunder for the purpose of exchanging Certificates and Book

Entry Shares for the Merger Consideration (the “Exchange Agent”). Parent shall bear and pay all charges and expenses, including those of Exchange Agent, incurred in connection with the exchange of shares and the Exchange Fund. Prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock, the number of shares of Parent Common Stock that are issuable pursuant to Section 2.1(a). Parent shall deposit such shares of Parent Common Stock with the Exchange Agent by delivering to the Exchange Agent certificates representing, or providing to the Exchange Agent an uncertificated book-entry for, such shares. In addition, Parent shall make available to the Exchange Agent from time to time as needed cash sufficient to pay any dividends and other distributions pursuant to Section 2.2(c). Any shares of Parent Common Stock deposited by Parent with the Exchange Agent (including the amount of any dividends or other distributions payable with respect thereto pursuant to Section 2.2(c) and cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.2(e)) shall hereinafter be referred to as the “Exchange Fund.”

(b) Exchange Rules. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of one or more shares of Company Common Stock as of the Effective Time: (i) a letter of transmittal (the “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the shares of Company Common Stock shall pass, only upon delivery of the corresponding Certificates (or affidavit of loss in lieu thereof) to the Exchange Agent or receipt by the Exchange Agent of an “agent’s message” with respect to Book Entry Shares, which letter shall be in customary form, and (ii) instructions for effecting the surrender of such Certificates (or affidavit of loss in lieu thereof) or Book Entry Shares in exchange for the Merger Consideration. Each holder of shares of Company Common Stock (other than Company Excluded Shares), upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book Entry Shares to the Exchange Agent together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, shall be entitled to receive in exchange therefor (i) one or more shares of Parent Common Stock that shall be in uncertificated book-entry form unless a physical certificate is requested and that shall represent, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.1(a) (after taking into account all shares of Company Common Stock then held by such holder) and (ii) a check for immediate payment in the amount equal to any cash that such holder has the right to receive pursuant to this Article II, consisting of cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.2(e) and any dividends and other distributions pursuant to Section 2.2(c). No interest shall be paid or shall accrue on any cash payable pursuant to Section 2.2(c) or Section 2.2(e). In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, one or more shares of Parent Common Stock evidencing, in the aggregate, the proper number of shares of Parent Common Stock and a check in the proper amount of any cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c) may be issued with respect to such Company Common Stock, as the case may be, to such a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(c) Distributions with Respect to Unexchanged Shares. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time. No dividends or other distributions declared or made in respect of Parent Common Stock shall be paid to the holder of any shares of Company Common Stock until the holder of such shares shall surrender such shares in accordance with this Article II. Subject to applicable law, following surrender of any such shares of Company Common Stock, there shall be issued and/or paid to the holder of whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions payable in respect of such shares of Parent Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Parent Common Stock with a record date after the Effective Time but on or prior to the date of such surrender and with a payment date subsequent to such surrender.

(d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued and cash paid upon conversion of shares of Company Common Stock in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.2(c) or Section 2.2(e)) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates and/or Book Entry Shares.

(e) No Fractional Shares of Parent Common Stock.

(i) No fractional shares of Parent Common Stock shall be issued in the Merger and any fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent.

(ii) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional share of Parent Common Stock (after taking into account all Certificates and/or Book Entry Shares held by such holder) shall receive, in lieu thereof, cash (without interest) representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent in one or more transactions of shares of Parent Common Stock equal to the excess of (A) the aggregate number of shares of Parent Common Stock to be delivered to the Exchange Agent by Parent pursuant to Section 2.2(a) over (B) the aggregate number of whole shares of Parent Common Stock to be distributed to the holders of shares of Company Common Stock pursuant to Section 2.2(b) (such excess, the “Excess Shares”). As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of shares of Company Common Stock that would otherwise receive fractional shares of Parent Common Stock, shall sell the Excess Shares at then prevailing prices on the NASDAQ Stock Market (“NASDAQ”) or OTC Bulletin Board, as applicable, in the manner provided in the following paragraph.

(iii) The sale of the Excess Shares by the Exchange Agent, as agent for the holders of shares of Company Common Stock that would otherwise receive fractional shares of Parent Common Stock, shall be executed on the NASDAQ or OTC Bulletin Board, as applicable, and shall be executed in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the holders of shares of Company Common Stock, the Exchange Agent shall hold such proceeds in trust for the holders of shares of Company Common Stock that would otherwise receive fractional shares of Parent Common Stock (the “Common Shares Trust”). The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of shares of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of shares of Company Common Stock would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Shares would otherwise be entitled.

(iv) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Company Common Stock in lieu of any fractional shares of Parent Common Stock, the Exchange Agent shall pay such amounts to such holders of shares of Parent Common Stock without interest, subject to and in accordance with Section 2.2.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates and/or Book Entry Shares as of the date six months (or such later time as may be determined by Parent in its sole discretion) after the Effective Time shall be delivered to Parent or otherwise on the instruction of Parent, and any holders of the Certificates and/or Book Entry Shares who have not theretofore complied with this Article II shall thereafter look only to Parent for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 2.1, cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.2(e) and any dividends or distributions with respect to shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.2(c). Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

(g) No Liability. None of Parent, Merger Sub, the Company, the Surviving Entity, any affiliate of any of the foregoing or the Exchange Agent shall be liable to any person in respect of any Merger Consideration from the Exchange Fund delivered to a public official or Governmental Authority pursuant to any applicable abandoned property, escheat or similar law.

(h) Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided that no such gain or loss thereon shall affect the amounts payable to the holders of Company Common Stock pursuant to this Article II and that if at any time prior to the termination of the Exchange Fund pursuant to Section 2.2(f), the amount of cash included in the Exchange Fund is reduced below the amount necessary to pay any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.2(e) and dividends and distributions payable pursuant to Section 2.2(c), Parent shall promptly deposit additional cash into the Exchange Fund sufficient to rectify this deficiency. Any interest and other income resulting from such investments shall be paid promptly to Parent, provided that such payment will not create a deficiency in funds payable to the holders of Company Common Stock hereunder.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which the holder is entitled pursuant to Section 2.2(e) and any dividends and distributions with respect to shares of Parent Common Stock to which the holder is entitled pursuant to Section 2.2(c), in each case with respect to the shares of Company Common Stock formerly represented by such lost, stolen or destroyed Certificate.

(j) Withholding Rights. Each of the Exchange Agent, Parent and the Surviving Entity shall be entitled, without duplication, to deduct and withhold from the consideration otherwise payable pursuant to this Agreement as Merger Consideration such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of applicable law and shall further be entitled to sell Parent Common Stock otherwise payable pursuant to this Agreement as Merger Consideration to satisfy any such withholding requirement (which Parent Common Stock shall be valued with respect to such withholding at the average of the high and low trading prices of Parent Common Stock on the NASDAQ or OTC Bulletin Board, as applicable, on the day of such sale). To the extent that amounts are so withheld by the Exchange Agent, Parent or Surviving Entity, as the case may be, and paid over to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares in respect of which such deduction and withholding was made. This provision shall not affect the terms of any withholding provisions set forth in the Company Stock Plans that would otherwise be applicable with respect to the issuance of Parent Common Stock in the Merger with respect to the securities issued under such Company Stock Plans.

(k) Further Assurances. After the Effective Time, the officers and directors of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger.

(l) Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. At or after the Effective Time, subject to Section 2.4 below, any Certificates or Book Entry Shares presented to the Exchange Agent or Parent for any reason shall represent the right to receive the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby (including any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c)).

Section 2.3 Certain Adjustments. If, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding Parent Common Stock or Company Common Stock shall have been changed by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Merger Consideration shall be appropriately adjusted to provide to the holders of Company Common Stock consideration having the same economic effect as was contemplated by this Agreement prior to such event.

Section 2.4 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any record holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration payable pursuant to Section 2.1, but instead at the Effective Time shall become the right to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL and at the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and cease to exist. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL (including by reason of the fact that Parent Common Stock is listed on NASDAQ) or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then (i) such shares of Company Common Stock shall thereupon cease to constitute Appraisal Shares and (ii) the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL shall be forfeited and cease and if such forfeiture shall occur following the Effective Time, each such Appraisal Share shall thereafter be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest thereon, the Merger Consideration. The Company shall deliver prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock and the Company shall provide Parent with the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

ARTICLE III

Representations and Warranties of the Company

The Company hereby represents and warrants to Parent that (i) except as otherwise set forth in the Company’s Schedules to this Agreement (it being agreed that disclosure of any item in any section of the Company’s Schedules shall also be deemed to be disclosed with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent) or (ii) other than with respect to Sections 3.1, 3.2, 3.3, 3.4, 3.7(a), 3.7(b) or 3.9(a), except as and to the extent disclosed in the Company SEC Reports filed with the SEC on or after January 1, 2010 and prior to the date that is two business days prior to the date of this Agreement (excluding any disclosures set forth in any section of a Company SEC Report entitled “Risk Factor” or

“Forward-Looking Statements” or any other disclosures included in such filings to the extent that they are cautionary, predictive or forward-looking in nature):

Section 3.1 Organization, Good Standing and Qualification; Subsidiaries. The Company has been duly organized and is validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, have a Company Material Adverse Effect. Each subsidiary of the Company (each, a “Company Subsidiary,” and collectively, the “Company Subsidiaries”) has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation, limited liability company or limited partnership to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect. A true and complete list of all the Company Subsidiaries as of the date of this Agreement, together with the jurisdiction of incorporation or formation of each Company Subsidiary and the percentage of the outstanding capital stock or other equity interest of each Company Subsidiary owned by the Company and each other Company Subsidiary as of such date, is set forth in Schedule 3.1. Except as set forth in Schedule 3.1, as of the date of this Agreement, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. The term “Company Material Subsidiaries” means those subsidiaries indicated as material on Schedule 3.1 (each, a “Company Material Subsidiary”). No Company Subsidiary, except for the Company Material Subsidiaries, would constitute a “significant subsidiary” of the Company under Rule 1-02 of Regulation S-X of the SEC, has any material assets or liabilities or, in the good faith judgment of the Company, is material to the business, operations or financial condition of the Company.

Section 3.2 Organizational Documents. The Company has heretofore furnished to Parent a complete and correct copy of the charter and the bylaws or equivalent organizational documents, each as amended to date, of the Company and each Company Material Subsidiary. Such charter and bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Material Subsidiary is in violation of any provision of its charter, bylaws or equivalent organizational documents.

Section 3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock and 5,000,000 shares of Preferred Stock, par value $0.001 per share (“Company Preferred Stock”). As of November 9, 2010, (i) 5,507,876 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (ii) 1,198,059 shares of Company Common Stock were held in treasury, (iii) 385,102 shares of Company Common Stock were reserved for future issuance pursuant to the Company’s 2004 Stock Incentive Plan, as amended, and 531,723 shares of Company Common Stock were reserved for future issuance pursuant to the Company’s Amended and Restated 1997 Stock Incentive Plan (together, the “Company Stock Plans”), respectively, and (iv) 359 shares were reserved for future issuance pursuant to that certain warrant to purchase Company Common Stock held by Pentech Financial Services, Inc. and dated as of April 16, 2002 (the “Pentech Warrant”). As of the date hereof, no shares of Company Preferred Stock are issued and outstanding. Since November 9, 2010 to the date of this Agreement, the Company has not issued any shares of capital stock or granted any options covering shares of capital stock, except in connection with the exercise of Company Stock Options or Company SARs or the vesting of Company Stock Awards in each case issued and outstanding on November 9, 2010. All shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and will not be subject to any preemptive rights. All of the outstanding capital stock of, or other ownership interests in, each Company Subsidiary is owned by the Company, directly or indirectly, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or such other Company Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever. Subject to the foregoing, the consummation of the transactions contemplated by this Agreement will not effect or result in any change in the ownership of the Company or of any Company Subsidiary except as expressly contemplated by this Agreement.

(b) Except as set forth in subsection (a) above or as permitted by Section 5.1 after the date of this Agreement, (i) the Company does not have any shares of its capital stock issued or outstanding other than shares of Company Common Stock that have become outstanding after November 9, 2010 upon (X) the exercise of Company Stock Options or Company SARs or (Y) the vesting of Company Stock Awards, in each case, outstanding as of November 9, 2010 and disclosed in Section 3.3(a), (ii) other than Company Stock Options, Restricted Stock Awards, Restricted Stock Unit Awards, Company SARs, and Performance Share Awards (collectively, “Company Stock Awards”), there are no outstanding awards or restricted stock, restricted stock units, stock appreciation rights, dividend equivalent rights or performance share awards or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or other voting securities of or other ownership interests in the Company, granted under any plan of the Company or its Subsidiaries and (iii) except for the Company Stock Awards listed on Schedule 3.3 and the Pentech Warrant, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests (including securities or obligations convertible into or exchangeable or exercisable for any shares of capital stock) or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.

(c) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which, in their capacity as such, have the right to vote (or which are convertible into or exercisable for securities having the right to vote other than Company Stock Awards) with the stockholders of the Company on any matter.

(d) Except for the Company Shareholder Support Agreement, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or of which the Company is otherwise aware with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(e) No holder of securities in the Company or any of its Subsidiaries has any right to have such securities registered by the Company or any of its Subsidiaries, as the case may be.

(f) Schedule 3.3 sets forth a complete and correct list of all outstanding Company Stock Awards granted under the Company Stock Plans as of the date of this Agreement, or otherwise, the number of shares of Company Common Stock issuable thereunder or with respect thereto, and the exercise prices (if any) thereof. Each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective by all necessary corporate action. The per share exercise price of each Company Stock Option was equal to or greater than the fair market value of a share of Company Common Stock on the applicable grant date.

Section 3.4 Authority; Due Authorization; Binding Agreement; Approval.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement, subject, with respect to the Merger, to the Company Stockholder Approval under the DGCL. The Company Stockholder Approval is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger.

(b) The execution and delivery of, and the performance of the Company’s obligations under, this Agreement and the consummation of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all requisite corporate action on the part of the Company (other than, with respect to the Merger, the Company Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL).

(c) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d) The board of directors of the Company (the “Company Board of Directors”), having considered the recommendation of the Special Committee to approve the execution and delivery of this Agreement and consulted with the financial and legal advisors of the Company, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable, fair to, and in the best interests of the stockholders of the Company, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger), (iii) resolved (subject to Section 6.3(b)) to recommend the adoption of this Agreement (including the Merger) by the stockholders of the Company (the “Company Stockholders”), and (iv) directed that the Merger be submitted to Company Stockholders for approval, all of which determinations, approvals and resolutions have not been rescinded, modified or withdrawn as of the date hereof.

Section 3.5 No Violation; Consents.

(a) Provided that all authorizations, consents, approvals, exemptions and other actions described in Schedule 3.5 have been obtained or taken prior to the Effective Time, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with any provision of the organizational documents of the Company or any Company Subsidiary, (ii) assuming the governmental filings, approvals, consents and authorizations referred to in Section 3.5(b) are duly and timely made or obtained and that the Company Stockholder Approval in accordance with the DGCL is duly obtained, violate or conflict with any applicable law, ordinance, rule or regulation of any Governmental Authority or any applicable order, writ, judgment or decree of any court or other competent authority, or (iii) result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, result in a right of termination or acceleration under, require any offer to purchase or any prepayment of any debt or result in the creation of any liens, pledges, security interests, claims or encumbrances (“Liens”) upon any of the properties, or assets of the Company or any of the Company Subsidiaries under any of the terms, conditions or provisions of any contract or agreement or any bank loan, indenture or credit agreement, in each case to which the Company or any Company Subsidiary is a party, except, in the case of (ii) and (iii) above, for such violations, defaults, breaches, accelerations, or other occurrences that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Except for (i) the filing and recordation of appropriate merger documents as required by the DGCL or applicable law of other states in which the Company is qualified to do business, (ii) the applicable requirements of (A) the Securities Act of 1933 (including the rules and regulations thereunder, the “Securities Act”), the Securities Exchange Act of 1934 (including the rules and regulations thereunder, the “Exchange Act”) and any other applicable U.S. state or federal securities laws, and (B) the NASDAQ, (iii) filings, notices, and approvals required by any Governmental Authority, including the U.S. Federal Communications Commission or any successor agency thereto (the “FCC”) pursuant to the Communications Act of 1934, as amended by the Telecommunications Act of 1996, 47 U.S.C. §§ 151. et. seq., as set forth on Schedule 3.5 and by the state public utility commissions or foreign regulatory authorities as set forth on Schedule 3.5, and (iv) such other authorizations, consents, approvals or filings the failure of which to obtain or make would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, no authorization, consent or approval of or filing with any Governmental Authority is required to be obtained or made by the Company or any Company Subsidiary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger. No authorization, consent or approval of any nongovernmental third party is required to be obtained by the Company or any Company Subsidiary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger, except where failure to obtain such authorizations, consents or approvals would not prevent or materially delay the consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, and would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.6 Compliance.

(a) Except as set forth in Schedule 3.6(a), neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of any applicable law, rule, regulation, order, judgment or decree of any Governmental Authority having jurisdiction over it, except for any such conflicts, defaults or violations that do not, individually or in the aggregate, have a Company Material Adverse Effect. For the avoidance of doubt, this Section 3.6(a) does not apply to employee benefit matters, Tax matters and Environmental Laws, which are addressed in Sections 3.11, 3.14 and 3.15, respectively.

(b) None of the Company nor any Company Subsidiary has since January 1, 2008, and, to the knowledge of the Company, the Company and the Company Subsidiaries have not otherwise, and no director, officer, agent or employee acting on behalf of the Company or any Company Subsidiary has: (i) used any corporate funds for any unlawful contribution, gift, entertainment or anything of value relating to political activity; (ii) made any direct or indirect unlawful payment to any employee, agent, officer or representative of a Governmental Authority or political party, or official or candidate thereof, or any immediate family member of any of the foregoing; or (iii) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment in connection with the conduct of the Company’s or any of the Company Subsidiaries’ businesses. None of the Company nor any Company Subsidiary has since January 1, 2008, and, to the knowledge of the Company, the Company and the Company Subsidiaries have not otherwise, and no director, officer, agent or employee of the Company or any Company Subsidiary has, received any bribes, kickbacks or other unlawful payments from vendors, suppliers or other persons in connection with the Company or any Company Subsidiary. The Company has no knowledge that any payment made by the Company or any Company Subsidiary to a person has been unlawfully offered, given or provided to any foreign official, political party or official thereof, or to any candidate for public office. There are no existing or, to the knowledge of the Company threatened, investigations, inquiries or proceedings by any Governmental Authority, including the U.S. Department of Justice and similar state and foreign law enforcement authorities, concerning any matter described in this Section 3.6(b).

Section 3.7 SEC Filings; Financial Statements; Sarbanes-Oxley; Internal Accounting Controls; Disclosure Controls and Procedures.

(a) The Company has filed all forms, reports, documents, schedules, prospectuses, and registration, proxy and other statements required to be filed by it with the United States Securities and Exchange Commission (“SEC”) since January 1, 2008 (collectively, including amendments thereto, and together with all documents incorporated by reference therein, but excluding the exhibits filed therewith, the “Company SEC Reports”). As of their respective effective dates (in the case of Company SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Company SEC Reports) or, if later amended or superseded, then on the date of such later filing, the Company SEC Reports complied as to form in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Company SEC Reports, as of such respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been corrected by subsequent filings with the SEC prior to the date that is two business days prior to the date of this Agreement. No Company Subsidiary is currently required to file any form, report or other document with the SEC under Section 12 or 15(d) of the Exchange Act.

(b) The historical consolidated financial statements (including any notes thereto) contained in the Company SEC Reports, each as amended prior to the date of this Agreement, (i) at the time filed complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and except that financial statements included with quarterly reports on Form 10-Q do not contain all GAAP notes to such financial statements), and (iii) each fairly presented, in all material respects, the consolidated financial position, results of operations, and changes in stockholders’ equity and cash flows of the Company and the consolidated Company Subsidiaries as at the indicated dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c) With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in the Company SEC Reports, the chief executive officer and chief financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct.

(d) The Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP, and which system (i) pertains to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provides reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provides reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.

(e) The Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.

Section 3.8 Absence of Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except

(a) liabilities, obligations or contingencies (i) that are accrued or reserved against in the Company’s consolidated financial statements as of June 30, 2010 (the “Balance Sheet Date”) (or reflected in the notes thereto) included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 11, 2010, (ii) incurred pursuant to this Agreement or in connection with the transactions contemplated by this Agreement, or (iii) that were incurred after the Balance Sheet Date in the ordinary course of business, (b) liabilities, obligations or contingencies that (i) would not, individually or in the aggregate, have a Company Material Adverse Effect, or (ii) have been discharged or paid in full prior to the date hereof, and (c) liabilities, obligations and contingencies that are of a nature not required to be reflected in the consolidated financial statements (including the notes thereto) of the Company and the Company Subsidiaries.

Section 3.9 Absence of Certain Changes or Events.

(a) Since December 31, 2009, there has not been any event, occurrence, development or state of circumstances or facts that has had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Except as otherwise contemplated by this Agreement, from December 31, 2009 until the date of this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and there has not been any (i) change by the Company in its accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company and the Company Subsidiaries, except insofar as may have been required by GAAP, or (ii) declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities, except in connection with the cashless exercise of outstanding Company Stock Options or warrants in accordance with the terms thereof, or in connection with payment in cash in lieu of fractional shares.

Section 3.10 Litigation. There is no (i) Action, administrative proceeding, audit, lawsuit or governmental inquiry directed against the Company or any Company Subsidiary pending and publicly filed, or, to the knowledge of the Company, threatened, except for such matters as would not, individually or in the aggregate, have a Company Material Adverse Effect, (ii) Action, administrative proceeding, lawsuit or governmental inquiry pending and publicly filed or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that is reasonably likely to materially hinder or impede the consummation of the transactions contemplated hereby, (iii) judgment or settlement obligation outstanding that is directed specifically against the Company or the Company Subsidiaries that would have the effect referred to in clause (ii), or (iv) judgment, decree, injunction, award or order of any Governmental Authority outstanding against the Company or any Company Subsidiary. For the avoidance of doubt, this Section 3.10 does not apply to employee benefit matters, Tax matters and Environmental Laws, which are addressed in Sections 3.11, 3.14 and 3.15, respectively.

Section 3.11 Employee Benefit Plans.

(a) For purposes of Section 3.11 and Section 4.11, the following terms have the definitions given below:

(i) “Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA (as defined below), (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, (d) resulting from a violation of the continuation coverage requirements of Section 601 et. seq., of ERISA and Section 4980B of the Code or the group health plan requirements of Sections 9801 et. seq., of the Code and Section 701 et. seq., of ERISA, and (e) under corresponding or similar provisions of foreign laws or regulations.

(ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations issued thereunder.

(iii) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of the same “controlled group of corporations” under “common control” or a member of the same “affiliated service group,” within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

(iv) “Plans” means all “employee benefit plans” (within the meaning of Section 3(3) of ERISA), programs and all other benefit arrangements (whether or not subject to ERISA) or payroll practices, including, without limitation, any defined benefit or defined contribution pension plan, profit sharing plan, stock ownership plan, deferred compensation agreement or arrangement, vacation pay, sickness, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), employee stock option or stock purchase plan, bonus or incentive plan or program, long-term incentive programs in the form of restricted stock grants and stock option grants, severance pay plan, agreement, practice, arrangement or policy, employment agreement, retention pay, consulting or other compensation agreements, medical insurance including medical, dental, vision, and prescription coverage, life and accidental death and dismemberment insurance, tuition aid reimbursement, relocation assistance, expatriate benefits, retiree medical and life insurance maintained. The term “Company Plans” means all Plans that the Company, the Company Subsidiaries or any of their ERISA Affiliates sponsors, maintains, contributes to, or to which the Company, the Company Subsidiaries or any ERISA Affiliate has or may have any liability thereunder. The term “Parent Plans” means all Plans that the Parent, the Parent Subsidiaries or any of their ERISA Affiliates sponsors, maintains, contributes to, or to which the Parent, the Parent Subsidiaries or any of their ERISA Affiliates has or may have any liability thereunder.

(b) Schedule 3.11(b) lists all material Company Plans. With respect to each material Company Plan, the Company has made available to Parent a true, correct and complete copy in all material respects of the following (where applicable): (i) each writing constituting a part of such Company Plan, including, without limitation, all plan documents (including amendments), benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three most recent Annual Reports (Form 5500 Series) and all accompanying schedules, if any; (iii) the current summary plan description, and any summary of material modifications thereto, if any; (iv) the most recent annual financial report, if any; (v) the two most recent actuarial valuations for any defined benefit pension plans, if any; (vi) any material notices to or other material communications with any Governmental Authority relative to any Company Plan in the past five years; and (vii) the most recent opinion and determination letters from the Internal Revenue Service (“IRS”), if any, with respect to any tax qualified Company Plan and/or trust or other funding instrument. Except as specifically provided in the foregoing documents provided to Parent or as set forth on Schedule 3.11(b), there are no amendments to any Company Plan that have been adopted or approved, and none of the Company nor any of the Company Subsidiaries nor their ERISA Affiliates have any intent or commitment to amend or create any new, Company Plan. The Company contributes to only one “employee pension benefit plan,” as defined in Section 3(2) of ERISA, which is a defined contribution plan intended to be qualified pursuant to Section 401(a) and 501(a) of the Code, and to be a cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Company 401(k) Plan”). The Company 401(k) Plan is maintained on a nonstandardized prototype plan document, the underlying form of which has received a favorable opinion letter from the IRS. The Company 401(k) Plan has been timely amended as required to reflect changes in applicable law. To the knowledge of the Company as of the date hereof, nothing has occurred with respect to the operation of the Company 401(k) Plan that would cause the loss of such tax qualification or exemption or the imposition of any material liability, penalty or tax on the Company, a Company Subsidiary or any ERISA Affiliate under ERISA or the Code. No stock or other security issued by the Company or any Company Subsidiary forms or has formed a material part of the assets of any Company Plan that is subject to ERISA.

(c) Neither the Company nor any of the Company Subsidiaries or their ERISA Affiliates maintains or contributes to any plan that is (i) covered by Title IV of ERISA, (ii) subject to the minimum funding requirements of Section 412 of the Code, (iii) a “Multiemployer Plan” as defined in Section 3(37) of ERISA, (iv) a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA) (a “Multiple Employer Plan”), or subject to Section 4063 or 4064 of ERISA, or (v) funded by a voluntary employees’ beneficiary association within the meaning of Code

Section 501(c)(9) or subject to Code Section 419 or 419A, nor has the Company or any of the Company Subsidiaries or any of their respective ERISA Affiliates, at any time within six years before the date of this Agreement, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. There does not now exist, and there are no existing circumstances that could reasonably be expected to result in, any material Controlled Group Liability that would be a liability of the Company or any of the Company Subsidiaries or any of their respective ERISA Affiliates following the Closing. Without limiting the generality of the foregoing, neither the Company nor any of the Company Subsidiaries or their ERISA Affiliates has engaged in any transaction described in Section 4069 or that constitutes a withdrawal under Section 4201 et. seq., of ERISA.

(d) All material contributions required to be made by the Company or any of the Company Subsidiaries or their ERISA Affiliates to any Company Plan by applicable laws or by any plan document or other contractual undertaking, and all premiums required to be paid under applicable law or contract with respect to insurance policies funding any Company Plan, for any period through the date hereof have been timely made or paid in full and through the Closing Date will be timely made or paid in full.

(e) The Company and the Company Subsidiaries and their respective ERISA Affiliates have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Company Plans. Each Company Plan has been operated in compliance with its terms and has been maintained, in all material respects, in compliance with all provisions of ERISA, the Code and other applicable laws, except to the extent any noncompliance could not reasonably be expected to result in any material liability to the Company, a Company Subsidiary, or any ERISA Affiliate. Except as would not have a Company Material Adverse Effect, there is not now, and there are no existing circumstances that could reasonably be expected to give rise to, any requirement for the posting of security with respect to a Company Plan or the imposition of any pledge, lien, security interest or encumbrance on the assets of the Company or any of the Company Subsidiaries or any of their respective ERISA Affiliates under ERISA or the Code, or similar applicable laws of foreign jurisdictions. Except as would not have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries or their respective ERISA Affiliates, nor any “party in interest” or “disqualified person” with respect to any Company Plan, has engaged in any nonexempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.

(f) Schedule 3.11(f) sets forth a list of each Company Plan that has assets (or provides benefits) that include securities issued by the Company, any of the Company Subsidiaries or any of their respective ERISA Affiliates.

(g) Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA or other similar law, neither the Company nor any of the Company Subsidiaries nor their ERISA Affiliates has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof. To the knowledge of the Company, there has been no communication to employees of the Company or the Company Subsidiaries nor their ERISA Affiliates that could reasonably be expected or interpreted to promise or guarantee such employees retiree health or life insurance benefits or other retiree death benefits on a permanent basis. Except for any health flexible spending account, no Company Plan providing medical benefits is self-funded.

(h) Neither this Agreement nor the transactions contemplated by this Agreement will result in any forgiveness of indebtedness or obligation to fund benefits with respect to any employee, director, independent contractor, consultant or officer of the Company or any Company Subsidiary nor their ERISA Affiliates, or result in any restriction on the right to merge, amend or terminate any Company Plan, or result in any new or increased contribution required to be made to any of the Company Plans.

(i) There is no pending or, to the knowledge of the Company, threatened suit, claim, action, proceeding, hearing, notice of violation, demand letter or investigation (an “Action”) (other than claims for benefits in the ordinary course) that have been asserted or instituted against any Company Plan, any fiduciaries thereof with respect to their duties to any Company Plan or the assets of any of the trusts under any Company Plan that could reasonably be expected to result in any material liability of the Company or any of the Company Subsidiaries or their ERISA Affiliates to any person, the Pension Benefit Guaranty Corporation, the United States Department of Treasury, the United States Department of Labor or any Multiemployer Plan, or to comparable entities or Company Plans under applicable laws of jurisdictions outside the United States.

(j) Schedule 3.11(j) sets forth the names of all directors and Section 16 officers of the Company, the total salary and bonus each will be eligible to receive in the current Company fiscal year, and any changes to the foregoing that will occur as a matter of entitlement subsequent to such fiscal year end. Schedule 3.11(j) also sets forth the liability of the Company and the Company Subsidiaries for deferred compensation under any deferred compensation plan, excess plan or similar arrangement (other than pursuant to Company Plans) to each such director, officer and employee and to all other employees as a group, together with the value, as of the date specified thereon, of the assets (if any) set aside in any grantor trust(s) to fund such liabilities. There are no other material forms of compensation paid to any such director, officer or employee of the Company other than pursuant to the Company Stock Awards.

(k) No Company Plan is subject to the laws of any jurisdiction outside of the United States.

(l) Except as set forth on Schedule 3.11(l), no disallowance of a deduction under Section 162(m) of the Code for employee reimbursement of any amount paid or payable by the Company or any of the Company Subsidiaries has occurred or is reasonably expected to occur, except as would not have a Company Material Adverse Effect. All Company Plans that are subject to Section 409A of the Code are in material compliance with the requirements of such Code Section and regulations thereunder.

(m) None of the Company nor any Company Subsidiary nor any ERISA Affiliate of each is in default in performing any of its contractual obligations under any of the Company Plans or any related trust agreement or insurance contract where such default could reasonably be expected to result in any material liability of the Company or any Company Subsidiaries or their ERISA Affiliates.

(n) There are no material outstanding liabilities under or with respect to any Company Plan other than liabilities for benefits to be paid to participants in any Company Plan and their beneficiaries in accordance with the terms of such Company Plan.

(o) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of the Company or any of the Company Subsidiaries or any of their ERISA Affiliates (either alone or in conjunction with any other event). Without limiting the generality of the foregoing, no amount paid or payable by the Company or any Company Subsidiaries or any of their ERISA Affiliates in connection with the transactions contemplated by this Agreement, either solely as a result thereof or as a result of the transactions contemplated by this Agreement in conjunction with any other events, will be a “parachute payment” within the meaning of Section 280G of the Code, and neither the Company nor any of the Company Subsidiaries nor any of their ERISA Affiliates is a party to any contract that will have continuing effect after the Closing Date that under certain circumstances could require any payment (or be deemed to give rise to any payment) that would be a “parachute payment”. Neither the Company nor any of the Company Subsidiaries nor any of their ERISA Affiliates is a party to, or otherwise obligated under, any contract, plan or arrangement that provides for the gross-up of Taxes imposed by Section 4999 of the Code.

Section 3.12 Information Supplied. The information to be supplied in writing by the Company for inclusion or incorporation by reference in the registration statement on Form S-4 pursuant to which shares of Parent Common Stock issued in the Merger will be registered under the Securities Act (the “Registration Statement”)

will not, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied in writing by the Company for inclusion or incorporation by reference in the proxy statement/prospectus to be sent to the Company Stockholders relating to the Company Stockholders Meeting and the proxy statement to be sent to the Parent Stockholders relating to the Parent Stockholders Meeting (such proxy statements together, in each case as amended or supplemented from time to time, the “Joint Proxy Statement/Prospectus”) will not, at the time the Joint Proxy Statement/Prospectus is first published, sent or given to Company Stockholders and Parent Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and will not, at the time of the Company Stockholders Meeting or at the time of the Parent Stockholders Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting or the Parent Stockholders Meeting that shall have become false or misleading in any material respect. Notwithstanding the foregoing provisions of this Section 3.12, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Registration Statement or the Joint Proxy Statement/Prospectus based on information supplied by or on behalf of Parent and Parent Subsidiaries for inclusion or incorporation by reference therein or based on information that is not made in or incorporated by reference in such documents but which should have been disclosed pursuant to Section 4.12.

Section 3.13 Title to Properties. The Company and the Company Subsidiaries have good title to all material properties owned by them, in each case, free and clear of all Liens, other than Permitted Liens. Neither the Company nor any of the Company Subsidiaries owns any real property. Set forth on Schedule 3.13 is a true, complete and in all material respects accurate list (the “Company Leased Property List”) of all existing leases, subleases, licenses or other occupancy agreements and all amendments, modifications, extensions and supplements thereto (collectively, the “Leases”) to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound, setting forth (a) the date thereof, (b) the names of the parties thereto, (c) the identification of each rentable space that comprises the aggregate space demised under the Lease by address, city, country and by floor/suite number or other similar identification, (d) the commencement date and expiration date thereof, (e) the minimum or fixed monthly rent payable thereunder, and (f) the square footage covered thereby. Except as set forth on the Company Leased Property List, neither the Company nor any Company Subsidiary is a party to, or bound by, any Lease. True, complete and correct copies of all Leases set forth on the Company Leased Property List have heretofore been made available to Parent. Each of the Leases set forth on the Company Leased Property List constitutes the entire agreement between the respective parties thereto and each Lease is valid and subsisting and in full force and effect. There is not, under any such leases, any existing default or event of default or event that with notice or lapse of time, or both, would constitute a default or event of default by the Company or any of the Company Subsidiaries that has had or would reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no landlord, sublessor, licensor or any other party under a Lease (other than Company or any Company Subsidiary) is in material default in respect of its obligations thereunder.

Section 3.14 Taxes. Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect:

(a) Each of the Company, the Company Subsidiaries and any affiliated, combined or unitary group of which any such entity is or was a member has timely (taking into account any extensions) filed all federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements (“Returns”) required to be filed in respect of any Taxes (as defined below), and has timely paid all Taxes shown by such Returns to be due and payable, except where the failure to timely file such Returns or pay such Taxes would not have a Company Material Adverse Effect.

(b) Each of the Company and the Company Subsidiaries has established reserves that are adequate in the aggregate for the payment of all Taxes not yet due and payable through the date hereof, and complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(c) Schedule 3.14(c) sets forth the last taxable period through which the federal income tax Returns of the Company and the Company Subsidiaries have been examined by the IRS or otherwise closed. Except to the extent being contested in good faith, all deficiencies asserted as a result of such examinations and any examination by any applicable state or local taxing authority have been paid, fully settled or adequately provided for in the Company’s most recent audited financial statements. Except as set forth in Schedule 3.14(c), no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which the Company or any of the Company Subsidiaries would be liable, and no deficiency that has not yet been paid for any such Taxes has been proposed, asserted or assessed against the Company or any of the Company Subsidiaries with respect to any period.

(d) Except as set forth on Schedule 3.14(d), neither the Company nor any of the Company Subsidiaries has executed or entered into with the IRS or any taxing authority (i) any agreement or other document extending or having the effect of extending the period for assessment or collection of any Tax for which the Company or any of the Company Subsidiaries would be liable, or (ii) a closing agreement pursuant to Section 7121 of the Code or any similar provision of state or local income tax law that relates to the Company or any of the Company Subsidiaries.

(e) Neither the Company nor any of the Company Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing agreement or similar agreement or arrangement.

(f) Neither the Company nor any of the Company Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign law) (i) occurring during the two-year period ending on the date hereof, or (ii) that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(g) Neither the Company nor any of the Company Subsidiaries has taken or agreed to take any action, or knows of any fact or circumstance, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(h) Neither the Company nor any of the Company Subsidiaries has been a beneficiary or has otherwise participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) that was, is, or to the knowledge of the Company will ever be required to be disclosed under Treasury Regulation Section 1.6011-4. No Tax Return filed by or on behalf of the Company or any of the Company Subsidiaries has contained a disclosure statement under Section 6662 of the Code (or any similar legal requirement).

(i) Neither the Company nor any of the Company Subsidiaries has received written notification from a Governmental Authority in a jurisdiction where the Company or the Company Subsidiaries do not file Tax Returns that any of them are or may be subject to taxation by that jurisdiction. Neither the Company nor any of the Company Subsidiaries has commenced activities in any jurisdiction that would reasonably be expected to require the Company or any of the Company Subsidiaries to make an initial filing of any Tax Return with respect to Taxes imposed by a Governmental Authority that it had not previously been required to file in the immediately preceding taxable period.

(j) Neither the Company nor any of the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any: (i) adjustment pursuant to Section 481 of the Code associated with a change of accounting method that is effective on or before the date of this Agreement; (ii) closing agreement or other agreement with any Governmental Authority executed on or before the date of this Agreement; (iii) transaction entered into on or before the date of this Agreement and treated under the installment method, long-term contract method, cash method, or open transaction method of accounting; or (iv) election under Section 108(i) of the Code to defer debt discharge income.

(k) There are no Liens for Taxes upon the Company’s assets or any of the Company Subsidiaries’ assets, other than for current Taxes not yet due and payable.

(l) Neither the Company nor any of the Company Subsidiaries has ever been a member of any affiliated, consolidated, combined, or unitary group (other than the group of which the Company is the common parent) or participated in any other arrangement whereby any income, revenues, receipts, gains, credits, expenses, or losses were determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gains, credits, expenses, or losses of any other Person.

(m) None of the assets of the Company or any of the Company Subsidiaries: (i) is property required to be treated as owned by another Person pursuant to former Section 168(f)(8) of the Code; (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is excludable from gross income under Section 103(a) of the Code.

(n) The Company was not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o) For purposes of this Agreement, “Tax” and “Taxes” shall mean (i) any federal, state, county, local, foreign, or other ad valorem, alternative or add-on minimum, capital stock, communications, custom, disability, duty, employment, environmental, escheat, estimated, excise, franchise, gross income, gross receipts, license, net income, occupation, payroll, premium, profits, property, registration, sales, severance, social security, stamp, transfer, unclaimed property, unemployment, use, utility, value-added, wage, windfall profits, withholding, and other taxes, government fees, or other assessments of any kind whatsoever, (ii) any interest, penalties, additions to tax, or additional amount imposed by any taxing authority with respect thereto, whether disputed or not, and (iii) any amount described in clauses (i) or (ii) for which a Person is liable by reason of Treasury Regulation Section 1.1502-6, as a transferee or successor, or by contract, indemnity, or otherwise.

Section 3.15 Environmental Matters.

(a) Each of the Company and the Company Subsidiaries and their respective properties is in compliance with all applicable foreign, federal, state, regional, county, municipal and local laws (including common law), ordinances, rules and regulations of any nature relating to the environment (collectively, the “Environmental Laws”), except for such instances of noncompliance that, individually or in the aggregate, would not have a Company Material Adverse Effect.

(b) Each of the Company and the Company Subsidiaries has obtained all permits, licenses, franchise authorities, consents and approvals, made all filings and maintained all data, documentation and records necessary for owning and operating its assets and business as it is presently conducted under all applicable Environmental Laws, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect, except for such matters that, individually or in the aggregate, would not have a Company Material Adverse Effect.

(c) There are no pending or, to the knowledge of the Company, threatened claims, demands, actions, administrative proceedings, lawsuits or investigations against the Company or any of the Company Subsidiaries or affecting any of their respective properties under any Environmental Laws that, individually or in the aggregate, would have a Company Material Adverse Effect.

(d) There are no past or present facts, conditions or circumstances that materially interfere with the conduct of the business and operations of the Company and its Subsidiaries in the manner now conducted or that materially interfere with continued compliance with any Environmental Laws.

(e) Notwithstanding anything to the contrary contained elsewhere in this Agreement, the Company makes no representation in this Agreement regarding any compliance or failure to comply with, or any actual or contingent liability under, or claims, demands, actions, proceedings, lawsuits or investigations with respect to any Environmental Laws, except as set forth in this Section 3.15.

Section 3.16 Company Intellectual Property. Except as would not have a Company Material Adverse Effect:

(a) The Company and the Company Subsidiaries own, or are licensed or sublicensed or have other valid rights to use, all U.S. and foreign patents, patent rights (including patent applications and licenses), know-how, trade secrets, proprietary information, trademarks (including trademark applications), trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, domain name rights and registrations, databases, customer lists, data collections and rights therein throughout the world and other proprietary intellectual property rights (collectively, “Intellectual Property”) necessary to conduct the business of the Company and the Company Subsidiaries, as it is currently conducted, except where the failure to hold such Intellectual Property would not have a Company Material Adverse Effect. To the knowledge of the Company, no material Intellectual Property, owned by or licensed or sub-licensed to the Company or any of the Company Subsidiaries, is subject to any outstanding order, judgment, decree, stipulation, agreement or encumbrance that materially conflicts with the use or distribution thereof by or for the Company or any of the Company Subsidiaries in its business, as currently conducted.

(b) Schedule 3.16(b) sets forth a true and complete list of all registrations and applications for registration with any Governmental Authority of any Intellectual Property owned by the Company or any of the Company Subsidiaries (the “Company Registered Intellectual Property”), including, to the extent applicable, the jurisdictions in which each such Registered Intellectual Property right has been issued or registered or in which any application for such Company issuance and registration has been filed. Except for Permitted Liens, and subject to the Company Outbound Licenses, the Company and each of the Company Subsidiaries solely and exclusively own all right, title and interest in and to their respective Intellectual Property identified on Schedule 3.16(b) free and clear of any Liens other than Permitted Liens and Liens set forth in Schedule 3.13. In addition, (i) neither the Company nor any Company Subsidiary has received any notice or claim challenging or otherwise questioning the validity, enforceability, or rights of the Company and the Company Subsidiaries in any material Company Registered Intellectual Property, and (ii) there is no such claim pending against the Company or any of the Company Subsidiaries.

(c) Schedule 3.16(c) sets forth a true and complete list of all material (i) licenses, sublicenses and other agreements to which the Company or any Company Subsidiary is a party and pursuant to which any person is authorized to use or has an option to obtain the right to use any material Intellectual Property other than non-exclusive licenses granted to customers in the ordinary course of business and consistent with past practice (“Company Outbound Licenses”), and (ii) licenses, sublicenses and other agreements as to which the Company or any of the Company Subsidiaries is a party and pursuant to which the Company or any of the Company Subsidiaries is authorized to use any Intellectual Property of any third party (other than standard-form end user license agreements for commercial off-the-shelf software) (“Company Inbound Licenses”). To the knowledge of the Company, neither the Company nor any of the Company Subsidiaries is in material violation or breach of any Company Outbound License or Company Inbound License. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not alter, encumber, impair or extinguish any material Intellectual Property right of the Company or any of the Company Subsidiaries or impair the right to develop, use, sell, license or dispose of, or to bring any action for the infringement of any material Intellectual Property. The Company has furnished to the Parent prior to the execution and delivery of this Agreement true and complete copies of the current standard form agreements used by the Company and each Company Subsidiary relating to the license or sale of material products and services of the Company and the Company Subsidiaries.

(d) To the knowledge of the Company, the products, services and operations of the Company and the Company Subsidiaries and the use of Intellectual Property by the Company and the Company Subsidiaries does not infringe on or otherwise violate the rights of any third party, and is in accordance in all material respects with each applicable license or sub-license pursuant to which the Company or the Company Subsidiaries may have acquired the right to use such Intellectual Property, if applicable.

(e) To the knowledge of the Company, there is no current unauthorized use, disclosure, infringement or misappropriation by any third party of any material Intellectual Property rights of the Company, including any employee or former employee of the Company or the Company Subsidiaries.

(f) Neither the Company nor any of the Company Subsidiaries is a party to any suit, action or proceeding that involves a claim of infringement by the Company or any of the Company Subsidiaries of any Intellectual Property of any third party, nor to the Company’s knowledge has any such suit, action or proceeding been threatened against the Company or any of the Company Subsidiaries. To the knowledge of the Company, neither the Company nor any Company Subsidiary has infringed or misappropriated any Intellectual Property of any third party in any material respect, nor to the knowledge of the Company is there any reasonable basis for any such claim. Neither the Company nor any Company Subsidiary has received written notice from any third party suggesting that the Company or any Company Subsidiary may be infringing, misappropriating, or otherwise using without authorization any Intellectual Property of any third party.

(g) The Company and the Company Subsidiaries have, in the ordinary course of business, taken commercially reasonable steps to maintain the confidentiality of all trade secrets included in the Intellectual Property. Except as would not result in or would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, each employee, consultant and independent contractor of the Company and the Company Subsidiaries has executed a proprietary information and confidentiality agreement substantially in the Company’s standard form, the current form of which has been made available to Parent. Subject to the preceding sentence, no trade secret included in the Intellectual Property owned by the Company or any of the Company Subsidiaries has been disclosed other than to employees, representatives and agents of the Company or any Company Subsidiary who are bound by written confidentiality agreements.

Section 3.17 Insurance. Each of the Company and the Company Subsidiaries maintain insurance with financially responsible insurers in such amounts with such deductibles and covering such risks and losses as are in accordance with normal industry practice for companies engaged in similar businesses. Copies of all insurance policies maintained by or on behalf of the Company and the Company Subsidiaries and all financial agreements between insurance companies, on the one hand, and the Company and any of the Company Subsidiaries, on the other hand, have been made available to Parent and are listed on Schedule 3.17. Except as would not have a Company Material Adverse Effect, all such insurance policies are in full force and effect, all premiums due and payable thereunder have been paid and none of the Company or any of the Company Subsidiaries is in default thereunder. Except as would not have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries has received any written or, to the knowledge of the Company, oral notice of cancellation or termination with respect to any such insurance policy of the Company or any of the Company Subsidiaries. To the knowledge of the Company, there are no material claims pending under any such policy as to which coverage has been denied or disputed.

Section 3.18 Labor Matters.

(a) Except for such matters that would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries has received written notice during the past two years of the intent of any Governmental Authority responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of the Company or any of the Company Subsidiaries and, to the knowledge of the Company, no such investigation is in progress.

(b) Except for such matters that would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) there currently are no pending (and there have not been during the two year period preceding the date hereof) strikes or lockouts with respect to any employees of the Company or any of the Company Subsidiaries (the “Company Employees”), (ii) to the knowledge of the Company, there currently is no (and there has not been during the two year period preceding the date hereof) union organizing effort pending or threatened against the Company or any of the Company Subsidiaries, (iii) there is no (and there has not been during the two year period preceding the date hereof) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, (iv) there is no (and there has not been during the two year period preceding the date hereof) slowdown or work stoppage in effect or, to the knowledge of the Company, threatened with respect to Company Employees, and (v) the Company and the Company Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and unfair labor practices. Neither the Company nor any of the Company Subsidiaries has any liabilities under the Worker Adjustment and Retraining Act and the regulations promulgated thereunder (the “WARN Act”) or any similar state or local law as a result of any action taken by the Company (without regard to any actions taken by the Parent after the Closing) that would have individually or in the aggregate, a Company Material Adverse Effect.

(c) Neither the Company nor any of the Company Subsidiaries is a party to any collective bargaining agreement.

(d) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all individuals that have been or that are classified by the Company as independent contractors have been and are correctly so classified.

Section 3.19 Transactions with Certain Persons. Neither the Company nor any of the Company Subsidiaries is a party to any contract, agreement or arrangement (other than ordinary course directors’ or officers’ compensation and indemnification arrangements or pursuant to any Company Stock Plan or Company Plan) with any director or officer of the Company, the value of which exceeds $120,000 (each, an “Affiliate Transaction”).

Section 3.20 Regulatory Matters.

(a) Schedule 3.20 contains all material authorizations, approvals, permits, licenses, certifications, orders, franchises or other required grants of authority required by any Governmental Authority, including the FCC and state and foreign regulatory authorities, held by the Company or the Company Subsidiaries (“Company Authorizations”). Except as set forth on Schedule 3.20 and except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each such Company Authorization is valid and in full force and effect in accordance with its terms, and there is no outstanding written notice of cancellation, termination, or notice of apparent liability or any written threatened cancellation or termination in connection therewith nor are any of such Company Authorizations subject to any restrictions or conditions that limit the operations of the Company or any of the Company Subsidiaries (other than restrictions or conditions generally applicable to Company Authorizations of that type).

(b) The Company and the Company Subsidiaries have taken all steps reasonably necessary to maintain and preserve the effectiveness of the Company Authorizations.

(c) There are no existing or, to the knowledge of the Company, threatened proceedings before any Governmental Authority, including the FCC and similar state and foreign regulatory authorities, regarding the Company Authorizations or the operations of the Company of any of the Company Subsidiaries (excepting proceedings of general applicability to the industry and not specific to the Company or the Company Subsidiaries), that could reasonably be expected to result in a Company Material Adverse Effect, or the revocation, cancellation, suspension, nonrenewal, placement of material restrictions on, or material adverse modification of any of the Company Authorizations that could reasonably be expected to result in a Company Material Adverse Effect.

(d) No event has occurred that results in, or after notice or lapse of time, or both, could reasonably be expected to result in a Company Material Adverse Effect, or the revocation, cancellation, suspension, nonrenewal, placement of restrictions on, or material adverse modification of any of the Company Authorizations.

(e) The Company Subsidiaries are not in violation of any statute, law, ordinance, regulation, rule or order of any Governmental Authority, including the FCC or any state or foreign regulatory authority, except where any such non-conformities individually or in the aggregate would not result in a Company Material Adverse Effect. The Company and the Company Subsidiaries have all Company Authorizations from, have made all required filings with, and have made all required payments due to, all Governmental Authorities, including any state or foreign regulatory authority, the FCC and the Universal Service Administrative Company (in connection with any federal Universal Service Fund assessments and contributions), required to conduct its businesses as the same are now being conducted, excepting such Company Authorizations or filings that individually or in the aggregate would not result in a Company Material Adverse Effect.

Section 3.21 Material Contracts.

(a) As of the date of this Agreement, except for (i) this Agreement, (ii) Company Plans, (iii) contracts filed as an exhibit to or incorporated by reference in any Company SEC Report filed prior to the second business day prior to the date hereof, (iv) contracts terminable with up to 30 days prior notice without material fee or penalty, or (v) as otherwise set forth on Schedule 3.21, neither the Company nor any of the Company Subsidiaries is a party to or bound by any contract (whether written or oral) that is:

(i) a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment (other than those between the Company and the Company Subsidiaries) relating to indebtedness in an amount in excess of $500,000 individually;

(iii) a contract, lease or license (a) pursuant to which the Company or any of the Company Subsidiaries paid amounts in excess of $1,000,000 individually within the 12-month period prior to the date of this Agreement or (b) that is material to the Company and the Company Subsidiaries taken as a whole;

(iv) a contract that limits the right of the Company or any of its affiliates to engage or compete in any line of business or to compete with any person or operate in any location or that, after the Effective Time, will limit or restrict Parent or any Parent Subsidiary, from engaging or competing in any line of business;

(v) a contract that involves a guaranty by the Company or any of the Company Subsidiaries for the benefit of another person (which is not the Company or any wholly owned Company Subsidiary);

(vi) a contract that creates a partnership or joint venture with respect to any portion of the business of the Company and the Company Subsidiaries;

(vii) a contract providing employment or severance with any director, officer or other employee of the Company and any Company Subsidiary, other than contracts that by their terms are cancellable by the Company with notice of not more than thirty (30) days and without payment, penalty or liability in excess of $25,000 individually; or

(viii) a settlement or similar agreement with any Governmental Authority or order or consent of a Governmental Authority involving future performance by the Company or any of the Company Subsidiaries (excluding, for the avoidance of doubt, customary licenses, permits or authorizations).

All contracts of the type described in this Section 3.21(a)(i)-(viii) are referred to herein as the “Company Material Contracts.”

(b) Other than as a result of the expiration or termination of any Company Material Contract in accordance with its terms and except as would not have, either individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Material Contract is valid and binding on the Company and any of the Company Subsidiaries that is a party thereto, as applicable, and, to the knowledge of the Company, is valid and binding on the other party or parties thereto, and in full force and effect, (ii) the Company and each of the Company Subsidiaries, as applicable, has in all material respects performed all obligations required to be performed by it to date under each Company Material Contract, and (iii) neither the Company nor any of the Company Subsidiaries has knowledge of, or has received written notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, would constitute, a material default, breach or violation on the part of the Company or of any of the Company Subsidiaries or of any other party under any such Company Material Contract.

Section 3.22 Opinion of Financial Advisor. Bank Street Group LLC (the “Company Financial Advisor”) has delivered to the Company Board of Directors its written opinion dated the date of the meeting at which the Company Board of Directors approved this Agreement to the effect that, as of the date thereof and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received by Company Stockholders pursuant to the Merger is fair to such stockholders from a financial point of view. A true and correct copy of the opinion has been or will promptly be made available to Parent for informational purposes only and not for reliance thereon.

Section 3.23 Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or with the authority of the Company.

Section 3.24 State Takeover Laws. This Agreement and the transactions contemplated hereby do not require any action pursuant to Section 203 of the DGCL not heretofore taken.

Section 3.25 Required Company Stockholder Vote. The affirmative vote of a majority of the then outstanding shares of Company Common Stock, voting as a single class, is the only vote of any class or series of Company capital stock that is required by applicable law to adopt and approve this Agreement and the transactions contemplated hereby, including the Merger (such vote, the “Company Stockholder Approval”).

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub hereby represent and warrant to the Company that (i) except as otherwise set forth in Parent’s Schedules to this Agreement (it being agreed that disclosure of any item in any section of Parent’s Schedules shall also be deemed to be disclosed with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent) or (ii) other than with respect to Sections 4.1, 4.2, 4.3, 4.4, 4.7(a), 4.7(b) or 4.9(a), except as and to the extent disclosed in the Parent SEC Reports filed with the SEC on or after January 1, 2010 and prior to the date that is two business days prior to the date of this Agreement (excluding any disclosures set forth in any section of a Parent SEC Report entitled “Risk Factor” or “Forward-Looking Statements” or any other disclosures included in such filings to the extent that they are cautionary, predictive or forward-looking in nature):

Section 4.1 Organization, Good Standing and Qualification; Subsidiaries. Parent has been duly organized and is validly existing and in good standing under the laws of the State of Delaware. Parent has the requisite corporate power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, have a Parent Material Adverse Effect. Each subsidiary of Parent (including Merger Sub) (each, a “Parent Subsidiary,” and collectively, the “Parent Subsidiaries”) has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not, individually or in the aggregate, have a Parent Material Adverse Effect. The Parent and each Parent Subsidiary is duly qualified or licensed as a foreign corporation, limited liability company or limited partnership to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Parent Material Adverse Effect. A true and complete list of all the Parent Subsidiaries as of the date of this Agreement, together with the jurisdiction of incorporation or formation of each Parent Subsidiary and the percentage of the outstanding capital stock or other equity interest of each Parent Subsidiary owned by Parent and each other Parent Subsidiary as of such date, is set forth in Schedule 4.1. Except as set forth in Schedule 4.1, as of the date of this Agreement, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. The term “Parent Material Subsidiaries” means those subsidiaries indicated as material on Schedule 4.1 (each, a “Parent Material Subsidiary”). No Parent Subsidiary, except for the Parent Material Subsidiaries, would constitute a “significant subsidiary” of Parent under Rule 1-02 of Regulation S-X of the SEC, has any material assets or liabilities or, in the good faith judgment of the Parent, is material to the business, operations or financial condition of Parent.

Section 4.2 Organizational Documents. Parent has heretofore furnished to the Company a complete and correct copy of the charter and the bylaws or equivalent organizational documents, each as amended to date, of Parent, Merger Sub and each Parent Material Subsidiary. Such charter and bylaws or equivalent organizational documents are in full force and effect. Neither Parent, Merger Sub nor any Parent Material Subsidiary is in violation of any provision of its charter, bylaws or equivalent organizational documents.

Section 4.3 Capitalization.

(a) The authorized capital stock of Parent consists of 80,000,000 shares of Parent Common Stock and 20,000,000 shares of Preferred Stock, par value $0.001 per share (“Parent Preferred Stock”). As of November 9, 2010, (i) 9,743,157, shares of Parent Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (ii) no shares of Parent Common Stock were held in treasury, (iii) 938,299 shares of Parent Common Stock were reserved for issuance in connection with outstanding stock awards, and (iv) 118,544 shares of Parent Common Stock were reserved for future issuance of stock awards granted pursuant to Parent’s Management Compensation Plan. As of the date hereof, no shares of Parent Preferred Stock are issued and outstanding. Since November 9, 2010 to the date of this Agreement, Parent has not issued any shares of capital stock or granted any options covering shares of capital stock, except in connection with the exercise of options covering shares of Parent Common Stock issued and outstanding on November 9, 2010. As of the date of this Agreement, except as set forth in this Section 4.3, there are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating the Parent or any Parent Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Parent or any Parent Subsidiary. All shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and will not be subject to any preemptive rights. As of the date of this Agreement, there are no outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any Parent Subsidiary except in connection with the repurchase rights, redemption rights or otherwise rights to acquire shares underlying options issued and outstanding on November 9, 2010, or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, in each case in an amount of more than $1,000,000 and in a manner not consistent with past practices, any Parent Subsidiary or any other person. Except as set forth on Schedule 4.3, all of the outstanding capital stock of, or other ownership interests in, each Parent Subsidiary is owned by Parent, directly or indirectly, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent’s or such other Parent Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever. Subject to the foregoing, the consummation of the transactions contemplated by this Agreement will not effect or result in any change in the ownership of Parent or of any Parent Subsidiary except as expressly contemplated by this Agreement.

(b) Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which, in their capacity as such, have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(c) Except for the Parent Shareholder Support Agreement, there are no stockholder agreements, voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party or of which Parent is otherwise aware with respect to the voting of the capital stock or other equity interest of Parent or any of its Subsidiaries.

(d) Parent has sufficient authorized and unissued shares of Parent Common Stock to consummate the Merger.

(e) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly by Parent. Merger Sub has not conducted any business other than incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated thereby.

Section 4.4 Authority; Due Authorization; Binding Agreement; Approval.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement. The Parent Stockholder Approval is the only vote of the holders of any of the Parent’s capital stock necessary in connection with the consummation of the Merger.

(b) The execution and delivery of, and the performance of Parent’s obligations under, this Agreement and the consummation of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all requisite corporate action on the part of Parent and Merger Sub (other than, with respect to the Merger, the Parent Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL).

(c) This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d) The board of directors of Parent (the “Parent Board of Directors”), at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger), (iii) resolved (subject to Section 6.1(f)) to recommend that the stockholders of Parent (the “Parent Stockholders”) approve the issuance of shares of Parent Common Stock in the Merger, and (iv) directed that the issuance of shares of Parent Common Stock in the Merger be submitted to Parent Stockholders, all of which determinations, approvals and resolutions have not been rescinded, modified or withdrawn as of the date hereof. The board of directors of Merger Sub has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable, fair to, and in the best interests of the stockholder of the Merger Sub, and (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger). Parent, in its capacity as the sole stockholder of Merger Sub, has approved and adopted this Agreement and the transactions contemplated hereby (including the Merger).

Section 4.5 No Violation; Consents.

(a) Provided that all authorizations, consents, approvals, exemptions and other actions described in Schedule 4.5 have been obtained or taken prior to the Effective Time, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with any provision of the organizational documents of the Parent or any Parent Subsidiary, (ii) assuming the governmental filings, approvals, consents and authorizations referred to in Section 4.5(b) are duly and timely made or obtained and that the Parent Stockholder Approval in accordance with the DGCL is duly obtained, violate or conflict with any applicable law, ordinance, rule or regulation of any Governmental Authority or any applicable order, writ, judgment or decree of any court or other competent authority, or (iii) result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, result in a right of termination or acceleration under, require any offer to purchase or any prepayment of any debt or result in the creation of any Liens upon any of the properties, or assets of the Parent or any of the Parent Subsidiaries under any of the terms, conditions or provisions of any contract or agreement or any bank loan, indenture or credit agreement, in each case to which the Parent or any Parent Subsidiary is a party, except, in the case of (ii) and (iii) above, for such violations, defaults, breaches, accelerations, or other occurrences that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) Except for (i) the filing and recordation of appropriate merger documents as required by the DGCL or applicable law of other states in which Parent or Merger Sub is qualified to do business, (ii) the applicable requirements of (A) the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws, and (B) the NASDAQ (in connection with the proposed listing as contemplated by Section 6.14), (iii) filings, notices, and approvals required by any Governmental Authority, including the FCC pursuant to the Communications Act of 1934, as amended by the Telecommunications Act of 1996, 47 U.S.C. §§ 151. et. seq., as set forth on Schedule 4.5 and by the state public utility commissions or foreign regulatory authorities as set forth on Schedule 4.5, and (iv) such other authorizations, consents, approvals or filings the failure of which to obtain or make would not, individually or in the aggregate, have a Parent Material Adverse Effect or prevent or materially delay consummation of the Merger, or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement, no authorization, consent or approval of or filing with any Governmental Authority is required to be obtained or made by Parent or any Parent Subsidiary for the execution and delivery by Parent or Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the Merger. No authorization, consent or approval of any nongovernmental third party is required to be obtained by Parent or any Parent Subsidiary for the execution and delivery by Parent or Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the Merger, except where failure to obtain such authorizations, consents or approvals would not prevent or materially delay the consummation of the Merger, or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement, and would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.6 Compliance.

(a) Except as set forth in Schedule 4.6(a), neither Parent nor any Parent Subsidiary is in conflict with, or in default or violation of any applicable law, rule, regulation, order, judgment or decree of any Governmental Authority having jurisdiction over it, except for any such conflicts, defaults or violations that do not, individually or in the aggregate, have a Parent Material Adverse Effect. For the avoidance of doubt, this Section 4.6 does not apply to employee benefit matters, Tax matters and Environmental Laws, which are addressed in Sections 4.11, 4.14 and 4.15, respectively.

(b) None of the Parent nor any Parent Subsidiary has since January 1, 2008, and, to the knowledge of Parent and Merger Sub, the Parent and the Parent Subsidiaries have not otherwise, and no director, officer, agent or employee acting on behalf of the Parent or any Parent Subsidiary has: (i) used any corporate funds for any unlawful contribution, gift, entertainment or anything of value relating to political activity; (ii) made any direct or indirect unlawful payment to any employee, agent, officer or representative of a Governmental Authority or political party, or official or candidate thereof, or any immediate family member of any of the foregoing; or (iii) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment in connection with the conduct of the Parent’s or any of the Parent Subsidiaries’ businesses. None of the Parent nor any Parent Subsidiary has since January 1, 2008, and, to the knowledge of the Parent and Merger Sub, the Parent and the Parent Subsidiaries have not otherwise, and no director, officer, agent or employee of the Parent or any Parent Subsidiary has, received any bribes, kickbacks or other unlawful payments from vendors, suppliers or other persons in connection with Parent or any Parent Subsidiary. The Parent has no knowledge that any payment made by the Parent or any Parent Subsidiary to a person has been unlawfully offered, given or provided to any foreign official, political party or official thereof, or to any candidate for public office. There are no existing or, to the knowledge of the Parent, threatened, investigations, inquiries or proceedings by any Governmental Authority, including the U.S. Department of Justice and similar state and foreign law enforcement authorities, concerning any matter described in this Section 4.6(b).

Section 4.7 SEC Filings; Financial Statements; Sarbanes-Oxley; Internal Accounting Controls; Disclosure Controls and Procedures.

(a) Parent has filed all forms, reports, documents, schedules, prospectuses, and registration, proxy and other statements required to be filed by it with the SEC since July 1, 2009 (collectively, including amendments thereto, and together with all documents incorporated by reference therein, but excluding the exhibits filed therewith, the “Parent SEC Reports”). As of their respective effective dates (in the case of Parent SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Parent SEC Reports) or, if later amended or superseded, then on the date of such later filing, the Parent SEC Reports complied as to form in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Parent SEC Reports, as of such respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been corrected by subsequent filings with the SEC prior to the date that is two business days prior to the date of this Agreement. No Parent Subsidiary is currently required to file any form, report or other document with the SEC under Section 12 or 15(d) of the Exchange Act.

(b) The historical consolidated financial statements (including any notes thereto) contained in the Parent SEC Reports, each as amended prior to the date of this Agreement, (i) at the time filed complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and except that financial statements included with quarterly reports on Form 10-Q do not contain all GAAP notes to such financial statements) and (iii) each fairly presented, in all material respects, the consolidated financial position, results of operations, and changes in stockholders’ equity and cash flows of Parent and the consolidated Parent Subsidiaries as at the indicated dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c) With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in the Parent SEC Reports, the chief executive officer and chief financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct.

(d) The Parent has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP, and which system (i) pertains to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent, (ii) provides reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent, and (iii) provides reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on the Parent’s financial statements.

(e) The Parent has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that all material information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of Parent as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports.

Section 4.8 Absence of Undisclosed Liabilities. Neither the Parent nor any of the Parent Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) that are accrued or reserved against in the Parent’s consolidated financial statements as of June 30, 2010 (the “Parent Balance Sheet Date”) (or reflected in the notes thereto) included in the Parent’s Quarterly Report on Form 10-Q filed with the SEC on August 16, 2010, (ii) incurred pursuant to this Agreement or in connection with the transactions contemplated by this Agreement, or (iii) that were incurred after the Parent Balance Sheet Date in the ordinary course of business, (b) liabilities, obligations or contingencies that (i) would not, individually or in the aggregate, have a Parent Material Adverse Effect, or (ii) have been discharged or paid in full prior to the date hereof, and (c) liabilities, obligations and contingencies that are of a nature not required to be reflected in the consolidated financial statements (including the notes thereto) of the Parent and the Parent Subsidiaries.

Section 4.9 Absence of Certain Changes or Events.

(a) Since December 31, 2009, there has not been any event, occurrence, development or state of circumstances or facts that has had or would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Except as otherwise contemplated by this Agreement, from December 31, 2009 until the date of this Agreement, the Parent and the Parent Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and there has not been any (i) change by the Parent in its accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Parent and the Parent Subsidiaries, except insofar as may have been required by GAAP, or (ii) declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Parent or any redemption, purchase or other acquisition of any of its securities, except in connection with the cashless exercise of outstanding options or warrants in accordance with the terms thereof or in connection with payment in cash in lieu of fractional shares.

Section 4.10 Litigation. There is no (i) Action, administrative proceeding, audit, lawsuit or governmental inquiry directed against Parent or any Parent Subsidiary pending and publicly filed, or, to the knowledge of

Parent or Merger Sub, threatened, except for such matters as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (ii) Action, administrative proceeding, lawsuit or governmental inquiry pending and publicly filed or, to the knowledge of Parent or Merger Sub, threatened against Parent or any Parent Subsidiary that is reasonably likely to materially hinder or impede the consummation of the transactions contemplated hereby, (iii) judgment or settlement obligation outstanding that is directed specifically against Parent or the Parent Subsidiaries that would have the effect referred to in clause (i), or (iv) judgment, decree, injunction, award or order of any Governmental Authority outstanding against Parent or any Parent Subsidiary. For the avoidance of doubt this Section 4.10 does not apply to employee benefit matters, Tax matters and Environmental Laws, which are addressed in Sections 4.11, 4.14 and 4.15, respectively.

Section 4.11 Employee Benefit Plans. (a) Neither the Parent nor any of the Parent Subsidiaries or their ERISA Affiliates maintains or contributes to any plan that is (i) covered by Title IV of ERISA, (ii) subject to the minimum funding requirements of Section 412 of the Code, (iii) a “Multiemployer Plan” as defined in Section 3(37) of ERISA, (iv) a Multiple Employer Plan, or subject to Section 4063 or 4064 of ERISA, or (v) funded by a voluntary employees’ beneficiary association within the meaning of Code Section 501(c)(9) or subject to Code Section 419 or 419A, nor has the Parent or any of the Parent Subsidiaries or any of their respective ERISA Affiliates, at any time within six years before the date of this Agreement, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. There does not now exist, and there are no existing circumstances that could reasonably be expected to result in, any material Controlled Group Liability that would be a liability of the Parent or any of the Parent Subsidiaries or any of their respective ERISA Affiliates following the Closing. Without limiting the generality of the foregoing, neither the Parent nor any of the Parent Subsidiaries or their ERISA Affiliates has engaged in any transaction described in Section 4069 or that constitutes a withdrawal under Section 4201 et. seq., of ERISA.

(b) All material contributions required to be made by the Parent or any of the Parent Subsidiaries or their ERISA Affiliates to any Parent Plan by applicable laws or by any plan document or other contractual undertaking, and all material premiums required to be paid under applicable law or contract with respect to insurance policies funding any Parent Plan, for any period through the date hereof have been timely made or paid in full and through the Closing Date will be timely made or paid in full.

(c) The Parent and the Parent Subsidiaries and their respective ERISA Affiliates have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Parent Plans. Each Parent Plan has been operated in compliance with its terms and has been maintained, in all material respects, in compliance with all provisions of ERISA, the Code and other applicable laws, except to the extent any noncompliance could not reasonably be expected to result in any material liability to the Parent, a Parent Subsidiary, or any ERISA Affiliate. Except as would not have a Parent Material Adverse Effect, there is not now, and there are no existing circumstances that could reasonably be expected to give rise to, any requirement for the posting of security with respect to a Parent Plan or the imposition of any pledge, lien, security interest or encumbrance on the assets of the Parent or any of the Parent Subsidiaries or any of their respective ERISA Affiliates under ERISA or the Code, or similar applicable laws of foreign jurisdictions. Except as would not have a Parent Material Adverse Effect, neither the Parent nor any of the Parent Subsidiaries or their respective ERISA Affiliates, nor any “party in interest” or “disqualified person” with respect to any Parent Plan, has engaged in any nonexempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.

(d) Schedule 4.11(d) sets forth a list of each Parent Plan that has assets (or provides benefits) that include securities issued by the Parent, any of the Parent Subsidiaries or any of their respective ERISA Affiliates.

(e) There is no pending or, to the knowledge of the Parent, threatened Actions (other than claims for benefits in the ordinary course) that have been asserted or instituted against any Parent Plan, any fiduciaries thereof with respect to their duties to any Parent Plan or the assets of any of the trusts under any Parent Plan that could reasonably be expected to result in any material liability of the Parent or any of the Parent Subsidiaries or their ERISA Affiliates to any person, the Pension Benefit Guaranty Corporation, the United States Department of Treasury, the United States Department of Labor or any Multiemployer Plan, or to comparable entities or Parent Plans under applicable laws of jurisdictions outside the United States.

(f) Except as set forth on Schedule 4.11(f), no disallowance of a deduction under Section 162(m) of the Code for employee reimbursement of any amount paid or payable by the Parent or any of the Parent Subsidiaries has occurred or is reasonably expected to occur, except as would not have a Parent Material Adverse Effect. All Parent Plans that are subject to Section 409A of the Code are in material compliance with the requirements of such Code Section and the regulations thereunder.

(g) None of the Parent nor any Parent Subsidiary nor any ERISA Affiliate of each is in default in performing any of its contractual obligations under any of the Parent Plans or any related trust agreement or insurance contract where such default could reasonably be expected to result in any material liability of the Parent or any Parent Subsidiaries or their ERISA Affiliates.

(h) There are no material outstanding liabilities under or with respect to any Parent Plan other than liabilities for benefits to be paid to participants in any Parent Plan and their beneficiaries in accordance with the terms of such Parent Plan.

Section 4.12 Information Supplied.

(a) The Registration Statement filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective will not, at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied in writing by Parent for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will not, at the time the Joint Proxy Statement/Prospectus is first published, sent or given to Company Stockholders and Parent Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and will not, at the time of the Company Stockholders Meeting or at the time of the Parent Stockholders Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting or the Parent Stockholders Meeting that shall have become false or misleading in any material respect.

(b) Notwithstanding the provisions of Section 4.12(a), no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Registration Statement or the Joint Proxy Statement/Prospectus based on information supplied by or on behalf of the Company and the Company Subsidiaries for inclusion or incorporation by reference therein or based on information that is not made in or incorporated by reference in such documents but which should have been disclosed pursuant to Section 3.12.

Section 4.13 Title to Properties. The Parent and the Parent Subsidiaries have good title to all material properties owned by them, in each case, free and clear of all Liens, other than Permitted Liens. All leases, subleases or other agreements pursuant to which the Parent or any of the Parent Subsidiaries lease or otherwise acquire or obtain operating rights affecting any real or personal property are valid and in full force and effect; and there is not, under any such leases, any existing default or event of default or event that with notice or lapse of time, or both, would constitute a default or event of default by the Parent or any of the Parent Subsidiaries that has had or would reasonably be expected to have a Parent Material Adverse Effect. Neither the Parent nor any of the Parent Subsidiaries owns any real property.

Section 4.14 Taxes. Except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect:

(a) Each of Parent, the Parent Subsidiaries and any affiliated, combined or unitary group of which any such entity is or was a member has timely (taking into account any extensions) filed all Returns required to be filed in respect of any Taxes, and has timely paid all Taxes shown by such Returns to be due and payable, except where the failure to timely file such Returns or pay such Taxes would not have a Parent Material Adverse Effect.

(b) Each of Parent and the Parent Subsidiaries has established reserves that are adequate in the aggregate for the payment of all Taxes not yet due and payable through the date hereof, and complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(c) Schedule 4.14(c) sets forth the last taxable period through which the federal income tax Returns of Parent and the domestic Parent Subsidiaries have been examined by the IRS or otherwise closed. Except to the extent being contested in good faith, all deficiencies asserted as a result of such examinations and any examination by any applicable state or local taxing authority have been paid, fully settled or adequately provided for in Parent’s most recent audited financial statements. Except as set forth in Schedule 4.14(c), no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which Parent or any of the Parent Subsidiaries would be liable, and no deficiency that has not yet been paid for any such Taxes has been proposed, asserted or assessed against Parent or any of the Parent Subsidiaries with respect to any period.

(d) Neither Parent nor any of the Parent Subsidiaries has executed or entered into with the IRS or any taxing authority (i) any agreement or other document extending or having the effect of extending the period for assessment or collection of any Tax for which Parent or any of the Parent Subsidiaries would be liable, or (ii) a closing agreement pursuant to Section 7121 of the Code or any similar provision of state or local income tax law that relates to Parent or any of the Parent Subsidiaries.

(e) Neither Parent nor any of the Parent Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing agreement or similar agreement or arrangement.

(f) Neither Parent nor any of the Parent Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign law) (i) occurring during the two-year period ending on the date hereof, or (ii) that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(g) Neither Parent nor any of the Parent Subsidiaries has taken or agreed to take any action, or knows of any fact or circumstance, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(h) Neither Parent nor any of the Parent Subsidiaries has ever been a member of any affiliated, consolidated, combined, or unitary group (other than the group of which the Parent is the common parent) or participated in any other arrangement whereby any income, revenues, receipts, gains, credits, expenses, or losses were determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gains, credits, expenses, or losses of any other Person.

(i) Neither Parent nor any of the Parent Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any: (i) adjustment pursuant to Section 481 of the Code associated with a change of accounting method that is effective on or before the date of this Agreement, (ii) closing agreement or other agreement with any Governmental Authority executed on or before the date of this Agreement, (iii) transaction entered into on or before the date of this Agreement and treated under the installment method, long-term contract method, cash method, or open transaction method of accounting, or (iv) election under Section 108(i) of the Code to defer debt discharge income.

(j) There are no Liens for Taxes upon Parent’s assets or any of the Parent Subsidiaries’ assets, other than for current Taxes not yet due and payable.

(k) None of the assets of Parent or any of the Parent Subsidiaries: (i) is property required to be treated as owned by another Person pursuant to former Section 168(f)(8) of the Code, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, or (iii) directly or indirectly secures any debt the interest on which is excludable from gross income under Section 103(a) of the Code.

(l) Neither Parent nor any of the Parent Subsidiaries has been a beneficiary or has otherwise participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) that was, is, or to Parent’s knowledge will ever be required to be disclosed under Treasury Regulation Section 1.6011-4. No Tax Return filed by or on behalf of Parent or any of the Parent Subsidiaries has contained a disclosure statement under Section 6662 of the Code (or any similar legal requirement).

(m) Neither Parent nor any of the Parent Subsidiaries has received written notification from a Governmental Authority in a jurisdiction where Parent or the Parent Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Neither Parent nor any of the Parent Subsidiaries has commenced activities in any jurisdiction that would reasonably be expected to require Parent or any of the Parent Subsidiaries to make an initial filing of any Tax Return with respect to Taxes imposed by a Governmental Authority that it had not previously been required to file in the immediately preceding taxable period.

(n) The Parent was not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 4.15 Environmental Matters.

(a) Each of Parent and the Parent Subsidiaries and their respective properties is in compliance with all applicable Environmental Laws, except for such instances of noncompliance that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

(b) Each of Parent and the Parent Subsidiaries has obtained all permits, licenses, franchise authorities, consents and approvals, made all filings and maintained all data, documentation and records necessary for owning and operating its assets and business as it is presently conducted under all applicable Environmental Laws, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect, except for such matters that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

(c) There are no pending or, to the knowledge of Parent or Merger Sub, threatened claims, demands, actions, administrative proceedings, lawsuits or investigations against Parent or any of the Parent Subsidiaries or affecting any of their respective properties under any Environmental Laws that, individually or in the aggregate, would have a Parent Material Adverse Effect.

(d) There are no past or present facts, conditions or circumstances that materially interfere with the conduct of the business and operations of Parent and its Subsidiaries in the manner now conducted or that materially interfere with continued compliance with any Environmental Laws.

(e) Notwithstanding anything to the contrary contained elsewhere in this Agreement, Parent makes no representation in this Agreement regarding any compliance or failure to comply with, or any actual or contingent liability under, or claims, demands, actions, proceedings, lawsuits or investigations with respect to any Environmental Laws, except as set forth in this Section 4.15.

Section 4.16 Parent Intellectual Property. Except as would not have a Parent Material Adverse Effect:

(a) The Parent and the Parent Subsidiaries own, or are licensed or sublicensed or have other valid rights to use, all Intellectual Property necessary to conduct the business of the Parent and the Parent Subsidiaries, as it is currently conducted, except where the failure to hold such Intellectual Property would not have a Company Material Adverse Effect. To the knowledge of the Parent, no material Intellectual Property, owned by or licensed or sub-licensed to Parent or any of the Parent Subsidiaries, is subject to any outstanding order, judgment, decree, stipulation, agreement or encumbrance that materially conflicts with the use or distribution thereof by or for the Parent or any of the Parent Subsidiaries in its business, as currently conducted.

(b) To the knowledge of the Parent, the products, services and operations of the Parent and the Parent Subsidiaries and the use of Intellectual Property by the Parent and the Parent Subsidiaries does not infringe on or otherwise violate the rights of any third party, and is in accordance in all material respects with each applicable license or sub-license pursuant to which the Parent or the Parent Subsidiaries may have acquired the right to use such Intellectual Property, if applicable.

(c) To the knowledge of the Parent, there is no current unauthorized use, disclosure, infringement or misappropriation by any third party of any material Intellectual Property rights of the Parent, including any employee or former employee of the Parent or the Parent Subsidiaries.

(d) Neither the Parent nor any of the Parent Subsidiaries is a party to any suit, action or proceeding that involves a claim of infringement by the Parent or any of the Parent Subsidiaries of any Intellectual Property of any third party, nor to the Parent’s knowledge has any such suit, action or proceeding been threatened against the Parent or any of the Parent Subsidiaries. To the knowledge of the Parent, neither the Parent nor any Parent Subsidiary has infringed or misappropriated any Intellectual Property of any third party in any material respect, nor to the knowledge of the Parent is there any reasonable basis for any such claim. Neither the Parent nor any Parent Subsidiary has received written notice from any third party suggesting that the Parent or any Parent Subsidiary may be infringing, misappropriating, or otherwise using without authorization any Intellectual Property of any third party.

Section 4.17 Insurance. Each of Parent and the Parent Material Subsidiaries maintain insurance with financially responsible insurers in such amounts with such deductibles and covering such risks and losses as are in accordance with normal industry practice for companies engaged in similar businesses. Copies of all insurance policies maintained by or on behalf of the Parent and the Parent Material Subsidiaries and all financial agreements between insurance companies, on the one hand, and Parent and any of the Parent Material Subsidiaries, on the other hand, have been made available to the Company and are listed on Schedule 4.17. Except as would not have a Parent Material Adverse Effect, all such insurance policies are in full force and effect, all premiums due and payable thereunder have been paid and none of Parent or any of the Parent Material Subsidiaries is in default thereunder. Except as would not have a Parent Material Adverse Effect, neither Parent nor any of the Parent Material Subsidiaries has received any written or, to the knowledge of Parent and Merger Sub, oral notice of cancellation or termination with respect to any such insurance policy of Parent or any of the Parent Material Subsidiaries. To the knowledge of Parent and Merger Sub, there are no material claims pending under any such policy as to which coverage has been denied or disputed.

Section 4.18 Labor Matters.

(a) Except for such matters that would not have, individually or in the aggregate, a Parent Material Adverse Effect, neither the Parent nor any of the Parent Subsidiaries has received written notice during the past two years of the intent of any Governmental Authority responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of the Parent or any of the Parent Subsidiaries and, to the knowledge of the Parent, no such investigation is in progress.

(b) Except for such matters that would not have, individually or in the aggregate, a Parent Material Adverse Effect, (i) there currently are no pending (and there have not been during the two year period preceding the date hereof) strikes or lockouts with respect to any employees of the Parent or any of the Parent Subsidiaries (the “Parent Employees”), (ii) to the knowledge of the Parent, there currently is no (and there has not been during the two year period preceding the date hereof) union organizing effort pending or threatened against the Parent or any of the Parent Subsidiaries, (iii) there is no (and there has not been during the two year period preceding the date hereof) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Parent, threatened against the Parent or any of the Parent Subsidiaries, (iv) there is no (and there has not been during the two year period preceding the date hereof) slowdown or work stoppage in effect or, to the knowledge of the Parent, threatened with respect to Parent Employees, and (v) the Parent and the Parent Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and unfair labor practices. Neither the Parent nor any of the Parent Subsidiaries has any liabilities under the WARN Act or any similar state or local law as a result of any action taken by the Parent (without regard to any actions taken by the Parent after the Closing) that would have individually or in the aggregate, a Parent Material Adverse Effect.

(c) Neither the Parent nor any of the Parent Subsidiaries is a party to any collective bargaining agreement.

(d) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, all individuals that have been or that are classified by the Parent as independent contractors have been and are correctly so classified.

Section 4.19 Transactions with Certain Persons. Neither Parent nor any of the Parent Subsidiaries is a party to any contract, agreement or arrangement (other than ordinary course directors’ or officers’ compensation and indemnification arrangements or pursuant to any Parent Plan) with any director or officer of Parent, the value of which exceeds $120,000.

Section 4.20 Regulatory Matters.

(a) Schedule 4.20 contains all material authorizations, approvals, permits, licenses, certifications, orders, franchises or other required grants of authority required by any Governmental Authority, including the FCC and state and foreign regulatory authorities, held by Parent or the Parent Subsidiaries (“Parent Authorizations”). Except as set forth on Schedule 4.20 and except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, each such Parent Authorization is valid and in full force and effect in accordance with its terms, and there is no outstanding written notice of cancellation, termination, or notice of apparent liability or any written threatened cancellation or termination in connection therewith nor are any of such Parent Authorizations subject to any restrictions or conditions that limit the operations of Parent or any of the Parent Subsidiaries (other than restrictions or conditions generally applicable to Parent Authorizations of that type).

(b) The Parent and the Parent Subsidiaries have taken all steps reasonably necessary to maintain and preserve the effectiveness of the Parent Authorizations.

(c) There are no existing or, to the knowledge of Parent or Merger Sub, threatened proceedings before any Governmental Authority, including the FCC and similar state and foreign regulatory authorities, regarding the Parent Authorizations or the operations of the Parent of any of the Parent Subsidiaries (excepting proceedings of general applicability to the industry and not specific to the Parent or the Parent Subsidiaries), that could reasonably be expected to result in a Parent Material Adverse Effect, or the revocation, cancellation, suspension, nonrenewal, placement of material restrictions on, or material adverse modification of any of the Parent Authorizations that could reasonably be expected to result in a Parent Material Adverse Effect.

(d) No event has occurred that results in, or after notice or lapse of time, or both, could reasonably be expected to result in a Parent Material Adverse Effect, or the revocation, cancellation, suspension, nonrenewal, placement of restrictions on, or material adverse modification of any of the Parent Authorizations.

(e) Parent and the Parent Subsidiaries are not in violation of any statute, law, ordinance, regulation, rule or order of any Governmental Authority, including the FCC or any state or foreign regulatory authority, except where any such non-conformities individually or in the aggregate, would not result in a Parent Material Adverse Effect. Parent and the Parent Subsidiaries have all Parent Authorizations from, have made all required filings with, and have made all required payments due to, all Governmental Authorities, including any state or foreign regulatory authority and the FCC, required to conduct its businesses as the same are now being conducted, excepting such Parent Authorizations or filings that individually or in the aggregate, would not result in a Parent Material Adverse Effect.

Section 4.21 Material Contracts.

(a) As of the date of this Agreement, except for (i) this Agreement, (ii) Parent Plans, (iii) contracts filed as an exhibit to or incorporated by reference in any Parent SEC Report filed prior to the second business day prior to the date hereof, (iv) contracts terminable with up to 30 days prior notice without material fee or penalty, or (v) as otherwise set forth on Schedule 4.21, neither Parent nor any of the Parent Subsidiaries is a party to or bound by any contract (whether written or oral) that is:

(i) a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment (other than those between Parent and the Parent Subsidiaries) relating to indebtedness in an amount in excess of $500,000 individually;

(iii) a contract, lease or license (a) pursuant to which Parent or any of the Parent Subsidiaries paid amounts in excess of $5,000,000 individually within the 12-month period prior to the date of this Agreement or (b) that is material to Parent and the Parent Subsidiaries taken as a whole;

(iv) a contract that limits the right of the Parent or any of its affiliates to engage or compete in any line of business or to compete with any person or operate in any location;

(v) a contract that involves a guaranty by the Parent or any of the Parent Subsidiaries for the benefit of another person (which is not the Parent or any wholly owned Parent Subsidiary);

(vi) a contract that creates a partnership or joint venture with respect to any portion of the business of the Parent and the Parent Subsidiaries;

(vii) a contract providing employment or severance with any director, officer or other employee of the Parent and any Parent Subsidiary, other than contracts that by their terms are cancellable by the Parent with notice of not more than thirty days and without payment, penalty or liability in excess of $25,000 individually; or

(viii) a settlement or similar agreement with any Governmental Authority or order or consent of a Governmental Authority involving future performance by the Parent or any of the Parent Subsidiaries (excluding, for the avoidance of doubt, customary licenses, permits or authorizations).

All contracts of the type described in this Section 4.21(a)(i)-(viii), are referred to herein as the “Parent Material Contracts.”

(b) Other than as a result of the expiration or termination of any Parent Material Contract in accordance with its terms and except as would not have, either individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Material Contract is valid and binding on the Parent and any of the Parent Subsidiaries that is a party thereto, as applicable, and, to the knowledge of the Parent, is valid and binding on the other party or parties thereto, and in full force and effect, (ii) the Parent and each of the Parent Subsidiaries, as applicable, has in all material respects performed all obligations required to be performed by it to date under each Parent Material Contract, and (iii) neither the Parent nor any of the Parent Subsidiaries has knowledge of, or has received written notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, would constitute, a material default, breach or violation on the part of the Parent or of any of the Parent Subsidiaries or of any other party under any such Parent Material Contract.

Section 4.22 Opinion of Financial Advisor. Houlihan Lokey Capital, Inc. (the “Parent Financial Advisor”) has delivered to the Parent Board of Directors its opinion (to be confirmed in a written opinion dated the date of the meeting at which the Parent Board of Directors approved this Agreement) to the effect that, as of the date thereof and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio in the Merger pursuant to this Agreement is fair, from a financial point of view, to Parent. A true and correct copy of the opinion will promptly be made available to the Company for informational purposes only and not for reliance thereon.

Section 4.23 Brokers. No broker, finder or investment banker (other than the Parent Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or with the authority of Parent or Merger Sub.

Section 4.24 Required Parent Stockholder Vote. No approval of the Parent Stockholders is required in connection with the Merger other than the affirmative vote of a majority of the total votes cast as required by the NASDAQ listing rules in connection with the listing of the shares of Parent Common Stock to be issued in the Merger (such vote, the “Parent Stockholder Approval”).

Section 4.25 Ownership of Shares of Company Common Stock. Neither Parent nor any other Parent Subsidiary beneficially owns any shares of Company Common Stock or any other security of the Company.

ARTICLE V

Conduct Of Business

Section 5.1 Company Conduct of Business. The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement, except (x) as otherwise expressly permitted or required under this Agreement (including the schedules hereto, including Schedule 5.1), (y) for transactions between or among the Company and wholly owned Company Subsidiaries, and (z) as otherwise agreed to by Parent (which agreement, if sought by the Company, shall not be unreasonably withheld, conditioned or delayed), the businesses of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course and in a manner consistent with past practice, in each case in all material respects, except that the Company shall have the right to enter into new business lines within the communications services business and markets consistent with its business strategy, provided that in entering into such new business lines or markets the Company and the Company Subsidiaries shall not make, or commit to make, payments to third parties of more than $2,000,000 in the aggregate, and the Company shall use its commercially reasonable efforts to (i) maintain the material assets of the Company and the Company Subsidiaries, (ii) preserve substantially intact the business organization and goodwill of the Company and the Company Subsidiaries, (iii) keep available the services of the current officers, key employees and key consultants of the Company and the Company Subsidiaries, (iv) preserve the current relationships of the Company and the Company Subsidiaries with its material customers, suppliers, contractors, distributors, licensors, licensees and other persons with which the Company or any Company Subsidiary has material business relations, (v) comply in all material respects with all material laws associated with the operation of the businesses of the Company and the Company Subsidiaries and (vi) make all material filings and pay all material fees required by any Governmental Authority; provided, however, that nothing in this Section 5.1 shall be construed as an unauthorized transfer of control of the Company to Parent prior to the receipt of any consent or approval of any Governmental Authority required under this Agreement and the Closing; and provided further that to the extent that any Governmental Authority asserts or claims that any covenant set forth in this Section 5.1 constitutes an unauthorized transfer of control, such covenant shall be deemed modified to the extent so required with respect to the actions governed by such Governmental Authority and the remaining covenants set forth in this Section 5.1 shall remain in full force and effect. Notwithstanding any of the foregoing, and for purposes of clarity, nothing in this Agreement shall be deemed to restrict the Company from selling, or agreeing to sell, after the date of this Agreement and until the earlier of Closing and the termination of this Agreement, assets outside of the ordinary course of business if such assets, other than in connection with an IP Sale, generate trading revenues and individually contributed less than $5 million in consolidated trading revenues of the Company and the Company Subsidiaries for the year ended December 31, 2009, so long as all such asset sales are not comprised of assets that contributed in the aggregate more than $5 million in consolidated trading revenues of the Company and the Company Subsidiaries for the year ended December 31, 2009. Except as contemplated or permitted by this Agreement or as set forth in Schedule 5.1, or to the extent that Parent shall otherwise consent in writing, which consent may not be unreasonably withheld, conditioned or delayed, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement, directly or indirectly do, or propose to do, any of the following:

(a) amend or otherwise change, or waive any provision of, its certificate of incorporation or bylaws or equivalent organizational documents;

(b) issue, sell, register for sale, pledge, dispose of, grant, encumber or authorize the issuance, sale, registration, pledge, disposition, grant or encumbrance of any shares of capital stock of any class of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary (except for the issuance of Company Common Stock issuable pursuant to Company Stock Awards and warrants to purchase Company Common Stock, in each case, outstanding on the date of this Agreement);

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such (except for such declarations, set-asides, dividends and other distributions made to or from any Company Subsidiary to the Company);

(d) reclassify, combine, split or subdivide, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity interests, except in connection with (i) the exercise of Company Stock Options or Company SARs or (ii) the withholding of shares upon the vesting of any Company Stock Awards to satisfy income tax withholding requirements;

(e) (i) acquire or agree to acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or any division thereof, (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than obligations of the Company or of any of the Company Subsidiaries and other than with respect to trade accounts in the ordinary course of business consistent with past practice), or make any loans or advances, except in the ordinary course of business and in a manner consistent with past practice, or (iii) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this paragraph (e);

(f) (i) except as required by applicable law, increase the compensation payable or to become payable to, or grant any severance or termination pay to, any officer or employee, except pursuant to contractual arrangements existing on the date hereof, (ii) enter into or amend any employment or severance agreement with any director, officer or other employee of the Company or any Company Subsidiary, except (A) as required pursuant to existing contractual arrangements; or (B) as required by applicable law, or (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except (A) as required pursuant to existing contractual arrangements or as provided for in this Agreement or (B) as required by applicable law or (C) as set forth in Schedule 5.1;

(g) pay, discharge, settle or satisfy any material litigation, arbitration, proceeding, claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement, payment, discharge or satisfaction thereof (i) as required by law, and (ii) in the ordinary course of business and not exceeding the amount reserved against in the financial statements contained in the Company SEC Reports, where the amounts paid or to be paid are fully covered by insurance maintained by the Company or in an amount less than $250,000 in the aggregate;

(h) enter into any partnership or joint venture agreement;

(i) enter into any agreement, arrangement or commitment that limits or otherwise restricts the Company and any Company Subsidiary, or that will, after the Effective Time, limit or restrict Parent or any Parent Subsidiary, from engaging or competing in any line of business;

(j) make any capital expenditures in any fiscal quarter exceeding its capital expenditure budget (a copy of which is attached as Schedule 5.1(j)) for such fiscal quarter by an aggregate of more than 15%;

(k) purchase, sell, transfer, assign, mortgage, encumber or otherwise dispose of any properties or assets having a value in excess of $1,000,000 in the aggregate other than in the ordinary course of business consistent with past practice;

(l) (i) enter into, renew, extend, materially amend (other than a renewal or extension on substantially similar terms) or terminate any Company Material Contract (other than this Agreement as provided in Section 8.1) other than for breach by the other party thereto, or waive, release or assign any material rights, claim or benefits of the Company or any of the Company Subsidiaries under any Company Material Contract (other than between the Company and its wholly owned Subsidiaries), or (ii) enter into any contract or agreement that would have been a Company Material Contract had it been entered into prior to the date of this Agreement other than in the ordinary course of business and consistent with past practice;

(m) change its methods of accounting (other than Tax accounting, which shall be governed by clause (n) below), except in accordance with applicable law or regulation, valid order, rule or decree of a Governmental Authority or changes in GAAP as concurred in by the Company’s independent auditors;

(n) enter into any closing agreement with respect to material Taxes, settle or compromise any material liability for Taxes, make, revoke or change any material Tax election except as required by applicable law, agree to any adjustment of any material Tax attribute, file or surrender any claim for a material refund of Taxes, execute or consent to any waiver extending the statutory period of limitations with respect to the collection or assessment of material Taxes, file any material amended Tax Return or obtain any material Tax ruling;

(o) enter into any new, or amend or otherwise alter any Affiliate Transaction or transaction that would be an Affiliate Transaction if such transaction occurred prior to the date hereof; or

(p) agree to take, in writing or otherwise, any of the actions described in paragraphs (a) through (o) of this Section 5.1 (other than as contemplated by this Agreement).

Notwithstanding any of the foregoing provisions of this Section 5.1, prior to the Closing, the Company may, at its sole option or not at all, either spin-off to its stockholders, or sell to a third party for cash, the Company’s patents, listed under items 3, 4 and 5 of Schedule 3.16(b), and any rights arising from such patents (any sale to a third party for cash is referred to herein as the “IP Sale”), provided, that (x) any spin-off or the IP Sale shall not result in any residual liability to the Company or any Company Subsidiary (other than costs, fees, expenses and Taxes taken into account as set forth in the following clause (y)), (y) all transaction costs, fees and expenses and the gross Tax liabilities attributable to any such spin-off or IP Sale shall not exceed $350,000 in the aggregate and (z) in connection with any such spin-off, the Company shall have obtained an appraisal, from an independent third party appraiser, of the value of such patents and rights subject to such spin-off, and such valuation shall be used for all related Tax reporting purposes. For the avoidance of doubt, the only assets of the Company and any Company Subsidiary that may be spun-off or sold pursuant to this paragraph of Section 5.1 are the Company’s patents listed under items 3, 4 and 5 of Schedule 3.16(b) and the rights arising from such patents. The amount of the proceeds from the IP Sale, after deduction for all related transaction costs, fees and expenses and gross Tax liabilities attributable to the IP Sale, will either, at the Company’s sole discretion, be (i) distributed to the Company’s stockholders prior to the Closing or (ii) added, dollar for dollar, to the Aggregate Cash-Value Merger Consideration, provided that the Company shall have first granted to Parent (for its benefit, and the benefit of its affiliates and assignees of the rights under such license) a royalty-free, worldwide, assignable (on a non-exclusive basis) and perpetual license and right to use any and all such patents and associated rights, provided further, that in the course of the negotiation, drafting and creation of such license agreement and the documents that will effectuate the spin-off or the IP Sale, the Company shall keep Parent apprised of the status of such negotiation, drafting and creation of such documents, and, among other things, shall promptly provide all drafts of such documents and take into consideration, in good faith, any comments received from Parent with respect to such documents. As part of such license agreement, to the extent legally possible, the Parent and its affiliates and assignees of the rights under such license shall be deemed to have had the right to use such patents and associated rights since the creation of each of such patents and its associated rights.

Section 5.2 Parent Conduct of Business. The Parent covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement, except (x) as otherwise expressly permitted or required under this Agreement (including the schedules hereto, including Schedule 5.2), (y) for transactions between or among the Parent and wholly owned Parent Subsidiaries, and (z) as otherwise agreed to by the Company (which agreement, if sought by Parent, shall not be unreasonably withheld, conditioned or delayed), the businesses of Parent and the Parent Subsidiaries shall be conducted only in, and Parent and the Parent Subsidiaries shall not take any action except in, the ordinary course and in a manner consistent with past practice, in each case in all material respects, except that Parent shall have the right to enter into new immaterial business lines and markets consistent with its business strategy existing as of the date of this Agreement and previously provided in writing to the Company, and Parent shall use its commercially reasonable efforts to (i) maintain the material assets of Parent and Parent Subsidiaries, (ii) preserve substantially intact the business organization and goodwill of Parent and the Parent Subsidiaries, (iii) keep available the services of the current officers, key employees and key consultants of Parent and the Parent Subsidiaries, (iv) preserve the current relationships of Parent and the Parent Subsidiaries with its material customers, suppliers, contractors, distributors, licensors, licensees and other persons with which Parent or any Parent Subsidiary has material business relations, (v) comply in all material respects with all material laws associated with the operation of the businesses of Parent and the Parent Subsidiaries, and (vi) make all material filings and pay all material fees required by any Governmental Authority; provided, however, that nothing in this Section 5.2 shall be construed as an unauthorized transfer of control of Parent to the Company prior to the receipt of any consent or approval of any Governmental Authority required under this Agreement and the Closing; and provided further that to the extent that any Governmental Authority determines that any covenant set forth in this Section 5.2 constitutes an unauthorized transfer of control, such covenant shall be deemed modified to the extent so required with respect to the actions governed by such Governmental Authority and the remaining covenants set forth in this Section 5.2 shall remain in full force and effect. Notwithstanding any of the foregoing, and for purposes of clarity, nothing in this Agreement shall be deemed to restrict Parent from selling, or agreeing to sell, after the date of this Agreement and until the earlier of Closing and the termination of this Agreement, assets outside of the ordinary course of business (a) if such assets individually contributed less than $30 million in consolidated revenues of Parent and Parent Subsidiaries for the year ended December 31, 2009, so long as all such asset sales are not comprised of assets that contributed in the aggregate more than $100 million in consolidated revenues of Parent and Parent Subsidiaries for the year ended December 31, 2009 or (b) if the Parent Board of Directors otherwise determines that such sale is in the best interests of Parent. Except as contemplated or permitted by this Agreement or as set forth in Schedule 5.2, or to the extent that Parent shall otherwise consent in writing, which consent may not be unreasonably withheld, conditioned or delayed, neither Parent nor any Parent Subsidiary shall, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement, directly or indirectly do, or propose to do, any of the following:

(a) amend or otherwise change, or waive any provision of, its certificate of incorporation or bylaws or equivalent organizational documents if such amendment, change or waiver would prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such (except for such declarations, set-asides, dividends and other distributions made to or from any Parent Subsidiary to Parent);

(c) reclassify, combine, split or subdivide, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity interests, except in connection with (i) the exercise of stock options of Parent or (ii) the withholding of shares upon the vesting of restricted stock to satisfy income tax withholding requirements;

(d) acquire or agree to acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or any division thereof or any assets, if such transaction would prevent or materially delay the consummation of the transactions contemplated by this Agreement; or

(e) agree to take, in writing or otherwise, any of the actions described in paragraphs (a) through (d) of this Section 5.2 (other than as contemplated by this Agreement).

Section 5.3 Cash and Cash Equivalents. Without limiting the Company’s obligations in Section 5.1(a), and for all purposes applicable to Section 6.13 and the definition of Company Material Adverse Effect under Section 9.4, the Company shall, and shall cause each of the Company Subsidiaries to, continue to manage and treat working capital (as contemplated by GAAP) in a manner that is consistent with the past practice of each of the Company or the Company Subsidiaries, as appropriate, during the time period from January 1, 2010 through September 30, 2010, including the timing for the payment of all payables (except to the extent of any unpaid portion that is being contested in good faith), the provision of any discounts and the efforts to collect all net receivables. Any breach of this Section 5.3 shall result in an automatic deduction of the amount of dollars involved from the amount of Cash and Cash Equivalents otherwise obtained as contemplated by Section 6.13 and the definition of Company Material Adverse Effect under Section 9.4. Notwithstanding the Company’s obligations in Section 5.1(a), and for all purposes applicable to Section 6.13 and the definition of Company Material Adverse Effect under Section 9.4, except with respect to any proceeds from the sale of Marketable Securities, to the extent the Company or any of the Company Subsidiaries obtains proceeds after the date of this Agreement from the sale of assets outside the ordinary course of business (including an IP Sale pursuant to

Section 5.1, but in recognition of an increase in Cash and Cash Equivalents, only if the Aggregate Cash-Value Merger Consideration is adjusted upward as contemplated by Section 2.1(a)), the amount of proceeds of such transactions shall be deducted (as an adjustment thereto) from the calculation of Cash and Cash Equivalents for the Company and the Company Subsidiaries.

ARTICLE VI

Additional Agreements

Section 6.1 Registration Statement; Joint Proxy Statement/Prospectus; Stockholders Meetings.

(a) Parent and the Company shall cooperate and promptly prepare the Registration Statement and the Joint Proxy Statement/Prospectus and shall file the Registration Statement in which the Joint Proxy Statement/Prospectus will be included as a prospectus with the SEC as soon as reasonably practicable after the date hereof. Parent and the Company shall cooperate to respond promptly to any comments made by the SEC and otherwise use reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing. Subject to applicable laws, Parent and the Company each shall, upon request by the other, furnish the other with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the preparation and filing of the Joint Proxy Statement/Prospectus and the Registration Statement as provided for hereunder. Each of Parent and the Company agree to promptly correct any information provided by it for use in the Joint Proxy Statement/Prospectus or the Registration Statement that shall have become false or misleading in any material respect. Each of Parent and the Company shall cause the Joint Proxy Statement/Prospectus to be mailed to its respective stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. If at any time prior to the Effective Time any event occurs or fact or information is discovered that is required to be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus or the Registration Statement, Parent or the Company, as applicable, shall inform the other promptly of such occurrence, fact or information and cooperate in filing such amendment or supplement with the SEC, use reasonable best efforts to cause such amendment to become effective as promptly as possible and, if required, mail that amendment or supplement to stockholders of Parent and/or the Company. Parent shall use reasonable best efforts, and the Company shall cooperate with Parent, to obtain any and all state securities laws or “blue sky” permits, approvals and registrations necessary in connection with the issuance of Parent Common Stock pursuant to the Merger.

(b) Parent shall cause the Registration Statement (and Parent and the Company shall cause the Joint Proxy Statement/Prospectus, each to the extent that it provides information to be contained therein) to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder. Parent shall advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective under the Securities Act, the issuance of any stop order with respect to the Registration Statement, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, of any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto, or any comment or request for additional information by the SEC. Parent shall promptly (A) notify the Company upon the receipt of any such comments or requests and (B) provide the Company with copies of all correspondence between the Parent and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to responding to any such comments or requests or the filing or mailing of the Registration Statement or the Joint Proxy Statement/Prospectus, Parent (x) shall provide the Company with a reasonable opportunity to review and comment on any drafts of the Registration Statement and the Joint Proxy Statement/Prospectus and related correspondence and filings, (y) shall reasonably consider for inclusion in such drafts, correspondence and filings all comments reasonably proposed by the Company, and (z) to the extent practicable, Parent and its outside counsel shall permit the Company and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Registration Statement, the Joint Proxy Statement, this Agreement or any of the transactions contemplated by this Agreement, it being understood, however, that this clause (z) shall not apply with respect to any aspect of any Parent SEC Reports.

(c) Each of Parent and the Company shall ensure that the information provided by it for inclusion in the Joint Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of stockholders of Parent and the Company or, in the case of information provided by it for inclusion in the Registration Statement or any amendment or supplement thereto, at the time it becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Neither the Registration Statement nor the Joint Proxy Statement/Prospectus nor any amendment or supplement (including by incorporation by reference) thereto shall be filed or disseminated to the stockholders of the Company or Parent without the written approval of both Parent and the Company (which approval shall not be unreasonably withheld or delayed), but with respect to documents filed by a party hereto that are incorporated by reference in the Registration Statement or Joint Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; and, further, the Company, in connection with a Company Recommendation Change, may amend or supplement the Joint Proxy Statement/Prospectus (including by incorporation by reference) to effect such a Company Recommendation Change, and in such event, this right of approval shall apply only with respect to information relating to Parent or its business, financial condition or results of operations.

(e) The Company, acting through the Company Board of Directors, shall, in accordance with applicable law and the Company’s certificate of incorporation and bylaws and the rules of NASDAQ, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Company Stockholders Meeting”) as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act for the purpose of obtaining the Company Stockholder Approval. The Company Board of Directors shall, subject to Section 6.3(b), recommend the adoption and approval of this Agreement and the consummation of the Merger at the Company Stockholders Meeting (the “Company Recommendation”), include such recommendation in the Joint Proxy Statement/Prospectus and use its reasonable best efforts to obtain the Company Stockholder Approval. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Section 8.1 and in compliance with Section 6.3, the Company, regardless of whether the Company Board of Directors has approved, endorsed or recommended an Acquisition Proposal for the Company or has withdrawn, modified or amended the Company Recommendation, shall submit this Agreement for approval by Company Stockholders at the Company Stockholders Meeting.

(f) Parent, acting through the Parent Board of Directors, shall, in accordance with applicable law and Parent’s certificate of incorporation and bylaws and the rules of NASDAQ or other applicable securities exchange or market, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Parent Stockholders Meeting”) as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act for the purpose of obtaining the Parent Stockholder Approval. The Parent Board of Directors shall recommend the approval of the issuance of Parent Common Stock pursuant to this Agreement at the Parent Stockholders Meeting (the “Parent Recommendation”), include such recommendation in the Joint Proxy Statement/Prospectus and use its reasonable best efforts to obtain the Parent Stockholder Approval. Neither the Parent Board of Directors nor any committee thereof may directly or indirectly withdraw (or amend or modify in a manner adverse to the Company), or propose publicly to withdraw (or amend or modify in a manner adverse to the Company), the approval, recommendation or declaration of advisability by the Parent Board of Directors or any such committee thereof of the issuance of Parent Common Stock pursuant to this Agreement. Each of Parent and Merger Sub shall vote all shares of Company Common Stock beneficially owned by it or any of its respective Subsidiaries as of the applicable record date in favor of the adoption of this Agreement in accordance with the DGCL at the Company Stockholders Meeting or otherwise.

(g) Notwithstanding anything to the contrary contained in this Agreement, Parent or the Company, after consultation with the other party hereto, may adjourn or postpone the Parent Stockholders Meeting or the Company Stockholders Meeting, as applicable, to the extent it believes in good faith is necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to its stockholders or, if as of the time for which the Parent Stockholders Meeting or the Company Stockholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Parent Common Stock or Company Common Stock, as applicable, represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting or to obtain approval of the matters to be considered thereat, provided, that any adjournment or postponement due to the absence of a quorum shall last only until such future date as is reasonably acceptable to the other party.

(h) Each of the Company and Parent shall use reasonable best efforts to hold the Company Stockholders Meeting and the Parent Stockholders Meeting, respectively, on the same date as the other party and as soon as reasonably practicable after the date of this Agreement.

Section 6.2 Access to Information; Confidentiality.

(a) To the extent not restricted by third-party agreement or applicable law, each of Parent and the Company shall afford the other and the other’s employees, representatives, consultants, attorneys, investment bankers, agents, lenders and other advisors reasonable access during normal business hours to all of its facilities, properties, personnel, books and records. Any such investigation shall be conducted in a manner that minimizes any interference with the operations of Parent and the Company, as the case may be. Each of Parent and the Company may, at their own expense, photocopy information it reviews, subject to applicable third-party approvals. Each of Parent and the Company agrees to indemnify and hold the other party harmless from any and all claims and liabilities, including costs and expenses for loss, injury to or death of any representative of Parent or the Company, as the case may be, and any loss, damage to or destruction of any property owned by Parent or the Company or any other person or entity (including claims or liabilities for loss of use of any property) resulting directly or indirectly from the action or inaction of any of their respective representatives during any visit to the other’s business or property sites prior to the Effective Time, whether pursuant to this Section 6.2 or otherwise. Neither Parent nor the Company, nor any of their respective employees, representatives, consultants, attorneys, investment bankers, agents, lenders or other advisors, shall conduct any environmental investigation (including onsite Phase I work), testing or sampling on any of the business or property sites of the other party prior to the Effective Time without the prior written consent of the other party, not to be unreasonably withheld.

(b) To the extent permitted by applicable law, in order to facilitate the continuing operation of the Company by Parent without disruption and to assist in the achievement of an orderly transition in the ownership and management of the Company, until the Effective Time, the Company and Parent shall cooperate reasonably with each other to effect an orderly transition including, without limitation, with respect to communications with employees.

(c) Any information obtained by either party hereto or its employees, representatives, consultants, attorneys, investment bankers, agents, lenders and other advisors under this Section 6.2 shall be subject to the confidentiality and use restrictions contained in the Non-Disclosure Agreement dated June 8, 2010 between the Company and the Parent (the “Confidentiality Agreement”).

(d) Nothing in this Section 6.2 shall require Parent or the Company to provide any information that it reasonably believes it may not provide to the other by reason of applicable law, rules or regulations, that constitutes information protected by attorney/client privilege, or that Parent or the Company (or any of their respective subsidiaries) is required to keep confidential by reason of contract, agreement or understanding with third parties in effect on the date hereof; provided, however, each of the Parent and the Company shall use its reasonable best efforts to (A) implement such techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating applicable law or the attorney/client privilege or (B) obtain the required consent of such third party to provide such information.

Section 6.3 No Solicitation.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Eastern time) on the 45th calendar day after the date of this Agreement (the “Go-Shop Period”), the Company and the Company Subsidiaries and their respective officers, directors, employees, investment bankers, attorneys, accountants, financial advisors, agents and other representatives (any of the foregoing, a “Representative”) shall have the right to: (i) initiate, solicit and encourage any inquiry or the making of any proposals or offers that constitute Acquisition Proposals, including by way of providing access to non-public information to any Person pursuant to an Acceptable Confidentiality Agreement; provided that the Company shall promptly (and in any event within 24 hours) disclose or make available to Parent all information concerning the Company or any of the Company Subsidiaries that the Company provides to any Person given such access that was not previously made available to Parent, and (ii) engage or enter into, continue or otherwise participate in any discussions or negotiations with any Persons or groups of Persons with respect to any Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals.

(b) Except as expressly permitted by this Section 6.3 and except as may relate to any Person, group of Persons or group that includes any Person or group of Persons from whom the Company has received during the Go-Shop Period a written Acquisition Proposal that the Board of Directors of the Company or any committee thereof determines in good faith (after considering the recommendation of the Special Committee and consulting with the Company’s financial advisors and outside legal counsel) constitutes or could reasonably be expected to result in a Superior Proposal (any such Person or group of Persons, an “Excluded Party”), neither the Company nor any of the Company Subsidiaries may, and the Company and the Company Subsidiaries shall direct and cause their respective Representatives, not to, at 12:00 a.m. (Eastern Time) on the 46th calendar day after the date of this Agreement (the “No-Shop Period Start Date”) and thereafter until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, (i) continue any discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal and (ii) directly or indirectly initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information) any inquiry or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal for the Company, (iii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to the Company or any of the Company Subsidiaries or afford access to the properties, books or records of the Company or any of the Company Subsidiaries to any person that has made an Acquisition Proposal for the Company or to any person in contemplation of an Acquisition Proposal for the Company, or (iv) accept an Acquisition Proposal for the Company or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal for the Company (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 6.3) (any agreement, arrangement or understanding referred to in this clause (iv) (other than an Acceptable Confidentiality Agreement), an “Acquisition Agreement”). Any violation of any of the foregoing restrictions by any Company Subsidiary or by any Representative shall constitute a breach of this Agreement by the Company. Notwithstanding anything to the contrary in this Agreement, the Company and the Company Board of Directors may take any action described in clause (iii) or (iv) of this Section 6.3(a) with respect to a third party if at any time after the execution of this Agreement and prior to obtaining the Company Stockholder Approval (w) the Company receives a written Acquisition Proposal for the Company from that third party (and an Acquisition Proposal for the Company from that third party was not during that time period initiated, solicited, knowingly encouraged or knowingly facilitated in violation of this Section 6.3 by the Company, by any Company Subsidiary or any Representative), and (x) the Company Board of Directors determines in good faith (after considering the recommendation of the Special Committee and consulting with the Company’s financial advisors and outside legal counsel) that such proposal constitutes or could reasonably be expected to result in a Superior Proposal, but the Company may not deliver any information to that third party without entering into an Acceptable Confidentiality Agreement, and (y) the Company has previously disclosed or promptly (and in any event within 24 hours) discloses or makes available the same information, if any, to Parent as the Company makes available to that third party. Nothing contained in this Section 6.3 shall prohibit the Company or the Company Board of Directors from disclosing to Company Stockholders a position contemplated by Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act if the Company shall have, to the extent reasonably practicable, provided Parent with a reasonable opportunity in advance to review and comment on any such disclosure and, in the case of any such disclosure, the Company Board of Directors determines in good faith, after consulting with outside legal counsel, that either (A) failure to make such disclosure would be inconsistent with its fiduciary duties to the Company Stockholders or (B) such disclosure is required by applicable law or by the rules of any applicable national securities exchange; provided, however, that any disclosure of a position contemplated by Rule 14e-2(a) or Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, that is not coupled with an express rejection of any applicable Acquisition Proposal for the Company or an express reaffirmation of its recommendation to its stockholders in favor of the Merger shall be deemed to be a Company Recommendation Change.

(c) Except as otherwise expressly provided for herein, (i) neither the Company Board of Directors nor any committee thereof may directly or indirectly (A) withdraw (or amend or modify in a manner adverse to Parent), or propose publicly to withdraw (or amend or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by the Company Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal for the Company (any action described in this Section 6.3(b)(i)-(ii) being referred to as a “Company Recommendation Change”) or (ii) neither the Company nor any of the Company Subsidiaries may execute or enter into an Acquisition Agreement. Notwithstanding the foregoing or Section 6.3(e), at any time prior to obtaining the Company Stockholder Approval, and subject to the Company’s compliance at all times with the provisions of this Section 6.3 and Section 6.6, the Company Board of Directors may (v) in response to a Superior Proposal, make a Company Recommendation Change and enter into an Acquisition Agreement but only so long as the Company terminates this Agreement pursuant to, and concurrently complies with all the provisions of, Sections 8.1(d)(ii) and 8.3 and (w) make a Company Recommendation Change in response to an Intervening Event if the Company Board of Directors concludes in good faith (after considering the recommendation of the Special Committee and consulting with the Company’s outside legal counsel) that the failure to take such action would breach its fiduciary duties under applicable law. The term “Intervening Event” means, with respect to the Company, a material event or circumstance that was not known or reasonably foreseeable to the board of directors of the Company on the date of this Agreement (or if known, the consequences of which are not known to or reasonably foreseeable by such board of directors as of the date hereof), which event or circumstance, or any material consequences thereof, becomes known to the board of directors of the Company prior to the time at which the Company receives the Company Stockholder Approval; provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal for the Company, or any consequence thereto, constitute, by itself, an Intervening Event. However, the Company Board of Directors shall not be entitled to exercise its right to make a Company Recommendation Change unless the Company provides written notice to Parent (a “Company Notice”), at least four business days before taking such action, of its intention to do so and the Company otherwise complies with this Section 6.3(b). A Company Notice shall (i) if the Company Board of Directors intends to make a Company Recommendation Change in response to an Acquisition Proposal for the Company that constitutes a Superior Proposal, specify the material terms and conditions of that Superior Proposal and identify the person or group making that Superior Proposal, or (ii) if the Company Board of Directors intends to make a Company Recommendation Change in response to an Intervening Event, include a description of the Intervening Event. The Company Board of Directors shall not be entitled to exercise its right to make a Company Recommendation Change under clause (v) above and enter into an Acquisition Agreement in response to a Superior Proposal (x) until four business days after the Company provides a Company Notice to Parent and (y) if during that four business day period, Parent proposes any alternative transaction (including any modifications to the terms of this Agreement), unless the Company Board of Directors determines in good faith (after considering the recommendation of the Special Committee and consulting with the financial advisors and outside legal counsel for the Company Board of Directors, and taking into account all financial, legal, and regulatory terms and conditions of that alternative transaction proposal) that such alternative transaction proposal is not at least as favorable to the Company Stockholders as the Superior Proposal (it being understood that any change in the financial or other material terms of a Superior Proposal in response to any alternative transaction proposal (including any modifications to the terms of this Agreement) by Parent shall require a new Company Notice and a new four business day period under this Section 6.3(b)). If requested by Parent, the Company shall engage in good faith negotiations with Parent, during the four business day period after Parent’s receipt of a Company Notice specifying that the Company Board of Directors intends to make a Company Recommendation Change in response to an Intervening Event or a Superior Proposal, to amend this Agreement in such a manner such that the failure by the Company Board of Directors to make a Company Recommendation Change would no longer cause such board to be inconsistent with its fiduciary duties under applicable law.

(d) In addition to the obligations of the Company set forth in paragraphs (a), (b) and (c) of this Section 6.3, as promptly as practicable after receipt thereof, the Company shall advise Parent in writing of any Acquisition Proposal for the Company received from any person and the terms and conditions of such Acquisition Proposal for the Company, and the Company shall promptly provide to Parent copies of any written materials received by the Company from such person in connection with any of the foregoing, and the identity of the person or group of persons making any such Acquisition Proposal for the Company. The Company shall keep Parent fully informed of the status of any Acquisition Proposal for the Company (including the identity of the parties and price involved and any changes to any material terms and conditions thereof). The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

(e) For purposes of this Agreement “Acquisition Proposal,” with respect to any entity, means any proposal, whether or not in writing, for the (i) direct or indirect acquisition or purchase of a business or assets that constitute 20% or more of the net revenues, net income or the assets (based on the fair market value thereof) of such entity and its subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities or capital stock of such entity or any of its subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of such entity and its subsidiaries, taken as a whole, or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of such entity or any of its subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of such entity and its subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. The term “Superior Proposal” means any bona fide written Acquisition Proposal with respect to the Company made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, share exchange, consolidation or other business combination, (A) 50% or more of the assets of the Company and the Company Subsidiaries, taken as a whole, or (B) 50% or more of the then outstanding equity securities of the Company, in each case on terms that a majority of the board of directors of the Company determines in good faith (after considering the recommendation of the Special Committee, consulting with the Company’s financial advisors and outside legal counsel, and taking into account all financial, legal and regulatory terms and conditions of the Acquisition Proposal and this Agreement, including any alternative transaction (including any modification to the terms of this Agreement) proposed by any other party in response to that Superior Proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such Acquisition Proposal) to be more favorable to the Company Stockholders (in their capacity as stockholders) than the transactions contemplated hereby and any alternative transaction (including any modification to the terms of this Agreement) proposed by Parent pursuant to this Section 6.3. For purposes of this Agreement the term “Acceptable Confidentiality Agreement” means a confidentiality agreement executed by the Company and the applicable counterparty having confidentiality provisions that are at least as favorable to the Company as those of the Confidentiality Agreement.

(f) Immediately after the No-Shop Period Start Date, the Company shall, and shall cause the Company Subsidiaries to, and the Company and the Company Subsidiaries shall use their reasonable best efforts to cause their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, terminate, other than with respect to Excluded Parties, any activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal for the Company. The Company shall (i) take the necessary steps to inform promptly its officers, directors, investments bankers, attorneys, accountants, financial advisors, agents or other representatives involved in the transactions contemplated by this Agreement of the obligations undertaken in this Section 6.3 and (ii) request each person, except for any Person that is an Excluded Party and who has heretofore executed a confidentiality agreement in connection with that person’s consideration of acquiring the Company or any material portion thereof to return or destroy all confidential information heretofore furnished to that person by or on its behalf to the extent such request is permitted or contemplated by that confidentiality agreement.

Section 6.4 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, Parent shall cause the Surviving Entity, subject to applicable law, to comply with the obligations of the Surviving Entity under all indemnification obligations of the Company in effect as of the date of this Agreement and described in Schedule 6.4 in favor of the respective directors and officers of the Company and the Company Subsidiaries. The certificate of incorporation of the Surviving Entity and each of its subsidiaries that before the Merger were Company Subsidiaries shall contain provisions no less favorable with respect to indemnification and advancement of expenses than are set forth in the certificate of incorporation of the Company or such Company Subsidiary as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time from and after the date of this Agreement and to and including the Effective Time were directors, officers, employees, fiduciaries or agents of the Company or any of the Company Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the matters contemplated by this Agreement).

(b) Parent and/or the Surviving Entity shall negotiate and purchase directors and officers’ liability, fiduciary liability and similar insurance “tail” coverage from the Company’s existing insurers, or from other insurers, that provides for a period of six years that is no less favorable in both amount and terms and conditions of coverage than the Company’s existing directors and officers liability, fiduciary liability and similar insurance program, or if substantially equivalent insurance coverage is not available, the best available coverage; provided however that the aggregate cost for the purchase of such tail coverage (for the entire six year tail coverage period) shall not exceed more than 250% of the aggregate premium paid by the Company for the existing directors and officers liability insurance, fiduciary liability and similar insurance policies, provided, further, that should the cost of the insurance exceed the 250% cap, Parent and/or the Surviving Entity shall instead purchase the best available coverage for 250% of the aggregate premium paid by the Company for the existing directors and officers liability, fiduciary liability and similar insurance programs.

(c) If Parent or the Surviving Entity or any of their successors or assigns shall (i) consolidate with or merge into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any person, then, and in each case, proper provisions shall be made so that the successors and assigns of the Surviving Entity shall assume all of the obligations of Parent and/or the Surviving Entity set forth in this Section 6.4.

(d) The Surviving Entity shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any indemnified party in enforcing the indemnity and other obligations provided in this Section 6.4.

(e) The rights of each indemnified party hereunder shall be in addition to any other rights such indemnified party may have under the certificate of incorporation, bylaws or other governing documents of the Company or its Subsidiaries, any other indemnification agreement or arrangement, the DGCL or otherwise.

Section 6.5 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which causes any of its respective representations or warranties contained in this Agreement to be materially untrue or inaccurate and (ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy in any material respect any of its respective covenants, conditions or agreements required to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice and this Section 6.5 will not constitute a covenant, obligation or agreement for purposes of Article VIII hereof.

Section 6.6 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, and subject, in the case of both parties, to Section 6.1, and in the case of the Company, to Section 6.3 hereof, each of the parties hereto shall cooperate and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the Merger and the other transactions contemplated hereby, including (i) preparing and filing as promptly as practicable with any Governmental Authority, including the FCC, state public utility commissions, foreign regulatory authorities or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated hereby, and (iii) vigorously defending or contesting any litigation or administrative proceeding, and seeking to have vacated, lifted, reversed or overturned any order, decree, injunction or ruling (whether temporary, preliminary or permanent) that is in effect, and that seeks to or would prohibit, prevent, enjoin or materially restrain or delay the consummation of the Merger or any of the other transactions contemplated hereby. Without limiting the foregoing, and for purposes of clarity, the Company shall use its reasonable best efforts to effect the cancellation of Company Stock Awards as contemplated by Section 7.3(h).

(b) Without limiting Section 6.6(a) above, each of the Company and Parent shall:

(i) provide on a timely basis to each other all information reasonably necessary for the preparation of all required filings, notices, petitions, statements, registrations, submissions of information, applications and other documents with and/or for any Governmental Authority. The Company and Parent shall also promptly furnish to the applicable Governmental Authority on a timely basis any requested document, materials or other information in order to obtain necessary consents of the Governmental Authority;

(ii) promptly make the required filings for FCC and foreign regulatory authorities approval of the Merger and for related state public utility commission or foreign regulatory authority approval, and the parties shall thereafter prosecute each application with commercially reasonable diligence and otherwise use their commercially reasonable efforts to obtain the grants of the applications as expeditiously as practicable;

(iii) promptly provide to the other parties a copy of any pleading, order or other document served on it relating to such applications (but no party shall have any obligation to take any steps to satisfy complainants, if any, which steps would substantially impair or diminish rights under the Parent Authorizations and Company Authorizations or otherwise impose an unreasonable burden on a party);

(iv) shall oppose any petitions to deny or other objections filed with respect to the applications for the FCC and foreign regulatory authorities approval of the Merger and for state public utility commission approval associated with the Merger and any requests for reconsideration or review of any FCC, foreign regulatory authorities or state public utility commission approval or consent; and

(v) if this Agreement is terminated, the parties shall have an affirmative obligation to notify the FCC and applicable foreign regulatory authorities and state public utility commissions of such termination and to submit whatever applications or other notifications are required to return the parties to their respective positions status quo ante.

(c) Each of the Company and the Parent shall make any filings reasonably necessary to keep any licenses that are material to its business in good standing and to conduct its business in compliance with applicable FCC, foreign regulatory authorities and state public utility commission rules and regulations.

(d) Each of the Company and Parent shall (i) promptly notify the other of any communication concerning this Agreement, the Merger or the other transactions contemplated hereby to that party or its affiliates from any Governmental Authority and permit the other to review in advance any proposed communication concerning this Agreement, the Merger or the other transactions contemplated hereby to any Governmental Authority; (ii) not participate or agree to participate in any meeting or discussion with any Governmental Authority in respect of any filing, investigation or other inquiry concerning this Agreement, the Merger or the other transactions contemplated hereby unless it consults with the other in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting or discussion; and (iii) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its affiliates and representatives on the one hand, and any Governmental Authority or members of any such authority’s staff on the other hand, with respect to this Agreement, the Merger or the other transactions contemplated hereby.

(e) Each party agrees that, from and after the date hereof and prior to the Effective Time, and except as may be agreed in writing by the other party or as may be expressly permitted pursuant to this Agreement, it shall not, and shall not permit any of its subsidiaries to agree, in writing or otherwise, to take any action which could reasonably be expected to delay the consummation of the Merger or result in the failure to satisfy any condition to consummation of the Merger.

Section 6.7 Public Announcements. The Company and Parent shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated by this Agreement and, except for any public statement or press release as may be required by applicable law, order of a court of competent jurisdiction or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation and providing each other the opportunity to review and comment upon any such press release or public statement. The initial press release of the parties announcing the execution of this Agreement shall be a joint press release of Parent and the Company in a form that is mutually agreed.

Section 6.8 Employee Matters.

(a) The Surviving Entity shall employ, immediately after the Effective Time, all persons who were employees of the Company immediately prior to the Effective Time, but except as required by law, the Surviving Entity shall have no obligation to continue employing any such employee for any length of time thereafter except pursuant to any agreement that is specifically disclosed on any Schedule referenced in Section 3.11. All employees and former employees whom the Surviving Entity has decided to continue to employ shall be provided as of the Effective Time with employee benefits that are comparable to other similarly situated employees of Parent. The Surviving Entity shall treat the period of employment with the Company (and with predecessor employers with respect to which the Company has granted service credit) as employment and service with Parent and the Surviving Entity for benefit plan eligibility and vesting purposes (but not for purposes of benefit accruals or benefit computations, other than for purposes of vacation, sick pay or other paid time off) for all of the Surviving Entity’s employee benefit plans, programs, policies or arrangements to the extent service with Parent or the Surviving Entity is recognized under any such plan, program, policy or arrangement, except to the extent such treatment would result in duplicative benefits for the same period of service, to the extent such service is prior to a specific date before which service would not have been credited for employees of Parent. For the calendar year in which the Effective Time occurs, Parent agrees to credit each employee of the Company or any Company Subsidiary with an amount of vacation and sick leave equal to the employee’s unused vacation and sick leave under the Company’s vacation and sick leave policy immediately prior to the Effective Time based on the policy as in effect immediately prior to the Effective Time.

(b) Under any medical or dental plan covering any employee or former employee of the Company, there shall be waived, and the Surviving Entity shall use its commercially reasonable efforts to cause the relevant insurance carriers and other third parties to waive, restrictions and limitations for any medical condition existing as of the Effective Time of any such employee and his or her eligible dependents for the purpose of any such plan, so long as those persons had the requisite “creditable” service prior to the Effective Time, provided, however, that such treatment shall not apply to a preexisting condition of any employee or former employee of the Company who was, as of the Effective Time, excluded from participation in a Company Plan by virtue of such preexisting condition, and provided, further, that any employee or former employee of the Company whose credited service with the Company would still subject him or her to an exclusion or waiting period if such service were treated as service with Parent or the Surviving Entity shall be subject to the exclusion or waiting period until he or she has sufficient aggregate service with the Surviving Entity and the Company. Further, the Surviving Entity shall use its commercially reasonable efforts to offer to each Company employee coverage under a group health plan that credits that employee toward the deductibles, co-payments and out-of-pocket expenses imposed under the group medical and dental plan of the Surviving Entity, for the year during which the Effective Time occurs, with any deductible, co-payments and out-of-pocket expenses already incurred during that year under the relevant Company Plan.

(c) Prior to the Effective Time, if requested by Parent and if reasonably practicable under the terms of the Company’s 401(k) Plan and all applicable agreements ancillary thereto, the Company shall take such action as is necessary to terminate the Company’s participation in the Company 401(k) Plan effective at least one day prior to the Effective Time and shall take all necessary action to ensure that each Company employee is fully vested in his or her account balance under the Company 401(k) Plan.

(d) The Surviving Entity shall, upon termination of any flexible spending account or reimbursement programs of the Company, to the extent permitted by applicable law, transfer any flexible spending account or reimbursement plan balances to Parent who shall credit such amounts to the applicable Parent Plan of a similar nature and make the same available under such Parent Plan for the remainder of the plan year in which the Closing occurs.

Section 6.9 Section 16 Matters. Prior to the Effective Time, the Company and Parent shall take steps reasonably necessary to cause dispositions of shares of Company Common Stock (including derivative securities) and acquisitions of Parent Common Stock (including derivative securities) pursuant to the Merger by each individual who is subject to Section 16 of the Exchange Act, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.10 State Takeover Laws. If any “fair price,” “moratorium,” “business combination,” or “control share acquisition” statute or other similar statute or regulation is or shall become applicable to the transactions contemplated by this Agreement, the Company and the Company Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated by this Agreement.

Section 6.11 Stockholder Litigation. The Company shall give Parent, at Parent’s sole cost and expense, the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors or officers relating to the transactions contemplated by this Agreement. The Company agrees that it shall not settle or offer to settle any litigation commenced on or after the date hereof against the Company or any of its directors or officers by any stockholder of the Company relating to this Agreement, the Merger, any other transaction contemplated by this Agreement or otherwise, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.12 Reorganization.

(a) Each of Parent, the Company, Merger Sub and each of its respective subsidiaries shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Parent and the Company, Merger Sub and each of its respective subsidiaries shall file all Tax Returns consistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and in particular as a transaction described in Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code. This Agreement (as well as any other agreements entered into pursuant to this Agreement) is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

(b) Parent and Merger Sub shall deliver to Andrews Kurth LLP and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C. a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of Parent, containing representations of Parent and Merger Sub, and the Company shall deliver to Andrews Kurth LLP and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C. a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of the Company, containing representations of the Company, in each case as shall be reasonably necessary or appropriate to enable Andrews Kurth LLP and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C. to render the opinions described in Section 7.2(d) and Section 7.3(d). Each of Parent and the Company shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications and representations included in the tax representation letters described in this Section 6.12.

(c) None of Parent, the Company or Merger Sub shall, nor shall they permit their subsidiaries to, take any action, and Parent, the Company and Merger Sub shall not, and shall ensure that their subsidiaries do not, fail to take any action, which action or failure to act would prevent or impede the Merger, along with the other transactions effected pursuant to this Agreement, from qualifying (or reasonably would be expected to cause the Merger, along with the other transactions effected pursuant to the Agreement, to fail to qualify) as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 6.13 Company Cash Statements. The Company shall provide to Parent each Wednesday a statement setting forth (i) the calculation of the sum of the Cash and Cash Equivalents of the Company and the Company Subsidiaries on a consolidated basis as of the end of the prior week, and (ii) the calculation of the outstanding indebtedness of the Company and the Company Subsidiaries on a consolidated basis as of the end of the prior week, provided such statements may instead be copies of reports customarily used by the Company’s management if such reports otherwise comply with this Section 6.13. The Company shall also provide to Parent on the third Trading Day prior to the Closing Date a statement, executed by an executive officer of the Company, setting forth (y) the calculation of the sum of the Cash and Cash Equivalents of the Company and the Company Subsidiaries on a consolidated basis and the Marketable Securities, calculated as of the date determined in the immediately succeeding sentence, and subject to adjustment pursuant to the provisions of Section 5.3, and (z) the calculation of the outstanding indebtedness of the Company and the Company Subsidiaries on a consolidated basis, calculated as of the date determined in the immediately succeeding sentence; such statement shall itemize the cash proceeds, if any, generated by the Company as a result of an IP Sale, after deduction for all related transaction costs, fees and expenses and gross Tax liabilities attributable to such IP Sale. If (a) the third Trading Day prior to the Closing Date falls on or between the 1st and the 15th day of the month, then the calculations set forth in clauses (y) and (z) in the immediately preceding sentence shall be as of the last business day of the immediately preceding calendar month and (b) the third Trading Day prior to the Closing Date falls on or between the 16th day and the last day of the month, then the calculations set forth in clauses (y) and (z) in the immediately preceding sentence shall be as of the 14th day of the then current calendar month (and the “as of” day of such calculation is herein referred to as the “Determination Date”).

Section 6.14 Listing Application. Parent shall use its reasonable best efforts to obtain the approval of the NASDAQ for the listing of existing shares of Parent Common Stock and to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ prior to the Effective Time, subject to official notice of issuance. To that end, Parent shall promptly prepare and submit to the NASDAQ a listing application covering existing shares of Parent Common Stock and shares of Parent Common Stock to be issued in the Merger.

Section 6.15 Comfort Letters.

(a) In connection with the information regarding the Company and the Company Subsidiaries or the Merger provided by the Company specifically for inclusion in, or incorporation by reference into, the Joint Proxy Statement/Prospectus and the Registration Statement, the Company shall use its reasonable best efforts to cause to be delivered to Parent a letter of Friedman LLP, dated the date on which the Registration Statement becomes effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement on Form S-4.

(b) In connection with the information regarding Parent and the Parent Subsidiaries or the Merger provided by Parent specifically for inclusion in, or incorporation by reference into, the Joint Proxy Statement/Prospectus and the Registration Statement, Parent shall use its reasonable best efforts to cause to be delivered to the Company a letter of Deloitte & Touche LLP, dated the date on which the Registration Statement becomes effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement on Form S-4.

Section 6.16 Parent Board Vacancies. Between the date of this Agreement and the Effective Time, when considering potential director nominees to appoint or elect to the Parent Board of Directors, the Parent Board of Directors shall consider, among other qualified candidates, the current independent directors of the Company; provided, however, that the Parent Board of Directors shall have no obligation to appoint or elect any of the current directors of the Company to the Parent Board of Directors and provided that in no event shall any member of the Company Board of Directors become a director of Parent prior to the Effective Time.

ARTICLE VII

Conditions to the Merger

Section 7.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

(a) Stockholder Approval. Each of the Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.

(b) No Order. No foreign, United States or state Governmental Authority or court of competent jurisdiction shall have promulgated, enacted or issued any statute, rule, regulation, order, decree, injunction or ruling (whether temporary, preliminary or permanent) that remains in effect and prohibits, prevents or otherwise enjoins the consummation of the Merger.

(c) Effectiveness of Registration Statement. The Registration Statement shall have become effective under the Securities Act and neither the Registration Statement nor the Joint Proxy Statement/Prospectus shall be the subject of any stop order or proceeding seeking a stop order, and no proceedings for that purpose shall have been initiated or threatened in writing by the SEC.

(d) Consents and Approvals. All consents and approvals of (or filings or registrations with) any Governmental Authority required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for (i) filings to be made after the Effective Time and (ii) and such consent, approval, filing or registration the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect.

(e) Specific Provisions for FCC and Other Regulatory Approvals. The authorization required to be obtained from the FCC and the consents required to be obtained from state regulatory authorities and foreign Governmental Authorities with primary jurisdiction over the regulation of communications services, and with jurisdiction over this Merger or the parties hereto, as set forth in Schedule 7.1(e) in connection with the consummation of the Merger shall have been obtained; provided that in the event that at the time of the receipt of any authorization required to be obtained from the FCC and prior to the Closing Date, with respect to such FCC authorization if (i) any request for a stay or any similar request is pending, any stay is in effect, the action or decision has been vacated, reversed, set aside, annulled or suspended and any deadline for filing such a request that may be designated by statute or regulation has not passed, (ii) any petition for rehearing or reconsideration or application for review is pending and the time for the filings of any such petition or application has not passed, (iii) any Governmental Authority has undertaken to reconsider the action on its own motion and the deadline within which it may effect such reconsideration has not passed or (iv) any appeal is pending (including other administrative or judicial review) or in effect and any deadline for filing any such appeal that may be specified by statute or rule has not passed, then such FCC authorization shall not be deemed to have been obtained for purposes of this Section 7.1(e), but only for so long as any of the events set forth in clauses (i), (ii), (iii) or (iv) above exist or, upon the agreement of both Parent and the Company, earlier.

Section 7.2 Additional Conditions to the Obligation of the Company. Unless waived by the Company in accordance with Section 8.5, the obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

(a) Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

(b) (i) the representations and warranties of Parent and Merger Sub contained in the first, second and third sentences of Section 4.1 (Corporate Organization) and in Sections 4.2 (Organizational Documents), 4.3 (Capitalization) and 4.4(a) (Authority) shall be true and correct in all material respects (except for representations and warranties in any such sections qualified as to materiality or Parent Material Adverse Effect, which shall be true and correct in all respects) at and as of the Closing Date as though made on or as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (ii) the representations and warranties of Parent and Merger Sub in Article IV of this Agreement other than those specified in the preceding clause (i) shall be true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect) at and as of the Closing Date as though made on or as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, with respect to the representations and warranties referred to in this clause (ii), where the failure of any such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect) would not, individually or in the aggregate, have a Parent Material Adverse Effect;

(c) The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to the effect that the conditions in clauses (a) and (b) of this Section 7.2 above have been satisfied;

(d) The Company shall have received an opinion (reasonably acceptable in form and substance to the Company) from Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C., dated as of the Closing Date, to the effect that for federal income tax purposes (i) the Merger will be treated as a reorganization within the meaning of

Section 368(a) of the Code and (ii) each of Parent, Merger Sub and the Company will be a party to such reorganization within the meaning of Section 368(b) of the Code, and that opinion shall not have been withdrawn, revoked or modified; that opinion will be based upon representations of the parties contained in this Agreement and in the tax representation letters described in Section 6.12; provided, however, that the condition set forth in this paragraph (d) shall not be applicable, and shall be deemed stricken, if there has been an IP Sale or spin-off of patents as contemplated by the last paragraph of Section 5.1 and, as a result of such IP Sale or spin-off, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C. is unable to deliver such opinion; and

(e) From the date of this Agreement through the Closing, there shall not have occurred any change in the condition (financial or otherwise), operations, business or properties of Parent and the Parent Subsidiaries that constitutes or is reasonably likely to constitute a Parent Material Adverse Effect.

Section 7.3 Additional Conditions to the Obligations of Parent and Merger Sub. Unless waived by Parent in accordance with Section 8.5, the obligation of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

(a) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

(b) (i) the representations and warranties of the Company contained in the first, second, third, fourth and sixth sentences of Section 3.1 (Organization and Qualification; Subsidiaries) and in Sections 3.2 (Organizational Documents), 3.3 (Capitalization), 3.4(a) (Authority), and 3.24 (State Takeover Laws) shall be true and correct in all material respects (except for representations and warranties in any such sections qualified as to materiality or a Company Material Adverse Effect, which shall be true and correct in all respects) at and as of the Closing Date as though made on or as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (ii) the representations and warranties of the Company in Article III of this Agreement other than those specified in the preceding clause (i) shall be true and correct (without giving effect to any qualification as to materiality or a Company Material Adverse Effect) at and as of the Closing Date as though made on or as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, with respect to the representations and warranties referred to in this clause (ii), where the failure of any such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or a Company Material Adverse Effect) would not, individually or in the aggregate, have a Company Material Adverse Effect;

(c) Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to the effect that the conditions in clauses (a) and (b) of this Section 7.3 above have been satisfied;

(d) Parent shall have received an opinion (reasonably acceptable in form and substance to Parent) from Andrews Kurth LLP, dated as of the Closing Date, to the effect that for federal income tax purposes (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Parent, Merger Sub and the Company will be a party to such reorganization within the meaning of Section 368(b) of the Code, and that opinion shall not have been withdrawn, revoked or modified; that opinion will be based upon representations of the parties contained in this Agreement and in the tax representation letters described in Section 6.12; provided, however, that the condition set forth in this paragraph (d) shall not be applicable, and shall be deemed stricken, if there has been an IP Sale or spin-off of patents as contemplated by the last paragraph of Section 5.1 and, as a result of such IP Sale or spin-off, Andrews Kurth LLP is unable to deliver such opinion;

(e) From the date of this Agreement through the Closing, there shall not have occurred any change in the condition (financial or otherwise), operations, business or properties of the Company and the Company Subsidiaries that constitutes or is reasonably likely to constitute a Company Material Adverse Effect;

(f) Parent shall have received the statement required to be delivered by the last sentence of Section 6.13;

(g) The number of Appraisal Shares for which demands for appraisal have been made and not been withdrawn shall not exceed 10% of the outstanding shares of Company Common Stock immediately prior to the Effective Time; and

(h) The Company shall have taken all actions necessary under the Company’s 2004 Stock Incentive Plan, as amended, to cancel as of the Effective Time, in accordance with such Stock Incentive Plan and applicable law, and without payment of any consideration, all Company Stock Options and Company SARs issued under such Stock Incentive Plan that as of the Effective Time have an exercise price or base price, respectively, for Company Common Stock in excess of the greater of (i) $6.05 and (ii) the closing stock price of Company Common Stock on NASDAQ on the last Trading Day immediately prior to the Closing Date, in each case on a per share basis.

ARTICLE VIII

Termination, Amendment and Waiver

Section 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval and the Parent Stockholder Approval:

(a) by mutual written agreement of Parent and the Company; or

(b) by Parent or the Company, if:

(i) the Merger shall not have been consummated on or before May 31, 2011 (the “Outside Date”); provided, however, that neither Parent, on the one hand, nor the Company, on the other hand, shall be entitled to terminate this Agreement under this clause (b)(i) if such party’s breach of any provision of this Agreement has contributed to, or otherwise resulted in, the failure of the Merger to occur on or before the Outside Date; or

(ii) a court of competent jurisdiction or other Governmental Authority shall have issued a final, non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the Merger; provided, that the party seeking to terminate this Agreement pursuant to this clause (b)(ii) shall have complied in all material respects with its obligations in Section 6.6; or

(iii) this Agreement shall not have been adopted by the Company’s stockholders by reason of the failure to obtain the requisite Company Stockholder Approval at the Company Stockholders Meeting; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to the Company where there has been a material breach of Section 6.3; or

(iv) the issuance of shares of Parent Common Stock pursuant to this Agreement shall not have been approved by reason of the failure to obtain the requisite Parent Stockholder Approval at the Parent Stockholders Meeting; or

(c) by Parent, if:

(i) the Company shall have breached any of its representations or warranties in this Agreement or failed to perform any of its covenants in this Agreement or if any of its representations or warranties in this Agreement shall have become untrue, in each case, such that the conditions set forth in Section 7.3(a) or 7.3(b) are not capable of being satisfied, and such breach, failure to perform or failure to be true has not been cured or waived prior to the earlier of (A) 30 days following notice of such breach or failure to the Company and (B) the Outside Date; provided, that Parent shall have no right to terminate this Agreement pursuant to this clause (c) if Parent is then in breach of any of its representations or warranties in this Agreement or has failed to perform in any respect any of its covenants in this Agreement, in each case, such that the conditions set forth in Section 7.2(a) or 7.2(b) are not capable of being satisfied; or

(ii) a Company Recommendation Change has occurred; or

(d) by the Company, if:

(i) Parent shall have breached any of its representations or warranties in this Agreement or failed to perform any of its covenants in this Agreement or if any of its representations or warranties in this Agreement shall have become untrue, in each case, such that the conditions set forth in Section 7.2(a) and 7.2(b) are not capable of being satisfied, and such breach, failure to perform or failure to be true has not been cured or waived prior to the earlier of (A) 30 days following notice of such breach or failure to Parent and (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this clause (d)(i) if the Company is then in breach of any of its representations or warranties in this Agreement or has failed to perform in any respect any of its covenants in this Agreement, in each case, such that the conditions set forth in Section 7.3(a) or 7.3(b) are not capable of being satisfied; or

(ii) prior to obtaining the Company Stockholder Approval, the Company Board of Directors shall have effected a Company Recommendation Change and authorized the Company to enter into, and the Company concurrently enters into, a binding definitive agreement in respect of a Superior Proposal; provided, however, that such termination under this clause (d)(ii) shall not be effective until the Company has made payment to Parent of the fee described in Section 8.3(a)(i).

Section 8.2 Effect of Termination. In the event that the Effective Time does not occur as a result of any party hereto exercising its rights to terminate this Agreement pursuant to this Article VIII, then this Agreement shall be null and void and, except as provided in Sections 8.3 and 9.1 or as otherwise expressly provided herein, no party shall have any rights or obligations under this Agreement, except that no such termination shall relieve any party from liability for damages for any willful and material breach of any representation, warranty, agreement or covenant contained herein. In the event the termination of this Agreement results from the willful and material breach of any representation, warranty, agreement or covenant herein, then the other party shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and reasonable attorneys’ fees in addition to any other relief to which such party may be entitled.

Section 8.3 Fees and Expenses; Certain Other Obligations.

(a) (i) If this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii) or by Parent pursuant to Section 8.1(c)(ii), the Company shall pay Parent a fee of $1,250,000. The Company shall pay that amount in cash by wire transfer (to an account designated in writing by Parent) in immediately available funds simultaneously with the termination of this Agreement by the Company or within two business days of termination of this Agreement by Parent.

(ii) Notwithstanding any other provision of this Agreement, if (x) this Agreement is terminated (i) by Parent or the Company pursuant to Section 8.1(b)(iii), or (ii) by Parent pursuant to Section 8.1(c)(i) and (y) within 18 months after such termination, the Company enters into a definitive agreement in respect of any Acquisition Proposal or a transaction pursuant to which any Acquisition Proposal is consummated, then prior to or contemporaneously with the occurrence of such event the Company shall pay to Parent a fee of $1,250,000, provided that, for purposes of clause (y) of this Section 8.3(ii), the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”.

(b) Each party hereto is responsible for all costs and expenses incurred by it in connection with this Agreement and the Merger, whether or not the Merger is consummated, and except that (x) on a termination of this Agreement pursuant to Section 8.1(b)(iii) or Section 8.1(c)(i), the Company shall reimburse Parent for its Expenses and (y) on a termination of this Agreement pursuant to Section 8.1(d)(i), Parent shall reimburse the Company for its Expenses. Any payment of Expenses shall be made in cash by wire transfer of immediately available funds not later than two business days after delivery to the relevant party of an itemization prepared in good faith setting forth in reasonable detail all such Expenses, which itemization must be delivered within 10 business days following termination (and may be supplemented and updated from time to time until the 60th day after termination, upon which event the party obligated to make such reimbursement payment shall make an additional reimbursement to the other party). Any amount payable under this Section 8.3(b) by the Company shall be credited against any payment made by the Company pursuant to Section 8.3(a)(ii) above. As used herein, “Expenses” means all reasonable out-of-pocket documented fees and expenses (including all reasonable fees and expenses of counsel, accountants, consultants, financial advisors and investment bankers of the relevant party to the Agreement and its affiliates), with respect to Parent, up to $750,000 in the aggregate incurred by Parent and its affiliates or on their behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters related to the Merger, and with respect to the Company, up to $750,000 in the aggregate incurred by the Company and its affiliates or on their behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters related to the Merger.

(c) (i) If this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii) and (ii) an Acquisition Agreement is executed between the Company and a third party (the “Superior Purchaser”), the Company shall, upon written request of Parent within 30 days of such termination, take commercially reasonable efforts to attempt to effect the acquisition of Parent’s wholesale communications business by such Superior Purchaser on terms mutually acceptable to Parent and such Superior Purchaser (which Parent anticipates would include relative price terms that would include consideration for synergies associated with the Merger) (the “Wholesale Purchase Transaction”). If the Wholesale Purchase Transaction is consummated, then Parent hereby waives and will not be entitled to the fee contemplated by Section 8.3(a), and if such payment was made, Parent will refund such payment to the Superior Purchaser upon the closing of the Wholesale Purchase Transaction.

Section 8.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time whether before or after Company Stockholder Approval and Parent Stockholder Approval is obtained; provided, however, that after Company Stockholder Approval is obtained, no amendment may be made that, by law, requires further approval by stockholders of the Company unless such further approval is first obtained and after Parent Stockholder Approval is obtained, no amendment may be made that, by law, requires further approval by the stockholders of Parent unless such further approval is first obtained. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.5 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX

General Provisions

Section 9.1 Survival. The agreements in Articles I and VIII and Sections 6.4 and 6.8 of this Agreement shall survive the Effective Time indefinitely. The agreements made by the parties in this Article IX and in Sections 6.2(c), 8.2 and 8.3 of this Agreement shall survive termination indefinitely. The remainder of the representations, warranties, covenants and agreements in this Agreement or in any schedule, exhibit, instrument or other document delivered pursuant to this Agreement shall terminate at the Effective Time or upon termination of this Agreement pursuant to Section  8.1.

Section 9.2 Scope of Representations and Warranties.

(a) Except as and to the extent expressly set forth in this Agreement, the Company is not making, and disclaims, any, representations or warranties whatsoever, whether express or implied. The Company disclaims all liability or responsibility for any other statement or information made or communicated (orally or in writing) to Parent, its affiliates or any stockholder, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor Parent or its affiliates (including, but not limited to, any opinion, information or advice which may have been provided to any such person by any Representative or any other person or contained in the files or records of the Company), wherever and however made, including any documents, projections, forecasts, estimates or other material made available to Parent or any affiliate, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of Parent in any offering memorandum, “data room” or management presentation.

(b) Except as and to the extent expressly set forth in this Agreement, each of Parent and Merger Sub is not making, and disclaims, any representations or warranties whatsoever, whether express or implied. Each of Parent and Merger Sub disclaims all liability and responsibility for any other statement or information made or communicated (orally or in writing) to the Company, its affiliates or any stockholder, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of the Company or its affiliates (including, but not limited to, any opinion, information or advice which may have been provided to any such person by any representative of Parent, Merger Sub or any other person), wherever and however made, including any documents, projections, forecasts, estimates or other material made available to the Company, any Company Subsidiary or any affiliate, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of Company or any Company Subsidiary in any offering memorandum, “data room” or management presentation.

(c) Any representation “to the knowledge” of a party or phrases of similar wording shall be limited to matters within the actual conscious awareness of the executive officers of such party and any manager or managers of such party who have primary responsibility for the substantive area or operations in question and who report directly to such executive officers.

Section 9.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.3):

if to Parent or Merger Sub:

Primus Telecommunications Group, Incorporated

7901 Jones Branch Drive, Suite 900

McLean, Virginia 22102

Attention: General Counsel

Telephone: (703) 650- 5421

Fax: (703) 902-2814

E-mail: tdhickey@primustel.com

with a copy, which shall not constitute notice, to:

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, TX 77002

Attention: W. Lance Schuler

Telephone: (713) 220-4477

Fax: (713) 238-7193

E-mail: lanceschuler@andrewskurth.com

if to the Company:

Arbinet Corporation

460 Herndon Parkway, Suite 150

Herndon, Virginia 20170

Attention: General Counsel

Telephone: (703) 650-4240

Fax: (703) 650-4295

E-mail: chill@arbinet.com

with a copy, which shall not constitute notice, to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

701 Pennsylvania Ave., NW, Suite 900

Washington, DC 20004

Attention: Kemal Hawa

Telephone: (202) 434-7363

Fax: (202) 434-7400

E-mail: KHawa@mintz.com

Section 9.4 Certain Definitions. For purposes of this Agreement:

(a) “affiliate” of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person.

(b) a person shall be the “beneficial owner” of shares of Company Common Stock (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, whether or not of record, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock.

(c) “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any weekday other than Saturday or Sunday on which banking institutions in New York, New York are required to be open.

(d) “Cash and Cash Equivalents” means currency, coins, checks received but not yet deposited, checking account balances, petty cash, savings account balances, money market account balances and short-term, and highly liquid investments with a maturity of three months or less at the time of purchase (such as U.S. treasury bills and commercial paper), less checks written but not yet presented for payment, all as consistently carried on the Company Balance Sheet as such, provided that no such amounts shall be included to the extent they constitute restricted cash under any Company Material Contract.

(e) “Change of Law” shall mean the adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any law, rule, regulation, ordinance, order, protocol, practice or measure or any other Requirement of Law of or by any foreign, federal, state, county or local government, governmental agency, court, commission or department or any other entity which occurs subsequent to the date hereof.

(f) “Company Balance Sheet” means the unaudited condensed consolidated balance sheet of the Company as of June 30, 2010 and the footnotes therein set forth in the Company’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2010.

(g) “Company Material Adverse Effect” means any fact, circumstance, occurrence, event, development, change or condition that is materially adverse to the business, assets, results of operations, financial condition or prospects of the Company and the Company Subsidiaries taken as a whole, or that would be reasonably likely to prevent or materially delay or materially impair the ability of the Company to perform its obligations hereunder or to consummate the Merger or the other transactions contemplated by this Agreement, except for any of the following or any such change, event or effect resulting or arising therefrom: (i) general economic or political conditions, any outbreak of hostilities or war, acts of terrorism, natural disasters or other force majeure events, in each case in the United States or elsewhere; (ii) changes in, or events or conditions affecting, the telecommunications industry generally; (iii) any Change of Law or changes to GAAP or interpretations thereof; (iv) conditions (or changes after the date of this Agreement in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the U.S. or any other country in the world; (v) the taking of any action required by this Agreement, or the failure to take any action to which Parent has approved or consented in writing; (vi) the failure to take any action specifically prohibited by Section 5.1 with respect to which the Parent refused, following the Company’s request to provide a waiver; (vii) changes in the Company’s stock price or the trading volume of the Company’s stock (but not, in each case, the underlying cause of any such changes unless such underlying cause would otherwise be excepted from this definition); (viii) any failure by the Company to meet any analysts’ estimates or projections of the Company’s revenue, earnings or other financial performance or results of operations, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such failures unless such underlying cause would otherwise be excepted from this definition); (ix) any Actions made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company, but in any event only in their capacities as current or former stockholders) against the Company or any of its directors or officers arising out of this Agreement or the Merger; or (x) the announcement or pendency of this Agreement, any actions taken in compliance with this Agreement or the consummation of the Merger, except that clauses (i), (ii) or (iv) shall not prevent a determination that there has been a Company Material Adverse Effect if the change or event referred to therein affects the Company and the Company Subsidiaries taken as a whole disproportionately relative to other industry participants (provided that such change or event may be considered only to the extent of such disproportionate impact). Notwithstanding any of the foregoing, it shall constitute a Company Material Adverse Effect if the sum of the Cash and Cash Equivalents of the Company and the Company Subsidiaries on a consolidated basis and the Marketable Securities, as of the Determination Date, as contemplated by Section 6.13, less (x) all indebtedness then outstanding and (y) all unpaid transaction costs, fees and expenses and gross Tax liabilities attributable to any IP Sale or any spin-off of the Company’s patents as contemplated by the last paragraph of Section 5.1, and after taking into account the provisions of Section 5.3 (including the adjustments contemplated therein), is less than $9,500,000 (provided that such $9,500,000 shall be reduced by the actual transaction costs, fees and expenses and gross Tax liabilities attributable to any IP Sale or any spin-off of the Company’s patents as contemplated by the last paragraph of Section 5.1 that have been incurred and actually paid, provided in no event shall more than $350,000 be subtracted from such $9,500,000), excluding all costs incurred by the Company in connection with the Merger and the transactions contemplated by this Agreement, including legal fees, banker fees, accounting fees, and other professional services fees.

(h) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

(i) “Governmental Authority” means any: (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), including the Federal Communications Commission, any foreign regulatory authority with primary jurisdiction over the regulation of communications services in its jurisdiction, and state public utility commissions or comparable regulatory authorities of a different name; (d) multinational organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

(j) “Marketable Securities” means the face value of all marketable securities with maturities of less than one year that are owned by the Company or any of the Company Subsidiaries and included in “marketable securities” of the consolidated balance sheet of the Company and the Company Subsidiaries as consistently maintained by the Company.

(k) “Parent Balance Sheet” means the unaudited consolidated condensed balance sheet of Parent as of June 30, 2010 and the footnotes therein set forth in Parent’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2010.

(l) “Parent Material Adverse Effect” means any fact, circumstance, occurrence, event, development, change or condition that is materially adverse to the business, assets, results of operations, financial condition or prospects of Parent and the Parent Subsidiaries taken as a whole, or that would be reasonably likely to prevent or materially delay or materially impair the ability of Parent to perform its obligations hereunder or to consummate the Merger or the other transactions contemplated by this Agreement, except for any of the following or any such change, event or effect resulting or arising therefrom: (i) general economic or political conditions, any outbreak of hostilities or war, acts of terrorism, natural disasters or other force majeure events, in each case in the United States or elsewhere; (ii) changes in, or events or conditions affecting, the telecommunications industry generally; (iii) any Change of Law or changes to GAAP or interpretations thereof; (iv) conditions (or changes after the date of this Agreement in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the U.S. or any other country in the world; (v) the taking of any action required by this Agreement, or the failure to take any action to which Parent has approved or consented in writing; (vi) the failure to take any action specifically prohibited by Section 5.2 with respect to which the Company refused, following Parent’s request, to provide a waiver; (vii) changes in Parent’s stock price or the trading volume of Parent’s stock (but not, in each case, the underlying cause of any such changes unless such underlying cause would otherwise be excepted from this definition); (viii) any failure by Parent to meet any analysts’ estimates or projections of Parent’s revenue, earnings or other financial performance or results of operations, or any failure by Parent to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such failures unless such underlying cause would otherwise be excepted from this definition); (ix) any Actions made or brought by any of the current or former stockholders of Parent (on their own behalf or on behalf of Parent, but in any event only in their capacities as current or former stockholders) against Parent or any of its directors or officers arising out of this Agreement or the Merger; or (x) the announcement or pendency of this Agreement, any actions taken in compliance with this Agreement or the consummation of the Merger, except that clauses (i), (ii) or (iv) shall not prevent a determination that there has been a Parent Material Adverse Effect if the change or event referred to therein affects Parent and the Parent Subsidiaries taken as a whole disproportionately relative to other industry participants (provided that such change or event may be considered only to the extent of such disproportionate impact).

(m) “Permitted Liens” means:

(i) inchoate mechanics’ and materialmens’ liens for amounts not yet delinquent and liens for Taxes or assessments that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith in the ordinary course of business and for which adequate reserves have been established by the party responsible for payment thereof;

(ii) liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workman, materialmen, construction or similar liens or other encumbrances arising by operation of applicable law;

(iii) liens reflected on the Parent Balance Sheet or the Company Balance Sheet, as applicable; and

(iv) all other liens, charges, encumbrances, defects and irregularities that are not such as to materially interfere with the operation, value or use of the property or asset affected.

(n) “person” means an individual, corporation, limited liability company, partnership, limited partnership, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or Governmental Authority, political subdivision, agency or instrumentality of a government.

(o) “Requirement of Law” means any foreign, federal, state, county or local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Authority.

(p) “Special Committee” means a committee of independent members of the Company Board of Directors formed for the purpose of evaluating, and making a recommendation to the full Company Board of Directors with respect to, this Agreement and the transactions contemplated hereby, including the Merger.

(q) “subsidiary” or “subsidiaries” means, with respect to any person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such person.

Section 9.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.6 Entire Agreement; Assignment. This Agreement, including the Schedules and Exhibits hereto, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except that the Confidentiality Agreement shall remain in full force and effect. Neither this Agreement nor any of any party’s rights or obligations hereunder shall be assigned by operation of law or otherwise.

Section 9.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 2.1 (from and after the Effective Time), 6.4 and 6.9 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons) and except for the rights of holders of Company Common Stock to enforce their rights to receive the Merger Consideration in accordance with Article II upon consummation of the Merger in the event the Merger is consummated.

Section 9.8 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined by the Delaware Court of Chancery or a federal district court located in Delaware. Each of the Parent, Merger Sub and the Company hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Court of Chancery or a federal district court located in Delaware for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such court), waives any objection to the laying of venue of any such litigation in the Delaware Court of Chancery or a federal district court located in Delaware, agrees not to plead or claim that such litigation brought therein has been brought in any inconvenient forum and consent to service of process in such action being given in accordance with the notice provisions hereof.

Section 9.9 Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS OF TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.11 Interpretation.

(a) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereby,” “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section. The inclusion of any information in the Company’s Schedules or Parent’s Schedules to this Agreement (shall not be deemed an admission or acknowledgment, solely by virtue of the inclusion of such information therein, that such information is required to be included therein or material to the Company or any Company Subsidiary or to Parent or any Parent Subsidiary, as applicable. The disclosure of information in the Company’s Schedules or Parent’s Schedules to this Agreement as an exception to, or for purposes of, a representation, warranty or covenant in this Agreement shall be deemed adequately disclosed as an exception to, or for purposes of, all other representations, warranties and covenants herein with respect to which the relevance of that disclosure is reasonably apparent. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company’s Schedules or Parent’s Schedules to this Agreement is not intended to be, and shall not be deemed to be, an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement. The Recitals to this Agreement are an integral part hereof and are incorporated herein by reference as a substantive part of this Agreement.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 9.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

By:	/s/ Peter D. Aquino
Name:	Peter D. Aquino
Title:	Chairman, Chief Executive Officer and President

PTG INVESTMENTS, INC.

By:	/s/ Peter D. Aquino
Name:	Peter D. Aquino
Title:	President

ARBINET CORPORATION

By:	/s/ Shawn F. O’Donnell
Name:	Shawn F. O’Donnell
Title:	Chief Executive Officer and President

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ARBINET CORPORATION

FIRST: The name of the Corporation is Arbinet Corporation.

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The aggregate number of shares of all classes which the corporation shall have authority to issue is 1,000 shares of common stock having a par value of $0.01 per share.

FIFTH: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s By-laws, without any action on the part of the stockholders, except as may otherwise be provided by applicable law or the bylaws of the Corporation.

SIXTH: Except to the extent that the General Corporation Law of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

SEVENTH: The Corporation shall provide indemnification as follows:

1. Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

2. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section 2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware shall deem proper.

3. Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article SEVENTH, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe his conduct was unlawful, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

4. Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 4. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article SEVENTH for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

5. Advance of Expenses. Subject to the provisions of Section 6 of this Article SEVENTH, in the event that the Corporation does not assume the defense pursuant to Section 4 of this Article SEVENTH of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys’ fees) incurred by or on behalf of Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article; and further provided that no such advancement of expenses shall be made under this Article SEVENTH if it is determined (in the manner described in Section 6) that (i) Indemnitee did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

6. Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article SEVENTH, an Indemnitee shall submit to the Corporation a written request. Any such advancement of expenses shall be made promptly, and in any event within 30 days after receipt by the Corporation of the written request of Indemnitee, unless the Corporation determines within such 30-day period that Indemnitee did not meet the applicable standard of conduct set forth in Section 1, 2 or 5 of this Article SEVENTH, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section 1 or 2 only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

7. Remedies. The right to indemnification or advancement of expenses as granted by this Article shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 of this Article SEVENTH that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

8. Limitations. Notwithstanding anything to the contrary in this Article, except as set forth in Section 7 of this Article SEVENTH, the Corporation shall not indemnify an Indemnitee pursuant to this Article SEVENTH in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund indemnification payments to the Corporation to the extent of such insurance reimbursement; provided, however, that nothing contained in this Section 8 shall be construed to require any Indemnitee to seek reimbursement under any insurance policy.

9. Subsequent Amendment. No amendment, termination or repeal of this Article or of the relevant provisions of the General Corporation Law of Delaware or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

10. Other Rights. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

11. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which Indemnitee is entitled.

12. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of Delaware.

13. Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

14. Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

IN WITNESS WHEREOF, the undersigned, being an authorized officer of the Corporation, does hereby execute this Amended and Restated Certificate of Incorporation this              day of                     , 20        .

ARBINET CORPORATION

By:
Name:
Title:

EXHIBIT B

ARBINET CORPORATION

BYLAWS

ARTICLE I.

OFFICES

SECTION 1. Registered Office. The registered office of Arbinet Corporation (the “Company”) in the State of Delaware is located at 615 S. DuPont Highway in the City of Dover, County of Kent.

SECTION 2. Principal Office. The principal office of the Company will be in McLean, Virginia, or at such other place as the board of directors may from time to time determine.

SECTION 3. Other Offices. The Company may also have offices at such other places as the board of directors may from time to time determine or the business of the Company may require.

ARTICLE II.

MEETING OF STOCKHOLDERS

SECTION 1. Place of Meetings. All meetings of stockholders will be held at the principal office of the Company, or at such other place as will be determined by the board of directors and specified in the notice of the meeting.

SECTION 2. Annual Meeting. The annual meeting of stockholders will be held at such date and time as will be designated from time to time by the board of directors and stated in the notice of the meeting, at which meeting the stockholders entitled to vote thereat will elect by written ballot a board of directors and transact such other business as may properly be brought before the meeting of stockholders.

SECTION 3. Notice of Annual Meeting. Written or printed notice of the annual meeting stating the place, day, and hour thereof, will be served upon or mailed to each stockholder entitled to vote thereat at such address as appears on the books of the Company, not less than ten (10) nor more than sixty (60) days before the date of the meeting.

SECTION 4. Special Meeting. Special meetings of stockholders will be called by the president or the board of directors, and will be called by the president or secretary at the request in writing of the stockholders owning one-third of the outstanding shares of capital stock of the Company. Such request will state the purpose(s) of the proposed meeting, and any purpose so stated will be conclusively deemed to be a “proper” purpose.

SECTION 5. Notice of Special Meeting. Written or printed notice of a special meeting stating the place, day, hour and purpose(s) thereof, will be served upon or mailed to each stockholder entitled to vote thereat at such address as appears on the books of the Company, not less than ten (10) nor more than sixty (60) days before the date of the meeting.

SECTION 6. Business at Special Meeting. Business transacted at all special meetings of stockholders will be confined to the purpose or purposes stated in the notice.

SECTION 7. Stockholder List. At least ten (10) days before each meeting of stockholders, a complete list of stockholders entitled to vote at each such meeting or in any adjournment thereof, arranged in alphabetical order, with the address of and the number of shares held by each, will be prepared by the secretary. Such list will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for such ten (10) day period either at a place within the city where the meeting is to be held, or, if not so specified, the place where the meeting is to be held. Such list will also be produced and kept open at the time and place of the meeting.

SECTION 8. Quorum. The holders of a majority of the shares of capital stock issued and outstanding and entitled to vote thereat, represented in person or by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business. The stockholders present may adjourn the meeting despite the absence of a quorum. When a meeting is adjourned for less than thirty (30) days in any one adjournment, it will not be necessary to give any notice of the adjourned meeting if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken, and at the adjourned meeting any business may be transacted which might have been transacted on the original date of the meeting. When a meeting is adjourned for thirty (30) days or more, notices of the adjourned meeting will be given as in the case of an original meeting.

SECTION 9. Proxies. At any meetings of the stockholders, every stockholder having the right to vote will be entitled to vote in person or by proxy appointed by an instrument in writing subscribed by such stockholder or by his duly authorized attorney-in-fact and bearing a date not more than eleven (11) months prior to said meeting.

SECTION 10. Voting. Unless otherwise provided by statute, each stockholder having the right to vote will be entitled to vote each share of stock having voting power registered in his name on the books of the Company. Cumulative voting for directors is prohibited.

SECTION 11. Consent of Stockholders in Lieu of Meeting. Any action which may be taken at a special or annual meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote, if a consent in writing, setting forth the action so taken, will be signed by all of the holders of outstanding stock having the right to vote and representing not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent will be given to those stockholders who have not consented in writing.

ARTICLE III.

BOARD OF DIRECTORS

SECTION 1. Number of directors. The number of directors comprising the full board of directors will be one (1), but the number of directors may be increased or decreased (provided such decrease does not shorten the term of any incumbent director), from time to time by the amendment to these bylaws by the board of directors.

SECTION 2. Election and Term. Except as provided in Section 3 of this Article, directors will be elected at the annual meeting of the stockholders, and each director will be elected to serve until the next annual meeting or until his successor will have been elected and will qualify. directors need not be stockholders.

SECTION 3. Vacancies and Newly Created directorships. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then holding office, although less than a quorum, except where the vacancies have been created by removal of directors by the owners of a majority of the outstanding shares of capital stock. In the event of such removal, the resulting vacancies will be filled by the owners of the majority of the outstanding shares of capital stock.

SECTION 4. Resignation; Removal. Any director may resign at any time by giving written notice thereof to the board of directors. Any such resignation will take effect as of its date unless some other date is specified therein, in which event it will be effective as of that date. The acceptance of such resignation will not be necessary to make it effective. The board of directors may, by majority vote of the directors then in office, remove a director for cause. The owners of a majority of the outstanding shares of capital stock may remove any director or the entire board of directors, with or without cause, either by a vote at a special meeting or annual meeting, or by written consent.

ARTICLE IV.

MEETINGS OF THE BOARD

SECTION 1. Regular Meetings. Upon the adjournment of the annual meeting of stockholders, the board of directors will meet as soon as practicable to appoint the members of such committees of the board of directors as the board may deem necessary or advisable (if any), to elect officers for the ensuing year, and to transact such other business as may properly come before the board of directors at such meeting. No notice of such meeting will be necessary to the newly elected directors in order legally to constitute the meeting provided a quorum will be present. Regular meetings may be held at such other times as shall be designated by the board of directors without notice to the directors.

SECTION 2. Special Meetings. Special meetings of the board of directors will be held whenever called by the chairman of the board, president, chairman of the executive committee or by two or more directors. Notice of each meeting will be given at least three (3) days prior to the date of the meeting either personally, or by telephone, to each director, and will state the purpose, place, day and hour of the meeting.

SECTION 3. Quorum and Voting. At all meetings of the board of directors (except in the case of a meeting convened for the purpose specified in Article III, Section 3 of these bylaws) a majority of the directors will be necessary and sufficient to constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum will be the act of the board of directors. If a quorum will not be present at any such meeting of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present.

SECTION 4. Telephone Meetings. At any meeting of the board of directors, a member may attend by telephone, videoconference, or similar means of communication which permits him to participate in the meeting, and a director so attending will be deemed present at the meeting for all purposes including the determination of whether a quorum is present.

SECTION 5. Action by Written Consent. Any action required or permitted to be taken by the board of directors may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the members of the board.

SECTION 6. Attendance Fees. directors will not receive any stated salary, as such, for their services, but by resolution of the board of directors a fixed sum and expenses of attendance may be allowed for attendance at each regular or special meeting of the board; however, this provision will not preclude any director from serving the Company in any other capacity and receiving compensation therefor.

ARTICLE V.

COMMITTEES

SECTION 1. Executive Committee. The board of directors, by resolution may designate one or more directors to constitute an Executive Committee, which committee, to the extent provided in such resolution, will have and may exercise all of the powers and authority of the board of directors in the management of the business and affairs of the Company, except where action of the board of directors is required by statute.

SECTION 2. Other Committees. The board of directors may by resolution create other committees for such terms and with such powers and duties as the board shall deem appropriate.

SECTION 3. Organization of Committees. The chairman of each committee of the board of directors will be chosen by the members thereof. Each committee will elect a secretary, who will be either a member of the committee or the secretary of the Company. The chairman of each committee will preside at all meetings of such committee.

SECTION 4. Meetings. Regular meetings of each committee may be held without the giving of notice if a day of the week, a time, and a place will have been established by the committee for such meetings. Special meetings (and, if the requirements of the preceding sentence have not been met, regular meetings) will be called as provided in Article IV, Section 2 with respect to notices of special meetings of the board of directors.

SECTION 5. Quorum and Manner of Acting. A majority of the members of each committee must be present either in person or by telephone, videoconference, or similar means of communication, at each meeting of such committee in order to constitute a quorum for the transaction of business. The act of a majority of the members so present at a meeting at which a quorum is present will be the act of such committee. The members of each committee will act only as a committee, and will have no power or authority, as such, by virtue of their membership on the committee.

SECTION 6. Action by Written Consent. Any action required or permitted to be taken by any committee may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by a majority of the members of the committee.

SECTION 7. Record of Committee Action; Reports. Each committee will maintain a record, which need not be in the form of complete minutes, of the action taken by it at each meeting, which record will include the date, time, and place of the meeting, the names of the members present and absent, the action considered, and the number of votes cast for and against the adoption of the action considered. All action by each committee will be reported to the board of directors at its meeting next succeeding such action, such report to be in sufficient detail as to enable the board to be informed of the conduct of the Company’s business and affairs since the last meeting of the board.

SECTION 8. Removal. Any member of any committee may be removed from such committee, either with or without cause, at any time, by resolution adopted by a majority of the whole board of directors at any meeting of the board.

SECTION 9. Vacancies. Any vacancy in any committee will be filled by the board of directors in the manner prescribed by these bylaws for the original appointment of the members of such committee.

ARTICLE VI.

OFFICERS

SECTION 1. Appointment and Term of Office. The officers of the Company will consist of a president, a secretary, and a treasurer, and there may be one or more vice presidents, one or more assistant secretaries, one or more assistant treasurers, and such other officers as may be appointed by the board. One of the directors may also be chosen chairman of the board. Each of such officers (except as may be appointed pursuant to Section 5(g) of this Article), will be chosen annually by the board of directors at its regular meeting immediately following the annual meeting of stockholders and, subject to any earlier resignation or removal, will hold office until the next annual meeting of stockholders or until his successor is elected and qualified. Two or more offices may be held by the same person.

SECTION 2. Removal. Any officer or agent elected or appointed by the board of directors may be removed by the board of directors whenever in its judgment the best interests of the Company will be served thereby, but such removal will be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent will not of itself create contract rights.

SECTION 3. Vacancies. A vacancy in the office of any officer may be filled by vote of a majority of the directors for the unexpired portion of the term.

SECTION 4. Salaries. The salaries of all officers of the Company will be fixed by the board of directors except as otherwise directed by the board.

SECTION 5. Powers and Duties. The powers and duties of the officers will be those usually pertaining to their respective offices, subject to the general direction and supervision of the board of directors. Such powers and duties will include the following:

a. Chairman of the Board. The board of directors may select from among its members a chairman of the board who shall preside when present at all meetings of the stockholders and at all meetings of the board of directors and approve the minutes of all proceedings thereat, and he shall be available to consult with and advise the officers of the Company with respect to the conduct of the business and affairs of the Company and shall have such other powers and duties as designated in accordance with these Bylaws and as from time to time may be assigned to him by the board of directors.

b. President. The president shall be the chief executive officer of the Company unless the board of directors designates the chairman of the board as chief executive officer. Subject to the control of the board of directors, the president shall have general executive charge, management and control of the affairs, properties and operations of the Company in the ordinary course of its business, with all such duties, powers and authority with respect to such affairs, properties and operations as may be reasonably incident to such responsibilities; he may appoint or employ and discharge employees and agents of the Company and fix their compensation; he may make, execute, acknowledge and deliver any and all contracts, leases, deeds, conveyances, assignments, bills of sale, transfers, releases and receipts, any and all mortgages, deeds of trust, indentures, pledges, chattel mortgages, liens and hypothecations, and any and all bonds, debentures, notes, other evidences of indebtedness and any and all other obligations and encumbrances and any and all other instruments, documents and papers of any kind or character for and on behalf of and in the name of the Company, and, with the secretary or an assistant secretary, he may sign all certificates for shares of the capital stock of the Company; he shall do and perform such other duties and have such additional authority and powers as from time to time may be assigned to or conferred upon him by the board of directors.

c. Chief Operating Officer. In the absence of the chairman of the board and the president or in the event of their death, inability, or refusal to act, the Company may designate a Chief Operating Officer to perform the duties of chairman of the board, and when so acting, to have all the powers of and be subject to all the restrictions upon the chairman of the board. The Chief Operating Officer shall perform such other duties as from time to time may be assigned to him by the president, by the chairman of the board, or by the board of directors.

d. The Vice Presidents. Each vice president shall generally assist the president and shall have such powers and perform such duties and services as shall from time to time be prescribed or delegated to him by the president or the board of directors. In the absence of the president or in the event of his death, inability, or refusal to act, the vice president (or in the event there is more than one vice president, the vice presidents in the order designated at the time of their election, or in the absence of any designation, then in the order of their election) shall perform the duties of the president, and when so acting, shall have all the powers of and be subject to all the restrictions upon the president. Any vice president may sign, with the secretary or an assistant secretary, certificates for shares of the Company; and shall perform such other duties as from time to time may be assigned to him by the president, or by the board of directors.

e. Secretary. It shall be the duty of the secretary to give notice to and attend all meetings of the stockholders and board of directors and record correctly all votes, actions and the minutes of all proceedings had at such meetings in a book suitable for that purpose. It shall also be the duty of the secretary to attest, with his signature, all stock certificates issued by the Company and to keep a stock ledger in which shall be correctly recorded all transactions pertaining to the capital stock of the Company. He shall also attest, with his signature, all deeds, conveyances, or other instruments requiring the seal of the Company. The person holding the office of secretary shall also perform, under the direction and subject to the control of the president and the board of directors, such other duties as may be assigned to him. The duties of the secretary may also be performed by any assistant secretary. In the absence of the appointment of a treasurer for the Company, the secretary shall perform the duties of the treasurer.

f. Treasurer. The treasurer shall be the chief accounting and financial officer of the Company and shall have active control of and shall be responsible for all matters pertaining to the accounts and finances of the Company. If required by the board of directors, the treasurer shall give a bond for the faithful discharge of his duties in such sum and with such surety or sureties as the board of directors may determine. He shall keep such monies and securities of the Company as may be entrusted to his keeping and account for the same. He shall be prepared at all times to give information as to the condition of the Company and shall make a detailed annual report of the entire business and financial condition of the Company. The person holding the office of treasurer shall also perform, under the direction and subject to the control of the president and the board of directors, such other duties as may be assigned to him. The duties of the treasurer may also be performed by any assistant treasurer.

g. Other Officers. The board of directors may appoint such other officers, agents, or employees as it may deem necessary for the conduct of the business of the Company. In addition, the board may authorize the president or some other officers to appoint such agents or employees as they deem necessary for the conduct of the business of the Company.

SECTION 6. Resignations. Any officer may resign at any time by giving written notice thereof to the board of directors. Any such resignation will take effect as of its date unless some other date is specified therein, in which event it will be effective as of that date. The acceptance of such resignation will not be necessary to make it effective.

SECTION 7. Delegation of Authority. In the case of any absence of any officer of the Company, or for any other reason that the Board may deem sufficient, the president or the board of directors may delegate some or all the powers or duties of such officer to any other officer or to any director, employee, stockholder, or agent for whatever period of time seems desirable.

ARTICLE VII.

SHARES OF STOCK AND THEIR TRANSFER; BOOKS

SECTION 1. Forms of Certificates. Shares of the capital stock of the Company will be represented by certificates in such form, not inconsistent with law or with the certificate of incorporation of the Company (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”), as will be approved by the board of directors, and will be signed by the chairman of the board or president or a vice president and the secretary or an assistant secretary or the treasurer or an assistant treasurer. Where any such certificate is countersigned by a transfer agent or by a registrar, the signature of such chairman of the board, president, vice president, secretary, assistant secretary, treasurer or assistant treasurer upon such certificate may be facsimiles, engraved or printed.

SECTION 2. Transfer of Shares. Shares of stock of the Company will be transferred only on the stock books of the Company by the holder of record thereof in person, or by his duly authorized attorney, upon surrender of the certificate therefor.

SECTION 3. Stockholders of Record. Stockholders of record entitled to vote at any meeting of stockholders or entitled to receive payment of any dividend or to any allotment of rights or to exercise the rights in respect of any change or conversion or exchange of capital stock will be determined according to the Company’s record of stockholders and, if so determined by the board of directors in the manner provided by statute, will be such stockholders of record (a) at the date fixed for closing the stock transfer books, or (b) as of the date of record.

SECTION 4. Lost, Stolen, or Destroyed Certificates. The board of directors may direct the issuance of new or duplicate stock certificates in place of lost, stolen, or destroyed certificates, upon being furnished with evidence satisfactory to it of the loss, theft, or destruction and upon being furnished with indemnity satisfactory to it. The board of directors may delegate to any officer authority to administer the provisions of this Section.

SECTION 5. Closing of Transfer Books. The board of directors will have power to close the stock transfer books of the Company for a period not exceeding sixty (60) days nor less than ten days preceding the date of any meeting of stockholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when change or conversion or exchange of capital stock will go into effect, or for a period not exceeding sixty (60) days nor less than ten (10) days in connection with obtaining the consent of stockholders having the right to vote for any purpose; or the board may, in its discretion, fix a date, not more than sixty (60) days nor less than ten (10) days before any stockholders’ meeting, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock will go into effect as a record date for the determination of the stockholders entitled to notice of, and to vote at, any such meeting and at any adjournment thereof, or entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise the rights in respect of such change, conversion, or exchange of capital stock, or to give such consent, and in such case such stockholders and only such stockholders as will be stockholders of record on the date so fixed will be entitled to notice of and to vote at such meeting and at any adjournment thereof, or to receive payment of such dividend, or to exercise rights, or to give such consent as the case may be, notwithstanding any transfer of any stock on the books of the Company after such record date fixed as aforesaid.

SECTION 6. Regulations. The board of directors may make such rules and regulations as it may deem expedient concerning the issuance, transfer, and registration of certificates of stock. The board of directors may appoint one or more transfer agents or registrars, or both, and may require all certificates of stock to bear the signature of either or both.

SECTION 7. Examination of Books by Stockholders. The original or duplicate stock ledger of the Company containing the names and addresses of the stockholders and the number of shares held by them and the other books and records of the Company will, at all times during the usual hours of business, be available for inspection at its principal office, and any stockholder, upon compliance with the conditions set forth in and to the extent authorized by Section 220 of the Delaware General Corporation Law, will have the right to inspect such books and records.

ARTICLE VIII.

EXECUTION OF INSTRUMENTS

SECTION 1. Contracts, etc. The board of directors or any committee thereunto duly authorized may authorize any officer or officers, agent or agents, to enter into any contract or to execute and deliver in the name and on behalf of the Company any contract or other instruments, except certificates representing shares of stock of the Company, and such authority may be general or may be confined to specific instances.

SECTION 2. Checks, Drafts, etc. All checks, drafts or other orders for the payment of money, notes, acceptances or other evidence of indebtedness issued by or in the name of the Company will be signed by such officer or officers, agent or agents of the Company and in such manner as will be determined from time to time by resolution of the board of directors. Unless otherwise provided by resolution of the board, endorsements for deposits to the credit of the Company in any of its duly authorized depositories may be made by a hand-stamped legend in the name of the Company or by written endorsement of an officer with countersignature.

SECTION 3. Loans. No loans will be contracted on behalf of the Company unless authorized by the board of directors, but when so authorized, unless a particular officer or agent is directed to negotiate the same, may be negotiated, up to the amount so authorized, by the chairman of the board or the president or a vice-president or the treasurer; and such officers are hereby severally authorized to execute and deliver in the name and on behalf of the Company, notes or other evidences of indebtedness countersigned by the chairman of the board or the president or a vice-president for the amount of such loans and to give security for the payment of any and all loans, advances, and indebtedness by hypothecating, pledging or transferring any part or all of the property of the Company, real or personal, at any time owned by the Company.

SECTION 4. Sale or Transfer of Securities Held by the Company. Stock certificates, bonds or other securities at any time owned by the Company may be held on behalf of the Company or sold, transferred, or otherwise disposed of pursuant to authorization by the board of directors, or of any committee thereunto duly authorized, and, when so authorized to be sold, transferred, or otherwise disposed of, may be transferred from the name of the Company by the signature of the chairman of the board or the president or a vice president.

ARTICLE IX.

MISCELLANEOUS

SECTION 1. Fiscal Year. Until otherwise determined by the board of directors, the fiscal year of the Company will be the calendar year.

SECTION 2. Methods of Notice. Whenever any notice is required to be given in writing to any stockholder or director pursuant to any statute, the Certificate of Incorporation, or these bylaws, it will not be construed to require personal or actual notice, and such notice will be deemed for all purposes to have been sufficiently given at the time the same is deposited in the United States mail with postage thereon prepaid, addressed to the stockholder or director at such address as appears on the books of the Company. Whenever any notice may be or is required to be given by telegram to any director, it will be deemed for all purposes to have been sufficiently given at the time the same is filed with the telegraph or cable office, properly addressed.

SECTION 3. Waiver of Notice. The giving of any notice of the time, place, or purpose of holding any meeting of stockholders or directors and any requirement as to publication thereof, whether statutory or otherwise, will be waived by the attendance at such meeting by any person entitled to receive such notice and may be waived by such person by an instrument in writing executed and filed with the records of the meeting, either before or after the holding thereof.

Secretary

AMENDMENT NO. 1 TO THE

AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (this “Amendment”) dated as of December 14, 2010 to the Agreement and Plan of Merger dated November 10, 2010 (the “Merger Agreement” or the “Agreement”) by and among Primus Telecommunications Group, Incorporated, a Delaware corporation (“Parent”), PTG Investments, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Arbinet Corporation, a Delaware corporation (the “Company”).

Whereas, Parent, Merger Sub and the Company have discovered certain ambiguities in need of clarification in the text of the provisions of the Merger Agreement and desire to amend the Merger Agreement to make such clarifications.

Now, therefore, in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company agree as follows:

AGREEMENT:

Section 1.1 Definitions; References. Unless otherwise specifically defined herein, each term used herein shall have the meaning assigned to such term in the Merger Agreement. Each reference to “hereof,” “herein” and “hereunder” and words of similar import when used in the Merger Agreement shall refer to the Merger Agreement, as amended by this Amendment. For purposes of clarity, references to the date of the Agreement, as amended hereby, and references to “the date hereof” and “the date of this Agreement” shall in all instances continue to refer to November 10, 2010.

Section 1.2 Amendment to Section 5.1. The last paragraph of Section 5.1 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

Notwithstanding any of the foregoing provisions of this Section 5.1, prior to the Closing, the Company may, at its sole option or not at all, either spin-off to its stockholders, or sell to a third party for cash, the Company’s patents, listed under items 3, 4 and 5 of Schedule 3.16(b), and any rights arising from such patents (any sale to a third party for cash is referred to herein as the “IP Sale”), provided, that (x) any spin-off or the IP Sale shall not result in any residual liability to the Company or any Company Subsidiary (other than costs, fees, expenses and Taxes taken into account as set forth in the following clause (y)), (y) all transaction costs, fees and expenses (which for purposes of clarity shall exclude the appraiser’s fees contemplated in the following clause (z)) and the gross Tax liabilities of the Company (except to the extent offset by net operating losses) attributable to any such spin-off or IP Sale shall not exceed $350,000 in the aggregate and (z) in connection with any such spin-off, the Company shall have obtained an appraisal, from an independent third party appraiser, of the value of such patents and rights subject to such spin-off, and such valuation shall be used for all related Tax reporting purposes. For the avoidance of doubt, the only assets of the Company and any Company Subsidiary that may be spun-off or sold pursuant to this paragraph of Section 5.1 are the Company’s patents listed under items 3, 4 and 5 of Schedule 3.16(b) and the rights arising from such patents. The amount of the proceeds from the IP Sale, after deduction for all related transaction costs, fees and expenses and gross Tax liabilities attributable to the IP Sale, will either, at the Company’s sole discretion, be (i) distributed to the Company’s stockholders prior to the Closing or (ii) added, dollar for dollar, to the Aggregate Cash-Value Merger Consideration. Prior to the consummation of any such spin-off of the Company’s patents or any IP Sale, the Company shall have first granted to Parent (for its benefit, and the benefit of its affiliates and assignees of the rights under such license) a royalty-free, worldwide, assignable (on a non-exclusive basis) and perpetual license and right to use any and all such patents and associated rights, provided, that in the course of the negotiation, drafting and creation of such license agreement and the documents that will effectuate the spin-off or the IP Sale, the Company shall keep Parent apprised of the status of such negotiation, drafting and creation of such documents, and, among other things, shall promptly provide all drafts of such documents and take into consideration, in good faith, any comments received from Parent with respect to such documents. As part of such license agreement, to the extent legally possible, the Parent and its affiliates and assignees of the rights under such license shall be deemed to have had the right to use such patents and associated rights since the creation of each of such patents and its associated rights.

Section 1.3 Amendment to Section 9.4. The last sentence of the definition of Company Material Adverse Effect in Section 9.4(g) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

Notwithstanding any of the foregoing, it shall constitute a Company Material Adverse Effect if the sum of the Cash and Cash Equivalents of the Company and the Company Subsidiaries on a consolidated basis and the Marketable Securities, as of the Determination Date, as contemplated by Section 6.13, less (x) all indebtedness then outstanding and (y) all unpaid transaction costs, fees and expenses and gross Tax liabilities of the Company (except to the extent offset by net operating losses) attributable to any IP Sale or any spin-off of the Company’s patents as contemplated by the last paragraph of Section 5.1, and after taking into account the provisions of Section 5.3 (including the adjustments contemplated therein), is less than $9,500,000 (provided that such $9,500,000 shall be reduced by the actual transaction costs, fees and expenses and gross Tax liabilities of the Company (except to the extent offset by net operating losses) attributable to any IP Sale or any spin-off of the Company’s patents as contemplated by the last paragraph of Section 5.1 that have been incurred and actually paid, provided in no event shall more than $350,000 be subtracted from such $9,500,000), excluding all costs incurred by the Company in connection with the Merger and the transactions contemplated by this Agreement, which excluded costs include all legal fees, banker fees, accounting fees, the appraiser’s fees for the appraisal required under clause (z) of the last paragraph of Section 5.1, and other professional services fees.

Section 1.4 No Further Amendment. Except as expressly amended hereby, the Merger Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect.

Section 1.5. Effect of Amendment. This Amendment shall form a part of the Merger Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby. This Amendment shall for all purposes be deemed to be in full force and effect from and after the original execution of the Merger Agreement by the parties thereto.

Section 1.6 Headings. The descriptive headings contained in this Amendment are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Amendment.

Section 1.7 Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 1.8 Governing Law; Jurisdiction and Venue. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state. All actions and proceedings arising out of or relating to this Amendment shall be heard and determined in the Delaware Court of Chancery or a federal district court located in Delaware. Each of Parent, Merger Sub and the Company hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Court of Chancery or a federal district court located in Delaware for any litigation arising out of or relating to this Amendment and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such court), waives any objection to the laying of venue of any such litigation in the Delaware Court of Chancery or a federal district court located in Delaware and agrees not to plead or claim that such litigation brought therein has been brought in any inconvenient forum.

Section 1.9 Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS OF TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 1.10 Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

[signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this document to be executed as of the date first written above by their respective officers thereunto duly authorized.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

By:	/S/ PETER D. AQUINO
Name: Peter D. Aquino
Title: Chairman, Chief Executive Officer and President

PTG INVESTMENTS, INC.

By:	/S/ PETER D. AQUINO
Name: Peter D. Aquino
Title: President

ARBINET CORPORATION

By:	/S/ SHAWN F. O’DONNELL
Name: Shawn F. O’Donnell
Title: Chief Executive Officer and President

ANNEX B

The Bank Street Group LLC

One Canterbury Green, 4th Floor

Stamford, CT 06901

Tel: (203) 252-2800

Fax: (203) 252-2810

www.BankStreetGroup.com

November 10, 2010

Special Committee of the Board of Directors

Board of Directors

Arbinet Corporation

460 Herndon Parkway, Suite 150

Herndon, Virginia 20170

Gentlemen:

We understand that Arbinet Corporation, a Delaware corporation (“Arbinet”), Primus Telecommunications Group, Incorporated, a Delaware corporation (“Primus”), and PTG Investments, Inc., a Delaware corporation and a wholly owned subsidiary of Primus (“Merger Sub”), will enter into an Agreement and Plan of Merger (the “Agreement”), which provides for the merger of Merger Sub with and into Arbinet (the “Merger”), with Arbinet to be the surviving company of the Merger as a wholly owned subsidiary of Primus. Pursuant to the Agreement, each issued and outstanding share of common stock, par value $0.001 per share (“Arbinet Common Stock”), of Arbinet (other than the Company Excluded Shares (as such term is defined in the Agreement)) will be cancelled and converted into the right to receive a number of shares (the “Exchange Ratio”) of the common stock, par value $0.001 per share (“Primus Common Stock”), of Primus equal to the quotient of (x) the quotient of (A) the Aggregate Cash-Value Merger Consideration (as defined in the Agreement) divided by (B) the number of shares of shares of Arbinet Common Stock issued and outstanding immediate prior to the effective time of the Merger plus the number of shares of Arbinet Common Stock that may become issuable as Primus Common Stock at or after the effective time of the Merger pursuant to Section 2.1(e)(i), (iii), (iv), (v) or (vi) of the Merger Agreement, as more fully described in Section 2.1(a) of the Merger Agreement, divided by (y) $9.5464 (such number of shares being rounded to the nearest ten-thousandth). Pursuant to the Agreement, the Aggregate Cash-Value Consideration initially equals $28,000,000, but is subject to upward adjustment in the case of an IP Sale (as defined in and more fully described in Sections 2.1(a) and 5.1 of the Agreement), as to which we express no opinion. The terms and conditions of the Merger are more fully set forth in the Agreement.

You have asked us to render our opinion as to whether the Exchange Ratio pursuant to the Agreement is fair, from a financial point of view, to the holders of Arbinet Common Stock (other than Primus, Merger Sub, the Karen Singer Trust and any of their respective affiliates).

In the course of performing our review and analyses for rendering this opinion, we have:

•	reviewed a draft of the Agreement, dated November 10, 2010;

Arbinet Corporation November 10, 2010

•

reviewed Arbinet’s audited financial statements for fiscal years ended December 31, 2008 and 2009 and its unaudited interim financial statements for the six-month period ended June 30, 2010 and its preliminary results for the three month period ended September 30, 2010;

•

reviewed certain operating and financial information, including certain projections for the four years ending December 31, 2014, provided to us by Arbinet’s management relating to Arbinet’s business and prospects (the “Arbinet Forecasts”);

•	met with certain members of Arbinet’s senior management to discuss Arbinet’s business, operations, historical and projected financial results and future prospects;

•

reviewed Primus’s audited financial statements for fiscal years ended December 31, 2008 and 2009 and its unaudited interim financial statements for the six-month period ended June 30, 2010 and its preliminary results for the three month period ended September 30, 2010;

•

reviewed certain operating and financial information, including projections for the three years ending December 31, 2013, provided to us by Primus’s management relating to Primus’s business and prospects;

•	met with certain members of Primus’s senior management to discuss Primus’s business, operations, historical and projected financial results and future prospects;

•	reviewed financial, information technology and tax diligence summaries provided by Friedman LLP regarding Primus;

•

reviewed certain estimates of cost savings and other combination benefits (excluding any revenue synergies or synergies related to capital expenditures) expected to result from the Merger, prepared and provided to us by Arbinet’s and Primus’s management (the “Potential Synergies”);

•	reviewed publicly available financial data, stock market data and financial multiples of companies which we deemed generally comparable to both Arbinet and Primus;

•	reviewed the financial terms of recent mergers and acquisitions of companies which we deemed generally comparable to Arbinet, Primus and the Merger;

•	reviewed indicative letters of intent (written or otherwise) submitted to Arbinet by other potential acquirors;

•	performed discounted cash flow analyses based on the projections for Arbinet, Primus and the combined company and the Potential Synergies for the combined company furnished to us; and

•	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to us by Arbinet and Primus or otherwise reviewed by or discussed with us, including, without limitation, the projections set forth above and the Potential Synergies. With respect to Arbinet’s and Primus’s projected financial results and the Potential Synergies, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of Arbinet and Primus as to the expected future performance of Arbinet and Primus, as the case may be, and the Potential Synergies. We have not assumed any responsibility for the independent verification of any such information or of the projections set forth above and the Potential Synergies, and we have further relied upon the assurances of the senior managements of Arbinet and Primus that they are unaware of any facts that would make the information, projections and Potential Synergies provided to us or otherwise reviewed by or discussed with us incomplete or misleading.

Arbinet Corporation November 10, 2010

With respect to the Arbinet Forecasts, we have held discussions with members of the senior management of Arbinet regarding the past and current business operations, financial condition and future prospects of Arbinet, including their views of the risks and uncertainties of achieving the Arbinet Forecasts in the amounts contemplated thereby. In that regard, we have been informed by members of the senior management of Arbinet that Arbinet has been negatively affected by and continues to have exposure to a number of risks, including deteriorating performance of its exchange business. The senior management of Arbinet has advised us that these risks have negatively affected recent financial results and that there is a material risk that they will impact Arbinet in the future, which could lead to liquidity issues that would substantially impair the operations of Arbinet.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Arbinet and Primus, nor have we been furnished with any such appraisals. We have assumed that the Merger will qualify under Section 368(a) of the Internal Revenue Code. We have assumed that the Merger will be consummated in a timely manner and in accordance with the terms of the Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Arbinet, Primus or the combined company or on the expected benefits of the Merger. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment by Arbinet and its legal, tax and regulatory advisors with respect to such issues.

We are acting as financial advisor to Arbinet in connection with the Merger and will receive a fee from Arbinet for our services, a portion of which became payable upon Arbinet’s request that we render this opinion and our informing Arbinet that we were prepared to do so and a substantial portion of which is payable upon consummation of the Merger. In addition, Arbinet has agreed to reimburse certain of our expenses and indemnify us against certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to Arbinet and may continue to do so and have received, and may receive, fees for the rendering of such services, including having undertaken a comprehensive strategic and financial review of Arbinet beginning in April 2008.

It is understood that this letter is intended for the benefit and use of the Special Committee of the Board of Directors of Arbinet and the Board of Directors of Arbinet and does not constitute a recommendation to the Special Committee of the Board of Directors of Arbinet, the Board of Directors of Arbinet or any holders of securities of Arbinet as to how to vote in connection with the Merger. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the Exchange Ratio pursuant to the Agreement to the holders of Arbinet Common Stock (other than Primus, Merger Sub, the Karen Singer Trust and any of their respective affiliates). We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Merger. In addition, you have not asked us address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Arbinet, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Arbinet, or class of such persons, in connection with the Merger, whether relative to the Exchange Ratio or otherwise, other than the holders of Arbinet Common Stock. This opinion does not address Arbinet’s underlying business decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Arbinet or the effects of any other transaction in which Arbinet might engage. In addition, we are not expressing any opinion as to what the value of the shares of Primus Common Stock will be when issued or the prices at which shares of Primus Common Stock will trade at any time or as to the impact of the Merger on the solvency or viability of Arbinet or Primus or the ability of Arbinet or Primus to pay its obligations when they come due. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part,

Arbinet Corporation November 10, 2010

without our prior written consent; provided, however, that this letter may be included in its entirety in any prospectus and/or proxy statement to be sent to the stockholders of Arbinet in connection with the Merger. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. This opinion has been approved by a fairness committee of The Bank Street Group LLC.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair, from a financial point of view, to the holders of Arbinet Common Stock (other than Primus, Merger Sub, the Karen Singer Trust and any of their respective affiliates).

Very truly yours,

THE BANK STREET GROUP LLC

/s/ The Bank Street Group LLC

ANNEX C

November 10, 2010

Primus Telecommunications Group, Incorporated

7901 Jones Branch Drive, Suite 900

McLean, Virginia 22102

Attn: Members of the Board of Directors

Dear Members of the Board of Directors:

We understand that Primus Telecommunications Group, Incorporated (the “Acquiror”) intends to enter into an Agreement and Plan of Merger (the “Agreement”) by and among the Acquiror, PTG Investments, Inc., a wholly owned subsidiary of the Acquiror (“Merger Sub”), and Arbinet Corporation (the “Company”), pursuant to which, among other things, the Company will merge with Merger Sub (the “Transaction”) and (i) each outstanding share of common stock, par value $0.001 per share (“Company Common Stock”), of the Company will be converted into the right to receive a number of shares of common stock, par value $0.001 per share (“Acquiror Common Stock”), of the Acquiror (the “Exchange Ratio”) equal to the quotient of (A) $28,000,000 divided by the number of shares of Company Common Stock outstanding immediately prior to the effective time of the Transaction plus the number of shares of Company Common Stock issuable pursuant to certain outstanding options, warrants, restricted stock unit awards and performance share awards under the Company’s stock incentive plans that may become issuable as Parent Common Stock at or after the effective time of the Transaction in accordance with the terms of the Agreement and (B) $9.5464, and (ii) the Company will become a wholly owned subsidiary of the Acquiror.

You have requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (this “Opinion”) to the Board of Directors of the Acquiror (the “Board”) as to whether, as of the date hereof, the Exchange Ratio provided for in the Transaction pursuant to the Agreement is fair to the Acquiror from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed a draft, dated November 10, 2010, of the Agreement;

2.	reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant;

3.	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company and the Acquiror made available to us by the Company and the Acquiror, including (a) financial projections (and adjustments thereto) prepared by the managements of the Company and the Acquiror relating to the Company for the fiscal years ending 2010 through 2014 and the Acquiror for the fiscal years ending 2010 through 2013, and (b) certain forecasts and estimates of potential cost savings, operating efficiencies, revenue effects and other synergies expected to result from the Transaction, all as prepared by the managements of the Company and the Acquiror (the “Synergies”);

4.	spoken with certain members of the managements of the Company and the Acquiror and certain of their representatives and advisors regarding the respective businesses, operations, financial condition and prospects of the Company and the Acquiror, the Transaction and related matters;

Members of the Board of Directors

Primus Telecommunications Group, Incorporated

Members of the Board of Directors

5.	compared the financial and operating performance of the Company and the Acquiror with that of other public companies that we deemed to be relevant;

6.	reviewed the current and historical market prices and trading volume for certain of the Company’s and the Acquiror’s publicly traded securities, and the historical market prices and certain financial data of the publicly traded securities of certain other companies that we deemed to be relevant; and

7.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, managements of the Company and the Acquiror have advised us, and we have assumed, that the financial projections (and adjustments thereto) reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such managements as to the future financial results and condition of the Company and the Acquiror, and we express no opinion with respect to such projections or the assumptions on which they are based. Furthermore, upon the advice of the managements of the Company and the Acquiror, we have assumed that the estimated Synergies reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the managements of the Company and the Acquiror and that the Synergies will be realized in the amounts and the time periods indicated thereby, and we express no opinion with respect to such Synergies or the assumptions on which they are based. For purposes of our analyses and this Opinion we have, at your direction attributed no value to the ownership of any of the patents that, subject to the Acquiror being granted a royalty-free, worldwide, assignable (on a non-exclusive basis), perpetual license and right to use any and all such patents and associated rights, may be sold pursuant to the IP Sale (as defined in the Agreement) and have assumed that the IP Sale would not otherwise have an adverse effect on the contemplated benefits of the Transaction, financial or otherwise, to the Acquiror. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or the Acquiror since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement identified in item 1 above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto. We have also assumed, with your consent, that the Transaction will be treated as a tax-free transaction. We also have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of the Company or the Acquiror, or otherwise have an effect on the Company or the Acquiror or any expected benefits of the Transaction that would be material to our analyses or this Opinion. We have also assumed, at the direction

Members of the Board of Directors

Primus Telecommunications Group, Incorporated

Members of the Board of Directors

of the Acquiror, that any adjustments to the Exchange Ratio pursuant to the Agreement will not in any way be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the draft of the Agreement identified above.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company, the Acquiror or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or the Acquiror is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or the Acquiror is or may be a party or is or may be subject.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Board or any other party with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We are not expressing any opinion as to what the value of the Company Common Stock or the Acquiror Common Stock actually will be when exchanged or issued, respectively, pursuant to the Transaction or the price or range of prices at which the Company Common Stock or the Acquiror Common Stock may be purchased or sold at any time.

This Opinion is furnished for the use and benefit of the Board (solely in its capacity as such) in connection with its consideration of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, any security holder or any other person as to how to act or vote with respect to any matter relating to the Transaction.

In the ordinary course of business, certain of our affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, the Acquiror, or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company, the Acquiror, other participants in the Transaction or certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, the Acquiror, other participants in the Transaction or certain of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

Members of the Board of Directors

Primus Telecommunications Group, Incorporated

Members of the Board of Directors

Houlihan Lokey has also acted as financial advisor to the Acquiror in connection with the Transaction and will receive a fee for such services, which is not contingent upon the consummation of the Transaction and will also receive a fee for rendering this Opinion which fee is not contingent upon the successful completion of the Transaction. The Acquiror has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

This Opinion only addresses whether, as of the date hereof, the Exchange Ratio provided for in the Transaction pursuant to the Agreement is fair to the Acquiror from a financial point of view and does not address any other aspect or implication of the Transaction or any agreement, arrangement or understanding entered into in connection therewith or otherwise. In addition, we have not been requested to opine as to and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Acquiror, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Exchange Ratio to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Acquiror, the Company or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Acquiror, the Company or any other party or the effect of any other transaction in which the Acquiror, the Company or any other party might engage, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Acquiror’s, the Company’s or any other party’s security holders vis-à-vis any other class or group of the Acquiror’s, the Company’s or such other party’s security holders (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders), (vi) whether or not the Acquiror, the Company, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company, the Acquiror or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Exchange Ratio or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on the assessments by the Acquiror, the Company and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Acquiror, the Company and the Transaction. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Transaction pursuant to the Agreement is fair to the Acquiror from a financial point of view.

Very truly yours,

/s/ Houlihan Lokey Capital, Inc.

HOULIHAN LOKEY CAPITAL, INC.

ANNEX D

Section 262 of the General Corporation Law of the State of Delaware

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX E

Primus Telecommunications Group, Incorporated

Management Compensation Plan, as Amended

1.	PURPOSE; TYPES OF AWARDS; CONSTRUCTION.

The purposes of the Management Compensation Plan, As Amended, (the “Plan”) of Primus Telecommunications Group, Incorporated (the “Company”) are to attract, motivate and retain (a) employees of the Company, any Subsidiary or any Affiliate, (b) independent contractors who provide significant services to the Company, any Subsidiary or Affiliate and (c) non-employee directors of the Company, any Subsidiary or any Affiliate. The Plan is also designed to encourage stock ownership by such persons, thereby aligning their interest with those of the Company’s stockholders and to permit the payment of compensation that qualifies as performance-based compensation under Section 162(m) of the Code. Pursuant to the Plan described herein, there may be granted stock options (including “incentive stock options” and “non-qualified stock options”), and other stock based awards, including but not limited to restricted stock, restricted stock units, dividend equivalents, performance units, stock appreciation rights and other long-term stock-based or cash-based Awards; excluding, however, reload or other automatic Awards made upon exercise of Options, which Awards shall not be granted under the Plan. Notwithstanding any provision of the Plan, to the extent that any Award would be subject to Section 409A of the Code, no such Award may be granted if it would fail to comply with the requirements set forth in Section 409A of the Code and any regulations or guidance promulgated thereunder.

2.	DEFINITIONS. For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Affiliate” means an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(b) “Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock or Other Stock-Based Awards or Other Cash-Based Awards.

(c) “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.

(d) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(e) “Board” means the Board of Directors of the Company.

(f) “Cause” shall have the meaning set forth in the Grantee’s employment or other agreement with the Company, any Subsidiary or any Affiliate, provided that if the Grantee is not a party to any such employment or other agreement or such employment or other agreement does not contain a definition of Cause, then Cause shall mean (i) the willful and continued failure of the Grantee to perform substantially the Grantee’s duties with the Company or any Subsidiary or Affiliate (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Grantee by the employing Company, Subsidiary or Affiliate that specifically identifies the alleged manner in which the Grantee has not substantially performed the Grantee’s duties, (ii) the Grantee shall have been convicted by a court of competent jurisdiction of, or pleaded guilty or nolo contendere to, any felony, or (iii) the Grantee shall have committed an act of fraud, embezzlement, misappropriation or breach of fiduciary duty against the Company or any Subsidiary or Affiliate. For purposes of this provision, no act or failure to act, on the part of the Grantee, shall be considered “willful” unless it is done, or omitted to be done, by the Grantee in bad faith or without reasonable belief that the Grantee’s action or omission was in the best interests of the Company, any Subsidiary or any Affiliate.

(g) “Change of Control” shall have the meaning set forth in Section 7(b) hereof.

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(i) “Committee” means the committee established by the Board to administer the Plan. The Committee shall consist of not less than two directors who shall be appointed from time to time by, and shall serve at the pleasure of, the Board. The Committee shall be comprised solely of directors who are (a) “non-employee directors” under Rule 16b-3 of the Exchange Act and (b) “outside directors” under Section 162(m) of the Code, provided, that any action taken by the Committee shall be valid and effective whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 2(i) or otherwise provided in any charter of the Committee.

(j) “Company” means Primus Telecommunications Group, Incorporated, a corporation organized under the laws of the State of Delaware, or any successor corporation.

(k) “Covered Employee” shall have the meaning set forth in Section 162(m)(3) of the Code.

(l) “Disability” means that a Grantee (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company or an Affiliate of the Company.

(m) “Effective Date” means the date on which the Joint Plan of Reorganization of the Company and its Affiliate Debtors becomes effective.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and as now or hereafter construed, interpreted and applied by regulations, rulings and cases.

(o) “Fair Market Value” means, with respect to Stock or other property, the fair market value of such Stock or other property determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise set forth in an applicable Award Agreement or otherwise determined by the Committee in good faith, the per share Fair Market Value of Stock as of a particular date shall mean, (i) the closing sales price per share of Stock on the national securities exchange on which the Stock is principally traded, on such date, or (ii) if the shares of Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Stock in such over-the-counter market on such date, or (iii) if the shares of Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine in good faith using a reasonable method in accordance with Section 409A of the Code.

(p) “Good Reason” shall have the meaning set forth in the Grantee’s employment or other agreement with the Company, any Subsidiary or any Affiliate, provided that if the Grantee is not a party to any such employment or other agreement or such employment or other agreement does not contain a definition of Good Reason, then Good Reason shall mean, the occurrence, on or after the date of a Change of Control and without the affected Grantee’s written consent, of (i) a material diminution in the Grantee’s base compensation, (ii) the assignment to the Grantee of duties in the aggregate that are materially inconsistent with the Grantee’s level of responsibility immediately prior to the date of the Change of Control or any material diminution in the Grantee’s authority, duties, or responsibilities, or (iii) the relocation of the Grantee’s principal place of employment to a location more than fifty (50) miles from the Grantee’s principal place of employment immediately prior to the date of the Change of Control, provided, however, that such relocation also requires a material adverse change in the Grantee’s commute. Notwithstanding the foregoing, the Grantee shall not have Good Reason unless (x) within a period not to exceed 90 days following the initial existence of the condition or event giving rise to Good Reason, the Grantee provides notice to the Company of such condition or event, and (y) upon receipt of such notice by the Grantee, the Company is given at least 30 days to remedy the condition.

(q) “Grantee” means a person who, as an employee of or independent contractor or non-employee director with respect to the Company, a Subsidiary or an Affiliate, has been granted an Award under the Plan.

(r) “ISO” means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

(s) “NQSO” means any Option that is designated as a nonqualified stock option.

(t) “Option” means a right, granted to a Grantee under Section 6(b)(i), to purchase shares of Stock. An Option may be either an ISO or an NQSO.

(u) “Other Cash-Based Award” means an Award granted to a Grantee under Section 6(b)(iii) hereof, including (i) cash awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan or (ii) an Award that can be paid in cash or Stock and is paid in cash.

(v) “Other Stock-Based Award” means an Award granted to a Grantee pursuant to Section 6(b)(iii) hereof, that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock including but not limited to performance units, stock appreciation rights (payable in shares), restricted stock units or dividend equivalents, each of which may be subject to the attainment of Performance Goals or a period of continued employment or other terms and conditions as permitted under the Plan.

(w) “Performance Goals” means performance goals based on one or more of the following criteria: (i) earnings including operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per common share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) implementation or completion of critical projects or processes; (xii) economic value created; (xiii) cumulative earnings per share growth; (xiv) operating margin or profit margin; (xv) common stock price or total stockholder return; (xvi) cost targets, reductions and savings, productivity and efficiencies; (xvii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xviii) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; (xix) any combination of, or a specified increase in, any of the foregoing; and (xx) solely with respect to Awards that are granted to individuals other than Covered Employees, such other criteria as may be determined by the Committee in its sole discretion. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, a Subsidiary or Affiliate, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Each of the foregoing Performance Goals shall be determined in accordance with generally accepted accounting principles and shall be subject to certification by the Committee; provided that the Committee shall make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or affiliate or the financial statements of the Company or any

Subsidiary or Affiliate, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

(x) “Person” shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) the Company or any Subsidiary corporation, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary corporation, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(y) “Plan” means this Primus Telecommunications Group, Incorporated Management Compensation Plan, as amended from time to time.

(z) “Plan Year” means a calendar year.

(aa) “Restricted Stock” means a share of Stock that is subject to restrictions set forth in the Plan or any Award Agreement.

(bb) “Rule 16b-3” means Rule 16b-3, as from time to time in effect promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, including any successor to such Rule.

(cc) “Stock” means shares of common stock, par value $0.001 per share, of the Company.

(dd) “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if, at the time of granting of an Award, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

3.	ADMINISTRATION.

(a) At the discretion of the Board, the Plan shall be administered either (i) by the Board or (ii) by the Committee. In the event the Board is the administrator of the Plan, references herein to the Committee shall be deemed to include the Board. The Board may from time to time appoint a member or members of the Committee in substitution for or in addition to the member or members then in office and may fill vacancies on the Committee however caused. The Committee shall choose one of its members as chairman and shall hold meetings at such times and places as it shall deem advisable. A majority of the members of the Committee shall constitute a quorum and any action may be taken by a majority of those present and voting at any meeting. The Board or the Committee may appoint and delegate to another committee (“Management Committee”) any or all of the authority of the Board or the Committee, as applicable, with respect to Awards to Grantees other than Grantees who are subject to potential liability under Section 16(b) of the Exchange Act with respect to transactions involving equity securities of the Company at the time any such delegated authority is exercised. With respect to Awards that are intended to meet the performance-based compensation exception of Section 162(m) of the Code and that are made to a Grantee who is or is reasonably expected to be a Covered Employee, such delegation shall not include any authority, which if exercised by the Management Committee rather than by the Committee, would cause the Grantee’s Award to fail to meet such exception.

(b) Any action may also be taken without the necessity of a meeting by a written instrument signed by a majority of the Committee. The decision of the Committee as to all questions of interpretation and application of the Plan shall be final, binding and conclusive on all persons. The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the power and authority either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including without limitation, the authority to grant Awards, to determine the persons to whom and the time or times at which Awards shall be granted, to determine the type and number of Awards to be granted, the number of shares of Stock to which an Award may relate and the terms, conditions, restrictions and Performance Goals relating to any Award; to determine Performance Goals no later than such time as is required to ensure that an underlying Award which is intended to comply with the requirements of Section 162(m) of the Code so complies; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, accelerated, exchanged, or surrendered; to make adjustments in the terms and conditions (including Performance Goals) applicable to Awards; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the Award Agreements (which need not be identical for each Grantee); and to make all other determinations deemed necessary or advisable for the administration of the Plan. Except in connection with any extraordinary dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, Stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event (each, a “Corporate Transaction”) subject to Section 5(d), the Company may not, without obtaining stockholder approval: (a) amend the terms of outstanding Options or stock appreciation rights to reduce the exercise price of such outstanding Options or stock appreciation rights; (b) cancel outstanding Options or stock appreciation rights in exchange for Options or stock appreciation rights with an exercise price that is less than the exercise price of the original Options or stock appreciation rights; or (c) cancel outstanding Options or stock appreciation rights with an exercise price below the current stock price in exchange for cash or other securities. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement granted hereunder in the manner and to the extent it shall deem expedient to carry the Plan into effect and shall be the sole and final judge of such expediency. No Committee member shall be liable for any action or determination made with respect to the Plan or any Award.

4.	ELIGIBILITY.

(a) Awards may be granted to officers, independent contractors, employees and non-employee directors of the Company or of any of its Subsidiaries and Affiliates; provided, however, that Options shall be granted only to officers, independent contractors, employees and non-employee directors of the Company or any of its Subsidiaries; and provided, further, that ISOs shall be granted only to employees (including officers and directors who are also employees) of the Company or any of its Subsidiaries.

(b) No ISO shall be granted to any employee of the Company or any of its Subsidiaries if such employee owns, immediately prior to the grant of the ISO, stock representing more than 10% of the voting power or more than 10% of the value of all classes of stock of the Company or a Subsidiary, unless the purchase price for the stock under such ISO shall be at least 110% of its Fair Market Value at the time such ISO is granted and the ISO, by its terms, shall not be exercisable more than five years from the date it is granted. In determining the stock ownership under this paragraph, the provisions of Section 424(d) of the Code shall be controlling.

5.	STOCK SUBJECT TO THE PLAN; AWARD LIMITS; SHARE COUNTING.

(a) The maximum number of shares of Stock reserved for the grant of Stock or settlement in Stock of Awards under the Plan (the “Share Limit”) shall be 2,000,000 and shall be subject to adjustment as provided herein.

(b) The aggregate Awards granted during any fiscal year to any single individual who is likely to be a Covered Employee shall not exceed (i) 600,000 shares subject to Options or stock appreciation rights, (ii) 400,000 shares subject to Restricted Stock or Other Stock-Based Awards (other than stock appreciation rights), (iii) $2 million for an Other Cash-Based Award with a single year payout feature, and (iv) $5 million for an Other Cash-Based Award with a multi-year payout feature. Determinations made in respect of the limitation set forth in the preceding sentence shall be made in a manner consistent with Section 162(m) of the Code. Shares paid pursuant to any Award may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise.

(c) If any shares subject to an Award are forfeited, cancelled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of shares to the Grantee, the shares of Stock with respect to such Award, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, shall not count against the Share Limit and shall again be available for subsequent Awards under the Plan. In addition, shares of Stock that are exchanged by a Grantee or withheld by the Company as full or partial payment in connection with any Award under the Plan, as well as any shares of Stock exchanged by a Grantee or withheld by the Company or any Subsidiary to satisfy the tax withholding obligations related to any Award under the Plan, shall not count against the Share Limit and shall again be available for subsequent Awards under the Plan. Upon the exercise of any Award granted in tandem with any other Awards (including an Other Cash-Based Award that is granted with another Award) and the issuance of Stock upon exercise of such Award, such related Awards shall be cancelled to the extent of the number of shares of Stock as to which the Award is exercised and such number of shares so issued shall count against the Share Limit and shall no longer be available for subsequent Awards under the Plan; however, to the extent such a tandem award is paid in cash, the cancellation of the Award upon payment of cash shall not count against the Share Limit and the Stock that was the subject of such tandem award shall be available for subsequent Awards under the Plan.

(d) Except as provided in an Award Agreement or as otherwise provided in the Plan, in the event that the Committee shall determine that any Corporate Transaction affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Grantees under the Plan, then the Committee shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares of Stock or other property (including cash) that may thereafter be issued in connection with Awards or the total number of Awards issuable under the Plan, (ii) the number and kind of shares of Stock or other property issued or issuable in respect of outstanding Awards, (iii) the exercise price, grant price or purchase price relating to any Award, (iv) the Performance Goals and (v) the individual limitations applicable to Awards; provided that, with respect to ISOs, any adjustment shall be made in accordance with the provisions of Section 424(h) of the Code and any regulations or guidance promulgated thereunder, and provided further that no such adjustment shall cause any Award hereunder which is or becomes subject to Section 409A of the Code to fail to comply with the requirements of such section.

6.	SPECIFIC TERMS OF AWARDS.

(a) General. The term of each Award shall be for such period as may be determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Subsidiary or Affiliate upon the grant, maturation, or exercise of an Award may be made in such forms as the Committee shall determine at the date of grant or thereafter, including, without limitation, cash, Stock, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis.

(b) Awards. The Committee is authorized to grant to Grantees the following Awards, as deemed by the Committee to be consistent with the purposes of the Plan. The Committee shall determine the terms and conditions of such Awards at the date of grant or thereafter.

(i) Options. The Committee is authorized to grant Options to Grantees on the following terms and conditions:

(A) Type of Award. The Award Agreement evidencing the grant of an Option under the Plan shall designate the Option as an ISO or an NQSO.

(B) Exercise Price. The exercise price per share of Stock purchasable under an Option shall be determined by the Committee, but in no event shall the exercise price of an Option per share of Stock be less than the Fair Market Value of a share of Stock as of the date of grant of such Option. The purchase price of Stock as to which an Option is exercised shall be paid in full at the time of exercise; payment may be made in cash, which may be paid by check, or other instrument acceptable to the Company, or, with the consent of the Committee, in shares of Stock, valued at the Fair Market Value on the date of exercise (including shares of Stock that otherwise would be distributed to the Grantee upon exercise of the Option), or if there were no sales on such date, on the next preceding day on which there were sales or (if permitted by the Committee and subject to such terms and conditions as it may determine) by surrender of outstanding Awards under the Plan, or the Committee may permit such payment of exercise price by any other method it deems satisfactory in its discretion. In addition, subject to applicable law and pursuant to procedures approved by the Committee, payment of the exercise price may be made through the sale of Stock acquired on exercise of the Option, valued at Fair Market Value on the date of exercise, sufficient to pay for such Stock (together with, if requested by the Company, the amount of federal, state or local withholding taxes payable by Grantee by reason of such exercise). Any amount necessary to satisfy applicable federal, state or local tax withholding requirements shall be paid promptly upon notification of the amount due. The Committee may permit such amount of tax withholding to be paid in shares of Stock previously owned by the employee, or a portion of the shares of Stock that otherwise would be distributed to such employee upon exercise of the Option, or a combination of cash and shares of such Stock.

(C) Term and Exercisability of Options. Options shall be exercisable over the exercise period (which shall not exceed ten years from the date of grant), at such times and upon such conditions as the Committee may determine, as reflected in the Award Agreement; provided that, the Committee shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate. An Option may be exercised to the extent of any or all full shares of Stock as to which the Option has become exercisable, by giving written notice of such exercise to the Committee or its designated agent. No partial exercise may be made for less than one hundred (100) full shares of Stock.

(D) Termination of Employment. Unless otherwise provided in the applicable Award Agreement or employment or other agreement, or unless otherwise determined by the Committee:

(I) Except as set forth herein or in subsections II, III, IV or V below, an Option may not be exercised unless the Grantee is then in the employ of, maintains an independent contractor relationship with, or is a director of, the Company or a Subsidiary (or a company or a parent or subsidiary company of such company issuing or assuming the Option in a transaction to which Section 424(a) of the Code applies), and unless the Grantee has remained continuously so employed, or continuously maintained such relationship, since the date of grant of the Option.

(II) If the Grantee’s employment or service terminates because of the Grantee’s death or Disability, the portions of outstanding Options granted to such Grantee that are exercisable as of the date of such termination of employment or service shall remain exercisable until the earlier of (i) one year following the date of the Grantee’s death or Disability and (ii) the expiration of the term of the Option and shall thereafter terminate. All additional portions of outstanding Options granted to such Grantee which are not exercisable as of the date of such termination of employment or service, shall terminate upon the date of such termination of employment or service.

(III) If the Grantee’s employment or service terminates upon the Grantee’s retirement on or after the Grantee’s normal retirement date under any Company or Subsidiary qualified retirement plan, the portions of outstanding Options granted to such Grantee that are exercisable as of the date of such termination of employment or service shall remain exercisable until the earlier of (i) eighteen (18) months following the date of such termination of employment or service and (ii) expiration of the term of the Option and shall thereafter terminate. All additional portions of outstanding Options granted to such Grantee which are not exercisable as of the date of such termination of employment or service, shall terminate upon the date of such termination of employment or service.

(IV) If the Grantee’s employment or service is terminated for Cause, all vested and unvested outstanding Options granted to such Grantee shall terminate on the date of the Grantee’s termination of employment or service.

(V) If the Grantee’s employment or service with the Company and its Subsidiaries terminates (including by reason of the Subsidiary which employs the Grantee ceasing to be a Subsidiary of the Company) other than as described in subsections (II), (III) and (IV) above, the portions of outstanding Options granted to such Grantee that are exercisable as of the date of such termination of employment or service shall remain exercisable until the earlier of (i) 90 days following the date of such termination of employment or service and (ii) the expiration of the term of the Option and shall thereafter terminate. All additional portions of outstanding Options granted to such Grantee which are not exercisable as of the date of such termination of employment or service, shall terminate upon the date of such termination of employment or service.

(E) Non-Employee Director’s Grants. Unless otherwise provided by the Committee, immediately following each annual meeting of Company stockholders during the term of the Plan, each non-employee director serving as such shall be granted (I) a NQSO to purchase 10,000 shares of Stock with an exercise price per share equal to the Fair Market Value of a share of Stock on the date of grant and (II) 5,000 restricted stock units (collectively, the “Annual Director Award”). Each such Option shall vest and become exercisable ratably in three installments commencing on the date of grant such that 100% of the Option shall be vested and exercisable on the second anniversary of the grant date (subject to continued service as a director through each such vesting date). Each such restricted stock unit shall vest in two equal installments on the first and second anniversary of the grant date (subject to continued service as a director through each such vesting date). In the event a non-employee director is first elected to the Board by the Board, and not at an annual meeting of stockholders, the Committee shall grant to such newly elected director, as of the date of election, a pro rata Annual Director Award for the estimated service period until the next annual meeting of stockholders. For example, the Committee would grant 5,000 non-qualified stock options and 2,500 restricted stock units as a pro rata Annual Director Award to a non-employee director who is first elected six months in advance of the next annual meeting of stockholders. Other terms and conditions of the grants shall be established by the Committee pursuant to Section 3 of the Plan and set forth in such non-employee director’s Award Agreement.

(F) Other Provisions. Options may be subject to such other conditions including, but not limited to, restrictions on transferability of, or provisions for recovery of, the shares acquired upon exercise of such Options (or proceeds of sale thereof), as the Committee may prescribe in its discretion or as may be required by applicable law.

(ii) Restricted Stock.

(A) The Committee may grant Awards of Restricted Stock, alone or in tandem with other Awards under the Plan, subject to such restrictions, terms and conditions, as the Committee shall determine in its sole discretion and as shall be evidenced by the applicable Award Agreement (provided that any such Award is subject to the vesting requirements described herein). The vesting of a Restricted Stock Award granted under the Plan may be conditioned upon the completion of a specified period of employment or service with the Company or any Subsidiary or Affiliate, upon the attainment of specified Performance Goals, and/or upon such other criteria as the Committee may determine in its sole discretion. Notwithstanding the foregoing, Restricted Stock and restricted stock units granted after stockholder approval of the

Plan, as amended, that vest solely by the passage of time shall not vest in full in less than three (3) years from the grant date (but may vest pro-rata during such period on a daily, monthly, annual or other basis), and Restricted Stock and restricted stock units that vest upon achievement of performance goals shall not vest in full in less than one (1) year from the grant date; provided, that (i) up to ten percent (10%) of the maximum number of new shares of Stock available for issuance after stockholder approval of the Plan, as amended, may be issued without being subject to the foregoing restrictions, and (ii) any dividends or dividend equivalent rights, or other distributions, issued in connection with any Award granted after stockholder approval of the Plan, as amended, under the Plan shall not be subject to or counted for either such restrictions or such ten percent (10%) share issuance limit. The foregoing ten percent (10%) share issuance limit shall be subject to adjustment consistent with the adjustment provisions of Section 5(d) and the share usage rules of Section 5(c).

(B) The Committee shall determine the price, which, to the extent required by law, shall not be less than par value of the Stock, to be paid by the Grantee for each share of Restricted Stock or unrestricted stock or stock units subject to the Award. Each Award Agreement with respect to such Award shall set forth the amount (if any) to be paid by the Grantee with respect to such Award and when and under what circumstances such payment is required to be made.

(C) The Committee may, upon such terms and conditions as the Committee determines, provide that a certificate or certificates representing the shares underlying a Restricted Stock Award shall be registered in the Grantee’s name and bear an appropriate legend specifying that such shares are not transferable and are subject to the provisions of the Plan and the restrictions, terms and conditions set forth in the applicable Award Agreement, or that such certificate or certificates shall be held in escrow by the Company on behalf of the Grantee until such shares become vested or are forfeited. Except as provided in the applicable Award Agreement, no shares of Stock underlying a Restricted Stock Award may be assigned, transferred, or otherwise encumbered or disposed of by the Grantee until such shares of Stock have vested in accordance with the terms of such Award.

(D) If and to the extent that the applicable Award Agreement may so provide, a Grantee shall have the right to vote and receive dividends on Restricted Stock granted under the Plan. Unless otherwise provided in the applicable Award Agreement, any Stock received as a dividend on or in connection with a stock split of the shares of Stock underlying a Restricted Stock Award shall be subject to the same restrictions as the shares of Stock underlying such Restricted Stock Award.

(E) Upon termination of employment with or service to the Company or any Affiliate or Subsidiary of the Company (including by reason of such Subsidiary or Affiliate ceasing to be a Subsidiary or Affiliate of the Company), during the applicable restriction period, unvested Restricted Stock shall be forfeited; provided, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock.

(iii) Other Stock-Based Awards or Other Cash-Based Awards.

(A) The Committee is authorized to grant Awards to Grantees in the form of Other Stock-Based Awards or Other Cash-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan. The Committee shall determine the terms and conditions of such Awards, consistent with the terms of the Plan, at the date of grant or thereafter, including the Performance Goals and performance periods. Stock or other securities or property delivered pursuant to an Award in the nature of a purchase right granted under Section 6(b)(iii) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, Stock, other Awards, notes or other property, as the Committee shall determine, subject to any required corporate action.

(B) Payments earned in respect of any Other Cash-Based Award may be decreased or, with respect to any Grantee who is not a Covered Employee, increased in the sole discretion of the Committee based on such factors as it deems appropriate. Notwithstanding the foregoing, any Awards may be adjusted in accordance with Section 5(d) hereof.

7.	CHANGE OF CONTROL PROVISIONS.

(a) To the extent determined by the Committee in its sole discretion (either as evidenced in an applicable Award Agreement, employment agreement or otherwise), if a Grantee’s employment or service is terminated by the Company without Cause or by the Grantee for Good Reason, in each case within twenty-four (24) months following a Change of Control:

(i) any Award carrying a right to exercise that was not previously vested and exercisable shall become fully vested and exercisable and all outstanding Awards shall remain exercisable for one (1) year following such date of termination of employment or service but in no event beyond the original term of the Award and shall thereafter terminate; and

(ii) the restrictions, deferral limitations, payment conditions, and forfeiture conditions applicable to any Award other than an Award described in (i) granted under the Plan shall lapse and such Awards shall be deemed fully vested, and any performance conditions imposed with respect to Awards shall be deemed to be achieved at the higher of (x) the target level for the applicable performance period or (y) the level of achievement of such performance conditions for the most recently concluded performance period.

Notwithstanding the foregoing, the Committee shall have the discretion to:

(x) accelerate the vesting or payment of any Award effective immediately upon the occurrence of a Change of Control, or

(y) convert the vesting of performance-based Awards to a time-based vesting schedule as deemed appropriate by the Committee, in each case, only to the extent that such action would not cause any Award to result in deferred compensation that is subject to the additional 20% tax under Section 409A of the Code.

(b) A “Change of Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of December 14, 2010, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors as of December 14, 2010 or whose appointment, election or nomination for election was previously so approved or recommended by such directors; or

(iii) there is consummated a merger or consolidation of the Company with any other corporation or other entity, other than (A) a merger or consolidation which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; or

(iv) the stockholders of the Company approve a plan of liquidation or dissolution of the Company or there is consummated an agreement for the sale or other disposition, directly or indirectly, by the Company of all or substantially all of the Company’s assets, other than such sale or other disposition by the Company of all or substantially all of the Company’s assets to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions. In addition, for each Award subject to Section 409A of the Code, a “Change of Control” shall be deemed to have occurred under this Plan with respect to such Award only if a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code.

8.	GENERAL PROVISIONS.

(a) Nontransferability, Deferrals and Settlements. Unless otherwise determined by the Committee or provided in an Award Agreement, Awards shall not be transferable by a Grantee except by will or the laws of descent and distribution and shall be exercisable during the lifetime of a Grantee only by such Grantee or his guardian or legal representative.

(b) No Right to Continued Employment, etc. Nothing in the Plan or in any Award granted or any Award Agreement, promissory note or other agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employ or service of the Company, any Subsidiary or any Affiliate or to be entitled to any remuneration or benefits not set forth in the Plan or such Award Agreement, promissory note or other agreement or to interfere with or limit in any way the right of the Company or any such Subsidiary or Affiliate to terminate such Grantee’s employment or service.

(c) Taxes. The Company or any Subsidiary or Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any other payment to a Grantee, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Grantees to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property with a Fair Market Value not in excess of the minimum amount required to be withheld and to make cash payments in respect thereof in satisfaction of a Grantee’s tax obligations.

(d) Amendment and Termination. The Plan shall take effect on the Effective Date. The Board may amend, alter or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made that would impair the rights of a Grantee under any Award theretofore granted without such Grantee’s consent, or that without the approval of the stockholders (as described below) would, except as provided in Section 5, increase the total number of shares of Stock reserved for the purpose of the Plan. In addition, stockholder approval shall be required with respect to any amendment that materially increases benefits provided under the Plan or materially alters the eligibility provisions of the Plan. Unless earlier terminated by the Board pursuant to the provisions of the Plan, the Plan shall terminate on the tenth anniversary of its Effective Date. No Awards shall be granted under the Plan after such termination date.

(e) No Rights to Awards; No Stockholder Rights. No Grantee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Grantees. Except as provided specifically herein, a Grantee or a transferee of an Award shall have no rights as a stockholder with respect to any shares covered by the Award until the date of the issuance of a stock certificate to him for such shares.

(f) Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Grantee pursuant to an Award, nothing contained in the Plan or any Award shall give any such Grantee any rights that are greater than those of a general unsecured creditor of the Company.

(g) No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(h) Regulations and Other Approvals.

(i) The obligation of the Company to sell or deliver Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

(ii) Each Award is subject to the requirement that, if at any time the Committee determines, in its absolute discretion, that the listing, registration or qualification of Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Stock, no such Award shall be granted or payment made or Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee.

(iii) In the event that the disposition of Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and is not otherwise exempt from such registration, such Stock shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Committee may require a Grantee receiving Stock pursuant to the Plan, as a condition precedent to receipt of such Stock, to represent to the Company in writing that the Stock acquired by such Grantee is acquired for investment only and not with a view to distribution.

(i) Section 409A Compliance. The intent of the parties is that payments and benefits under the Plan comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and be administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Grantee shall not be considered to have terminated employment with the Company for purposes of the Plan and no payment shall be due to the Grantee under the Plan or any

Award Agreement until the Grantee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Any payments described in the Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards are payable upon a separation from service and such payment would result in the imposition of any individual excise tax and late interest charges imposed under Section 409A of the Code, the settlement and payment of such awards shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier).

(j) Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, inter alia, authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the corporation, because such person is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses, including attorneys’ fees, actually and reasonably incurred in defense or settlement of any such pending, completed or threatened action or suit by or in the right of the corporation if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that, unless a court of competent jurisdiction otherwise provides, such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 of the Delaware General Corporation Law further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him. Primus maintains policies insuring its and its subsidiaries’ officers and directors against specified liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

Article Sixth of Primus Telecommunications Group, Incorporated’s Second Amended and Restated Certificate of Incorporation and Section 5 of Article V of the Amended and Restated By-laws of Primus provide that, to the full extent permitted under the Delaware General Corporation Law, its directors will not be personally liable for monetary damages for breach of fiduciary duty as a director. In addition, Article Seventh of the Second Amended and Restated Certificate of Incorporation and Section 1 and Section 4, respectively, of Article V of the Amended and Restated By-laws provide that Primus shall indemnify and hold harmless and advance expenses to the fullest extent permitted by Delaware law to its directors and officers who are made or are threatened to be made a party or are otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative.

In addition, Primus has entered into indemnification agreements with three of its four directors and its Chief Executive Officer. These agreements require Primus to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with Primus.

The foregoing summaries are subject to the complete text of the Delaware General Corporation Law and Primus’s Second Amended and Restated Certificate of Incorporation, Amended and Restated By-laws and the other arrangements referred to above and are qualified in their entirety by reference thereto.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated November 10, 2010, by and among Primus Telecommunications Group, Incorporated, PTG Investments, Inc., and Arbinet Corporation (attached as Annex A to the joint proxy statement/prospectus that is part of this Registration Statement) (the schedules and annexes have been omitted pursuant to Item 601(b)(2) of Regulation S-K).

2.2	Amendment No. 1 dated as of December 14, 2010 to the Agreement and Plan of Merger, dated November 10, 2010, by and among Primus Telecommunications Group, Incorporated, PTG Investments, Inc. and Arbinet Corporation (attached as part of Annex A to the joint proxy statement/prospectus that is part of this Registration Statement).

2.3	Stockholder Support and Voting Agreement, dated November 10, 2010, by and among Primus Telecommunications Group, Incorporated, PTG Investments, Inc. and Singer Children’s Management Trust (incorporated by reference to Exhibit 99.1 to the registrant’s Current Report on Form 8-K, filed November 12, 2010, Reg. No. 000-29092).

3.1	Second Amended and Restated Certificate of Incorporation of Primus Telecommunications Group, Incorporated (incorporated by reference to Exhibit 3.1 to the registrant’s Registration Statement on Form 8-A, filed July 1, 2009, Reg. No. 000-29092).

3.2	Amended and Restated By-Laws of Primus Telecommunications Group, Incorporated (as adopted and in effect on November 9, 2010) (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K, filed November 10, 2010, Reg. No. 000-29092).

4.1	Class A Warrant Agreement, dated as of July 1, 2009, by and between Primus Telecommunications Group, Incorporated and StockTrans, Inc., as Warrant Agent (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K, filed July 1, 2009, File No. 000-29092).

4.2	Class B Warrant Agreement, dated as of July 1, 2009, by and between Primus Telecommunications Group, Incorporated and StockTrans, Inc., as Warrant Agent (incorporated by reference to Exhibit 4.2 to the registrant’s Current Report on Form 8-K, filed July 1, 2009, File No. 000-29092).

4.3	Contingent Value Rights Distribution Agreement of Primus Telecommunications Group, Incorporated (incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form 8-A, filed July 1, 2009, Reg. No. 000-29092).

4.4	Indenture, dated as of December 22, 2009, by and among Primus Telecommunications Holding, Inc., Primus Telecommunications Canada Inc., the Guarantors party thereto, The Bank of New York Mellon, as Trustee, U.S. Bank National Association, as U.S. Collateral Trustee, and Computershare Trust Company of Canada, as Canadian Collateral Trustee, relating to Units, each Unit comprised of $653.85 principal amount of 13% Senior Secured Notes due 2016 issued by Primus Telecommunications Holding, Inc. (the “13% Holding Notes”) and $346.15 principal amount of 13% Senior Secured Notes due 2016 issued by Primus Telecommunications Canada Inc. (the “13% Canadian Notes”) (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K, filed December 24, 2009, File No. 000-29092).

4.5	Form of Unit comprised of $653.85 principal amount of 13% Senior Secured Notes due 2016 issued by Primus Telecommunications Holding, Inc. and $346.15 principal amount of 13% Senior Secured Notes due 2016 issued by Primus Telecommunications Canada Inc. (included in Exhibit 4.4).

4.6	Form of 13% Senior Secured Note due 2016 issued by Primus Telecommunications Holding, Inc. (included in Exhibit 4.4).

4.7	Form of 13% Senior Secured Notes due 2016 issued by Primus Telecommunications Canada Inc. (included in Exhibit 4.4).

4.8	Specimen of Common Stock (incorporated by reference to Exhibit 3.3 to the registrant’s Registration Statement on Form 8-A, filed July 1, 2009, File No. 000-29092).

4.9	Supplemental Indenture, dated as of July 1, 2009, by and among Primus Telecommunications IHC, Inc., the Guarantors thereto and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K, filed July 1, 2009, File No. 000-29092)

Exhibit Number	Description
4.10	Intercreditor Agreement, dated as of February 26, 2007 (as amended), by and among Primus Telecommunications IHC, Inc., Primus Telecommunications Group, Incorporated, Primus Telecommunications Holding, Inc., and the parties thereto (incorporated by reference to Exhibit 4.5 to the registrant’s Amendment to Current Report on Form 8-K/A, filed March 16, 2007, File No. 000-29092)

4.11	Collateral Agreement pursuant to the 14 1/4% Notes Indenture, dated as of February 26, 2007 (as amended), by and among Primus Telecommunications IHC, Inc., and the parties thereto (incorporated by reference to Exhibit 4.4 to the registrant’s Amendment to Current Report on Form 8-K/A, filed March 16, 2007, File No. 000-29092).

4.12	Collateral Agreement, dated as of December 22, 2009, made by Primus Telecommunications Holding, Inc. and certain of its Affiliates in favor of U.S. Bank National Association, as Collateral Trustee in respect of the 13% Holding Notes (incorporated by reference to Exhibit 4.12 to the registrant’s Annual Report on Form 10-K, filed April 4, 2010, File No. 000-29092).

4.13	Canadian Collateral Agreement, dated as of December 22, 2009, made by Primus Telecommunications Canada Inc. and certain of its Affiliates in favor of Computershare Trust Company of Canada, as Canadian Collateral Trustee in respect of the 13% Canadian Notes (incorporated by reference to Exhibit 4.13 to the registrant’s Annual Report on Form 10-K, filed April 4, 2010, File No. 000-29092).

4.14	New Debt Notice and Joinder Agreement, dated as of December 22, 2009 (incorporated by reference to Exhibit 4.14 to the registrant’s Annual Report on Form 10-K, filed April 4, 2010, File No. 000-29092).

5.1*	Opinion of Andrews Kurth LLP.

8.1*	Opinion of Andrews Kurth LLP regarding tax matters.

8.2*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C. regarding tax matters.

10.1	Separation Agreement by and between John F. DePodesta and Primus Telecommunications Group, Incorporated, dated as of July 1, 2009 (incorporated by reference to Exhibit 10.6 to the registrant’s Current Report on Form 8-K, filed July 1, 2009, File No. 000-29092).

10.2	Separation Agreement by and between Thomas R. Kloster and Primus Telecommunications, Inc., dated as of July 1, 2009 (incorporated by reference to Exhibit 10.7 to the registrant’s Current Report on Form 8-K, filed July 1, 2009, File No. 000-29092).

10.3	Primus Telecommunications Group, Incorporated Management Compensation Plan (incorporated by reference to Exhibit 10.8 to the registrant’s Current Report on Form 8-K, filed July 1, 2009, File No. 000-29092).

10.4	Form of Restricted Stock Unit Agreement between Grantee and Primus Telecommunications Group, Incorporated, dated as of July 1, 2009 (incorporated by reference to Exhibit 10.9 to the registrant’s Current Report on Form 8-K, filed July 1, 2009, File No. 000-29092).

10.5	Form of Nonqualified Stock Option Agreement between Grantee and Primus Telecommunications Group, Incorporated, dated as of July 1, 2009 (incorporated by reference to Exhibit 10.10 to the registrant’s Current Report on Form 8-K, filed July 1, 2009, File No. 000-29092).

10.6	Form of Performance Nonqualified Stock Option Agreement between Grantee and Primus Telecommunications Group, Incorporated, dated as of July 1, 2009 (incorporated by reference to Exhibit 10.11 to the registrant’s Current Report on Form 8-K, filed July 1, 2009, File No. 000-29092).

10.7	401(k) Plan, as amended (incorporated by reference to Exhibit 4.4 to the registrant’s Registration Statement on Form S-8, filed September 5, 1997, Reg. No. 333-35005).

Exhibit Number	Description

10.8	Employment Agreement, dated April 26, 2007, between Primus Telecommunications Group, Incorporated and K. Paul Singh (incorporated by reference to Exhibit 10.4 to the registrant’s Annual Report on Form 10-K, filed March 17, 2008, File No. 000-29092).

10.9	Termination Agreement dated March 29, 2010 by and between John F. DePodesta and Primus Telecommunications Group, Incorporated and Primus Telecommunications, Inc. (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K, filed March 30, 2010, File No. 000-29092).

10.10	Agreement for Professional Services dated March 31, 2010 by and between Primus Telecommunications Group, Incorporated and John F. DePodesta (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K, filed March 30, 2010, File No. 000-29092).

10.11	Termination Agreement dated September 17, 2010 by and between Thomas R. Kloster and Primus Telecommunications Group, Incorporated and Primus Telecommunications, Inc. (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K, filed September 23, 2010, File No. 000-29092).

10.12	Agreement for Professional Services dated September 17, 2010 by and between Primus Telecommunications Group, Incorporated and Thomas R. Kloster (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K, filed September 23, 2010, File No. 000-29092).

10.13	Termination Agreement dated October 6, 2010 by and between K. Paul Singh and Primus Telecommunications Group, Incorporated and Primus Telecommunications, Inc. (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K, filed October 8, 2010, File No. 000-29092).

10.14	Executive Employment Agreement dated as of October 12, 2010 by and between Peter D. Aquino and Primus Telecommunications Group, Incorporated (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K, filed October 13, 2010, File No. 000-29092).

10.15	Restricted Stock Agreement dated as of October 12, 2010 by and between Peter D. Aquino and Primus Telecommunications Group, Incorporated (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K, filed October 13, 2010, File No. 000-29092).

23.1*	Consent of Andrews Kurth LLP (included in the opinion filed as Exhibit 5.1).

23.2*	Consent of Andrews Kurth LLP (included in the opinion filed as Exhibit 8.1).

23.3*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C. (included in the opinion filed as Exhibit 8.2).

23.4*	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Primus Telecommunications Group, Incorporated.

23.5*	Consent of Ernst & Young LLP, independent registered public accounting firm for Arbinet Corporation.

23.6*	Consent of Friedman LLP, independent registered public accounting firm for Arbinet Corporation.

24.1**	Powers of Attorney (included on the signature page of this Registration Statement on Form S-4).

99.1*	Form of Proxy Card for Primus Telecommunications Group, Incorporated’s Special Meeting.

Exhibit Number	Description

99.2*	Form of Proxy Card for Arbinet Corporation’s Special Meeting.

99.3*	Consent of Houlihan Lokey Capital, Inc.

99.4*	Consent of Bank Street Group LLC.

*	Filed herewith
**	Previously filed

Item 22.	Undertakings

Regulation S-K, Item 512(a) Undertaking:

The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Regulation S-K, Item 512(b) Undertaking:

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Regulation S-K, Item 512(g) Undertaking:

(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus, which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Regulation S-K, Item 512(h) Undertaking:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Form S-4, Item 22(b) Undertaking:

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

Form S-4, Item 22(c) Undertaking:

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, State of Virginia.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

Date: January 13, 2011	By:	/s/ PETER D. AQUINO
Peter D. Aquino
Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons, in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ PETER D. AQUINO Peter D. Aquino	Chairman of the Board, President and Chief Executive Officer and Director (Principal Executive Officer)	January 13, 2011

/s/ JAMES C. KEELEY James C. Keeley	Vice President — Corporate Controller and Acting Chief Financial Officer (Principal Financial and Accounting Officer)	January 13, 2011

* John B. Spirtos	Director	January 13, 2011

* Steven D. Scheiwe	Director	January 13, 2011

* Neil S. Subin	Director	January 13, 2011

*By:	/s/ PETER D. AQUINO Peter D. Aquino	Attorney-in-fact	January 13, 2011

Index to Exhibits

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated November 10, 2010, by and among Primus Telecommunications Group, Incorporated, PTG Investments, Inc., and Arbinet Corporation (attached as Annex A to the joint proxy statement/prospectus that is part of this Registration Statement) (the schedules and annexes have been omitted pursuant to Item 601(b)(2) of Regulation S-K).

2.2	Amendment No. 1 dated as of December 14, 2010 to the Agreement and Plan of Merger, dated November 10, 2010, by and among Primus Telecommunications Group, Incorporated, PTG Investments, Inc. and Arbinet Corporation (attached as Annex A to the joint proxy statement/prospectus that is part of this Registration Statement).

2.3	Stockholder Support and Voting Agreement, dated November 10, 2010, by and among Primus Telecommunications Group, Incorporated, PTG Investments, Inc. and Singer Children’s Management Trust (incorporated by reference to Exhibit 99.1 to the registrant’s Current Report on Form 8-K, filed November 12, 2010, Reg. No. 000-29092).

3.1	Second Amended and Restated Certificate of Incorporation of Primus Telecommunications Group, Incorporated (incorporated by reference to Exhibit 3.1 to the registrant’s Registration Statement on Form 8-A, filed July 1, 2009, Reg. No. 000-29092).

3.2	Amended and Restated By-Laws of Primus Telecommunications Group, Incorporated (as adopted and in effect on November 9, 2010) (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K, filed November 10, 2010, Reg. No. 000-29092).

4.1	Class A Warrant Agreement, dated as of July 1, 2009, by and between Primus Telecommunications Group, Incorporated and StockTrans, Inc., as Warrant Agent (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K, filed July 1, 2009, File No. 000-29092).

4.2	Class B Warrant Agreement, dated as of July 1, 2009, by and between Primus Telecommunications Group, Incorporated and StockTrans, Inc., as Warrant Agent (incorporated by reference to Exhibit 4.2 to the registrant’s Current Report on Form 8-K, filed July 1, 2009, File No. 000-29092).

4.3	Contingent Value Rights Distribution Agreement of Primus Telecommunications Group, Incorporated (incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form 8-A, filed July 1, 2009, Reg. No. 000-29092).

4.4	Indenture, dated as of December 22, 2009, by and among Primus Telecommunications Holding, Inc., Primus Telecommunications Canada Inc., the Guarantors party thereto, The Bank of New York Mellon, as Trustee, U.S. Bank National Association, as U.S. Collateral Trustee, and Computershare Trust Company of Canada, as Canadian Collateral Trustee, relating to Units, each Unit comprised of $653.85 principal amount of 13% Senior Secured Notes due 2016 issued by Primus Telecommunications Holding, Inc. (the “13% Holding Notes”) and $346.15 principal amount of 13% Senior Secured Notes due 2016 issued by Primus Telecommunications Canada Inc. (the “13% Canadian Notes”) (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K, filed December 24, 2009, File No. 000-29092).

4.5	Form of Unit comprised of $653.85 principal amount of 13% Senior Secured Notes due 2016 issued by Primus Telecommunications Holding, Inc. and $346.15 principal amount of 13% Senior Secured Notes due 2016 issued by Primus Telecommunications Canada Inc. (included in Exhibit 4.4).

4.6	Form of 13% Senior Secured Note due 2016 issued by Primus Telecommunications Holding, Inc. (included in Exhibit 4.4).

4.7	Form of 13% Senior Secured Notes due 2016 issued by Primus Telecommunications Canada Inc. (included in Exhibit 4.4).

4.8	Specimen of Common Stock (incorporated by reference to Exhibit 3.3 to the registrant’s Registration Statement on Form 8-A, filed July 1, 2009, File No. 000-29092).

4.9	Supplemental Indenture, dated as of July 1, 2009, by and among Primus Telecommunications IHC, Inc., the Guarantors thereto and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K, filed July 1, 2009, File No. 000-29092)

Exhibit Number	Description

4.10	Intercreditor Agreement, dated as of February 26, 2007 (as amended), by and among Primus Telecommunications IHC, Inc., Primus Telecommunications Group, Incorporated, Primus Telecommunications Holding, Inc., and the parties thereto (incorporated by reference to Exhibit 4.5 to the registrant’s Amendment to Current Report on Form 8-K/A, filed March 16, 2007, File No. 000-29092)

4.11	Collateral Agreement pursuant to the 14 1/4% Notes Indenture, dated as of February 26, 2007 (as amended), by and among Primus Telecommunications IHC, Inc., and the parties thereto (incorporated by reference to Exhibit 4.4 to the registrant’s Amendment to Current Report on Form 8-K/A, filed March 16, 2007, File No. 000-29092).

4.12	Collateral Agreement, dated as of December 22, 2009, made by Primus Telecommunications Holding, Inc. and certain of its Affiliates in favor of U.S. Bank National Association, as Collateral Trustee in respect of the 13% Holding Notes (incorporated by reference to Exhibit 4.12 to the registrant’s Annual Report on Form 10-K, filed April 4, 2010, File No. 000-29092).

4.13	Canadian Collateral Agreement, dated as of December 22, 2009, made by Primus Telecommunications Canada Inc. and certain of its Affiliates in favor of Computershare Trust Company of Canada, as Canadian Collateral Trustee in respect of the 13% Canadian Notes (incorporated by reference to Exhibit 4.13 to the registrant’s Annual Report on Form 10-K, filed April 4, 2010, File No. 000-29092).

4.14	New Debt Notice and Joinder Agreement, dated as of December 22, 2009 (incorporated by reference to Exhibit 4.14 to the registrant’s Annual Report on Form 10-K, filed April 4, 2010, File No. 000-29092).

5.1*	Opinion of Andrews Kurth LLP.

8.1*	Opinion of Andrews Kurth LLP regarding tax matters.

8.2*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C. regarding tax matters.

10.1	Separation Agreement by and between John F. DePodesta and Primus Telecommunications Group, Incorporated, dated as of July 1, 2009 (incorporated by reference to Exhibit 10.6 to the registrant’s Current Report on Form 8-K, filed July 1, 2009, File No. 000-29092).

10.2	Separation Agreement by and between Thomas R. Kloster and Primus Telecommunications, Inc., dated as of July 1, 2009 (incorporated by reference to Exhibit 10.7 to the registrant’s Current Report on Form 8-K, filed July 1, 2009, File No. 000-29092).

10.3	Primus Telecommunications Group, Incorporated Management Compensation Plan (incorporated by reference to Exhibit 10.8 to the registrant’s Current Report on Form 8-K, filed July 1, 2009, File No. 000-29092).

10.4	Form of Restricted Stock Unit Agreement between Grantee and Primus Telecommunications Group, Incorporated, dated as of July 1, 2009 (incorporated by reference to Exhibit 10.9 to the registrant’s Current Report on Form 8-K, filed July 1, 2009, File No. 000-29092).

10.5	Form of Nonqualified Stock Option Agreement between Grantee and Primus Telecommunications Group, Incorporated, dated as of July 1, 2009 (incorporated by reference to Exhibit 10.10 to the registrant’s Current Report on Form 8-K, filed July 1, 2009, File No. 000-29092).

10.6	Form of Performance Nonqualified Stock Option Agreement between Grantee and Primus Telecommunications Group, Incorporated, dated as of July 1, 2009 (incorporated by reference to Exhibit 10.11 to the registrant’s Current Report on Form 8-K, filed July 1, 2009, File No. 000-29092).

10.7	401(k) Plan, as amended (incorporated by reference to Exhibit 4.4 to the registrant’s Registration Statement on Form S-8, filed September 5, 1997, Reg. No. 333-35005).

10.8	Employment Agreement, dated April 26, 2007, between Primus Telecommunications Group, Incorporated and K. Paul Singh (incorporated by reference to Exhibit 10.4 to the registrant’s Annual Report on Form 10-K, filed March 17, 2008, File No. 000-29092).

Exhibit Number	Description

10.9	Termination Agreement dated March 29, 2010 by and between John F. DePodesta and Primus Telecommunications Group, Incorporated and Primus Telecommunications, Inc. (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K, filed March 30, 2010, File No. 000-29092).

10.10	Agreement for Professional Services dated March 31, 2010 by and between Primus Telecommunications Group, Incorporated and John F. DePodesta (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K, filed March 30, 2010, File No. 000-29092).

10.11	Termination Agreement dated September 17, 2010 by and between Thomas R. Kloster and Primus Telecommunications Group, Incorporated and Primus Telecommunications, Inc. (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K, filed September 23, 2010, File No. 000-29092).

10.12	Agreement for Professional Services dated September 17, 2010 by and between Primus Telecommunications Group, Incorporated and Thomas R. Kloster (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K, filed September 23, 2010, File No. 000-29092).

10.13	Termination Agreement dated October 6, 2010 by and between K. Paul Singh and Primus Telecommunications Group, Incorporated and Primus Telecommunications, Inc. (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K, filed October 8, 2010, File No. 000-29092).

10.14	Executive Employment Agreement dated as of October 12, 2010 by and between Peter D. Aquino and Primus Telecommunications Group, Incorporated (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K, filed October 13, 2010, File No. 000-29092).

10.15	Restricted Stock Agreement dated as of October 12, 2010 by and between Peter D. Aquino and Primus Telecommunications Group, Incorporated (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K, filed October 13, 2010, File No. 000-29092).

23.1*	Consent of Andrews Kurth LLP (included in the opinion filed as Exhibit 5.1).

23.2*	Consent of Andrews Kurth LLP (included in the opinion filed as Exhibit 8.1).

23.3*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C. (included in the opinion filed as Exhibit 8.2).

23.4*	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Primus Telecommunications Group, Incorporated.

23.5*	Consent of Ernst & Young LLP, independent registered public accounting firm for Arbinet Corporation.

23.6*	Consent of Friedman LLP, independent registered public accounting firm for Arbinet Corporation.

24.1**	Powers of Attorney (included on the signature page of this Registration Statement on Form S-4).

99.1*	Form of Proxy Card for Primus Telecommunications Group, Incorporated’s Special Meeting.

99.2*	Form of Proxy Card for Arbinet Corporation’s Special Meeting.

99.3*	Consent of Houlihan Lokey Capital, Inc.

99.4*	Consent of Bank Street Group LLC.

*	Filed herewith
**	Previously filed